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As filed with the Securities and Exchange Commission on September 2, 2008

Registration No. 333-151900

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM S-4/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREEN PLAINS RENEWABLE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Iowa (State or other jurisdiction of incorporation or organization)	2860 (Primary Standard Industrial Classification Code Number)	84-1652107 (I.R.S. Employer Identification No.)
9420 Underwood Ave., Suite 100 Omaha, Nebraska 68114 (402) 884-8700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Wayne B. Hoovestol
Chief Executive Officer
Green Plains Renewable Energy, Inc.
9420 Underwood Ave., Suite 100
Omaha, Nebraska 68114
(402) 884-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Michelle S. Mapes, Esq. Husch Blackwell Sanders LLP 1620 Dodge Street, Suite 2100 Omaha, Nebraska 68102 (402) 964-5000	David T. Quinby, Esq. Stoel Rives LLP 33 South 6th Street, Suite 2100 Minneapolis, MN 55402 (612) 373-8800

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon completion of the mergers described herein.

          If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.001 par value per share	11,139,000	N/A	$68,282,070	$2,683.49(3)

(1)
Represents the maximum number of shares of common stock of Green Plains Renewable Energy, Inc. ("GPRE"), par value $0.001, issuable upon the completion of (i) the proposed merger of Green Plains Merger Sub, Inc., a wholly-owned subsidiary of GPRE, with and into VBV LLC; (ii) the proposed merger of IN Merger Sub, LLC, a wholly owned subsidiary of GPRE, with and into Indiana Bio-Energy, LLC ("IBE"); and (iii) the proposed merger of TN Merger Sub, LLC, a wholly owned subsidiary of GPRE, with and into Ethanol Grain Processors, LLC ("EGP"), each as described in this registration statement.
(2)
Estimated solely for purposes of calculation of the registration fee in accordance with Rules 457(c) and (f) of the Securities Act of 1933, as amended, based upon the product of: (A) 11,139,000 shares, which is the maximum number of shares of GPRE common stock, which are being registered, that will be received by the unit holders of VBV, IBE and EGP in the mergers, multiplied by (B) $6.13, the average of the high and low sale prices for shares of GPRE common stock as reported on The NASDAQ Capital Market on June 19, 2008.
(3)
This amount has previously been paid.

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT/PROSPECTUS

To the Shareholders of Green Plains Renewable Energy, Inc.                       , 2008

Dear Shareholder:

         Your company, Green Plains Renewable Energy, Inc. ("GPRE"), is holding a special meeting of shareholders in order to seek approval of certain matters in connection with an Agreement and Plan of Merger among us, VBV LLC ("VBV"), and certain other parties. Pursuant to the merger agreement, we will acquire VBV (the "VBV Merger"), Indiana Bio-Energy, LLC ("IBE"), an entity in which VBV holds a majority interest (the "IBE Merger"), and Ethanol Grain Processors, LLC ("EGP" and together with IBE, the "VBV Subsidiaries"), another entity in which VBV holds a majority interest (the "EGP Merger"). We will acquire all of the interests in IBE and EGP, other than the interests held by VBV.

         In total, current equity holders of VBV, IBE and EGP will receive 10,871,472 shares and we will assume options exercisable for 267,528 shares, as consideration in the mergers.

         Stoel Rives LLP has provided a legal opinion that, for U.S. federal income tax purposes, the VBV Merger will qualify as a "reorganization" and GPRE, its subsidiaries, VBV, and (depending on their individual circumstances) VBV Members generally will not recognize gain or loss as a result of the mergers. The EGP Merger and the IBE Merger, however, will be taxable to the holders of units in EGP and IBE (other than VBV) for U.S. federal income tax purposes.

         The exchange ratios for the exchange of VBV, IBE and EGP units into GPRE common stock are fixed and will not change, regardless of changes in the market price of our common stock. On May 7, 2008, the date that the merger agreement was signed, the value of the common stock to be received in the mergers (including shares subject to options) was $98,023,200. As of August 29, 2008, this value was $72,292,110.

         At the same time as the mergers, certain members of VBV will purchase an aggregate of 6,000,000 shares of our common stock at a price of $10.00 per share, for a total investment of $60,000,000 (the "Stock Purchase"). The Stock Purchase will be an unregistered, privately placed sale of our common stock. After completion of the mergers and the Stock Purchase, the VBV members and the minority unit holders of IBE and EGP will collectively own approximately 68.3% of our issued and outstanding stock. This will constitute a change in control of GPRE and will have a significant dilutive effect on our current shareholders.

         In addition, we, our chief executive officer and the VBV Members will enter into a Shareholders' Agreement which, among other things, will provide that for so long as the VBV Members collectively maintain ownership of at least 35% of our outstanding common stock, they will, collectively, have the right to designate five nominees for election to our Board of Directors.

         Our shareholders will receive no consideration in connection with the proposed mergers.

         A special meeting of our shareholders will be held on October 10, 2008, to approve certain matters with respect to the mergers, as specified in the attached Notice of Special Meeting. Our Board of Directors recommends a vote "FOR" each of the proposals set forth on the Notice. As of the date of this proxy statement/prospectus, shareholders holding approximately 29% of our common stock have agreed to vote for these proposals. Approval of the mergers will require the affirmative vote of a majority of the votes cast at the meeting.

         Your vote is very important, regardless of the number of shares you own. Please take the time to vote your proxy (in writing, over the Internet or by telephone) by following the instructions on your proxy card or, if your shares are held in the name of a bank or broker, please instruct your bank or broker on how to vote. The accompanying materials provide details on the special meeting, the mergers and the issuances of GPRE common stock.

         We realize that this is a lengthy document, so we have provided a Summary of the proxy statement/prospectus starting on page 8. We encourage you to read and carefully consider this proxy statement/prospectus in its entirety. For a discussion of specific risks that should be considered before casting your vote, see "Risk Factors" beginning on page 21.

Wayne B. Hoovestol Chief Executive Officer Green Plains Renewable Energy, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the GPRE common stock to be issued in the Mergers and Stock Purchase or determined whether the registration statement is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                        , 2008 and is first being mailed to
GPRE shareholders on or about                        , 2008.

GREEN PLAINS RENEWABLE ENERGY, INC.
9420 Underwood Ave., Suite 100
Omaha, Nebraska 68114
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
October 10, 2008

        A special meeting of shareholders of Green Plains Renewable Energy, Inc. ("GPRE") will be held at 9420 Underwood Ave., Suite 100, Omaha Nebraska, 68114, on October 10, 2008 at 10:00 a.m., central time. At the special meeting, the shareholders of GPRE will be asked to consider and vote on:

          (1)   a proposal to approve the Mergers;

          (2)   a proposal to approve the issuance of an aggregate of 17,139,000 shares of GPRE common stock (including shares subject to options assumed) pursuant to the Mergers and the Stock Purchase;

          (3)   a proposal to approve the amended and restated articles of incorporation of GPRE as follows: (i) amend Article II to increase the number of shares authorized for issuance by GPRE; and (ii) amend Article III so that it is consistent with the terms of GPRE's Bylaws, which must be amended as a condition to closing the VBV Merger, with respect to (A) imposing a supermajority shareholder vote if two-thirds of the directors do not approve certain transactions prior to GPRE's next significant transaction, and (B) altering the number of GPRE's directors and the method by which board vacancies are filled; and

          (4)   a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve any of proposals 1, 2 or 3.

        GPRE has fixed the close of business on August 12, 2008, as the record date for determination of shareholders entitled to notice of and to vote at the special meeting and any adjournment thereof. The accompanying proxy statement/prospectus explains the proposals to be voted on and provides specific information on the special meeting.

        GPRE's Board of Directors recommends that you vote "FOR" each of the above proposals.

        Whether or not you expect to attend the special meeting, your vote is very important. Please promptly complete, date, sign and return the enclosed proxy card or vote via the Internet or by telephone. If your shares are held in the name of a bank or broker, please follow the instructions furnished by them.

By Order of the Board of Directors,

Dan E. Christensen, Secretary
, 2008

GREEN PLAINS RENEWABLE ENERGY, INC.

PROXY STATEMENT/PROSPECTUS

QUESTIONS AND ANSWERS	1
SUMMARY	8
The Companies	8
The Mergers and the Merger Agreements	9
Opinion of Financial Advisor	12
Material U.S. Federal Income Tax Consequences of the Mergers	12
Accounting Treatment of the Mergers	13
Management After the Mergers	13
Risks Associated With GPRE, VBV and the Mergers	14
The GPRE Special Meeting	14
Recommendation of GPRE's Board of Directors	14
VBV and VBV Subsidiary Approvals	14
Recommendation of the VBV Managers and VBV Subsidiary Boards of Directors	14
Ownership of GPRE Common Stock by GPRE's Directors and Executive Officers	14
Interests of GPRE's Directors and Executive Officers	14
Interests of VBV's, IBE's and EGP's Managers and Executive Officers	15
NASD Listing	15
Regulatory Approvals	15
Restrictions on the Ability to Sell GPRE Common Stock	15
Comparison of Rights of Common Shareholders of GPRE and Members of VBV and the VBV Subsidiaries	16
Description of Common Stock	16
GPRE Selected Consolidated Financial Information	16
VBV Selected Consolidated Financial Information	17
Comparative Per Share Data	18
GPRE Market Price and Dividend Information	19
VBV Market Price and Dividend Information	20
RISK FACTORS	21
CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	45
THE SPECIAL MEETING OF GPRE SHAREHOLDERS	47
Date, Time and Place	47
Matters to be Voted On	47
Record Date, Outstanding Shares and Quorum	47
Proxy Voting and Revocability of Proxies	48
Expenses and Methods of Solicitation	48
Vote Required	48
Shares Owned by GPRE Directors and Executive Officers	49
Proposal No. 1—Approval of the Mergers	49
Proposal No. 2—Proposal for the Issuance of GPRE Common Stock	49
Proposal No. 3—Proposal to Amend and Restate GPRE's Articles of Incorporation	50
Proposal No. 4—Adjournment of the Special Meeting	52
APPROVAL OF THE MERGER AND SUBSIDIARY MERGERS BY VBV AND ITS SUBSIDIARIES	52
Approval of the VBV Members	52

Approval of the EGP Members	52
Approval of the IBE Members	52
Impact of Affirmative Vote on EGP and IBE Members	53
THE MERGERS	54
General Description of the Mergers	54
Structure and Effects of the Mergers	54
Options Converted	55
Exchange Procedure	55
Ownership of GPRE After the Mergers and the Stock Purchase	56
Other Transaction Agreements	56
Management of GPRE After the Mergers	56
Background of the Mergers	57
GPRE's Reasons for the Mergers	63
VBV's and VBV Subsidiaries' Reasons for the Mergers	63
Recommendation of GPRE Board of Directors	64
Recommendation of the VBV Managers and VBV Subsidiary Boards of Directors	64
Opinion of Financial Advisor	65
Accounting Treatment	72
Regulatory Approvals	72
Dissenters' Rights	72
Resale of GPRE Common Stock	73
NASDAQ Listing of GPRE Common Stock	73
Options to Acquire Units of IBE and EGP	73
Ownership of GPRE Common Stock by GPRE's Directors and Executive Officers	73
Interests of GPRE's Directors and Executive Officers	74
Interests of VBV's, IBE's and EGP's Managers and Executive Officers	75
Material U.S. Federal Income Tax Consequences of the Mergers	75
THE MERGER AGREEMENTS	82
VBV MERGER AGREEMENT	82
Structure of the VBV Merger	82
Effective Time of the VBV Merger	82
Officers and Directors	82
Conversion of VBV Units	83
Exchange Procedures	83
Representations and Warranties	83
Conduct of Business Prior to Completion of the VBV Merger	85
No Solicitation	86
Other Agreements	89
Director and Officer Indemnification and Insurance	89
Indemnification Obligations	89
Conditions to Completion of the VBV Merger	90
Termination of the VBV Merger Agreement	91
Fees and Expenses	91
Amendment, Extension and Waiver	92
IBE MERGER AGREEMENT	92
Structure of the IBE Merger and Closing	92
Officers and Directors	93
Conversion of IBE Units, Option Conversion	93
Exchange Procedure	93
Representations and Warranties	93
Conditions to Closing	93
Termination of IBE Merger Agreement	93

THE EGP MERGER AGREEMENT	94
Structure of the EGP Merger and Closing	94
Officers and Directors	94
Conversion of EGP Units, Option Conversion	94
Exchange Procedures	94
Representations and Warranties	94
Conditions to Closing	94
Termination of EGP Merger Agreement	94
THE LOCK-UP AND VOTING AGREEMENTS	95
THE SHAREHOLDERS' AGREEMENT	96
STOCK PURCHASE AGREEMENT	98
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS AND RELATED NOTES THERETO	100
COMPARISON OF THE RIGHTS OF EQUITY HOLDERS	107
MANAGEMENT OF THE COMBINED ORGANIZATION AFTER THE MERGERS	120
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	126
GPRE PRINCIPAL SHAREHOLDERS	129
EXECUTIVE COMPENSATION	131
GPRE BUSINESS	140
GPRE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	150
GPRE QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	164
INFORMATION WITH RESPECT TO VBV AND THE VBV SUBSIDIARIES	166
VBV MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	181
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF VBV AND ITS SUBSIDIARIES	192
FUTURE SHAREHOLDER PROPOSALS	193
EXPERTS	194
LEGAL MATTERS	194
WHERE YOU CAN FIND MORE INFORMATION	194
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

        The following appendices also constitute part of this proxy statement/prospectus:

Appendix A	Agreement and Plan of Merger between Green Plains Renewable Energy, Inc., Green Plains Merger Sub, Inc. and VBV LLC
Appendix B	Agreement and Plan of Merger among Green Plains Renewable Energy, Inc., IN Merger Sub, LLC and Indiana Bio-Energy, LLC
Appendix C	Agreement and Plan of Merger among Green Plains Renewable Energy, Inc., TN Merger Sub, LLC and Ethanol Grain Processors, LLC

Appendix D	Stock Purchase Agreement between Green Plains Renewable Energy, Inc., Bioverda International Holdings Limited and Bioverda US Holdings LLC
Appendix E	Lock-up and Voting Agreements
Appendix F	Shareholders' Agreement
Appendix G	Opinion of Duff & Phelps, LLC
Appendix H	Form of Amended and Restated Bylaws of Green Plains Renewable Energy, Inc.
Appendix I	Form of Amended and Restated Articles of Incorporation of Green Plains Renewable Energy, Inc.

QUESTIONS AND ANSWERS

        The following are some questions that the GPRE shareholders and VBV, IBE and EGP members may have regarding the Mergers and the other related matters and brief answers to those questions. We urge you to read carefully the entire proxy statement/prospectus, including the documents attached to this proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you.

General Questions and Answers

Q:    What are the "Mergers" described in this proxy statement/prospectus?

A:
On May 7, 2008, GPRE entered into an Agreement and Plan of Merger among it, Green Plains Merger Sub, Inc., a wholly-owned subsidiary of GPRE ("GP Merger Sub"), VBV LLC ("VBV") and certain other parties for limited purposes (the "VBV Merger Agreement"). Also on May 7, 2008, GPRE entered into an Agreement and Plan of Merger among it, TN Merger Sub, LLC, its wholly-owned subsidiary ("TN Merger Sub"), and Ethanol Grains Processors, LLC ("EGP"), a majority-owned subsidiary of VBV (the "EGP Merger Agreement"); and an Agreement and Plan of Merger among it, IN Merger Sub, LLC, its wholly-owned subsidiary ("IN Merger Sub"), and Indiana Bio-Energy, LLC ("IBE"), a majority-owned subsidiary of VBV (the "IBE Merger Agreement"). A copy of the VBV, EGP and IBE merger agreements are attached to this proxy statement/prospectus as Appendices A, B and C. Throughout this proxy statement/prospectus, we refer to the merger between GPRE and VBV as the "VBV Merger" and refer to the mergers between GPRE's merger subsidiaries and IBE and EGP, respectively, as the "IBE Merger" and the "EGP Merger". The VBV Merger, IBE Merger and the EGP Merger are referred to collectively as the "Mergers."

Q:    Why am I receiving this proxy statement/prospectus

A:
If you are a GPRE shareholder—You are receiving this proxy statement/prospectus because GPRE will be holding a special meeting of its shareholders to obtain this shareholder approval and will be soliciting your vote. This proxy statement/prospectus contains important information about the Mergers, the transactions related to the Mergers, and the special meeting, and you should read it carefully. The enclosed proxy allows you to vote your shares of GPRE without attending the special meeting. Your vote is important. We encourage you to vote as soon as possible.

  If you are a VBV, EGP or IBE member—This proxy statement/prospectus is being provided to you as part of an information statement in connection with the special meetings of the members of VBV, EGP and IBE, respectively, at which you will be asked to approve and adopt the applicable merger agreement and the transactions contemplated therein, including the merger of each of VBV, EGP, and IBE with a direct, wholly-owned subsidiary of GPRE formed for the purpose of effecting each merger, as described more fully below. GPRE is required to deliver this proxy statement/prospectus to you because GPRE is offering shares of its common stock to you in exchange for your units in VBV, EGP, or IBE, as the case may be.

Q:    What will happen in the Mergers?

A:
The following transactions will occur concurrently at the closing of the Mergers:

  (i)
  GP Merger Sub will merge with and into VBV, and the holders of VBV common units will be entitled to receive 7,498.369315 shares of GPRE common stock for each common unit they hold at the effective time of the VBV Merger;

  (ii)
  TN Merger Sub will merger with and into EGP, and the holders of EGP units (other than VBV) will be entitled to receive 0.151658305 shares of GPRE common stock for each unit of EGP they hold at the effective time of the EGP Merger and all EGP units will be automatically cancelled when the EGP Merger becomes effective;

    (iii)
    IN Merger Sub will merge with and into IBE, and the holders of IBE units (other than VBV) will be entitled to receive 731.9974690 shares of GPRE common stock for each unit of IBE they hold at the effective time of the IBE Merger and all IBE units will be automatically cancelled when the IBE Merger becomes effective; and

    (iv)
    Options to purchase IBE and EGP units will be assumed by GPRE and converted into options to purchase an aggregate of 267,528 shares of GPRE common stock.

Q:    What is the Stock Purchase?

A:
Concurrently with the Mergers, under the terms of a separate stock purchase agreement with GPRE dated May 7, 2008 (the "Stock Purchase Agreement"), two wholly-owned subsidiaries of NTR, plc, Bioverda International Holdings Limited ("Bioverda International") and Bioverda US Holdings LLC ("Bioverda US," together with Bioverda International, the "Bioverda entities") will purchase an aggregate of 6,000,000 shares of GPRE common stock at a purchase price of $10.00 per share, for a total investment of $60,000,000 (the "Stock Purchase").

Q:    How many shares of GPRE common stock will be issued in connection with the Mergers and the Stock Purchase?

A:
GPRE will issue a total of 10,871,472 shares of common stock to the unit holders of VBV, EGP and IBE and assume options to purchase EGP and IBE units that will convert into the right to purchase 267,528 shares of GPRE common stock as consideration in the Mergers and issue 6,000,000 shares of common stock to the Bioverda entities in the Stock Purchase. Accordingly, we estimate that immediately after the completion of the Mergers and the Stock Purchase, the former VBV, EGP and IBE unit holders will own approximately 68.3% of the outstanding shares of GPRE common stock. This will constitute a change in control of GPRE and will have a significant dilutive effect on our current shareholders.

Q:    Why are GPRE and VBV proposing the Mergers?

A:
GPRE and VBV are proposing the Mergers because they believe the resulting combined enterprise will be a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power, access to capital, and growth than either company would be capable of separately. GPRE and VBV believe that the Mergers may result in a number of benefits, including:

  •
  providing the opportunity for GPRE's shareholders and the VBV, EGP and IBE members to participate in the potential growth of the combined enterprise after the Mergers;

  •
  increasing the size and scale of the combined enterprise's operations and positioning it to become one of the lowest-cost producers of ethanol;

  •
  enhancing the geographical diversity of the combined enterprise's operations, thereby decreasing its exposure to fluctuations in any one feedstock market, increasing its access to potential customers and allowing it to distribute its products more efficiently;

  •
  creating synergies by combining its ethanol production facilities with IBE and EGP while eliminating duplicative functions; and

  •
  improving access to debt and equity capital, and positioning it to participate in the potential consolidation and vertical integration of the ethanol industry.

  For a more complete description of the factors considered by the board of each company, please refer to the sections of this proxy statement/prospectus entitled "The Merger—GPRE's Reasons For the Merger" and "—Recommendation of the GPRE Board of Directors" and "The Merger—VBV's and VBV Subsidiaries' Reasons For the Mergers" and "Recommendation of the VBV Managers and VBV Subsidiary Boards of Directors" on pages 63-64.

Q:    Has the GPRE Board of Directors Approved the Mergers?

A:
After careful consideration, the GPRE board unanimously determined that the Mergers are advisable and in the best interests of GPRE and its shareholders.

Q:    What is necessary to complete the Mergers?

A:
In order to complete the Mergers,

  (1)
  GPRE's shareholders must approve the Mergers, the issuance of the shares of GPRE common stock in the Mergers and the Stock Purchase, and GPRE's amended and restated articles of incorporation;

  (2)
  the members of VBV, EGP and IBE must approve and adopt the VBV Merger Agreement, the EGP Merger Agreement and the IBE Merger Agreement, respectively, and approve the transactions contemplated by those Merger Agreements, including the Mergers; and

  (3)
  all other conditions to the Mergers must be satisfied or waived, including receipt of certain consents on regulatory approvals. See pages 90-91, 93 and 94 for a discussion of these conditions.

Q:    When are the Mergers expected to be completed?

A:
GPRE and VBV expect to complete the Mergers as soon as possible. If the shareholders of GPRE approve the Mergers, the issuance of the GPRE common stock in the Mergers and the Stock Purchase, and the amended and restated articles of incorporation, and the unit holders of VBV, EGP and IBE approve and adopt the Merger Agreements and approve the Mergers and the other transactions contemplated by the Merger Agreements, and all closing conditions in the Merger Agreements are satisfied or waived, GPRE and VBV anticipate that the Mergers will be completed in the 2008 calendar year. The Mergers will become effective upon the filings of certain merger documents with the applicable Secretaries of State.

Q:    What risks should I consider in deciding whether to vote for the proposals presented at the special meeting?

A:
You should carefully review and consider the risks set forth in the section entitled "Risk Factors" beginning on page 21.

Q:    Who will be the directors of GPRE following the Mergers?

A:
Following the Mergers, GPRE will be governed by a nine-member board of directors. The Bioverda entities will together have the right, as long as they collectively own at least 32.5% of the outstanding GPRE common stock, to designate four individuals to be nominated for election as directors. The Bioverda entities' initial designees are expected to be Jim Anderson, Jim Barry, James Crowley and Michael Walsh. Similarly, as long as Wilon Holdings S.A., a current member of VBV ("Wilon"), owns at least 2.5% of the outstanding GPRE common stock, it will have the right to designate one individual to be nominated for election as a director. Wilon's initial designee is expected to be Alain Treuer. Each of the parties to the Shareholders' Agreement will vote his or its shares of GPRE common stock in favor of the nominees of the Bioverda entities and Wilon. It is anticipated that current GPRE directors Gordon Glade, Wayne Hoovestol, Gary Parker and Brian Peterson will continue to serve on the GPRE board after the Mergers. Thereafter, except for the Bioverda entities' and Wilon's designees, the directors will be nominated for election by the shareholders in accordance with GPRE's bylaws and nominating committee procedures.

Q:    Who will be the executive officers of GPRE following the Mergers?

A:
Following the Mergers, the executive management team of the combined organization is expected to be composed of the members of GPRE's management team prior to the Mergers, except that Todd Becker (the current chief executive officer of VBV) will be appointed to serve as president and chief operating officer of GPRE. It is expected that Wayne Hoovestol will resign from his position as chief executive officer of GPRE not later than 12 months following the Mergers and, subject to the discretion of the board of directors, Mr. Becker will be appointed to succeed Mr. Hoovestol as chief executive officer.

Q:    What are the interests of GPRE executive officers and directors in the Mergers?

A:
The GPRE executive officers and directors have certain interests in the Mergers that are different from the GPRE shareholders, including management and board positions following the Mergers. See the section entitled "The Mergers—Interests of GPRE's Directors and Executive Officers" for additional discussion of these interests.

Q:    Have the Mergers and the other transactions contemplated in the respective Merger Agreements been approved by VBV, EGP and IBE?

A:
The boards of each of VBV, EGP and IBE have unanimously approved and adopted the respective Merger Agreements and the Mergers and the other transactions contemplated by the respective Merger Agreements. Each of VBV, EGP, and IBE intend to hold special meetings of its members to consider and approve the applicable merger agreement, merger, and other transactions contemplated therein. The Bioverda entities and Wilon have approved the Stock Purchase.

Q:    Do the GPRE shareholders have appraisal rights?

A:
GPRE shareholders do not have appraisal rights with respect to the Mergers, the proposals they are being asked to approve, or any other matter discussed in this proxy statement/prospectus.

Q:    Do the VBV, IBE or EGP members have appraisal rights?

A:
None of the members of VBV, IBE or EGP have appraisal rights with respect to the Mergers or the other transactions contemplated by the Merger Agreements.

Q:    What are the tax consequences of the Mergers?

A:
Subject to the discussion under "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers," in this proxy statement/prospectus, the VBV Merger has been structured as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Stoel Rives LLP has provided a legal opinion that the VBV Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; the Internal Revenue Service ("IRS") has not provided a ruling on the matter. Assuming the VBV Merger so qualifies, for U.S. federal income tax purposes none of GPRE, VBV, GP Merger Sub, or VBV Members who are U.S. persons (as defined in "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers") will recognize gain or loss as a result of the VBV Merger. Depending on their individual circumstances, VBV Members who are non-U.S. persons (as defined in "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers") generally will not recognize gain or loss in connection with the VBV Merger and generally will not be subject to a 10% withholding tax on their receipt of GPRE common stock in exchange for VBV units pursuant to the VBV Merger. The EGP Merger and the IBE Merger will be taxable to the holders of units in EGP and IBE (other than VBV) for U.S. federal income tax purposes, although none of GPRE, any of GPRE's subsidiaries, or VBV will recognize gain or loss as a result of the EGP Merger and the IBE Merger. See the section entitled "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers" beginning on page 75 of this proxy statement/prospectus for a discussion of material U.S. federal income tax consequences of the Mergers.

Questions and Answers about the Special Meeting of GPRE Shareholders

Q:    When and where will the special meeting of GPRE shareholders be held?

A:
The special meeting will take place at 9420 Underwood Ave., Suite 100, Omaha, Nebraska, 68114, on October 10, 2008 at 10:00 a.m. central time.

Q:    Who may attend and vote at the special meeting?

A:
Only GPRE's shareholders of record as of the close of business on August 12, 2008, the record date, may attend and vote at the special meeting. As of the record date, GPRE had 7,821,528 shares of common stock issued and outstanding and entitled to vote. Shareholders are entitled to one vote for each share of common stock held.

Q:    What will be voted on at the special meeting?

A:
The shareholders of GPRE will be asked to vote on the following proposals:

  1.
  To approve the Mergers;

  2.
  To approve the issuance of an aggregate of 17,139,000 shares of GPRE common stock in the Mergers (including shares subject to options assumed) and the Stock Purchase;

  3.
  To approve the amended and restated articles of incorporation of GPRE as follows: (i) amend Article II to increase the number of shares authorized for issuance by GPRE; and (ii) amend Article III so that it is consistent with the terms of GPRE's Bylaws, which must be amended as a condition to closing the VBV Merger, with respect to (A) imposing a supermajority shareholder vote if two-thirds of the directors do not approve certain transactions prior to GPRE's next significant transaction, and (B) altering the number of GPRE's directors and the method by which board vacancies are filled; and

  4.
  To adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes to approve proposals 1, 2 or 3.

Q:    How does GPRE's board of directors recommend that shareholders vote on the proposals to be presented at the special meeting?

A:
After careful consideration, GPRE's board of directors unanimously determined that the Mergers are advisable, fair to and in the best interests of GPRE and its shareholders and approved the Merger Agreements and the transactions contemplated by the Merger Agreements, including the Mergers and the Stock Purchase. Accordingly, GPRE's board of directors unanimously recommends that you vote "FOR" each of the proposals to be presented at the special meeting.

Q:    How can I vote?

A:
If you are a shareholder of record as of the record date, you may:

  •
  cast your vote in person by attending the special meeting of GPRE shareholders;

  •
  cast your vote on the Internet website specified on your enclosed proxy card;

  •
  cast your vote by telephone by calling the number specified on your enclosed proxy card; or

  •
  complete, sign and date the enclosed proxy card and return it to GPRE in the postage-paid envelope provided with this proxy statement/prospectus.

  If you vote your proxy over the Internet or by telephone, you must do so before 11:59 p.m., eastern time, on October 9, 2008. If you hold your shares of GPRE common stock in the name of a bank or broker, please follow the voting instructions provided by your bank or broker to ensure that your shares are represented at the special meeting. Please note that most banks and brokers permit their beneficial owners to vote by telephone or by Internet. If you hold shares in street name, see the next question and answer.

Q:    If my shares are held in street name by my broker, how do I vote?

A:
If your shares are held by a bank or nominee (that is, in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker.

  Important Note: You may not vote shares held in street name by returning a proxy card directly to GPRE or by voting in person at the special meeting unless you provide a "legal proxy," which you must obtain from your bank or broker.

Q:    How will my proxy be exercised with respect to the proposals to be presented?

A:
Each valid proxy received before the meeting will be voted in accordance with the indication made on the proxy card. If you sign and return your proxy card without indicating how to vote on any particular proposal, the GPRE common stock represented by your proxy will be voted in favor of that proposal.

Q:    Can I revoke my proxy or change my vote even after returning a proxy card?

A:
Yes. You can revoke your proxy or change your vote before your proxy is voted at the special meeting. You can do this in one of four ways:

  •
  you can submit a signed notice of revocation to GPRE;

  •
  you can grant a new, valid proxy bearing a later date than your original proxy;

  •
  you can cast a new proxy vote over the Internet or by telephone;

  •
  if you are a holder of record, you can attend the special meeting of GPRE shareholders and vote in person, which will automatically cancel any proxy you have previously given, or you may revoke your proxy in person, however, your attendance alone will not be sufficient to revoke any proxy that you have previously given.

  The notice of revocation or the valid, later dated proxy must be received before the date of the Special Meeting. If your shares are held in street name by your broker, you should contact your broker to change your vote.

Q:    What constitutes a quorum at the Special Meeting?

A:
The presence, in person or by proxy, at the special meeting of holders of a majority of the outstanding shares entitled to vote constitutes a quorum. Based on 7,821,528 shares outstanding as of the record date, 3,910,764 shares will constitute a quorum.

Q:    What GPRE shareholder approvals are needed to complete the Mergers?

A:
The affirmative vote of a majority of the shares cast at the special meeting at which a quorum is present is needed to approve each of the proposals. Abstentions and broker non-votes will have no impact on these votes.

Q:    Are any shareholders already committed to vote in favor of these proposals?

A:
Yes. The executive officers and directors of GPRE, in their capacities as shareholders of GPRE, have each agreed to vote their respective shares of GPRE common stock in favor of the adoption and approval of each of the proposals to be presented at the special meeting. Collectively, these individuals currently beneficially own approximately 29% of the total voting power of GPRE's issued and outstanding common stock. See the section entitled "The Lock-up and Voting Agreements" beginning on page 95 of this proxy statement/prospectus.

Q:    What do I need to do now?

A:
Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its appendices, and vote the proxy card you receive by returning the completed, signed and dated proxy card in the postage-paid envelope, or vote by internet or telephone, as instructed on the proxy card. We encourage you to vote the proxy card you receive as soon as possible, even if you plan to attend special meeting of GPRE shareholders, to ensure that your shares are represented at the special meeting and voted as directed.

Q:    Who should I contact if I have any questions about the Mergers, the Stock Purchase, the special meeting or proxy materials?

A:
If you have any questions about the Mergers, the Stock Purchase, the special meeting of GPRE's shareholders or you need assistance in submitting your proxy or voting your shares, please contact Scott Poor at GPRE at (402) 884-8700.

SUMMARY

        This summary only provides an overview. This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. It is not a complete presentation of the relevant facts, and it is qualified by the other information in this proxy statement/prospectus. We encourage you to carefully read this entire proxy statement/prospectus because the information in this section does not provide all the important information in connection with the Mergers and the related matters on which the GPRE shareholders and the VBV and VBV Subsidiary unit holders are being asked to vote. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the Mergers and the Stock Purchase. This summary and the balance of this proxy statement/prospectus contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read "Cautionary Information Regarding Forward-Looking Statements" on pages 45-46 of this proxy statement/prospectus. This proxy statement/prospectus contains trademarks, trade names, service marks, and service names of GPRE, VBV, and other companies.

        References to "we," "us," "our," or "GPRE" in this proxy statement/prospectus refer to Green Plains Renewable Energy, Inc. and its subsidiaries. References to "VBV", "EGP" and "IBE" refer to VBV LLC, Ethanol Grain Processors, LLC and Indiana Bio-Energy, LLC, respectively. References to the "Company" or "Companies" refer to GPRE, VBV and their respective subsidiaries.

The Companies

Green Plains Renewable Energy, Inc.

        GPRE, an Iowa corporation formed in June 2004, is based in Omaha, Nebraska and seeks to implement its strategy of becoming a vertically-integrated, low-cost ethanol producer. GPRE has an ethanol plant in Shenandoah, Iowa, with an expected annual operating capacity of 55 million gallons. A second ethanol plant in Superior, Iowa, became operational in July, 2008 with an expected annual operating capacity of 55 million gallons. GPRE has grain storage capacity of approximately 19 million bushels and provides complementary agronomy, seed, feed, fertilizer and petroleum services at various sites in Iowa. Its principal executive offices are located at 105 N. 31st Avenue, Suite 103, Omaha, Nebraska 68131 and its telephone number is (402) 884-8700.

Green Plains Merger Sub, Inc., TN Merger Sub, LLC and IN Merger Sub, LLC

        Each of these entities is a wholly-owned subsidiary of GPRE that was recently formed solely for the purpose of effecting the Mergers. They do not conduct any business and have no material assets. Their principal executive offices have the same address and telephone number as GPRE.

VBV LLC

        VBV, a Delaware limited liability company with corporate offices located in Chicago, Illinois, was formed in 2006 for the purpose of developing and operating ethanol and other biofuels production plants. VBV owns a majority interest in two companies that have ethanol plants under construction: IBE, located in Bluffton, Indiana, and EGP, located near Obion, Tennessee. VBV is actively engaged in the operational aspects of IBE and EGP, including with respect to input, hedging and infrastructure and related matters. In addition to managing certain operational aspects of IBE and EGP, VBV also markets ethanol in different geographic locations and is in the process of building a fee-based ethanol marketing business to provide this service to other ethanol plants in the industry. VBV may engage in other industry-related business activities as determined by its board and management in the future. The Bioverda entities and Wilon, each of which are described below, collectively own 100% of the issued and outstanding common units of VBV and are from time to time referred to collectively as the "VBV Members." VBV has elected to be treated as a C corporation for federal income tax purposes.

Ethanol Grain Processors, LLC

        EGP is a Tennessee limited liability company formed in October 2004 and based in Rives, Tennessee. EGP is in the process of constructing a dry-mill corn based ethanol plant near Obion, Tennessee, with an expected production capacity of 110 million gallons per year. The EGP plant is expected to be operational beginning in the fourth quarter of 2008. The principal executive offices of EGP are located at 1918 McDonald Road, Rives, Tennessee 38253. VBV owns approximately 62% of the issued and outstanding units of EGP.

Indiana Bio-Energy, LLC

        IBE is an Indiana limited liability company formed in October 2004 and based in Bluffton, Indiana. IBE is in the process of constructing a dry-mill corn based ethanol plant with an expected production capacity of 110 million gallons per year. The IBE plant is expected to be operational beginning in fourth quarter of 2008. The principal executive offices of IBE are located at 969 North Main Street, Bluffton, Indiana 46714. VBV owns approximately 78% of the issued and outstanding units of IBE.

The Bioverda Entities and NTR plc

        Bioverda International Holdings Limited is a company organized under the laws of Ireland and Bioverda US Holdings LLC is a Delaware limited liability company, and each is a wholly-owned subsidiary of NTR plc, a public limited company registered in Ireland. Collectively, the Bioverda entities currently own 90% of the issued and outstanding common units of VBV.

        NTR, plc ("NTR") is a leading international developer and operator of renewable energy and sustainable waste management projects. The company has market capitalization in excess of $2.1 billion. NTR is based in Dublin, Ireland, with its U.S. offices located in Chicago, Illinois, and with operations in Ireland, the United Kingdom and the U.S. NTR's U.S. businesses include Greenstar North, headquartered in Houston, Texas; Sterling Energy Systems, Inc., headquartered in Phoenix, Arizona; and Wind Capital Group, headquartered in St. Louis, Missouri.

        The principal executive offices of NTR and Bioverda International are located at Burton Court, Burton Hall Drive, Sandyford, Dublin 18, Ireland. The principal executive offices of Bioverda US are located at One South Dearborn Street, Suite 800, Chicago, Illinois 60603.

Wilon Holdings, S.A.

        Wilon Holdings, S.A., a company organized under the laws of Panama, is controlled by Alain Treuer, a Switzerland-based entrepreneur and venture capitalist. Mr. Treuer has helped develop successful businesses in diverse sectors such as telecom, renewable energy, consumer goods, Internet security and biotechnology. Wilon currently owns 10% of the issued and outstanding common units of VBV.

        The principal executive offices of Wilon are located at 53rd E Street, Urbanizacion Marbella, MGM Tower 16th Floor, Panama, Republic of Panama.

The Mergers and the Merger Agreements (See pages 54 to 81 and pages 82 to 94)

        The Merger Agreements are attached as Appendices A, B and C to this proxy statement/prospectus. We encourage you to read each of the Merger Agreements as they are the principal documents governing the Mergers.

General Structure

        At the closing of the Mergers, GP Merger Sub will merge with and into VBV, with VBV as the surviving entity. IN Merger Sub will merge with and into IBE, with IBE as the surviving entity. TN

Merger Sub will merge with and into EGP, with EGP as the surviving entity. The closing of each of the Mergers will occur concurrently.

        Each outstanding common unit of VBV will be converted in the VBV Merger into the right to receive 7,498.369315 shares of GPRE common stock. Each outstanding common unit of IBE (other than units held by VBV) will be converted in the IBE Merger into the right to receive 731.997469 shares of GPRE common stock. Each outstanding unit of EGP (other than units held by VBV) will be converted in the EGP Merger into the right to receive 0.1515658305 shares of GPRE common stock.

        At and as of the effective time, all units in IBE and EGP will automatically be cancelled and will cease to be outstanding and each holder of an IBE and EGP unit will cease to have any rights with respect thereto, except the right to receive the IBE Merger Consideration or the EGP Merger Consideration, as appropriate, and certain dividends or other distributions in accordance with the IBE and EGP Merger Agreements.

        GPRE will issue an aggregate of 10,871,472 shares of common stock in the Mergers and assume options to purchase EGP and IBE units that will convert into the right to purchase 267,528 shares of GPRE common stock upon the same terms and subject to the same conditions as the original agreement governing such option.

Conditions to Completion of the Mergers

        Completion of the Mergers is subject to various customary closing conditions, including receipt of all necessary third party consents and regulatory approvals, the accuracy of representations and warranties made in the Merger Agreements, compliance with covenants in the Merger Agreements, approval of the GPRE shareholders and the members of VBV, IBE and EGP and certain other specified conditions. In addition, the provisions of GPRE's bylaws respecting certain supermajority approvals, the number of directors and the method by which board vacancies are filled must be amended, and GPRE's articles of incorporation must be restated to increase the number of shares authorized and to make them consistent with the revised bylaws, in order to consummate the VBV Merger. Certain conditions in the VBV Merger may be waived by either GPRE or VBV. Circumstances in which either GPRE or VBV may waive such conditions, for example, would include if in the business judgment of the respective board of directors, the failure to fulfill such a condition is determined at such time to not have a material adverse effect on the overall benefits of the mergers, or the risks of failure to meet such condition are outweighed by the overall benefits of the mergers, as determined by such board at such time. Neither GPRE nor VBV would waive a condition that, in the view of either company, would require either of them to resolicit shareholder or member approval.

Termination of the Merger Agreements; Termination Fee

        Each of the Merger Agreements contains provisions addressing circumstances under which the parties may terminate a Merger Agreement. In addition, the VBV Merger Agreement provides, that in certain circumstances, one party must pay to the other party a termination fee of $6,000,000.

No Solicitation

        The VBV Merger Agreement contains certain provisions which prohibit the solicitation of a takeover proposal from a third party of VBV or GPRE, except in certain circumstances, and governs the conduct of the parties in the event that an unsolicited takeover proposal is presented by a third party.

Other Transaction Agreements

        In connection with the Mergers, GPRE, the Bioverda entities, Wilon and Wayne Hoovestol will enter into a Shareholders' Agreement that provides for certain registration rights and certain governance matters of GPRE following the Mergers. In addition, the Bioverda entities and certain shareholders of GPRE have entered into Lock-Up and Voting Agreements whereby they have agreed to vote for the Mergers and to not sell their shares of GPRE common stock for a specified time period. Wilon has also entered into a Lock-up Agreement under which it has agreed not to sell its shares of GPRE common stock for a specified time period. GPRE and the Bioverda entities have also entered into a Stock Purchase Agreement whereby the Bioverda entities will purchase an aggregate of 6,000,000 shares of GPRE common stock at a purchase price of $10.00 per share concurrently with the closing of the Mergers.

        The following graphic displays the relationships among the various parties to the Mergers and the Stock Purchase and their approximate ownership interests, both before the Mergers and Stock Purchase and after consummation of the Mergers and the Stock Purchase. Whole lines indicate approximate ownership percentages of the GPRE and VBV subsidiaries, both pre- and post-Mergers, and dashed lines indicate the approximate ownership percentages of the equity owners of GPRE and VBV, both pre- and post-Mergers. "Insiders" refers to GPRE officers and directors.

Pre-Merger and Stock Purchase

Post-Merger and Stock Purchase

Opinion of Financial Advisor (See pages 65-72)

        GPRE engaged Duff & Phelps, LLC ("Duff & Phelps") to render an opinion to GPRE's board of directors as to the fairness, from a financial point of view, to GPRE, of the Collective Consideration (defined herein as the 10,871,472 shares of GPRE common stock and options to purchase 267,528 shares of GPRE common stock issued in conjunction with the proposed merger transactions and 6,000,000 shares of GPRE common stock issued in conjunction with the Stock Purchase) to be paid by GPRE pursuant to the proposed Mergers and the Stock Purchase (the proposed Mergers and Stock Purchase are collectively referred to herein as the "Proposed Transaction"). GPRE selected Duff & Phelps because Duff & Phelps is a leading independent financial advisory firm, offering a broad range of valuation, investment banking services and consulting services, including fairness and solvency opinions, mergers and acquisitions advisory, mergers and acquisitions due diligence services, financial reporting and tax valuation, fixed asset and real estate consulting, ESOP and ERISA advisory services, legal business solutions, and dispute consulting. Duff & Phelps is regularly engaged in the valuation of businesses and securities and the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions. Duff & Phelps delivered a written opinion to the GPRE board of directors that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of May 7, 2008, the proposed consideration to be paid by GPRE pursuant to the Proposed Transaction was fair to GPRE from a financial point of view. A copy of the opinion is attached as Appendix G hereto and is available for inspection and copying at the principal executive offices of GPRE. The opinion obtained by the board does not address the fairness to GPRE shareholders because no part of the Collective Consideration is being received by GPRE shareholders, and because GPRE will remain intact following the Proposed Transaction.

Material U.S. Federal Income Tax Consequences of the Mergers (See pages 75-81)

        Subject to the discussion under "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers" in this proxy statement/prospectus, the VBV Merger has been structured as a reorganization within the meaning of Section 368(a) of the Code. Stoel Rives LLP has provided a legal opinion that the VBV Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; the IRS has not provided a ruling on the matter. Assuming the VBV Merger so qualifies, for U.S. federal income tax purposes none of GPRE, VBV, GP Merger Sub, or VBV Members who are U.S. persons (as defined in "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers") will recognize gain or loss as a result of the VBV Merger. Depending on their individual circumstances, VBV Members who are non-U.S. persons (as defined in "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers") generally will not recognize gain or loss in connection with the VBV Merger and generally will not be subject to a 10% withholding tax on their receipt of GPRE common stock in exchange for VBV units pursuant to the VBV Merger. The EGP Merger and the IBE Merger will be taxable to the holders of units in EGP and IBE (other than VBV) for U.S. federal income tax purposes, although none of GPRE, any of GPRE's subsidiaries, or VBV will recognize gain or loss as a result of the EGP Merger and the IBE Merger.

Accounting Treatment of the Mergers (See page 72)

        The Mergers are being accounted for as reverse mergers. GPRE will account for the Mergers under the purchase method of accounting for business combinations, with GPRE being the acquired company and VBV being the acquiring company.

Management After the Mergers (See page 56)

        Following the Mergers, GPRE will be governed by a nine-member board of directors. The Bioverda entities will together have the right, as long at they collectively own at least 32.5% of the outstanding GPRE common stock, to designate four individuals to be nominated for election as directors. The Bioverda entities' initial designees are expected to be Jim Anderson, Jim Barry, James Crowley and Michael Walsh. Similarly, as long as Wilon owns at least 2.5% of the outstanding GPRE common stock, it will have the right to designate one individual to be nominated for election as a director. Wilon's initial designee is expected to be Alain Treuer. Each of the parties to the Shareholders' Agreement will vote his or its shares of GPRE common stock in favor of the nominees of the Bioverda entities and Wilon. It is anticipated that current GPRE directors Gordon Glade, Wayne Hoovestol, Gary Parker and Brian Peterson will continue to serve on the GPRE board after the Mergers. Thereafter, except for the Bioverda entities' and Wilon's designees, the directors will be nominated for election by the shareholders in accordance with GPRE's bylaws and nominating committee procedures.

        Following the Mergers, the executive management team of the combined organization is expected to be composed of the members of GPRE's management team prior to the Mergers, except that Todd Becker (the current chief executive officer of VBV) will be appointed to serve as president and chief operating officer of GPRE. It is expected that Wayne Hoovestol will resign from his position as chief executive officer of GPRE not later than 12 months following the Mergers and, subject to the discretion of the board of directors, Mr. Becker will be appointed to succeed Mr. Hoovestol as chief executive officer. Employees of both companies will be integrated into a combined workforce. GPRE's corporate headquarters will remain in Omaha, Nebraska.

        At the effective time of the VBV Merger, the officers and managers of VBV will each resign and following the VBV Merger, the then-current officers and directors of GPRE will serve as the officers and managers of VBV.

        At the effective time of the IBE and EGP Mergers, the directors of IBE and EGP will resign and following the IBE and EGP Mergers, the then-current managers of IN Merger Sub and TN Merger Sub, will serve as the managers of IBE and EGP, respectively.

Risks Associated with GPRE, VBV and the Mergers (See pages 21-44)

        The Mergers pose a number of risks to each Company and their respective shareholders or members. In addition, both GPRE and VBV are subject to various risks associated with their businesses and the ethanol industry generally. These risks are discussed in detail under the caption "Risk Factors" beginning on page 21. You are encouraged to read and carefully consider all of these risks.

The GPRE Special Meeting (See pages 47-52)

        The GPRE special meeting will be held on October 10, 2008, at 10:00 a.m., central time, at 9420 Underwood Ave., Suite 100 Omaha, Nebraska, 68114. The purpose of the GPRE special meeting is to vote on the Mergers, the issuance of an aggregate of 17,139,000 shares of common stock in the Mergers and the Stock Purchase and adoption of the amended and restated articles of incorporation of GPRE, all of which requires the affirmative vote of a majority of the shares cast at a special meeting at which a quorum is present. The record date for determining shareholders entitled to vote at the special meeting is August 12, 2008. Directors and executive officers of GPRE currently hold approximately 29% of the outstanding shares of common stock have agreed to vote in favor of the Mergers.

Recommendation of GPRE's Board of Directors (See page 64)

        After careful consideration, the board of directors of GPRE has unanimously determined that the Mergers and transactions contemplated by the Merger Agreements, including the Stock Purchase are advisable and that the issuance of shares of GPRE common stock pursuant to the Mergers and the Stock Purchase is fair to and in the best interests of GPRE shareholders. Therefore, the GPRE board of directors recommends that its shareholders vote "FOR" approval of the proposals to be presented at the GPRE special meeting.

VBV and VBV Subsidiary Approvals (see pages 52-53)

        Each of VBV, EGP and IBE will hold separate special meetings of their respective members to obtain the necessary approvals of the Merger Agreements and the Mergers.

Recommendation of the VBV Managers and VBV Subsidiary Boards of Directors (See pages 64)

        After careful consideration, the board of managers of VBV and the boards of directors of each of EGP and IBE have unanimously approved the respective Merger Agreements and the Mergers, and have determined that the Mergers are advisable, fair to, and in the best interests of, VBV, EGP and IBE and their respective members.

Ownership of GPRE Common Stock by GPRE's Directors and Executive Officers (See pages 73-74)

        Upon the issuance of GPRE common stock in the Mergers and the Stock Purchase, based on beneficial ownership computations as of August 12, 2008, the current directors and executive officers of GPRE will collectively beneficially own approximately 9.4% of the outstanding stock of GPRE. Alain Treuer, who is expected to become a director of GPRE as of the closing of the Mergers, will beneficially own between 3.0% and 7.6% of the outstanding stock of GPRE.

Interests of GPRE's Directors and Executive Officers (See pages 74-75)

        Some GPRE directors and executive officers have interests in the Mergers that are different from or are in addition to the interests of the GPRE shareholders. These interests include the potential for positions as GPRE directors or executive officers following completion of the Mergers and vesting of equity awards upon specified circumstances under an employment agreement, and Mr. Hoovestol's rights under the Shareholders' Agreement.

Interests of VBV's, IBE's and EGP's Managers and Executive Officers (See page 75)

        Upon completion of the Mergers and the issuance of GPRE common stock in the Mergers, the current managers and officers of VBV will collectively beneficially own approximately 3.0% of the outstanding stock of GPRE. Mr. Becker, the current chief executive officer of VBV who will become the president and chief operating officer of GPRE upon completion of the Mergers, has entered into an employment agreement with GPRE. Additionally, it is expected that certain of the managers and officers of VBV will serve as directors or officers of GPRE following the Mergers, and all current and former managers and officers of VBV will be entitled to certain protections from liability arising from their respective roles as officers and managers of VBV prior to the effective time of the Mergers.

NASDAQ Listing

        GPRE's common stock is currently listed on the NASDAQ Capital Market and the American Stock Exchange. The Merger Agreements require that the shares of common stock to be issued in the Mergers and the Stock Purchase be listed on the NASDAQ Global Market. GPRE has filed a listing application for listing its common stock on the NASDAQ Global Market, which if approved, will take effect the first trading day following consummation of the Mergers. Approval is a condition to the completion of the Mergers. At such time, GPRE intends to delist its common stock from the American Stock Exchange.

Regulatory Approvals (See pages 72)

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and related rules, certain transactions, including the Mergers, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice ("Antitrust Division") and the Federal Trade Commission ("FTC") and the specified waiting period requirements have been satisfied. On June 26, 2008, GPRE and VBV filed Notification and Report Forms with the Antitrust Division and the FTC. On July 22, 2008, the Premerger Notification Office of the FTC granted early termination of all applicable waiting periods under the HSR Act in connection with the Mergers.

Restrictions on the Ability to Sell GPRE Common Stock

        All shares of GPRE common stock received by VBV or VBV Subsidiary members in the Mergers should be freely transferable, except that if a VBV or VBV Subsidiary member is deemed to be an "affiliate" of GPRE under the Securities Act at the time of the special member meetings, the VBV or VBV Subsidiary member may resell those shares only in transactions permitted by Rule 144 and Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

        Of the 10,871,472 shares of GPRE common stock to be issued in the Mergers, 3,373,103 shares will be freely transferable and may be resold without restriction in the public market immediately after the closing, and 7,498,369 shares of GPRE common stock to be issued to certain "affiliates" in the Mergers may be resold 90 days after the Mergers, subject to compliance with Rule 144. The Bioverda entities and Wilon have agreed not to sell their shares of GPRE stock for a certain period of time after the closing of the Mergers. GPRE expects to register the 267,528 shares of GPRE common stock issuable upon exercise of certain EGP and IBE options being assumed by GPRE in the Mergers on a registration statement on Form S-8 after the closing of the Mergers. In addition, GPRE has granted the Bioverda entities, Wilon, and Wayne Hoovestol certain rights to require that GPRE register all shares of GPRE common stock held by them for public resale, beginning 18 months after the Closing.

Comparison of Rights of Common Shareholders of GPRE and Members of VBV and the VBV Subsidiaries (See pages 107-119)

        VBV and VBV Subsidiary members' rights are currently governed by the organizational documents and applicable state laws of the respective entities. Upon completion of the Mergers, the members will become shareholders of GPRE and their rights as such will be governed by Iowa law and the amended and restated articles of incorporation and amended and restated bylaws of GPRE, which are attached as Appendices H and I hereto.

Description of Common Stock

        GPRE's authorized capital stock currently consists of 25,000,000 shares of common stock, $.001 par value per share. GPRE has no other authorized classes of common or preferred equity securities. As of August 12, 2008, GPRE had 7,821,528 shares of common stock outstanding.

        The holders of common stock of GPRE are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the board of directors from funds legally available therefor. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of GPRE, nor are any shares of common stock subject to redemption or convertible into other securities of GPRE. Upon liquidation, dissolution or winding up of GPRE, and after payment of creditors, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of GPRE's common stock do not have cumulative voting rights.

GPRE Selected Consolidated Financial Information

        The selected historical financial information of GPRE set forth in the table below is derived from GPRE's historical consolidated financial statements. The information as of November 30, 2007, 2006, 2005 and 2004, and for the fiscal periods then ended, is derived from the consolidated financial statements which have been audited by L.L. Bradford & Company, LLC, an independent registered public accounting firm. The information as of May 31, 2008 and 2007, and for the six-month fiscal periods then ended, is derived from our unaudited consolidated financial statements. The selected historical financial information should be read in conjunction with the consolidated financial statements of GPRE, and the notes thereto, included elsewhere herein, and "GPRE Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of results to be expected for any future period. Amounts in the table below are presented in thousands, except per share amounts.

	Six Months Ended May 31,		Year Ended November 30,
	2008	2007	2007	2006	2005	2004(1)
	(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenues	$115,395	$—	$24,202	$—	$—	$—
Cost of goods sold	84,186	—	23,043	—	—	—
Operating expenses	9,345	4,401	8,943	2,151	730	50
Operating income (loss)	21,864	(4,401)	(7,784)	(2,151)	(730)	(50)
Other income (expense)	(2,034)	1,166	351	3,395	332	—
Net income (loss)	14,559	(2,909)	(7,138)	918	(398)	(50)
Earnings (loss) per common share:
Basic	1.96	(0.48)	(1.18)	0.19	(0.42)	(0.08)
Diluted	1.96	(0.48)	(1.18)	0.19	(0.42)	(0.08)

	As of May 31,		As of November 30,
	2008	2007	2007	2006	2005	2004
	(Unaudited)	(Unaudited)
Balance Sheet Data:
Cash and equivalents	$7,337	$19,300	$11,914	$43,088	$5,795	$626
Current assets	99,105	22,942	25,179	44,196	33,860	629
Total assets	300,297	125,916	180,273	96,004	34,649	629
Current liabilities	65,966	18,266	24,325	9,777	172	6
Long-term debt	111,290	21,823	63,855	330	—	—
Total liabilities	185,635	40,089	88,180	10,107	172	6
Shareholders' equity	114,662	85,827	92,092	85,896	34,479	623

(1)
Statement of operations data for the year ended November 30, 2004 does not include a full fiscal year, but rather consists of the period from June 29, 2004 (date of inception) to November 30, 2004.

VBV Selected Consolidated Financial Information

        The selected historical financial information of VBV set forth in the table below is derived from VBV's historical consolidated financial statements. The information as of March 31, 2008 and 2007 is derived from the consolidated financial statements which have been audited by KPMG LLP, an independent registered public accounting firm. The information as of June 30, 2008 and 2007, and for the three-month fiscal periods then ended, is derived from VBV's unaudited consolidated financial statements. The selected historical financial information should be read in conjunction with the consolidated financial statements of VBV, and the notes thereto, included elsewhere herein, and "VBV Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of results to be expected for any future period. Amounts in the table below are presented in thousands.

	Three Months Ended June 30,
				September 28, 2006 (Inception) to March 31, 2007
			Year ended March 31, 2008
	2008	2007
	(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenues	$259	$—	$—	$—
Cost of goods sold	165	—	—	—
Operating expenses	1,461	376	5,423	1,421
Operating loss	(1,367)	(376)	(5,423)	(1,421)
Other income (expense)	5	939	1,423	1,351
Minority interest in net loss	(190)	180	480	28
Net income (loss)	(1,172)	383	(3,520)	(42)

	As of June 30,		As of March 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)
Balance Sheet Data:
Cash and equivalents	$1,639	$53,586	$538	$87,466
Current assets	7,824	55,582	5,285	89,070
Total assets	290,221	192,129	254,176	175,454
Current liabilities	32,376	17,306	26,856	2,085
Long-term debt	110,499	25,633	80,711	25,743
Minority interest	38,432	39,282	38,622	39,102
Total liabilities	181,307	82,223	146,190	66,931
Members' capital	108,914	109,906	107,986	108,523

Comparative Per Share Data

        The following table shows (1) the basic and diluted earnings (loss) per common share and book value per common share data for GPRE and for VBV on a historical basis, (2) the basic and diluted earnings (loss) per common share and book value per share for GPRE on a pro forma basis and (3) the equivalent pro forma earnings (loss) per common share and book value per common share attributable to the shares of GPRE common stock issuable for VBV.

        The following information should be read in conjunction with (i) the historical consolidated financial statements and related notes of GPRE and VBV included elsewhere in this proxy statement/prospectus and (ii) the unaudited pro forma combined financial statements and the accompanying notes in the section "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 100. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have resulted if the Mergers had been completed as of the assumed dates or of the results that will be achieved in the future.

        We calculate historical book value per share as of March 31, 2008 by dividing each company's shareholders' equity by the number of common shares or units outstanding, as applicable, for GPRE and VBV at February 29, 2008 and March 31, 2008 respectively. We calculate historical book value per share as of June 30, 2008 by dividing each company's shareholders' equity by the number of common shares or units outstanding, as applicable for GPRE and VBV at May 31, 2008 and June 30, 2008, respectively. We calculate pro forma book value per common share as of March 31, 2008 and June 30, 2008 by dividing each company's pro forma shareholders' equity by the pro forma number of shares of GPRE common stock that would have been outstanding had the Mergers been completed as of March 31, 2008 and June 30, 2008, respectively.

        We calculate the VBV equivalent pro forma per unit data by multiplying the pro forma per share amounts by the exchange ratio of 7,498.369315 shares of GPRE for each unit of VBV. The VBV exchange ratio of 7,498.369315 does not include the impact of 3,640,631 shares (including options) to be issued to members of IBE and EGP, other than VBV, since their interests are accounted for as minority interests in VBV's consolidated financial statements.

			Pro Forma
	Historical
			GPRE/VBV Combined
	GPRE	VBV		VBV Equivalent
Basic and diluted earnings (loss) per share
Year ended March 31, 2008	$0.32	$(3,520.11)	$(0.01)	$(59.30)

Three months ended June 30, 2008	$0.61	$(1,171.90)	$0.17	$1,250.11

Book value per share
As of March 31, 2008	$14.09	$107,986.43	$11.57	$86,763.79

As of June 30, 2008	$14.66	$108,914.54	$11.56	$86,715.75

Cash dividends per share
Year ended March 31, 2008	$—	$—	$—	$—

Three months ended June 30, 2008	$—	$—	$—	$—

GPRE Market Price and Dividend Information

        GPRE's common stock trades under the symbol "GPRE" on the NASDAQ Capital Market and the American Stock Exchange. GPRE's shares first began to trade on March 15, 2006. The closing price of GPRE's common stock on August 29, 2008 was $6.49. The closing price of GPRE's common stock on May 6, 2008, the day before the Mergers were announced, was $9.07.

        The following table sets forth, for the periods indicated, the high and low bid information of GPRE's common stock as reported by NASDAQ. Note that the over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and that the quotations may not necessarily represent actual transactions in the common stock.

	High	Low
Fiscal Year Ended November 30, 2008
Third quarter*	$9.50	$5.51
Second quarter (ended May 31, 2008)	10.64	6.69
First quarter (ended February 29, 2008)	15.84	8.22
Fiscal Year Ended November 30, 2007
Fourth quarter	$17.60	$8.53
Third quarter (ended August 31, 2007)	20.07	15.00
Second quarter (ended May 31, 2007)	23.18	19.64
First quarter (ended February 28, 2007)	26.12	19.61
Fiscal Year Ended November 30, 2006
Fourth quarter	$28.25	$16.63
Third quarter (ended August 31, 2006)	39.84	25.60
Second quarter** (ended May 31, 2006)	63.50	21.60

    *
    Through August 29, 2008.

    **
    GPRE shares first began to trade on March 15, 2006.

Holders of Record

        As of August 12, 2008, as reported to GPRE by its transfer agent, there were 1,862 holders of record of GPRE's common stock, not including beneficial holders whose shares are held in names other than their own.

Dividend Policy

        To date, GPRE has not paid dividends on its common stock. The payment of dividends on the common stock in the future, if any, is at the discretion of the board of directors and will depend upon earnings, capital requirements, financial condition and other factors the board views as relevant. The payment of dividends is also limited by covenants in our loan agreements. The board does not intend to declare any dividends in the foreseeable future.

        GPRE and its subsidiaries have entered into loan agreements and related agreements with lenders who have loaned GPRE funds to build its two plants, purchase grain assets and to provide funding for working capital purposes. The loan agreements contain covenants that limit to varying degrees dividends or other distributions that our principal subsidiaries may make to us.

VBV Market Price and Dividend Information

VBV LLC

        There is no public trading market for VBV's units. As of August 12, 2008, there were a total of 1,000 common units issued and outstanding held by three members. VBV has not declared or paid any cash dividends on its common units and does not anticipate doing so in the immediate future. VBV currently intends to retain future earnings, if any, to operate its business.

Ethanol Grain Processors, LLC

        There is no public trading market for EGP's units. As of August 12, 2008, there were a total of 39,944,116 units issued and outstanding and held by 152 members, plus outstanding options to acquire 180,884 units held by two optionees. EGP has not declared or paid any cash dividends on its units and does not anticipate doing so in the immediate future. EGP currently intends to retain future earnings, if any, to operate its business.

Indiana Bio-Energy, LLC

        There is no public trading market for IBE's units. As of August 12, 2008, there were a total of 6,563 units issued and outstanding and held by 82 members, plus outstanding options to acquire 328 units held by two optionees. IBE has not declared or paid any cash dividends on its units and does not anticipate doing so in the immediate future. IBE currently intends to retain future earnings, if any, to operate its business.

RISK FACTORS

        GPRE and VBV operate in an evolving industry that presents numerous risks. Many of these risks are beyond their control and are driven by factors that often cannot be predicted. You should consider the following risk factors as well as the other information herein in evaluating the Mergers and whether to vote for the proposals to be presented at the special meetings. If any of the risks described below or in the documents incorporated by reference into this proxy statement/prospectus actually occur, the respective business, financial results, financial conditions of GPRE, VBV, IBE or EGP and the stock price of GPRE could be materially adversely affected. These risk factors should be considered in conjunction with the other information included in this proxy statement/prospectus.

Risks Relating to the Mergers

Failure to complete the Mergers could negatively impact GPRE's stock price, the value of units in VBV or either of the VBV Subsidiaries, and the future business and financial results of GPRE, VBV and the VBV Subsidiaries.

        Completion of the Mergers is conditioned upon, among other things, receiving the necessary shareholder and member approvals, and the satisfaction or waiver of other customary closing conditions, which are described in the section of this proxy statement/prospectus entitled "The Merger Agreements" beginning on page 82, which may not be satisfied or waived. The Merger Agreements also contain certain termination rights held by GPRE and VBV. If for any reason GPRE and VBV are unable to complete the Mergers, the Companies would be subject to a number of risks, including the following:

  •
  GPRE may be required, under certain circumstances, to pay VBV a termination fee of $6 million;

  •
  VBV may be required, under certain circumstances, to pay GPRE a termination fee of $6 million;

  •
  the Companies would not realize the benefits of the proposed Mergers, including any synergies from combining the Companies;

  •
  the diversion of the Companies' respective management team's time and attention away from day-to-day operations could have an adverse effect on the financial condition and operating results of the Companies;

  •
  the Companies could lose otherwise attractive business opportunities due to restrictions contained in the Merger Agreements;

  •
  the businesses of the Companies may be harmed to the extent that customers, suppliers and others believe that the Companies cannot effectively compete in the marketplace without the Mergers, or otherwise remain uncertain about the Companies;

  •
  the Companies would continue to be exposed to the general competitive pressures and risks discussed elsewhere in this proxy statement/prospectus, which pressures and risks may be increased if the Mergers are not completed; and

  •
  the trading price of GPRE common stock and/or the value of interests in VBV or either VBV Subsidiary may decline to the extent that the current market prices reflect a market assumption that the Mergers will be completed.

        The occurrence of any of these events, individually or in combination, could have a material adverse effect on the business, financial condition and results of operations of GPRE, VBV and the VBV Subsidiaries or the trading price of GPRE common stock or value of interests in VBV or the VBV Subsidiaries.

Upon completion of the Mergers, a majority of the GPRE board of directors will consist of designees appointed by VBV's members. As a result, GPRE's strategic direction and goals after the Mergers may change significantly.

        After the Mergers are completed, so long as the Bioverda entities hold 32.5% of GPRE's outstanding stock, they will be entitled to nominate four of our nine directors, and so long as Wilon holds 2.5% of GPRE's outstanding stock, it will be entitled to nominate one of our nine directors. This change in the composition of our board may cause the strategic direction and goals of GPRE to change, as compared to the strategic direction and goals of GPRE before the Mergers. Any such change in direction and goals may not be consistent with the GPRE board's past decisions.

The Mergers may be difficult to integrate, divert the attention of key personnel, disrupt the Companies' businesses, and adversely affect the Companies' financial results.

        The failure of the combined Company to meet the challenges involved in integrating the operations of GPRE, VBV and the VBV Subsidiaries successfully or otherwise to realize any of the anticipated benefits of the Mergers could seriously harm the results of operations of the combined Company. Realizing the benefits of the Mergers will depend in part on the integration of operations and personnel. The integration of companies is a complex and time-consuming process that, without proper planning and implementation, could significantly disrupt the businesses of the Companies. The challenges involved in integration include the following:

  •
  difficulties in integrating the operations, technologies, products, existing contracts, accounting processes and personnel of VBV and the VBV Subsidiaries and realizing the anticipated synergies of the combined businesses;

  •
  developing the infrastructure needed to integrate VBV's and the VBV Subsidiaries' operations;

  •
  diversion of financial and management resources from existing operations;

  •
  potential loss of key employees, customers and strategic alliances from either GPRE's current business or the businesses of VBV or either VBV Subsidiary;

  •
  unknown environmental hazards on the VBV Subsidiaries' properties;

  •
  assumption of unanticipated problems or latent liabilities associated with VBV or the VBV Subsidiaries; and

  •
  inability to generate sufficient revenues to offset acquisition and development costs.

        The combined Company may not successfully integrate the operations of GPRE, VBV and the VBV Subsidiaries in a timely manner, or at all, and the combined Company may not realize the anticipated benefits or synergies of the Mergers to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration.

In order to be successful, the combined Company must retain and motivate key employees and failure to do so could seriously harm the combined Company.

        In order to be successful, the combined Company must retain and motivate its executives and other key employees. Employees of the Companies may experience uncertainty about their future roles with the combined Company until or after strategies for the combined Company are announced or executed. These circumstances may adversely affect the combined Company's ability to retain key personnel. The combined Company also must continue to motivate employees and keep them focused on the strategies and goals of the combined Company, which may be particularly difficult due to the potential distractions of the Mergers.

If the combined Company is unable to manage growth profitably, its business and financial results could suffer.

        The combined Company's future financial results will depend in part on its ability to profitably manage its core businesses, including any growth that the combined Company may be able to achieve. The combined Company will need to maintain existing customers and attract new customers, recruit, train, retain and effectively manage employees, as well as expand operations, customer support and financial control systems. If the combined Company is unable to manage its businesses profitably, including any growth that the combined Company may be able to achieve, its business and financial results could suffer.

The exchange ratios are fixed and will not be adjusted in the event of any change in GPRE's stock price. Accordingly, because the market price of GPRE common stock may fluctuate, at the time of the GPRE special meeting of shareholders, GPRE shareholders cannot be sure of the market value of the consideration that GPRE will pay in the Mergers, and at the time of the special member meetings of VBV and the VBV Subsidiaries, members of VBV and the VBV Subsidiaries cannot be sure of the market value of the consideration they will receive in the Mergers.

        The exchange ratios were agreed upon in the Merger Agreements, and will not be adjusted due to any increases or decreases in the price of GPRE common stock, or the value of VBV, IBE or EGP units. In addition, no party has a right to terminate the Merger Agreements based solely upon changes in the market price of GPRE's common stock, the value of VBV units or the values of the VBV Subsidiary units, and the Merger Agreements contain no other provisions that would limit the impact of increases or decreases in the market price of such securities. As a result, any changes in the value of GPRE's common stock will have a corresponding effect on the value of the consideration that GPRE pays to the members of VBV and the VBV Subsidiaries in the Mergers.

        Because the Mergers will be consummated after the GPRE special meeting, at the time of the GPRE special meeting the actual market value of the GPRE common stock that the members of VBV and the VBV Subsidiaries will receive upon completion of the Mergers will be unknown and GPRE may pay more for VBV and the VBV Subsidiaries' interests than the value calculated on the date of the GPRE special meeting. Similarly, because the date that the Mergers are completed will be later than the date of the VBV, IBE and EGP special meetings, at the time of such special meetings the actual market value of the GPRE common stock the members of VBV and the VBV Subsidiaries will receive upon completion of the Mergers or the market value of GPRE common stock at any time after the completion of the Mergers will be unknown.

The receipt of GPRE common stock in exchange for VBV units pursuant to the VBV Merger may be taxable to VBV Members for U.S. federal income tax purposes and subject to a 10% withholding tax.

        The VBV Merger has been structured as a reorganization within the meaning of Section 368(a) of the Code. Stoel Rives LLP has provided a legal opinion that the VBV Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; the IRS has not provided a ruling on the matter. The opinion furnished by Stoel Rives LLP will not bind the IRS or prevent the IRS from adopting a contrary position. If the VBV Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, a VBV Member's receipt of GPRE common stock in exchange for VBV units generally will be taxable for U.S. federal income tax purposes and, if the VBV Member is a non-U.S. person (as defined in "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers") may be subject to a 10% withholding tax.

        GPRE believes that, at the time of the VBV Merger, VBV will be a U.S. real property holding corporation ("USRPHC") and, accordingly, that VBV units will constitute U.S. real property interests ("USRPIs"). In addition, GPRE believes that, at the time of the VBV Merger, GPRE will be a

USRPHC. If GPRE is a USRPHC at the time of the VBV Merger, GPRE common stock will be treated as a USRPI with respect to a VBV Member unless the VBV Member holds (including pursuant to the applicable constructive ownership rules) no more than 5% of the GPRE common stock immediately after the VBV Merger. Receipt of GPRE common stock in exchange for VBV units by a VBV Member that is a non-U.S. person (as defined in "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers") generally would be taxable for U.S. federal income tax purposes and subject to a 10% withholding tax if the VBV Member's VBV units constituted a USRPI immediately before the VBV Merger, but the VBV Member's GPRE common stock did not constitute a USRPI immediately after the VBV Merger (either because GPRE was not a USRPHC or because the VBV Member held, including pursuant to the applicable constructive ownership rules, no more than 5% of the GPRE common stock immediately after the VBV Merger).

        For more information, see "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers."

The market price of GPRE's common stock may be affected after the Mergers by factors different from those affecting the shares of GPRE, or units of VBV and the VBV Subsidiaries currently, and may decline as a result of the Mergers.

        Upon completion of the Mergers, holders of VBV and VBV Subsidiary units will become holders of GPRE common stock. An investment in GPRE common stock has different risks than an investment in units of VBV, IBE or EGP.

The issuance of shares of GPRE common stock to VBV, IBE and EGP members in the Mergers, in addition to the GPRE common stock issued to the Bioverda entities under the Stock Purchase Agreement, will substantially reduce the percentage ownership interest of current GPRE shareholders and result in a change in control of GPRE.

        If the Mergers and the Stock Purchase are completed, GPRE shareholders before the Mergers will own, in the aggregate, approximately 31.7% of the shares of GPRE common stock outstanding immediately after the Mergers and the Stock Purchase. The issuance of shares of GPRE common stock to VBV, IBE and EGP members in the Mergers and the issuance of GPRE common stock in the Stock Purchase will cause a significant reduction in the relative percentage interest of current GPRE shareholders in earnings, voting, liquidation value and book and market value of GPRE. In addition, current GPRE shareholders will lose voting control of the Company.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of GPRE's common stock following the Mergers.

        In accordance with U.S. GAAP, the combined Company will account for the Mergers using the purchase method of accounting, which will result in charges to GPRE's earnings that could adversely affect the market value of the common stock of GPRE following completion of the Mergers. Future depreciation, amortization and potential impairment charges resulting from the Mergers could have a material impact on the combined Company's results of operations and adversely affect the market value of GPRE's common stock.

The VBV Merger Agreement limits the ability of GPRE and VBV to pursue alternatives to the VBV Merger, and in certain instances requires payment of a termination fee, which could deter a third party from proposing an alternative transaction to the VBV Merger.

        The VBV Merger Agreement contains terms and conditions that make it more difficult for each of VBV and GPRE to enter into an alternative transaction to the VBV Merger. These "no shop" provisions impose restrictions on VBV and GPRE that, subject to certain exceptions, limit VBV's and

GPRE's ability to discuss, facilitate or commit to competing third party proposals to acquire all or a significant part of VBV or GPRE, as applicable. See the section entitled "The Merger Agreements—VBV Merger Agreement—No Solicitation" beginning on page 86.

        Moreover, under specified circumstances described in the section entitled "The Merger Agreements—VBV Merger Agreement—Fees and Expenses" beginning on page 91, VBV could be required to pay GPRE a termination fee of $6 million, or GPRE could be required to pay VBV a termination fee of $6 million, in connection with the termination of the VBV Merger Agreement. These respective termination fees could deter a third party from proposing an alternative to the VBV Merger.

The pro forma financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined Company's financial condition or results of operations following the Mergers.

        The pro forma financial statements have been derived from the historical financial statements of GPRE and VBV and certain adjustments and assumptions have been made regarding the combined Company after giving effect to the Mergers. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined Company in connection with the Mergers. For example, the impact of any incremental costs incurred in integrating the Companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined Company following the Mergers may not be consistent with, or evident from, these pro forma financial statements.

        The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined Company's financial condition or results of operations following the Mergers. Any potential decline in the financial condition or results of operations may cause significant variations in the stock price of the combined Company. See the section entitled "Unaudited Condensed Combined Pro Forma Financial Statements" beginning on page 100.

Risks Affecting the Businesses of the Companies

Risks Related to the Companies

The Companies have limited operating histories in the ethanol industry.

        GPRE was formed in June of 2004 and its first ethanol plant, located in Shenandoah, Iowa, began operations in August 2007. GPRE's second ethanol plant, located in Superior, Iowa, is currently commissioning. Both of the VBV plants remain pre-operational and neither VBV Subsidiary has commenced any operations. None of the Companies has any other history of operations as ethanol producers. The Companies' new and proposed operations are subject to all the risks inherent in the establishment of new business enterprises. There is no assurance that the VBV Subsidiaries will be successful in their efforts to complete their respective plants and operate them. Even if the Companies successfully meet these objectives, there is no assurance that they will be able to market the ethanol and distillers grains produced or operate the plants profitably.

The Companies have a history of operating losses and may never achieve profitable operations.

        At June 30, 2008, VBV, IBE and EGP, respectively, had significant accumulated deficits. VBV, IBE and EGP expect to continue to incur significant losses until they complete construction and commence operations at their ethanol plants. Even if the Companies successfully meet all of their objectives and the VBV Subsidiaries begin operations at their ethanol plants, no assurance can be given that the Companies will be able to operate profitably.

The business success of the combined Company is dependent on its ability to attract and retain key personnel.

        The combined Company's ability to operate its business and implement its strategies effectively depends, in part, on the efforts of its executive officers and other key personnel. The Companies' executive officers have developed expertise in ethanol and related industries, and they have or will be hiring qualified managers and key personnel to operate their plants. However, they have limited experience in managing a vertically-integrated ethanol company. The Companies are evaluating and continuing to recruit for the areas of expertise that they need to fill in order to facilitate the management of this larger, more complex combined Company. There is no assurance that they will be successful in attracting or retaining such individuals because of the limited number of individuals with expertise in this area and a competitive market with many new plants under development. The inability to retain or recruit of any of the Companies' executive officers, managers or other key personnel would negatively impact the combined Company.

        The management team of Green Plains Grain Company, LLC ("GP Grain") has significant industry experience and would be difficult to replace. These individuals possess sales, marketing, financial, risk management and administrative skills that are critical to the operation of its business. In addition, the market for employees with the required technical expertise to succeed in GP Grain's business is highly competitive and it may be unable to attract and retain qualified personnel to replace key employees should the need arise. The loss of the services of any of GP Grain's key employees or the failure to attract or retain other qualified personnel could impair its ability to operate and make it difficult to execute its internal growth strategies, thereby adversely affecting its business.

If any of the Companies' cash flow from operations is insufficient to service its respective indebtedness, then the value of GPRE's stock could be significantly reduced and its business may fail.

        GPRE's and its subsidiaries', and VBV and the VBV Subsidiaries' ability to repay their respective current and anticipated future indebtedness will depend on their financial and operating performance and on the successful implementation or their respective business strategies. The Companies' financial and operational performance will depend on numerous factors including prevailing economic conditions, volatile commodity prices and financial, business and other factors beyond the Companies' control. If any of the Companies cannot pay its debt service, it may be forced to reduce or delay capital expenditures, sell assets, restructure its indebtedness or seek additional capital. If any of the Companies is unable to restructure its indebtedness or raise funds through sales of assets, equity or otherwise, the Company's ability to operate could be harmed and the value of GPRE's stock could be significantly reduced.

The Companies' lenders hold security interests in their assets, including their property and plants, which means that GPRE's shareholders would be subordinate to them in the event of a liquidation of the Companies' assets.

        If the Companies fail to make debt service payments or if they otherwise default under their loan agreements, the Companies' lenders will have the right to repossess the secured assets. Such action would end the Companies' ability to continue operations and your rights as a shareholder upon a liquidation of the Companies' business would be inferior to the rights of the Companies' lenders. In the event of GPRE's insolvency, liquidation, dissolution or other winding up of its affairs, all of its indebtedness must be paid in full before any payment is made to the holders of its common stock. In such event, there is no assurance that there would be any remaining funds after the payment of all of the Company's indebtedness for any distribution to shareholders.

The Companies are subject to restrictive covenants in their respective loan agreements that may hinder their ability to operate and reduce the Company's profitability.

        The Companies' loan agreements contain a number of restrictive covenants that limit the Companies' ability to, among other things:

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  incur additional indebtedness;

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  make capital expenditures in excess of prescribed thresholds;

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  pay dividends to shareholders;

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  make various investments;

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  create liens on the Companies' assets;

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  acquire other companies or operations;

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  utilize the proceeds of asset sales; or

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  merge or consolidate or dispose of all or substantially all of the Companies' assets.

        The Companies are also required to maintain specified financial ratios, including minimum cash flow coverage, minimum working capital and minimum net worth. The Companies' respective loan agreements require them to utilize a portion of any excess cash flow generated by operations to prepay their respective term debt. A breach of any of these covenants or requirements could result in a default under the Companies' respective loan agreements. If any of the Companies default, and if such default is not cured or waived, the Companies' lenders could, among other remedies, accelerate their debt and declare that such debt is immediately due and payable. If this occurs, the Companies may not be able to repay such debt or borrow sufficient funds to refinance. Even if new financing is available, it may not be on terms that are acceptable. Such an occurrence could cause GPRE to cease start-up operations of the Superior plant, or cease operations at its Shenandoah plant, or cause a VBV Subsidiary to cease construction of its plant. No assurance can be given that the Companies' future operating results will be sufficient to achieve compliance with such covenants and requirements, or in the event of a default, to remedy such default.

In addition to the proceeds from the Stock Purchase, GPRE will require significant additional capital to implement its growth strategy, which may not be available to GPRE on satisfactory terms, or at all, and may subject GPRE's shareholders to substantial additional dilution.

        GPRE will need to raise additional capital to execute its growth plan in future periods, make capital improvements and respond to competitive pressures. If additional financing is not available or is not available on acceptable terms, GPRE may be unable to successfully implement its business plan, fund working capital, take advantage of business opportunities or respond to competitive pressures. Without additional financing, GPRE may need to modify or discontinue its growth plans and its capital expenditures, and reduce operating, marketing, general and administrative costs related to its continuing operations. GPRE also could be required to sell assets.

        In addition, if GPRE raises additional funds through the issuance of equity or convertible or exchangeable securities, the percentage ownership of GPRE's existing shareholders will be reduced. Further, these newly-issued securities may have rights, preferences and privileges senior to those of existing shareholders. If GPRE raises additional capital by incurring indebtedness, this could constrict its liquidity, result in substantial cash outflows, adversely affect its financial health and ability to obtain financing in the future, encumber its assets or subject it to restrictive covenants that could limit its ability to operate.

Casualty losses may occur for which the Companies have not secured adequate insurance.

        The Companies have acquired insurance that they believe to be adequate to prevent loss from foreseeable risks. However, events occur for which no insurance is available or for which insurance is not available on terms that are acceptable to the Companies. Loss from such an event, such as, but not limited to, earthquake, tornados, war, riot, terrorism or other risks, may not be insured and such a loss may have a material adverse effect on the Companies' operations, cash flows and financial performance.

The Companies' focus on ethanol could result in the devaluation of GPRE's common stock if revenues from the Companies' primary products decrease. The VBV Subsidiaries' businesses will not be diversified because they will be primarily dependent upon one product. As a consequence, they may not be able to adapt to changing market conditions or endure any decline in the ethanol industry.

        The Companies' success is primarily linked to the profitability of producing and selling ethanol and distillers grains. The Companies' lack of business diversification means that they may not be able to adapt to changing market conditions or to handle any significant decline in the ethanol industry, which would have an adverse effect on the Companies' operations, cash flows and financial performance. Because the Companies have limited alternative revenue sources and significant capital invested in ethanol production, shareholders could lose some or all of their investment if the Companies are unable to produce and sell ethanol and distillers grains profitably or if the markets for those products decline.

Disruption or difficulties with the Companies' information technology could impair their ability to operate.

        The Companies' business depends on the effective and efficient use of information technology. A disruption or failure of these systems could cause system interruptions, delays in production and a loss of critical data that could severely affect their ability to conduct normal business operations.

GPRE is subject to financial reporting and other requirements, for which its accounting, internal audit and other management systems and resources may not be adequately prepared. Any failure to maintain effective internal controls could have a material adverse effect on GPRE's business, results of operations and financial condition.

        GPRE is subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires annual management assessment of the effectiveness of a company's internal controls over financial reporting and a report by its independent registered public accounting firm addressing the effectiveness of GPRE's internal controls over financial reporting. These reporting and other obligations place significant demands on GPRE's management, administrative, operational, internal audit and accounting resources. If GPRE is unable to meet these demands in a timely and effective fashion, its ability to comply with its financial reporting requirements and other rules that apply to it could be impaired.

        In connection with the audit of GPRE's consolidated financial statements for the year ended November 30, 2007, GPRE identified a material weakness in its internal controls over financial reporting relating to month-end cutoffs of ethanol and distillers grains sales. A "material weakness" is a deficiency, or a combination of control deficiencies, that results in a reasonable possibility that a material misstatement of the financial statements will not be prevented or detected. GPRE believes that it has remediated this weakness, although GPRE's independent auditors have not verified the remedial measures. We cannot assure you that it will have no future deficiencies or weaknesses in its internal controls over financial reporting.

        Any failure to remediate any material weaknesses that GPRE may identify or to implement new or improved controls, or difficulties encountered in their implementation, could cause GPRE to fail to meet its reporting obligations. Inferior internal controls could also cause investors to lose confidence in GPRE's reported financial information, which could have a negative effect on the trading price of GPRE's common stock.

Risks Affecting the Business of GP Grain

Though GP Grain's business compliments the Companies' businesses, it does engage in business which differs from the other GPRE and VBV subsidiaries. Therefore, in addition to facing the general business risks faced by the Companies discussed above, GP Grain's business is subject to the following risks.

The operation of new ethanol plants in GP Grain's trade territory could substantially reduce the volume of corn that it buys and merchandises, which would adversely affect the operating income of its grain division.

        GP Grain's largest single source of operating income is from buying corn and soybeans from producers and share-crop landlords, drying and storing these grain products, and merchandising them to various purchasers. Three ethanol plants are currently operating within or near GP Grain's trade territory at Albert City, Ashton, and Emmetsburg. Three additional ethanol plants are under construction or starting up within or near GP Grain's trade territory at Hartley, and Superior, Iowa (which is GPRE's ethanol plant) and at Welcome, Minnesota. In addition, another ethanol operator has announced its intention to construct an ethanol plant at Fairmont, Minnesota. If all of these ethanol plants are eventually constructed and operated at full capacity, GP Grain believes they would buy approximately 206 million bushels of corn each year. This compares to approximately 18 million bushels of corn GP Grain merchandized during its 2007 fiscal year.

        The significant capital costs of an ethanol plant and the high costs of temporarily shutting down an ethanol plant provide strong incentives for these plants to be continuously operated, even during periods of high corn prices relative to the price of ethanol. As a result, the operators of ethanol plants often are willing to buy the corn necessary to maintain production at prices that may exceed the prices being paid by other corn end-users. In contrast, GP Grain is limited in the price that it can pay for corn by the prices at which it can sell the corn to various buyers. This disparity in corn pricing may result in GP Grain being unable to profitably buy corn during certain periods, which would reduce the annual volume of corn and its operating profits. GP Grain may also be forced to pay higher prices for corn in order to fulfill contractual grain delivery obligations, resulting in a loss on the purchase and resale of corn or a reduction in the profit margin on such corn.

        It is impossible to predict the impact of the operation of these ethanol plants within or near GP Grain's trade territory on GP Grain's profitability since there is no comparable historical experience.

The markets for GP Grain's products are highly competitive.

        Competitive pressures in all of GP Grain's businesses could affect the price of and customer demand for its products, thereby negatively impacting its profit margins and resulting in a loss of market share. In addition to the special risks from the ethanol industry discussed above, GP Grain's grain business also competes with other grain merchandisers, grain processors and end-users for the purchase of grain, as well as with other grain merchandisers, private elevator operators and cooperatives for the sale of grain. Many of GP Grain's competitors are significantly larger and compete in more diverse markets. The failure of GP Grain to effectively compete in its markets would reduce its profitability.

GP Grain's pension plan is subject to changes in laws and assumptions which could have a significant impact on the necessary cash flows needed to fund this plan, and introduce volatility into the annual expense of this plan.

        GP Grain could be impacted by a rise in the cost of pension and other post-retirement benefits. It may be required to make cash contributions to the extent necessary to comply with minimum funding requirements under applicable law, which may change in the future. These cash flows are dependent on various assumptions used to calculate such amounts, including discount rates, long-term return on plan assets, salary increases, health care cost trend rates and other factors. These cash flows are also dependent on the future investment experience of the plan. Changes to any of these assumptions, or variance between assumed and actual investment experience, could have a significant impact on these estimates and the required annual pension contributions.

GP Grain's business may be adversely affected by conditions beyond its control, including weather conditions, political developments, disruptions in transportation, and international petroleum risks.

        Many of GP Grain's business activities are dependent on weather conditions. Weather risks may result in: (i) a reduction in the sales of fertilizer and pesticides caused by too much rain during application periods, (ii) a reduction in grain harvests caused by too little or too much rain during the growing season, (iii) a reduction in grain harvests caused by too much rain or an early freeze during the harvest season, and (iv) damage to corn stored on an open pile caused by too much rain and warm weather before the corn is dried, shipped, consumed or moved into a storage structure.

        National and international political developments subject GP Grain's business to a variety of security risks, including bio-terrorism, and other terrorist threats to data security and physical loss to its facilities. In order to protect itself against these risks and stay current with new government legislation and regulatory actions, GP Grain may need to incur significant costs. No level of regulatory compliance can guarantee that security threats will never occur.

        If there were a disruption in available transportation due to natural disaster, strike or other factors, GP Grain may be unable to get raw materials inventory to its facilities, product to its customers, or ship grain to market. This could disrupt GP Grain's operations and cause it to be unable to meet its customers' needs or fulfill its contractual grain delivery obligations.

        The international nature of petroleum production, import restrictions, embargoes and refining capacity limitations could severely impact the availability of petroleum products causing severe economic hardship on the performance of GP Grain's Petroleum Division.

Many of GP Grain's business lines are affected by the supply and demand of commodities, and are sensitive to factors outside of its control. Adverse price movements could adversely affect its profitability and results of operations.

        GP Grain buys, sells and holds inventories of various commodities, some of which are readily traded on commodity futures exchanges. Weather, economic, political, environmental and technological conditions and developments, both local and worldwide, as well as other factors beyond GP Grain's control, can affect the supply and demand of these commodities and expose it to liquidity pressures due to rapidly rising or falling market prices. Changes in the supply and demand of these commodities can also affect the value of inventories held by GP Grain, as well as the price of raw materials. Increased costs of inventory and prices of raw materials could decrease profit margins and adversely affect profitability.

        While GP Grain hedges the majority of its grain inventory positions with derivative instruments to manage risk associated with commodity price changes, including purchase and sale contracts, it is unable to hedge 100% of the price risk of each transaction due to timing, unavailability of hedge contracts counterparties, and third party credit risk. Furthermore, there is a risk that the derivatives GP Grain employs will not be effective in offsetting the changes associated with the risks it is trying to manage. This can happen when the derivative and the hedged item are not perfectly matched. GP Grain's grain derivatives, for example, do not hedge the basis pricing component of its grain inventory and contracts. (Basis is defined as the difference between the cash price of a commodity in a GP Grain facility and the nearest in time exchange-traded futures price.) Differences can reflect time periods, locations or product forms. Although the basis component is smaller and generally less volatile than the futures component of grain market price, significant unfavorable basis movement on a grain position as large as GP Grain's can significantly impact its profitability. In addition, GP Grain does not hedge non-grain commodities.

        Since GP Grain buys and sells commodity derivatives on registered and non-registered exchanges, its derivatives are subject to margin calls. If there is a significant movement in the derivatives market, GP Grain could incur a significant amount of liabilities, which would impact its liquidity and its interest expense. There is no assurance that the efforts GP Grain takes to mitigate the impact of the volatility of the prices of commodities will be successful, and any sudden change in the price of these commodities could have an adverse affect on its liquidity and profitability.

Many of GP Grain's business segments operate in highly regulated industries. Changes in government regulations or trade association policies could adversely affect its results of operations.

        Many of GP Grain's business segments are subject to government regulation and regulation by certain private sector associations, compliance with which can impose significant costs on its business. Failure to comply with such regulations can result in additional costs, fines or criminal action.

Grain production and trade flows are affected by government actions.

        Production levels, markets and prices of the grains GP Grain merchandises are affected by federal government programs, which include acreage control and price support programs of the United States Department of Agriculture ("USDA"). In addition, grain sold by GP Grain must conform to official grade standards imposed by the USDA. Other examples of government policies that can have an impact on GP Grain's business include tariffs, duties, subsidies, import and export restrictions and outright embargos. Changes in government policies and producer supports may impact the amount and type of grains planted, which in turn, may impact GP Grain's ability to buy grain in its market region. Because a portion of GP Grain's grain sales are to exporters, the imposition of export restrictions could limit its sales opportunities.

GP Grain handles potentially hazardous materials in its businesses. If environmental requirements become more stringent or if GP Grain experiences unanticipated environmental hazards, it could be subject to significant costs and liabilities.

        A significant part of GP Grain's business is regulated by environmental laws and regulations, including those governing the labeling, use, storage, discharge and disposal of hazardous materials. Because GP Grain uses and handles hazardous substances in its businesses, changes in environmental requirements or an unanticipated significant adverse environmental event could have a material adverse effect on its business. There is no assurance that GP Grain has been, or will at all times be, in compliance with all environmental requirements, or that it will not incur material costs or liabilities in connection with these requirements. Private parties, including current and former employees, could bring personal injury or other claims against GP Grain due to the presence of, or exposure to, hazardous substances used, stored or disposed of by GP Grain, or contained in its products. GP Grain is also exposed to residual risk because some of the facilities and land which it has acquired may have environmental liabilities arising from their prior use. In addition, changes to environmental regulations may require GP Grain to modify its existing plant and processing facilities and could significantly increase the cost of those operations.

GP Grain relies on a limited number of suppliers for its products, and the loss of one or several of these suppliers could increase its costs and have a material adverse effect on its business.

        GP Grain relies on a limited number of suppliers for its products. If it is unable to obtain these raw materials and products from its current vendors, or if there were significant increases in its suppliers' prices, it could disrupt operations, thereby significantly increasing its costs and reducing profit margins.

Risks Related to GPRE's Common Stock

GPRE has been capitalized with substantial debt leverage, resulting in substantial debt service requirements that could reduce the value of GPRE's stock.

        The Companies' capital structure will be highly leveraged and its debt service requirements could have important consequences which could reduce the value of GPRE's common stock, including:

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  limiting the Companies' ability to borrow additional amounts for operating capital and other purposes or creating a situation in which such ability to borrow may be available on terms that are not favorable to GPRE;

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  reducing funds available for operations and distributions because a substantial portion of the Companies' cash flow will be used to pay interest and principal on the Companies' debt;

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  making the Company vulnerable to increases in prevailing interest rates;

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  placing the Company at a competitive disadvantage because it may be substantially more leveraged than some of its competitors;

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  subjecting all, or substantially all of the Companies' assets to liens, which means that there will be few, if any, assets available for shareholders in the event of a liquidation; and

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  limiting the Companies' ability to adjust to changing market conditions, which could increase their vulnerability to a downturn in our business or general economic conditions.

Sales of a substantial number of shares of GPRE's common stock after completion of the Mergers could cause the price of GPRE's common stock to decline.

        There will be 3,373,103 shares of GPRE common stock issued in the Mergers which will be freely transferable and may be resold without restriction immediately after the Closing, and 7,498,369 shares of GPRE common stock to be issued to certain "affiliates" in the Mergers may be resold in the public market, subject to compliance with Rule 144. In addition, GPRE has granted the Bioverda entities, Wilon and Wayne Hoovestol certain rights to demand registration of their shares for public resale, beginning 18 months after the Closing.

        Sales of a substantial number of these shares in the public market, or the perception that these sales could occur, could cause the market price of GPRE's common stock to decline and could impair the ability of GPRE shareholders to sell their shares of GPRE common stock in the amounts and at such times and prices as they may desire. In addition, the sale of these shares could impair GPRE's ability to raise capital through the sale of additional equity securities.

GPRE's stock price is volatile and its stock is thinly traded.

        The trading price of GPRE's common stock is subject to significant fluctuations in response to many factors, including changes in:

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  its business, operations and prospects;

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  its quarterly operating results;

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  market assessments of its business, operations and prospects;

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  federal, state and local laws, governmental regulation and other legal developments affecting the biofuels industry;

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  market prices for ethanol, distillers grains or feedstocks such as corn or natural gas; and

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  conditions in the biofuels industry generally.

        In addition, the volume of trading in GPRE's stock is relatively low. For this reason, GPRE has few institutional shareholders and does not receive a significant amount of analyst coverage. Consequently, any investment made in GPRE's stock may be relatively illiquid for an indefinite period.

GPRE's common stock may be diluted in value and may be subject to further dilution in value.

        As of August 12, 2008, GPRE had outstanding warrants exercisable for 320,014 shares of common stock at an exercise price of $60 per share and stock options exercisable for 509,000 shares of common stock at exercise prices of between $8.84 and $30 per share. GPRE will also be issuing 267,528 options and 16,871,472 shares of common stock as part of the Mergers and the Stock Purchase. If for any reason GPRE is required in the future to raise additional equity capital, if warrants are exercised or if options are granted or additional shares are issued to the Companies' employees, officers or directors, GPRE's current shareholders, the VBV and VBV Subsidiary members may suffer further dilution to their investment. There is no assurance that further dilution will not occur in the future.

Risks Related to Construction of the IBE and EGP Plants

IBE and EGP are each dependent on their respective design builders and technology providers for expertise in the commencement of operations at the IBE and EGP plants, respectively, and any loss of these relationships, or failure to perform by these builders and providers, could hinder the VBV Subsidiaries' ability to operate profitably and significantly decrease the value of an investment in GPRE.

        IBE and EGP are highly dependent upon Fagen, Inc. ("Fagen") and ICM, Inc. ("ICM"), and their respective employees, who have experience in the construction, start-up and operation of ethanol plants, to design, build and start-up the IBE and EGP plants. Any loss of these relationships, particularly during the construction and start-up period for the IBE or EGP plants, may have a material adverse impact on the Companies' operations, cash flows and financial performance. There are general risks and potential delays associated with each project, including, but not limited to, fire, weather, permitting issues, and delays in the provision of materials or labor to the construction site. Although neither IBE nor EGP are aware of any parts needed to construct their plants that may be backordered, certain parts for ethanol plants have become backordered from time to time and the Companies may not be able to get delivery of necessary parts in a timely manner. Any significant delay in the planned completion date for any of these plants may have a material adverse effect on the Companies' operations, cash flows and financial performance.

        Although ethanol development continues across the country, there has been a significant decline in the number of new projects over the last year. Consequently, the Companies could be exposed to risk if market conditions place their design builders and technology providers under substantial economic pressure. If IBE's or EGP's respective design builders and technology providers were to face financial difficulties, due to market conditions or any other reason, the Companies' ability to perform will be impeded, and such circumstances might have a material adverse effect on the Companies' operations, cash flows and financial performance.

Fagen will continue to employ subcontractors for key parts of the VBV Subsidiary plants.

        The failure on the part of major subcontractors to perform in a satisfactory manner can present risk that either of the IBE or EGP plants will not be constructed as planned. Failure on the part of Fagen to compensate subcontractors can also present risk of claims or liens on plant assets. These claims could result in a loss of the value of GPRE common stock.

IBE or EGP may not be able to manage their respective start-up periods effectively.

        IBE and EGP are each approaching construction completion and operations start-up at their respective plants under construction. Although the Companies have limited financial resources, they will need to implement operational, financial and management systems for both plants. IBE and EGP are planning to hire employees needed to operate their respective plants and will also need to train, motivate and manage those employees. Although IBE and EGP each believes that they can effectively manage the start-up and properly staff and train employees for its operations, there is no assurance that this will occur, and any failure by IBE or EGP in either of these areas could have a material adverse effect on its financial condition, cash flows, results of operations and its ability to execute its business plan.

IBE and EGP will depend on ICM for ongoing support services.

        The VBV Subsidiaries are highly dependent upon ICM for ongoing support services at their plants. The process technology implemented at their plants is licensed. If the plants are built but do not operate to the level anticipated by the VBV Subsidiaries in their business plans, the VBV Subsidiaries will need to rely on ICM to adequately address such deficiencies. There is no assurance that they will be able to address such deficiencies in an acceptable manner. Failure to do so could have a material adverse effect on the Companies' operations, cash flows and financial performance.

Construction delays could result in a delay in the commencement of operations and generation of revenue, if any, from IBE's and EGP's plants.

        Both IBE's plant and EGP's plant are expected to begin operations in the fourth quarter of 2008. However, any of these dates could be later under the contract each has with Fagen. Construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule. If it takes longer to obtain necessary permits or construct the plants than the VBV Subsidiary's anticipate, it would delay each VBV Subsidizing's ability to generate revenues at that location and make it difficult for it to meet its debt service obligations. This could reduce the value of GPRE common stock and could negatively affect its ability to execute its plan of operation.

If there are defects in the IBE or EGP plants' construction, it may negatively affect GPRE's ability to operate those plants.

        There is no assurance that defects in materials and/or workmanship in either the IBE or EGP plants will not occur. Under the terms of the design-build contracts, Fagen has warranted that the material and equipment furnished to build the plants would be new, of good quality, and free from material defects in material or workmanship at the time of delivery. Though the design-build contracts require Fagen to correct all defects in material or workmanship for a period of one year after substantial completion of the plants, material defects in material or workmanship may still occur. Such defects could cause the Companies to delay the commencement of operations of any such plant or, if such defects are discovered after operations have commenced, to halt or discontinue such plant's operations. Any such event may have a material adverse effect on GPRE's operations, cash flows and financial performance.

Any material variations to the actual cost verses VBV Subsidiaries' cost estimates relating to the construction and operation of their plants could materially and adversely affect GPRE's ability to operate the plants profitably.

        Fagen is constructing the IBE and EGP plants for fixed prices. There is no assurance that there will not be design changes or cost overruns associated with the construction of either of the plants. Any significant increase in the estimated construction cost of the plants may have a material adverse effect on GPRE's operations, cash flows and financial performance.

Risks Related to Ethanol Production

The ability of the subsidiaries of the Companies which produce or plan to produce ethanol (the "Producing Subsidiaries") to operate at a profit is largely dependent on prices of corn, natural gas, ethanol and distillers grains.

        The Producing Subsidiaries' operations and financial condition are significantly affected by the cost and supply of grain and natural gas and by the selling price for ethanol and distillers grains. Prices and supplies are subject to and determined by market forces over which the Producing Subsidiaries have no control. The Producing Subsidiaries are heavily dependent on the price and supply of corn. There is no assurance of consistent and continued availability of feedstock. There is significant price pressure on local corn markets caused by nearby ethanol plants, livestock industries and other value-added enterprises. Additionally, the local corn supplies could be adversely affected by rising prices for alternative crops, increasing input costs, changes in government policies, shifts in global markets or damaging growing conditions such as plant disease, weather or drought.

        As a result of price volatility for these commodities, the Producing Subsidiaries' operating results may fluctuate substantially. Based on recent forward prices of corn and ethanol, the Producing Subsidiaries may be operating their plants at low to possibly negative operating margins. Increases in corn prices or decreases in prices of ethanol or distillers grains prices may result in it being unprofitable to operate the Producing Subsidiaries' plants. No assurance can be given that any of the Producing Subsidiaries will be able to purchase corn at prices anywhere near the historic averages of corn in the states in which the Producing Subsidiaries' plants are located; that any of the Producing Subsidiaries will be able to purchase natural gas at, or near, its current price; that any of the Producing Subsidiaries will be able to sell ethanol at, or near, current prices; or that any of the Producing Subsidiaries will be able to sell its distillers grains at, or near, current prices. Commodities prices have been extremely volatile in the past and are expected to be extremely volatile in the future, due to factors beyond the Producing Subsidiaries' control, such as weather, domestic and global demand, shortages, export prices and various governmental policies in the U.S. and around the world.

        GPRE has been and anticipates continuing after the Merger to purchase the corn for its subsidiaries from farmers in the areas surrounding the plants and in the cash market, and hedging corn through futures contracts or with options to reduce short-term exposure to price fluctuations. The Producing Subsidiaries may contract with third parties to manage their hedging activities and corn purchasing. The Producing Subsidiaries' purchasing and hedging activities may or may not lower their respective price of corn, and in a period of declining corn prices, these advance purchase and hedging strategies may result in the Producing Subsidiaries paying a higher price for corn than their competitors. Further, hedging for protection against the adverse changes in the price of corn may be unsuccessful, and could result in substantial losses. Generally, higher corn prices will produce lower profit margins.

        Substantial increases in the price of corn have caused some ethanol plants to temporarily cease production or operate at a loss. The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future. Increased ethanol production from new or expanded ethanol production facilities may increase the demand for corn and increase the price of corn or decrease the availability of corn in areas where we intend to source corn for their plants. The Producing Subsidiaries may have to source corn from greater distances from their plants at a higher delivered cost. If a period of high corn prices were to be sustained for some time, such pricing may have a material adverse effect on the Companies' operations, cash flows and financial performance.

        The Producing Subsidiaries' revenues will also be dependent on the market prices for ethanol and distillers grains. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand of ethanol, the price of gasoline, the level of government support, and the availability and price of competing products. For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. However, this relationship is continually changing based on market forces and may result in reduced competitiveness of ethanol in the marketplace. Any lowering of gasoline prices will likely also lead to lower prices for ethanol and adversely affect the Producing Subsidiaries' operating results.

The VBV Subsidiaries have entered into corn purchase agreements that limit their ability to purchase corn on the open market.

        IBE has contracted with Cargill Incorporated, through its AgHorizons Business Unit ("Cargill"), for all of IBE's corn supplies. EGP has contracted with Obion Grain Co. ("Obion Grain") as EGP's exclusive supplier for corn obtained in Obion County, Tennessee and the seven contiguous counties in Tennessee and Kentucky. EGP has entered into an agreement with Central States Enterprises, Inc. for its remaining corn needs. Because of IBE's corn purchase agreement with Cargill and EGP's corn purchase agreements with Obion Grain and Central States, both IBE and EGP are unable to purchase all, or any in the case of IBE, of their corn supplies on the open market, which may place the VBV Subsidiaries at a greater risk to any price fluctuations that may arise and may have a material adverse effect on the VBV Subsidiaries' operations, cash flows and financial performance.

The Producing Subsidiaries will not have marketing agreements with their equity owners to assure that the plants have a source for corn and to protect the Producing Subsidiaries from corn price fluctuations.

        Many producers of ethanol have corn delivery programs that require their members or shareholders to deliver specified quantities of corn to the producer at established, formula or market prices. These agreements may protect producers from supply and price fluctuations. The Producing Subsidiaries will not have corn delivery agreements and will be required to acquire substantial quantities of corn in the marketplace based on the then-prevailing market price. If the supplies of corn available to the Producing Subsidiaries are not adequate, they may not be able to procure adequate supplies of corn at reasonable prices. This could result in a utilization of less than the full capacity of the plants, reduced revenues, higher operating costs, and reduced income or losses.

The Companies cannot provide any assurance that there will be sufficient demand for ethanol to support current ethanol prices.

        The Companies believe that ethanol production is expanding at this time. To support this expansion of the industry, domestic ethanol consumption must increase dramatically. Additionally, public opinion must be supportive of continued or increased mandates in order to maintain the preferred status of ethanol in public policy. The domestic market for ethanol is largely dictated by federal mandates for blending ethanol with gasoline. At the present rate of expansion, it is probable that ethanol production will exceed levels set by federal mandate. Additionally, it is possible that ethanol production will exceed domestic blending capacity.

        Ethanol production from corn has not been without controversy. There have been questions of overall economic efficiency and sustainability, given the industrialized and energy-intensive nature of modern corn agriculture. Additionally, ethanol critics frequently cite the moral dilemma of redirecting corn supplies from international food markets to domestic fuel markets and further directly link the current global food price increases to the production of ethanol and other biofuels. These claims and others have led some politicians to call for a reduction in mandated ethanol use and other changes in the law supporting ethanol production. The controversy surrounding corn ethanol is dangerous to the industry because ethanol demand is largely dictated by federal mandate. If public opinion were to erode, it is possible that the federal mandates will lose political support and the ethanol industry will be left without a market.

        The governor of the state of Texas recently submitted a petition to the EPA requesting a waiver of 50 percent of the nationwide RFS mandate for the production of ethanol derived from grain, citing adverse economic impact due to higher corn prices in Texas. The administrator of the EPA can waive the RFS if the RFS would severely harm the economy or environment of a state, region or the United States or if there is an inadequate supply of renewable fuel. On August 7, 2008, the EPA denied the waiver request. If in the future the EPA grants any other waiver of the RFS with respect to ethanol derived from grain, it could have a material adverse effect on the Companies' operations and financial performance.

        Beyond the federal mandates, there are limited markets for ethanol. Discretionary blending is an important secondary market. However, consumer acceptance of E85 fuels and flexible-fuel technology vehicles is needed before there will be any significant growth in market share. International markets offer possible opportunities. Ethanol has foreseeable applications as an aviation or locomotive fuel. Limited markets also exist for use of ethanol as an antiseptic, antidote or base compound for further chemical processing. All these additional markets are undeveloped.

        At present, the Companies cannot provide any assurance that there will be any material or significant increase in the demand for ethanol beyond the increases in mandated gasoline blending. Increased production in the coming years is likely to lead to lower ethanol prices. Additionally, the increased production of ethanol could have other adverse effects as well. For example, the increased production could lead to increased supplies of by-products from the production of ethanol, such as distillers grains. Those increased supplies could lead to lower prices for those by-products. Also, the increased production of ethanol could result in a further increase in the demand for corn. This could result in higher prices for corn creating lower profits. There can be no assurance as to the price of ethanol, corn, or distillers grains in the future. Adverse changes affecting these prices may have a material adverse effect on the Companies' operations, cash flows and financial performance.

The Companies expect to compete with existing and future ethanol plants and oil companies, which may result in a material adverse effect on the Companies' operations, cash flows and financial performance.

        GPRE operates in a very competitive environment. GPRE competes, and the Companies will compete, with large, multi-product, multi-national companies that have much greater resources than the Companies currently have or will have in the future. The Companies may face competition for capital, labor, management, corn and other resources. There is clearly a consolidation trend in the ethanol industry. As a result, firms are growing in size and scope. Larger firms offer efficiencies and economies of scale, resulting in lower costs of production. Absent significant growth and diversification, the Companies might not be able to operate profitably in a more competitive environment. No assurance can be given that the Companies will be able to compete successfully or that such competition will not have a material adverse effect on the Companies' operations, cash flows and financial performance.

        At present, the ethanol industry is primarily comprised of firms that engage exclusively in ethanol production. Oil companies, petrochemical refiners and gasoline retailers are not engaged in ethanol production to a large extent. These companies, however, form the primary distribution networks for marketing ethanol through blended gasoline. If these companies seek to engage in direct ethanol production, there will be less of a need to buy ethanol from independent ethanol producers. Such a structural change in the market could result in a material adverse effect on the Companies' operations, cash flows and financial performance.

GPRE sells a majority of its products to third-party brokers, which may reduce its ability to compete.

        GPRE sells all of its ethanol and the majority of its distillers grains to third-party brokers, who are its customers for purposes of revenue recognition, pursuant to contracts with these brokers. These third-party brokers are responsible for subsequent sales, marketing, and shipping of the ethanol and distillers grains. None of the Companies currently have a sales force or distribution channel to market ethanol. Although GPRE is exploring alternative marketing strategies, GPRE is currently dependent on third-party brokers. GPRE has contracted to sell all ethanol produced at both the Shenandoah and Superior plants with Renewable Products Marketing Group, LLC ("RPMG"), though GPRE has provided notice of termination of this contract, effective September 30, 2008, with respect to Shenandoah. If RPMG breaches the contract or does not have the ability (for financial or other reasons) to purchase all of the ethanol GPRE produces, GPRE will not have any readily available means to market its ethanol.

        The VBV Subsidiaries will also be dependent on third-party brokers once the IBE and EGP plants are operational. The Producing Subsidiaries' lack of an independent marketing program and reliance on third parties to market ethanol may place them at a competitive disadvantage. GPRE's or either VBV Subsidiary's failure to sell all of its ethanol and distillers grains may have a material adverse effect on the Companies' operations, cash flows and financial performance.

        Similarly, GPRE is heavily dependent on third-party brokers to purchase its by-product distillers grains. GPRE's inability to independently market distillers gains may have a material adverse effect on its operations, cash flows and financial performance.

VBV intends to market the distillers grains produced at the IBE and EGP plants itself, without the use of a third-party marketer, which could lead to decreased or little profit on such sales.

        VBV intends to market the distillers grains for both IBE and EGP. VBV has no experience marketing distillers grains and does not have the same types of resources as distillers grains marketers. VBV's lack of experience and resources may have a material adverse effect on VBV's and the VBV Subsidiaries' operations, cash flows and financial performance.

Markets for distillers grains depend on its continued use as animal feed

        The primary use of distillers grains is animal fodder or feed additive. In recent months, Escherichia coli (E. coli) outbreaks in beef cattle have been attributed to use of distillers grains as a cattle feed. At present, there is no conclusive causal relationship between E. coli and distillers grains. However, this continued controversy could have an adverse impact on distillers grains markets. Any connection, whether based on scientific evidence or popular opinion, between distillers grains and E. coli could have a material adverse effect on the Companies' operations, cash flows and financial performance.

The price of distillers grains is affected by the price of other commodity products, such as soybeans and corn, and decreases in the price of these commodities could decrease the price of distillers grains, which will decrease the amount of revenue the Companies may generate.

        Distillers grains compete with other protein-based animal feed products. The price of distillers grains may decrease when the prices of competing feed products decrease. The prices of competing animal feed products are based in part on the prices of the commodities from which these products are derived. Downward pressure on commodity prices, such as soybeans and corn, will generally cause the price of competing animal feed products to decline, resulting in downward pressure on the price of distillers grains. Decreases in the price of distillers grains will result in the Companies generating less revenue.

Engaging in hedging activities to minimize the potential volatility of commodity gas prices could result in substantial costs and expenses and additional liquidity and counterparty risk.

        In an attempt to minimize the effects of the volatility of corn and natural gas costs on operating profits, GPRE has taken hedging positions in the corn and natural gas futures markets and the

Companies will likely take additional hedging positions in these commodities in the future. Hedging means protecting the price at which companies buy and sell commodity inputs and outputs in the future. It is a way to attempt to reduce the risk caused by price fluctuation. For the Companies, the effectiveness of such hedging activities is dependent upon, among other things, the Companies' ability to forecast future corn and natural gas usage requirements, and ethanol and distillers grains production levels. Customers and hedging counterparties may default on contractual obligations to purchase or sell commodities to the Companies, particularly following periods of substantial price change which the hedging transactions were intended to protect against. Additionally, substantial price changes may cause margin calls to secure the Companies' performance under exchange-traded futures contracts. Margin calls involve transferring cash to brokers with little advanced notice. As a result, the Companies may not have sufficient liquidity to meet a margin call and may be forced to liquidate the futures contract. Although the Companies will attempt to link hedging activities to sales plans and pricing activities, such hedging activities can themselves result in additional costs and risks because commodity price movements are highly volatile and are influenced by many factors that are beyond the Companies' control.

The Producing Subsidiaries' ability to successfully operate is dependent on the availability of energy and water at anticipated prices.

        The Producing Subsidiaries' plants will require a significant and uninterrupted supply of electricity, natural gas and water to operate. There is no assurance that the Producing Subsidiaries will be able to secure an adequate supply of energy or water to support current and expected plant operations. If there is an interruption in the supply of energy or water for any reason, such as supply, delivery or mechanical problems, the Companies may be required to halt production. If production is halted for an extended period of time, it may have a material adverse effect on the Producing Subsidiaries' operations, cash flows and financial performance.

        GPRE, EGP and IBE have each entered into an agreement with U.S. Energy Services, Inc. to negotiate and purchase natural gas and secure related natural gas pipeline capacity for their respective plants from third-party providers. There can be no assurance given that any of the Producing Subsidiaries or U.S. Energy Services will be able to obtain a sufficient supply of natural gas for their respective plants or that GPRE will be able to procure alternative sources of natural gas on acceptable terms. Higher natural gas prices may have a material adverse effect on the Producing Subsidiaries' operations, cash flows and financial performance.

        The Producing Subsidiaries will also need to purchase significant amounts of electricity to operate the plants. Currently, GPRE's plants do not have an onsite electric generation capability to support plant operations. All electricity must be purchased from third-party electric utilities. GPRE has negotiated an agreement with MidAmerican Energy to supply electricity to the plant in Shenandoah for a period of five years. No assurance can be given that GPRE will be able to negotiate contract extensions at favorable rates after the five year period is over. GPRE has entered into an agreement with the Iowa Lakes Electric Cooperative and the Corn Belt Cooperative to supply electricity to the Superior plant. EGP is currently negotiating a multi-year agreement for electricity with Gibson Electric for the construction of the necessary infrastructure and provision of electricity. IBE has entered into a five-year electricity supply agreement with Bluffton Utilities. Electricity prices have historically fluctuated significantly. Sustained increases in the price of electricity in the future would increase the costs of production at the plants. As a result, these issues may have a material adverse effect on the Producing Subsidiaries' operations, cash flows and financial performance.

        Sufficient availability and quality of water are important requirements to produce ethanol. GPRE anticipates that water requirements at each of its plants will be approximately 400 to 800 gallons per minute, depending on the quality of the water at the plants. GPRE believes the City of Shenandoah has sufficient capacities of water to meet GPRE's needs and GPRE has a contract with the city to supply water to the plant at a price that GPRE believes is favorable to its operations. However, no assurance can be given that a prolonged drought could not diminish the water supplies in the areas of the Shenandoah plant, or that GPRE would continue to have sufficient water supplies in the future. GPRE anticipates obtaining its water supply for the Superior ethanol plant from two wells on the site. The IBE and EGP plants will require approximately 900 to 1,200 gallons of water per minute. The VBV Subsidiaries intend to use onsite wells, supplemented by city services as necessary, for their water needs. If a drought were to occur, the Producing Subsidiaries may have to purchase water from other sources, such as the local rural water company, which would cost more. If any of the Producing Subsidiaries ever had to do this, it may have a material adverse effect on its operations, cash flows and financial performance and could even cause one or more of the Producing Subsidiaries to cease production for periods of time.

Risk of foreign competition from producers who can produce ethanol at less expensive prices than it can be produced from corn in the United States.

        There is an increased risk of foreign competition in the ethanol industry. At present, there is a $0.54 per gallon tariff on foreign ethanol. However, this tariff might not be sufficient to deter overseas producers from importing ethanol into the domestic market, resulting in depressed ethanol prices. It is also important to note that the tariff on foreign ethanol is the subject of ongoing controversy and disagreement amongst lawmakers. Many lawmakers attribute growth in the ethanol industry to increases in food prices. They see foreign competition in ethanol production as a means of controlling food prices. Additionally, the tariff on ethanol has sparked international criticism because it diverts corn from export and prevents Latin American agricultural development.

        Foreign competitors are likely to have lower input, energy and labor costs. International feedstocks might be less costly and more sustainable than corn. Additionally, the bulk of the domestic ethanol market is located on the coasts. It is possible that it could be cheaper to import foreign ethanol via tanker than transport the Companies' ethanol to coastal markets via rail or truck. The primary source of foreign competition is Brazil, which is the world's second largest producer after the U.S. Brazil produces ethanol from sugarcane, which as a feedstock costs about 30% to 40% less than corn. Additionally, in comparison to the U.S., the Brazilian ethanol industry is more mature and more fully developed. Much of the industrial infrastructure that the U.S. is lacking is already in place in Brazil.

        Ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. Competition from ethanol imported from Caribbean Basin countries may affect the Company's ability to sell its ethanol profitably, which may have a material adverse effect on the Companies' operations, cash flows and financial performance.

        If significant additional foreign ethanol production capacity is created, such facilities could create excess supplies of ethanol on world markets which may result in lower prices of ethanol throughout the world, including the U.S. GPRE believes that an increased supply of ethanol in world markets may be mitigated to some extent by increased ethanol demand, due in part to higher oil prices. Such foreign competition is a risk to the Companies' businesses. Further, if the tariff on foreign ethanol is ever lifted, overturned, expired, repealed or reduced, our ability to profitably compete with low-cost international producers is questionable. Any penetration of ethanol imports into the domestic market may have a material adverse effect on the Companies' operations, cash flows and financial performance.

Replacement technologies are under development that might result in product or process system obsolescence.

        Ethanol is primarily an additive and oxygenate for blended gasoline. Although use is currently mandated, there is always the possibility that a preferred alternative product will emerge and eclipse the current market. Critics of ethanol blends argue that ethanol decreases fuel economy, causes corrosion of ferrous components and damages fuel pumps. Any alternative oxygenate product would likely be a form of alcohol (like ethanol) or ether (like MTBE). Prior to federal restrictions and ethanol mandates, MTBE was the dominant oxygenate. It is possible that other ether products could enter the market and prove to be environmentally or economically superior to ethanol. More likely, it is possible that alternative biofuel alcohols such as methanol and butanol could evolve into ethanol replacement products. Such development an ethanol replacement product may have a material adverse effect on our operations, cash flows and financial performance.

        Even if ethanol remains the dominant additive and oxygenate, technological innovation could have a profound impact on the corn ethanol system. The development of cellulosic ethanol obtained from other sources of biomass such as switchgrass or fast growing poplar trees could ultimately displace corn ethanol production. Federal policies suggest a long-term political preference for cellulosic processes using alternative feed stocks such as switchgrass, silage, wood chips or other forms biomass. Cellulosic ethanol has a smaller carbon footprint because the feedstock does not require energy-intensive fertilizers and industrial production processes. Additionally, cellulosic ethanol is favored because it is unlikely that foodstuff is being diverted from the market. Several cellulosic ethanol plants are under development. At present, it is unlikely that cellulose is an economically-viable alternative to corn. However, if research and development programs persist, there is the risk that cellulosic ethanol could displace corn ethanol at some point in the future. Although there may be opportunities to incorporate cellulosic processes into the Producing Subsidiaries' existing corn ethanol plants, it must be acknowledged that innovation in cellulose might have an adverse impact on the Companies' enterprises. The Producing Subsidiaries' plants are designed as single-feedstock facilities. At present, there is limited supply of alternative feed stocks near the Producing Subsidiaries' facilities. There is limited ability to adapt the plants to a different feedstock or process system without substantial reinvestment and retooling.

        GPRE's ethanol plants use ICM and Delta T process technologies in Shenandoah and Superior, respectively. The IBE and EGP plants will use ICM process technologies. These process technologies are industry standards. However, they use significant amounts of energy. There is the possibility that new process technologies will emerge that require less energy. The development of such process technologies would result in lower production costs. The Producing Subsidiaries' process technologies may become outdated and obsolete, placing the Companies at a competitive disadvantage against competitors in the industry. The development of replacement technologies may have a material adverse effect on the Companies' operations, cash flows and financial performance.

Consumer perceptions of ethanol may have a negative impact on the acceptability of ethanol in the market, reducing the Companies' revenues.

        Many consumers have been exposed to the belief that ethanol production uses more energy than the ethanol produced can deliver. Others believe that ethanol damages vehicle engines. Many recent media reports state that ethanol use has caused the prices of food to increase and may even be the cause of world hunger. Some people expect that ethanol, particularly if use is mandated, will result in higher fuel and food prices. These and similar perceptions could negatively impact the acceptability and price of ethanol in the marketplace, reducing market volumes and prices, and resulting in greater competition, lower revenues for the Companies.

Risks Related to Conflicts of Interest

The Companies have conflicts of interest with their design builders, technology providers, third-party marketers and other suppliers that could result in loss of capital and reduced financial performance.

        GPRE and the VBV Subsidiaries are and will continue to be advised by one or more employees or associates of their design builders and technology providers. The Producing Subsidiaries' design builders and technology providers are expected to continue to be involved in substantially all material aspects of their respective plant construction and operations for some time. Some of GPRE's design builder and technology providers have an ownership interest in GPRE. In addition, Fagen has an ownership interest in both IBE and EGP. Consequently, the terms and conditions of GPRE's, IBE's and EGP's agreements and understandings with them may not have been negotiated at arm's length. Therefore, there is no assurance that GPRE's, IBE's or EGP's arrangements with such parties are as favorable to them as could have been if obtained from unaffiliated third parties. In addition, because of the extensive role that they are expected to have in the construction and operation of the plants, it may be difficult or impossible for GPRE or either VBV Subsidiary to enforce claims that it may have against them, if a claim were to arise. If this were to occur, it may have a material adverse impact on the Companies' operations, cash flows and financial performance.

        The Producing Subsidiaries' design builders and technology providers and their affiliates may also have conflicts of interest because employees or agents of the Producing Subsidiaries' design builders and technology providers are involved as owners, creditors and in other capacities with other ethanol plants in the United States. The Producing Subsidiaries cannot require design builders and technology providers to devote their full time or attention to their activities.

        Aventine Renewable Energy, Inc., the ethanol marketer for all of the ethanol to be produced at the VBV Subsidiaries' plants, has an ownership interest in IBE and has appointed a director to the IBE board of directors. Cargill will be the supplier of all the corn to be used at the IBE plant, and its affiliate, Cargill Biofuels Investments, LLC, also has an ownership interest in IBE. Jackson—Briner Joint Venture, LLC is providing certain construction related construction services to IBE and has an ownership interest in IBE. The Patterson Group, LLC, which provides EGP certain consulting services, is controlled by James K. Patterson, a director and unit holder of EGP. Obion Grain has an ownership interest in EGP and will have a subordinate lien on EGP's real property if EGP defaults under its corn purchase agreement with Obion Grain. In addition, Obion Grain is controlled by Dyersburg Elevator Company, James Baxter Sanders, Michael D. Miller and William H. Latimer, whom all have ownership interests in EGP, and the latter two of whom also serve as directors of the EGP board.

        Though the Companies will attempt to address actual or potential material conflicts of interest as they arise or become known, none of the Companies have established any formal procedures to address or resolve conflicts of interest. There is no assurance that any conflict of interest will not have adverse consequences to the Companies' operations, cash flows and financial performance.

The Companies' board members and officers have other business interests that may receive a greater share of their time and attention than they will devote to their respective Companies.

        The Companies' respective board members and officers have other business interests and responsibilities that may be given priority over the time and attention that they are willing to devote to their respective Companies. This could result in errors of management and governance that could adversely affect the Companies' operations, cash flows and financial performance.

The Companies' consultants and contractors may have financial and other interests that conflict with their interests, and they may place their interests ahead of the Companies' interests.

        Entities and individuals engaged as consultants and contractors of the Companies will have financial interests that may conflict with the Companies' interests. Each of a Company's consultants and contractors is likely to be a creditor of that Company, which could affect their advice and commitment of time and resources to it. In addition, the consultants and contactors may have commitments to and financial interests in other ethanol plants located in the same geographic and market area as the Producing Subsidiaries' plants. As a result, they may have a conflict of interest as they allocate personnel, materials and other resources to the plants and others.

Risks Related to Regulation and Governmental Action

The loss of favorable tax benefits and other incentives for ethanol production and use could adversely affect the market for ethanol.

        The American Jobs Creation Act of 2004 created the volumetric ethanol excise tax credit ("VEETC"). Referred to as the blender's credit, VEETC provides companies with a tax credit to blend ethanol with gasoline totaling 51 cents per gallon of pure ethanol, or approximately 5.1 cents per gallon for E10 and 43 cents per gallon on E85. VEETC expires on December 31, 2010. The Food, Conservation and Energy Act of 2008 (the "2008 Farm Bill") reduced the VEETC to 45 cents per gallon of pure ethanol beginning January 1, 2009. In addition, recent federal legislation increased support for cellulosic ethanol as an alternative to corn-derived ethanol and the amended Renewable Fuel Standard mandates an increasing level of production of biofuels which are not derived from corn. The elimination or further reduction of VEETC or other federal tax incentives to the ethanol industry would have a material adverse impact on our business by making it more costly or difficult for the Companies to produce and sell ethanol.

The Producing Subsidiaries' inability to obtain required regulatory permits and/or approvals will impede their ability and may prohibit completely their ability to successfully operate their plants.

        The Producing Subsidiaries are subject to extensive air, water and other environmental regulation. The Producing Subsidiaries have had to obtain a number of environmental permits to construct and operate their plants. Ethanol production involves the emission of various airborne pollutants, including particulate (PM10), carbon dioxide (CO2), oxides of nitrogen (N0x) and volatile organic compounds. GPRE believes it has obtained the permits necessary for operation of the Shenandoah and Superior plants. IBE and EGP each believe that it has obtained the permits necessary for the construction of their respective plants. However, EGP and IBE still need to apply for and obtain certain other permits before they can commence operations at the IBE and EGP plants, respectively. EGP and IBE each anticipates that it will be able to obtain these permits before the times that they will be needed. However, if for any reason any of these permits are not granted, construction costs for the IBE and EGP plants may increase. In addition, the governing state agencies could impose conditions or other restrictions in the permits that are detrimental to the Companies or which increase their costs above those assumed in any such project. Any such event could have a material adverse effect on the Companies' operations, cash flows and financial performance.

A change in environmental and safety regulations or violations thereof could impede GPRE's and the VBV Subsidiaries' ability to successfully operate the plants.

        Currently the Environmental Protection Agency ("EPA") rules and regulations do not require the Producing Subsidiaries to obtain separate EPA approval in connection with construction and operation of the plants. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively. It is possible that more stringent federal or state environmental rules or regulations could be adopted, which could increase the Producing Subsidiaries' operating costs and expenses. Consequently, even if the Producing Subsidiaries have the proper permits at the present time, they may be required to invest or spend considerable resources to comply with future environmental regulations. Furthermore, ongoing plant operations are governed by the Occupational Safety and Health Administration ("OSHA"). OSHA regulations may change such that the costs of operations at the plants may increase. If any of these events were to occur, they may have a material adverse impact on the Companies' operations, cash flows and financial performance.

        The Producing Subsidiaries' plants will emit carbon dioxide as a by-product of the ethanol production process. The United States Supreme Court recently classified carbon dioxide as an air pollutant under the Clean Air Act in a case seeking to require the EPA to regulate carbon dioxide in vehicle emissions. Similar lawsuits have been filed seeking to require the Environmental Protection Agency ("EPA") to regulate carbon dioxide emissions from stationary sources such as the Producing Subsidiaries' ethanol plants under the Clean Air Act. The Producing Subsidiaries' plants will produce a significant amount of carbon dioxide that will be vented into the atmosphere. While there are currently no regulations applicable to the Producing Subsidiaries concerning carbon dioxide, if Iowa, Indiana or Tennessee, or the federal government, or any appropriate agency, decides to regulate carbon dioxide emissions by plants such as the Producing Subsidiaries', the Producing Subsidiaries may have to apply for additional permits or they may be required to install carbon dioxide mitigation equipment or take other steps unknown to the Companies at this time in order to comply with such law or regulation. Compliance with future regulation of carbon dioxide, if it occurs, could be costly and may prevent the Producing Subsidiaries from operating its plants profitably, which may have a material adverse impact on the Companies' operations, cash flows and financial performance.

        GPRE does not have current, and in some instances any, environmental reports for GPRE's real property. There is a risk that there are unidentified costs associated with environmental liabilities at the various facilities. These liabilities, if unaddressed, could significantly devalue the facilities if they are to be sold in the future.

The loss of favorable government usage mandates affecting ethanol production could adversely affect the market for ethanol.

        Federal law requires the use of oxygenated gasoline. If these mandates are repealed, the market for domestic ethanol would be diminished significantly. Additionally, flexible-fuel vehicles receive preferential treatment in meeting CAFE standards. High blend ethanol fuels such as E85 result in lower fuel efficiencies. Absent the CAFE preferences, it is unlikely that flexible-fuel vehicles could meet standards. Any change in these CAFE preferences could reduce growth of E85 markets and result in lower ethanol prices.

        There has been an increase in the number of claims against the use of ethanol as an alternative energy source. Many of such claims attempt to draw a link between recently increasing global food prices and the use of corn to produce ethanol. Others claim that the production of ethanol requires too much energy. Such claims have led some, including members of Congress, to urge the modification of current government policies which affect the production and sale of ethanol in the United States, such as the VEETC, the Renewable Fuels Standard and the Energy Independence and Security Act of 2007 (the "2007 Act"). Similarly, several states which currently have laws which affect the production and sale of ethanol, such as mandated usage of ethanol, have proposed to modify or eliminate such mandates. To the extent that such state or federal laws were modified, the demand for ethanol may be reduced, which could negatively and materially affect the Companies' ability to operate profitably.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        The SEC encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This proxy statement/prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this registration statement or made by management of GPRE or VBV, other than statements of historical fact regarding GPRE or VBV or any of their subsidiaries, are forward-looking statements within the meaning of Section 27A of the Securities Act and 21E of the Exchange Act.

        Forward-looking statements include, among others, statements, goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of GPRE and VBV and their subsidiaries, including, without limitation, (i) statements relating to the benefits of the merger, including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the merger, (ii) statements regarding certain of GPRE's goals and expectations with respect to shareholder value, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of GPRE capitalization, and (iii) statements preceded by, followed by or that include the words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan", "projects", "outlook" or similar expressions. These statements are based upon the current beliefs and expectations of GPRE and/or VBV's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond GPRE's or VBV's control).

        All forward-looking statements reflect present expectations of future events. As more fully discussed under "Risk Factors" above, the following factors, among others, could cause actual results to differ materially from that expressed in such forward-looking statements:

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  that the Mergers may not ultimately close for any of a number of reasons, such as GPRE not obtaining shareholder approval or the VBV Subsidiaries not obtaining member approval;

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  that GPRE will forego business opportunities while the Mergers are pending;

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  that prior to the closing of the Mergers, the businesses of GPRE, VBV or the VBV Subsidiaries may suffer due to uncertainty;

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  that, in the event the Mergers are completed, the combination of GPRE, VBV, and the VBV Subsidiaries may not result in a stronger company;

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  that the costs related to the Mergers will exceed the forecasted benefits;

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  the risk that the businesses of GPRE, VBV, and/or the VBV Subsidiaries, in connection with the Mergers, will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

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  the risk that expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

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  the risk that revenues following the merger may be lower than expected;

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  operating costs, revenue loss and business disruption following the Mergers, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

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  the inability to obtain governmental approvals of the Mergers on the proposed terms and schedule;

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  the risk that the strength of the United States economy in general and the ethanol industry specifically may be different than expected results;

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  GPRE and VBV have limited operating histories in the ethanol industry;

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  the VBV Subsidiary plants are still in their construction phases, may never become operational and when they become operational may never meet their anticipated capacities;

  •
  potential litigation;

  •
  technological changes;

  •
  the effect of corporate restructurings, acquisitions and/or dispositions, including, without limitation, the Mergers and GPRE's merger with Great Lakes Cooperative which was consummated on April 3, 2008, and the actual restructuring and other expenses related thereto, and the failure to achieve the expected revenue growth and/or expense savings from such corporate restructurings, acquisitions and/or dispositions;

  •
  unanticipated regulatory or judicial proceedings or rulings;

  •
  the impact of changes in accounting principles;

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  the impact on the Companies' businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts;

  •
  the impact of changes in state and federal energy, environmental, agricultural or trade policies, and

  •
  the Companies' success at managing the risks involved in the foregoing.

        You are cautioned not to place undue reliance on the forward-looking statements. The foregoing list of factors is not exclusive. Neither GPRE nor VBV undertakes any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this proxy statement/prospectus.

THE SPECIAL MEETING OF GPRE SHAREHOLDERS

Date, Time and Place

        This proxy statement/prospectus is being furnished to holders of GPRE common stock, in connection with the solicitation, by and on behalf of the Board of Directors of GPRE, of proxies to be used at the special meeting of shareholders to be held at 10:00 a.m., central time, on October 10, 2008 at 9420 Underwood Ave., Suite 100, Omaha Nebraska, 68114 and any adjournment or postponement thereof. This proxy statement/prospectus, the notice of special meeting of shareholders, and the accompanying proxy card are being first mailed to shareholders on or about                    , 2008.

        GPRE's principal executive offices are located at 9420 Underwood Ave., Suite 100, Omaha, Nebraska 68114.

Matters to be Voted On

        At the special meeting, the GPRE shareholders will be asked to consider and vote on:

  (1)
  a proposal to approve the Mergers;

  (2)
  a proposal to approve the issuance of an aggregate of 17,139,000 shares of GPRE common stock (including shares subject to options assumed) pursuant to the Mergers and the Stock Purchase;

  (3)
  a proposal to approve the amended and restated articles of incorporation of GPRE as follows: (i) amend Article II to increase the number of shares authorized for issuance by GPRE; and (ii) amend Article III so that it is consistent with the terms of GPRE's Bylaws, which must be amended as a condition to closing the VBV Merger, with respect to (A) imposing a supermajority shareholder vote if two-thirds of the directors do not approve certain transactions prior to GPRE's next significant transaction, and (B) altering the number of GPRE's directors and the method by which board vacancies are filled; and

  (4)
  a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve any of proposals 1, 2 or 3.

        The Board of Directors recommends a vote FOR each of these proposals.

        At the date hereof, management has no knowledge of any business that will be presented at the special meeting other than the matters discussed herein. If any other matter is properly presented at the special meeting, the persons named on the enclosed proxy card will vote in accordance with their best judgment on such matters.

Record Date, Outstanding Shares and Quorum

        GPRE has fixed the close of business on August 12, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. There were 7,821,528 shares of common stock issued and outstanding at the close of business on the record date. Holders of record of the common stock on the record date are entitled to cast one vote per share, exercisable in person or by properly executed proxy, with respect to each proposal to be considered at the special meeting.

        The presence, in person or by properly executed proxy, at the special meeting of the holders of a majority of the issued and outstanding shares of common stock entitled to vote shall constitute a quorum. Because the proxy card states how the shares will be voted in the absence of instructions by the shareholder, executed proxies bearing no instructions by the shareholder will be counted as present for quorum purposes. Broker non-votes and abstentions will count for purposes of a quorum. If a quorum is not present, the GPRE shareholders entitled to vote at the special meeting, present in person or by proxy, will have the power to adjourn the meeting until a quorum is present.

Proxy Voting and Revocability of Proxies

        Shares of common stock represented by the proxies received pursuant to this solicitation and not timely revoked will be voted at the special meeting in accordance with the instructions indicated in properly executed proxies. If no instructions are indicated, such shares will be voted as recommended by the Board. If any other matters are properly presented to the special meeting for action, the person(s) named in the enclosed form(s) of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

        You can revoke your proxy or change your vote before your proxy is voted at the special meeting. You can do this in one of four ways:

  •
  you can submit a signed notice of revocation to GPRE;

  •
  you can grant a new, valid proxy bearing a later date than your original proxy;

  •
  you can cast a new proxy vote over the Internet or by telephone;

  •
  if you are a holder of record, you can attend the special meeting of GPRE shareholders and vote in person, which will automatically cancel any proxy you have previously given, or you may revoke your proxy in person, however, your attendance alone will not be sufficient to revoke any proxy that you have previously given.

If your shares are held in street name by your broker, you should contact your broker to change your vote. Any written notice revoking a proxy should be sent to: Green Plains Renewable Energy, Inc., Attention: Dan E. Christensen, Secretary, 9420 Underwood Ave., Suite 100, Omaha, Nebraska 68114.

        Shareholders whose shares of common stock are registered directly with GPRE's transfer agent, Action Stock Transfer, may vote via the Internet or telephone. Shareholders should refer to the enclosed proxy card for instructions on voting via the Internet or telephone. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., eastern time, on October 9, 2008. Shareholders whose shares are registered in the name of either a broker or bank should refer to the information forwarded by either the broker or bank to determine if Internet or telephone voting is available to them. You must provide the record holder of your shares instructions on how to vote.

Expenses and Methods of Solicitation

        GPRE will bear the expense of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communications, by directors, officers and employees of GPRE and its subsidiaries, who will not receive additional compensation therefor. GPRE will reimburse banks, brokerage firms and nominees for their reasonable expenses in forwarding proxy solicitation materials to beneficial owners of shares held of record by such banks, brokerage firms and nominees.

Vote Required

        The affirmative vote of a majority of the votes cast at the special meeting by the holders of the common stock, assuming a quorum is present, is required to approve proposals 1, 2, 3 and 4. Since only votes cast count for this purpose, broker non-votes and abstentions will not affect the outcome of the voting on any of these proposals.

Shares owned by GPRE Directors and Executive Officers

        On the record date, directors and executive officers of GPRE owned and were entitled to vote 2,311,142 shares of GPRE common stock, representing approximately 29% of the outstanding shares on that date. These directors and executive officers have agreed to vote for the proposals presented in this proxy statement/prospectus. See the section "Lock-Up and Voting Agreements" on page 95.

Proposal No. 1—Proposal to Approve the Mergers

        Under the Iowa Business Corporation Act, GPRE is required to obtain shareholder approval of each of the VBV Merger, the IBE Merger and the EGP Merger. Accordingly, GPRE is asking its shareholders to approve the Mergers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 1

Proposal No. 2—Proposal for the Issuance of GPRE Common Stock

        Under the applicable NASDAQ Stock Market rules, a company is required to obtain shareholder approval upon a change of control and prior to issuance of common stock if the common stock issued in the aggregate has voting power equal to or in excess of 20% of the voting power outstanding before such issuance of common stock. If the Mergers are completed, GPRE will issue approximately 11,139,000 shares of common stock (including shares subject to options assumed) in the Mergers, or approximately 142% of the voting power outstanding, and 6,000,000 shares of common stock in the Stock Purchase, or approximately 77% of the voting power outstanding. Because of this and the director and management changes to take place as discussed above, these transactions would be considered a change of control under the NASDAQ Stock Market rules.

        Accordingly, GPRE is asking its shareholders to approve the issuance of an aggregate of 17,139,000 shares of GPRE common stock (including shares subject to options assumed) in the Mergers and the Stock Purchase.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2.

Proposal No. 3—Proposal to Amend and Restate GPRE's Articles of Incorporation

  Introduction:

        As discussed elsewhere in this proxy statement/prospectus, two of the conditions to closing the Mergers are amending and restating GPRE's articles of incorporation, in substantially the form attached to this proxy statement/prospectus as Appendix I (the "Amended Articles") and the adoption of amended and restated bylaws for GPRE, in the form substantially attached to this proxy statement/prospectus as Appendix H (the "Amended Bylaws").

        Accordingly, GPRE is seeking shareholder approval to amend its articles of incorporation to provide that (i) Article II of the articles be amended to increase the number of shares of stock authorized for issuance from 25,000,000 to 50,000,000, and (ii) Article III of the articles be amended and restated so that its terms are consistent with the Amended Bylaws which are to be adopted by the Board as part of consummation of the Mergers.

  Changes to Article II:

        Because GPRE presently has 7,821,528 shares of stock issued and outstanding, and the Mergers and Stock Purchase in the aggregate would require the issuance of 17,139,000 shares of stock (including shares subject to options assumed), Article II of GPRE's articles of incorporation must be amended to increase the number of authorized shares. In order to effect the Mergers and the Stock Purchase, Article II of GPRE's articles of incorporation must be amended to provide the following:

"ARTICLE II SHARES

        The number of shares of stock authorized is 50,000,000 COMMON STOCK PAR VALUE $.001."

  Changes to Article III:

        Under applicable Iowa law and the terms of Section 8.06 of GPRE's existing bylaws GPRE's board is empowered to amend its bylaws without shareholder approval, however, under applicable Iowa law, the bylaws may not be inconsistent with GPRE's articles of incorporation. Article III of GPRE's current articles of incorporation would not be consistent with the following provisions of the Amended Bylaws, which must be adopted by GPRE's board as a condition to closing the Mergers:

  •
  Section 3.01(f), which provides that until GPRE issues an aggregate of 6,000,000 shares of common stock (including shares issuable upon conversion of securities convertible or exercisable into, or exchangeable for, common stock, but excluding shares issued as a stock dividend or otherwise to effect a split of the common stock) to non-affiliates of GPRE after closing of the Mergers and Stock Purchase, if two-thirds of the directors do not approve a change in the number of directors, that such change must be approved by 80% of the shareholders of the shares outstanding and entitled to vote on such matter;

  •
  Section 3.02(a), which provides that subject to Section 3.01(f) of the bylaws, two-thirds of the directors may change the number of directors on the board, and also provides that vacancies may be filled as provided in the bylaws;

  •
  Section 3.05(a), which provides that a vacancy on the board resulting from an increase in the number of directors may be filled by either the shareholders or the board; and

  •
  Section 3.05(b), which provides that vacancies on the board occurring due to the resignation, removal or death of a director may be filled by a vote of not less than two-thirds of the directors, provided that (i) if required by applicable law or exchange on which GPRE's common stock is listed, any such vacancy may be filled by the independent directors, and also provided that (ii the executive committee of the board must designate the nominee to fill vacancies occurring due to the resignation, removal or death of a director who was either designated for nomination by the Bioverda entities or Wilon, pursuant to the Shareholders' Agreement between GPRE, the Bioverda entities, Wilon, and Wayne Hoovestol, effective the closing date of the Mergers, and provided further that (iii) the nominating committee of the board must designate a nominee to fill vacancies occurring due to the resignation, removal or death of a director who is not either a Bioverda Nominee or a Wilon Nominee.

        To make Article III of GPRE's articles of incorporation consistent with the terms of the Amended Bylaws, Article III must be amended to provide the following:

"ARTICLE III DIRECTORS

        The number of directors constituting the entire board of directors shall be as set forth in the Bylaws. Directors shall serve staggered terms and shall be divided into three groups (Groups I, II, and III), as nearly equal in numbers as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one Group expiring each year. The initial term of Group I shall expire at the first annual stockholders' meeting of the corporation in 2005. At that time, a director, or directors, shall be elected to serve in Group I, and to hold office for a three-year term expiring at the third succeeding annual meeting. The initial term of Group II shall expire at the second annual stockholders' meeting of the corporation in 2006. At that time, a director, or directors, shall be elected to serve in Group II, and to hold office for a three-year term expiring at the third succeeding annual meeting. The initial term of Group III shall expire at the third annual stockholders' meeting of the corporation in 2007. At that time, a new director, or directors, shall be elected to serve in Group III, for a three-year term expiring at the third succeeding annual meeting. At each annual stockholders' meeting held thereafter, directors shall be chosen for a term of three years to serve in the Group that has expired at that meeting to succeed those whose terms expire. Any vacancies in the Board of Directors for any reason shall be filled by the shareholders, and any directors so chosen shall hold office until the next election of the Group for which such directors shall have been chosen and until their successors shall be elected and qualified. Subject to the foregoing, at each annual meeting of stockholders the successors to the Group of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

        Notwithstanding any other provisions in the Articles of Incorporation or the Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, in the Articles of Incorporation or in the Bylaws), any director or the entire board of directors of the Corporation may be removed at any time, for cause only by the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose."

  Approval:

        GPRE is asking shareholders to approve the Amended Articles, which contain the changes discussed above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 3.

Proposal No. 4—Adjournment of the Special Meeting

        If GPRE fails to receive a sufficient number of votes to approve any of proposals 1, 2 or 3, GPRE may propose to adjourn the meeting for the purpose of soliciting additional proxies to approve such proposal. GPRE does not intend to propose to adjourn the special meeting if there are sufficient votes to approve all proposals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 4.

APPROVAL OF THE MERGER AND SUBSIDIARY MERGERS BY VBV AND ITS SUBSIDIARIES

        None of VBV, EGP and IBE will solicit proxies or written consents in connection with the approvals described below.

Approval of the VBV Members

        VBV's board of managers intends to call a special meeting of the members of VBV to consider and vote on a proposal to approve and adopt the VBV Merger Agreement and approve the VBV Merger.

        Under VBV's operating agreement, the affirmative vote of the members representing a majority in percentage interest of VBV's issued and outstanding common units is required to approve the VBV Merger Agreement and the VBV Merger, provided that such approval must include the affirmative vote of both Bioverda International and Bioverda US. As of August 12, 2008, there were 1,000 common units of VBV issued and outstanding, of which Bioverda US and Bioverda International own 900, or 90% of the issued and outstanding common units of VBV. As described further under the section entitled "The Lock-up and Voting Agreements," Bioverda International and Bioverda US have each agreed to vote their respective common units in favor of the VBV Merger Agreement and the VBV Merger. The VBV Merger cannot be completed unless the IBE members and EGP members approve their respective mergers.

Approval of the EGP Members

        EGP's board of directors intends to call a special meeting of the members of EGP to consider and vote on a proposal to approve and adopt the EGP Merger Agreement and approve the EGP Merger. Under EGP's operating agreement, the proposal to adopt and approve the EGP Merger Agreement and the EGP Merger will be approved if EGP receives the affirmative vote of the members holding more than fifty percent (50%) of the units then held by all members.

        As of August 12, 2008, there were 39,944,116 units issued and outstanding. VBV owns 24,764,000 units, or approximately 62% of the total issued and outstanding units. The remaining 15,180,116 units are held by 151 other members of EGP. Accordingly, VBV's vote in favor of the proposal will be sufficient to approve the EGP Merger Agreement and the EGP Merger under EGP's operating agreement and Tennessee law. VBV intends to vote in favor of the proposal to adopt and approve the EGP Merger Agreement and the EGP Merger at the EGP special meeting.

Approval of the IBE Members

        IBE's board of directors intends to call a special meeting of the members of IBE to consider and vote on a proposal to approve and adopt the IBE Merger Agreement and approve the IBE Merger. Under IBE's operating agreement, the proposal to adopt and approve the IBE Merger Agreement and the IBE Merger will be approved if IBE receives the affirmative vote of the members holding at least seventy-five percent (75%) of the units of IBE then issued and outstanding.

        As of August 12, 2008, there were 6,563 units issued and outstanding. VBV owns 5,113 units, or approximately 78% of the issued and outstanding units. The remaining 1,450 units are held by 81 other members of IBE. Accordingly, VBV's vote in favor of the proposal will be sufficient to approve the IBE Merger Agreement and the IBE Merger, under IBE's operating agreement and Indiana law. VBV intends to vote in favor of the approval and adoption of the IBE Merger Agreement and the IBE Merger at the IBE special meeting.

Impact of Affirmative Vote on EGP and IBE Members

        At and as of the effective time, by virtue of the EGP Merger and without any action on the part of the EGP Members, each unit in EGP will be converted into the right to receive 0.151658305 fully paid and nonassessable shares of GPRE common stock (the "EGP Merger Consideration").

        At and as of the effective time, by virtue of the IBE Merger and without any action on the part of the IBE members, each unit in IBE will be converted into the right to receive 731.9974690 fully paid and nonassessable shares of GPRE common stock (the "IBE Merger Consideration").

        The exchange ratios for the EGP and IBE units into GPRE common stock are fixed and will not change, regardless of changes in the market price of the GPRE common stock.

        At and as of the effective time, all units in IBE and EGP will automatically be canceled and will cease to be outstanding, and each holder of an IBE or EGP unit will cease to have any rights with respect thereto, except the right to receive the IBE Merger Consideration or EGP Merger Consideration, as appropriate, and certain dividends or other distributions in accordance with the IBE and EGP Merger Agreements. Except to the extent that IBE or EGP received notice of a transfer or pledge of an IBE or EGP Unit and the transfer or pledge complies with the requirements of the respective operating agreement of IBE or EGP, GPRE shall be entitled to treat the person in whose name any units issued by IBE or EGP stand on the books of IBE or EGP as the owner of that unit, and shall not be bound to recognize any equitable or other claim to, or interest in, that unit on the part of any other person.

THE MERGERS

        This section of the proxy statement/prospectus describes material aspects of the Mergers. While GPRE and VBV believe that the description covers the material terms of the Mergers and the related transactions, this summary may not contain all of the information that is important to you. For a more complete understanding of the Mergers and related transactions, you should carefully read this entire proxy statement/prospectus, the attached appendices and the other documents to which this proxy statement/prospectus refers.

General Description of the Mergers

        The Mergers described herein contemplate three separate merger transactions, all of which are contingent upon the others' consummation and will happen concurrently at the effective time. At the effective time, each of VBV and its majority-owned subsidiaries, EGP and IBE, will merge with wholly-owned subsidiaries of GPRE formed specifically for the purpose of effecting the Mergers. Upon completion of the Mergers, the separate corporate existence of the three GPRE merger subsidiaries will cease and each of VBV, EGP and IBE will continue as the surviving entity in the respective mergers and will become indirect wholly-owned subsidiaries of GPRE.

        The current holders of VBV, IBE and EGP units are expected to receive a total of 10,871,472 shares of GPRE common stock as consideration for the Mergers. GPRE will also assume and convert outstanding options to purchase units of IBE and EGP into the right to purchase 267,528 shares of GPRE common stock.

        The VBV Merger has been structured as a reorganization within the meaning of Section 368(a) of the Code. Stoel Rives LLP has provided a legal opinion that the VBV Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; the IRS has not provided a ruling on the matter. Assuming the VBV Merger so qualifies, for U.S. federal income tax purposes none of GPRE, VBV, GP Merger Sub, or VBV Members who are U.S. persons (as defined in "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers") will recognize gain or loss as a result of the VBV Merger. Depending on their individual circumstances, VBV Members who are non-U.S. persons (as defined in "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers") generally will not recognize gain or loss in connection with the VBV Merger and generally will not be subject to a 10% withholding tax on their receipt of GPRE common stock in exchange for VBV units pursuant to the VBV Merger. The EGP Merger and the IBE Merger will be taxable to the holders of units in EGP and IBE (other than VBV) for U.S. federal income tax purposes, although none of GPRE, any of its subsidiaries, or VBV will recognize gain or loss as a result of the EGP Merger and the IBE Merger. See the section entitled "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers" beginning on page 75 of this proxy statement/prospectus for a discussion of material U.S. federal income tax consequences of the Mergers.

Structure and Effects of the Mergers

        At the closing of the Mergers (the "effective time"), (i) GPRE's wholly-owned subsidiary, GP Merger Sub, will merge with and into VBV, with VBV as the surviving entity and a wholly-owned subsidiary of GPRE; (ii) GPRE's wholly-owned subsidiary, IN Merger Sub, will merge with and into IBE, with IBE as the surviving entity and a subsidiary of GPRE; and (iii) GPRE's wholly-owned subsidiary, TN Merger Sub, will merge with and into EGP, with EGP as the surviving entity and a subsidiary of GPRE. The closing of the EGP and IBE Mergers will take place on the closing date of the VBV Merger.

        The completion of the Mergers will occur no later than the second business day after the conditions set forth in the VBV Merger Agreement are satisfied or waived, or at such time, date and location as the parties agree in writing. It is anticipated that the effective time will occur as soon as practicable following the special meeting of GPRE shareholders. GPRE and VBV are working to complete the Mergers as soon as possible.

        Upon completion of the VBV Merger, each outstanding common unit of VBV will be converted, pursuant to the terms set forth in the VBV Merger Agreement, into the right to receive 7,498.369315 shares of GPRE common stock. As of the effective time, each such unit will be automatically cancelled and each holder of such unit will cease to have any rights with respect thereto except the right to receive the merger consideration.

        Upon completion of the IBE Merger, each outstanding unit in IBE (other than units held by VBV) will be converted into the right to receive 731.997469 shares of GPRE common stock. As of the effective time, each such unit will be automatically cancelled and each holder of such unit will cease to have any rights with respect thereto except the right to receive the merger consideration.

        Upon completion of the EGP Merger, each outstanding unit in EGP (other than units held by VBV) shall be converted into the right to receive 0.151658305 shares of GPRE common stock. As of the effective time, each such unit shall be automatically canceled and each holder of a unit will cease to have any rights with respect thereto except the right to receive the merger consideration.

        The exchange ratios for the VBV, IBE and EGP units into GPRE common stock are fixed and will not change, regardless of changes in the market price of the GPRE common stock.

Options Converted

        Each outstanding option to purchase an IBE unit ("IBE Options"), whether vested or unvested, will be converted into and become the right to acquire shares of GPRE common stock. GPRE shall assume each IBE Option in accordance with its terms and conditions. From and after the effective time, each IBE Option assumed by GPRE may be exercised solely for shares of GPRE common stock. The number of shares of GPRE common stock subject to each IBE Option and the exercise price will be adjusted to take into account the IBE Merger and the merger consideration, and any restriction on the exercise of an IBE Option will continue in full force and effect and the term, exercisability, vesting schedule and other provisions will remain the same.

        Each outstanding option to purchase units of EGP ("EGP Options"), whether vested or unvested, will be converted into and become the right to acquire shares of GPRE common stock. GPRE shall assume each EGP Option in accordance with its terms and conditions. From and after the effective time, each EGP Option may be exercised solely for shares of GPRE common stock. The number of shares of GPRE common stock subject to each EGP Option and the exercise price will be adjusted to take into account the EGP Merger and the merger consideration and any restriction on the exercise of an EGP Option will continue in full force and effect and the term, exercisability, vesting schedule and other provisions will remain the same.

Exchange Procedure

        Following the effective time of the Mergers, GPRE will deliver to each holder of a VBV, IBE or EGP unit (except to the extent IBE or EGP received notice of a transfer or pledge in accordance with its operating agreement), a certificate representing that number of whole shares of GPRE common stock that such holder has the right to receive and the VBV, IBE and EGP units will be cancelled. After the effective time of the Mergers, outstanding VBV, IBE and EGP units will be deemed to represent only the right to receive the merger consideration.

        Except to the extent that IBE or EGP received notice of a transfer or pledge of an IBE or EGP Unit and the transfer or pledge complies with the requirements of the respective operating agreement of IBE or EGP, GPRE shall be entitled to treat the person in whose name any units issued by IBE or EGP stand on the books of IBE or EGP as the owner of that unit, and shall not be bound to recognize any equitable or other claim to, or interest in, that unit on the part of any other person.

Ownership of GPRE after the Mergers and the Stock Purchase

        Based on the number of shares of GPRE common stock outstanding on the record date and assuming no exercise of certain put and call agreements between the Bioverda entities and Wilon, we anticipate that the Bioverda entities will own approximately 51.6%, Wilon will own approximately 3% and the other members of the VBV subsidiaries will collectively own approximately 13.7% of the outstanding shares of GPRE common stock following the Mergers and the Stock Purchase. See "Voting Securities of VBV and its Subsidiaries and Principal Holders Thereof—VBV LLC" for a description of the put and call agreements.

Other Transaction Agreements

        The Shareholders' Agreement.    At closing, GPRE, the Bioverda entities, Wilon, and Wayne Hoovestol will enter into a Shareholders' Agreement that provides for certain registration rights and certain governance matters of GPRE following the Mergers. See pages 96-97 for a description of the Shareholders' Agreement.

        The Lock-Up and Voting Agreements.    The Bioverda entities and certain shareholders of GPRE have agreed to vote for the Mergers and not sell their shares of GPRE common stock for a specified time period after the closing. Wilon has also agreed not to sell its shares of GPRE common stock for a specified time period after the closing. See pages 95 for a description of the Lock-Up and Voting Agreements.

        The Stock Purchase Agreement.    GPRE and the Bioverda entities have entered into a Stock Purchase Agreement whereby the Bioverda entities will purchase an aggregate of $60,000,000 of GPRE common stock on the closing date of the Mergers. Under a put and call agreement between the Bioverda entities and Wilon, dated April 1, 2008, Wilon may acquire from Bioverda US up to 17.4%, or 1,044,000 shares, of the GPRE common stock purchased by the Bioverda entities in the Stock Purchase. See pages 98-99 for a description of the Stock Purchase Agreement and "Voting Securities of VBV and its Subsidiaries and Principal Holders Thereof—VBV LLC" for a description of the put and call agreement.

Management of GPRE After the Mergers

        Following the Mergers, GPRE will be governed by a nine-member board of directors. The Bioverda entities will together have the right, as long at they collectively own at least 32.5% of the outstanding GPRE common stock, to designate four individuals to be nominated for election as directors. The Bioverda entities' initial designees are expected to be Jim Anderson, Jim Barry, James Crowley and Michael Walsh. Similarly, as long as Wilon owns at least 2.5% of the outstanding GPRE common stock, it will have the right to designate one individual to be nominated for election as a director. Wilon's initial designee is expected to be Alain Treuer. Each of the parties to the Shareholders' Agreement will vote his or its shares of GPRE common stock in favor of the nominees of the Bioverda entities and Wilon. It is anticipated that current GPRE directors Gordon Glade, Wayne Hoovestol, Gary Parker and Brian Peterson will continue to serve on the GPRE board after the Mergers. Thereafter, except for the Bioverda entities' and Wilon's designees, the directors will be nominated for election by the shareholders in accordance with GPRE's bylaws and nominating committee procedures.

        Following the Mergers, the executive management team of the combined organization is expected to be composed of the members of GPRE's management team prior to the Mergers, except that Todd Becker (the current chief executive officer of VBV) will be appointed to serve as president and chief operating officer of GPRE. It is expected that Wayne Hoovestol will resign from his position as chief executive officer not later than 12 months following the Mergers and, subject to the discretion of the board of directors, Mr. Becker will be appointed to succeed Mr. Hoovestol as chief executive officer.

Employees of both companies will be integrated into a combined workforce. GPRE's corporate headquarters will remain in Omaha, Nebraska.

Background of the Mergers

        Since its inception, GPRE has sought to grow through industry consolidation, both vertically and horizontally. Its board has pursued this growth strategy to achieve scope and scale for GPRE while also pursuing geographic diversity and diversity through vertical integration. Consistent with this strategic direction, GPRE had numerous discussions throughout 2007 with companies in the industry that were contemplating constructing ethanol plants. The board determined however that a greenfield (new construction) strategy would take too long in an industry that was rapidly evolving and becoming increasingly competitive, and would require significant debt and equity financing which was becoming increasingly more difficult to obtain in the industry.

        In mid-2007, GPRE engaged in numerous meetings and discussions with four other potential merger candidates which either had operational ethanol plants or plants under construction with financing in place. GPRE was unable to reach agreement with any of these other candidates primarily due to differences over valuation or strategic direction. GPRE therefore continued to explore strategic alternatives by engaging in dialogue with other industry participants to find suitable and compatible merger candidates.

        GPRE and VBV first became acquainted through an introduction by Gordon Glade, a current director of GPRE, on November 8, 2007. At that time, ethanol company equity valuations had declined substantially. Most publicly-traded ethanol companies were trading below plant replacement values, and there was downward pressure on operating margins. GPRE representatives, Wayne Hoovestol, chief executive officer, and Jerry Peters, chief financial officer, participated in a telephone conference with VBV representatives Todd Becker and Ron Gillis, which was arranged by Mr. Glade. Mr. Glade had met Todd Becker, chief executive officer of VBV, several times previously at industry events and they had discussions regarding strategic views and insights on developing a highly effective and competitive renewable energy company. Mr. Becker's view of a vertical integration strategy used to effectively position ethanol production assets to be able to leverage both corn origination and ethanol distribution was discussed. Mr. Glade introduced VBV to GPRE, as he felt both companies shared a similar view of what is required of a leading ethanol company. In that first call, both companies laid out their strategies around building a business that is involved with all parts of the ethanol value chain. Both companies came to the conclusion that they shared similar views on creating a successful enterprise. Also discussed at that meeting was the fact that both companies had been talking to several potential partners and acquisition candidates but had not identified others that shared similar views. In addition, VBV and its members were committed to deploy more investment capital in the industry to help build a vertically-integrated business. At that time, capital investment into the industry had slowed, primarily as a result of the increasing number of ethanol projects and a slowing U.S. economy, and GPRE saw the opportunity to bring in a strategic investor that was committed to renewable energy and long term growth.

        A second meeting between GPRE and VBV representatives was held on January 3, 2008 in Omaha, Nebraska. Messrs. Hoovestol, Glade and Peters represented GPRE. Messrs. Becker and Gillis, along with Theodore Brombach of XMS Capital Partners, which serves as a financial advisor to VBV, represented VBV. At the second meeting, there were further discussions about the business strategies of each company and broad parameters concerning the structure, valuation, additional investment in newly-issued shares and terms of a potential business combination. With regard to the business structure the companies agreed that maintaining a public company structure would be advantageous, as the combined company executed its strategy of growth through acquisitions. Also, the parties agreed to maintain the separate debt financing structure for each plant through preserving their operating subsidiaries. Finally, providing liquidity to the VBV Subsidiary members through their receipt of

GPRE's common stock as merger consideration and minimizing the tax burden on the different owner groups to the extent possible were also identified as an important objectives. Both companies continued discussions respecting the development of a vertically integrated platform that would reduce input and output commodity risk. With grain origination assets nearly in place through the pending acquisition of Great Lakes, GPRE believed it would be well positioned to manage input price risk and develop closer relationships with agricultural producers through grain handling and seed/chemical/fuel sales. Both parties concurred that these relationships are a crucial component in securing supply from the direct source of corn. VBV had begun developing an ethanol marketing and distribution platform that would provide marketing services to other independent plants in the industry. In addition, VBV was securing positions at fuel distribution terminals in order to help secure long term demand relationships for the ethanol produced in the plants. Finally, both companies strongly believed that a core competency of any commodity-based production company needs to be price and risk management. The parties realized that a merger of their operations could create a sustainable long-term growth strategy for the company. In addition, at that meeting a high level discussion concerning relative valuation was undertaken. Mr. Brombach laid out a basic framework for valuation based on each company's expected ethanol production capacity. The parties discussed adjustments for capital structure, cash and working capital balances and other items that may impact the value of either company. At that point, Mr. Peters proposed both companies share financial information to further develop the valuation specifics. Finally, Mr. Becker reiterated that VBV members were looking to deploy more investment capital in the industry and would like to purchase newly-issued equity in GPRE to provide a strong financial position when the combination was complete.

        On January 4 and January 7, 2008, Messrs. Peters and Brombach held detailed discussions concerning valuation issues and methodology. The parties discussed recent ethanol company transactions in the marketplace, noting valuation methodologies and plant characteristics that resulted in premium or discounted valuations. Both parties identified items needed to develop a valuation model that would be used to determine an exchange ratio. This model would include operational plant capacity, a per-gallon valuation that would drive the model based on current transaction values and public comparables, the impact of plant expandability on valuation, plant valuation adjustment for timing of operations, a public company valuation premium, an investor list and capital availability premium, the effect of the then-pending acquisition of Great Lakes on valuation, the quality of management and ethanol trading capability, and the structure of a debt and working capital adjustment.

        The parties spoke by telephone on January 16, 2008. Messrs. Hoovestol and Peters represented GPRE and Mr. Becker represented VBV. The discussion focused on the valuation of each company and potential merger terms. There was general agreement on the valuation framework, as the parties decided the valuation of ethanol production capacity would be approximately equivalent per gallon for both companies. Each company's outstanding debt along with required funding to complete plant construction would be considered. Cash, working capital, existing risk-management positions and other assets would be valued and included in the determination of the relative value of each company's equity. A follow-up discussion was held between Messrs. Peters and Becker by telephone on January 23, 2008. On that call, the parties discussed management structure, board composition, the location of the combined company, the due diligence process, and other similar process matters that would need to be addressed with regard to a potential transaction.

        On January 24, 2008, Mr. Hoovestol met with Mr. Becker in Omaha, Nebraska to discuss management, board composition, valuation and the commodity positions of each company. It was decided that Mr. Becker would eventually become CEO of GPRE after a successful transition and integration period, and a goal of one year was set to complete such integration. Both parties felt this was important to employee retention and wanted to ensure all employees would understand that this was an agreed term which was supported by both Messrs. Becker and Hoovestol. It was also determined that current chief financial officer of GPRE, Jerry Peters, would remain in that position. The current chief financial officer of VBV, Ron Gillis, would be appointed Treasurer of the new company. It was also determined that the goal was to retain as many of the current employees of both companies as possible. The board composition was also discussed, with Mr. Becker indicating that VBV members would want the ability to appoint a majority of the new board, while agreeing that certain issues would require a supermajority vote for approval. VBV also agreed that the VBV members it would appoint independent board members for their appointed positions. Initial valuation models began to be exchanged with the primary parameters agreed upon. The main point remaining was the adjustment for ongoing operations. It was decided that the favorable conversion of GPRE's corn purchases to income would be considered as a deduction from the VBV members' final share count once that number was agreed upon.

        Representatives of NTR, the parent company of the two Bioverda entities, including Jim Barry, Chief Executive Officer, and Rory O'Connor, Corporate Finance and Treasury Manager, and Mr. Becker had a telephone conference on January 28, 2008 to review the possibility of a merger between GPRE and VBV. On that call, valuations were discussed as well as the terms of a possible investment of additional equity capital in GPRE.

        On January 31, 2007, Mr. Peters and Mr. Becker had a telephone conference to discuss the preparation of a non-binding letter of intent ("LOI") among the parties. A draft of the LOI was provided by Mr. Becker to GPRE on February 1, 2008.

        Mr. Barry and Mr. Becker met with representatives from GPRE (Messrs. Hoovestol, Glade and Peters and Brian Peterson, a director) in Chicago, Illinois on February 6, 2008. Alain Treuer, principal owner of Wilon, also participated in the meeting by telephone. The meeting allowed representatives of GPRE and VBV's members to become acquainted and discuss general business philosophy and objectives for a potential combination. It was determined at that meeting that all parties were in agreement to move forward with the potential transaction and that the draft LOI would be presented to the GPRE board of directors. At this meeting with the broader audience, the overall strategy to build a fully integrated ethanol business by combining both companies' assets and management teams was discussed. Each company again outlined its current business strategy and plan for growth to make sure that the strategies were fully aligned from a business perspective. Growth through acquisitions using stock and cash was discussed. It was also discussed that a strong balance sheet would be needed to execute on the combined company's growth strategy. The VBV members reiterated their commitment to invest further in the new company to provide that financial strength.

        On February 8, 2008, the GPRE board of directors held a conference call to discuss the potential combination and the draft LOI that had been provided to the directors on February 3, 2008. All directors of GPRE, along with Mr. Peters, participated in the conference call. The board discussed strategic issues surrounding the potential merger, including valuation, control, management and alternatives. Management was directed to continue the negotiation of the LOI including terms of the registration rights, shareholders' and lock up agreements. On February 14, 2008, the GPRE board of directors received an update from GPRE management on the LOI negotiations and continued its discussion of a potential transaction with VBV.

        Messrs. Becker, Hoovestol and Peters met in Omaha, Nebraska on February 18, 2008 to discuss terms of the LOI, along with management and control issues of the potential combination. At that time, discussion on the valuation issues, including the value of GPRE's open corn position, also progressed. It was agreed that the LOI would reflect a base valuation, subject to adjustment for the value of the open corn position. The base valuation was determined utilizing a consistent value per gallon for each company's expected ethanol production capacity. Adjustments were made for the forecasted debt after plant completion, total working capital, and other assets, including GPRE's expected investment in Great Lakes Cooperative. Under the base valuation, before adjustment for the value of GPRE's open corn position, GPRE's equity was valued at $127.6 million and VBV's equity (including IBE and EGP) was valued at $221.7 million. Utilizing the relative value of each company and the expected outstanding GPRE shares after the Great Lakes merger of approximately 7.8 million, the total shares of GPRE common stock to be issued to VBV, IBE and EGP under the base valuation was determined to be 13,540,000. To value GPRE's open corn position, purchase contracts were summarized by month and weighted average purchase-contract price. It was agreed that each month's weighted average contract price would be compared to the current corn price, with appropriate basis adjustments, for the applicable time period for futures contracts on the Chicago Board of Trade. The value of these contracts along with the change in value of each company's brokerage accounts would be included in the determination of the adjustment at 60 percent to account for the expected impact of income taxes. It was agreed this expected adjustment for the value of GPRE's open corn position would be reflected in the final calculation of the relative value of each company and the shares would be adjusted accordingly.

        At that meeting, it was re-confirmed that there would be a chief executive officer transition and the corporate headquarters would remain in Omaha. Mr. Hoovestol continued to indicate that control issues would need to be finalized. Mr Becker indicated that VBV members were open to looking at board and control issues and were willing to have certain major decisions be decided with a supermajority structure. The LOI also included a provision that VBV's members would invest between $50 and $60 million into GPRE in conjunction with the merger. The board composition was also finalized at nine members with five appointed by VBV members. In addition, it was outlined how the board composition would be structured with some supermajority voting rights. Shareholder agreement and registration rights were also broadly outlined.

        On February 22, 2008, the GPRE board of directors held a conference call to vote on the LOI. All members of the GPRE board of directors, and Mr. Peters, participated in the conference call. Following the GPRE board's affirmative vote, GPRE and VBV executed the LOI.

        Messrs. Becker, Gillis, Hoovestol and Peters met in Omaha, Nebraska on March 7, 2008 to discuss the status of due diligence among the companies and the process of securing approvals from the governing boards of IBE and EGP. Alternatives were identified on how these approvals would be secured through provisions in the respective operating agreements. It was determined that meetings would be scheduled with each of the local boards within the following two weeks in order to give them an overview of the merger transaction that was contemplated.

        Messrs. Becker and Hoovestol had another meeting on March 17, 2008 in Omaha, Nebraska, where they discussed the structure of the management team of the combined companies, a timeline of events to execute a definitive agreement, and due diligence requirements and planning. It was determined that due diligence requests would be circulated by each company to the other.

        On March 18, 2008, Duff & Phelps provided its proposal to perform financial advisory services to GPRE in connection with the proposed transaction. GPRE engaged Duff & Phelps shortly thereafter to render an opinion to GPRE as to the fairness, from a financial viewpoint, of the proposed transaction.

        Messrs. Hoovestol, Peters, Becker and Gillis held a conference call on March 24, 2008 to discuss the status of drafting definitive merger agreements and due diligence, and coordination of activities necessary to obtain necessary approvals prior to execution of the merger agreements. In addition to the definitive merger agreement, the parties discussed the need to draft shareholder agreements, lockup agreements, proxies and other ancillary documents necessary to consummate the transaction.

        On March 28, 2008, Messrs. Hoovestol, Peters and Becker met in Omaha, Nebraska to discuss management, headquarters location, and executive compensation. Subsequent to that meeting, numerous discussions were held among attorneys representing GPRE and VBV to further develop specific terms of the merger, including terms of the registration rights, shareholders' and lock-up agreements.

        On April 1, 2008, Messrs. Hoovestol and Peters had a telephone conference with representatives from Duff & Phelps to discuss the completion of its fairness opinion. Management provided their perspective of the merger, the combined company's strategy, and factual information related to each constituent company. Various documents related to the companies and the transactions were subsequently provided to Duff & Phelps in conjunction with its engagement.

        Messrs. Becker and Brombach, and John Spence of XMS, had a telephone conference on April 3, 2008 to discuss the structure of share issuance, including registration rights, board composition and structure, shareholder agreements and the impact of GPRE's corn position on the overall transaction value to be realized by VBV.

        Messrs. Becker, Brombach and Spence, along with Jim Nygaard of XMS, met in Chicago, Illinois on April 4, 2008 to discuss the plan to reach a definitive agreement, due diligence findings and the development of projected financials of the combined companies.

        On April 10, 2008, Messrs. Becker, Barry, O'Connor and Treuer, along with Michael King of NTR, had a telephone conference where Mr. Becker provided the NTR and Wilon representatives an update on the negotiations with GPRE. This included an update on GPRE's corn position, shareholder agreement discussions, and a registration rights overview.

        On April 10, 2008, Messrs. Becker, Hoovestol and Peters, David Quinby, outside legal counsel to VBV with Stoel Rives, and Michelle Mapes, outside legal counsel to GPRE with Husch Blackwell Sanders, had a telephone conference to discuss due diligence matters and open terms related to the proposed transaction, specifically including the break-up fee, the superior proposal provisions and the lock-up provisions.

        On April 11, 2008, representatives of VBV met with the board of directors of IBE and the board of governors of EGP to provide a detailed overview of the transaction. At that meeting, a presentation was given detailing the rationale and structure of the merger between VBV and GPRE. Mr. Becker discussed with the minority members of IBE and EGP the options respecting the process to effectuate a transaction with GPRE, based on the current operating agreements. After more detailed discussions, both the IBE board of directors and EGP board of governors voted unanimously to proceed with negotiation of a transaction with GPRE utilizing a merger structure.

        Messrs. Hoovestol and Peters and Ms. Mapes had a telephone conference on April 15, 2008 with representatives of Duff & Phelps to discuss valuation methodology, comparable transactions and items needed to complete the fairness opinion.

        The GPRE board of directors met on the evening of April 15, 2008 to discuss terms of the proposed transaction, results of diligence completed to-date, and the timing of final consideration. In addition to the board, Mr. Peters, Ms. Mapes, Scott Poor, corporate counsel of GPRE, and Daniel Peterson of Husch Blackwell Sanders were present.

        The GPRE board of directors met on April 16, 2008 to further discuss terms of the proposed transaction, results of diligence completed to-date, and the timing of final consideration. Duff & Phelps presented its preliminary analysis of valuation and transaction fairness to the board. In addition to the board, Messrs. Peters, Poor, along with Ms. Mapes and Mr. Peterson of Husch Blackwell Sanders, were present.

        Messrs. Hoovestol, Peters, Becker and Gillis met with representatives of CoBank, ACB on April 21, 2008, and separately with representatives of AgStar Financial Services, ACA on April 24, 2008 to review the potential merger transaction and to discuss the requisite lender approvals involved.

        On April 21 and 22, 2008, Mr. Becker was in Omaha, Nebraska meeting with representatives of GPRE to discuss merger agreement terms, final due diligence requirements, executive management structure, executive retention planning and office locations. With respect to the merger agreement terms, GPRE had been discussing the break-up fees, the superior proposal provisions and the lock-up provisions with its outside counsel, who had recommended to further negotiate those terms. The parties continued to discuss these provisions in particular, as GPRE desired to preserve the ability to proceed without a lock-up in the event of a superior proposal. After further discussions, in exchange for certain concessions by VBV, GPRE was willing to accept a break-up fee of $6 million in light of the size of the transaction and the relative positions of the parties. In addition, the final structure of the shareholder agreements, including registration rights were discussed.

        On April 22, 2008, GPRE entered into a Confidentiality Agreement with Harris Group Inc. to evaluate using Harris to perform independent construction, engineering and permitting diligence on the IBE Plant. GPRE subsequently engaged Harris to provide this diligence work.

        On April 23, 2008, GPRE entered into a Confidentiality Agreement with BKBM Engineers, Inc. to evaluate using BKBM to perform independent construction, engineering and permitting diligence on the EGP Plant. GPRE subsequently engaged BKBM to provide this diligence work

        Messrs. Becker, Hoovestol and Peters had a telephone conference on April 28, 2008 to discuss registration rights, termination fees, management issues, board composition, due diligence items, and preparation of transaction announcement documents.

        Messrs. Becker, Hoovestol, Peters, and Poor had a telephone conference on April 29, 2008 with representatives of Barretto Pacific, GPRE's investor relations consultant, and XMS to prepare the public announcement plan for the transaction.

        Representatives of GPRE, accompanied by representatives from VBV, visited the IBE and EGP plant sites on April 30, 2008 and GPRE's Shenandoah and Superior plant sites on May 1, 2008.

        On May 2, 2008, Messrs. Peters and Becker discussed finalization of the adjustment to the merger consideration to be issued based on the valuation of GPRE's open corn position. Mr. Peters provided an updated computation based on closing prices for corn on May 2, 2008. Based on this adjustment, the value of GPRE's equity, after adjustment for its open corn position was approximately $155.1 million. The value of VBV's equity including IBE and EGP and the number of GPRE shares outstanding did not change. As a result, the GPRE share issuance was set at 11,139,000 for all of the equity of VBV, IBE and EGP. The totalshare issuance was then converted into exchange ratios based on the total membership units (including units subject to options) of VBV, IBE, and EGP. The board of managers of VBV held a special meeting by telephone conference and unanimously authorized VBV's officers to propose to VBV's members, and recommend approval of, the merger of IBE and EGP with newlycreated subsidiaries of GPRE.

        Following approval by VBV's board of managers, and pursuant to their respective operating agreements, the board of directors of IBE and the board of governors of EGP each called special board meetings to consider the subsidiary mergers. The IBE board's special meeting was held on May 5, 2008. The EGP board's special meeting was held on May 5, 2008 by teleconference. On each call were Messrs. Brombach, Nygaard, Quinby, Becker and Gillis. Mr. Quinby provided a summary of the material terms the required documents that would need approval by each board. Mr. Nygaard proceeded to discuss the share conversion ratio, which gave them an indication of how many GPRE shares they would receive for each IBE or EGP unit. Mr. Becker then provided an overview of the process, final valuations, and the timeline for completion of the transaction. Mr. Becker then proceeded to call for a vote of each board to approve entering into a definitive merger agreement between each entity and GPRE. The IBE board and EGP board both voted unanimously to propose the IBE and EGP mergers to their respective members for approval.

        On May 6, 2008, GPRE's board, along with Messrs. Peters and Poor and Ms. Mapes met in Omaha, Nebraska to consider the proposed VBV transaction, related documents and diligence reports from Harris, BKBM and Husch Blackwell Sanders. Representatives of Duff & Phelps presented their fairness opinion to the board. The GPRE board then met with Messrs. Barry and King of NTR, Mr. Treuer of Wilon, and Messrs. Becker and Gillis of VBV. The participants provided an overview of their respective company's operations and business strategies and shared perspectives concerning the potential combination of GPRE and VBV. Immediately following this session, the GPRE board of directors unanimously approved and recommended for approval by the shareholders of GPRE, the Mergers and the transactions contemplated thereby and authorized the respective officers to finalize and execute the Merger Agreements. In a separate meeting, the VBV board voted to authorize its officers to finalize and execute the Merger Agreements.

        After the closing of financial markets on May 7, 2008, GPRE and VBV finalized and executed the Merger Agreements, Stock Purchase Agreement and Lock-Up and Voting Agreements, and the parties issued a joint press release announcing the Mergers.

GPRE's Reasons for the Mergers

        GPRE is proposing the Mergers because it believes the resulting combined organization will be a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power, access to capital, and growth than either company would be capable of separately. The board of directors of GPRE believes the foregoing factors are critical to GPRE fulfilling its strategies. The GPRE board discussed why it believed the combined company would be stronger and more competitive, primarily because of its increased size and cash on hand from the investment. The board further recognized the efficiencies that are expected to be achieved by having more product to market and expertise on staff so that it would be able to market its own distillers grains and ethanol thereby eliminating the costs associated with the resale of these products by third parties. Furthermore, because of the shared strategic vision GPRE has with VBV, the GPRE board believes it can implement new technologies in an industry experiencing substantial technological advancement, which will allow for more operational efficiencies, again leading to greater profitability and lower costs of production. The ability to spread the costs of management over more plants and gallons also will assist GPRE in achieving lower costs of production. Finally, with the cash investment with the Mergers and the increased revenue by adding the VBV plants, the GPRE board believes it will have access to additional lenders thereby leading to better interest rates and terms. In summary, GPRE believes that the Mergers may result in a number of benefits, including:

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  providing the opportunity for GPRE's shareholders and the VBV, EGP and IBE members to participate in the potential growth of the combined enterprise after the mergers;

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  increasing the size and scale of the combined enterprise's operations and positioning it to become one of the lowest-cost producers of ethanol;

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  enhancing the geographical diversity of the combined enterprise's operations by operating ethanol plants in various corn growing regions in Iowa, Tennessee and Indiana, thereby decreasing its exposure to fluctuations in any one feedstock market, increasing its access to potential customers and allowing it to distribute its products more efficiently;

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  creating synergies, including consolidated ethanol marketing, corn procurement, risk management and accounting functions, by combining the ethanol production facilities of GPRE, IBE and EGP, while eliminating duplicative functions thereby resulting in modest accretion to earnings per share beginning in 2009, estimated at $0.05 to $0.15 per share; and

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  improving access to debt and equity capital, positioning it to participate in the potential consolidation and vertical integration of the ethanol industry.

After careful consideration, the GPRE board unanimously determined that the Mergers are advisable and in the best interests of GPRE and its shareholders.

VBV's and VBV Subsidiaries' Reasons for the Mergers

        VBV's board of managers and the boards of directors of the VBV Subsidiaries believe that the terms of the respective Mergers are advisable and in the best interests of their respective members and have unanimously approved the respective Merger Agreements and the respective Mergers and recommend that their respective members vote in favor of the adoption and approval of the respective Merger Agreements and the respective Mergers.

        In reaching its conclusion, the VBV board of managers and the boards of directors of the VBV Subsidiaries consulted with their management, as well as with their legal, financial and other advisors, and considered a number of potential benefits of the respective Mergers that each believes will contribute to the success of the combined Company, including the factors listed below.

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  The combined Company will have substantially greater cash flow, liquidity, access to capital and financial flexibility than either company on a stand-alone basis, strengthening the combined Company's position to pursue organic growth and acquisition opportunities and to compete in the highly competitive ethanol industry while mitigating, to some extent, the risks inherent in a business substantially dependent on commodity prices.

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  The combined Company would be a larger enterprise with more geographic diversity and logistical strength than either company on a stand-alone basis, and resulting in operational synergies such as reduced operating expenses, centralized management and combined industry experience.

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  The enhanced geographical diversity of the combined Company's operations is expected to lessen the exposure to fluctuations in any one feedstock market, increase the access to potential customers relative to its competitors with geographically concentrated operations, and allow the combined Company to market and distribute its products more efficiently than some of its less-diversified competitors.

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  The proposed merger with GPRE is consistent with their strategic goals of growing their ethanol production capacity and diversifying its business along more segments of the ethanol industry value chain. With the GPRE Shenandoah facility already in operation at full capacity and the Superior facility nearing completion of the construction phase, the merger with GPRE will allow VBV to add production capacity faster and with less uncertainty than would construction of a plant at a newly selected site location. Additionally, GPRE's grain storage and grain merchandising subsidiaries facilitate VBV's goal of seeking vertical integration strategies within the ethanol value chain.

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  The Mergers provide liquidity to VBV's members and to the minority members of the VBV Subsidiaries through the exchange of their current equity interests into the publicly-traded common stock of GPRE.

        On May 5 and May 6, 2008, respectively, the boards of directors of the VBV Subsidiaries and the board of managers of VBV determined by unanimous votes that the respective Mergers are advisable and in the best interests of their respective members and approved the respective Merger Agreements and the transactions contemplated by the respective Merger Agreements.

Recommendation of GPRE Board of Directors

        The board of directors of GPRE recommends that the shareholders of GPRE vote for the Mergers, for the issuance of shares of GPRE common stock in the Mergers and the Stock Purchase, for the amended and restated articles of incorporation of GPRE, and for the proposal to adjourn the special meeting, if necessary.

Recommendation of the VBV Managers and VBV Subsidiary Boards of Directors

        After careful consideration, the board of managers of VBV, and the boards of directors of each of IBE and EGP have unanimously approved the respective Merger Agreements, the Mergers and the other transactions contemplated thereby, and have determined that the respective Merger Agreements and the Mergers are advisable, fair to, and in the best interests of, VBV, IBE and EGP.

Opinion of Financial Advisor

        GPRE engaged Duff & Phelps to render an opinion to GPRE's board of directors as to the fairness, from a financial point of view, to GPRE, of the Collective Consideration paid by GPRE in conjunction with the Proposed Transaction. Because no part of the Collective Consideration will be received by GPRE's stockholders and because GPRE is intended to remain the operating company after the Mergers, GPRE's board of directors did not seek an opinion as to the fairness of the Proposed Transactions to GPRE's stockholders. GPRE selected Duff & Phelps because Duff & Phelps is a leading independent financial advisory firm, offering a broad range of valuation, investment banking services and consulting services, including fairness and solvency opinions, mergers and acquisitions advisory, mergers and acquisitions due diligence services, financial reporting and tax valuation, fixed asset and real estate consulting, ESOP and ERISA advisory services, legal business solutions, and dispute consulting. Duff & Phelps is regularly engaged in the valuation of businesses and securities and the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions.

        On May 6, 2008, Duff & Phelps rendered its oral opinion to the GPRE board of directors, which was subsequently confirmed in a written opinion dated May 7, 2008, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of May 7, 2008, the proposed Collective Consideration to be paid by GPRE in the Proposed Transaction was fair, from a financial point of view, to GPRE.

        The full text of the written opinion of Duff & Phelps, which sets forth, among other things, assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering the opinion, is attached as Annex G to this proxy statement/prospectus. Shareholders are urged to read the opinion carefully and in its entirety.

        The Duff & Phelps opinion is directed to the GPRE board of directors and addresses only the fairness to GPRE, from a financial point of view, of the Collective Consideration to be paid by GPRE in the Proposed Transaction. The Duff & Phelps opinion is not a recommendation as to how the board of directors, any shareholder or any other person or entity should vote or act with respect to any matters relating to the Proposed Transaction. Further, the Duff & Phelps opinion does not in any manner address GPRE's underlying business decision to engage in the Proposed Transaction or the relative merits of the Proposed Transaction as compared to any alternative business transaction or strategy. The decision as to whether to approve the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Duff & Phelps opinion is based.

        Based upon the aggregate merger consideration of 10,871,472 shares of GPRE common stock and options to purchase 267,528 shares of GPRE's common stock and an assumed value of GPRE's common stock of approximately $9.15 per share, which was the closing price of GPRE's common stock on May 1, 2008, Duff & Phelps noted that the aggregate merger consideration (excluding the shares issued by GPRE related to the Stock Purchase) implied a total equity value for VBV of approximately $102 million.

        The following is a summary of the material analyses performed by Duff & Phelps in connection with rendering its opinion. Duff & Phelps noted that the basis and methodology for the opinion have been designed specifically for this purpose and may not translate to any other purposes. While this summary describes the material information in Duff & Phelps' opinion, the material analyses performed and the material factors considered by Duff & Phelps, it does not purport to be a comprehensive description of all analyses and factors considered by Duff & Phelps. The opinion is based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the opinion.

        In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Duff & Phelps in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps, therefore, is based on the application of Duff & Phelps' own experience and judgment to all analyses and factors considered by Duff & Phelps, taken as a whole.

        In connection with preparing the opinion, Duff & Phelps made such reviews, analyses and inquiries as Duff & Phelps deemed necessary and appropriate under the circumstances, including, but not limited to, the following:

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  A review of the following documents:

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  Certain publicly available financial statements and other business and financial information of GPRE;

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  Certain internal financial statements and other financial and operating data concerning GPRE, and certain financial statements and other financial and operating data concerning VBV, including, among others, unaudited consolidated financial statements for VBV for the twelve-month period ended December 31, 2007 and unaudited consolidated income statements and balance sheets for VBV for the three-month period ended March 31, 2008 and the prior year period, which GPRE and VBV have respectively identified as being the most current financial statements available;

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  A draft of the VBV Merger Agreement dated May 6, 2008;

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  Drafts of the EGP Merger Agreement and the IBE Merger Agreement dated May 7, 2008;

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  A draft of the Stock Purchase Agreement dated May 7, 2008;

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  A draft of the Shareholders' Agreement;

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  A draft of the Lockup and Voting Agreement by and among GPRE and the affiliates of VBV dated May 7, 2008; and

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  A draft of the Amended and Restated Bylaws of GPRE dated May 6, 2008.

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  A discussion of the operations, financial conditions, future prospects and projected operations and performance of GPRE and VBV, respectively, and regarding the Proposed Transaction with the management of GPRE;

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  A review of the historical trading price and trading volume of GPRE's common stock and the publicly-traded securities of certain other companies that Duff & Phelps deemed relevant; and

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  A comparison of the financial performance of GPRE and VBV with those of certain other publicly-traded companies that Duff & Phelps deemed relevant;

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  A comparison of certain financial terms of the Proposed Transaction to financial terms, to the extent publicly available, of certain business combination transactions that Duff & Phelps deemed relevant; and

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  An undertaking of such other analyses and consideration of such other factors as Duff & Phelps deemed appropriate.

In its review and analysis, and in arriving at its opinion, Duff & Phelps, with GPRE's consent:

  •
  Relied upon the accuracy, completeness, and fair presentation of all information, data and representations obtained from public sources or provided to it from private sources, including GPRE management and VBV management and did not independently verify such information;

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  Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

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  Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

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  Assumed that information supplied to Duff & Phelps and representations and warranties made in the merger agreement and other agreements related to the Proposed Transaction are substantially accurate;

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  Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the merger agreement and other agreements related to the Proposed Transaction without any material amendments thereto or any waivers of any terms or conditions thereof;

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  Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on GPRE or VBV;

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  Assumed and relied upon the fact that the GPRE board of directors and GPRE have been advised by counsel as to all legal maters with respect to the Proposed Transaction;

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  Assumed all procedures required by law to be taken in connection with the Proposed Transaction have been or will be duly, validly and timely taken and that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable statutes, rules and regulations;

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  Assumed, among other assumptions, that there would be no material change in regulations governing the production of ethanol, that there would be no material change in the amount of government subsidies to producers or blenders of ethanol, and that there would be no other industry-wide changes that would significantly alter the market, financial outlook, or legal operations for the ethanol industry; and

  •
  Assumed that there would be no material change from the construction schedules represented to Duff & Phelps by GPRE's management for the remaining plants to be constructed for GPRE and VBV.

        Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of GPRE's or VBV's solvency or of any specific assets or liabilities (contingent or otherwise). Duff & Phelps' opinion should not be construed as a valuation opinion, credit rating, or solvency opinion, an analysis of GPRE's or VBV's credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of GPRE, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from GPRE's perspective, that could, under the circumstances, be negotiated among the parties to the Proposed Transaction, or (iii) advise GPRE's board of directors or any other party with respect to alternatives to the Proposed Transaction. In addition, Duff & Phelps is not expressing any opinion as to the market price or value of GPRE's common stock or VBV's units or the VBV Subsidiaries' units either before or after announcement of the Proposed Transaction. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

        Duff & Phelps prepared its written opinion as of May 7, 2008. The opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion coming or brought to the attention of Duff & Phelps after the date of the Duff & Phelps opinion. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting the opinion after the date of the Duff & Phelps opinion and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw its opinion.

Summary of Financial Analyses by Duff & Phelps

        The following is a summary of the material financial analyses used by Duff & Phelps in connection with providing its opinion to GPRE's board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Duff & Phelps, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Duff & Phelps' opinion.

Discounted Cash Flow Analysis

        A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the "present value" of estimated future cash flows of the asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

        Duff & Phelps performed a discounted cash flow analysis by adding (i) the present value of projected "free cash flows" for VBV for the fiscal years 2009 through 2013 to (ii) the present value of the "terminal value" for VBV as of 2013. "Free cash flow" is defined as cash that is available to either reinvest or to distribute to securityholders and "terminal value" refers to the value of all future cash flows from an asset at a particular point in time.

        The projected earnings before interest, taxes, depreciation, and amortization ("EBITDA") and free cash flow (defined as net operating profit after pro forma taxes, plus depreciation and amortization expense, less increases in net working capital, less capital expenditures) that Duff & Phelps prepared and used in its analysis were based on certain information prepared and provided by senior management of VBV, discussions with the senior management of GPRE, and Duff & Phelps' supplemental and alternative analysis based on discussions with GPRE's management regarding the futures markets for ethanol, corn and natural gas and projected spread differentials for each respective facility being valued.

        Note that these assessments and assumptions involve numerous and significant subjective determinations which may or may not prove to be correct or complete. No representation or warranty, express or implied, is made as to the accuracy or completeness of such assessments and assumptions and none of these assessments and assumptions should be relied upon as a representation, warranty or guaranty, whether as to the past, present or future.

        The projections are based on, among other things, certain assumptions regarding the prices of ethanol, corn and natural gas, upon which the results of VBV are and will be heavily dependent and which are subject to significant volatility and uncertainty. The assumptions regarding these commodity prices were used solely for purposes of preparing the projections, have not been updated to take into account any circumstances or events occurring after the date the projections were prepared and do not reflect the current expectation of VBV's management or GPRE's management as to the future course of such prices and should not be read as such.

        The projected EBITDA and free cash flow figures utilized by Duff & Phelps in their analysis are presented below. EBITDA and free cash flow are not presentations made in accordance with generally accepted accounting principles in the United States of America. Duff & Phelps used EBITDA and free cash flow because Duff & Phelps believes they are measures that are generally accepted by the financial community in the valuation of securities.

Projections for VBV LLC Utilized in Fairness Analysis
($ in millions)

	FY2009	FY2010	FY2011	FY2012	FY2013
Fiscal Years Ended March 31,
EBITDA	$4.1	$44.6	$59.7	$51.2	$53.1
Free Cash Flow	$(145.0)	$36.5	$46.1	$39.1	$40.4

        Duff & Phelps calculated a terminal value for VBV by capitalizing the expected cash flows after the projection period by utilizing a range of capacity multiples from $1.30 to $1.50 per gallon of projected production capacity. Duff & Phelps discounted the projected free cash flows and the terminal value for VBV using discount rates ranging from 10% to 11%. The discount rate is an estimate of VBV's weighted average cost of capital, which incorporates a target capital structure and required equity rates of returns derived from the companies in the selected public company analysis and an estimate of the long term cost of debt for VBV based on the target capital structure. The discount rate reflects the relative risk associated with the projected free cash flow as well as the rates of return that security holders could expect to realize on alternative investment opportunities.

        Enterprise value is defined as market value of equity plus the book value of debt and minority interests, less cash and cash equivalents. Adjusted enterprise value is defined as enterprise value plus the estimated remaining capital requirements to complete the buildout of all plants currently in construction ("Adjusted Enterprise Value"). The discounted cash flow analysis indicated a range of Adjusted Enterprise Value for VBV of $244 million to $282 million and an implied range of equity values for VBV of $70 million to $108 million. Duff & Phelps noted that the implied merger consideration (excluding the shares issued as part of the Stock Purchase) to be paid by GPRE based on the $9.15 GPRE share price on May 1, 2008 is approximately $102 million.

Selected Public Companies' Analysis

        Duff & Phelps compared certain financial information of VBV to corresponding data from four publicly-traded companies, including Aventine Renewable Energy Holdings, Inc., Biofuel Energy Corp., Pacific Ethanol, Inc., and Verasun Energy, Corp. For purposes of its analysis, Duff & Phelps selected these companies for its selected public company analysis based on its experience with companies in the ethanol industry and the selected public companies' relative similarity in business mix to that of VBV. After initially identifying Panda Ethanol Inc. as part of its' public company search, Duff & Phelps chose not to utilize it as part of its analysis due to differences in stage of business development and level of trading activity. Duff & Phelps used publicly available historical financial data and Wall Street research estimates as reported by Reuters. This analysis produced multiples of selected valuation data which Duff & Phelps utilized to estimate the value of VBV and to compare to multiples for VBV derived from the aggregate merger consideration.

        Duff & Phelps analyzed projected ethanol capacity and projected EBITDA for each of the publicly-traded companies. Duff & Phelps then analyzed the peer group's trading multiples of Adjusted Enterprise Value to their respective projected capacity and projected EBITDA.

Selected Public Company Multiples as of May 1, 2008

VALUATION MULTIPLES

	Adj. EV / 2008 Capacity	Adj. EV / 2009 Capacity	Adj. EV / 2008 EBITDA	Adj. EV / 2009 EBITDA	Adj. EV / 2010 EBITDA
Peer Group
Low	$1.26	$1.35	6.1x	6.7x	4.3x
High	$2.43	$2.43	47.9x	12.3x	4.4x
Mean	$1.65	$1.77	24.0x	8.5x	4.4x
Median	$1.45	$1.66	21.0x	7.4x	4.4x

    Source: Bloomberg, Capital IQ, Reuters, SEC filings

        Duff & Phelps selected valuation multiples of various financial metrics for VBV based on the historical and projected financial performance of VBV as compared to the selected public companies in order to produce a range of Adjusted Enterprise Values for VBV. As part of its' selected public company analysis, Duff & Phelps selected a multiple range of $1.35–$1.60 per gallon of projected FY2009 name-plate capacity.

        Duff & Phelps' assessment of the ranges of Adjusted Enterprise Values implied by its selection of valuation multiples indicated a range of Adjusted Enterprise Values for VBV of $280 million to $330 million and range of equity values for VBV of $106 million and to $156 million. Duff & Phelps noted that the implied merger consideration (excluding the shares issued as part of the Stock Purchase) to be paid by GPRE based on the $9.15 GPRE share price on May 1, 2008 is approximately $102 million.

        None of the public companies utilized in the foregoing analysis are, of course, identical to VBV. Accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected companies and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of VBV.

Selected M&A Transactions' Analysis

        Duff & Phelps compared VBV to target companies involved in merger and acquisition transactions. Duff & Phelps searched for merger and acquisition transactions announced since January 1, 2005 in which the target company operated in the ethanol and/or biofuels industry. After selecting a preliminary set of merger and acquisition transactions and considering the recent changes in the ethanol industry and lack of meaningful valuation metrics for these transactions, Duff & Phelps selected the VeraSun Energy acquisition of US BioEnergy Corp. as the most relevant transaction.

        No selected transaction used in Duff & Phelps' analysis is directly comparable to the merger of GPRE and VBV.

        Duff & Phelps' preliminary set of transactions consisted of the following transactions:

Acquirer	Target	Announcement Date
VeraSun Energy	US BioEnergy Corp.	11/29/07
VeraSun Energy	ASAlliances Biofuels LLC	7/22/07
The Carlyle Group	PQ Corporation	5/31/07
US BioEnergy	Millenium Ethanol	5/31/07
Airgas Inc.	Linde Group, Majority of U.S. Pkged Gas	3/29/07
Advanced Bioenergy	Heartland Grain Fuels	11/08/06
Citigroup Venture Capital	MacDermid Inc.	8/31/06
Croda International plc	Uniqema Nederland BV	6/29/06
Thomas H. Lee Partners	Hawkeye Renewables	5/11/06
Sun Capital Partners	Noveon Inc., Food & Industrial Specialties	3/16/06
Texas Petrochemicals	Huntsman Corp, US Butadiene & MTBE	2/24/06
Israel Chemicals, Ltd.	Astaris LLC	9/01/05
Crompton Corp	Great Lakes Chemical Corp.	3/09/05

        Duff & Phelps noted that it did not derive a valuation estimate from the selected transaction analysis, but rather, the implied valuation multiple of Adjusted Enterprise Value to projected capacity ($1.51 per gallon) for the Verasun/US BioEnergy transaction was considered to check the reasonableness of Duff & Phelps' selected multiples as part of the selected public company analysis ($1.35–$1.60 per gallon of projected FY2009 name-plate capacity) and the valuation multiples implied by the discounted cash flow analysis, ($1.22–$1.41 per gallon of projected FY2009 name-plate capacity) described above.

Contribution Analysis

        Duff & Phelps analyzed the expected contribution percentages of each of VBV and GPRE to the post-transaction combined equity value as implied by Duff & Phelps' estimated equity value range for VBV (including the Stock Purchase) as compared to GPRE's market capitalization. The analysis did not take into consideration any possible synergies that a combined GPRE and VBV entity may realize following the consummation of the Proposed Transaction. Duff & Phelps noted that the Proposed Transaction would result in pro forma ownership of the combined GPRE and VBV entity of approximately 31% for GPRE's common shareholders and 69% for VBV's and VBV Subsidiary members. The estimated equity value contribution percentages for VBV are shown below.

  •
  Duff & Phelps Concluded Equity Value for VBV (High): 73%;

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  Duff & Phelps Concluded Equity Value for VBV (Midpoint): 71%; and

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  Duff & Phelps Concluded Equity Value for VBV (Low): 67%.

Summary of Analyses

        Duff & Phelps considered the range of equity values resulting from the discounted cash flow analysis and the selected public company analysis (and the selected M&A transaction approach as a reasonableness check as previously described) and utilized its professional judgment and experience in valuing securities to select an overall concluded equity value range for VBV of $86 million to $136 million. Note, that in considering the overall fairness of the Proposed Transaction, Duff & Phelps also included the $60 million cash proceeds to GPRE related to the Stock Purchase. After considering the $60 million cash proceeds related to the Stock Purchase, the overall concluded equity value range for VBV was $146 million to $196 million. Duff & Phelps noted that the $157 million aggregate consideration paid by GPRE in the Proposed Transaction, as implied by the 17,139,000 total shares and options issued to the members of VBV and the VBV Subsidiaries (including the 10,871,472 shares and 267,528 options issued as part of the merger and 6,000,000 shares purchased by the Bioverda entities in the Stock Purchase) and the $9.15 closing GPRE share price on May 1, 2008, was within Duff & Phelps' concluded overall range of equity value indications for VBV.

        Duff & Phelps' opinion and financial analyses were only one of the many factors considered by GPRE's board of directors in its evaluation of the Proposed Transaction and should not be viewed as determinative of the views of GPRE's board of directors.

Fees and Expenses

        The Duff & Phelps engagement letter with GPRE, dated March 27, 2008, provided that, for its services, Duff & Phelps is entitled to receive from GPRE a fee of $150,000, which was due and payable as follows: $50,000 non-refundable retainer payable upon execution of the engagement letter, $50,000 payable upon Duff & Phelps informing GPRE that Duff & Phelps is prepared to deliver their opinion, and $50,000 payable upon delivery of the opinion. The engagement letter also provided that Duff & Phelps would be paid additional fees at its standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of the opinion. In addition, GPRE agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses and to indemnify Duff & Phelps and certain related persons against liabilities arising out of Duff & Phelps' service as a financial advisor to GPRE's board of directors.

        Other than the preparation of the opinion in connection with the Proposed Transaction, during the two years preceding the date of such opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated. Duff & Phelps may provide valuation and financial advisory services to GPRE or GPRE's board of directors (or any committee thereof) in the future.

Accounting Treatment

        GPRE will account for the Mergers under the purchase method of accounting for business combinations with VBV being the acquirer and GPRE being acquired. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of the acquired entity based on their estimated fair values as of the completion of the transaction. A final determination of these fair values may include management's consideration of a valuation prepared by an independent valuation specialist.

Regulatory Approvals

        Under the HSR Act and related rules, certain transactions, including the Mergers, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the specified waiting period requirements have been satisfied. On June 26, 2008, GPRE and VBV filed Notification and Report Forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission. On July 22, 2008, the Premerger Notification Office of the Federal Trade Commission granted early termination of all applicable waiting periods under the HSR Act in connection with the merger.

Dissenters' Rights

        The shareholders of GPRE will not have dissenters' rights with respect to the Mergers or the other matters voted on by the GPRE shareholders.

Resale of GPRE Common Stock

        All shares of GPRE common stock received by VBV and VBV Subsidiary members in the Mergers should be freely transferable, except that if a VBV or VBV Subsidiary member is deemed to be an "affiliate" of GPRE under the Securities Act at the time of the special member meeting, the VBV or VBV Subsidiary member may resell those shares only in transactions permitted by Rule 144 and Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

        Of the 10,871,472 shares of GPRE common stock to be issued in the Mergers, 3,373,103 shares will be freely transferable and may be resold without restriction in the public market immediately after the Closing, and 7,498,369 shares of GPRE common stock to be issued to certain "affiliates" in the Mergers may be resold, 90 days after the Mergers, subject to compliance with Rule 144. The Bioverda entities and Wilon have agreed not to sell their shares of GPRE common stock for a certain period of time after the closing of the Mergers. GPRE expects to register the 267,528 shares of GPRE common stock issuable upon exercise of certain EGP and IBE options being assumed by GPRE in the subsidiary mergers on a registration statement on Form S-8 after the closing of the Mergers. In addition, GPRE has granted the Bioverda entities, Wilon, and Wayne Hoovestol certain rights to require that GPRE register their shares of GPRE common stock for public resale, beginning 18 months after the Closing.

NASDAQ Listing of GPRE Common Stock

        GPRE's common stock is currently listed on the NASDAQ Capital Market and the American Stock Exchange. The Merger Agreements require that the shares of common stock to be issued in the Mergers and the Stock Purchase be listed on the NASDAQ Global Market. GPRE has filed a listing application for listing its common stock on the NASDAQ Global Market, which if approved, will take effect the first trading day following consummation of the Mergers. Approval of the listing is a condition to completion of the Mergers. At such time, GPRE intends to delist its common stock from the American Stock Exchange.

Options to Acquire Units of IBE and EGP

        In connection with the Mergers, GPRE has agreed to convert each outstanding option to purchase units of IBE or EGP (the "Options"), whether vested or unvested, into the right to acquire shares of GPRE common stock. GPRE will assume each Option in accordance with its terms and conditions and, from and after the effective time of the Mergers, each Option may be exercised solely for shares of GPRE common stock. The number of shares of GPRE common stock subject to each Option and the exercise price thereof will be adjusted to reflect the exchange ratio for the merger consideration in the IBE or EGP merger, as applicable. Any restriction on the exercise of an Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Option shall remain the same. GPRE will reserve a total of 267,528 shares of GPRE common stock for issuance upon exercise of the assumed Options. As noted above, GPRE expects to register the 267,528 shares of GPRE issuable upon exercise of the Options on a Form S-8 registration statement after the closing of the Mergers.

Ownership of GPRE Common Stock by GPRE's Directors and Executive Officers

        Upon issuance of GPRE common stock in the Mergers and the Stock Purchase, based on beneficial ownership computations as of August 12, 2008, the current directors and executive officers of GPRE will collectively beneficially own approximately 9.4% of the outstanding stock of GPRE. Alain Treuer, who is expected to become a director of GPRE as of the closing of the Mergers, will beneficially own between 3% and 7.6% of the outstanding common stock of GPRE.

        As defined in the GPRE Equity Incentive Plan, a "Change in Control" is triggered by a merger where the majority of the voting shares immediately prior to the merger does not constitute a majority of the shares immediately after the completion of the merger. The VBV Merger constitutes such a Change in Control, and thus triggers vesting of stock options exercisable for 30,000 shares of common stock, at an exercise price of $19.96 per share, and 8,000 shares of restricted stock, all of which are held by Jerry Peters, GPRE's Chief Financial Officer.

Interests of GPRE's Directors and Executive Officers

        In considering the recommendation of the board of directors of GPRE to vote in favor of the issuance of shares of GPRE common stock in the Mergers and the Stock Purchase, shareholders of GPRE should be aware that members of the GPRE board of directors and certain of GPRE's executive officers have interests that are different from or in addition to the interests of GPRE shareholders.

        Except as noted above respecting Mr. Peters' options, and as described below, neither the Mergers, the transactions contemplated by the Mergers or the Stock Purchase will trigger any change of control or other severance payments by GPRE or accelerate the vesting of any equity awards.

Governance Structure and Management Positions

        Following the Mergers, GPRE will be governed by a nine-member board of directors. The Bioverda entities will together have the right, as long at they collectively own at least 32.5% of the outstanding GPRE common stock, to designate four individuals to be nominated for election as directors. The Bioverda entities' initial designees are expected to be Jim Anderson, Jim Barry, James Crowley and Michael Walsh. Similarly, as long as Wilon owns at least 2.5% of the outstanding GPRE common stock, it will have the right to designate one individual to be nominated for election as a director. Wilon's initial designee is expected to be Alain Treuer. Each of the parties to the Shareholders' Agreement will vote his or its shares of GPRE common stock in favor of the nominees of the Bioverda entities and Wilon. It is anticipated that current GPRE directors Gordon Glade, Wayne Hoovestol, Gary Parker and Brian Peterson will continue to serve on the GPRE board after the Mergers. Thereafter, except for the Bioverda entities' and Wilon's designees, the directors will be nominated for election by the shareholders in accordance with GPRE's bylaws and nominating committee procedures.

        Following the Mergers, the executive management team of the combined organization is expected to be composed of the members of GPRE's management team prior to the Mergers, except that Todd Becker (the current chief executive officer of VBV) will be appointed to serve as president and chief operating officer of GPRE. It is expected that Wayne Hoovestol will resign from his position as chief executive officer not later than 12 months following the Mergers and, subject to the discretion of the board of directors, Mr. Becker is expected to be appointed to succeed Mr. Hoovestol as chief executive officer.

        Mr. Hoovestol is also a party to the Shareholders' Agreement. See the discussion of the Shareholders Agreement beginning on page 96.

Employment Agreement with Jerry Peters

        Under the provisions of an Employment Agreement dated June 8, 2007 between GPRE and Jerry Peters, the equity awards granted thereunder (12,000 shares of restricted stock vesting 2,000 on the date of the agreement and 2,000 on each of the next five anniversaries and options to purchase 60,000 shares of GPRE common stock vesting 15,000 on the date of the agreement and 15,000 on each of the next three anniversaries) will fully vest upon consummation of the Mergers. The Mergers will constitute a change in control as defined in the Employment Agreement.

Indemnification and Insurance

        The directors and executive officers will also have the right to continued indemnification and insurance coverage following completion of the Mergers for acts and omissions occurring before the Mergers.

Interests of VBV's, IBE's and EGP's Managers and Executive Officers

Employment Agreement with Todd Becker

        GPRE has entered into an employment agreement with Todd Becker, as President and Chief Operating Officer, effective generally as of the closing of the Mergers and the Stock Purchase. See "Employment Arrangements" beginning on page 135 for a description of Mr. Becker's employment agreement.

Interests of Certain VBV Managers

        Alain Treuer, a current manager of VBV, will beneficially own approximately 3% of the outstanding common stock of GPRE following the Mergers by virtue of his controlling ownership of Wilon. Under the Put and Call Agreement (GPRE), Mr. Treuer has the right to acquire additional shares of GPRE common stock from Bioverda US and, if fully exercised, would result in Mr. Treuer beneficially owning approximately 7.7% of the outstanding common stock of GPRE. Additionally, at the effective time of the Mergers, Mr. Treuer will be designated by Wilon as its nominee to GPRE's board of directors under the terms of the Shareholders' Agreement.

        Michael Walsh, a current manager of VBV, will be designated by the Bioverda entities, at the effective time of the Mergers, as one of the four Bioverda nominees to GPRE's board of directors under the terms of the Shareholders' Agreement.

Manager and Officer Indemnification and Insurance

        Under the terms of the VBV Merger Agreement, all rights of the current or former managers and officers of VBV and the VBV Subsidiaries to indemnification for acts or omissions occurring prior to the completion of the Mergers (as provided in their respective organizational documents in effect immediately prior to the effective time of the Mergers) shall survive the Mergers and be assumed by the surviving entities.

        In addition, VBV has agreed to purchase a six year prepaid insurance policy providing substantially equivalent protections and benefits to the current and former managers and officers of VBV as does its current liability insurance.

Material U.S. Federal Income Tax Consequences of the Mergers

        Following is a summary of material federal income tax consequences of the Mergers to GPRE; to the VBV Members; to VBV; to holders of units in the VBV Subsidiaries ("Subsidiary Units") other than VBV (the "Subsidiary Holders,"); and to Option holders (collectively with the VBV Members, VBV and the Subsidiary Holders, the "Holders"). This summary applies to GPRE and the Holders, other than Subsidiary Holders and Option holders who are not "U.S. persons," as defined below. As used in this summary, a "U.S. person" is: a U.S. citizen or resident alien as determined pursuant to the Code; a corporation (or other entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; an estate, the income of which is subject to federal income taxation regardless of its source; and a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. As used in this summary, a "non-U.S. person" is an individual, corporation, estate, or trust that is not a U.S. person.

        This summary is based on the Code, the regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code (the "Treasury Regulations"), and judicial and administrative determinations and pronouncements, all as in effect as of the date of this summary. These authorities are subject to change at any time and any such changes could have retroactive effect so as to alter the conclusions described in this summary. Furthermore, all of these authorities are subject to differing interpretations. No advance ruling has been obtained or sought from the IRS regarding the federal income tax consequences of the Mergers. Stoel Rives LLP has provided a legal opinion that the VBV Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither the statements in this summary nor the opinion, however, are binding on the IRS or a court. As a result, there can be no assurance that the tax consequences described herein will not be challenged by the IRS or sustained by a court if so challenged.

        This summary does not address aspects of taxation other than U.S. federal income taxation. It also does not address all aspects of U.S. federal income taxation that may apply to Holders who are subject to special rules under the Code, including, among others, persons who hold their units through entities that are partnerships or trusts for federal income tax purposes or other pass-through entities, tax-exempt organizations, financial institutions, broker-dealers, insurance companies, persons having a "functional currency" other than the U.S. Dollar, persons who received units as compensation or who hold their units as part of a straddle, wash sale, hedging, conversion or other integrated or risk reduction transaction, and certain U.S. expatriates. Finally, this summary does not address the state, local or foreign tax considerations applicable to the Mergers.

        This discussion is not intended to be, and should not be construed as, tax advice to Holders. The tax consequences of the transactions to each Holder are based upon its particular circumstances, which may differ from those of other Holders. Accordingly, some or all of the following discussion may not apply to a Holder's particular situation. Each Holder is strongly urged to consult its own tax adviser with respect to the federal, state, local and foreign tax consequences of the Mergers to the Holder based upon the Holder's particular circumstances.

VBV Merger

Reorganization Treatment Generally

        Stoel Rives LLP has delivered its opinion that, for U.S. federal income tax purposes, the VBV Merger will qualify as a reorganization under Section 368(a) of the Code. This opinion has been rendered on the basis of certain assumptions, including assumptions regarding the absence of certain changes in existing facts and completion of the VBV Merger in accordance with this proxy statement/prospectus and the VBV Merger Agreement. The opinion is based upon representations, including those contained in a representation letter of GPRE and Merger Sub and a representation letter of VBV, and on covenants. If any of those assumptions or representations is inaccurate, incomplete or untrue or if any of the covenants is breached, the conclusions contained in the opinion could be affected. The opinion is not binding on the IRS or the courts, and no rulings will be sought.

        The following is a summary of the opinion of Stoel Rives LLP as to the material U.S. federal income tax consequences of the exchange of VBV units for GPRE common stock pursuant to the VBV Merger, subject to limitations and qualifications contained in the opinion:

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  The VBV Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code;

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  None of VBV, GPRE, or GP Merger Sub will recognize gain or loss as a result of the VBV Merger for U.S. federal income tax purposes;

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  If a VBV Member is a U.S. person, then for U.S. federal income tax purposes, (i) no gain or loss will be recognized by the VBV Member solely as a result of the exchange of its VBV units solely for GPRE common stock pursuant to the VBV Merger, (ii) the aggregate tax basis of the shares of GPRE common stock received by the VBV Member in exchange for VBV units pursuant to the VBV Merger will be the same as the aggregate tax basis of the VBV units exchanged for the GPRE common stock pursuant to the VBV Merger, and (iii) the holding period of the shares of GPRE common stock received by the VBV Member in exchange for VBV units pursuant to the VBV Merger will include the holding period of the VBV units exchanged for the GPRE common stock pursuant to the VBV Merger; and

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  If (a) a VBV Member is a non-U.S. person, (b) GPRE is a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code, and (c) a VBV Member holds (either directly or indirectly, after the application of the constructive ownership rules of Section 318 of the Code as modified by Section 897(c)(6)(C) of the Code) more than 5% of the outstanding shares of GPRE common stock immediately after the VBV Merger, then for U.S. federal income tax purposes, (i) no gain or loss will be recognized by the VBV Member solely as a result of the exchange of its VBV units solely for GPRE common stock pursuant to the VBV Merger, (ii) the aggregate tax basis of the shares of GPRE common stock received by the VBV Member in exchange for VBV units pursuant to the VBV Merger will be the same as the aggregate tax basis of the VBV units exchanged for the GPRE common stock pursuant to the VBV Merger, and (iii) the holding period of the shares of GPRE common stock received by the VBV Member in exchange for VBV units pursuant to the VBV Merger will include the holding period of the VBV units exchanged for the GPRE common stock pursuant to the VBV Merger.

Treatment of VBV Members who are U.S. Persons

        If the VBV Merger qualifies as a reorganization under Section 368(a) of the Code and a VBV Member is a U.S. person, then the opinion with respect to U.S. persons described above would apply. GPRE will not deduct and withhold pursuant to the Foreign Investment in Real Property Tax Act ("FIRPTA") with respect to payments for a VBV Member's VBV units if the VBV Member furnishes to GPRE a properly completed certificate that states that the VBV Member is not a foreign person and otherwise complies with the applicable regulations.

Treatment of VBV Members who are Non-U.S. Persons

        Pursuant to FIRPTA, any gain recognized by a foreign person on the disposition of a U.S. real property interest ("USRPI") generally is subject to U.S. federal income tax. As an aid in collecting this tax, any person who acquires a USRPI from a foreign person generally must deduct and withhold 10% of the amount realized by the foreign person. For this purpose, "foreign person" generally includes nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts, foreign estates, and foreign governments.

        Common stock issued by a U.S. corporation generally will be treated as a USRPI unless it is established that the corporation was not a U.S. real property holding corporation ("USRPHC") during the relevant statutory period (generally, the five-year period ending on the date of disposition). A corporation generally is a USRPHC if the fair market value of its USRPIs is at least 50% of the aggregate fair market value of its USRPIs, its interests in real property located outside the U.S., and its other assets that are used or held for use in a trade or business. Pursuant to an exemption (the "5% ownership exemption"), if any class of stock of a corporation is regularly traded on an established securities market, stock of that class is treated as a USRPI only with respect to a foreign person owning more than 5% of the stock of that class. For purposes of determining whether a foreign person owns more than 5% of the stock of any class, certain constructive ownership rules apply, including a rule treating the ownership of certain options to acquire stock as the ownership of stock.

        GPRE believes that, at the time of the VBV Merger, VBV will be a USRPHC and therefore VBV units will constitute USRPIs. In addition, GPRE believes that, at the time of the VBV Merger, GPRE will be a USRPHC. Because GPRE's common stock is regularly traded on an established securities market, if GPRE is a USRPHC at the time of the VBV Merger, GPRE common stock will be treated as a USRPI with respect to all VBV Members that hold (including pursuant to the applicable constructive ownership rules) more than 5% of the GPRE common stock immediately after the VBV Merger.

        Special rules apply to the disposition of USRPIs in certain exchanges that otherwise qualify for nonrecognition treatment for U.S. federal income tax purposes ("nonrecognition transactions"). Pursuant to these rules, if (i) the VBV Merger qualifies as a reorganization pursuant to Section 368(a) of the Code, (ii) a VBV Member is a non-U.S. person, (iii) the VBV Member's VBV units constitute a USRPI immediately before the VBV Merger, and (iv) the VBV Member's GPRE common stock constitutes a USRPI immediately after the VBV Merger, then the VBV Member's exchange of its VBV units for GPRE common stock pursuant to the VBV Merger generally will not be taxable for U.S. federal income tax purposes and the VBV Member generally will not be subject to a 10% withholding tax on the GPRE common stock received pursuant to the VBV Merger if certain conditions are met. These conditions are:

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  the VBV Member files a U.S. federal income tax return for its taxable year in which the VBV Merger occurs and provides certain information and certifications with the return, as described in applicable Treasury Regulations;

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  the VBV Member would be subject to U.S. federal income tax on the disposition of the GPRE stock immediately following the VBV Merger, without reduction or exemption under an applicable tax treaty; and

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  as described in applicable regulations, the VBV Member notifies GPRE that the VBV Member is not required to recognize any gain or loss with respect to the transfer because it is a nonrecognition transaction and GPRE timely provides a copy of the notice to the Internal Revenue Service.

        If (i) a VBV Member is a non-U.S. person, (ii) the VBV Member's VBV units constitute a USRPI immediately before the VBV Merger, and (iii) the VBV Member's GPRE common stock does not constitute a USRPI immediately after the VBV Merger (either because GPRE is not a USRPHC or because the 5% ownership exemption applies), the VBV Member's exchange of its VBV units for GPRE common stock generally will be taxable for U.S. federal income tax purposes and the VBV Member generally will be subject to a 10% withholding tax on the GPRE common stock received in exchange for its VBV units pursuant to the VBV Merger.

The IBE Merger and the EGP Merger

Amount of Gain or Loss Recognized on the IBE Merger and the EGP Merger by GPRE and VBV

        Stoel Rives LLP has delivered its opinion that, for U.S. federal income tax purposes, none of GPRE, any of its subsidiaries, or VBV will recognize gain or loss as a result of the EGP Merger and IBE Merger.

Amount of Gain or Loss Recognized on the IBE Merger and the EGP Merger by Subsidiary Holders

        Each Subsidiary Holder's exchange of Subsidiary Units for GPRE common stock pursuant to the subsidiary mergers will be taxable for federal income tax purposes. Each Subsidiary Holder will recognize gain from the applicable subsidiary merger in an amount equal to the excess of (i) its "amount realized" for federal income tax purposes, which equals the sum of the amount of cash consideration received (including any amounts of cash withheld), the fair market value of the GPRE common stock and any other property received, and its share of the applicable VBV Subsidiary's pre-subsidiary merger liabilities attributable to its interest in the VBV Subsidiary, over (ii) its adjusted tax basis in its interest in the VBV Subsidiary (including the basis attributable to its share of pre-subsidiary merger liabilities of the VBV Subsidiary).

        Each Subsidiary Holder's entire interest in the applicable VBV Subsidiary will terminate as a result of the subsidiary merger. Accordingly, each Subsidiary Holder will be allocated its share of the VBV Subsidiary's income, gain, loss and deduction for the final period during which it is a Subsidiary Holder. The income and gain of the VBV Subsidiary for such period could include items of capital gain and items of ordinary income. For purposes of calculating the gain or loss that a Subsidiary Holder will recognize as a result of the subsidiary merger, any income or gain of the VBV Subsidiary allocated to the Subsidiary Holder with respect to the final period during which it is a Subsidiary Holder will increase its adjusted tax basis in its interest in the VBV Subsidiary, and any loss or deduction of the VBV Subsidiary allocated to the Subsidiary Holder with respect to that period will reduce its adjusted tax basis in its interest in the VBV Subsidiary.

Character of Gain or Loss Recognized on the IBE and the EGP Merger by Subsidiary Holders

        Except as described in the following paragraph, any gain or loss that a Subsidiary Holder recognizes as a result of a subsidiary merger, computed as described above, generally will be capital gain or loss. Capital gain or loss generally will be treated as long-term capital gain or loss to the extent that the Subsidiary Holder has held its interest in the VBV Subsidiary for more than one year.

        Notwithstanding this general rule, however, it is possible that a Subsidiary Holder could recognize ordinary income or loss as a result of a subsidiary merger pursuant to the special rules of Code Section 751. Pursuant to Code Section 751, a Subsidiary Holder generally will recognize ordinary income (or loss) to the extent of the amount of ordinary income (or loss) that would have been allocated to the Subsidiary Holder if the VBV Subsidiary had sold all of its inventory and unrealized receivables immediately before the subsidiary merger. In addition, a portion of the gain resulting from the subsidiary merger recognized by a Subsidiary Holder who is an individual or a taxable trust or estate may be characterized as unrecaptured Section 1250 gain, subject to an increased capital gain tax rate of 25%. Treasury Regulations provide rules for determining the amount of unrecaptured Section 1250 gain for a partner selling a partnership interest with a long-term holding period. GPRE believes that neither IBE nor EGP owns material assets that constitute inventory or unrealized receivables pursuant to Code Section 751 or that have unrecaptured Section 1250 gain associated with them.

Basis in Subsidiary Holders' Subsidiary Units

        In general, each Subsidiary Holder's basis in its Subsidiary Units at the time of the subsidiary merger will be determined according to the rules described below. If a Subsidiary Holder acquired its Subsidiary Units by contribution of property and/or money to a VBV Subsidiary, its initial tax basis in its Subsidiary Units equaled the sum of:

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  the amount of money contributed and the increase in its share of VBV Subsidiary's liabilities in connection with the acquisition of its Subsidiary Units; and

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  its adjusted tax basis in any other property contributed, less the amount of any money distributed to it at that time, the amount of any of its liabilities assumed by the VBV Subsidiary, and the amount of liabilities encumbering contributed property that the VBV Subsidiary took subject to in connection with the Subsidiary Holder's acquisition of its Subsidiary Units.

        Other rules, including the "disguised sale rules," also may affect initial basis. Each Subsidiary Holder is urged to consult its own tax adviser regarding the calculation of its initial basis in its Subsidiary Units.

        Each Subsidiary Holder's initial tax basis in its Subsidiary Units generally is increased by:

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  its allocable share of the VBV Subsidiary's taxable and tax-exempt income during the period it held its Subsidiary Units; and

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  increases in its allocable share of the Subsidiary's liabilities.

        Each Subsidiary Holder's basis in its Subsidiary Units generally is decreased, but not below zero, by:

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  its share of distributions made by the VBV Subsidiary during the period it held its Subsidiary Units;

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  decreases in its allocable share of the VBV Subsidiary's liabilities;

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  its share of the VBV Subsidiary's losses during the period it held its Subsidiary Units; and

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  its share of the VBV Subsidiary's nondeductible expenditures during the period it held its Subsidiary Units that are not properly chargeable to capital account.

        The VBV Subsidiaries generally do not have all of the information necessary to compute a Subsidiary Holder's adjusted tax basis in its Subsidiary Units, and thus each Subsidiary Holder, together with its own tax adviser, will be responsible for computing that amount and the amount of gain, if any, that it would recognize as a result of the applicable subsidiary merger.

Amount of Gain or Loss Recognized on the IBE Merger and the EGP Merger by Optionholders

        In the subsidiary mergers, options to purchase IBE units and EGP units will be converted into options to purchase GPRE common stock (the "GPRE Options"). The Options will be treated as partnership options for U.S. federal income tax purposes.

        A partnership option with an exercise price below the value of the partnership interest subject to the option on the date of grant may be a deferral of compensation subject to unfavorable tax consequences pursuant to Section 409A of the Code. These consequences include recognition of gross income when the option becomes exercisable, without regard to whether the option actually is exercised, an additional tax equal to 20 percent of the amount includible in gross income, and an interest charge.

        Because the Options were granted in connection with performance of services, and the GPRE Options also will be in connection with performance of services, conversion of the Options into GPRE

Options should not be taxable to the holders of Options for U.S. federal income tax purposes, although to the extent that the Options or the GPRE Options constitute a deferral of compensation pursuant to Section 409A of the Code, they may be taxable pursuant to Section 409A. Options that were granted at a discount generally will constitute a deferral of compensation pursuant to Section 409A of the Code, and the GPRE Options into which those Options will be converted also will constitute a deferral of compensation pursuant to Section 409A of the Code. In the case of Options that were not granted at a discount, and thus do not constitute a deferral of compensation pursuant to Section 409A of the Code, the GPRE Options into which they will be converted, however, will nonetheless constitute a deferral of compensation pursuant to Section 409A of the Code if the conversion of Options into GPRE Options is treated for purposes of Section 409A of the Code as the grant of new options. Under applicable IRS guidance, it is unclear whether conversion of a Option into a GPRE Option pursuant to the subsidiary mergers should be treated for purposes of Section 409A of the Code as the grant of a new option.

Backup Withholding

        Backup withholding at the applicable rate may apply with respect to GPRE common stock transferred to a Subsidiary Holder or GPRE options transferred to a holder of Options pursuant to a subsidiary merger, unless the Subsidiary Holder or holder of Options, as applicable (i) is a corporation or comes within specified other exempt categories and, when required, demonstrates this fact, or (ii) provides a properly completed IRS Form W-9 (or successor or substitute form) showing its correct taxpayer identification number, certifying that the it has not lost the exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A Subsidiary Holder or holder of Options that does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Subsidiary Holder's or Option holder's U.S. federal income tax liability, provided it furnishes specified required information to the IRS.

FIRPTA Withholding

        A transferee of a USRPI is not required to deduct and withhold pursuant to FIRPTA if, before or at the time of the transfer, the transferor furnishes to the transferee a certification that states that the transferor is not a foreign person and otherwise complies with the applicable regulations (a "certificate of non-foreign status"). Accordingly, GPRE will not deduct and withhold pursuant to FIRPTA with respect to payments for a Subsidiary Holder's Subsidiary Units or conversions of a Option holder's Options if the Subsidiary Holder or holder of Options, as applicable, furnishes to GPRE a properly completed certificate of non-foreign status.

        To ensure compliance with Treasury Department Circular 230, the Holders, GPRE, and the VBV Subsidiaries are hereby notified that: (i) the discussions of federal tax issues in this summary are not intended or written to be relied upon, and cannot be relied upon, by the Holders, GPRE, or the VBV Subsidiaries for the purpose of avoiding penalties that may be imposed on the Holders, GPRE, or the VBV Subsidiaries under the Code; (ii) these discussions are being used in connection with the promotion or marketing (within the meaning of Circular 230) of the transactions or matters addressed herein; and (iii) each of the Holders, GPRE, and the VBV Subsidiaries should seek advice based on their particular circumstances from an independent tax advisor.

THE MERGER AGREEMENTS

        The following summary describes certain material provisions of the VBV Merger Agreement, the IBE Merger Agreement and the EGP Merger Agreement. The full text of each of the Merger Agreements is attached as Appendix A, B and C to this proxy statement/prospectus and is incorporated herein by reference. This summary may not contain all of the information that is important to you, and you are encouraged to read carefully each entire merger agreement. The following description is subject to, and is qualified in its entirety by reference to, the applicable Merger Agreement.

        The representations and warranties described below and included in each of the Merger Agreements were made by the applicable parties to the other. These representations and warranties were made as of specific dates and may be subject to important qualifications, limitations and supplemental information in disclosure schedules agreed to by the parties in connection with negotiating the terms of the Merger Agreements. In addition, the representations and warranties may have been included in the Merger Agreements for the purpose of allocating risk among the parties rather than to establish matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreements.

VBV Merger Agreement

Structure of the VBV Merger

        At closing, GPRE's wholly-owned subsidiary, GP Merger Sub, will merge with and into VBV. Upon completion of the VBV Merger, VBV will be the surviving entity and become a wholly-owned subsidiary of GPRE.

Effective Time of the VBV Merger

        The completion of the VBV Merger will occur no later than the second business day after the conditions set forth in the VBV Merger Agreement are satisfied or waived, or at such time, date and location as the parties agree in writing. It is anticipated that the effective time will occur as soon as practicable following the special meetings of GPRE, VBV, EGP and IBE. GPRE and VBV are working to complete the Mergers as soon as possible. The VBV Merger becomes effective upon filing of the Certificate of Merger with the Secretary of State of Delaware.

Officers and Directors

        Following the Mergers, GPRE will be governed by a nine-member board of directors. The Bioverda entities will together have the right, as long at they collectively own at least 32.5% of the outstanding GPRE common stock, to designate four individuals to be nominated for election as directors. The Bioverda entities' initial designees are expected to be Jim Anderson, Jim Barry, James Crowley and Michael Walsh. Similarly, as long as Wilon owns at least 2.5% of the outstanding GPRE common stock, it will have the right to designate one individual to be nominated for election as a director. Wilon's initial designee is expected to be Alain Treuer. Each of the parties to the Shareholders' Agreement will vote his or its shares of GPRE common stock in favor of the nominees of the Bioverda entities and Wilon. It is anticipated that current GPRE directors Gordon Glade, Wayne Hoovestol, Gary Parker and Brian Peterson will continue to serve on the GPRE board after the Mergers. Thereafter, except for the Bioverda entities' and Wilon's designees, the directors will be nominated for election by the shareholders in accordance with GPRE's bylaws and nominating committee procedures.

        The executive management team of the combined organization is expected to be composed of members of GPRE's management prior to the Mergers. For a period of up to twelve months after the closing date, Wayne Hoovestol will serve as chief executive officer of GPRE, subject to the discretion of GPRE's board of directors. As of the effective time, Todd Becker is expected to be appointed to serve as president and chief operating officer of GPRE, provided that Mr. Hoovestol shall resign, and Mr. Becker shall be appointed, as chief executive officer, not later than the first anniversary of the closing date, subject to the GPRE board's discretion. At the effective time, the then-current officers of GPRE will become the managers and officers of VBV. It is anticipated that substantially all employees of VBV, EGP and IBE will be retained by those entities immediately after the Mergers.

Conversion of VBV Units

        Under the terms of the VBV Merger Agreement, GP Merger Sub will merge with and into VBV with VBV surviving the merger as a wholly-owned subsidiary of GPRE. Upon completion of the VBV Merger, each outstanding VBV common unit will be converted into the right to receive 7,498.369315 shares of GPRE common stock. This exchange ratio is fixed and will not change, regardless of changes in the market price of GPRE common stock.

Exchange Procedures

        Following the effective time of the VBV Merger, GPRE will deliver to each holder of a VBV common unit a certificate representing that number of whole shares of GPRE common stock that such holder has the right to receive and the VBV common unit will be cancelled and thereafter deemed to represent only the right to receive the merger consideration.

Representations and Warranties

        VBV made a number of representations and warranties to GPRE in the VBV Merger Agreement regarding aspects of its and the VBV Subsidiaries' businesses, financial condition and structure, as well as other facts pertinent to the Merger, including representations and warranties relating to the following subject matters:

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  organization, qualification to do business, good standing and requisite power of VBV and the VBV Subsidiaries;

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  VBV's capital structure and the absence of restrictions or encumbrances with respect thereto;

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  authority to enter into the VBV Merger Agreement and consummate the transactions under the VBV Merger Agreement, and the enforceability of the VBV Merger Agreement;

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  information with respect to the VBV Subsidiaries;

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  the vote of members required to complete the VBV Merger;

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  governmental and regulatory approvals and other consents required to complete the VBV Merger;

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  the effect of entering into and carrying out the obligations of the VBV Merger Agreement on material contracts;

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  absence of any conflict with any applicable legal requirements resulting from the execution of the VBV Merger Agreement or the completion of the merger;

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  the inapplicability of appraisal rights and of state takeover statutes to the VBV Merger;

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  financial statements;

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  the absence of certain changes and events, including any material adverse effect on VBV or the VBV Subsidiaries, since March 31, 2008;

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  the absence of certain undisclosed liabilities and obligations;

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  taxes;

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  good and valid title to or valid leasehold interests in all personal properties and assets free and clear of all liens;

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  good and valid title to all real property, whether owned or leased;

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  validity of and compliance with real property leases;

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  condition of real property;

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  intellectual property;

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  condition of assets and inventory;

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  compliance with applicable legal requirements;

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  litigation;

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  product warranties and liability;

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  employee benefit plans and labor relations;

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  environmental matters;

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  agreements, contracts and commitments;

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  insurance;

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  transactions between VBV, the VBV Subsidiaries and their affiliates;

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  approval by its board of managers;

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  payment, if any, required to be made to brokers and agents on account of the VBV Merger;

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  certain SEC filing matters; and

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  the full disclosure by VBV of all material facts necessary to make the statements in the VBV Merger Agreement not misleading.

        GPRE and GP Merger Sub each made a number of representations and warranties to VBV in the VBV Merger Agreement, including representations and warranties relating to the following subject matters:

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  corporate organization, qualification to do business, good standing and corporate power of GPRE and GP Merger Sub;

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  corporate authorization to enter into the VBV Merger Agreement and consummate the transactions under the VBV Merger Agreement, and the enforceability of the VBV Merger Agreement;

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  GPRE subsidiaries;

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  absence of any conflict with any applicable legal requirements resulting from the execution of the VBV Merger Agreement and the completion of the VBV Merger;

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  the effect of entering into and carrying out the obligations of the VBV Merger Agreement on material contracts;

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  governmental and regulatory approvals required to complete the VBV Merger;

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  GPRE's capital structure;

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  GPRE's SEC filings and financial statements;

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  the absence of certain changes and events, including any material adverse effect on GPRE since November 30, 2007;

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  opinion of a financial advisor;

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  the absence of certain undisclosed liabilities and obligations;

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  taxes;

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  good and valid title to or valid leasehold interests in all personal properties and assets free and clear of all liens;

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  good and valid title to all real property, whether owned or leased;

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  validity of and compliance with real property leases;

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  condition of real property;

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  intellectual property;

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  condition of assets and inventory;

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  compliance with applicable legal requirements;

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  litigation;

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  product warranties and liability;

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  employee benefit plans and labor relations;

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  environmental matters;

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  agreements, contracts and commitments;

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  insurance;

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  transactions between GPRE, the GPRE Subsidiaries and their respective affiliates;

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  payment, if any, required to be made to brokers and agents on account of the Mergers;

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  information with respect to GPRE's commodity position; and

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  the full disclosure by GPRE of all material facts necessary to make the statements in the VBV Merger Agreement not misleading.

Conduct of Business Prior to Completion of the VBV Merger

        Under the VBV Merger Agreement, each of GPRE and VBV has agreed that, until the earlier of the completion of the VBV Merger or termination of the VBV Merger Agreement, or unless the other party consents in writing, it will carry on its business in the ordinary course, in substantially the same manner as previously conducted and in compliance with all applicable legal requirements, pay its debts and taxes when due and pay or perform other material obligations when due, keep available the services of key employees and preserve relationships with customers and suppliers.

        Each of GPRE and VBV also agreed that, until the earlier of the completion of the VBV Merger or termination of the VBV Merger Agreement, or unless the other party consents in writing, it will not, subject to specified exceptions, do any of the following:

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  declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, property or otherwise) in respect of any limited liability company interest or capital stock, split, combine or reclassify the same or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any limited liability company interest or capital stock, or purchase, redeem or otherwise acquire, directly or indirectly, any limited liability company interest or capital stock, any other securities thereof or any rights, warrants or options or security that consists of a right to acquire the same;

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  issue, deliver, sell, grant, pledge or otherwise encumber any limited liability company interest or capital stock or any other equity interests;

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  amend its organizational documents;

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  acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are significant;

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  sell, transfer, lease, license, mortgage, pledge, encumber or otherwise dispose of any properties or assets or enter into or amend any material lease of real property;

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  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt interests or options, warrants, calls or other rights to acquire any debt interests, enter into any other agreement to maintain any financial statement condition, or enter into any arrangement having the economic effect of any of the foregoing, subject to certain exceptions;

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  except as allowed, make or agree to make any new capital expenditures outside the ordinary course of business;

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  pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), or litigation, other than the payment of certain amounts in the ordinary course of business, cancel any material indebtedness or waive certain rights or benefits;

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  adopt, or amend in any material respect, any employee benefit plan, agreement or arrangement, employment or consulting agreement or any other compensatory plan or policy with or for the benefit of any current or former director, officer, employee, agent or consultant;

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  make material increases in pay or benefits, except in the ordinary course;

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  transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to intellectual property;

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  modify, amend, waive or terminate any contract or agreement, including any joint venture agreement, or waive, release or assign any material rights or claims thereunder;

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  make or change any tax election or settle or compromise any material tax liability;

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  liquidate or dissolve or adopt a plan of complete or partial liquidation or dissolution;

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  except as required by GAAP or the SEC, make any change in accounting methods, principles or practices;

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  take certain actions with respect to the construction of plants; and

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  take certain actions with respect to open market positions, or agree, commit or resolve to do any of the foregoing.

No Solicitation

        The VBV Merger Agreement provides that each party will not, nor will it authorize or permit any of its subsidiaries or any of its or their respective managers, directors, officers, employees, or representatives, directly or indirectly through another person to:

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  solicit, initiate or encourage, or take any other action designed to, facilitate, any inquiries or the making of any takeover proposal, as described below; or

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  enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any takeover proposal.

        The VBV Merger Agreement provides that the term "takeover proposal" with respect to the applicable party means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to:

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  any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any subsidiary) or businesses that constitute 10% or more of the revenues, net income or assets of the applicable party and its subsidiaries, taken as a whole, 25% or more of the revenue, net income or assets of a VBV Subsidiary (solely with respect to a VBV takeover proposal) or 10% or more of any class of equity securities of the applicable party;

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  any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the applicable party; or

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  any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, or similar transaction involving the applicable parry or any of its subsidiaries pursuant to which any person or the shareholders of any person would own 10% or more of any class of equity securities or of any resulting parent company in each case other than the transactions contemplated by the VBV Merger Agreement.

        The VBV Merger Agreement provides that, notwithstanding the restrictions described above, if at any time prior to the time the GPRE shareholders or VBV members have approved the Mergers, as applicable:

  •
  the party receives a bona fide written takeover proposal that the managers or board of directors reasonably determines (after consultation with outside counsel and a financial advisor) constitutes or is reasonably likely to lead to a superior proposal, as defined below; and

  •
  such takeover proposal was not solicited after the date of the VBV Merger Agreement and was made after the date of the VBV Merger Agreement and did not otherwise result from a breach by the applicable party of the no solicitation provisions described above.

The applicable party may:

  •
  furnish information with respect to itself and its subsidiaries to the person making such takeover proposal pursuant to a customary confidentiality agreement that is not less restrictive to such person than the confidentiality provisions of the confidentiality agreement between GPRE and VBV does not provide an exclusive right to negotiate and contains "standstill" terms; and

  •
  participate in discussions or negotiations with the person making such takeover proposal (and its representatives) regarding such takeover proposal, provided that notice is promptly given to the other party.

        The VBV Merger Agreement provides that the term "superior proposal" means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, more than 80% of the VBV common units, VBV Subsidiary units, or GPRE common stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of VBV or GPRE or their subsidiaries, as applicable, which the VBV managers or GPRE board of directors reasonably determines (after consultation with a financial advisor) to be:

  •
  more favorable to the VBV members or VBV Subsidiary members or GPRE shareholders, as applicable from a financial point of view than the Merger (taking into account all of the terms and conditions of such proposal and the merger agreement (including any changes to the financial terms of the merger agreement proposed by the other party in response to such offer or otherwise)); and

  •
  reasonably capable of being completed on or before December 31, 2008, taking into account all financial, legal, regulatory and other aspects of such proposal.

        The VBV Merger Agreement provides further that neither the managers of VBV nor the board of directors of GPRE nor any committee thereof may

  •
  withdraw (or qualify or modify in a manner adverse to the other party), or publicly propose to withdraw (or qualify or modify in a manner adverse to the other party), their approval, adoption or recommendation of the merger agreement, the merger or the other transactions contemplated by the VBV Merger Agreement;

  •
  approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any takeover proposal; or

  •
  approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow itself or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any takeover proposal.

        Notwithstanding the above, at any time prior to the time GPRE shareholders or VBV members have approved the Merger, the VBV managers or the GPRE board of directors, as applicable, may, in response to a takeover proposal that they reasonably determine (after consultation with outside counsel and a financial advisor) constitutes a superior proposal, as described above, and that was unsolicited and made after the date of the VBV Merger Agreement and that did not otherwise result from a breach of the no solicitation provisions of the VBV Merger Agreement, cause VBV or GPRE, as applicable, to make an adverse recommendation, as described above, provided that a party should not be entitled to exercise its right to make an adverse recommendation if it is in breach of these obligations and until after tenth business day following the other party's receipt of notice that the party intends to make an adverse recommendation and specifying the reasons therefore, including the terms of any superior proposal. If such notice is given within ten business days of the date of the VBV member meeting or GPRE shareholder meeting, the applicable party, subject to the requirements of applicable law, must postpone such meeting to a date and time to ensure that the other party has ten business days notice following receipt of the notice of a superior proposal.

        In addition to the non-solicitation provisions described above, each party must promptly advise the other orally and in writing of any takeover proposal, the material terms and conditions of any such takeover proposal as promptly as reasonably practicable (and in any event within 48 hours) after the receipt of notice of a takeover proposal (including any changes thereto) and the identity of the person making any such takeover proposal. Each party must keep the other party fully informed in all material respects of the status and details (including any change to the terms thereof) of any takeover proposal and must provide to the other party as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided from any person that describes any of the terms or conditions of any takeover proposal.

        The foregoing non-solicitation provisions do not prohibit either party from taking and disclosing to its members or shareholders a position contemplated by Rule 14e 2(a) under the Exchange Act or a statement required under Rule 14a-9 under the Exchange Act or making any disclosure that is required by applicable law, except that in no event may VBV, the VBV managers, GPRE or its board of directors or any committee thereof take, or agree or resolve to take, any action prohibited by the merger agreement's no solicitation provisions (provided, that any accurate disclosure of factual information to the VBV or VBV Subsidiary members or the GPRE shareholders that is required to be made under applicable federal securities laws will not be considered a prohibited action under the merger agreement's no solicitation provisions).

Other Agreements

        Reasonable Efforts.    Each party agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the transactions contemplated by the VBV Merger Agreement, including using all reasonable efforts to accomplish the following:

  •
  the taking of all reasonable acts necessary to cause the conditions precedent set forth in the VBV Merger Agreement to be satisfied;

  •
  the obtaining of all necessary actions, waivers, consents and approvals from governmental entities;

  •
  defending of any lawsuits challenging the VBV Merger; and

  •
  the obtaining of all necessary consents, approvals or waivers from third parties.

        Employee Benefits.    GPRE agreed that all employees who continue with GPRE or VBV shall be eligible to participate in ongoing benefit plans, subject to the ability of GPRE to terminate such plans. GPRE agreed to use reasonable efforts to enter into employment agreements with Mr. Hoovestol and Mr. Becker.

        Registration Statement and Approvals.    GPRE is required to use reasonable efforts to prepare and file and have declared effective this registration statement, mail this proxy statement/prospectus to the GPRE shareholders and hold a shareholder meeting as promptly as practicable. VBV is required to take such steps as necessary to seek and obtain the approval of the VBV and VBV Subsidiary members.

        Environmental Matters.    The parties have agreed to address certain environmental matters at the GPRE plants prior to closing. These include conducting certain environmental assessments and cost sharing agreements with respect to the assessments or additional work.

Director and Officer Indemnification and Insurance

        GPRE has agreed that all rights to indemnification for acts or omissions occurring prior to the completion of the VBV Merger existing immediately prior to the VBV Merger in favor of the current or former managers or officers of VBV or the VBV Subsidiaries as provided in their organizational documents shall survive the Merger and be assumed by the surviving entity. VBV will purchase a six year prepaid insurance policy providing substantially equivalent benefits as the current liability insurance.

Indemnification Obligations

        The VBV members agreed to jointly and severally indemnify GPRE against any actions brought by any of the members of the VBV Subsidiaries in connection with the Mergers, with the total liability limited to $500,000. If at least 50% of such members vote at a duly held meeting in favor of their respective mergers, GPRE's rights to indemnification with respect to the VBV Subsidiaries will terminate.

Conditions to Completion of the VBV Merger

        The respective obligations of GPRE and GP Merger Sub, on one hand, and VBV, on the other, to complete the VBV Merger and the transactions contemplated by the VBV Merger Agreement, including the VBV Merger, are subject to the satisfaction of the following conditions:

  •
  the VBV Merger Agreement must be approved and adopted, and the Mergers and other transactions contemplated by the VBV Merger Agreement must be approved, by the requisite vote of the members of VBV and the VBV Subsidiaries, as applicable, and the shareholders of GPRE;

  •
  the necessary authorizations, consents and approvals must be obtained. Such authorizations, consents and approvals are of the nature of lender approvals under material loan documents and all such lender consents are material. The lenders whose consents are deemed material are First National Bank of Omaha; Farm Credit Services of America with CoBank as its agent, Farm Credit Services of Mid-America with CoBank, as its agent; AgStar Financial Services, as agent for the City of Bluffton, Indiana; and the Tennessee Valley Authority;

  •
  no temporary restraining order, injunction or other order issued by any governmental entity shall be in effect preventing the consummation of the VBV Merger;

  •
  the registration statement, of which this proxy statement/prospectus is a part, must be declared effective by the SEC and may not be the subject of any stop order;

  •
  any shares of GPRE's common stock to be issued in connection with the Mergers (including with respect to the Stock Purchase) must be authorized for listing on the Nasdaq Global Market, subject to official notice of issuance;

  •
  the conditions to the Mergers of the VBV Subsidiaries must be satisfied; and

  •
  the GPRE articles of incorporation and bylaws must be amended and restated, as required.

        In addition, the obligation of VBV to consummate and effect the VBV Merger is subject to the satisfaction or waiver of each of the following conditions:

  •
  the representations and warranties of GPRE and GP Merger Sub provided in the VBV Merger Agreement must be true and correct in all material respects at and as of the Closing Date, except for inaccuracies that could not reasonably be expected to have a material adverse effect;

  •
  GPRE and GP Merger Sub must have performed or complied in all material respects with all agreements and covenants required by the VBV Merger Agreement to be performed or complied with by either such party on or prior to the date the VBV Merger is to be completed;

  •
  GPRE must have received the resignations of the five GPRE directors as required by the VBV Merger Agreement. Other than the anticipated resignation of Mr. Hoovestol within 12 months following the mergers, no other officer departures are expected;

  •
  All conditions to completing the Stock Purchase shall be satisfied;

  •
  the requisite parties must have executed the Shareholders' Agreement;

  •
  GPRE must have provided certain real estate title policies; and

  •
  GPRE must have obtained acceptable directors' and officers' liability insurance.

        The obligations of GPRE and GP Merger Sub to consummate and effect the VBV Merger are subject to the satisfaction or waiver of each of the following conditions:

  •
  the representations and warranties of VBV provided in the VBV Merger Agreement must be true and correct in all material respects at and as of the closing date, except for inaccuracies that could not reasonably be expected to have a material adverse effect;

  •
  VBV must have performed or complied in all material respects with all agreements and covenants required by the VBV Merger Agreement to be performed or complied with by it at or prior to the date the VBV Merger is to be completed;

  •
  each of the Bioverda entities must have entered into the Shareholders' Agreement;

  •
  each of the VBV members must have entered into the Lock Up Agreement;

  •
  all conditions to the Stock Purchase must have been satisfied; and

  •
  GPRE must have received the resignations of the appropriate officers and managers of VBV and the VBV Subsidiaries.

Termination of the VBV Merger Agreement

        The VBV Merger Agreement may be terminated in accordance with its terms at any time prior to the completion of the VBV Merger, whether before or after the approval of shareholders of GPRE:

  •
  by mutual written consent duly authorized by the board of directors of GPRE and the board of managers of VBV;

  •
  by either VBV or GPRE if the VBV Merger shall not have been consummated by December 31, 2008, except that this right to terminate the VBV Merger Agreement shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the VBV Merger to occur on or before such date and such action or failure to act constitutes a material breach of the VBV Merger Agreement;

  •
  by either VBV or GPRE if a governmental entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the VBV Merger, which order, decree, ruling or other action is final and nonappealable;

  •
  by either VBV or GPRE if the required approval of the members of VBV or shareholders of GPRE contemplated by the VBV Merger Agreement shall not have been obtained;

  •
  by GPRE, if VBV shall have breached any of its representations or warranties or failed to perform any covenant, which would give rise to a failure of a closing condition or cannot be cured within 30 calendar days, or in the event the VBV managers have withdrawn their recommendation or VBV has violated the non-solicitation provisions of the VBV Merger Agreement;

  •
  by VBV, if GPRE shall have breached any of its representations or warranties or failed to perform any covenant, which would give rise to a failure of a closing condition or cannot be cured within 30 calendar days, or in the event the GPRE board of directors has withdrawn their recommendation or GPRE has violated the non-solicitation provisions of the VBV Merger Agreement; or

  •
  if the cost estimated identified in the environmental assessments respecting certain GPRE properties exceeds $5,000,000.

Fees and Expenses

        The VBV Merger Agreement provides that regardless of whether the VBV Merger is completed, except as set forth below, GPRE and VBV will each pay their own expenses incurred in connection with the VBV Merger, except that GPRE and VBV will share equally the filing fee under the HSR Act and certain environmental investigation costs.

        In addition, VBV must pay to GPRE a termination fee of $6 million in each of the following circumstances:

  •
  the VBV Merger Agreement is terminated by GPRE in accordance with the terms and subject to the conditions described above in "—No Solicitation"; or

  •
  prior to the closing date, a takeover proposal is made to VBV or directly to the VBV members generally or otherwise becomes publicly known or any person publicly announces an intention, whether or not conditional, to make a takeover proposal, the VBV Merger Agreement is terminated by either GPRE or VBV pursuant to their respective rights (but only if the approval of VBV members has not been obtained) and within 6 months after such termination, VBV enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any takeover proposal.

        GPRE must pay VBV a termination fee of $6 million in each of the following circumstances:

  •
  the VBV Merger Agreement is terminated by VBV in accordance with the terms and subject to the conditions described above in "—No Solicitation"; or

  •
  prior to GPRE shareholders approving the transactions contemplated by the VBV Merger Agreement, a takeover proposal is made to GPRE or directly to the GPRE shareholders generally or otherwise becomes publicly known or any person publicly announces an intention, whether or not conditional, to make a GPRE takeover proposal, the VBV Merger Agreement is terminated by either GPRE or VBV pursuant to their respective rights (but only if a vote to obtain GPRE shareholder approval or the GPRE shareholder meeting has not been held) and within six months after such termination, GPRE enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any takeover proposal.

Amendment, Extension and Waiver

        The VBV Merger Agreement may be amended, at any time, by the parties, before or after approval of the GPRE shareholders, provided that after any such approval, no amendment can be made that requires further approval without such approval having been obtained. The VBV Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of VBV and GPRE.

        At any time prior to the closing either VBV or GPRE, may:

  •
  extend the time for the performance of any of the obligations or other acts of the other parties hereto;

  •
  waive any inaccuracies in the representations and warranties made to such party contained in the VBV Merger Agreement or in any document delivered pursuant thereto; and

  •
  waive compliance with any of the agreements or conditions for the benefit of such party contained in the VBV Merger Agreement.

        Any agreement to any extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under the VBV Merger Agreement shall not constitute a waiver of such right.

IBE Merger Agreement

Structure of the IBE Merger and Closing

        Concurrently with the VBV Merger, IN Merger Sub will merge with and into IBE. Upon completion of the IBE Merger, IBE will be the surviving entity and a wholly-owned subsidiary of GPRE.

Officers and Directors

        The directors of IBE will resign effective as of the closing and the manager of IN Merger Sub shall become the manager of the surviving entity.

Conversion of IBE Units, Option Conversion

        Upon completion of the IBE Merger, each unit in IBE (other than units owned by VBV) shall be converted into the right to receive 731.997469 shares of GPRE common stock. As of the effective time, each such unit shall be automatically cancelled and each holder of such unit shall cease to have any rights with respect thereto except the right to receive the merger consideration. This exchange ratio is fixed and will not change, regardless of changes in the market price of GPRE's common stock.

        Each outstanding IBE Option, whether vested or unvested, shall be converted into and become the right to acquire shares of GPRE common stock. GPRE shall assume each IBE Option in accordance with its terms and conditions. From and after the effective time, each IBE Option assumed by GPRE may be exercised solely for shares of GPRE common stock. The number of shares of GPRE common stock subject to each IBE Option and the exercise price shall be adjusted to take into account the IBE Merger and the IBE Merger consideration, and any restriction on the exercise of an IBE Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions shall remain the same.

Exchange Procedure

        Promptly after the effective time of the IBE Merger, and following receipt by GPRE of the unit certificate(s) and appropriate submittals from each holder of an IBE unit, GPRE will deliver to each such IBE unit holder (except to the extent it received notice of a transfer or a pledge in accordance with its operating agreement) a certificate representing the number of whole shares of GPRE common stock to which such holder is entitled under the IBE Merger Agreement.

        Except to the extent that IBE or EGP received notice of a transfer of an IBE or EGP Unit and the transfer or pledge complies with the requirements of the respective operating agreement of IBE or EGP, GPRE shall be entitled to treat the person in whose name any units issued by IBE or EGP stand on the books of IBE or EGP as the owner of that unit, and shall not be bound to recognize any equitable or other claim to, or interest in, that unit on the part of any other person.

Representations and Warranties

        Each party to the agreement made certain representations and warranties with respect to the authorization of the transaction and any obligations with respect to broker's fees. In addition, GPRE and IN Merger Sub also made representations about noncontravention of existing statutes, regulations or orders of governmental entities and organizational documents or agreements. The representations and warranties made by GPRE in the VBV Merger Agreement are incorporated into the IBE Merger Agreement.

Conditions to Closing

        The respective obligations of each party to complete the IBE Merger are subject to the completion of the VBV Merger and the vote or approval of the members of IBE holding at least 75% of the IBE Units.

Termination of IBE Merger Agreement

        The IBE Merger Agreement shall terminate if the VBV Merger Agreement is terminated. In the event of a termination, the IBE Merger Agreement shall become void and have no effect, without any liability or obligation on the part of any party.

The EGP Merger Agreement

Structure of the EGP Merger and Closing

        At closing of the EGP Merger, TN Merger Sub will merge with and into EGP. EGP will be the surviving entity and a wholly-owned subsidiary of GPRE. The closing of the EGP Merger will take place concurrently with the VBV Merger.

Officers and Directors

        The directors of EGP will resign effective as of the closing and the manager of TN Merger Sub shall become the manager of the surviving entity.

Conversion of EGP Units, Option Conversion

        Upon completion of the EGP Merger, each unit in EGP (other than units owned strictly by VBV) shall be converted into the right to receive 0.151658305 shares of GPRE common stock. As of the effective time, each such unit shall be automatically canceled and each holder of a unit shall cease to have any rights with respect thereto except the right to receive the merger consideration. This exchange ratio is fixed and will not change, regardless of changes in the market price of GPRE's common stock.

        Each outstanding EGP Option, whether vested or unvested, shall be converted into and become the right to acquire shares of GPRE common stock. GPRE shall assume each EGP Option in accordance with its terms and conditions. From and after the effective time, each EGP Option may be exercised solely for shares of GPRE common stock. The number of shares of GPRE common stock subject to each EGP Option and the exercise price shall be adjusted to take into account the EGP Merger and the EGP Merger consideration and any restriction on the exercise of an EGP Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions shall remain the same.

Exchange Procedures

        Promptly after the effective time of the EGP Merger, and following receipt by GPRE of the unit certificate(s) and appropriate submittals from each holder of an EGP unit (other than VBV), GPRE will deliver to each such EGP unit holder (except to the extent it received notice of a transfer or pledge in accordance with its operating agreement) a certificate representing that number of whole shares of GPRE common stock to which such holder is entitled under the EGP Merger Agreement.

        Except to the extent that IBE or EGP received notice of a transfer or pledge of an IBE or EGP Unit and the transfer or pledge complies with the requirements of the respective operating agreement of IBE or EGP, GPRE shall be entitled to treat the person in whose name any units issued by IBE or EGP stand on the books of IBE or EGP as the owner of that unit, and shall not be bound to recognize any equitable or other claim to, or interest in, that unit on the part of any other person.

Representations and Warranties

        Each party to the agreement made certain representations and warranties with respect to the authorization of the transaction and any obligations with respect to broker fees. In addition, GPRE and TN Merger Sub also made representations about noncontravention of existing statutes, regulations or orders of governmental entities and organizational documents or agreements. The representations and warranties of GPRE in the VBV Merger Agreement are incorporated into the EGP Merger Agreement.

Conditions to Closing

        The respective obligations of each party to complete the EGP Merger is subject to the completion of the VBV Merger and the vote or approval of the members of EGP holding at least a majority of the EGP units.

Termination of EGP Merger Agreement

        The EGP Merger Agreement shall terminate if the VBV Merger Agreement is terminated. In the event of a termination, the EGP Merger Agreement shall become void and have no effect, without any liability or obligation on the part of any party.

THE LOCK-UP AND VOTING AGREEMENTS

        In connection with the execution of the VBV Merger Agreement, certain affiliates of GPRE and VBV have entered into Lock-up and Voting Agreements setting forth, among other things, their respective obligations to vote in favor of the Mergers and the transactions related to the Mergers. The following summary is qualified in its entirety by reference to the provisions of the Lock-up and Voting Agreements, each of which are attached to this proxy statement/prospectus as Appendix E.

        The current executive officers and directors of GPRE, Wayne B. Hoovestol, Jerry L. Peters, Robert D. Vavra, Dan E. Christensen, Brian D. Peterson, Gordon F. Glade, David A. Hart, R. Stephen Nicholson, Gary R. Parker and Michael A. Warren, in their capacities as shareholders of GPRE (the "named GPRE shareholders"), have entered into an agreement with VBV, referred to as the GPRE Lock-Up and Voting Agreement, pursuant to which each named GPRE shareholder agreed to vote his respective shares of GPRE common stock in favor of the adoption and approval of the VBV Merger Agreement and any actions required in furtherance thereof at the GPRE special meeting. Collectively, these individuals beneficially own approximately twenty-nine percent (29%) of the total voting power of GPRE's issued and outstanding common stock.

        The Bioverda entities have entered into an agreement with GPRE, referred to as the VBV Lock-Up and Voting Agreement, pursuant to which the they agree to vote their respective units of VBV, representing ninety percent (90%) of the total voting power of VBV common units, in favor of the adoption and approval of the VBV Merger Agreement and any actions required in furtherance thereof.

        In addition, under the GPRE and VBV Lock-up and Voting Agreements, the named GPRE shareholders (with respect to GPRE) and the Bioverda entities (with respect to VBV) have each agreed to vote against:

  •
  Any action or agreement that would result in a breach in any respect of any covenant or any other obligation or agreement of such party under the VBV Merger Agreement; or

  •
  Any action involving such party which is intended or could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the VBV Merger Agreement.

        For a period of 90 days following the completion of the Mergers, the named GPRE shareholders agree not to sell, transfer, pledge, assign or otherwise dispose of their shares of GPRE common stock to which the voting arrangements described above apply, and the Bioverda entities agree not to sell, transfer, pledge, assign or otherwise dispose of the shares of GPRE common stock they receive in connection with the Merger and the transactions contemplated thereby, in each case subject to certain exceptions. Wilon has also entered into just this portion of the Lock-Up and Voting Agreement.

        The Lock-Up and Voting Agreements will generally terminate upon the earlier of 90 days after the date on which the VBV Merger is completed or the termination of the VBV Merger Agreement.

THE SHAREHOLDERS' AGREEMENT

        In connection with the execution of the VBV Merger Agreement, and as a condition to closing the Mergers, GPRE, Wayne B. Hoovestol, in his capacity as a GPRE shareholder, the Bioverda entities and Wilon have agreed to enter into a Shareholders' Agreement as of the effective time of the Mergers, that will govern certain rights and obligations of the parties as among themselves. The following summary is qualified in its entirety by reference to the provisions of the Shareholder's Agreement, which is attached to this proxy statement/prospectus as Appendix F. For the purposes of this summary, Mr. Hoovestol, the Bioverda entities and Wilon are referred to collectively as "holders," "sellers" or "selling holders," and any shares of GPRE common stock beneficially owned by them at any time during the term of the Shareholders' Agreement (which includes the 10 million shares issued to the Bioverda entities in the Stock Purchase) are referred to as the "registrable securities."

Registration Rights

        Under the Shareholders' Agreement, at any time after 18 months following the closing of the Mergers:

  •
  the holders of at least 30% of the registrable securities subject to the agreement may request that GPRE file a Form S-1 registration statement with respect to at least 20% of their registrable securities.

  •
  the holders of at least 20% of the registrable securities subject to the agreement may request that GPRE file a Form S-3 registration statement with respect to registrable securities having an anticipated aggregate offering price of at least $5 million dollars.

        In both cases, if GPRE believes in its good faith judgment that such registration statement would be materially detrimental to GPRE and its shareholders, GPRE shall have the right to defer taking action with respect to the filing such registration statement for a period of not more than 75 days after such request. GPRE may invoke this right two times in any 12-month period.

        GPRE shall not be obligated to file a Form S-1 registration statement (i) during a period that is 30 days before and 90 days after the effective date of a GPRE-filed registration statement; (ii) after GPRE has effected two registration statement under the Shareholders' Agreement; or (iii) if the request for registration can be effected on a Form S-3 registration. Additionally, GPRE shall not be obligated to file a Form S-3 registration statement (i) during a period that is 30 days before and 90 days after the effective date of a GPRE filed registration statement; or (ii) if GPRE has effected two Form S-3 registrations within the 12 months preceding such request. In no event shall GPRE be obligated to effect more than four registrations under the Shareholders' Agreement.

        In the event GPRE proposes to register any of its common stock, it shall be obligated to give notice to the holders of registrable securities under the Shareholders' Agreement to allow them to piggyback onto such registration, and include such holders' registrable securities in such registration. In any offering by GPRE involving an underwriting of GPRE shares, GPRE shall not be required to include any holders' registrable securities unless the holders agree to the terms agreed to by GPRE and then only in such amounts as the underwriters determine will not jeopardize the success of the offering by GPRE.

        If the registration request by holders includes a request to distribute registrable securities by means of an underwriting, the holders must make such a request of GPRE. All holders proposing to distribute their securities through such underwriting shall be party to an underwriting agreement and if a limit is imposed on the number of shares to be underwritten, then all holders shall be allocated their proportionate share of such underwriting. If, as a result of an underwriter cutback, fewer than 50% of the registrable securities requested to be registered by the holders are included in such registration, then that registration shall not be counted toward the maximum number of registrations permitted under the Shareholders' Agreement.

        When required to effect a registration, GPRE is obligated to, among other things, (i) prepare and file with the SEC the applicable registration statement, amendments and supplements as necessary; (ii) take other usual and customary actions to provide information to the holders, and effect such registration; (iii) use its commercially reasonable efforts to cause the registrable securities to be listed on a national securities exchange or trading system, and (iv) pay all such expenses of such registration other than (a) selling expenses, underwriting discounts, selling commissions, and stock transfer taxes related to the selling holders' shares, and (b) fees of selling holders' legal counsel.

        GPRE and the selling holders agree to indemnify the other, under certain circumstances, from any loss, damage or liability to which a party may become subject under federal and state securities laws in connection with their respective obligations under the Shareholders' Agreement. GPRE further agrees (i) to make and keep available adequate current public information, and (ii) that it shall not, for a period two years after the date of the Shareholders' Agreement, without the consent of the holders of the majority of registrable securities covered by the agreement, allow any holder or prospective holder to include such securities in any registration or allow any holder or prospective holder to initiate a demand for registration. The registration rights granted under the Shareholders' Agreement shall terminate upon the fifth anniversary of the date of the agreement.

Voting and Board Provisions

        The Shareholders' Agreement also provides that the parties to the agreement will cause the GPRE board of directors, following the Mergers, to be comprised of not more than nine directors, unless such increase is approved by at least six of the directors then serving. Of the nine directors, the Bioverda entities will have the collective right to designate four individuals to be nominated by the board to stand for election (the "Bioverda Nominees") and Wilon will have the right to designate one individual to be nominated by the board to stand for election (the "Wilon Nominee"). The right of the Bioverda entities and Wilon to designate director nominees shall continue so long as they own shares representing not less than 32.5% and 2.5%, respectively, of the outstanding common stock of GPRE.

        GPRE shall cause the Bioverda Nominees and Wilon Nominee to be nominated for election as directors of GPRE at each meeting of GPRE's shareholders where the election of directors is held. In addition, GPRE shall solicit proxies for the election of such Nominees and recommend that shareholders vote in favor of each Nominee. Additionally, each of Bioverda International, Bioverda US, Wilon and Wayne Hoovestol agree to vote in favor of all Nominees to the board of directors. If a vacancy on the board of directors of GPRE is created as a result of the resignation, removal or death of a Nominee, then any of the parties entitled to designate a Nominee shall be entitled to request a special meeting of the shareholders for the purpose of electing directors, and the GPRE shall be required to call such meeting.

        The Shareholders' Agreement also provides that each committee of the GPRE board of directors shall, subject to applicable director independence rules, include at least two Bioverda Nominees or one Bioverda Nominee and one Wilon Nominee.

        From the date of the Shareholders' Agreement until such time as GPRE has issued an aggregate of at least 6,000,000 shares of common stock to non-affiliates of GPRE, the Bioverda entities and Wilon agree to vote or cause to be voted, their shares of GPRE common stock in favor of four independent nominees proposed by GPRE in accordance with the GPRE nominating committee policy, in the same proportion as the shareholders of GPRE not affiliated with Bioverda and Wilon.

Other Matters

        The Shareholders' Agreement also provides that GPRE will indemnify the directors nominated by the Bioverda entities and Wilon in a manner that is equivalent to what is currently provided by GPRE to its directors, and further provides that GPRE will compensate and reimburse those directors consistent with GPRE' compensation policies.

        Additionally, the parties to the Shareholders' Agreement agree that, following the effective time of the mergers, the headquarters of GPRE will remain in Omaha, Nebraska until such time as determined otherwise by GPRE's board of directors.

STOCK PURCHASE AGREEMENT

        In connection with the VBV Merger Agreement, GPRE and the purchasers described below entered into a Stock Purchase Agreement dated May 7, 2008. The following summary of the Stock Purchase Agreement is qualified in its entirety by reference to the provisions of the Stock Purchase Agreement, which is attached as Appendix D hereto.

The Purchase of GPRE Shares

        Concurrently with the closing of the Mergers, Bioverda International and Bioverda US (together, the "purchasers") agree to purchase 5,400,000 and 600,000 shares, respectively, of GPRE common stock at a purchase price of $10.00 per share, for a total purchase price of $60,000,000.

Representations and Warranties of the Purchasers

        Each purchaser made certain representations and warranties to GPRE, including with respect to their authority to enter into the Stock Purchase Agreement, and certain investment representations with respect to the acquisition of the shares. GPRE made certain representations and warranties to the purchasers including the authorization of the transaction, noncontravention with outstanding statutes, regulations or orders of governmental entities or the conflict or breach of agreements and contracts and certain representations with respect to registration exemptions under the Securities Act of 1933. In addition, the representations and warranties of GPRE in the VBV Merger Agreement are incorporated by reference into the Stock Purchase Agreement.

Covenants Relating to Conduct of Business

        The covenants that GPRE made in the VBV Merger Agreement with respect to the conduct of its business are incorporated by reference into the Stock Purchase Agreement.

Other Agreements

        Each party agrees to use its reasonable best efforts to consummate the transactions contemplated by the Stock Purchase Agreement. The covenants of GPRE with respect to non-solicitation and corporate governance matters set forth in the VBV Merger Agreement are incorporated by reference into the Stock Purchase Agreement.

Closing

        The closing of the sale and purchase of the shares shall take place on the closing date of the Mergers if specified closing conditions are met.

Conditions to Obligations to Close

        Each party's obligation to close the purchase and sale of the shares is subject to completion of the Mergers. GPRE's obligations to close are also conditioned upon the representations and warranties of each individual purchaser being true and correct in all material respects as of the closing date and the execution of the Lock-Up and Voting Agreements.

        The purchasers' obligations to close are subject to the satisfaction of the following conditions:

  •
  Representations and warranties of GPRE, except for inaccuracies that do not and could not reasonably be expected to result in a material adverse effect, shall be true and correct in all respects as of the closing date;

  •
  GPRE shall have performed and complied with all of its covenants under the Stock Purchase Agreement in all material respects;

  •
  No material adverse change, as defined in the Stock Purchase Agreement, shall have occurred between the date of GPRE's last filed periodic report pursuant to the Exchange Act and the closing date;

  •
  GPRE shall have obtained any and all necessary consents, permits and waivers; and

  •
  GPRE shall have executed and delivered the Shareholders' Agreement.

Termination of the Agreement

        The Stock Purchase Agreement may be terminated at any time prior to the closing of the Mergers, whether before or after the approval of GPRE's shareholders, by (i) the mutual consent of GPRE and a majority of the purchasers; (ii) by a majority of the purchasers if the conditions to the obligation of the purchasers to close have not been met (as described above); and (iii) if the VBV Merger Agreement is terminated by VBV or GPRE under certain limited circumstances provided for in the VBV Merger Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
AND RELATED NOTES THERETO

        The following unaudited pro forma condensed combined financial statements are based upon the combined historical financial position and results of operations of GPRE and VBV. The unaudited pro forma condensed combined financial statements give effect to the Mergers and the Stock Purchase and the other transactions contemplated thereby.

Basis of Presentation

        GPRE will account for the Mergers under the purchase method of accounting for business combinations pursuant to Statement of Financial Accounting Standard ("SFAS") No. 141. Under the purchase method of accounting in a business combination effected through an exchange of equity interests, the entity that issues the equity interests is generally the acquiring entity. In some business combinations (commonly referred to as reverse acquisitions), however, the acquired entity issues the equity interests. SFAS No. 141 requires consideration of the facts and circumstances surrounding a business combination that generally involve the relative ownership and control of the entity by each of the parties subsequent to the merger. Based on a review of these factors, the Mergers will be accounted for as a reverse acquisition, i.e., GPRE will be considered the acquired company and VBV will be considered the acquiring company. As a result, GPRE's assets and liabilities will be incorporated into VBV's balance sheet based on the fair values of the net assets acquired which should equal the consideration paid for the acquisition. Further, the Company's operating results will not include GPRE's results prior to the date of closing. The Company's fiscal year end will change to VBV's fiscal year end of March 31 following the closing. SFAS No. 141 also requires an allocation of the acquisition consideration to individual assets and liabilities including tangible assets, financial assets, separately recognized intangible assets, and goodwill. Although VBV will be considered the acquiring entity, the Company intends to retain its name of Green Plains Renewable Energy, Inc.

        The unaudited pro forma combined balance sheet of GPRE as of June 30, 2008 combines the balance sheets of GPRE as of May 31, 2008, and VBV as of June 30, 2008, after giving effect to the pro forma adjustments, and has been prepared as if the Mergers and the Stock Purchase had occurred on June 30, 2008. The adjustments included in the unaudited pro forma condensed combined financial statements represent GPRE's preliminary determination of the purchase price allocation based upon available information and there can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information. The unaudited pro forma combined statements of operations for the year ended March 31, 2008, combines the statements of operations for GPRE for the twelve months ended February 29, 2008, with VBV for the fiscal year ended March 31, 2008, after giving effect to the pro forma adjustments, and has been prepared as if the Mergers and the Stock Purchase had occurred as of the beginning of the period. The unaudited pro forma combined statements of operations for the fiscal quarter ended June 30, 2008, combines the statements of operations for GPRE for the three months ended May 31, 2008, with VBV for the three months ended June 30, 2008, after giving effect to the pro forma adjustments, and has been prepared as if the Mergers and the Stock Purchase had occurred as of the beginning of the fiscal year ended March 31, 2008.

        The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the consolidated results of operations of GPRE had the Mergers and the Stock Purchase occurred on the dates indicated above, or that may be realized in the future. The unaudited pro forma condensed combined financial information should be read in conjunction with "GPRE Management's Discussion and Analysis of Financial Condition and Results of Operations" and "VBV Management's Discussion and Analysis of Financial Condition and Results of Operations", and with the historical financial statements of GPRE and the related notes thereto, as well as the historical financial statements of VBV and the related notes thereto, which are included in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2008

(in thousands)

	GPRE	VBV
	May 31, 2008	June 30, 2008	Pro Forma Adjustments		Pro Forma at June 30, 2008
Current assets
Cash and cash equivalents	$7,337	$1,639	$60,000	d	$68,976
Trade accounts receivable, net	10,713	—	—		10,713
Inventories	64,579	1,846	—		66,425
Derivative financial instruments	5,042	—	—		5,042
Corn purchase contracts	—	—	21,189	b	21,189
Other current assets	11,435	4,338	—		15,773

Total current assets	99,106	7,823	81,189		188,118
Property, plant and equipment, net	188,818	273,495	(60,153	)b	402,160
Other assets	12,373	8,903	(4,954	)b	16,322

Total assets	$300,297	$290,221	$16,082		$606,600

Current liabilities
Current maturities of long-term debt	$32,017	$6,593	$—		$38,610
Accounts payable and accrued liabilities	29,989	25,782	—		55,771
Other current liabilities	3,960	—	—		3,960

Total current liabilities	65,966	32,375	—		98,341
Long-term debt and other	112,217	110,499	—		222,716
Deferred income taxes	7,452	—	(7,452	)b	—

Total liabilities	185,635	142,874	(7,452)		321,057
Minority interests	—	38,432	(38,432	)a	—
Stockholders' equity
Common stock; historically, 25,000,000 shares authorized, 7,819,528 shares issued and outstanding; and pro forma, 50,000,000 shares authorized, 24,691,000 shares issued and outstanding	8	—	3	a	25
			8	c
			6	d
Additional paid-in capital	106,763	—	38,429	a	290,252
			(28,575	)b
			113,641	c
			59,994	d
Retained earnings (accumulated deficit)	7,891	—	(7,891	)b	(4,734)
			(4,734	)c
Members' capital	—	108,915	(108,915	)c	—

Total stockholders' equity	114,662	108,915	61,966		285,543

Total liabilities and stockholders' equity	$300,297	$290,221	$16,082		$606,600

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED MARCH 31, 2008

(in thousands, except per share amounts)

	GPRE	VBV			Pro Forma
	Twelve Months Ended February 29, 2008	Fiscal Year Ended March 31, 2008	Pro Forma Adjustments		Fiscal Year Ended March 31, 2008
Revenues	$62,046	$—	$—		$62,046
Cost of goods sold	45,143	—	—		45,143

Gross profit	16,903	—	—		16,903
Operating expenses	11,014	5,423	(573	)e	16,030
			166	f

Operating income (loss)	5,889	(5,423)	407		873

Other income (expense):
Interest income	813	1,418	—		2,231
Interest expense, net of amounts capitalized	(2,107)	(3)	—		(2,110)
Net loss on derivative financial instruments	(1,349)	—	—		(1,349)
Other, net	29	8	—		37

Total other income (expense)	(2,614)	1,423	—		(1,191)

Income (loss) before income taxes	3,275	(4,000)	407		(318)
Minority interest	—	(480)	480	g	—
Income tax provision (benefit)	1,258	—	(1,385	)h	(127)

Net income (loss)	$2,017	$(3,520)	$1,312		$(191)

Earnings per share:
Basic	$0.32	$(3,520.11)	n/a		$(0.01)

Diluted	$0.32	(3,520.11)	n/a		$(0.01)

Weighted average shares outstanding:
Basic	6,383	1	n/a		24,121

Diluted	6,383	1	n/a		24,121

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL QUARTER ENDED JUNE 30, 2008

(in thousands, except per share amounts)

	GPRE	VBV			Pro Forma
	Fiscal Quarter Ended May 31, 2008	Fiscal Quarter Ended June 30, 2008	Pro Forma Adjustments		Fiscal Quarter Ended June 30, 2008
Revenues	$77,551	$259	$—		$77,810
Cost of goods sold	62,086	165	—		62,251

Gross profit	15,465	94	—		15,559
Operating expenses	6,420	1,461	(434	)e	7,489
			42	f

Operating income (loss)	9,045	(1,367)	392		8,070

Other income (expense):
Interest income	58	3	—		61
Interest expense, net of amounts capitalized	(1,291)	—	—		(1,291)
Other, net	18	2	—		20

Total other income (expense)	(1,215)	5	—		(1,210)

Income (loss) before income taxes	7,830	(1,362)	392		6,860
Minority interest	—	(190)	190	g	—
Income tax provision (benefit)	3,204	—	(460	)h	2,744

Net income (loss)	$4,626	$(1,172)	$662		$4,116

Earnings per share:
Basic	$0.61	$(1,171.90)	n/a		$0.17

Diluted	$0.61	$(1,171.90)	n/a		$0.17

Weighted average shares outstanding:
Basic	7,611	1	n/a		24,691

Diluted	7,611	1	n/a		24,691

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

        The unaudited pro forma condensed combined financial statements do not give effect to any restructuring cost, potential cost savings, or other operating efficiencies that are expected to result from the Mergers and the Stock Purchase. Also, no effect is given for the subsequent investment of the proceeds from the Stock Purchase. GPRE intends to utilize the proceeds from the Stock Purchase for general corporate purposes and to finance future acquisitions. The unaudited pro forma combined financial statements are based on certain assumptions and do not purport to be indicative of the results which would have been achieved if the Mergers and the Stock Purchase had been consummated on the dates indicated or which may be achieved in the future.

        GPRE will account for the Mergers under the purchase method of accounting for business combinations, with VBV considered to be the acquiring company. GPRE shareholders as a group will retain their shares of GPRE common stock outstanding, which totals 7,819,528 as of May 31, 2008. VBV members as a group will receive 10,871,472 shares of GPRE common stock as part of the Mergers (excluding shares subject to options assumed). In addition, contingent upon the closing of the Mergers, the Bioverda entities will purchase 6,000,000 shares of GPRE common stock to be issued in the Stock Purchase. Conversely, closing of the Mergers is also contingent upon completion of the Stock Purchase. Options to purchase 267,528 shares of GPRE common stock, issued to convert options to purchase IBE and EGP units, are assumed to be unexercised for the unaudited pro forma financial statements on the date the Mergers are consummated. The total shares issued to VBV, IBE and EGP members are fixed and are not subject to further adjustment.

2. PRO FORMA ADJUSTMENTS

  (a)
  Reflects the issuance of the 3,373,103 shares of GPRE common stock (excluding shares subject to options assumed) to members of IBE and EGP, other than VBV. The historical value of these minority interests of $38,432,000 is eliminated as a result of the Mergers. Options to purchase 240,095 and 27,433 shares of GPRE common stock will be issued to convert options to purchase IBE and EGP units, respectively, under identical terms, after giving effect to the exchange ratios. The original and replacement options are fully vested and have equal value. The conversions of the options will represent modifications for purposes of SFAS 123(R) that are designed to equalize the fair value of an award before and after the Mergers. As a result no incremental compensation costs or purchase price consideration is recognized. In the future, if options are exercised, the proceeds will be recognized as additional paid-in capital in stockholders' equity.

  (b)
  Reflects adjustment to GPRE's stockholders' equity to equal the fair market value of the consideration paid of approximately $78,196,000, including the elimination of GPRE's retained earnings of $7,891,000, and a corresponding adjustment to the assets and liabilities. The fair market value of the consideration paid was determined by reference to the terms of the Stock Purchase which also approximated quoted market prices prior to the date the terms of the Mergers were finalized. The allocation of the purchase price is based on the estimated fair market value of the assets and liabilities involved. GPRE's fixed-price corn purchase contracts are valued at estimated market value based on quoted market prices for corn futures as of May 31, 2008. Amounts recorded for corn purchase contracts will be charged to earnings in the periods the contracts mature which are expected to be within twelve months of closing. Once established as part of the purchase-price allocation, changes in market prices for corn will not affect the earnings charges recorded in future periods. No adjustments for charges related to maturing corn contracts are reflected in the unaudited pro forma condensed combined statements of operations as the corn-purchase contracts would have had no material value for purposes of the purchase-price allocation as of the beginning of the fiscal year ended

    March 31, 2008 since the contract prices approximated market values existing at that date. If the transactions are completed GPRE will finalize the purchase price allocation later in the fiscal year. The following summarizes the consideration paid and the allocation to the identifiable assets and liabilities (in thousands):

GPRE shares outstanding	7,820

Value at $10 per share	$78,196

Corn purchase contracts	$21,189
Other current assets	99,106
Property, plant and equipment	128,665
Other assets	7,419
Current liabilities	(65,966)
Long-term debt and other	(112,217)

Net assets acquired	$78,196

  The allocation of the purchase price to GPRE's net assets shown above does not include the Stock Purchase. However, inclusion of the additional cash and shares issued would not materially affect the pro forma condensed combined financial statements since the price per share is equal under the Stock Purchase and the Merger.

  (c)
  Reflects the issuance of 7,498,369 shares of GPRE common stock to members of VBV. The historical value of Members' capital is reclassified to Common stock, Additional paid-in capital and Retained earnings (accumulated deficit).

  (d)
  Reflects the receipt of cash for 6,000,000 shares of GPRE common stock at $10 per share pursuant to the Stock Purchase.

  (e)
  Reflects $573,000 and $434,000 reductions in historical depreciation expense for the twelve-month period ended February 29, 2008 and the three-month period ended May 31, 2008, respectively, resulting from reductions in the recorded value of GPRE's property, plant and equipment. The reduction in GPRE's historical depreciation expense is determined by recomputing depreciation expense for each class of property and is based on the allocated values in the following table. The allocated values of the different classes of property are based on the estimated fair market value of the assets involved. The remaining useful lives of the depreciable assets acquired did not change. Historical depreciation expense was $1,868,000 and $1,363,000 for the twelve-month period ended February 29, 2008 and the three-month period ended May 31, 2008, respectively. The allocated values and pro forma depreciation expense adjustments by classes of property and equipment are as follows (in thousands):

				Pro forma Depreciation Expense Adjustment
	Allocated Value as of May 31, 2008	Asset Lives (Years)		For the Twelve Months Ended February 29, 2008	For the Three Months Ended May 31, 2008
Construction-in-progress	$62,723	—		$—	$—
Plant, buildings and improvements	54,876	10–40		507	342
Land and improvements	5,507	20	*	26	15
Railroad track and equipment	907	35		7	4
Machinery and equipment	3,483	5–40		—	45
Other	1,169	3–7		33	28

Property and equipment, net	$128,665			$573	$434

    *
    Applies only to land improvements. Land is not subject to depreciation.

  (f)
  Reflects additional compensation expense recognized as a result of certain employment agreements with officers. An employment agreement with VBV's chief executive officer, which is effective with the closing of the merger, would result in the recognition of additional recurring compensation expense of $166,000 per year based on increased base salary, expected bonuses and related tax and benefit costs. Incremental compensation expenses for these recurring amounts have been reflected in the unaudited pro forma statements of operations. In addition, non-recurring expenses of approximately $2,558,000 will be incurred related to a change of control deemed to have occurred under an employment agreement with GPRE's chief financial officer, resulting in additional noncash compensation expense of approximately $409,000, and one-time bonus, stock and stock option grants to VBV's chief executive officer of approximately $2,149,000. The change of control provisions trigger an accelerated vesting of our chief financial officer's stock and stock options grants which, absent a change of control, are being recognized over the relevant service period. The one-time bonus to VBV's chief executive officer is $200,000, and the value of the stock and stock option grants, which are fully vested at the grant date, are $1,000,000 and $949,000, respectively. Additional information on these employment matters is included in 'Executive Compensation' elsewhere in this registration statement. The non-recurring incremental expenses are not included in the pro forma statements of operations.

  (g)
  Reflects elimination of VBV's minority interests in net income.

  (h)
  Reflects income tax effects for the combined entity at an assumed 40 percent effective tax rate.

  (i)
  Pro forma basic weighted average shares outstanding were determined as follows (in thousands):

	Fiscal Year Ended March 31, 2008	Fiscal Year Ended June 30, 2008
VBV weighted average shares outstanding stated on a GPRE share-equivalent basis (1 × 7,498.369315 exchange ratio)	7,498	7,498
GPRE shares issued to IBE and EGP members	3,373	3,373
GPRE shares issued pursuant to Stock Purchase	6,000	6,000
GPRE shares effectively issued to GPRE stockholders	7,250	7,820

Pro forma basic weighted average shares outstanding	24,121	24,691

        All options to purchase shares of GPRE common stock were excluded from the calculation of diluted earnings per share for the fiscal year ended March 31, 2008 and the fiscal quarter ended June 30, 2008 because their impact would be antidilutive.

COMPARISON OF THE RIGHTS OF EQUITY HOLDERS

        This section describes material differences between the rights of holders of GPRE's common stock and the rights of holders of each of VBV's units, IBE's units and EGP's units. This summary is not intended to be a complete discussion of GPRE's Amended and Restated Articles of Incorporation and Bylaws or VBV's Second Amended and Restated Operating Agreement, IBE's Sixth Amended and Restated Operating Agreement and EGP's Amended and Restated Operating Agreement, and is qualified in its entirety by reference to the applicable document and applicable Iowa, Delaware, Indiana, and Tennessee law.

        GPRE is organized as a corporation under the laws of Iowa whereas VBV is organized as a limited liability company under the laws of Delaware, IBE is organized as a limited liability company under the laws of Indiana and EGP is organized as a limited liability company under the laws of Tennessee. There are several differences between the laws of the four jurisdictions, which may affect the relative rights of a shareholder or member, as the case may be. Upon completion of the Mergers, holders of VBV, IBE and EGP units will become holders of GPRE's common stock and their rights as shareholders of GPRE will be governed by Iowa law and GPRE's (Second) Amended and Restated Articles of Incorporation (which will become effective following the consummation of the Mergers) and GPRE's Bylaws. The form of the (Second) Amended and Restated Articles of Incorporation, expected to be in effect following the closing of the Mergers, is attached as Appendix I hereto.

        The following discussion summarizes material differences between the rights of GPRE's shareholders and VBV's, IBE's and EGP's members under Iowa, Delaware, Indiana, and Tennessee law, respectively, as well as the articles of incorporation and bylaws of GPRE and the respective articles of organization and operating agreements of VBV, IBE and EGP. Copies of the governing instruments are available without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under "Where You Can Find More Information."

Section	GPRE (Iowa)	VBV (Delaware)	IBE (Indiana)	EGP (Tennessee)
1.	Capitalization	GPRE's Authorized Capital Stock is 25,000,000 shares of common stock, par value $0.001 per share.

	It is proposed to the GPRE shareholders in this Registration Statement (See Proposal No. 2) that the Articles be amended and thereby the Authorized Capital Stock be increased to 50,000,000 shares of common stock, par value $0.001 per share.	The maximum number of common units that may be issued by VBV is 200,000,000.	Under its Sixth Amended and Restated Operating Agreement, IBE may not issue more than a total of 8,500 units without the consent of 75% of its outstanding membership interest.	The company is authorized to issue 250,000,000 units.

2.	Voting Rights
Each shareholder is entitled to one vote for each share of stock held by him or her.

The Iowa Business Corporation Act (the "IBCA") provides that unless the articles of incorporation provide otherwise, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders' meeting.
VBV is managed by a board of managers, and all decisions as to management are taken by the board.

			Other than in the case of (1) a merger, consolidation or other reorganization, (2) the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of VBV's assets or (3) to increase the number of common units, VBV members have no voting rights to approve or disapprove any matter.	The members have voting rights as defined by their membership interest. IBE's membership interests are quantified by "units".
Each member may cast one vote for each unit held.

The Tennessee Revised Limited Liability Company Act (the "TRLLCA") provides that the voting rights of directors, managers, members and holders of financial rights may be per capita, or by number, unit, share, percentage, participation, economic interest or financial rights, or by one (1) or more classes or groups or on any other basis.

The EGP Operating Agreement provides that each member may cast one vote for each unit held. It also provides that each director has one vote on all matters subject to approval by the board; provided that, where a member has the power to appoint more than one director as described below, any one or more of such directors appointed by that member may exercise the voting power of the entire group.
3.	Cumulative Voting	The GPRE Articles of Incorporation do not provide for cumulative voting. Under the IBCA, the shareholders do not have a right to cumulate their votes unless the Articles of Incorporation so provide.	The VBV Operating Agreement is silent as to cumulative voting.	The IBE Operating Agreement does not provide for cumulative voting.	The EGP Operating Agreement does not provide for cumulative voting.

4.	Number of Directors
The GPRE Articles of Incorporation provide that the board of directors be made up of no fewer than one (1) but no more than nine (9) directors.

The GPRE board currently consists of nine directors.

		Prior to a Share Issuance Event as set forth in #8 below, pursuant to GPRE Bylaws the number of directors may not be changed without the approval of at least six of nine directors or affirmative vote of 80% of the shares outstanding and entitled to vote thereon.	The VBV board is made up of five (5) members.	The IBE board is made up of eleven (11) directors.	The EGP board is made up of eight (8) directors.
5.	Director Elections
Directors serve staggered three- (3) year terms and are divided into three (3) groups (Groups I, II and III) with one (1) group elected each year.

The IBCA allows for staggering the terms of directors by dividing the total number of directors into two (2) or three (3) groups, with each group containing one-half or one-third of the total, as near as may be.
Of the five- (5) member board, three (3) directors are appointed by NTR, one (1) by Wilon and one (1) is the then-serving CEO of the company.

Under the Delaware Limited Liability Company Act (the "DLLCA"), a manager may be appointed pursuant to a limited liability company ("LLC") agreement or similar instrument under which the LLC is formed.
Seven (7) directors are appointed by the majority interest holder in the company, and four (4) directors are elected by the minority members. The directors elected by the minority members are elected for staggered terms of two (2) years.

The IBFA reserves the appointment or election of directors up to the IBE Operating Agreement.
The EGP Operating Agreement provides that any member who, together with such member's affiliates, owns a majority of the outstanding units is entitled to appoint a majority of the directors.

Additionally, subject to certain limitations, any member who holds at least 3,000,000 units but less than a majority of the units outstanding is entitled to appoint one (1) governor to the board for every whole block of 3,000,000 units held.

In any event, at least one (1) seat on the board of directors must always be elected by majority vote of the members who do not possess any power to appoint a director.

6.	Power to Call a Special Meeting
Special meetings of the shareholders may be called for any purpose or purposes at any time by the chairman of the board, the CEO, the president or the board of directors.

The IBCA provides that GPRE, by virtue of having a class of voting stock that is listed on a national securities exchange, is required to hold a special meeting only upon the occurrence of either of the following:

(1) On call of its board of directors or the person or persons authorized to call a special meeting by the Articles of Incorporation or Bylaws.

(2) If the holders of at least 50 percent (50%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the corporation's secretary one (1) or more written demands for the meeting describing the purpose or purposes for which it is to be held.
The VBV Operating Agreement is silent as to member meetings.

			Absent an emergency, any two (2) managers may call a meeting of the board by providing notice to the other managers of the time and place of the meeting on or before the second business day before the meeting.	Special meetings may be called by the directors or by written notice by members holding a combined 30 percent (30%) of the membership interests.
Special meetings of the members may be called at any time by the president, the board or the secretary upon the request of the members holding 10 percent (10%) or more of the units then held by all members.

Special meetings of the board shall be held upon the call of the president or three (3) or more directors.

7.	Shareholder or Member Action Without a Meeting
The IBCA permits any action required to be taken at a meeting of shareholders to be taken without a meeting if a written consent is signed by the holders of 90 percent (90%) of the outstanding shares entitled to vote.

The GPRE Bylaws require actions by written consent to be unanimous.
The VBV Operating Agreement is silent on this topic.

Action may be taken by the managers if a majority of the total managers approve the action in writing, provided that the action is approved by at least one (1) manager appointed by each member with a Significant Percentage Interest (as such term is defined in the VBV Operating Agreement).
Any action that would otherwise require a meeting of the unit holders may be taken without a meeting if one (1) or more written consents, setting forth the action so taken, are signed by the holders of a majority of the units entitled to be cast on such an issue.
Under the TRLLCA, any matter that under the TRLLCA or under the LLC documents is to be voted on, consented to or approved by members, managers or directors, as applicable, the members, managers or directors, as applicable, may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed, in the case of the members or managers, by the members or managers, as applicable, having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members or managers, as applicable, entitled to vote thereon were present and voted. In the case of an action by directors, the consent must be signed by all directors entitled to vote on the matter.

8.	Powers of the Management Committee and the Board of Directors
All corporate powers are exercised by, or under the authority of, the board of directors.

However, certain substantial transactions ((1) mergers, consolidations; (2) sale or disposition of substantially all of the assets; (3) change in the number of directors from 9 directors; (4) issuance of new class or services of stock or repurchase or acquisition of GPRE stock; or (5) any circumvention of the foregoing), require the approval of either six of nine directors or the affirmative vote of 80% of the shares outstanding and entitled to vote thereon, until 6,000,000 additional shares of GPRE stock have been issued to parties not affiliated with GPRE ("Share Issuance Event").
The board of managers is responsible for governing all aspects of managing the business and affairs of the company. The board appoints individual officers of the company to perform such duties as are outlined in the organizational documents of the company.
The directors have the power to direct the management of business and the affairs of the company and have all the rights and powers that may be possessed by a manager under the IBFA.

The directors must have consent of 75 percent (75%) of the membership interests to approve a merger or otherwise dispose of substantially all of the property of the company.
With limited exceptions, the EGP Operating Agreement provides that the powers and privileges of EGP shall be exercised by or under the authority and direction of the board and not the members.

The EGP board cannot, without the approval of a majority in interest of the members, approve any sale, lease, exchange or other disposition of substantially all company assets, approve a merger, to materially change the business purpose of the company or voluntarily dissolve the company.

The consent or approval of a majority in interest of the members is also required (i) to establish and authorize the terms of one or more additional classes or series of units and (ii) to approve any amendment to the EGP Operating Agreement.

Under the TRLLCA all powers of a director-managed LLC such as EGP generally shall be exercised under the authority of, and the business and affairs of the LLC shall be managed under the direction of, its board of directors.

9.	Removal of Management and Directors
Any director or the entire board of directors may be removed at any time, but only for cause and only by the affirmative vote of not less than 2/3 of the holders of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors. This assumes that Proposal No. 2 is approved in this Registration Statement which provides for the amendment and restatement of the Articles of Incorporation to reduce this percentage from 75% to 2/3.

The shareholders may remove one or more directors with or without cause unless the Articles of Incorporation provide that directors may only be removed for cause, which GPRE's Articles do so provide.

Notwithstanding the foregoing, directors appointed by Bioverda and Wilon, may be removed only with the approval of the party who designated such director under the Shareholders' Agreement.

The IBCA provides that a director may be removed by the shareholders only at a meeting called for the purpose of removing the director and after notice stating that the purpose, or one of the purposes, of the meeting is removal of the director. A director shall not be removed pursuant to written consents unless written consents are obtained from the holders of all the outstanding shares of the corporation entitled to vote on the removal of the director.

An officer may be removed at any time with or without cause by any of the following:

(1) The board of directors.

(2) The officer who appointed such officer, unless the Bylaws or the board of directors provide otherwise.

(3) Any other officer if authorized by the Bylaws or the board of directors.
No manager may be removed from the board unless such removal is requested by the member(s) who appointed such manager. Each member who appoints a manager may remove such a manager at any time and for any reason.
Pursuant to the IBE Operating Agreement, any director appointed by the majority unit holders serves at the pleasure of the member appointing him or her and may be removed for any reason by written notice to the board of directors. Any director appointed by the minority unit holders may be removed by a majority vote of the minority unit holders.

The IBFA provides that the Operating Agreement may set forth the manner in which any director may be removed.
Under the EGP Operating Agreement, an appointed director serves indefinitely at the pleasure of the member who appointed him or her (so long as such member continues to hold the necessary units to maintain the appointment right).

An appointed director may be removed for any reason by the member who appointed him or her upon written notice to an officer of the board, which notice may designate or appoint a successor.

A director elected by majority vote of those members who do not have the right to appoint any directors (of which there must always be at least one under the EGP Operating Agreement) may be removed either (i) for cause by the affirmative vote of two-thirds of the remaining elected directors (excluding appointed directors) or (ii) for any reason, by vote of a majority of those members present at any meeting at which a quorum is present (excluding members who have the right to appoint one or more directors, who are not entitled to vote concerning elected directors).

Officers elected or appointed by the board of directors may be removed, with or without cause, at any time by resolution of the board.

10.	Board Vacancies
		Under the GPRE Bylaws, any vacancy on the board other than by reason of increase in the number of directors, may be filled by the election of the shareholders. Any vacancy from an increase in the number of directors may be filled by a majority of the entire board or the shareholders. Any vacancy due to the resignation, removal or death of a director may be filled by not less than 2/3 of the directors then serving as members of the board of directors, despite lacking a quorum, or by election of the shareholders; provided however, that the executive committee shall designate the nominee for any Bioverda or Wilon director and that the nominating committee shall designate the nominee for all other directors.	Under the VBV Operating Agreement, replacement managers are appointed by the member(s) who appointed the manager being replaced.
Under the IBE Operating Agreement, an appointed director shall be replaced with another director appointed by a majority member. Any elected director shall be replaced through an election by the unit holders.
Other than appointed directors, any vacancy occurring on the board may be filled by vote of the majority of the remaining directors subject to election by the members, though less than a quorum. A vacant appointed director's seat is filled through a new appointment by the member entitled to appoint that director.

11.	Indemnification of Directors, Managers and Officers
Each director and officer is indemnified to the fullest extent allowable under the IBCA.

Under the IBCA, a corporation may indemnify against liability incurred in the proceeding an individual who is a party to a proceeding because the individual is a director if the individual (1) acted in good faith and (2) reasonably believed: (a) in the case of conduct in the individual's official capacity, that the individual's conduct was in the best interests of the corporation; or (b) in all other cases, that the individual's conduct was at least not opposed to the best interests of the corporation.
Each manager is indemnified by VBV for any losses or claims in which the indemnitee may be involved, or threaten to be involved, by reason of his or her status as a manager.

Under the DLLCA, subject to such standards and restrictions, if any, as are set forth in its LLC agreement, an LLC may, and shall have the power to, indemnify and hold harmless from and against any and all claims and demands whatsoever any member, manager or other person.
To the maximum extent permitted under the IBFA and other applicable law, no member, director or officer is personally liable for any debt, obligation or liability of IBE merely by reason of being a member, director, officer or all of the foregoing.

The IBFA allows for indemnification of a member or manager for judgments, settlements, penalties, fines or expenses incurred in a proceeding to which a person is a party because the person is or was a member or manager.
With certain limitations outlined in the EGP Operating Agreement, to the extent permitted under the TRLLCA, no director, officer or manager shall be personally liable to EGP for monetary damages for a breach of fiduciary duty by such person.

In general, subject to certain exceptions involving a finding of improper personal benefits or liability to the LLC in a derivative proceeding, under the TRLLCA an LLC may indemnify against liability incurred in any proceeding an individual is made a party to because the individual is or was a responsible person if the individual (1) acted in good faith (2) reasonably believed: (a) in the case of conduct in the individual's official capacity with the LLC, that the individual's conduct was in the LLC's best interests; (b) in all other cases, that the individual's conduct was at least not opposed to the LLC's best interests; and (3) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.

12.	Amendments to the Operating Agreement, the Bylaws and the Certificate of Incorporation
The IBCA allows a corporation to amend its Articles of Incorporation at any time to add or change a provision that is required or permitted in the Articles of Incorporation as of the effective date of the amendment, or to delete a provision that is not required to be contained in the Articles of Incorporation.

Under GPRE's Bylaws, the board of directors is expressly authorized to amend the Bylaws.

The Bylaws may also be amended, altered, changed, rescinded or repealed, in whole or in part, at any special meeting of the shareholders by the affirmative vote of two-thirds of the shareholders.

		Notwithstanding the foregoing, Section 3.01(f) of the Bylaws may not be amended without at least 2/3 of the directors then serving in office approving or an affirmative vote of 80% of shares outstanding and entitled to vote thereon, or after a Share Issuance Event, the majority of the shares outstanding and entitled to vote thereon.	The VBV Operating Agreement may only be amended with unanimous approval of the members.
The IBE Operating Agreement may be amended with approval of the majority of the membership interests entitled to vote on the matter in certain situations, including the sections on the authority of directors, tag-along rights, compelled sales and dissolution.

In addition, the IBE Operating Agreement may not be amended without the consent of each member adversely effected if such an amendment would modify the authority of the IBE directors or the limited liability or economic interest of a member.
Amendments to the EGP Operating Agreement may be proposed by a 2/3 vote of the board or at the request of a member holding 20 percent (20%) or more of the units held by all members. A proposed amendment shall be adopted only upon approval by a majority in interest of the members.

The EGP Operating Agreement provides that amendments to EGP's Articles of Organization may be approved by a 2/3 vote of the board of directors.
13.	Appraisal and Dissenters' Rights
In certain situations, the IBCA provides for appraisal rights for mergers, statutory share exchanges and dispositions of all or substantially all of the property of a corporation if the shareholders of a corporation.

		However, such rights are not available for the holders of shares listed on the major U.S. stock exchanges or in other situations relating to the total number of shareholders and the company's market value.	Both the VBV Operating Agreement and DLLCA are silent as to appraisal/ dissenters' rights.	Pursuant to the IBE Operating Agreement each member has waived his or her dissenters' rights to the fullest extent permitted by law. The IBFA does not provide for appraisal or dissenters' rights.
Under the EGP Operating Agreement, each member has expressly waived his or her dissenters' rights to the maximum extent allowed under the TRLLCA.

The TRLLCA allows for Operating Agreements to include contractual appraisal rights, but does not require them. The EGP Operating Agreement does not provide for appraisal rights.

14.	Dividends and Distributions
The IBCA permits a corporation to declare and pay dividends, unless, after paying them, the corporation would not be able to pay its debts or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights superior to those receiving the distribution on dissolution.
Members have no right to demand or receive distributions of any amount except as determined by the board.

Under the DLLCA, an LLC shall not make a distribution to a member to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the LLC, other than liabilities to members on account of their LLC interests and liabilities for which the recourse of creditors is limited to specified property of the LLC, exceed the fair value of the assets of the LLC, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the LLC only to the extent that the fair value of that property exceeds that liability. For purposes of this subsection, the term "distribution" shall not include amounts constituting reasonable compensation for present or past services, or reasonable payments made in the ordinary course of business pursuant to a bona fide retirement plan or other benefits program.
Directors have discretion to distribute Net Cash Flow (as defined in the IBE Operating Agreement) to the extent such distribution is permitted under the IBFA.

The IBFA provides that a distribution may not be made if, after giving effect to the distribution, the LLC would not be able to pay its debts as the debts become due in the usual course of business or the LLC's total assets would be less than the sum of its total liabilities plus, unless the Operating Agreement permits otherwise, the amount that would be needed if the affairs of the LLC were to be wound up at the time of the distribution to satisfy any preferential rights that are superior to the rights of members receiving the distribution.
Except in the case of a dissolution event, the EGP Operating Agreement calls for distributions of Net Cash Flow (as defined) to unit holders ratably and in proportion to the units held by each member. Upon dissolution, after satisfaction of all debts and liabilities of EGP, distributions are to be made to unit holders in accordance with the positive balance in their capital accounts.

Under the TRLLCA, no distribution may be made by an LLC if, after giving effect to the distribution the LLC would not be able to pay its debts as they become due in the ordinary course of business, or the LLC's total assets would be less than the sum of its total liabilities, other than liabilities for which the recourse of creditors is limited to specified property, plus the amount that would be needed if the LLC were to be dissolved, wound up and terminated at the time of the distribution to satisfy the preferential rights upon dissolution, winding up and termination of members and holders of financial rights, whose preferential rights are superior to those receiving the distribution; provided, however, that the value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the total assets of the LLC only to the extent that the value of the property exceeds such liability.

15.	Right to Transfer Shares or Units	There are no restrictions on the transfer of GPRE stock, which is publicly traded on the NASDAQ Capital Market under the ticker symbol "GPRE."
With certain exceptions, as defined in the VBV Operating Agreement, a member may not transfer his or her units.

In addition, most transfers by members are subject to a right of first offer by the other members, Tag-Along Rights and Drag-Along Rights (as those terms are defined in the VBV Operating Agreement).
With certain exceptions and as outlined in the IBE Operating Agreement, unless approved by the directors, a minority unit holder may not transfer his or her units.

The restrictions on transfer contained in the IBE Operating Agreement do not apply to VBV, any of its affiliates or any subsequent holder of a majority of the outstanding units that otherwise complies with the provisions of the IBE Operating Agreement.

Any member proposing to transfer more than 50 percent (50%) of the units of the company in a single transaction must provide the other members with tag-along rights and may force the other members to participate through the IBE Operating Agreement's drag-along provision.
Subject to certain conditions applicable to permitted transfers, the EGP Operating Agreement allows transfers of membership interests in VBV, its affiliates or any other majority interest holder without board approval and provides that no other transfers shall be valid without the approval of the board.

In the event one or more holders of a majority of the outstanding units proposes to sell more than 50 percent (50%) of the units in a single transaction, the other unit holders are provided rights to participate in the transaction under the EGP Operating Agreement.

In addition, one or more holders of a majority of the outstanding units which propose to sell more than 50 percent (50%) of the units in an arms length transaction can compel all minority unit holders to participate in the transaction on substantially equivalent terms under certain circumstances outlined in the EGP Operating Agreement.

16.	Quorum	Under the GPRE Bylaws, the presence at any meeting, in person or by proxy, of the shareholders entitled to cast a majority of the votes shall constitute a quorum.	The VBV Operating Agreement is silent as to quorum of members. A quorum for the purposes of a board meeting consists of a majority of the managers then in office.
The presence, in person or by proxy, of members representing an aggregate of more than 50 percent (50%) of the membership interests is required for the transaction of business at a meeting of the members.
The EGP Operating Agreement provides that, at any special or annual meeting of the members, a majority in interest of the members, in person or by proxy, constitutes a quorum.

A quorum for purposes of any regular or special meeting of the board consists of a majority of the voting power of the directors then in office, provided that the quorum must include not less than one-half the voting power of directors elected by the members who do not have the power to appoint directors, and the presence of a quorum does not negate any provision of the EGP Operating Agreement calling for approval by a greater proportion (e.g., 2/3) of the directors.
17.	Preemptive Rights
Subject to certain limitations, members who hold 500,000 units or more (excluding holdings by their affiliates) have a pre-emptive right, to the extent set forth in the EGP Operating Agreement, to make additional capital contributions to purchase units before EGP may accept additional capital contributions from, or enter into contribution allowance agreements with, other persons.

MANAGEMENT OF THE COMBINED ORGANIZATION AFTER THE MERGERS

        The Merger Agreements contain provisions affecting the composition of the GPRE board of directors. As a result, upon completion of the Mergers, five members of the current board of directors of GPRE will resign and four will continue serving GPRE as directors. Four of the remaining five directors will be designated by the Bioverda entities and one will be designated by Wilon and will be appointed to fill the vacancies created by the resignation of existing GPRE directors. They will be placed in the appropriate director class and are expected to be nominated for election by the shareholders at such time as their class is up for election. Certain information regarding GPRE's board of directors and executive officers following completion of the Mergers is as follows:

Name	Age	Position
Wayne B. Hoovestol	50	Chief Executive Officer and Director
Todd Becker	42	President and Chief Operating Officer
Jerry L. Peters	50	Chief Financial Officer
Dan E. Christensen	61	Executive Vice President, Treasurer, Secretary
Brian D. Peterson	44	Executive Vice President and Director
Gordon F. Glade	37	Director
Gary R. Parker	58	Director
Jim Anderson(1)	60	Director
Jim Barry(1)	41	Director
James Crowley(1)	61	Director
Michael Walsh(1)	51	Director
Alain Treuer(2)	35	Director

    (1)
    Bioverda designee

    (2)
    Wilon designee

Business Experience of Directors and Executive Officers

        The following is a brief description of the business experience and background of the above-named persons who will serve as officers and directors of GPRE upon consummation of the Merger.

        WAYNE B. HOOVESTOL was appointed to the position of Chief Executive Officer in February 2007. Mr. Hoovestol has served as a Director since March 2006 and was appointed as Chief Operating Officer in January 2007. He began operating Hoovestol Inc., a trucking company, in 1978 and he later formed an additional trucking company known as Major Transport. Mr. Hoovestol recently sold Major Transport so he could devote a substantial majority of his time to the leadership and strategic oversight of our operations. Mr. Hoovestol became involved with ethanol as an investor in 1995, and has served on the boards of two other ethanol companies. He continues to serve on the board of Tall Corn Ethanol in Coon Rapids, Iowa.

        JERRY L. PETERS joined GPRE as Chief Financial Officer in June 2007. Prior to joining GPRE, Mr. Peters served as Senior Vice President—Chief Accounting Officer for ONEOK Partners, L.P. from May 2006 to April 2007, as its Chief Financial Officer from July 1994 to May 2006, and in various senior management roles prior to that. ONEOK Partners (formerly Northern Border Partners L.P.), is a publicly-traded partnership engaged in gathering, processing, storage, and transportation of natural gas and natural gas liquids. Prior to joining ONEOK Partners in 1985, Mr. Peters was employed by KPMG LLP as a certified public accountant. At the time he joined GPRE, Mr. Peters agreed to also serve on the advisory boards of two companies controlled by Mr. Hoovestol, for which Mr. Peters is compensated $1,500 per month for each board, for an indefinite term.

        DAN E. CHRISTENSEN is a co-founder of GPRE and has served as Executive Vice President in charge of construction since January 2007. He has held the positions of Treasurer, Secretary and Director since GPRE's inception in June 2004, and also served as Chief Operating Officer prior to January 2007. Since 1981, Mr. Christensen has served as Chief Executive Officer of Commercial Mortgage and Investment, LLC, which provides mortgage banking services for real estate projects nationwide, including real estate development projects for his own account. Mr. Christensen spends approximately half of his available business time working for GPRE.

        BRIAN D. PETERSON has served as Executive Vice President in charge of site development and as a Director of GPRE since 2005. For more than the past five years, Mr. Peterson has also been employed principally by his farming entities. The grain farming entity includes in excess of 13,000 acres in Iowa and Arkansas. Mr. Peterson also owns and operates a cattle feedlot with a capacity of 13,000 head in northwest Iowa. Additionally, Mr. Peterson is a board member of Natural Innovative Renewable Energy, LLC, which is a 60 million gallon biodiesel plant in the development stage and is involved in various other renewable fuels investments.

        GORDON F. GLADE, who has served as a Director since December 2007, also serves on the GPRE Board's Nominating Committee. For more than the past five years, Mr. Glade has served as President and CEO of AXIS Capital, Inc., a commercial equipment leasing company. In addition, Mr. Glade is President of Central Bio-Energy LLC, an ethanol production company under development, and a current investor in several other ethanol companies. Mr. Glade also serves as Vice President and a director of the Edgar Reynolds Foundation and as a director of the Brunswick State Bank.

        GARY R. PARKER, who has served as a Director since November 2007, also serves on the Board's Compensation Committee. Mr. Parker is the President, CEO and owner of GP&W Inc., d/b/a Center Oil Company, of St. Louis, Missouri, which he founded in 1986 to market gasoline and other petroleum products. Mr. Parker is also the founder of Center Ethanol Company LLC, which owns a 54 million gallon ethanol plant with rail and barge access on the Mississippi River, located in Sauget, Illinois. Mr. Parker also serves on the board of Reliance Bancshares Inc., a public company that trades over-the-counter.

        JIM ANDERSON joined United Malt Holdings ("UMH"), a producer of malt for use in the brewing and distilling industries, as a member of the Board and CEO in September of 2006. Prior to UMH, he served as COO/EVP of CT Malt, a joint venture between ConAgra Foods and Tiger Brands of South Africa. He held this position beginning in April of 2003. Mr. Anderson has over 26 years experience in the agricultural processing and trading business. He began his career at the Pillsbury Company in 1980 as an operations manager and in 1985 began work with the firm of Ferruzzi USA based in New Orleans. In 1995, he joined ConAgra Foods as Senior Vice President of the ConAgra Grain Companies in charge of asset operations and world trading. He became President in 2000. Mr. Anderson holds a BA-Finance from the University of Wisconsin-Platteville.

        JIM BARRY is Chief Executive of NTR plc, a leading international environmental and energy company. He was appointed Chief Executive in June 2000 having served as Assistant Chief Executive and General Manager, Development. Prior to joining NTR plc in 1998, Mr. Barry worked with Bain and Company, a global consulting firm, and in the investment banking division of Morgan Stanley. In his capacity of Chief Executive, Mr. Barry is Chairman of NTR subsidiaries Wind Capital Group (a North American wind farm developer), Greenstar (an international recycling operator), Stirling Energy Systems (an international solar thermal generation company) and National Toll Roads Limited. He was also Chairman of NTR subsidiary, Airtricity, (an international wind farm developer from its formation in 1999 to its sale in early 2008). Mr. Barry has a Bachelor of Commerce degree from University College, Cork and a Masters in Business Administration from the Harvard Business School.

        JAMES CROWLEY has been the Chairman and Managing Partner of Old Strategic, LLC since July 2006. From 1993 until July 2006, Mr. Crowley was the Chairman and Managing Partner of

Strategic Research Institute, which he co-founded in 1993. He served as President of Global Investment and Merchant Banking at Prudential Securities from 1986 to 1990 and served as Senior Advisor to the firm in 1991 and 1992. His previous experience also includes eight years in investment banking at Smith Barney Harris Upham & Co. He currently serves on the board and is audit committee chair of Core Molding Technologies, is on the board of Calder Capital Equity Partners and has served on a number of educational and not for profit boards. He graduated from Villanova University with a BS/BA and earned an MBA from the Wharton Graduate School of Business at the University of Pennylvania.

        MICHAEL WALSH was appointed Group Finance Director of NTR Plc in February 2003. Prior to joining NTR Plc, he was Group Finance Director and Company Secretary of Musgrave Group Plc for ten years. Mr. Walsh has a Bachelor of Commerce degree from University College Cork and is a Chartered Accountant who has worked with PricewaterhouseCoopers in both Dublin and London. In addition to his role at NTR Plc, Mr. Walsh is also a non-executive director of Boundary Capital Plc and Ecofin UCITS Fund Plc.

        ALAIN TREUER is Chairman and Chief Executive Officer of Tellac Reuert Partners (TRP) SA, a global Investment and Financial Consulting firm. He was appointed Chief Executive in 2004 and become Chairman in 2005. Mr. Treuer has also controlled Wilon Holdings S.A. since 2006. Prior to joining TRP SA, Mr. Treuer was Chairman of TIGC, a global telecommunications company founded by Mr. Treuer in 1992 and sold in 2001. Mr. Treuer received a Bachelor of Economics degree from the University of St. Gallen in Switzerland and earned a Masters in Business Administration from the Graduate School of Business at Columbia University in New York.

        TODD BECKER joined VBV in May 2007 as Chief Executive Officer. Mr. Becker came from Global Ethanol where he was Executive Vice President of Sales and Trading. He had responsibility for setting up the commercial operations of the company. This included ethanol, corn, natural gas and distillers grains risk management and marketing. Prior to that, he spent ten years with ConAgra Foods in various management positions including Vice President of International Marketing for ConAgra Trade Group and President of ConAgra Grain Canada. He has over 20 years of related experience in various commodity processing businesses, risk management and supply chain management. In addition, he has extensive international trading experience in agricultural markets. Mr. Becker has a Masters of Science in Finance from the Kelley School of Business at Indiana University.

        Under the Shareholders' Agreement, for so long the Bioverda entities and their Affiliates, as defined in the Shareholders' Agreement, and any fund that is managed by, maintained by or has a relationship with one of the aforementioned parties beneficially owns at least 32.5% of the outstanding GPRE common stock, the Bioverda entities shall have the right to designate the Bioverda Nominees. Additionally, for so long as Wilon and its Affiliates, as defined in the Shareholders' Agreement, beneficially own at least 2.5% of GPRE's outstanding common stock, Wilon shall have the right to designate the Wilon Nominee. GPRE shall cause all the Nominees to be nominated for election as directors of GPRE at each meeting of GPRE's shareholders where an election of directors is held. In addition, GPRE must solicit proxies for the election of such Nominees and recommend that shareholders vote in favor of each nominee. The Bioverda entities, Wilon and Wayne Hoovestol have all agreed to vote in favor of all nominees to the Board of Directors. If a vacancy on the board of directors of GPRE is created as a result of the resignation, removal or death of a Nominee, then any party entitled to designate a Nominee will be entitled to request a special meeting of the shareholders for the purpose of electing directors, and GPRE will be required to call such a meeting.

        The above described nomination process requires five current members of GPRE's board to resign prior to the closing of the Merger. It is currently anticipated that Gordon Glade, Wayne Hoovestol, Gary Parker and Brian Peterson will remain as GPRE board members following the Mergers.

        The GPRE executive officers are appointed by the board and serve at the discretion of the board. However, under the VBV Merger Agreement, GPRE has agreed that Mr. Becker will become the president and chief operating officer of GPRE upon consummation of the Mergers, and it is expected that he will assume the office of chief executive officer after one year.

        GPRE has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer and other senior financial officers. The Code of Ethics is posted on the GPRE website, which is located at www.gpreinc.com.

Board Committees

        The Board has standing Audit, Compensation and Nominating Committees.

Audit Committee

        The Audit Committee is currently comprised of four directors, all of whom meet the applicable independence standards of the Nasdaq Stock Market, the American Stock Exchange and the SEC ("Independent Directors"). None of the Audit Committee members may be current or former employees or officers of GPRE. Additionally, pursuant to GPRE's Audit Committee Charter, the Independent Directors must be "free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member." Presently, the Audit Committee is comprised of Independent Directors David A. Hart, R. Stephen Nicholson, Robert D. Vavra and Michael A. Warren, with Mr. Vavra serving as Chairman, Mr. Vavra serving as the financial expert, as designated by the Board, and Mr. Nicholson serving as Secretary. After consummation of the Mergers, it is anticipated that the Audit Committee will then consist of Independent Directors Jim Crowley (chair), Gordon Glade, and Jim Anderson. Mr. Crowley has been determined to be an audit committee financial expert as defined in Rule 407(d)(5) of Regulation S-K.

Compensation Committee

        The Compensation Committee is comprised of three Independent Directors, none of whom may be current or former employees or officers of GPRE. Additionally, pursuant to GPRE's Compensation Committee Charter, the Independent Directors must be "free of any relationship that in the opinion of the Board of Directors would interfere with their exercise of the independent judgment as a committee member."

        Presently, the Compensation Committee is comprised of Independent Directors David A. Hart, R. Stephen Nicholson and Gary R. Parker. Gary R. Parker was appointed to the Board on November 16, 2007, and was appointed to the Compensation Committee on December 20, 2007. Directors David A. Hart and R. Stephen Nicholson have served on the Compensation Committee since its inception. David A. Hart serves as Chairman and R. Stephen Nicholson serves as Secretary. Upon consummation of the Mergers, it is anticipated that the Compensation Committee will consist of Independent Directors Gary R. Parker, Jim Anderson and Alain Treuer.

Compensation Committee Interlocks and Insider Participation

        None of GPRE's officers or employees participated in deliberations regarding GPRE executive officer compensation in fiscal 2007. No members of the GPRE Compensation Committee have ever served as officers or employees of GPRE, and no officers or other employees have ever served on GPRE's Compensation Committee. During fiscal 2007, no executive officers of GPRE served: (i) on a compensation committee of another entity which had an executive officer serving on GPRE's Compensation Committee; (ii) as a director of another entity which had an executive officer serving on GPRE's Compensation Committee; or (iii) as a member of a compensation committee of another entity which had an executive officer who served as a Director of GPRE.

Nominating Committee

        GPRE's Nominating Committee is comprised of three Independent Directors, none of whom are current or former employees or officers of GPRE. Additionally, pursuant to GPRE's Nominating Committee Charter, the Independent Directors must be "free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member."

        Presently, the Nominating Committee is comprised of Independent Directors David A. Hart, R. Stephen Nicholson and Gordon Glade. Gordon F. Glade was appointed to the Board of Directors and Nominating Committee on December 20, 2007. Directors David A. Hart and R. Stephen Nicholson have served on the Nominating Committee since inception. David A. Hart serves as Chairman. R. Stephen Nicholson serves as Secretary. Upon consummation of the Mergers, it is anticipated that the Nominating Committee will consist of Independent Directors Gordon F. Glade, Gary Parker and Jim Barry.

Board Meetings, Directors' Attendance, Independence, and Security Holder Communications

        GPRE's Board held 21 meetings during fiscal 2007, which were conducted via teleconference or in person. No incumbent Director attended fewer than seventy-five percent (75%) of the Board meetings and the committee meetings held on which an incumbent Director served during this period. GPRE's policy is to encourage, but not require, Board members to attend annual shareholder meetings.

        GPRE believes that the following persons, who were serving as Directors prior to the closing of the Mergers are independent as defined by Rule 4200(a) of the Nasdaq Stock Market: Gordon F. Glade, David A. Hart, R. Stephen Nicholson, Robert D. Vavra, Gary R. Parker and Michael A. Warren. Following the closing of the Mergers, the following persons will be considered independent directors as defined by Rule 4200(a) of the Nasdaq Stock Market: Gordon Glade, Gary Parker, Jim Anderson, Jim Barry, James Crowley, Michael Walsh and Alain Treuer.

        Shareholders who would like to send communications to the Board may do so by submitting such communications to: Green Plains Renewable Energy, Inc., Attention: David A. Hart, 105 North 31st Avenue, Suite 103, Omaha, Nebraska 68131. The Board suggests, but does not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Mr. Hart will then furnish such information to the Board for review.

Performance Graph

        In accordance with applicable SEC rules, the following table shows a line-graph presentation comparing cumulative GPRE stockholder return on an indexed basis with a broad equity market index and either a nationally-recognized industry standard or an index of peer companies selected by GPRE. GPRE has selected the Nasdaq Composite Index (IXIC) and the Nasdaq Clean Edge U. S. Index (CLEN) for comparison. The graph assumes that the value of the investment in GPRE's common stock and each index was $100 at November 30, 2005, the approximate date upon which GPRE closed its first public offering (at an initial public offering price of $10.00 per share), and that all dividends were reinvested.

 COMPARISON OF 2 YEAR CUMULATIVE TOTAL RETURN*
among Green Plains Renewable Energy, The NASDAQ Composite Index
and The NASDAQ Clean Edge U.S. Index

      *
      $100 invested on 11/30/05 in stock or index—including reinvestment of dividends. Fiscal year ending November 30.

      The Company's initial public offering that closed in November 2005 was priced as $10 per share. We first became subject to filing reports under Section 12 the Exchange Act in December 2005, and there was no trading market for our securities until March 2006 when our common stock began trading on the NASDAQ Capital Market. As a result, the performance graph uses a November 2005 price of $10 per share for our common stock even though no market for our common stock existed on that date.

        The information contained in the performance graph will not be deemed to be "soliciting material" or to be "filed" with the SEC, nor will such information be incorporated by reference into any future filing of the Securities Act, or the Exchange Act, except to the extent that GPRE specifically incorporates it by reference into any such filing.

Securities Authorized for Issuance under Equity Compensation Plans

        The GPRE 2007 Equity Incentive Plan ("Equity Incentive Plan") provides for the granting of stock-based compensation. The maximum number of shares of common stock that may be granted to any employee during any year is 50,000. GPRE has reserved a total of 1.0 million shares of common stock for issuance under the Equity Incentive Plan. Grants under the Equity Incentive Plan have included stock awards, options to purchase shares of common stock, and stock in lieu of cash compensation for certain officers. The following table sets forth information about outstanding awards and available shares as of February 29, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	490,500	26.36	509,500
Equity compensation plans not approved by security holders	0	N/A	0

Total	490,500	26.36	509,500

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Transactions of GPRE

        All material related party transactions are required to be approved in advance by the Audit Committee of the Board of Directors.

Fagen, Inc.

        Ron Fagen of Fagen, Inc. purchased 100,000 shares in GPRE's public offering through Hawkeye Companies, LLC. GPRE entered into a lump-sum design build contract and a construction agreement with Fagen, Inc. effective January 13, 2006. Under the construction agreement, Fagen, Inc. provided all work, material, equipment, tools and labor in connection with the engineering, design, procurement, construction startup, performances tests, and training for the operation and maintenance of GPRE's Shenandoah plant. Amounts paid or owed to Fagen, Inc. as consideration for services performed totaled approximately $55.9 million.

Agra Industries, Inc.

        Agra Industries, Inc. purchased 33,334 shares in GPRE's second public offering. In August 2006, GPRE's wholly-owned subsidiary, Superior Ethanol, L.L.C., entered into a construction agreement with Agra Industries, Inc. under which Agra Industries will provide all work, material, equipment, tools and labor in connection with the engineering, design, procurement, construction startup, performances tests, training for the operation and maintenance of GPRE's Superior plant. Amounts paid or owed to Agra Industries as consideration for services performed totaled approximately $79.6 million.

Superior Ethanol, L.L.C.

        In February 2006, GPRE acquired all of the outstanding ownership interest in Superior Ethanol, which had options to acquire approximately 135 acres of property in Dickinson County, Iowa and had completed a feasibility study relating to the construction of an ethanol plant on this site. Superior Ethanol had $210,291 in cash at closing. In consideration for the acquisition of Superior Ethanol, GPRE issued 100,000 shares of its restricted common stock to Brian D. Peterson, a Director of GPRE. Prior to the acquisition, substantially all of Superior Ethanol was owned by Mr. Peterson. In May 2006, GPRE acquired approximately 68 acres in Dickinson County, Iowa from Mr. Peterson for stock. GPRE issued 10,900 shares at the then-current market value based on the market price of $43.90 for a total consideration of $478,510. GPRE constructed an ethanol production plant at this Dickinson County site, which began its operations in July 2008.

Private Placement of Common Stock

        In November 2007, GPRE completed a private placement of 1.2 million shares of its common stock to nine accredited investors at a purchase price of $8.10 per share, resulting in net proceeds of approximately $9.7 million. GPRE has used and expect to continue using proceeds from this offering for working capital and other general corporate purposes. The parents of GPRE's Chief Executive Officer were among those accredited investors acquiring shares of GPRE common stock as part of this private placement. Additionally, two of the accredited investors were entities owned and/or controlled by persons who became members of GPRE's Board of Directors subsequent to the closing of the private placement.

Great Lakes Cooperative

        In August 2007, GPRE entered into an agreement and plan of merger with Great Lakes Cooperative ("Great Lakes"). Great Lakes is a full-service cooperative with $145.9 million in fiscal 2007 revenues that specializes in grain, agronomy, feed and petroleum products in northwestern Iowa and southwestern Minnesota. Great Lakes has grain storage capacity of approximately 14.7 million bushels, much of which will be used to support our Superior ethanol plant operations. The goal of incorporating Great Lakes into GPRE's ethanol operations is to increase efficiencies and reduce commodity price and supply risks. The merger transaction, which was approved by Great Lakes voting members in February 2008, closed on April 3, 2008. Pursuant to the merger agreement, all outstanding Great Lakes common and preferred stock was exchanged for an aggregate of 550,352 shares of GPRE common stock and approximately $12.5 million in cash.

        Upon closing the merger with Great Lakes, a wholly-owned subsidiary GPRE created, GP Grain, assumed Great Lakes' assets and liabilities, with the exception of certain investments in regional cooperatives that were excluded from the merger. To facilitate the merger and finance working capital requirements, GPRE and GP Grain have executed loan agreements with a group of lenders worth approximately $56.8 million.

        GPRE entered into various fixed-priced corn purchase and sale contracts with Great Lakes subsequent to the execution of the original merger agreement. As of April 3, 2008 (the date the merger transaction closed), GPRE had contracted and paid Great Lakes for 5.1 million bushels at a total cost of $18.3 million, and had contracted to purchase an additional 8.9 million bushels of corn from Great Lakes through February 2009 at a total cost of $42.3 million.

AXIS Capital Inc.

        On April 3, 2008, GP Grain executed two separate equipment financing agreements with AXIS Capital Inc. totaling $1.75 million (individually and collectively, the "AXIS Equipment Financing Agreements"). These AXIS Equipment Financing Agreements provide financing for designated vehicles, implements and machinery acquired as a result of the Great Lakes merger. The President and Chief Executive Officer of AXIS Capital Inc., Gordon F. Glade, is a member of GPRE's Board of Directors.

Center Oil Company

        Beginning in February 2008, GPRE entered into fixed-price ethanol purchase and sales agreements with Center Oil Company. The sales agreements were executed to hedge prices for approximately 10.6 million gallons of our expected ethanol production from May 2008 to December 2008. GPRE has entered into offsetting purchase agreements with Center Oil Company totaling 4.2 million gallons rather than delivering the ethanol. As a result, GPRE has incurred approximately $1.5 million in net settlements due Center Oil Company. The President and Chief Executive Officer of Center Oil Company is Gary R. Parker, a member of GPRE's Board of Directors.

Related Transactions of VBV and its Subsidiaries

Indiana Bio-Energy

        IBE entered into an ethanol marketing agreement with Aventine Renewable Energy, Inc. with respect to all of the ethanol produced at the IBE plant. Aventine owns units in IBE and also has appointed a director to serve on IBE's board.

        Cargill has agreed to supply all of the corn to be used at the IBE plant under a corn supply agreement with IBE. Cargill's affiliate, Cargill Biofuels Investments, LLC, owns units in IBE.

        IBE entered into a lump sum design-build contract and a construction contract with Fagen with respect to the IBE plant. Fagen's affiliate, Fagen Energy, Inc., owns units of IBE.

        Jackson—Briner Joint Venture, LLC, has been engaged by IBE to provide certain construction related construction services to IBE. Jackson—Briner is owned in part by Jim Jackson, a director and unit holder of IBE.

        IBE issued options to purchase IBE units to each of Troy Flowers and Stephen Hogan, in their capacities as employees of Midwest Bio-Management LLC, pursuant to a management agreement between IBE and Midwest Bio-Management. Messrs. Flowers and Hogan are each unitholders of IBE and serve on IBE's board of directors.

        From time to time IBE engages Dale & Huffman for the provision of legal services. Certain principals of Dale & Huffman are also unit holders of IBE.

Ethanol Grain Processors, LLC

        EGP entered into a lump sum design-build contract and a construction contract with Fagen with respect to the EGP plant. Fagen's affiliate, Fagen Energy, Inc., owns units in EGP.

        EGP entered into an agreement with Harold Coffey Construction Company, Inc. for Phase 1 (grading and drainage) and Phase 2 (rail spur track) for the EGP plant site work. Harold Coffey Construction Company and its principals own units in EGP.

        The Patterson Group, LLC, has been engaged to provide certain consulting services to EGP. The Patterson Group is controlled by James K. Patterson, a director and unit holder of EGP. EGP has also issued Mr. Patterson options to purchase units in EGP.

        Obion Grain Co. and EGP have entered into an exclusive corn purchase agreement for corn produced in Obion County and the seven counties surrounding the EGP plant. Obion owns unit in EGP and will have a subordinate lien on EGP's real property if EGP defaults under its corn purchase agreement with Obion. In addition, Obion is controlled by Dyersburg Elevator Company, James Baxter Sanders, Michael D. Miller and William H. Latimer, whom all have ownership interests in EGP, and the latter two of whom also serve as directors of EGP.

GPRE PRINCIPAL SHAREHOLDERS

Holdings of Management and Principal Shareholders

        The following table sets forth certain information with respect to the beneficial ownership of GPRE common stock as of August 12, 2008 for: (i) each person or group (as that term is used in Section 13(d)(3) of the Exchange Act) who is known by GPRE to beneficially own more than five percent of its common stock, (ii) each of GPRE's Directors, including persons who will become directors after the Mergers, (iii) each of GPRE's named executive officers, and (iv) all Directors and executive officers, ten in number, as a group. On August 12, 2008, GPRE had 7,821,528 shares of common stock outstanding. After giving effect to the Mergers and the Stock Purchase, GPRE is expected to have 24,960,528 shares of common stock outstanding. Each share is entitled to one vote. Except as noted below, the persons listed below possess sole voting and investment power over their respective shares.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Percentage of Outstanding Shares prior to Mergers and Stock Purchase	Percentage of Outstanding Shares after Mergers and Stock Purchase
Wayne B. Hoovestol(3)	973,126	12.3%	3.9%
Gary Parker(4)	524,000	6.7%	2.1%
Brian D. Peterson(5)	243,100	3.2%	1.0%
Gordon F. Glade(6)	212,880	2.9%	*
Dan E. Christensen(7)	106,276	1.5%	*
R. Stephen Nicholson(8)	102,000	1.4%	*
David A. Hart(9)	44,960	*	*
Robert D. Vavra(10)	43,800	*	*
Michael A. Warren(11)	27,000	*	*
Jerry L. Peters(12)	34,000	*	*
Jim Anderson(13)	500	*	*
Jim Barry(13)	—	—	—
James Crowley(13)	—	—	—
Michael Walsh(13)	—	—	—
Alain Treuer(13)	—	—	3.0%
Executive Officers and Directors as a Group (10 persons)	2,311,642	28.8%	12.3%

*
Less than 1%

(1)
Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as GPRE.

(2)
Beneficial ownership is determined in accordance with SEC rules and generally includes holding voting and investment power with respect to the securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.

(3)
Includes 851,592 shares, exercisable options for 50,000 equivalent shares, and exercisable warrants for 41,534 equivalent shares owned directly by Mr. Hoovestol. Also includes 30,000 shares owned by Mr. Hoovestol's wife.

(4)
Includes 30,000 shares owned directly by Mr. Parker and 494,000 shares owned by an entity of which Mr. Parker has 100% ownership.

(5)
Includes 178,100 shares and exercisable options for 50,000 equivalent shares. Also includes 15,000 shares that Mr. Peterson owns jointly with his child.

(6)
Includes 3,000 shares owned directly by Mr. Glade, and 209,880 shares owned by an entity of which Mr. Glade is President and has approximately 13% ownership.

(7)
Includes 56,276 shares and exercisable options for 50,000 equivalent shares.

(8)
Includes 77,000 shares and exercisable options for 25,000 equivalent shares.

(9)
Includes 19,800 shares, exercisable options for 25,000 equivalent shares, and exercisable warrants for 160 equivalent shares.

(10)
Includes 18,800 shares and exercisable options for 25,000 equivalent shares.

(11)
Includes 2,000 shares and exercisable options for 25,000 equivalent shares.

(12)
Includes 4,000 shares and exercisable options for 30,000 equivalent shares.

(13)
These individuals are expected to be the Bioverda and Wilon designees to the GPRE board of directors. As a result of the Mergers and Stock Purchase, Wilon will become a direct shareholder of GPRE with 749,837 shares or 3% of outstanding shares. Voting and investment power with respect to the shares of GPRE common stock owned by Wilon is controlled by Alain Treuer. Mr. Treuer disclaims beneficial ownership of the shares of GPRE owned by Wilon, except to the extent of his pecuniary interest therein. This amount may increase to up to 7.6% as a result of certain put and call arrangements with the Bioverda entities. See the section "Voting Securities of VBV and its Subsidiaries and Principal Holders Thereof" beginning on page 175.

Changes in Control

        The Mergers may constitute a change in control of GPRE. Upon consummation of the Mergers, the Bioverda entities and Wilon will collectively hold approximately 54.6% of the outstanding GPRE common stock. In addition, the Shareholders' Agreement will give the Bioverda entities and Wilon, collectively, the right to designate a majority of the nominees to the GPRE board of directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Philosophy

        GPRE has an executive compensation program that seeks two principle objectives. First, the program is intended to be competitive so GPRE can attract, motivate and retain talented executive officers and other key employees. Second, the program is intended to create an alignment of interests between GPRE's executive officers, other key employees and shareholders such that a significant portion of each executive officers' or other key employees' compensation varies with GPRE's performance.

        The Compensation Committee has structured GPRE's executive compensation policy based upon the following goals:

  •
  To attract and retain quality talent.

  •
  To use incentive compensation to reinforce strategic performance objectives.

  •
  To align the interest of the executives with the interests of GPRE's shareholders, such that risks and rewards of strategic decisions are shared.

  •
  To ensure that all compensation is tax deductible for GPRE, except for the compensation that qualifies for incentive stock option tax treatment.

        Compensation for executive officers and other key employees consists of three components: base compensation, performance/bonus award, and/or long-term incentive compensation.

Base Compensation

        The Compensation Committee decides on the overall compensation package, of which the base salary is a significant component, for GPRE's executive officers and certain other key personnel. Within ranges, individual salaries vary based upon the individual's level of responsibility, work experience, performance, impact on the business, tenure and potential for advancement within GPRE. Individual salaries for newly-hired executive officers and other key employees are determined at the time of hire taking into account the above factors, other than tenure. To attract quality talent with the expertise to perform required duties, base salary is established that is consistent for personnel in a similar position in the local market. These salaries may be adjusted to consider the overall compensation package, which may include bonuses, incentive pay and other forms of compensation, such as benefits and retirement packages. When evaluating potential salary adjustments for executive officers and other key personnel, the Compensation Committee solicits and considers input provided by the Chief Executive Officer relating to the performance and/or contribution to GPRE's overall performance by those employees. To retain quality talent, the Compensation Committee may recommend base salary adjustments that are commensurate with increasing job responsibilities and to reflect competitive market data for executive officers of industry-sector firms of similar size and performance.

        Wayne B. Hoovestol, GPRE's Chief Executive Officer, receives a base salary of $200,000. Jerry L. Peters, GPRE's Chief Financial Officer, receives a base salary of $190,000, which was increased to $220,000, effective June 1, 2008. Dan E. Christensen, GPRE's Executive Vice President in Charge of Construction, receives a base salary of $125,000. All of GPRE's executive officers are eligible to receive additional compensation in the form of bonuses, and/or stock awards and stock options in accordance with the Equity Incentive Plan.

Performance/Bonus Award

        The Equity Incentive Plan was developed to reward executive officers and other key employees for meeting or exceeding certain internal objectives, and was approved by GPRE's shareholders in April 2007. Bonuses are one form of incentive compensation used by GPRE to reinforce performance-based objectives and retain key personnel.

        No specific performance-based objectives were established for executive officers and other key employees during fiscal 2007. Rather, employee performances were considered on a subjective level. The Compensation Committee will develop specific performance-based objectives as the Company progresses further out of the development stage. If quarterly objectives are established and met, bonuses may be paid for that quarter. If quarterly objectives are established and not met, it is anticipated that no related bonuses will be paid. However, due to the volatility of the underlying prices of the various commodities that are components in the ethanol business, including the prices of corn, natural gas, and ethanol, over which GPRE has no control, such quarterly and annual bonuses may also be based on such things as overall individual or plant performance. GPRE does not anticipate that executive officers or other key employees will be allowed to make up a missed annual bonus based on subsequent performance.

Long-Term Incentive Compensation

        Due to the intense competition that currently exists in the ethanol business, and which is anticipated to continue to exist in the foreseeable future, it is difficult to hire and maintain competent, experienced personnel. To help attract and retain qualified personnel, the Equity Incentive Plan reserved for issuance 1,000,000 shares of common stock for use as grants of shares and/or options for purchase over a number of years.

        The grants of shares and/or options to GPRE executive officers and certain other key employees encourage equity ownership and closely align management's interests with the interests of shareholders, such that risks and rewards of strategic decisions are shared. Additionally, because shares and/or options will be subject to forfeiture in certain cases if the employee leaves GPRE, such shares and/or options are anticipated to provide an incentive to remain with GPRE long-term.

        Based on Compensation Committee assessments and recommendations, GPRE's long-term incentive compensation program includes the following characteristics to assist in aligning management's interests with the interests of shareholders:

  •
  Emphasizes "at risk" pay such as bonuses, options and long-term incentives.

  •
  Emphasizes long-term compensation such as options and/or restricted stock.

  •
  Rewards financial results and promotion of GPRE objectives rather than individual performance against individual objectives.

        At least annually, in an effort to align the interests of management and shareholders with the goal of sharing the risks and rewards of strategic decisions that are made, the Compensation Committee will review the advisability of granting shares and/or options to members of management who have demonstrated an impact on product, staffing, technology, pricing, and investment or policy matters. The aggregate number of shares and/or options granted to management will be based on the employee's position and the value of each individual's contributions to GPRE, as well as competitive norms. Until the Compensation Committee develops specific performance-based objectives, individuals' contributions will be assessed on a subjective basis.

        Pursuant to the Equity Incentive Plan, GPRE Directors, executive officers and certain other key employees received grants of a specified number of shares and/or options for purchase over a number of years. In May 2007, GPRE directors each received a grant of 2,000 shares of GPRE common stock and a cumulative grant of stock options exercisable for 325,000 shares of GPRE common stock. The stock options awarded to directors, which vested immediately and are fully exercisable, expire on the five-year anniversary of the date of grant and have an exercise price of $30 per share. The closing price of the common stock as of the date of grant was $20.28 per share. In April 2008, GPRE directors each received an annual grant of 2,000 shares of GPRE common stock.

        GPRE's chief financial officer and certain other key employees have also received stock grants and stock options, primarily at time of employment, at closing market prices on the date of grant. Stock options granted to employees vest over a period of three to five years. Awards were based on the following factors: the employee's position, individual performance (in the case of post-employment awards) and/or expected contribution to GPRE's overall performance. While past awards were made on a subjective basis due to the Company's development stage, we anticipate that the Compensation Committee will develop more objective measures of performance in the future. Determinations are made by the Compensation Committee in consultation with GPRE's Chief Executive Officer and outside consultants.

Employment and Severance Agreement

        GPRE has not entered into employment agreements with any of its current executives except Jerry L. Peters, Chief Financial Officer. All other GPRE employees are employed at-will and can be terminated without cause. All GPRE employees have signed Confidentiality Agreements to keep certain information confidential.

Compensation Tables

        The following table provides certain compensation information for fiscal 2007, 2006 and 2005 as to GPRE's Chief Executive Officer, Chief Financial Officer, anyone who served as GPRE's Chief Executive Officer or Chief Financial Officer during its fiscal 2007, and its two other individuals who were serving as executive officers at the end of GPRE's fiscal 2007. The listed individuals are collectively referred to in this proxy statement/prospectus as the "Named Executive Officers" of GPRE.

Summary Compensation Table

Name and principal position(1)	Year	Salary ($)	Bonus ($)(2)	Stock awards ($)(3)	Option awards ($)(3)	All other comp. ($)(4)	Total ($)
Wayne B. Hoovestol(5) Chief Executive Officer and Director	2007 2006 2005	184,986 — —	— — —	40,560 — —	378,864 — —	27,100 24,600 —	631,510 — —
Barry A. Ellsworth(6) President, Chief Executive Officer and Director	2007 2006 2005	104,158 123,333 —	— — —	40,560 — —	378,864 — —	25,771 28,614 —	549,353 127,947 —
Jerry L. Peters(2)(7) Chief Financial Officer	2007 2006 2005	95,731 — —	38,000 — —	59,880 — —	215,736 — —	— — —	409,347 — —
Brian L. Larson(8) Chief Financial Officer	2007 2006 2005	72,822 22,500 —	— — —	24,950 — —	— — —	1,675 450 —	99,447 22,950 —
Dan E. Christensen(9) Executive V.P., Treasurer, Secretary and Director	2007 2006 2005	114,561 — —	162,300 — —	40,560 — —	378,864 — —	31,606 58,950 —	727,891 — —
Brian D. Peterson(10) Executive Vice President and Director	2007 2006 2005	— — —	— — —	40,560 — —	378,864 — —	35,315 24,600 —	454,739 — —

(1)
The columns to this table entitled "Non-equity incentive plan compensation" and "Change in pension value and nonqualified compensation earnings" have been omitted because no compensation is reportable thereunder.

(2)
Under his employment agreement, Mr. Peters is eligible to receive bonus compensation in an amount up to 30 to 50 percent of his annual salary, based on objectives to be determined by GPRE. No other current executive officers have employment agreements.

(3)
The amounts in the "Stock awards" and "Option awards" columns reflect the dollar amounts recognized for financial statement reporting purposes during the fiscal year presented, in accordance with SFAS No. 123R, for stock awards and option awards granted pursuant to the Equity Incentive Plan. The amounts shown reflect GPRE's accounting for these awards and do not correspond to the actual value that will be recognized by the executive officer. The assumptions used in the calculation of these amounts are included the footnotes to GPRE's audited consolidated financial statements included in GPRE's 2007 Annual Report. Stock options awarded to GPRE Directors in fiscal 2007, which expire on the five-year anniversary of the date of grant, have an exercise price of $30 per share.

(4)
All other compensation generally consists of director's fees, compensation for other services as a Director and matching contributions from participation in GPRE's retirement program. For Mr. Ellsworth, fiscal 2007 other compensation also includes $7,938 for consulting services following his resignation, and fiscal 2006 other compensation includes $3,947 for reimbursement of insurance benefits (prior to the Company's establishment of a benefits program on October 1, 2006).

(5)
Mr. Hoovestol was named as an executive officer of GPRE on January 18, 2007. Through April 2008, half of his salary was being paid in cash and half in common stock pursuant to the Equity Incentive Plan.

(6)
On July 30, 2007, Mr. Ellsworth resigned his positions as a GPRE Director and executive officer.

(7)
Mr. Peters was named as an executive officer of GPRE on June 8, 2007.

(8)
Mr. Larson resigned as an executive officer of GPRE effective June 8, 2007. Prior to becoming an executive officer of GPRE in September 2006, Mr. Larson provided services on a consulting basis for which he received $62,447, including reimbursed travel and other expenses.

(9)
Through April 2008, half of Mr. Christensen's salary was being paid in cash and half in common stock pursuant to the Equity Incentive Plan. Bonus payouts included $43,850 in cash and $118,450 in stock.

(10)
In consideration for the fiscal 2006 acquisition of Superior Ethanol, GPRE issued 100,000 shares of its common stock to Mr. Peterson, a GPRE Director. Mr. Peterson serves as GPRE's Executive Vice President in charge of site development, for which he is not compensated, and continues to serve as a Director (see Director Compensation table below).

Employment Arrangements

        On January 1, 2006, GPRE commenced payment of annual salary of $120,000 to Barry A. Ellsworth, President and Chief Executive Officer. Additionally, GPRE had agreed to reimburse Mr. Ellsworth for his health insurance premiums prior to implementation of a GPRE -sponsored health insurance program. His salary was increased to $200,000 per year on October 1, 2006. On February 27, 2007, Mr. Ellsworth resigned his positions as President and Chief Executive Officer and was named as Executive Vice President of Compliance and Development. On July 30, 2007, Mr. Ellsworth resigned his positions as a Director and an employee of GPRE.

        On January 18, 2007, Wayne B. Hoovestol was named as GPRE's Chief Operating Officer at an annual salary of $125,000. On February 27, 2007, upon Mr. Ellsworth's resignation as President and Chief Executive Officer, Mr. Hoovestol was appointed to the position of Chief Executive Officer. Effective April 1, 2007, Mr. Hoovestol's annual salary was increased to $200,000 per year. Half of his salary was being paid in cash and half in common stock through April, 2008. Currently, GPRE has not entered into a written employment agreement with Mr. Hoovestol.

        On January 18, 2007, Dan E. Christensen resigned as GPRE's Chief Operating Officer and was appointed to the position of Executive Vice President in Charge of Construction, with oversight of GPRE's construction activities in Iowa. GPRE is paying Mr. Christensen an annual salary of $125,000 per year for said services. Half of his salary is being paid in cash and half in common stock. GPRE has not entered into a written employment agreement with Mr. Christensen.

        On September 29, 2006, GPRE entered into an employment agreement with Brian L. Larson as Chief Financial Officer. Prior to becoming an officer of GPRE, Mr. Larson provided services on a consulting basis for which he received $62,447, including reimbursed travel and other expenses. The employment agreement with Mr. Larson provided that he receive a beginning base salary of $135,000 per year and performance-based bonuses, a signing bonus of 1,250 shares of GPRE's common stock, and other benefits. On April 10, 2007, Brian L. Larson gave written notice of his resignation as Chief Financial Officer and employee of GPRE, effective June 8, 2007.

        Effective June 8, 2007, GPRE entered into an employment agreement with Jerry L. Peters to serve as Chief Financial Officer. The terms of the employment agreement provide that Mr. Peters will receive (i) a minimum annual salary of $190,000, with an increase to $220,000 when GPRE's Superior plant becomes fully operational, (ii) stock options exercisable for 60,000 shares of common stock that vest in four equal annual installments beginning on June 8, 2007, (iii) 12,000 shares of stock that vest in six equal annual installments beginning on June 8, 2007, (iv) bonus compensation in an amount up to 30 to 50 percent of annual salary, based on objectives to be determined by GPRE, and (v) other benefits that are generally available to GPRE's employees. The employment agreement is for a five-year term, but is subject to early termination upon the occurrence of specified events. Mr. Peters' annual salary was increased to $220,000 effective June 1, 2008. The compensation provided to Jerry L. Peters in items (ii) and (iii) above become fully vested upon a Change in Control, as defined in the Equity Incentive Plan to be triggered by a merger where the majority of voting shares immediately prior to the merger does not constitute a majority of the voting shares immediately after the completion of the merger. The VBV Merger constitutes such a Change in Control, and thus triggers the vesting of such compensation. Accordingly, stock options exercisable for 30,000 shares of common stock, at an exercise price of $19.96 per share, and 8,000 shares of restricted stock held by Mr. Peters will fully vest upon such Change in Control.

        Generally effective as of the closing of the Mergers, GPRE has entered into an employment agreement with Todd Becker to serve as President and Chief Operating Officer. It is expected that on or about the first anniversary of the Mergers, the Board will appoint Mr. Becker as Chief Executive Officer. The terms of the employment agreement provide that Mr. Becker will receive the following: (i) a minimum annual salary of $400,000; (ii) a one-time bonus of $200,000 payable within 10 business days after the closing of the Mergers; (iii) an annual bonus of up to 50% of annual base salary based on objectives to be set by GPRE; (iv) awards under a long-term incentive plan to be adopted by GPRE providing long-term incentive benefits of a type and at a level that is competitive of long-term incentive plan benefits provided to chief executive officers of public companies of comparable size in similar industries; (v) 100,000 shares of GPRE common stock to be issued on the date of closing of the Mergers, less the number of shares needed to cover income and employment taxes on such issuance; (vi) on the closing date of the Mergers, a fully-exercisable option to acquire 150,000 shares at an exercise price equal to the greater of $10 per share or the closing price of GPRE's common stock on such date. If the closing price of GPRE's common stock on the closing date of the Mergers is greater than $10, GPRE will pay Mr. Becker, within 10 days following such closing date, either an amount equal to the excess of such closing price over $10 multiplied by 150,000, or a number of shares of GPRE's common stock of equal value. Any shares acquired by Mr. Becker pursuant to exercise of the option may not be transferred, except to family members or to a trust for the benefit of Mr. Becker or his family members, for a period of three years after the closing of the Mergers, subject to certain exceptions. Those exceptions include (i) a Change in Control generally as defined in GPRE's 2007 Equity Compensation Plan and clarified in Mr. Becker's employment agreement, and (ii) the termination of Mr. Becker's employment without Cause or for Good Reason (as those terms are defined in the employment agreement), or due to Mr. Becker's death or disability. Upon execution of Mr. Becker's employment agreement, Mr. Becker became entitled (i) to relocation assistance to facilitate his move to Omaha, Nebraska, half of which shall be paid by each of GPRE and VBV until closing, after which all relocation costs shall be paid by GPRE, and (ii) to be paid the cost of acquiring his two existing residences at their appraised values and any additional amount by which Mr. Becker's costs of acquiring and improving his two existing residences exceed their appraised values. Mr. Becker's employment is "at-will" and may be terminated at any time by GPRE or Mr. Becker.

        The Compensation Committee of the GPRE Board at its discretion may increase or decrease the compensation of the above-named executive officers in the future. The Compensation Committee often seeks feedback from GPRE's Chief Executive Officer and/or outside consultants in making compensation decisions. GPRE had a Simple IRA Plan for its employees under which GPRE matched up to 2% of an employee's contributions to the program. This Simple IRA Plan was terminated as of January 1, 2008 and was replaced with a 401(k) retirement plan that also has a company matching component to it. GPRE also reimburses its officers and Directors for out-of-pocket expenses incurredin connection with their service to GPRE.

Grants of Plan-Based Awards

        GPRE's Equity Incentive Plan is intended to promote GPRE's interests by providing eligible persons in our service with the opportunity to acquire a proprietary or economic interest, or otherwise increase their proprietary or economic interest, in GPRE as an incentive for them to remain in such service and render superior performance during such service. Accordingly, any unvested stock options and stock awards granted during fiscal 2007 vest based on the passage of time rather than according to any performance-based conditions. The following table sets forth information related to grants of stock options and grants of stock awards pursuant to the terms of the Equity Incentive Plan to the Named Executive Officers during fiscal 2007. Please refer to the description above regarding the employment agreements with Messrs. Peters, Larson and Becker regarding the material terms of their respective employment agreements.

Grants of Plan-Based Awards

Name(1)(2)	Grant date	All other stock awards: number of shares of stock or units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($ /sh)	Grant date fair value of stock and option awards ($)
Jerry L. Peters(3)	6/08/07	12,000	60,000	19.96	814,818
Brian L. Larson	6/08/07	1,250	—	19.96	24,950

(1)
The columns to this table entitled "Estimated future payouts under non-equity incentive plan awards" and "Estimated future payouts under equity incentive plan awards" have been omitted because no compensation is reportable thereunder.

(2)
On May 22, 2007, in their capacity as directors, Messrs. Hoovestol, Ellsworth, Christensen and Peterson, who also served as Executive Officers during fiscal 2007, each were granted 2,000 stock awards and option awards underlying 50,000 shares of common stock at an exercise price of $30.00, with a grant date fair value of stock and option awards of $419,424 per person (see Director Compensation table below). Stock options granted to GPRE's directors in fiscal 2007 vested immediately.

(3)
Stock options granted to Mr. Peters vest 25% immediately and another 25% per year beginning on the first anniversary of the date of grant, resulting in a three-year vesting term.

        The following table sets forth information related to outstanding equity awards for the Named Executive Officers at the end of fiscal 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option awards				Stock awards
Name(1)(2)	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Jerry L. Peters(3)	15,000	45,000	19.96	6/08/15	10,000	100,000
Brian L. Larson	—	—	—	—	—	—

(1)
The columns to this table related to "Equity incentive plan awards" have been omitted because no compensation is reportable thereunder.

(2)
On May 22, 2007, in their capacity as Directors, Messrs. Hoovestol, Ellsworth, Christensen and Peterson, who also served as Executive Officers during fiscal 2007, each were granted 2,000 stock awards and option awards underlying 50,000 shares of common stock at an exercise price of $30.00, with such options expiring on the fifth anniversary of the grant date (see Director Compensation table below). Stock options granted to GPRE's directors in fiscal 2007 vested immediately and are fully exercisable.

(3)
Stock options granted to Mr. Peters vest 25% immediately and another 25% per year beginning on the first anniversary of the date of grant, resulting in a three-year vesting term. Stock awards granted to Mr. Peters vest 16.67% immediately and another 16.67% per year beginning on the first anniversary of the date of grant, resulting in a five-year vesting term.

        The following table sets forth information related to option exercises and stock vested during fiscal 2007.

Option Exercises and Stock Vested

	Option awards		Stock awards
Name(1)	Number of shares acquired on exercise (#)(2)	Value realized on exercise ($)(2)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Jerry L. Peters(3)	—	—	2,000	39,920
Brian L. Larson	—	—	1,250	24,950

(1)
On May 22, 2007, in their capacity as directors, Messrs. Hoovestol, Ellsworth, Christensen and Peterson, who also served as Executive Officers during fiscal 2007, each were granted 2,000 fully-vested stock awards with a value of $40,560 (see Director Compensation table).

(2)
No stock options were exercised during fiscal 2007.

(3)
Stock awards granted to Mr. Peters vest 16.67% immediately and another 16.67% per year beginning on the first anniversary of the date of grant, resulting in a five-year vesting term.

Director Compensation

        Compensation totaling $259,277, excluding the reported value of fiscal 2007 stock awards and option awards, was paid to GPRE's directors for service on the Board during fiscal 2007. GPRE, upon the recommendation of the Compensation Committee, compensates its directors in nominal amounts for attendance at Board meetings and committee meetings, for serving as a committee chairman and performing secretary duties, and for time spent working for and on our behalf. Each director is to be paid $2,000 per month for serving on the Board, including committees. A Board committee chairman receives $2,500 annually, with the exception of the Audit Committee chairman, who receives $5,000, and the Audit Committee Secretary, who receives $1,250 annually for these positions. If a Board member spends an entire day working for and on behalf of GPRE, said board member will be eligible to receive $600 for that day's work or $300 for a half day's work. In September 2007, the Board adopted a policy to pay non-employee directors who serve on GPRE's risk management committee a fee of $500 weekly for services rendered. The following table provides a summary of director compensation for fiscal 2007.

Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards ($)(2)	Option awards ($)(2)	All other comp. ($)(3)	Total ($)(1)
Robert D. Vavra(a)	35,447	40,560	189,432	600	266,039
Wayne B. Hoovestol(4)	26,500	40,560	378,864	600	446,524
Dan E. Christensen(4)	24,000	40,560	378,864	6,000	449,424
Brian D. Peterson	27,215	40,560	378,864	8,100	454,739
Gordon F. Glade(c)(e)	—	—	—	—	—
David A. Hart(a)(b)(c)	29,715	40,560	189,432	6,300	266,007
R. Stephen Nicholson(a)(b)(c)	29,000	40,560	189,432	600	259,592
Michael A. Warren(a)	24,000	40,560	189,432	600	254,592
Gary R. Parker(b)(f)	—	—	—	—	—
Barry A. Ellsworth(4)	16,000	40,560	378,864	—	435,424
Herschel C. Patton II(d)	24,000	40,560	189,432	600	254,592

Totals	235,877	365,040	2,462,616	23,400	3,086,933

(a)
Member of Audit Committee.

(b)
Member of Compensation Committee.

(c)
Member of Nominating Committee.

(d)
Mr. Patton, who served as a member of the Compensation and Nominating Committees throughout fiscal 2007, resigned as a Director effective December 1, 2007. Although he resigned as a director effective December 1, 2007, the Compensation Committee elected to pay Mr. Patton his regular monthly Board fees until April 2008, along with any stock awards and/or option awards paid to other directors for service through April 2008.

(e)
Mr. Glade became a member of the Nominating Committee on December 20, 2007.

(f)
Mr. Parker became a member of the Compensation Committee on December 20, 2007.

(1)
The columns to this table entitled "Non-equity incentive plan compensation" and "Change in pension value and nonqualified compensation earnings" have been omitted because no compensation is reportable thereunder.

(2)
The amounts in the "Stock awards" and "Option awards" columns reflect the dollar amounts recognized for financial statement reporting purposes during fiscal 2007, in accordance with SFAS No. 123R, for stock awards and option awards granted pursuant to the Equity Incentive Plan. The amounts shown reflect GPRE's accounting for these awards and do not correspond to the actual value that will be recognized by the director. The assumptions used in the calculation of these amounts are included the footnotes to GPRE's audited consolidated financial statements included in its 2007 Annual Report. All outstanding options held by directors were fully vested at the end of fiscal 2007. Stock options awarded to directors in fiscal 2007, which expire on the five-year anniversary of the date of grant, have an exercise price of $30 per share.

(3)
All other compensation consists of amounts paid to Board members for performing work for and on behalf of GPRE, as described above.

(4)
See "Executive Compensation Table" for amounts earned by Messrs. Hoovestol, Christensen and Ellsworth in their capacity as GPRE executive officers.

Indemnity Agreements & Indemnification for Securities Act Liabilities

        GPRE has entered into Indemnity Agreements with each of its officers and directors. Those Indemnity Agreements generally obligate the Company to indemnify such persons for costs, such as attorney's fees, relating to claims or threats of claims or investigations against such persons. The Company is not obligated to so indemnify such persons for costs associated with claims brought by such persons (subject to certain exceptions), where a settlement is not consented to be the Company, where insurance coverage applies to such costs, or where such person is found to have acted unlawfully or a court determines that the indemnification would be unlawful. Iowa law authorizes, and GPRE's Bylaws provide for, indemnification of GPRE's directors and officers against claims, liabilities, amounts paid in settlement, and expenses in a variety of circumstances. Indemnification for liabilities may be permitted for GPRE's directors, officers and controlling persons pursuant to the foregoing or otherwise. However, GPRE has been advised that, in the opinion of the SEC, indemnification for certain liabilities is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. GPRE carries an insurance policy covering officers and directors, as well as its potential liability under the Indemnity Agreements.

GPRE BUSINESS

        GPRE was formed in June 2004 to construct and operate dry mill, fuel grade ethanol production facilities. To add shareholder value, GPRE is seeking to expand its business operations beyond ethanol production to integrate strategic agribusiness and ethanol production services. GPRE's goal is to become a vertically-integrated, low-cost producer of ethanol.

        GPRE maintains a website at www.gpreinc.com and makes available free of charge through the website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments thereto, as soon as they are reasonably available after filed with the SEC.

        Ethanol is a renewable, environmentally clean fuel source that is produced at numerous facilities in the United States, mostly in the Midwest. In the U.S., ethanol is produced primarily from corn and then blended with unleaded gasoline in varying percentages. The ethanol industry in the U.S. has grown significantly over the last few years as its use reduces harmful auto emissions, enhances octane ratings of the gasoline with which it is blended, offers consumers a cost-effective choice, and decreases the amount of crude oil the U.S. needs to import from foreign sources. Ethanol is most commonly retailed as E10, the 10 percent blend of ethanol for use in all American automobiles. Increasingly, ethanol is also available as E85, a higher percentage ethanol blend for use in flexible fuel vehicles.

        To execute its business plan, GPRE has raised approximately $95.0 million in equity capital since its formation in 2004. In addition, GPRE entered into two loan arrangements whereby participating lenders agreed to lend GPRE up to $97.0 million for construction costs and working capital to build and operate two ethanol production facilities. Construction of GPRE's Shenandoah plant began in April 2006, and operations commenced at the plant in August 2007. Construction of GPRE's Superior plant began in August 2006, and operations commenced at the plant in July 2008. GPRE may decide to expand production at its Shenandoah and/or Superior plants as these plants have been designed for ease of future expansion, build at other sites or acquire other companies involved in ethanol production.

        Both of the above-mentioned ethanol production facilities have expected production capacity of 55 million gallon per year ("mmgy") per plant. The Shenandoah plant was built by Fagen and ICM was the process technology provider. Agra Industries built the Superior plant using Delta T as the technology provider. At capacity, each plant is expected to, on an annual basis, consume approximately 20 million bushels of corn and produce approximately 55 million gallons of fuel-grade, undenatured ethanol, and approximately 175,000 tons of by-product known as distillers grains. GPRE sells all of its ethanol and the majority of its distillers grains to third-party brokers pursuant to contracts with these brokers. These third-party brokers are responsible for subsequent sales, marketing, and shipping of the ethanol and distillers grains. GPRE has contracted with RPMG, an independent broker, to sell the ethanol produced at the facilities. On May 20, 2008, GPRE provided notice to RPMG that GPRE intends to terminate its ethanol marketing contract with respect to the Shenandoah plant, effective September 30, 2008. The majority of the distillers grains produced at the plants are marketed pursuant to a contract with CHS Inc., a Minnesota cooperative corporation. The plants will each produce approximately 160,000 tons of carbon dioxide annually. GPRE intends to scrub and vent the carbon dioxide produced at the plants because GPRE does not believe there is enough of a market for carbon dioxide to make it feasible to install the necessary capturing facilities.

Description of Dry Mill Ethanol Production Process

Primary Product—Ethanol

        Ethanol is a chemical produced by the fermentation of sugars found in grains and other biomass. Ethanol can be produced from a number of different types of grains, such as corn, wheat and sorghum, as well as from agricultural waste products such as rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes. At present, the majority of ethanol in the U.S. is produced from corn because corn contains larger quantities of carbohydrates than other grains. Such carbohydrates convert into glucose more easily than most other kinds of biomass. Outside the U.S., sugarcane is the primary feedstock used in ethanol production.

        GPRE's plants in Iowa use a dry mill process to produce ethanol and by-products. The corn is received by truck or rail, which is then weighed and unloaded in a receiving building. It is then transported to a scalper to remove rocks and debris before it is conveyed to storage bins. Thereafter, the corn is transported to a hammer mill where it is ground into a mash and conveyed into a slurry tank for enzymatic processing. GPRE adds water, heat and enzymes to break the ground grain into a fine slurry. The slurry is heated for sterilization and pumped to a liquefaction tank where additional enzymes are added. Next, the grain slurry is pumped into fermenters, where yeast is added, to begin a batch fermentation process. A distillation system divides the alcohol from the grain mash. Alcohol is then transported through a rectifier column, a side stripper and a molecular sieve system where it is dehydrated. The 200 proof alcohol is then pumped to a holding tank and then blended with two to five percent denaturant (usually gasoline) as it is pumped into storage tanks.

By-Products

        Corn mash from the distillation stripper is pumped into one of several decanter type centrifuges for dewatering. The water ("thin stillage") is pumped from the centrifuges and then to an evaporator where it is dried into a thick syrup. The solids (corn mash) that exit the centrifuge are conveyed to the dryer system. The corn mash is dried at varying degrees, resulting in the production of distillers grains. Syrup might be reapplied to the corn mash prior to drying, providing nutrients if the distillers grains are to be used as animal feed. Under certain circumstances, the syrup is independently marketed a by-product. Distillers grains, the principal by-product of the ethanol production process, are principally used as high-protein, high-energy animal fodder and feed supplements marketed to the dairy, beef and poultry industries. Distillers grains have alternative uses as burning fuel, fertilizer and weed inhibitors.

        Dry mill ethanol processing potentially creates three forms of distillers grains, depending on the number of times the solids are passed through the dryer system: Wet Distillers Grains ("WDG"), Modified Wet Distillers Grains ("MWDG") and Dried Distillers Grains ("DDG"). WDG is processed corn mash that contains approximately 65% to 70% moisture. WDG have a shelf life of approximately three days and can be sold only to dairies or feedlots within the immediate vicinity of an ethanol plant. MWDG, which have been dried further to approximately 50% to 55% moisture, have a slightly longer shelf life of approximately three weeks and are marketed to regional dairies and feedlots. DDG, which have been dried more extensively to approximately 10% to 12% moisture, have an almost indefinite shelf life and may be stored, sold and shipped to any market regardless of its proximity to an ethanol plant. DDG are primarily marketed to domestic and international beef and poultry industries.

        Corn syrup is also a marketable by-product for use as an animal feed supplement. Corn syrup can also be used as a base for further refining and processing. In particular, corn oil can be extracted from the corn syrup for production of biodiesel and other biofuel products.

        The following flow chart illustrates the dry mill ethanol production process:

Thermal Oxidizer

        Ethanol plants such as GPRE's may produce odors in the production of ethanol and its primary by-product, distillers grains, which some people find unpleasant. GPRE employs thermal oxidizer emissions systems to reduce any unpleasant odors caused by the ethanol and distillers grains manufacturing process.

Corn Feedstock Supply

        GPRE's plants use corn as feedstock in the dry mill process. GPRE anticipates that each of its plants will process approximately 20 million bushels of corn per year, or 54,700 bushels per day. Each bushel of corn produces approximately 2.8 gallons of ethanol and 16.7 pounds of DDG. The corn supply will be obtained primarily from local markets. Each of GPRE's ethanol facilities is located near abundant and historically low-cost corn supplies. GPRE believes this will enable it to purchase the majority, if not all, of its corn directly from local farmers, who will deliver the corn directly to GPRE's plants by truck. However, each of GPRE's plants is also situated on rail lines that GPRE can use to receive corn from other regions of the country if the local corn supplies are insufficient.

        The price and availability of corn are subject to significant fluctuations depending upon a number of factors that affect commodity prices in general, including crop conditions, weather, governmental programs and foreign purchases. Because the market price of ethanol is not related to corn prices, ethanol producers are generally not able to compensate for increases in the cost of corn feedstock through adjustments in prices charged for their ethanol. GPRE therefore anticipates that its plants' profitability will be negatively impacted during periods of high corn prices.

        GPRE acquired the Essex Elevator in September 2007 to receive and store corn in support of its Shenandoah ethanol production. Additionally, GPRE's merger with Great Lakes closed April 3, 2008 and augments the feedstock procurement at the Superior plant. GPRE believes the integration of elevators and grain businesses into GPRE's operations helps secure its supply of corn at lower prices.

        GPRE anticipates developing relationships with local farmers, grain elevators and/or cooperatives to complement its grain origination programs. Most farmers in the areas where GPRE's plants are located have their own dry storage facilities, which GPRE anticipates will allow it to purchase much of the corn needed to supply the plants directly from farmers throughout the year. GPRE became licensed as an Iowa Grain Dealer in the fall of 2006, which allows it to contract to purchase Iowa grains and applied for a license as an Iowa Grain Dealer for GP Grain on March 26, 2008. GPRE purchases and sells futures contracts and options as a hedge against rising corn prices. GPRE also utilizes cash and forward fixed-price contracts with grain producers and elevators for the actual delivery of corn to its plants.

Ethanol Markets

        Ethanol has important applications as a gasoline additive and alternative. Ethanol is a primary fuel that can be used in blended gasoline in quantities as high as 85% (E85) per gallon in flexible fuel vehicles. However, ethanol can also be used as a high quality octane enhancer and as an oxygenate capable of reducing air pollution and improving automobile performance. Historically, the ethanol industry has been heavily dependent on economic incentives. However, the need for such incentives may diminish as the acceptance of ethanol as a primary fuel and as a fuel additive continues to increase.

        Ethanol has replaced methyl tert-butyl ether ("MTBE") as the most popular oxygenate used in domestic gasoline markets. In the U.S., ethanol is typically blended with gasoline at a rate of 10%. Most American automobiles can operate on 10% blends without difficulty. Late model cars can often run on significantly higher percentage blends. As a gasoline oxygenate, the national ethanol market generally tracks the national gasoline market. Ethanol use is concentrated in suburban or metropolitan areas where gasoline use is highest. Ethanol blenders are typically located near large urban markets. Ethanol blenders are generally engaged in the wholesale distribution of gasoline and other refined petroleum products. Flexible-fuel vehicles are becoming more common. We believe that use of high-blend E85 gasoline will continue to grow in the future. At present, E85 pumps are not widely dispersed and flexible-fuel models are limited. However, as consumer acceptance increase, we expect this to have a profound impact on national ethanol markets.

        RPMG currently markets the ethanol it purchases from GPRE on a local, regional and national basis. Local markets are, of course, the easiest to service because of their close proximity. However, the majority of GPRE's ethanol is sold to regional and national markets. These markets are serviced by rail. Each of GPRE's plants is designed with unit-train load out capabilities and access to railroad mainlines. A spur of Burlington Northern Santa Fe ("BNSF") railroad rail lines runs adjacent to GPRE Shenandoah plant, which allows GPRE to move and store rail cars at the site. The Superior plant lies adjacent to the rail lines of the Union Pacific ("UP") railroad. At the Superior site, GPRE built a large set of loop tracks, which will enable GPRE to load unit trains of both ethanol and DDGS. These rail lines will allow GPRE to sell its products to various regional markets as well as markets throughout the U.S.

        The Shenandoah and Superior ethanol plants are strategically located for distribution to the national ethanol market. As an ethanol producer west of the Mississippi, GPRE believes the Western markets will become its largest and best markets, because it will be less expensive to transport GPRE's products to these markets than to the Eastern markets. However, GPRE intends to market its ethanol to the best available market at any given time.

        Regional pricing for ethanol tends to follow national pricing adjusted for the freight differential. RPMG enters into agreements to sell GPRE's ethanol in various local, regional and national markets depending on relative pricing, net of freight, in each market.

Federal Ethanol Programs

        Ethanol was favorably affected by the 1990 amendments to the Clean Air Act. In particular, the Federal Oxygen Program, which became effective on November 1, 1992, and the Reformulated Gasoline Program, which became effective January 1, 1995, have had a profound impact on the industry. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. The Reformulated Gasoline Program requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone.

        The use of ethanol as an oxygenate has been aided by federal tax policy. The Energy Tax Act of 1978 exempted ethanol blended gasoline from the federal gas tax as a means of stimulating the development of a domestic ethanol industry and mitigating the country's dependence on foreign oil. The American Jobs Creation Act of 2004 created the VEETC, which was established to replace the partial tax exemption ethanol-blended fuel received from the federal excise tax on gasoline. Under VEETC, the tax incentive was shifted from a partial exemption from the federal excise tax to a tax credit based on the volume of ethanol blended with gasoline. Referred to as the "blender's credit," VEETC provides companies with a tax credit to blend ethanol with gasoline, totaling $0.51 per gallon of pure ethanol, or approximately 5 cents per gallon for E10 and $0.43 per gallon on E85. VEETC provides the tax incentive through December 31, 2010.

        The Energy Policy Act of 2005 essentially eliminated the use of MTBE as an oxygenate. The bill mandated that at least 7.5 billion gallons of ethanol were to be used annually within the United States by the year 2012. It also gave "small ethanol producers" producing less than 60 million gallons of ethanol per year a 10 cent per gallon federal tax credit on the first 15 million gallons produced on an annual basis.

        On December 19, 2007, the 2007 Act was enacted, which established new levels of renewable fuel mandates, including two different categories of renewable fuels: conventional biofuel and advanced biofuel. Corn-based ethanol is considered conventional biofuel which will be subject to the RFS of at least 9.0 billion gallons per year in 2008, increasing to at least 15.0 billion gallons per year by 2015. Advanced biofuel includes ethanol derived from cellulose, hemicellulose or other non-corn starch sources; biodiesel; and other fuels derived from non-corn starch sources. Advanced biofuel RFS levels are set to reach at least 21.0 billion gallons per year, resulting in a total RFS from conventional and advanced biofuels of at least 36.0 billion gallons per year by 2022. In an April 25, 2008 letter to the EPA, Gov. Rick Perry of Texas has asked the EPA to halve the nationwide RFS mandate for the production of ethanol derived from grain, citing adverse economic impact due to higher corn prices in Texas. The EPA denied this waiver request in early August, 2008. The RFS mandate for 2008 is the equivalent of 9 billion gallons.

        The Energy Policy Act of 2005 established the RFS program, and volume levels were increased in the 2007 Act. The 2005 energy law also included provisions enabling the EPA Administrator to grant a full or partial waiver if implementation of the RFS would severely harm the economy or environment of a state, region, or the entire country.

        Beginning with the Energy Policy Act of 2005, energy independence has been a priority for federal lawmakers. Record petroleum prices, coupled with continued trouble in the Middle East, has led to policies, incentives and subsidies intended to reduce oil imports and create domestic capacity for producing alternatives to foreign oil.

        To encourage growth in domestic production, federal policy has insulated the domestic ethanol industry from foreign competition, particularly from competition from Brazilian sugarcane ethanol. There is a $0.54 duty on all imported ethanol. Legislative proposals have been introduced to eliminate the duty, citing as justification recent increases in food prices and the importance of Latin American agricultural development. However, as long as the duty remains in place, ethanol imports are not likely to depress domestic market prices.

        Changes in CAFE standards have also benefited the ethanol industry by encouraging use of E85 fuel products. CAFE provides an effective 54% efficiency bonus to flexible-fuel vehicles running on E85. This variance encourages auto manufacturers to build more flexible-fuel models, particularly in trucks and sport utility vehicles that are otherwise unlikely to meet CAFE standards.

        Recent Farm Bill policies also help promote ethanol. The Food, Conservation and Energy Act of 2008 (also known as the "Farm Bill"), provides loans, loan guarantees and grants for the research and development of ethanol and other biofuel industries.

Transportation and Delivery

        GPRE plants will have the facilities to receive grain by truck and rail and to load ethanol and distiller's grains onto trucks and rail cars. GPRE's Shenandoah plant lies adjacent to BNSF lines. In January 2006, GPRE entered into an Allowance Contract with BNSF to renovate and add additional track. Under the allowance agreement, GPRE paid $3.5 million for track renovation and construction. The renovation and construction work was done by BNSF on approximately 20 miles of track on a BNSF spur line running from Red Oak, Iowa to Shenandoah, Iowa. GPRE is entitled to receive transportation cost reduction payments from BNSF to reimburse GPRE for this expenditure. GPRE will receive rebates for each car that is placed on the track, but only to the extent that its usage of the line exceeds certain annual volume thresholds.

        The allowance agreement is for a term expiring in September 2015. GPRE is responsible for complying with all laws, regulations, ordinances, orders, covenants, restrictions, and decisions of any court of competent jurisdiction in connection with its use of the rail lines and the related renovation and construction work. GPRE's use of the lines is at its sole risk and expense, and GPRE is required to maintain, or cause to be maintained, the lines and all facilities and equipment, if any, in a safe and satisfactory condition, in compliance with all applicable laws and in a condition satisfactory to BNSF. For safety purposes, BNSF may require that GPRE, at its sole cost and expense, provide flagmen, lights, traffic control devices, automatic warning devices, or any such safety measures that BNSF deems appropriate in connection with GPRE's use of this property and GPRE is required to reimburse BNSF for the costs of such items. GPRE also agreed to release, indemnify, defend, and hold BNSF harmless from and against all claims, liabilities, fines, penalties, costs, damages, and other expenses arising out of or related to GPRE's renovation, construction and use of the lines.

        The Superior plant lies adjacent to UP rail lines. GPRE built an extensive loop track at the site to store railroad cars, providing the ability to receive feedstock and transport ethanol and distillers grains to markets throughout the county.

Utilities

        The production of ethanol requires significant amounts of electricity and natural gas. Water supply and water quality are also important considerations.

Natural Gas

        Ethanol plants produce process steam from their own boiler systems and dry the distillers grains by-product via a direct gas-fired dryer. Depending on certain production parameters, we believe our plants will each use approximately 5,500 to 6,000 deca-therms of natural gas per day. The price of natural gas is volatile; therefore we use hedging strategies to mitigate increases in gas prices. GPRE has hired U.S. Energy Services, Inc. to assist it in procuring and hedging natural gas.

        MidAmerican Energy has constructed a natural gas pipeline to the Shenandoah plant. However, GPRE is not committed to purchase natural gas from MidAmerican. GPRE expects to purchase natural gas from the best possible source at any given time and simply pay a tariff fee to MidAmerican for transporting the gas through their pipeline.

        At the Superior plant, GPRE has entered into a similar agreement with Northern Natural Gas Company ("NNG"), who built a 1.9-mile lateral pipeline connected to its interstate natural gas pipeline. GPRE has committed to a firm amount of capacity in the pipeline. GPRE will then be able to purchase natural gas from the best source possible at any given time, and then transport the gas from the point of origin to the plant. GPRE will pay a tariff to NNG for the use of their pipeline.

Electricity

        The GPRE plants will each require approximately 30 million kilowatts hours of electricity per year. GPRE has entered into agreements with MidAmerican Energy concerning the purchase of electricity for the Shenandoah plant at rates that are fixed for five years. In Superior, GPRE has entered into agreements with Iowa Lakes Electrical Cooperative ("ILEC") and Cornbelt Cooperative ("CBC") to supply electricity to that plant. ILEC and CBC built a substation at the plant and a switch to provide electricity to the facility.

Water

        Each of GPRE's plants will require a significant supply of water. The water requirements for each of GPRE's plants range from approximately 400 to 800 gallons per minute, or up to approximately 1.2 million gallons per day. Much of the water used in an ethanol plant is recycled back into the process. The plants require boiler makeup water and cooling tower water. Boiler makeup water is treated on-site to minimize all elements that would harm the boiler. Recycled water cannot be used for this process. Cooling tower water is deemed non-contact water (it does not come in contact with the mash) and, therefore, can be regenerated back into the cooling tower process. GPRE is using "grey water" at the Shenandoah plant for the cooling tower that the City of Shenandoah has agreed to provide GPRE for its cost of pumping the water from their treatment plant to GPRE's site. It is anticipated that this water will comprise about two thirds of the water that GPRE will use at the plant. GPRE also purchase the potable water that is needed for the distillation process itself (water that comes into contact with the mash) from the City of Shenandoah.

        At the Superior site, two onsite wells are expected to provide an adequate supply of water to operate the plant. The Superior plant operates a filtration system to purify the non-contact cooling water and other non-process waste water, which is discharged approximately six miles northwest of the facility at the Des Moines River. The water use permit, discharge permit and other related environmental permits have been granted.

GPRE's Primary Competition

        According to Ethanol Producer magazine, there are currently 30 operational ethanol plants in Iowa, including one operational plant that has ceased production. An additional nine ethanol plants are under construction. The plants are concentrated, for the most part, in the northern and central regions of the state where a majority of the corn is produced. GPRE will face significant competition for corn supply from other plants.

        GPRE will also be in direct competition with numerous other ethanol producers located throughout the United States, many of whom have much greater resources. According to information obtained from the Renewable Fuel Association, as of May 2008, there were 151 producing ethanol plants/companies within the United States, capable of producing 8.7 billion gallons of ethanol annually. As of that date, 51 new plants were under construction and seven of the currently operating plants were expanding their capacity. Once completed, the new plants under construction and in various stages of expansion will be able to produce an additional 4.9 billion gallons per year. As a result, GPRE believes that by the end of 2009, U.S. ethanol production capacity will be approximately 13.6 billion gallons on an annual basis. In addition, there are numerous other potential plants that may be constructed depending upon industry conditions and availability of capital. Therefore, GPRE expects that its plants will compete with many other ethanol producers and GPRE anticipates that such competition will be intense.

        The development of additional ethanol plants will cause increased competition for the supply of corn feedstock. Increased demand for corn, particularly in areas near GPRE's plants, may cause higher prices for the corn GPRE consumes in its ethanol production. Although corn prices in areas near GPRE's plants have historically been lower than in other regions where ethanol is produced, additional competition in the immediate vicinity of GPRE's plants may cause local prices to increase to levels that reduce its ability to compete with other ethanol producers. The largest ethanol producers in the U.S. include Archer Daniels Midland, Aventine Renewable Energy Holdings, Inc., POET, and VeraSun Energy Corporation. In addition, there are several regional entities recently formed, or in the process of formation, of a similar size and with similar resources to GPRE's.

        GPRE also faces competition from foreign producers of ethanol and such competition may increase significantly in the future. Large international companies with much greater resources than GPRE have developed, or are developing, increased foreign ethanol production capacities. In 2006, the U.S. surpassed Brazil in the production of ethanol and became the world's largest ethanol producer. Brazil is the world's second largest ethanol producer. Brazil makes ethanol primarily from sugarcane for significantly less than what it costs to make ethanol from corn. This is due primarily to the fact that sugarcane does not need to go through the extensive cooking process to convert the feedstock to sugar. Although the U.S. has placed a tariff on imported ethanol, Brazil still markets significant amounts of ethanol in the U.S.

Competition from Alternative Feedstocks and Fuel Products

        Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development by ethanol and oil companies. New products or methods of ethanol production developed could provide competitors with advantages and harm GPRE's business.

        Ethanol production technologies continue to change. Advances and changes in the technology of ethanol production are expected to occur primarily in the area of ethanol made from cellulose obtained from other sources of biomass such as switchgrass or fast growing poplar trees. If significant advances were made in the area of cellulosic ethanol production, such advances could make the current ethanol production technology that GPRE uses at its plants less desirable or even obsolete. GPRE's plants are designed as single-feedstock facilities. There is limited ability to adapt the plants to a different feedstock or process system without substantial reinvestment and retooling. Additionally, GPRE's plants are strategically located in high-yield, low-cost corn production areas. At present, there is limited supply of alternative feed stocks near GPRE's facilities.

Environmental Permits, Compliance Costs and Nuisance

        Environmental advocacy and natural resources defense groups across the nation are actively opposing certain ethanol plant projects due to concerns about air quality, water quality, and water or energy use. The permitting, regulatory, rule-making and legislative processes are highly susceptible to pressure from ethanol opponents. Additionally, active opposition often results in prolonged litigation. As the controversy surrounding ethanol plant development grows, the permitting process is anticipated to become more difficult.

        GPRE will also be subject to ongoing oversight activities by other local, state and federal agencies, including the EPA. Environmental, regulatory and land use requirements are subject to change and revision. Existing and pending permits may require alteration or amendment to comply with changes in policy. Changes in policy, precedent, legislation or regulatory environment might result in additional costs and delays.

        GPRE does not expect that compliance with current applicable federal, state and local environmental regulations will have a material impact on GPRE's capital expenditures, earnings or competitive position. However, changes or amendments to existing rules or regulations, or the adoption of new environmental rules or regulations, may result in additional capital expenditures or materially affect GPRE's operations.

        GPRE may be subject to the regulations on emissions by the EPA. GPRE could also be subject to environmental or nuisance claims from adjacent property owners or residents in the area arising from odors or other air or water discharges from the plants. To minimize the risk of such claims, GPRE intends to employ a thermal oxidizer at each site.

Ethanol Plant Properties

        GPRE currently owns approximately 108 acres of land and a 55 mmgy ethanol plant near Shenandoah, Iowa. GPRE owns approximately 264 acres of land on which it constructed the Superior plant. GPRE also owns options on other potential ethanol plant sites in Iowa and Minnesota; however, GPRE may choose to allow some or all options it currently owns to expire.

Employees

        As of May 31, 2008, GPRE had 180 full-time, 16 part-time and/or seasonal employees. GPRE has hired management and operating personnel for the Superior plant. GPRE's merger with Great Lakes resulted in the addition of approximately 100 employees. GPRE ethanol plants and the GP Grain grain facilities are in rural areas with low unemployment. There is no assurance that GPRE will be successful in attracting and retaining qualified personnel at a reasonable cost.

        GPRE has and intends to continue to enter into written confidentiality and assignment agreements with its officers and employees. Among other things, these agreements require such officers and employees to keep strictly confidential all proprietary information developed or used by GPRE in the course of its business.

Merger and Acquisition Activities

Merger with Great Lakes Cooperative

        In August 2007, GPRE entered into an agreement and plan of merger with Great Lakes, a full-service cooperative with approximately $146 million in fiscal 2007 revenues that specializes in grain, agronomy, feed and petroleum products in northwestern Iowa and southwestern Minnesota. Great Lakes has locations in Everly, Greenville, Gruver, Langdon, Milford, Spencer and Superior, Iowa. The Great Lakes merger accommodates GPRE's vertical-integration strategy. Great Lakes has grain storage capacity of approximately 14.7 million bushels, much of which will be used to support GPRE's Superior ethanol plant operations. GPRE believes that incorporating Great Lakes into GPRE's ethanol operations increases efficiencies and reduces commodity price and supply risks. The merger transaction, which was approved by Great Lakes voting members in February 2008, closed in early April 2008.

        Upon closing the merger with Great Lakes on April 3, 2008, GP Grain assumed Great Lakes' assets and liabilities, with the exception of certain investments in regional cooperatives that were excluded from the merger. To facilitate the merger and finance working capital requirements, GPRE and GP Grain have executed loan agreements with a group of lenders totaling approximately $56.8 million.

Other Merger Activities

        GPRE intends to continue to actively exploring possible merger and acquisition opportunities, including those involving other ethanol producers and developers, other renewable fuels related technologies, and grain and fuel logistics facilities. GPRE believes that its vertical-integration model offers strategic advantages over participants operating in only one facet of the industry, such as production, and GPRE continues to seek opportunities to incorporate ethanol value chain firms into its operations.

GPRE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

        The following discussion and analysis provides information which GPRE's management believes is relevant to an assessment and understanding of its consolidated financial condition and results of operations. This discussion should be read in conjunction with the consolidated financial statements and accompanying notes, and the risk factors, contained herein.

Overview

        GPRE was formed to construct and operate dry mill, fuel grade ethanol plants. To add shareholder value, GPRE is seeking to expand its business operations beyond ethanol production to integrate strategic agribusiness and ethanol production services. GPRE's goal is become a vertically-integrated, low-cost producer of ethanol.

        To execute GPRE's business plan, it raised approximately $95.0 million in equity capital since its formation in 2004. In addition, GPRE entered into loan arrangements whereby participating lenders agreed to lend GPRE up to $97.0 million for construction costs and working capital to build and operate two ethanol production facilities. Construction of GPRE's first ethanol plant, located in Shenandoah, Iowa, began in April 2006, and operations commenced at the plant in August 2007. Construction began in August 2006 on a second plant, similar to the Shenandoah facility, located in Superior, Iowa. The Superior plant began start-up operations, which includes grinding corn and initiation of fermentation, in early July 2008. GPRE may decide to expand production at its Shenandoah and/or Superior plants as these plants have been designed for ease of future expansion, build at other sites or acquire other companies involved in ethanol production.

        Both of the above-mentioned ethanol production facilities have expected production capacity of 55 million gallons per year per plant. The Shenandoah plant was built by Fagen and ICM was used as the process technology provider. The Superior plant was built by Agra and Delta-T was used as the process technology provider. At capacity, each plant is expected to, on an annual basis, consume approximately 20 million bushels of corn and produce approximately 55 million gallons of fuel-grade, undenatured ethanol, and approximately 175,000 tons of by-product known as distillers grains. GPRE sells all of its ethanol and the majority of its distillers grains to third-party brokers pursuant to contracts with these brokers. These third-party brokers are responsible for subsequent sales, marketing, and shipping of the ethanol and distillers grains. GPRE has contracted with RPMG, an independent broker, to sell the ethanol produced at the facilities. On May 20, 2008, GPRE provided notice to RPMG that GPRE intends to terminate its ethanol marketing contract with respect to the Shenandoah plant, effective September 30, 2008. GPRE intends to self-market its ethanol produced at the Shenandoah plant thereafter. The majority of the distillers grains produced at the plants are marketed pursuant to a contract with CHS Inc. GPRE intends to scrub and vent the carbon dioxide produced at the plants because GPRE does not believe there is enough of a market for carbon dioxide to make it feasible to install the necessary capturing facilities.

        GPRE's operations are highly dependent on commodity prices, especially prices for corn, ethanol, distillers grains and natural gas. As a result of price volatility for these commodities, GPRE's operating results may fluctuate substantially. The price and availability of corn are subject to significant fluctuations depending upon a number of factors that affect commodity prices in general, including crop conditions, weather, governmental programs and foreign purchases. GPRE may experience increasing costs for corn and natural gas and decreasing prices for ethanol and distillers grains which could significantly impact GPRE's operating results. Because the market price of ethanol is not directly related to corn prices, ethanol producers are generally not able to compensate for increases in the cost of corn feedstock through adjustments in prices charged for ethanol. Based on recent forward prices of corn and ethanol, it is possible that in the future GPRE may be operating its plants at low to negative operating margins. Increases in corn prices or decreases in ethanol prices may result in it being unprofitable to operate GPRE's plants.

        The price of corn has been increasing dramatically since the end of fiscal 2007. The average Chicago Board of Trade ("CBOT") near-month corn price during fiscal 2007 was $3.68 per bushel. Since the end of fiscal 2007, the CBOT near-month corn price has risen to above $7.00 per bushel. GPRE believes the increase in corn prices is primarily due to export demand, speculation, ethanol demand and current production concerns. Higher corn prices will negatively affect GPRE's costs of production. However, GPRE also believes that higher corn prices may, depending on the prices of alternative crops, encourage farmers to plant more acres of corn in the coming years and possibly divert land in the Conservation Reserve Program to corn production. GPRE believes an increase in land devoted to corn production could reduce the price of corn to some extent in the future. However, forecasted acres devoted to corn production in the U.S. in 2008 currently are predicted to be approximately 10% lower than in 2007 because of weather and market conditions.

        Historically, ethanol prices have tended to track the wholesale price of gasoline. Ethanol prices can vary from state to state at any given time. For the past two years, the average U.S. ethanol price, based on the Oil Price Information Service ("Opis") Spot Ethanol Assessment, was $2.27 per gallon. For the same time period, the average U.S. gasoline price, based on New York Mercantile Exchange ("NYMEX") reformulated blendstock for oxygen blending ("RBOB") contracts, was $2.04 per gallon. During the first six months of fiscal 2008, the average U.S. ethanol price was $2.37 per gallon. For the same time period, U.S. gasoline prices have averaged $2.66 per gallon, or approximately $0.29 per gallon above ethanol prices. GPRE believes this is due to constraints in the ethanol blending and distribution infrastructure that has resulted from significant increases in ethanol supply in recent years. GPRE also believes additional ethanol supply expected to come on-line in the near future may further reduce wholesale ethanol prices compared to gasoline.

        Federal policy has a significant impact on ethanol market demand. Ethanol blenders benefit from incentives that encourage usage and a tariff on imported ethanol supports the domestic industry. Additionally, the RFS mandates increased level of usage of both corn-based and cellulosic ethanol. The RFS policies was challenged in a proceeding at the EPA by the State of Texas. The State of Texas sought a waiver of 50% of the RFS mandate because of the economic impact of high corn prices. The EPA denied this request in early August, 2008. Any adverse ruling in the future on any other RFS waiver request could have an adverse impact on short-term ethanol prices.

        GPRE believes the ethanol industry will continue to expand due to these federal mandates and policies. However, GPRE expects the rate of industry expansion to slow significantly because of the amount of ethanol production added during the past two years or to be added by plants currently under construction. This additional supply, coupled with significantly higher corn costs and relatively low ethanol prices, has resulted in reduced availability of capital for ethanol plant construction or expansion.

        GPRE believes that any reversal in federal policy could have a profound impact on the ethanol industry. In recent months, a political debate has developed related to the alleged adverse impact that increased ethanol production has had on food prices. The high-profile debate focuses on conflicting economic theories explaining increased commodity prices and consumer costs. Political candidates and elected officials have responded with proposals to reduce, limit or eliminate the RFS mandate, blender's credit and tariff on imported ethanol. While at present no policy change appears imminent, GPRE believes that the debates have created uncertainty and increased the ethanol industry's exposure to political risk.

        GPRE expects federal policy changes to have a significant impact on ethanol market demand. Additionally, GPRE expects a significant increase in supply because of the amount of ethanol production added during the past two years or to be added by plants currently under construction. This additional supply, coupled with significantly higher corn costs and relatively low ethanol prices, has resulted in reduced availability of capital for ethanol plant construction or expansion.

        Companies involved in the production of ethanol are merging to increase efficiency and capture economies of scale. GPRE has adopted a vertical-integration strategy and business model. In recent years, many ethanol companies have focused primarily on ethanol refining and production. The overall ethanol value chain, however, consists of multiple steps involving agribusinesses, such as grain elevators, agronomy services, distributors of distillers grains, and downstream operations such as ethanol marketers and fuel blenders. By concurrently engaging in multiple steps in the ethanol value chain, GPRE believes it can increase efficiency and better manage commodity price and supply risks. Vertical integration has often been an effective strategy for reducing risk and increasing profits in other commodity-driven businesses. The September 2007 acquisition of Essex Elevator, Inc. and the April 2008 merger of Great Lakes into GPRE's operations are significant steps toward vertical integration. GPRE believes these additions complement its Shenandoah and Superior ethanol production operations. Also, these additions may allow GPRE to realize economies of scale and benefit from diversification. With the acquisition of Great Lakes in April 2008, GPRE's chief operating decision makers began to review its operations within two separate operating segments. These segments are (i) ethanol production, distribution and marketing (which GPRE collectively refers to as "Ethanol Operations") and (ii) grain warehousing and marketing, as well as supplier of seed, feed, fertilizer, chemicals and petroleum products (which GPRE collectively refers to as "Agribusiness").

Shenandoah Plant

        Operations commenced at the Shenandoah plant in August 2007. Nearly all of the employees needed to operate the plant began working for GPRE by June 2007. Plant employees completed several weeks of safety and plant operational training prior to commencement of operations at the Shenandoah plant. The training activities included experience at a fully operational ethanol plant under the direction of ICM's training staff. ICM and Fagen assisted GPRE during initial plant operation to ensure that GPRE's employees are properly trained to safely and efficiently operate the Shenandoah plant. In September 2007, the Shenandoah plant completed the performance test of the Fagen contract by completing seven days of continuous operation at or exceeding certain identified performance criteria, including production at name-plate capacity levels. Total cost of constructing the Shenandoah plant, including costs of land and improvements and excluding amounts for working capital, approximated $76.8 million.

Superior Plant

        In the first quarter of fiscal 2008, GPRE hired most of the employees needed to manage and operate the Superior plant, which is expected to be 39 people. GPRE recently completed commissioning of equipment and testing process systems, as well as training staff involved in the direct operation of the plant. The Superior plant began start-up operations, which includes grinding corn and initiation of fermentation, in early July 2008.

        The following table describes GPRE's projected cost of the Superior facility. However, the actual cost is subject to various contingencies, such as contractor change orders and the cost of debt financing.

Therefore, the following figures are intended to be estimates only and the actual cost of the facilities may vary from the descriptions given below depending on these contingencies:

Estimated cost of facilities:
Plant construction	$81,361,000
Site costs	4,720,000
Railroad costs	6,342,000
Fire protection / water supply costs	3,517,000
Rolling stock costs	350,000
Capitalized interest	1,200,000

Total	$97,490,000

        Amounts in the above table are only estimates. In addition, GPRE estimates that pre-production period and working capital costs may approximate up to an additional $10 million. Actual expenditures could be higher or lower due to a variety of factors, including those described in Risk Factors in this proxy statement/prospectus. With the commencement of operations, cost figures should be finalized in the third quarter of fiscal 2008.

Merger and Acquisition Activities

        In September 2007, GPRE purchased Essex Elevator, Inc. for $0.3 million in cash and the assumption of approximately $1.2 million in liabilities. The elevator is located approximately five miles to the northeast of the Shenandoah plant on the same rail line we use to transport products from our plant. GPRE believes that owning additional grain storage located near the Shenandoah plant allows it greater flexibility in the procurement of corn and expands our corn purchasing opportunities, which should reduce its commodity price and supply risks.

        On April 3, 2008, GPRE closed on its merger with Great Lakes, a full-service cooperative with approximately $146 million in fiscal 2007 revenues that specializes in grain, agronomy, feed and petroleum products in northwestern Iowa and southwestern Minnesota. Great Lakes has grain storage capacity of approximately 14.7 million bushels, much of which will be used to support our Superior ethanol plant operations. GPRE believes that incorporating Great Lakes into its ethanol operations increases efficiencies and reduces commodity price and supply risks.

        GPRE intends to continue exploring exploring other possible opportunities, including opportunities of mergers and acquisitions involving other ethanol producers and developers, other renewable fuels-related technologies, and grain and fuel logistics facilities. GPRE believes that its vertical-integration model offers strategic advantages over participants operating in only one facet of the industry, such as production, and GPRE continues to seek opportunities to incorporate ethanol value chain firms into its operations. Given the current trend toward consolidation in the industry, GPRE believes that it can become a consolidator of ethanol value chain assets.

Critical Accounting Policies and Estimates

        This disclosure is based upon GPRE's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). The preparation of these financial statements requires that GPRE make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. GPRE bases its estimates on historical experience and other assumptions that GPRE believes are proper and reasonable under the circumstances. GPRE continually evaluates the appropriateness of estimates and assumptions used in the preparation of its consolidated financial statements. Actual results could differ materially from those estimates. The following key accounting policies are impacted significantly by judgments, assumptions and estimates used in the preparation of the consolidated financial statements.

Revenue recognition

        GPRE recognizes revenue when all of the following criteria are satisfied: persuasive evidence of an arrangement exists; risk of loss and title transfer to the customer; the price is fixed and determinable; and collectability is reasonably assured.

        GPRE sells all of its ethanol and the majority of its distillers grains to third-party brokers, who are GPRE's customers for purposes of revenue recognition, pursuant to contracts with these brokers. These third-party brokers are responsible for subsequent sales, marketing, and shipping of the ethanol and distillers grains. Accordingly, once the ethanol or distillers grains are loaded into rail cars and bills of lading are generated, the criteria for revenue recognition are considered to be satisfied and sales are recorded. As part of GPRE's contracts with these third-party brokers, shipping costs incurred by them reduce the sales price they pay GPRE. Under GPRE's contract with CHS, Inc., certain shipping costs for dried distillers grains are incurred directly by GPRE, which are reflected in cost of goods sold. For the small number of distillers grains products sold to local farmers, bills of lading are generated and signed by the driver for outgoing shipments, at which time sales are recorded.

        Sales of agricultural commodities, fertilizers and other similar products are recognized when title to the product and risk of loss transfer to the customer, which is dependent on the agreed upon sales terms with the customer. These sales terms provide for passage of title either at the time shipment is made or at the time the commodity has been delivered to its destination and final weights, grades and settlement prices have been agreed upon with the customer. Shipping and handling costs are included as a component of cost of goods sold. Revenues from grain storage are recognized as services are rendered. Revenues related to grain merchandising are presented gross.

Property and equipment

        Property and equipment are stated at cost less accumulated depreciation. Depreciation on GPRE's ethanol production facilities, grain storage facilities, railroad track, computer equipment and software, office furniture and equipment, vehicles, and other fixed assets has been provided on the straight-line method over the estimated useful lives of the assets, which currently range from 3-40 years.

        Land and permanent land improvements are capitalized at cost. Non-permanent land improvements, construction in progress, and interest incurred during construction are capitalized and depreciated upon the commencement of operations of the property. The determination for permanent land improvements and non-permanent land improvements is based upon a review of the work performed and if the preparation activities would be destroyed by putting the property to a different use, the costs are not considered inextricably associated with the land and are depreciable. This determination will have an impact on future results because permanent land improvements are not depreciated whereas non-permanent improvements will be depreciated.

        GPRE periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. GPRE uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Impairment of Long-lived Assets

        GPRE's long-lived assets consist of property and equipment, recoverable rail line costs and acquired intangible assets. GPRE reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Significant management judgment is required in determining the fair value of our long-lived assets to measure impairment, including projections of future cash flows.

Share-based Compensation

        GPRE accounts for share-based compensation transactions using a fair-value-based method, which requires GPRE to record noncash compensation costs related to payment for employee services by an equity award, such as stock options, in GPRE's consolidated financial statements over the requisite service period. GPRE's outstanding stock options are subject only to time-based vesting provisions and include exercise prices that are equal to the fair market value of GPRE's common stock at the time of grant. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using assumptions pertaining to expected life, interest rate, volatility and dividend yield. Expected volatilities are based on historical volatility of GPRE's common stock. The expected life of options granted represents an estimate of the period of time that options are expected to be outstanding, which is shorter than the term of the option. In addition, GPRE is required to calculate estimated forfeiture rates on an ongoing basis that impact the amount of share-based compensation costs GPRE records. If the estimates GPRE uses to calculate the fair value for employee stock options differ from actual results, or actual forfeitures differ from estimated forfeitures, GPRE may be required to record gains or losses that could be material.

Derivative Financial Instruments

        GPRE follows SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," in accounting for its risk management activities. Under SFAS No. 133, derivatives such as exchange-traded futures contracts are recognized on the balance sheet at fair value. Until operations commenced, all realized and unrealized gains and losses on derivative financial instruments were recorded in the statement of operations in other income. Upon the commencement of operations, all realized gains and losses on derivative financial instruments are considered a component of cost of goods sold. Unrealized gains and losses on derivative financial instruments found to be highly effective hedges for underlying commodity purchases and sales may be designated as cash flow hedges and recorded in other comprehensive income, net of tax. For ineffective hedges, unrealized gains and losses will be considered a component of cost of goods sold. Gains and losses on derivatives not recorded in other comprehensive income may have a material impact on operating results due to market volatility.

Accounting for Income Taxes

        Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in operations in the period that includes the enactment date. A valuation allowance is recorded if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. GPRE's management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. GPRE management's evaluation of the realizability of deferred tax assets must consider positive and negative evidence, and the weight given to the potential effects of such positive and negative evidence is based on the extent to which it can be objectively verified.

Off-Balance Sheet Arrangements

        GPRE does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on GPRE's consolidated financial condition, results of operations or liquidity.

Recent Accounting Pronouncements

        In March 2008, the Financial Accounting Standards Board issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities." The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. SFAS No. 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity's liquidity by requiring disclosure of derivative features that are credit risk related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. GPRE is currently evaluating the impact that this statement will have on GPRE's consolidated financial statements.

Results of Operations

Years Ended November 30, 2007, 2006 and 2005

        Total revenues during fiscal 2007 were $24.2 million. GPRE had no revenues from operations from its inception in June 2004 until August 2007. Cost of goods sold during fiscal 2007 was $23.0 million, resulting in a $1.2 million gross profit. GPRE sold 11.0 million gallons of ethanol during fiscal 2007, entirely in the fourth quarter, at an average net price of $1.64. GPRE's average corn cost was $3.56 per bushel. In addition, GPRE recognized $4.3 million from sales of distillers grains and $1.8 million in revenues from grain merchandising and storage.

        Operating expenses were $8.9 million, $2.2 million and $0.7 million during fiscal 2007, 2006 and 2005, respectively. GPRE's operating expenses are primarily general and administrative expenses for employee salaries, incentives and benefits; stock-based compensation expenses; office expenses; board fees; and professional fees for accounting, legal, consulting, and investor relations activities; as well as depreciation and amortization costs. The increase in operating expenses during fiscal 2007 as compared to fiscal 2006 was partially due to an increase in employee salaries, incentives and benefits resulting from the increase in employees hired to operate the Shenandoah plant. At November 30, 2007, GPRE had 49 full-time, one part-time, and two temporary employees, including corporate personnel. Additionally, many of the new employees went through extensive training specifically related to ethanol plant operations during the period of time between their hire date and the commencement of plant operations. Depreciation and amortization costs during fiscal 2007 increased by $1.0 million as compared to fiscal 2006 and 2005. Another reason for the large increase in operating expenses during fiscal 2007 relates to stock-based compensation expenses. GPRE recorded $3.5 million in stock-based compensation expenses during fiscal 2007 with no such costs during fiscal 2006. A significant portion of these stock-based compensation expenses were board-related fees totaling $2.8 million resulting from share and options grants to board members under the Equity Incentive Plan.

        The increase in operating expenses during fiscal year 2006 as compared to fiscal 2005 was primarily due to a $456,000 increase in employee salaries and benefits related to increasing from no employees in 2005 to eight at the end of fiscal 2006, and a $886,000 increase in professional fees as GPRE utilized more consultants for accounting, legal and investor relations. During fiscal 2006, GPRE began paying board fees and increased site development activities to locate possible sites for other ethanol plants.

Prior to the commencement of the construction of GPRE's two plants, GPRE's expenses were primarily the result of its efforts to identify viable sites for ethanol plants. GPRE incurred feasibility costs, such as drilling test wells for water availability, plant layout, track design etc. GPRE has also incurred and paid consulting costs to help it develop other sites at which GPRE considered building additional plants.

        Interest income, primarily on the funds raised in GPRE's various common stock offerings, was $1.1 million, $1.8 million and $0.3 million during fiscal 2007, 2006 and 2005, respectively. Interest income declined in fiscal 2007 compared to fiscal 2006 as GPRE has used cash proceeds from its equity offerings to partially fund the construction of its plants. GPRE expects interest income to continue its decline as GPRE has used nearly all of the proceeds from its offerings to build the plants.

        Interest expense was $1.2 million during fiscal 2007, with no interest expense incurred during fiscal 2006 or 2005. Because of the availability of funds raised in GPRE's various common stock offerings, GPRE did not need to borrow funds to construct its ethanol plants or fund working capital until fiscal 2007.

        Net gains on derivative financial instruments were $1.2 million and $1.6 million during fiscal 2007 and 2006, respectively, including net gains since commencement of plant operations included in cost of goods sold of $0.9 million. GPRE utilizes derivatives, such as futures and options, to manage price risks for corn expected to be consumed in operations at both the Shenandoah and Superior plants. GPRE has also contracted for fixed-price, future physical delivery of corn with various producers. GPRE intends to continue, and may expand, the use of various derivatives and forward contracts to manage price and supply risks for corn inputs at its plants. The price of corn rose dramatically in the September 2006 to November 2006 period resulting in the profits on the futures. In September 2007, GPRE began reflecting gains and losses on derivatives associated with its operations in cost of goods sold.

        GPRE's ethanol marketer has forward sold quantities of ethanol expected to be produced at its plants during the next 12 months. GPRE continually negotiates purchases of natural gas, denaturant, enzymes, and other needed chemicals to operate the plant, and anticipates that it will have sufficient quantities of these materials in place or under contract to meet the operational requirements at each of its plants. GPRE's risk management transactions to-date have not met the specific requirements for hedge accounting treatment under GAAP and as a result, changes in market values are recognized in GPRE's operations currently. GPRE intends to evaluate the possibility of qualification of future risk management transactions under hedge accounting treatment.

        As a result of the operating expenses and other income discussed above, GPRE's loss before income taxes was $7.4 million during fiscal 2007, as compared to pre-tax income of $1.2 million during fiscal 2006 and pre-tax loss of $0.4 million during fiscal 2005. GPRE's income tax benefit was $0.3 million during fiscal 2007 compared to an income tax provision of $0.3 million in fiscal 2006. GPRE did not record a full income tax benefit during fiscal 2007 due to loss carryforwards and the resulting uncertainty of realizing the benefit in future years.

Three and Six Months Ended May 31, 2008 and 2007

        The financial operating results of GP Grain beginning April 3, 2008, have been included in the consolidated financial results of the Company for the three and six months ended May 31, 2008. With the acquisition of Great Lakes in April 2008, GPRE's chief operating decision makers began to review its operations within its two separate operating segments, Ethanol Operations and Agribusiness.

        Unlike ethanol companies focusing only on ethanol production, with the addition of GP Grain's grain storage and other agribusiness services, GPRE has become more vertically-integrated ethanol value chain producer, reducing the risk associated with relying on a single-commodity revenue stream.

        The following are revenues, gross profit and operating income for our operating segments for the periods indicated (in thousands):

	Three Months Ended May 31,		Six Months Ended May 31,
	2008	2007	2008	2007
Revenues:
Ethanol	$35,830	$—	$69,142	$—
Agribusiness	41,721	—	46,253	—

	$77,551	$—	$115,395	$—

Gross profit:
Ethanol	$10,741	$—	$26,229	$—
Agribusiness	4,724	—	4,980	—

	$15,465	$—	$31,209	$—

Operating income (loss):
Ethanol	$6,713	$(3,547)	$19,276	$(4,401)
Agribusiness	2,332	—	2,588	—

	$9,045	$(3,547)	$21,864	$(4,401)

Ethanol

        Total revenues within the Ethanol operating segment during the three and six months ended May 31, 2008 were $77.6 million and $115.4 million, respectively. GPRE had no revenues from Ethanol operations during the comparable periods of fiscal 2007. GPRE sold 27.3 million gallons of ethanol during the first six months of fiscal 2008 at an average net price of $2.13. In addition, during this six-month period, GPRE recognized $10.8 million from sales of distillers grains.

        Cost of goods sold within the Ethanol operating segment during the three and six months ended May 31, 2008 were $25.1 million and $42.9 million, respectively. GPRE had no goods sold from Ethanol operations during the comparable periods of fiscal 2007. Cost of goods sold includes costs for direct labor, direct materials, certain plant overhead costs and net gains or losses on derivative financial instruments. Direct labor includes all compensation and related benefits of non-management personnel involved in the operation of GPRE's ethanol plants. Grain purchasing and receiving costs, other than labor costs for grain buyers and scale operators, are also included in cost of goods sold. Direct materials consist of the costs of corn feedstock, denaturant, and process chemicals. Corn feedstock costs include realized and unrealized gains and losses on related derivative financial instruments, inbound freight charges, inspection costs and internal transfer costs. Plant overhead costs primarily consist of plant utilities, sales commissions and outbound freight charges.

        GPRE's revenues and cost of goods sold may not be comparable to those of other ethanol production entities since some entities directly incur costs of distribution as part of their cost of goods sold while GPRE sells its products at a price that is net of distribution costs and report net revenues received from its customers (third-party brokers).

        GPRE's average net corn cost during the second quarter of fiscal 2008 was $3.91 per bushel, which reflects realized and unrealized gains on derivative contracts of $0.50 and $0.43 per bushel, respectively. Excluding gains on derivative contracts, GPRE's average cost of corn during the second quarter of fiscal 2008 was $4.84 per bushel. GPRE's average net corn cost during the first six months of fiscal 2008 was $3.20 per bushel, which reflects realized and unrealized gains on derivative contracts of $0.79 and $0.42 per bushel, respectively. Excluding gains on derivative contracts, GPRE's average cost of corn during the first six months of fiscal 2008 was $4.41 per bushel.

        Operating expenses within the Ethanol operating segment were $4.0 million and $7.0 million during the second quarter and first six months of fiscal 2008, respectively, as compared to $3.5 million and $4.4 million during the second quarter and first six months of fiscal 2007, respectively. GPRE's operating expenses are primarily general and administrative expenses for employee salaries, incentives and benefits; stock-based compensation expenses; office expenses; depreciation and amortization costs; board fees; and professional fees for accounting, legal, consulting, and investor relations activities. The comparative three-month decrease in operating expenses is due to stock-based compensation of $2.8 million that was recorded in the second quarter of fiscal 2007, compared to $0.4 million in stock-based compensation during the second quarter of fiscal 2008, offset partially by general increases in operating expenses resulting primarily from increased hiring within the past 12 months. The comparative six-month increase in operating expenses was largely due to increased employee salaries, incentives and benefits resulting from hiring of employees during fiscal 2007 that are operating the Shenandoah plant, along with hiring and training of personnel during the first six months of fiscal 2008 to operate the Superior plant. The Superior plant began start-up operations, which includes grinding corn and initiation of fermentation, in early July 2008. In addition, because GPRE's ethanol plant in Shenandoah is now operating, depreciation and amortization costs increased by $0.9 million and $1.7 million during the second quarter and first six months of fiscal 2008, respectively, as compared to the same periods of fiscal 2007. Stock-based compensation amounts for the first six months of fiscal 2007 were $1.3 million higher than the same period of fiscal 2008, which is an offset to the operating cost increases previously discussed.

Agribusiness

        Total revenues within the Agribusiness operating segment during the three and six months ended May 31, 2008 were $41.7 million and $46.2 million, respectively. GPRE had no revenues from Agribusiness operations during the comparable periods of fiscal 2007. During the first six months of fiscal 2008, GPRE recognized $29.1 million in revenues from grain sales, $16.2 million from sales of agricultural products, and $0.9 million in other revenues.

        Cost of goods sold within the Agribusiness operating segment during the three and six months ended May 31, 2008 were $37.0 million and $41.3 million, respectively. GPRE had no goods sold from Agribusiness operations during the comparable periods of fiscal 2007.

        GPRE uses exchange-traded futures and options contracts to minimize the effects of changes in the prices of agricultural commodities on its agribusiness grain inventories and forward purchase and sales contracts. Exchange-traded futures and options contracts are valued at quoted market prices. Forward purchase contracts and forward sale contracts are valued at market prices where available or other market quotes, adjusted for differences, primarily transportation, between the exchange traded market and the local markets on which the terms of the contracts are based. Changes in the market value of inventories, forward purchase and sale contracts, and exchange-traded futures and options contracts, are recognized in earnings as a component of cost of goods sold. These contracts are predominantly settled in cash. GPRE is exposed to loss in the event of non-performance by the counter-party to forward purchase and forward sales contracts.

        Operating expenses within the Agribusiness operating segment were $2.4 million during both the second quarter and first six months of fiscal 2008, respectively. GPRE had no operating expenses from Agribusiness operations during the comparable periods of fiscal 2007. GPRE's operating expenses are primarily general and administrative expenses for employee salaries, incentives and benefits; office expenses; depreciation and amortization costs; stock-based compensation expenses; and professional fees for accounting, legal, consulting, and marketing activities.

Other Items

        Interest income, primarily on the funds raised in GPRE's various common stock offerings, was $0.1 million and $0.2 million during the second quarter and first six months of fiscal 2008, respectively, as compared to $0.4 million and $0.8 million during the second quarter and first six months of fiscal 2007, respectively. Interest income has declined as GPRE has used the proceeds from its equity offerings to construct its ethanol plants.

        Interest expense, net of amounts capitalized, was $1.3 million and $2.2 million during the second quarter and first six months of fiscal 2008, respectively, with minimal net interest expense incurred during the same periods of fiscal 2007. Because of the availability of funds raised in GPRE's various common stock offerings, it did not need to borrow funds for construction of its ethanol plants or to fund working capital until late in the second quarter of fiscal 2007. Interest expense on GP Grain debt during the second quarter and first six months of fiscal 2008 was $0.3 million.

        Net losses on derivative financial instruments for corn were $1.3 million and net gains on derivative financial instruments were $0.4 million during second quarter and first six months of fiscal 2007. In September 2007, GPRE began reflecting gains and losses on derivatives associated with its operations in cost of goods sold. GPRE utilizes derivatives, such as futures and options, to manage price risks for corn expected to be consumed in operations at both the Shenandoah and Superior plants. GPRE has also contracted for fixed-price, future physical delivery of corn with various parties. The recent dramatic rise in the price of corn has resulted in the profits on the derivatives. GPRE intends to continue, and may expand, the use of various derivatives and forward contracts to manage price and supply risks for corn inputs at its plants.

        GPRE and its ethanol marketer have forward-sold quantities of ethanol expected to be produced at its plants during the next 12 months. GPRE continually negotiates purchases of natural gas, denaturant, enzymes, and other needed chemicals to operate the plants, and anticipate that GPRE will have sufficient quantities of these materials in place or under contract to meet the operational requirements at each of its plants.

Liquidity and Capital Resources

        On May 31, 2008, GPRE had $7.3 million in cash and equivalents and $8.9 million available under committed loan agreements (subject to satisfaction of specified lending conditions). In July 2008, GP Grain increased its revolving credit note by $5.0 million. GPRE believes that it has secured sufficient funding to pay remaining amounts owed related to construction of its second ethanol plant and associated near-term working capital requirements. However, later this year, there may be a need for GP Grain to secure additional debt financing to fund harvest and/or other seasonal working capital needs. In the future, GPRE may decide to improve or preserve its liquidity through the issuance of common stock in exchange for materials and services. GPRE may also sell additional equity or borrow additional amounts to expand the Shenandoah and/or Superior plants; build additional or acquire existing ethanol plants; and/or build additional or acquire existing corn storage facilities. GPRE can provide no assurance that it will be able to secure the funding necessary for these additional projects at reasonable terms, if at all.

        GPRE's business is highly impacted by commodity prices, including prices for corn, ethanol and natural gas. Based on recent forward prices of corn and ethanol, it is possible that in the future GPRE may be operating its plants at low to negative operating margins. If current price levels are sustained, GPRE believes it will have sufficient working capital over the near-term. However, increases in corn or natural gas prices, or decreases in ethanol prices, may result in unprofitable operations at GPRE's plants. A sustained period of unprofitable operations may strain GPRE's liquidity and make it difficult to maintain compliance with its financing arrangements. While GPRE may seek additional sources of working capital in response, GPRE can provide no assurance that it will be able to secure this funding, if necessary.

        In May 2008, GPRE entered into the VBV Merger Agreement. Under the merger proposal, current equity holders of VBV and its subsidiaries will receive GPRE common stock and options totaling 11,139,000 shares. Simultaneously with the closing of the Merger, certain of VBV's equity holders will invest $60.0 million in GPRE common stock at a price of $10 per share, or an additional 6,000,000 shares. This additional investment is expected to be used for general corporate purposes and to finance future acquisitions.

Long-Term Debt

        Following is a description of GPRE's long-term debt activity since the end of fiscal 2007. The most significant transactions related to financing surrounding the GP Grain merger. To facilitate the GP Grain merger and finance working capital requirements, GPRE and GP Grain executed loan agreements with a group of lenders worth approximately $56.8 million. Additional debt financing may involve significant restrictive covenants and costs.

GPRE Shenandoah LLC

        On March 31, 2008, GPRE entered into an Asset Transfer Agreement, transferring all assets associated with the Shenandoah ethanol plant, including real estate, equipment, inventories and accounts receivable, to a wholly-owned subsidiary, GPRE Shenandoah LLC. Pursuant to the Asset Transfer Agreement, GPRE Shenandoah LLC also assumed all liabilities related to the plant and its operations. On March 31, 2008, GPRE Shenandoah LLC executed a Master Loan Agreement and corresponding security agreements (individually and collectively, the "2008 Shenandoah Loan Agreement") with Farm Credit Services of America, FLCA ("FCSA"). GPRE Shenandoah LLC assumed the Master Loan Agreement, originally dated January 30, 2006, as subsequently supplemented and amended (individually and collectively, the "2006 Shenandoah Loan Agreement"), between the Company and FCSA. All terms of the 2006 Shenandoah Loan Agreement remain in effect except as specifically modified by the 2008 Shenandoah Loan Agreement. Under the 2006 Shenandoah Loan Agreement, the Company's assets served as security. As modified in 2008 Shenandoah Loan Agreement, GPRE Shenandoah LLC's assets are substituted as security. As a condition of the 2008 Shenandoah Loan Agreement, on March 31, 2008, GPRE repaid $2.0 million in satisfaction of the free cash flow repayment requirement for fiscal 2008.

Green Plains Renewable Energy, Inc.

        GPRE entered into various fixed-priced corn purchase and sale contracts with Great Lakes subsequent to the execution of the original merger agreement in August 2007. At March 31, 2008, GPRE had open purchase contracts for 11.9 million bushels of corn from April 2008 through February 2009. GPRE and Great Lakes agreed to accelerate the sale of the corn and the related payment for 4.0 million bushels. The corn will be stored in GP Grain's elevators until required for GPRE's ethanol operations. To finance the payment of this grain, GPRE entered into a Business Loan Agreement, Commercial Pledge Agreement, and two Promissory Notes with Americana Community Bank (individually and collectively, the "Green Plains Loan Agreements") totaling $16.0 million. Americana Community Bank received a loan origination fee of $450,000. Great Lakes utilized the proceeds from the grain sales to repay amounts outstanding under its revolving credit agreement with CoBank, ACB.

        The Green Plains Loan Agreements are secured by negotiable grain warehouse receipts issued to GPRE on 4.0 million bushels of corn. Under the terms of the Green Plains Loan Agreements, GPRE is required to maintain a minimum loan to value ratio and were required to purchase put options to minimize the underlying commodity price risk of the corn. Pursuant to the original terms of the Green Plains Loan Agreements, GPRE is required to make monthly interest payments at a 10% per annum interest rate beginning on May 1, 2008, and principal payments of $2.0 million per week beginning July 8, 2008, until completely repaid. On July 23, 2008, GPRE and

Americana Community Bank changed the terms of the Green Plains Loan Agreements, revising the weekly principal payment amount to $1.0 million beginning on July 29, 2008, and extending the final maturity date to October 21, 2008. GPRE expects to utilize the corn in GPRE's ethanol operations consistent with the loan maturity schedule.

Superior Ethanol, L.L.C.

        In March 2007, Superior Ethanol entered into a Master Loan Agreement, Construction and Term Loan Supplement, Construction and Revolving Term Loan Supplement, Security Agreement and Real Estate Mortgage with Farm Credit Services of America, FLCA (individually and collectively, the "Superior Loan Agreement"). CoBank, ACB, a participant in the agreement, acts as administrative agent. The Superior Loan Agreement is comprised of a $40.0 million amortizing term loan and a $10.0 million revolving term facility, which are to partially finance construction of the Superior plant and to provide funding for working capital purposes. Principal payments were to commence with $1.375 million due July 20, 2008, and each quarter thereafter with a final maturity on or before July 20, 2015. In July 2008, due to delays in construction and start-up of the Superior ethanol plant, the lenders agreed to defer GPRE's initial $1.375 million quarterly payment until October 20, 2008, with this payment and the second quarterly payment both due on that date.

Green Plains Grain Company LLC

        GP Grain entered into a credit agreement with the First National Bank of Omaha ("FNBO"). The FNBO credit agreement, and related loan agreements including the Revolving Credit Note, Term Note, Security Agreement, Post-Closing Agreement, and mortgages (individually and collectively, the "GP Grain Loan Agreements") involved total term and revolving credit commitments of $39.0 million.

        The term loan proceeds, which totaled $9.0 million, were used to refinance existing debt as well as pay former Great Lakes members a portion of the $12.5 million cash merger consideration. The revolving loan proceeds, which totaled $30.0 million, were used to repay amounts outstanding under Great Lakes's revolving credit agreement with CoBank, ACB and will be used for working capital purposes for GP Grain. The term loan expires on April 3, 2013, and the revolving loan expires on April 3, 2010. Payments of $225,000 under the term loan are due on the last business day of each calendar quarter, with any remaining amount payable at the expiration of the loan term. The loans will bear interest at either the base rate (prime) minus 0.25% to plus 0.75% or short-term fixed rates at LIBOR (1, 2, 3 or 6 month) plus 1.75% to 2.75% (each depending on GP Grain's Fixed Charge Ratio for the preceding four fiscal quarters). Under the GP Grain Loan Agreement, the Fixed Charge Ratio is defined as adjusted EBITDAR divided by Fixed Charges, which are the sum of GP Grain's interest expense, current maturities under the term loan, rent expense and lease expenses. Adjusted EBITDAR is defined as net income plus interest expense, rent and lease expense, and noncash expenses (including depreciation and amortization expense, deferred income tax expense and unrealized gains and losses on futures contracts), less interest income and certain capital expenditures.

        As security for the loans, the lender received a first-position lien on real estate, equipment, inventory and accounts receivable owned by GP Grain.

        In accordance with the GP Grain Loan Agreements, GP Grain is required to adhere to certain financial covenants and restrictions, including the following:

  •
  GP Grain must maintain working capital of at least $7.0 million. The working capital requirement is increased to $9.0 million in fiscal 2009 and $11.0 million in fiscal 2010.

  •
  GP Grain must maintain tangible net worth of at least $10.0 million. The tangible net worth requirement is increased to $12.0 million in fiscal 2009 and $15.0 million in fiscal 2010.

  •
  GP Grain must maintain a Fixed Charge Ratio of 1.10x or more and a Senior Leverage Ratio that does not exceed 2.25x. Senior Leverage Ratio is debt, excluding amounts under the Revolving Credit Note, divided by EBITDAR as defined.

  •
  Capital expenditures for GP Grain are restricted to $2.5 million during fiscal 2008. That amount is reduced to $1 million for subsequent years; provided, however, that any unused portion from any fiscal year may be added to the limit for the next succeeding year.

        Concurrently, GPRE entered into a Post-Closing Agreement with FNBO. GPRE agreed to invest up to $2.0 million in GP Grain if required for compliance with financial covenants and guaranty certain of GP Grain's obligations.

        In July 2008, GP Grain increased its revolving credit note with First National Bank of Omaha from $30.0 million to $35.0 million.

GP Grain Equipment Financing Agreements

        On April 3, 2008, GP Grain executed two separate equipment financing agreements with AXIS Capital Inc. totaling $1.75 million (individually and collectively, the "GP Grain Equipment Financing Agreements"). These GP Grain Equipment Financing Agreements provide financing for designated vehicles, implements and machinery acquired as a result of the Great Lakes merger. GPRE agreed to guaranty the GP Grain Equipment Financing Agreements. Pursuant to the terms of the agreements, GP Grain is required to make 48 monthly principal and interest payments totaling of $43,341 each. The first payments were made at the time of closing of the Great Lakes merger.

Contractual Obligations

        GPRE's contractual obligations as of May 31, 2008 were as follows (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations(1)	$143,207	$32,036	$47,376	$27,554	$36,241
Interest and fees on debt obligations(2)	27,970	7,200	9,812	5,882	5,076
Operating lease obligations(3)	8,967	1,131	2,165	2,084	3,587
Purchase obligations(4)	218,341	191,786	9,707	5,184	11,664

Totals	$398,485	$232,153	$69,060	$40,704	$56,568

(1)
Includes current maturities of long-term debt, and excludes $100,000 from the Iowa Department of Economic Development that is expected to be recognized as a non-refundable grant.

(2)
Interest amounts were calculated over the terms of the loans using current interest rates, assuming scheduled principle and interest amounts are paid pursuant to the debt agreements. Includes administrative and/or commitment fees on debt obligations in addition to estimated interest payment amounts.

(3)
Operating lease costs are for rail cars and office space.

(4)
Includes construction agreements and purchase orders with Agra and various other contractors for construction of the Superior plant. Also includes estimated minimum contractual obligations for RPMG and forward corn purchase contracts.

GPRE QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        GPRE is subject to market risks concerning its long-term debt, future prices of corn, natural gas, ethanol and distillers grains. GPRE is exposed to the impact of market fluctuations associated with interest rates and commodity prices as discussed below. From time to time, GPRE may purchase corn futures and options to hedge a portion of the corn GPRE anticipates it will need. In addition, GPRE has contracted for future physical delivery of corn. At this time, GPRE does not expect to have exposure to foreign currency risk as it expects to conduct all of its business in U.S. dollars.

Interest Rate Risk

        GPRE is exposed to market risk from changes in interest rates. Exposure to interest rate risk results primarily from holding term and revolving loans that bear variable interest rates. Specifically, GPRE has $143.3 million outstanding in long-term debt as of May 31, 2008, $124.4 million of which is variable-rate in nature. Interest rates on the majority of GPRE's outstanding long-term debt first are determined according to GPRE's then-current fixed charge or debt to total asset ratios, and then upon the market interest rate of either the prime rate or LIBOR, as applicable. A 1% change in interest rates would affect GPRE's interest cost on such debt by approximately $1.2 million per year in the aggregate. Other details of each note are discussed in GPRE's notes to the consolidated financial statements included in the "F" pages of this proxy statement/prospectus.

Commodity Price Risk

        GPRE produces ethanol and distillers grains from corn and its business is sensitive to changes in the prices of each of these commodities. GPRE's Agribusiness segment purchases, stores and resells grains, primarily corn and soybeans. The price of corn and soybeans are subject to fluctuations due to unpredictable factors such as weather; corn and soybeans planted and harvested acreage; changes in national and global supply and demand; and government programs and policies. GPRE uses natural gas in the ethanol production process and, as a result, its business is also sensitive to changes in the price of natural gas. The price of natural gas is influenced by such weather factors as extreme heat or cold in the summer and winter, or other natural events like hurricanes in the spring, summer and fall. Other natural gas price factors include North American exploration and production, and the amount of natural gas in underground storage during both the injection and withdrawal seasons. Ethanol prices are sensitive to world crude-oil supply and demand; crude-oil refining capacity and utilization; government regulation; and consumer demand for alternative fuels. Distillers grains prices are sensitive to various demand factors such as numbers of livestock on feed, prices for feed alternatives, and supply factors, primarily production by ethanol plants and other sources.

        GPRE attempts to reduce the market risk associated with fluctuations in the price of corn, soybeans and natural gas by employing a variety of risk management and hedging strategies. Strategies include the use of derivative financial instruments such as futures and options executed on the CBOT and/or the NYMEX, as well as the daily management of its physical corn and natural gas procurement relative to plant requirements for each commodity. The management of GPRE's physical corn and soybean positions may incorporate the use of forward fixed-price contracts and basis contracts. Additionally, some of GPRE's corn market risk has been mitigated by the ownership of additional storage facilities resulting from the Essex Elevator and Great Lakes acquisitions.

Ethanol Segment

        A sensitivity analysis has been prepared to estimate GPRE's Ethanol segment's exposure to ethanol, corn, distillers grains and natural gas price risk. Market risk related to these factors is estimated as the potential change in pre-tax income resulting from hypothetical 10% adverse changes in prices of our expected corn and natural gas requirements, and ethanol and distillers grains output for a one-year period. This analysis excludes the impact of risk management activities that result from our use of fixed-price purchase and sale contracts and derivatives. The results of this analysis as of May 31, 2008, which may differ from actual results, are as follows (in thousands):

Commodity	Estimated Total Volume for the Next 12 Months	Unit of Measure	Approximate Adverse Change to Income
Ethanol	101,794	Gallons	$24,666
Corn	36,355	Bushels	$22,710
Distillers grains	315	Tons*	$4,740
Natural gas	3,461	MMBTU	$4,095

    *
    Distillers grains quantities are stated on an equivalent dried-ton basis.

        At May 31, 2008, approximately 85% of GPRE's estimated corn usage for the next 12 months was subject to fixed-price contracts. This included inventory on hand and fixed-price future-delivery contracts for approximately 25.2 million bushels. As a result of these positions, the effect of a 10% adverse move in the price of corn shown above would be reduced by approximately $19,237,000.

        At May 31, 2008, approximately 7% of GPRE's forecasted ethanol production during the next 12 months has been sold under fixed-price contracts. As a result of these positions, the effect of a 10% adverse move in the price of ethanol shown above would be reduced by approximately $1,710,000.

        At May 31, 2008, approximately 10% of GPRE's forecasted distillers grain production for the next 12 months was subject to fixed-price contracts. As a result of these positions, the effect of a 10% adverse move in the price of distillers grains shown above would be reduced by approximately $477,000.

        At May 31, 2008, approximately 32% of GPRE's forecasted natural gas requirements for the next 12 months have been purchased under fixed-price contracts. As a result of these positions, the effect of a 10% adverse move in the price of natural gas shown above would be reduced by approximately $1,291,000.

Agribusiness Segment

        GPRE's Agribusiness segment purchases corn and soybeans from local producers. The majority of these commodities are purchased during the fall harvest. GPRE dries and stores the grain to sell in future periods. Prices of these commodities are subject to fluctuations due to unpredictable factors such as weather; corn and soybeans planted and harvested acreage; changes in national and global supply and demand; and government programs and policies.

        GPRE attempts to reduce the market risk associated with the fluctuations in the price of corn and soybeans by employing a variety of risk management and hedging strategies. GPRE purchases corn and soybean futures on the CBOT to hedge the futures price of these commodities; however, this does not mitigate the risk of basis change (i.e. the difference between the CBOT price and the actual cash price that is paid at one of our locations). To reduce basis risk, GPRE locks in the selling price of a portion of the commodities by forward contracting to the ultimate user.

        A sensitivity analysis has been prepared to estimate the Agribusiness segment's exposure to market risk of its commodity position (exclusive of basis risk). The segment's daily net commodity position consists of inventories, related purchase and sale contracts and exchange-traded contracts. The fair value of the position is a summation of the fair values calculated for each commodity by valuing each net position at quoted futures market prices. Market risk is estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in such prices. The results of this analysis as of May 31, 2008, which may differ from actual results, are as follows (in thousands):

Fair value	$16,966
Market risk	$1,697

INFORMATION WITH RESPECT TO VBV AND THE VBV SUBSIDIARIES

Businesses of VBV and the VBV Subsidiaries

        VBV is a Delaware limited liability company formed in 2006 for the purpose of developing and operating ethanol and other biofuels production plants. As of the date of this proxy statement/prospectus, the Bioverda entities owned 90% and Wilon owns 10% of the issued and outstanding common units of VBV.

        VBV is the majority owner of EGP and IBE, each of which is in the process of constructing a 110 mmgy ethanol production facility. As of the date of this proxy statement/prospectus, VBV owned approximately 78% of the outstanding units of IBE and approximately 62% of the outstanding units of EGP. From time to time, we refer to the IBE and EGP ethanol production facilities respectively as a "plant" or, collectively, the "VBV plants."

        VBV also markets ethanol in different geographic locations around the United States and is in the process of building a fee-based marketing business to provide ethanol marketing services to other ethanol plants in the industry. From time to time in the future, VBV may engage in other industry-related business activities as determined by its board and management.

The VBV Ethanol Plants

        IBE and EGP are each constructing and intend to operate a dry mill, fuel-grade ethanol production facility with operating capacity of 110 mmgy using corn as its feedstock. IBE is located in Bluffton, Indiana on over 400 acres of land adjacent to the main North-South Norfolk Southern rail line, and EGP is located near Obion, Tennessee on a 230-acres site adjacent to the Canadian National Railroad rail line.

        EGP and IBE each have contracted with Fagen to design and build its ethanol plant utilizing the process design technology of ICM. Construction of the VBV plants is expected to be completed in the fourth quarter of 2008. Following completion, VBV management expects each ethanol plant to reach guaranteed performance criteria and specifications within approximately 30 days.

        Once the VBV plants begin operations, VBV expects to generate revenue by selling ethanol and distillers grains. VBV intends to compete with other ethanol producers by capitalizing on the location of the VBV plants, their well developed transportation infrastructure and their proximity of available feedstock supply. In addition to ethanol, each plant is expected to produce approximately 330,000 tons of distillers grains per year, which will be marketed by VBV.

Plant Construction

Indiana Bio-Energy

        In May 2006, IBE entered into a design-build contract with Fagen for the design and construction of an ethanol plant in Bluffton, Indiana. Under the agreement, Fagen furnishes all labor, materials, equipment and all services necessary to engineer, design and construct a natural gas dry-mill ethanol plant with a nameplate production of 100 million gallons per year. As consideration for its services, Fagen will be paid approximately $116.6 million, subject to adjustment under certain circumstances.

        Fagen is to achieve substantial completion of the work no later than December 7, 2008, subject to adjustments as described in the design-build contract. Substantial completion is deemed to occur when IBE is ready to grind its first batch of corn and begin operation. If substantial completion occurs prior to this date, IBE shall pay Fagen an early completion bonus of $20,000 per day, to be capped at

$250,000. Likewise, for each day past this date in which substantial completion has not occurred, Fagen shall pay IBE liquidated damages of $20,000 per day, to be capped at $250,000. Final completion shall be achieved within ninety days of substantial completion. Construction of the IBE plant is currently expected to be complete in the fourth quarter of 2008.

Ethanol Grain Processors

        On August 25, 2006, EGP entered into a design-build contract with Fagen for the design and construction of an ethanol plant near Obion, Tennessee. Under the agreement, Fagen furnishes all labor, materials, equipment and all services necessary to engineer, design and construct a natural gas dry-mill ethanol plant with nameplate production of 100 million gallons per year. As consideration for the services to be performed, Fagen will be paid approximately $119.6 million, subject to adjustment under certain circumstances.

        Fagen is to achieve substantial completion of the work no later than 545 days following the date of notice to proceed, subject to adjustments as described in the design-build contract. EGP submitted the notice to proceed on May 11, 2007. Substantial completion is deemed to occur when EGP is ready to grind its first batch of corn and begin operation. If substantial completion occurs prior to this date, EGP shall pay Fagen an early completion bonus of $20,000 per day. For each day past this date in which substantial completion has not occurred, Fagen shall pay EGP liquidated damages of $20,000 per day, to be capped at $1,000,000. Final completion shall be achieved within ninety days of substantial completion. Construction of the EGP plant is currently expected to be completed in the fourth quarter of 2008.

Plan of Operations

        Full production at each plant is scheduled to begin in the fourth quarter of 2008. Each plant will require approximately 50 employees. VBV expects that the remaining members of each plant's management team will be hired approximately three months prior to each plant's estimated date for start-up, with the remainder of the plant employees starting 30-60 days before plant start-up. VBV expects that the plant management personnel hired will have demonstrated processing and/or manufacturing facility experience in their respective areas of responsibility. On-site training and assistance before and during plant start-up will be provided by Fagen and ICM under Fagen's design-build contracts. In addition, under the design-build contract, Fagen will continue to provide the plants assistance for a period of six months after the date the ethanol plant achieves its specified performance criteria.

Financing Plan

        VBV anticipates that EGP and IBE will need a total of approximately $173.9 million and $177.8 million, respectively, to construct the plants and fund start-up operations. VBV plans to use existing capital, including committed loan facilities, to pay for site improvements, utility infrastructure costs and construction costs, and to finance organizational, financing and start-up costs, including its pre-production costs and its initial inventories of corn, chemicals, yeast, denaturant, and ethanol and distillers grains.

        Of the total construction costs at IBE, as of March 31, 2008, approximately $118 million has already been spent on general site work, payments to Fagen for construction and the purchase of ethanol production equipment, such as pumps, grinders, processing equipment, storage tanks and conveyors. Activities still remaining prior to completion are estimated to cost $59.8 million. IBE believes it has sufficient funds available to complete the construction of the plant and begin operations.

        Of the total construction costs at EGP, as of March 31, 2008, approximately $118 million has already been spent on general site work, payments to Fagen for construction and the purchase of ethanol production equipment, such as pumps, grinders, processing equipment, storage tanks and conveyors. Activities still remaining prior to completion are estimated to cost $55.9 million. EGP believes it has sufficient funds available to complete the construction of the plant and begin operations.

Key Service Providers

        Each VBV plant has entered into a fixed-price engineering, procurement, and construction contract with Fagen in connection with the design, construction and operation of the plants using process technology of ICM.

Fagen, Inc.

        Fagen is a privately-owned, heavy industrial, design-builder based in Granite Falls, Minnesota. The expertise of Fagen in integrating process and facility design into a construction and operationally efficient facility is very important. In particular, Fagen has been the design-builder on numerous ethanol projects, currently is engaged as the design-builder on a number of additional ethanol projects and has performed significant work in many of the ethanol plants in the United States.

ICM, Inc.

        ICM is a full-service engineering, manufacturing and merchandising operation. ICM is based near Wichita, Kansas. Key ICM personnel have over 60 years of combined dry and wet mill operation and design experience. This operations experience combined with research, design, and construction of ethanol plants since the late 1970s makes ICM one of the most experienced ethanol design firms in the nation. ICM partners with Phoenix Bio-Systems to create the ICM/Phoenix Bio-Methanator, a high-rate treatment system for organics in wastewater. The Bio—Methanator, combined with ICM's ethanol plant design, results in a true zero process water discharge ethanol plant.

        Each VBV plant has entered into an agreement with ICM pursuant to which each plant licenses from ICM certain proprietary technology and information related to the operating systems and procedures for the plant. The license is perpetual so long as each plant does not violate its terms by, among other actions, using the technology for any other purpose than operating the plant. The fees to be paid ICM for the license are paid by Fagen as part of its services to the plants pursuant to their fixed-price EPC Contracts with Fagen.

Environmental and Other Regulatory Matters

        The VBV plants are required to obtain various environmental, construction and operating permits from governmental bodies with jurisdiction over the respective plants. Each has engaged firms with expertise in law, planning, engineering and environmental consulting to coordinate, advise and assist with obtaining the required permits and with the related plans, submissions and programs. Below is a list of the material permits that the VBV plants have applied for and/or been granted as of the date of this proxy statement/prospectus. This list is not reflective of all permits, plans and other approvals required to operate the VBV plants and, in addition to those listed, IBE and EGP have or will apply for other local, state, and federal permits related to environmental, occupational health and safety requirements, as needed.

IBE Completed Permits/Plans

  •
  Air Construction Permit

  •
  National Pollutant Discharge Elimination System (NPDES) Stormwater Notice of Intent (General Permit)—Construction
  •
  Stormwater Pollution Prevention Plan—Construction
  •
  U.S. Army Corps of Engineers Clean Water Act Section 404 Permit
  •
  Above Ground Storage Tank General Permit/Registration
  •
  Industrial Well Permit/Registration
  •
  Water Discharge Permit
  •
  NPDES Stormwater Notice of Intent (General Permit)—Industrial Operation
  •
  Stormwater Pollution Prevention Plan—Industrial Operation

IBE Pending Permits/Plans

  •
  Risk Management Plan
  •
  Spill Prevention, Control and Countermeasure Plan
  •
  Permit from the Bureau of Alcohol, Tobacco Tax and Trade—Alcohol Fuel Plant
  •
  Air Permit: New Source Performance Standards Notifications and Emissions Testing/Reporting

EGP Completed Permits/Plans

  •
  Air Permit: Permit to Construct Grain Handling Operations: Receiving, Storage and Milling with Baghouse Control
  •
  Air Permit: Permit to Construct Recuperative Thermal Oxidizer and Baghouse Control for production of 190 and 200 proof ethanol and Distillers Dried Grains and Solubles (DDGS)
  •
  Air Permit: Permit to Construct Water Cooling Tower, Four Cell, 3 MMgal/hr
  •
  Air Permit: Permit to Construct Fermentation Process Tanks and Beer Well, Wet Scrubber Controls
  •
  Air Permit: Permit to Construct Biomethanators: Anaerobic Biological Water Treatment System, High Efficiency Flare Control
  •
  Air Permit: Permit to Construct Truck and Rail Loading and Unloading High Efficiency Flare Control.
  •
  Air Permit: Permit to Construct Diesel IC Engine for Emergency Water Pump
  •
  Air Permit: Permit to Construct Storage Vessels
  •
  NPDES Authorization to Discharge Utility Water
  •
  General NPDES Permit for Stormwater Discharges Associated with Construction Activities
  •
  Permit for Installation of Septic System
  •
  Aquatic Resources Alteration Permit General Permit for Utility Line Crossings
  •
  Aquatic Resources Alteration Permit General Permit for Construction of Intake and Outfall Structures
  •
  General NPDES Permit for Discharges of Hydrostatic Test Water
  •
  Stormwater Pollution Prevention Plan—Construction
  •
  Above Ground Storage Tank General Permit Application/Registration
  •
  General NPDES Permit for Stormwater Discharges Associated with Industrial Discharges

EGP Pending Permits/Plans

  •
  Underground Injection Control Permit
  •
  Risk Management Plan
  •
  Spill Prevention, Control and Countermeasure Plan
  •
  Permit from the Bureau of Alcohol, Tobacco Tax and Trade—Alcohol Fuel Plant

Expected Timing of Permitting and Consequences of Delay or Failure

        Without necessary permits, the VBV plants will be unable to begin operations. Pending permits could be denied and delayed due to procedural or technical defects. Any denial or delay in permitting may result in a delay, postponement or suspension of plant operations. Additionally, permitting decisions are generally subject to potential administrative, judicial and/or appellate review. Further delays might be unavoidable if permitting decisions are challenged or appealed by outside parties.

        After the VBV plants commence operations, they will be subject to various ongoing reporting requirements related to their operations, including those relating to air quality, safety and hazardous substances.

        EGP and IBE each maintain insurance policies through IMA that are customary for ethanol production facilities. EGP is located near the New Madrid fault line and maintains insurance with coverages for earthquake damage.

Inputs and Procurement Plan

Corn

        VBV projects that it will need to procure approximately 80 million bushels of corn per year for its ethanol plants and each of IBE and EGP has entered into agreements to ensure that it has adequate corn supplies.

IBE Corn Purchasing

        In November 2006, IBE entered into an exclusive corn supply agreement with Cargill for all IBE's corn needs at the IBE plant. Under the corn supply agreement, IBE agrees to purchase a minimum of 36 million bushels of corn annually, in even amounts over the course of twelve-month period (or approximately 3 million bushels each month). IBE expects that, once the plant is fully operational, its annual corn requirements will be approximately 40 million bushels. Cargill will have the right of first refusal to supply IBE with any other raw commodity inputs other than corn in the event that IBE determines to use a feedstock other than corn for its ethanol production needs.

        In addition to a price per bushel for the corn, IBE will pay Cargill certain origination fees depending upon whether corn is delivered by rail or truck. IBE also agrees to meet certain minimum annual fees for its corn procurement in each contract year. The corn supply agreement has an initial term of five years from the date of operation at IBE and will renew automatically for consecutive one year periods unless either party provides written notice of intent not to renew at least one year prior to expiration. In the event that ethanol production at the IBE plant is not at 75% or more of its designed and intended production capacity by March 2009, Cargill has the right to terminate the agreement on 90 days written notice to IBE.

EGP Corn Purchasing

        In December 2006, EGP entered into a corn purchasing agreement with Obion Grain Co. for corn it obtains in Obion County, Tennessee and the seven contiguous counties in Tennessee and Kentucky. Under the Agreement, EGP will commit to buy a specific number of bushels of corn, up to a maximum of 3.5 million bushels annually. The amount of committed corn will be set at Obion Grain's option before each harvest. The corn will be priced at 12% over Obion Grain's actual cost, with all delivery costs to be borne by Obion Grain.

        Under the agreement, Obion Grain will be the exclusive supplier to EGP of all corn obtained from farms, storage facilities or grain elevators, whether commercial or privately owned, in Obion County, Tennessee and/or the counties contiguous thereto. The price and availability of corn is subject to significant fluctuation depending upon a number of factors that affect commodity prices generally. The Obion Grain agreement expires on the earlier of the mutual consent of the parties, or upon either party (or their assigns) ceasing operations permanently.

        EGP has entered into a grain origination agreement with Central States Enterprises, Inc. for the supply of all of EGP's remaining corn needs for the EGP plant; except that EGP reserves the right to purchase corn on the open market if Central States is not able to fulfill the terms of the agreement. The purchase price for the corn will be determined by mutual agreement of EGP and Central States, and EGP has agreed to pay Central States a per bushel commission for each bushel of corn purchased by Central States and sold to EGP under the agreement. The grain origination agreement has an initial term of five years, with automatic one-year renewals unless a minimum of 60 days prior written notice is given by one of the parties. Notwithstanding, at any time during the term of the grain origination agreement, either party may terminate the agreement for convenience upon providing the other party 180 days prior written notice.

        Because of IBE's corn purchase agreement with Cargill and EGP's corn purchase agreements with Obion Grain and Central States, both IBE and EGP are unable to purchase all, or any in the case of IBE, of their corn supplies on the open market, which places the VBV Subsidiaries at a greater risk to any price fluctuations that may arise and may have a material adverse effect on VBV's and the VBV Subsidiaries' operations, cash flows and financial performance.

Hedging and Risk Management

        VBV is in the process of assembling a risk management team to assist with its plants' procurement needs. To the extent possible, VBV intends to implement a hedging strategy for the various commodities that are inputs to and outputs from the ethanol plants. VBV intends to base its risk management programs on gross processing margins, as opposed to focusing individually on corn, ethanol or dried distillers grains. The team's objective is to manage risk as opposed to trading and forecasting commodity prices. Hedging is a means of protecting the price at which we will buy or sell a commodity in the future. In a hedging transaction for corn, VBV will purchase futures contracts that lock in the amount and price of corn that the plants will purchase at a future date. Whether VBV's hedging activities are successful depends upon, among other things, the cost of corn and its ability to sell sufficient amounts of ethanol and distillers grains to utilize all of the corn subject to the futures contracts. Although VBV will attempt to link hedging activities to sales plans and pricing activities, hedging activities can result in significant costs, especially if VBV cannot use all of the corn subject to its futures contracts.

        Each of the VBV plants will have sufficient storage to allow for at least 10 days of grain storage at IBE and 20 days of grain storage at EGP. This will help support VBV's ongoing hedging activities, as well as enable it to purchase large quantities of corn from local production at harvest.

Utilities

        The production of ethanol is an energy intensive process that requires significant and uninterrupted amounts of electricity and natural gas. If there is any interruption in our supply of energy, such as supply, delivery or mechanical problems, we may have to halt production. Halting production for any extended period of time will harm the plants' business.

Natural Gas

        VBV management believes its plants will each use approximately 9,000 decatherms of natural gas per day. VBV has entered into a service agreement with Trunkline Gas Company, LLC (a division of Panhandle Energy) and Northern Indiana Public Service Company to construct the necessary infrastructure and deliver natural gas required by EGP and IBE, respectively, for a ten-year period. The price of natural gas, like any commodity, could fluctuate and increase significantly.

Electricity

        The VBV plants will each require approximately 75 million kilowatts hours of electricity per year. EGP is currently negotiating a multi-year agreement for electricity with Gibson Electric for the construction of the necessary infrastructure and provision of electricity. Bluffton Utilities will be the source of electricity for IBE.

Water

        The VBV plants will require a significant supply of water. The water requirements for a 110 MMGY plant are approximately 900 to 1,200 gallons per minute (or approximately 1.7 million gallons per day if it were to use the maximum amount). Although each plant expects to satisfy the majority of their water need from wells located on their respective properties, each anticipates that it will obtain potable water for certain processes from local municipal water sources at prevailing rates.

Denaturant

        Wholesale gasoline will be mixed into the ethanol and used as a denaturant in the ethanol process. Each tank of ethanol produced will contain up to 5% gasoline blend. The cost to each plant for denaturant is estimated to be approximately $13.8 million per year.

Other Inputs

        Other inputs to the production process include chemicals, yeast, enzymes and water. In total these inputs account for approximately 3% of total input costs. Of these, chemicals and enzymes are the largest components.

Sales and Marketing

        The VBV plants have contracted to sell 100% of the ethanol produced at the plants to a national marketer. VBV will be responsible for marketing the distillers grains co-product. Distillers grains will be marketed either as distillers dried grains or distillers wet grains.

Ethanol

        EGP and IBE have each entered into ethanol marketing agreements with Aventine Renewable Energy, Inc. ("Aventine") for the sale of all of the ethanol the respective plants expect to produce. Under the agreements, IBE and EGP will each sell to Aventine at a price per gallon that is based on a market price at the time of sale, less certain marketing, storage, and transportation costs, as well as certain commission payments for each gallon sold. Aventine agrees to enter into lease or other arrangements to secure sufficient availability of railcars to ship the ethanol produced at each plant. VBV estimates its overall cost for marketing services rendered by Aventine will total approximately 1% of the sales price of the ethanol sales.

        IBE entered into its agreement with Aventine in November 2006, and EGP entered into its agreement in February 2007. Each agreement has an initial term of three years from the first day of the delivery of ethanol. The agreement will automatically renew for one year terms thereafter unless terminated by either party with at least one year prior written notice.

        VBV management believes that EGP ethanol will be sold by Aventine into regional markets in the South and Southeast, such as Birmingham, Alabama, Atlanta, Georgia, Baton Rouge, Louisiana, St. Louis, Missouri, Memphis and Nashville, Tennessee, and Houston, Texas, and into national markets. VBV believes that IBE ethanol will be sold by Aventine into regional markets in the Northeast. Unless rail is an option, ethanol sold in local and regional markets is typically shipped primarily by truck. Ethanol sold into national markets will be shipped via rail.

        To meet the challenge of marketing ethanol to diverse market segments, both plants will have extensive rail siding capable of handling more than 300 railcars at each of the production facilities. The use of rail will allow the plants to quickly move large quantities of ethanol to the markets that provide the greatest return. However, VBV also expects to have the ability to load and move ethanol from EGP by barge down the Mississippi River to the ports of Mobile, Alabama, New Orleans, Louisiana and west to Houston, Texas from a loading facility at Hickman, Kentucky or from a loading facility at Cates Landing in Tiptonville, Tennessee. Management believes this will provide additional cost savings. VBV anticipates that deliveries to the majority of the local markets within 300 miles of the plants will be by truck, and deliveries to more distant markets will be via rail. The two rail providers for IBE and EGP can switch cars to most of the other major railroads, allowing the plants to easily ship ethanol and distillers grain throughout the U.S.

Distillers Grains

        VBV will market the distillers grains co-product for both IBE and EGP.

        The market for distillers grains generally consists of local markets for distillers dried grains and distillers wet grains and national markets for distillers dried grains. In addition, the market can be segmented by geographic region and livestock industry. The bulk of the current demand is for DDG delivered to geographic regions without significant local corn or ethanol production. The dairy markets in California and the Southwest represent some of the largest users. VBV's market strategy includes shipping a substantial amount of its distiller grains as DDG to these markets by rail.

        VBV expects that a majority of the distillers grains it sells will be in the form of DDG, but may sell some of its distillers grains to local markets as MWDG. If all of its distillers grains are marketed in the form of DDG, VBV expects that its ethanol plants will produce approximately 660,000 tons of distillers grains annually.

Ethanol Marketing Services

        VBV markets ethanol in different geographic locations around the United States and is in the process of building a fee-based marketing business to provide ethanol marketing services to other ethanol plants in the industry.

        VBV has entered into an ethanol marketing agreement with a third party, pursuant to which VBV has agreed to market the approximately 100 million gallons of ethanol that is expected to be produced by such party on an annual basis. The ethanol marketing agreement has an initial term of two years. In addition, VBV has entered into two ethanol terminal throughput agreements, or "terminaling agreements." The first of the terminaling agreements was signed with Little Rock BioEnergy Partners, LLC for a minimum of 1 million US gallons per month. This contract has a term of 24 months and assesses a take or pay terminaling charge per each gallon. The second terminaling agreement was signed with Oklahoma City BioEnergy Partners, LLC for a minimum of 1 million US gallons per month. This second contract has a term of 24 months and assesses a take or pay terminaling charge per each gallon.

        VBV expects that it will continue to expand its ethanol marketing operations and terminaling relationships throughout the United States.

Employees

        VBV and its plants presently have 19 full-time employees, and no temporary or seasonal employees. VBV management is currently interviewing individuals to fill management positions at IBE and EGP. Once these positions have been filled, management will be hiring staff for the direct operation of IBE and EGP. Management currently expects to employ approximately 50 people at each plant.

Voting Securities of VBV and its Subsidiaries and Principal Holders Thereof

VBV LLC

        The following table sets forth, based upon information available as of August 12, 2008, the beneficial ownership of common units of VBV by (i) each person known to own of record or beneficially five percent (5%) or more of the VBV common units, (ii) each of VBV's executive officers and directors, and (iii) all of VBV's current executive officers and directors as a group. The ownership percentages are based on a total of 1,000 common units issued and outstanding. Except as noted below, the persons listed possess sole voting and investment power over their respective units. Unless otherwise indicated, the business address for the persons listed below is One South Dearborn, Suite 800, Chicago, Illinois 60603.

Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership	Ownership Percentage
Bioverda International Holdings Limited(1) Burton Court Burton Hall Drive Sandyford Dublin 18, Ireland	826	82.6%
Wilon Holdings S.A.(2) 53rd E Street Urbanizacion Marbella MGM Tower 16th Floor Panama, Republic of Panama	100	10.0%
Bioverda US Holdings LLC(1)(2) One South Deaborn Suite 800 Chicago, IL 60603	74	7.4%
Dave Geary †	—	—
Michael King †	—	—
Alain Treuer †(3)	100	10.0%
Michael Walsh †	—	—
Todd Becker †	—	—
Ron Gillis †	—	—
All officers and directors as a group	100	10.0%

†
Indicates officer or director of VBV

(1)
Bioverda International and Bioverda US are each wholly-owned subsidiaries of NTR plc, which has the voting and investment power of the common units owned by such entities.

(2)
Pursuant to a Put and Call Agreement between the Bioverda entities and Wilon, at any time on or before November 15, 2008, Wilon may acquire up to 74 common units from Bioverda US. If the put/call were to be fully exercised, then Bioverda US would own no common units of VBV, and Wilon would own 174 common units, or 17.4%, of VBV.

(3)
Mr. Treuer is the controlling owner of Wilon and has voting and investment power of the common units beneficially owned thereby.

        In addition to the rights and obligations imposed on the common units under the VBV operating agreement, as discussed further in the section entitled "Comparison of the Rights of Equity Holders" in this proxy statement/prospectus, the VBV members have also entered into other agreements among themselves that impose further rights and restrictions on their common units, which are described below and which may result in a change in (i) the ownership percentages described above or (ii) the number of shares of GPRE common stock that such entity either receives in the Mergers as merger consideration or owns after the closing of the Mergers.

        Put and Call Agreement (VBV).    The VBV members have entered into a Put and Call Agreement, dated as of April 1, 2008, referred to as the VBV Put and Call Agreement, pertaining to the common units of VBV held by Bioverda US. Under the VBV Put and Call Agreement, Wilon granted to Bioverda US an option under which Bioverda US may require Wilon to purchase all or any portion of the 74 common units held by Bioverda US (the "VBV put option"). The VBV put option may be exercised by Bioverda US at anytime on or before October 31, 2008. Additionally, Bioverda US granted to Wilon an option under which Wilon may require Bioverda US to sell to Wilon all or any portion of the 74 common units held by Bioverda US (the "VBV call option"). The VBV call option may be exercised by Wilon at any time on or before November 15, 2008.

        The VBV Put and Call Agreement restricts the right of Bioverda US to transfer less than all of its common units in VBV that are subject to the VBV call option and provides that if Bioverda US should transfer all of its interests in VBV to a third party, it must also transfer all of its rights and obligations under the VBV Put and Call Agreement to such transferee. Wilon is prohibited from conveying, assigning or otherwise transferring any of its rights or obligations under the VBV Agreement without the prior written consent of Bioverda US.

        Put and Call Agreement (GPRE).    The VBV members have entered into a Put and Call Agreement, dated as of April 1, 2008, referred to as the GPRE Put and Call Agreement, pertaining to the shares of GPRE common stock to be issued to Bioverda International and Bioverda US (the "GPRE Shares") under the Stock Purchase Agreement. Under the GPRE Put and Call Agreement, Wilon granted to Bioverda US an option under which Bioverda US may require Wilon to purchase from Bioverda US all or any portion of the GPRE Shares issued to Bioverda US (the "GPRE put option"). The GPRE put option is subject to the right of Wilon, at any time prior to the exercise by Bioverda US, to notify Bioverda of the maximum number of GPRE Shares that it would be willing to purchase under the GPRE put option, in which case the remaining GPRE Shares not subject to the GPRE put option would be released from the GPRE Put and Call Agreement.

        Additionally under the GPRE Put and Call Agreement, Bioverda US granted to Wilon an option under which Wilon may require Bioverda US to sell to Wilon all or any portion of the GPRE Shares issued to Bioverda US (the "GPRE call option"). The GPRE call option is subject to the right of Wilon to notify Bioverda US that it will not require Bioverda US to sell more than a specified number of GPRE Shares, in which case the remaining GPRE Shares not subject to the GPRE call option would be released from the GPRE Put and Call Agreement.

        Under the GPRE Put and Call Agreement, Wilon must notify Bioverda US in writing within 10 business days prior to the expected closing date of the merger transaction of the number of GPRE Shares, if any, that Wilon intends to be subject to the GPRE Put and Call Agreement. The parties have agreed, however, that number of GPRE Shares subject to the GPRE Put and Call Agreement shall not exceed 17.4% of the total number of GPRE Shares issued to Bioverda US and Bioverda International under the Stock Purchase Agreement.

        The GPRE put and call options may be exercised at any time following the closing of the Stock Purchase Agreement and expire on October 31, 2008 and November 15, 2008, respectively; provided, however, that if the closing of the Stock Purchase Agreement has not occurred but either the GPRE put option or call option has been exercised prior to its expiration date, then such put or call option shall not expire and shall continue to be valid until the closing of the Stock Purchase Agreement; provided further, that if any of the GPRE Shares subject to the GPRE put or call option are subject to restrictions prohibiting their transfer, then the respective expiration dates for the put and call options shall extend to the fifth business day following the expiration of any such transfer restrictions.

        Side Letter Agreement.    The VBV members have also entered into a Side Letter Agreement , dated as of April 1, 2008, which gives Wilon the right to put the common units of VBV held by Wilon (and its affiliates) to Bioverda International and Bioverda US under certain circumstances. For example, in the event that (i) a vote of the members is required in connection with a merger, sale of substantially all of the assets, or increase in the authorized capital of VBV and such matter receives the affirmative vote of Bioverda US and Bioverda International but Wilon has not voted in favor of such matter, or (ii) a decision is taken by VBV's board of managers to change the tax character of VBV in a manner that materially and adversely affects the tax position of Wilon but does not also adversely affect the tax position of Bioverda International and/or Bioverda US, and the manager appointed by Wilon has not voted in favor of such decision, then Wilon has the right to require Bioverda International and Bioverda US to purchase all, but not less than all, of the common units of VBV held by Wilon (and its affiliates) on the terms and conditions set forth in the Side Letter Agreement. The Side Letter Agreement shall terminate and be of no further effect automatically upon the closing of the merger transaction.

Ethanol Grain Processors, LLC

        The following table sets forth, based upon information available as of August 12, 2008, the beneficial ownership of units of EGP by (i) each person known to own of record or beneficially five percent (5%) or more of the EGP units, and (ii) each of EGP's executive officers and directors, and (iii) all of EGP's current executive officers and directors as a group. Except as noted below, the persons listed possess sole voting and investment power over their respective units. The ownership percentages are based on a total of 39,944,116 units issued and outstanding. Unless otherwise indicated, the business address for the persons listed below is 1918 McDonald Road, Rives, Tennessee 38253.

Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership	Ownership Percentage
VBV LLC(1) One South Dearborn Suite 800 Chicago, IL 60603	24,764,000	62.00%
Obion Grain Co., Inc.(2) 6th at Palestine Obion, TN 38240	4,178,077	10.46%
William Latimer III †(3)	3,457,373	8.66%
Fagen Energy Inc. 501 W. Highway 212 Granite Falls, MN 56241	2,591,210	6.49%
Michael Miller †(3)	2,156,494	5.40%
James Patterson †(4)	683,838	1.71%
James Byford †	504,072	1.26%
Todd Becker †	—	—
Ron Gillis †	—	—
Kyran Hurley †	—	—
Michael King †	—	—
Kevin Lynch †	—	—
Alain Treuer †	—	—
All officers and directors as a group(5)	30,129,987	75.20%

†
Indicates officer or director of EGP

(1)
Voting and investment power with respect to the units of EGP held by VBV are held by its board of managers, which includes Todd Becker, Michael King and Alain Treuer, each of whom are also directors of IBE. If and to the extent that Messrs. Becker, King and Treuer may be deemed to share beneficial ownership of the 24,764,000 units held by VBV, each individual disclaims beneficial ownership thereof.

(2)
Includes units beneficially owned by the following affiliates of Obion Grain Co. (the "Obion Affiliates"): William Latimer III, also a director of EGP (1,835,303 units); Michael Miller, also a director of EGP (534,424 units); Dyersburg Elevator (223,535); and James Baxter Sanders (186,280 units).

(3)
Includes 1,398,535 units held by Obion Grain Co., Inc. and 223,535 units held by Dyersburg Elevator Company, Inc. William Latimer III and Michael Miller hold 36.0% and 6.0%, respectively, of the outstanding shares of common stock of each of Obion Grain Co. and Dyersburg Elevator Company. Mr. Latimer and Mr. Miller serve as directors of Obion Grain Co. and Dyersburg Elevator Company, and Mr. Miller also serves as an officer of each company.

(4)
Includes an option to purchase 125,000 units exercisable within 60 days of the date of this proxy statement/prospectus.

(5)
For the purposes of this calculation, includes: 24,764,000 units held by VBV; 4,178,077 units beneficially owned by the Obion Affiliates, and an option granted to Mr. Patterson to purchase 125,000 units exercisable within 60 days of the date of this proxy statement/prospectus.

Indiana Bio-Energy, LLC

        The following table sets forth, based upon information available as of August 12, 2008, the beneficial ownership of units of IBE by (i) each person known to own of record or beneficially five percent (5%) or more of the IBE units, and (ii) each of IBE's executive officers and directors, and (iii) all of IBE's current executive officers and directors as a group. The ownership percentages are based on a total of 6,563 units issued and outstanding. Unless otherwise indicated, the business address for the persons listed below is 969 North Main Street, Bluffton, Indiana 46714.

Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership	Ownership Percentage
VBV LLC(1) One South Dearborn Suite 800 Chicago, IL 60603	5,113	77.91%
Aventine Renewable Energy, Inc. 120 North Parkway PO Box 1800 Pekin, IL 61555-1800	500	7.62%
Stephen Hogan †(2)	171	2.54%
Troy Flowers †(2)	171	2.54%
John Roembke †	105	1.60%
Jim Jackson †	22	*
Jim Schriver †	18	*
Randy Plummer †	11	*
Edgar Seward †	9	*
Todd Becker †	—	—
Ron Gillis †	—	—
Kyran Hurley †	—	—
Kevin Lynch †	—	—
Ron Miller †	—	—
Alain Treuer †	—	—
All officers and directors as a group(3)	5,620	81.56%

*
Indicates ownership of less than 1%

†
Indicates officer or director of IBE

(1)
Decisions regarding the voting and dispositive power of the units of IBE held by VBV are taken by a majority of its board of managers, which includes Todd Becker and Alain Treuer (each of whom are also directors of IBE). Although Messrs. Becker and Treuer may be deemed to share beneficial ownership of the 5,113 units held by VBV, each individual disclaims beneficial ownership of such units, except to the extend of any pecuniary interest he may have therein.

(2)
Includes an option to purchase 164 units of IBE exercisable within 60 days of the date of this proxy statement/prospectus.

(3)
For the purposes of this calculation, includes 5,113 units held by VBV and options granted to each of Messrs. Hogan and Flowers to purchase 164 units of IBE exercisable within 60 days of the date of this proxy statement/prospectus.

Market for and Dividends on the Common Equity of VBV and the VBV Subsidiaries, and Related Equity holder Matters

VBV

        There is no public trading market for VBV's common units. As of August 12, 2008, there were a total of 1,000 common units issued and outstanding held by three members. VBV has not declared or paid any cash dividends on its common units and does not anticipate doing so in the immediate future. VBV currently intends to retain future earnings, if any, to operate its business.

Ethanol Grain Processors

        There is no public trading market for EGP's units. As of August 12, 2008, there were a total of 39,944,116 units issued and outstanding and held by 152 members, plus outstanding options to acquire 180,884 units held by two optionees. EGP has not declared or paid any cash dividends on its units and does not anticipate doing so in the immediate future. EGP currently intends to retain future earnings, if any, to operate its business.

Indiana Bio-Energy

        There is no public trading market for IBE's units. As of August 12, 2008, there were a total of 6,563 units issued and outstanding and held by 82 members, plus outstanding options to acquire 328 units held by two optionees. IBE has not declared or paid any cash dividends on its units and does not anticipate doing so in the immediate future. IBE currently intends to retain future earnings, if any, to operate its business.

Legal Proceedings

        From time to time and in the ordinary course of business, VBV and the VBV Subsidiaries may be named as a defendant in legal proceedings related to various issues, including worker's compensation claims, tort claims and contractual disputes. In the ordinary course of business, VBV and the VBV Subsidiaries may also commence suit as a plaintiff. Neither VBV nor either of the VBV Subsidiaries is currently involved in any such legal proceedings nor are aware of any potential claims that could result in the commencement of legal proceedings. VBV and the VBV Subsidiaries intend to carry insurance that will provide protection against certain types of claims.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

VBV MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

        The following discussion and analysis provides information that VBV's management believes is relevant to an assessment and understanding of its consolidated results of operations and financial condition. The discussion contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. The discussion should be read in conjunction with VBV's consolidated financial statements included herewith and notes thereto and the risk factors contained there.

Overview

        VBV is a start-up company in the later stages of development formed for the purpose of building plants to produce ethanol and animal feed products. VBV is the majority owner of two ethanol plants, IBE and EGP. Construction of the IBE plant in Bluffton, Indiana began on March 14, 2007. On May 11, 2007, construction began on the EGP plant near Obion, Tennessee. VBV is also in the process of establishing an ethanol trading and marketing business unit. VBV does not expect to operate at a profit before the IBE and EGP ethanol plants are completed and operational.

        For the fiscal year ended March 31, 2008, VBV incurred net loss of $3.5 million. It has incurred accumulated losses of $3.6 million from inception, December 22, 2006 through March 31, 2008. VBV had other income of $1.4 million in the fiscal year ended March 31, 2008. This was primarily generated from interest on its cash and securities. VBV's operating expenses were $5.4 million for the year ended March 31, 2008. These expenses related primarily to its general and administrative costs, consulting fees, costs associated with various permits needed to build its plants, and various costs associated with the commencement of construction at both plant sites.

        For the three months ended June 30, 2008, VBV incurred net loss of $1.17 million. VBV's operating expenses were $1.63 million for the three months ended June 30, 2008. These expenses related primarily to its general and administrative costs, consulting fees, salaries and cost of goods sold associated with VBV commencing its trading and marketing operations.

        VBV believes it will incur significant losses from this time forward until it is able to complete construction of the VBV plants and commence operations. There is no assurance that it will be successful in its efforts to build and operate both ethanol plants. Even if VBV successfully meets its objectives and begins operations of the two facilities that are currently under construction, no assurance can be given that VBV will be able to operate the plants profitably.

EGP Plant

        EGP raised $69.3 million of gross proceeds from sales of equity securities from October 2004 through January 2007. The net proceeds after costs of raising capital were $68.6 million. VBV expects that the EGP project will cost approximately $173.9 million. EGP entered into loan arrangements whereby Farm Credit Services of Mid-America and other participating lenders have agreed to loan EGP up to $101.2 million to use for construction costs and working capital. EGP was awarded grants totaling $1.95 million from the Delta Regional Authority (DRA), Tennessee Valley Authority, U.S. Department of Agriculture (USDA) and Economic and Community Development (ECD). In addition, EGP received approximately $1.4 million from other sources. Therefore, VBV believes that it has the necessary funding to complete construction of the EGP plant.

        Representatives from Fagen, the contractor at the EGP plant, have informed EGP that the plant it is building near Obion will consume on an annual basis approximately 40 million bushels of corn and annually produce approximately 110 million gallons of fuel-grade, denatured ethanol, and approximately

330,000 tons of distiller grains. EGP has hired Aventine for a period of three years following the first commercial shipment to sell the ethanol produced at the EGP plant and VBV will sell the distiller grains produced at the EGP plant. VBV believes it can sell a portion of EGP's distillers' grains in a wet form because of this, which is anticipated to save a significant amount of money as a result of not having to incur energy costs associated with drying the grain.

        Additionally, in discussions with representatives from Fagen, VBV has been informed that the EGP plant will produce approximately 300,000 tons of carbon dioxide annually that may be recovered. At this time, EGP intends to first scrub the carbon dioxide and then vent it off because it believes the liquid carbon dioxide market in Tennessee is overly saturated and at this time it would not be profitable or prudent to install capturing facilities at the EGP plant in light of the high cost.

        The EGP plant lies adjacent to a spur line of Canadian National Railroad, a Class 1 railroad.

        EGP has hired and will be hiring additional staff in the future to handle the direct operation of the Plant and currently expect to employ approximately 50 people.

        The following table describes EGP's proposed use of proceeds, based upon current cash reserves and loan arrangements. The total projected sources are estimated to be approximately $173.9 million. VBV estimates the cost of the EGP plant to be approximately $173.9 million, which includes $15.5 million in working capital. VBV believes it has sufficient funds to complete the EGP plant. The projected use of funds is based on the estimated cost of plant construction, the regulatory permits required and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only and the actual use of funds may vary significantly from the descriptions given below. However, VBV anticipates that any variation in the use of proceeds will occur in the level of proceeds attributable to a particular use (as set forth below) rather than a change from one of the uses set forth below to a use not identified in this report.

Projected Sources and Uses of Funds

Estimated Sources of Funds:
Members' Equity	$67,225,000
Members' Equity—Seed Capital	2,077,000
Interest Income	1,430,000
Grants	1,950,000
Other Debt	1,255,000
Senior Debt	100,000,000

Total Estimated Sources of Funds	$173,937,000

Estimated Uses of Funds:
Plant Construction	$124,100,000
Site Costs	11,987,000
Railroad Costs	8,263,000
Fire Protection/Water Supply Costs	6,266,000
Rolling Stock Costs	1,005,000
Financing Costs and Capitalized Interest	2,184,000
Pre-Production Period Costs	4,640,000
Inventory & Working Capital Costs	15,492,000

Total Estimated Uses of Funds	$173,937,000

IBE Plant

        IBE raised $64.0 million of gross proceeds in sales of equity securities between January 2005 through March 2007. The net proceeds after costs of raising capital were $63.6 million. VBV expects that the IBE project will cost approximately $177.8 million. IBE entered into loan arrangements whereby Agstar Financial Services and the City of Bluffton have agreed to loan it up to $90 million to use for construction costs and working capital. IBE has received $22 million from the City of Bluffton, Indiana, Subordinate Solid Waste Disposal Facility Revenue Bonds. IBE was awarded a grant of $500,000 from the Indiana Economic Development Board (IEDB). In addition, it received approximately $1.3 million from other sources, including interest earned. Therefore, VBV believes it has the necessary funding to complete construction of the IBE plant.

        Representatives from Fagen, the contractor at the IBE plant, have informed VBV that the IBE plant will consume on an annual basis approximately 40 million bushels of corn and annually produce approximately 110 million gallons of fuel-grade, denatured ethanol, and approximately 330,000 tons of distillers grains. IBE has hired Aventine Renewable Energy, Inc. for a period of three years following the first commercial shipment to sell the ethanol produced at the IBE plant and VBV will sell the distillers grains produced at the IBE plant. VBV believes IBE can sell a portion of its distillers' grains in a wet form which is anticipated to save IBE a significant amount of money as a result of not having to dry the grain before selling it.

        Additionally, in discussions with representatives from Fagen, VBV has been informed that the IBE plant will produce approximately 300,000 tons of carbon dioxide annually that may be recovered. At this time, VBV intends to first scrub the carbon dioxide and then vent it off because VBV believes the carbon dioxide market in Indiana is overly saturated and at this time VBV does not believe it would be profitable or prudent to install capturing facilities at the IBE plant in light of the high cost.

        The IBE plant lies adjacent to a spur line of Norfolk Southern Railroad, a Class 1 railroad.

        IBE has hired and will be hiring additional staff in the future to handle the direct operation of the IBE plant and currently expect to employ approximately 50 people.

        The following table describes IBE's proposed use of proceeds, based upon its current cash reserves and loan arrangements. The total projected sources are estimated to be approximately $177.8 million. VBV estimates the cost of the IBE plant to be approximately $177.8 million, which includes $19.4 million in working capital. VBV believes it has sufficient funds to complete the IBE project. The projected use of funds is based on the estimated cost of plant construction, the regulatory permits required and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only and the actual use of funds may vary significantly from the descriptions given below. However, VBV anticipates that any variation in our use of proceeds will occur in the level of proceeds attributable to a particular use (as set forth below) rather than a change from one of the uses set forth below to a use not identified in this report.

Projected Sources and Uses of Funds

Estimated Sources of Funds:
Members' Equity	$62,651,000
Members' Equity—Seed Capital	1,360,000
Interest Income	1,260,000
Grant from IEDB	500,000
Revenue Bond	22,000,000
Senior Debt	90,000,000

Total Estimated Sources of Funds	$177,771,000

Estimated Uses of Funds:
Plant Construction	$126,609,000
Site Costs	12,055,000
Railroad Costs	5,840,000
Fire Protection/Water Supply Costs	6,165,000
Rolling Stock Costs	1,095,000
Financing Costs and Capitalized Interest	2,380,000
Pre-Production Period Costs	4,205,000
Inventory & Working Capital Costs	19,422,000

Total Estimated Uses of Funds	$177,771,000

Plan of Operations

        VBV expects to complete the construction of the two plants presently under development in the fourth quarter of 2008. It will commence operations after successful testing of production at both facilities. VBV expects to have sufficient cash on hand and debt financing to cover all costs associated with construction of these projects, including but not limited to, utilities, construction, equipment acquisition and the working capital needed to commence operations at the plants.

        In addition, VBV expects to have enough capital to cover the costs through this period, including staffing, office costs, audit, legal, compliance and staff training. It estimates that as of June 30, 2008, EGP will need approximately $33.7 million to complete the EGP plant, which includes $15.5 million in working capital. VBV estimates that IBE will need approximately $35.0 million to complete the IBE plant, which includes $19.4 million in working capital. At present, VBV believes EGP and IBE each have sufficient funds to complete their respective plants and hopes to complete the projects in accordance with the current projected budgets. However, there can be no assurance that EGP's and IBE's working capital requirements will not increase above projected levels as a result of increases in corn price and other inputs.

Critical Accounting Policies and Estimates

Revenue Recognition

        VBV recognizes revenue when all of the following criteria are satisfied: persuasive evidence of an arrangement exists; risk of loss and title transfer to the customer; the price is fixed and determinable; and collectability is reasonably assured.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets which are currently 3-7 years. Most of the assets are currently in construction in progress.

        Land and permanent land improvements are capitalized at cost. Non-permanent land improvements, construction in progress and capitalized interest are capitalized and will be depreciated upon the commencement of operations of the property. The money withheld on work performed for land improvements and construction in progress are included in these accounts and offset by a current liability for accrued retainage.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        VBV uses a days approach (estimated billing dollars divided by the number of days), unless other information is available, to estimate the liability for construction work from the billing cut-off to the end of the accounting period. These amounts can represent material estimates by the company. These accruals do not currently affect its operating results but may have a material impact on our reported assets and liabilities.

Stock-Based Compensation

        VBV applies SFAS No. 123 Accounting for Stock-Based Compensation for all compensation related to stock, options or warrants. SFAS 123 requires the recognition of compensation cost using a fair value based method whereby compensation costs is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. VBV will use the Black-Scholes pricing model to calculate the fair value of options and warrants issued to both employees and non-employees. Stock issued for compensation is valued using the market price of the stock on the date of the related agreement.

        VBV and EGP have each issued options to purchase units to various employees and/or service providers.

        EGP granted options to its directors on November 9, 2004, as subsequently adjusted by a split of the EGP's units on March 15, 2006, to purchase units at an exercise price of $0.45 per share. As of the date of this proxy statement/prospectus, all options were exercised except for an option to purchase up to 55,884 units at $0.45 per share, held by one former director. EGP also granted an option as of December 31, 2007 to James K. Patterson to purchase up to 125,000 units at an exercise price of $2.00. Both VBV and EGP believe that these options are not subject to section 409A because they relate to service recipient units and were issued at current fair market value, where the value was based on the most recent offering or sale of units by the respective companies.

        IBE granted options to employees of Midwest Bio-Management, LLC ("Mid-West"), pursuant to an agreement between IBE and Mid-West dated August 10, 2005. The options were issued to allow the employees each to purchase units of IBE equal to two and one-half percent (2.5%) of the total number of equity units upon closing of IBE's financing, an event that occurred on February 27, 2007. The exercise price was the lesser of $100 per unit or one percent (1%) of the then-current unit price. Because the options were issued with an exercise price below fair market value, the options constitute deferred compensation under section 409A.

Off-Balance Sheet Arrangements

        VBV does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial condition, results of operations or liquidity.

Recent Accounting Pronouncements

        In March 2008, the Financial Accounting Standards Board issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities." The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. SFAS No. 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity's liquidity by requiring disclosure of derivative features that are credit risk related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. VBV is currently evaluating the impact that this statement will have on its consolidated financial statements.

Operating Expenses

        VBV currently has operating expenses, such as salaries, for its current employees and will have additional expenses for other office and operational staff as they are hired. Along with operating expenses, VBV anticipates that it will have significant expenses related to financing and interest. VBV has allocated funds in its capital structure for these expenses. However, there can be no assurance that the funds allocated are sufficient to cover the expenses. VBV may need additional funding to cover these costs if sufficient funds are not retained up-front or if costs are higher than expected.

Results of Consolidated Operations

Fiscal Years Ended 2008 and 2007

        VBV is a later stage development company. Its fiscal year ends on March 31 of each year and its fiscal year ending 2007 was for the period of September 28, 2006, the date of investment in IBE, through March 31, 2007.

        VBV has had no revenues from operations since inception through March 31, 2008. However, it has had other income primarily from interest earned by the VBV Subsidiaries on the funds raised in their various offerings. It recorded interest income of $1.3 million and $1.4 million for the fiscal years ending 2007 and 2008, respectively. It expects interest income to decline as it uses the proceeds from the equity offerings of the VBV Subsidiaries to fund the building of the plants.

        VBV's operating expenses were $1.4 million and $5.4 million for the fiscal years ending 2007 and 2008, respectively. Its operating expenses are primarily general and administrative expenses for employee salaries and benefits, professional fees including accounting, legal, consulting, investor relations, board fees and site development fees for consultants for obtaining regulatory permits, plant design, rail design, feasibility studies and other services prior to starting construction.

        The increase in operating expenses for fiscal year 2008 compared to 2007 was primarily due to: (i) a $1.8 million increase in employee salaries and benefits related to increasing from no employees in 2006 to 19 at the end of 2008, (ii) a $900,000 increase in professional fees as the company utilized more consultants for accounting and legal matters and began paying board fees and (iii) a $1.3 million increase in general and administration expenses mainly due to insurance, travel and other office costs.

        Since inception, VBV has engaged consultants for professional services work. Prior to the commencement of the construction of its two plants, expenses were primarily the result of its efforts to identify viable sites for ethanol plants. VBV expended approximately $7.5 million of capital on potential sites, including IBE and EGP. It incurred feasibility costs, such as drilling test wells for water availability, plant layout, track design etc.

        As a result of the operating expenses and other income discussed above, VBV's income (loss) before income taxes was $198,000 and ($3.5 million) for fiscal years ended 2007 and 2008, respectively. It did not record an income tax benefit for the losses for fiscal years ending 2007 and 2008 due to the uncertainty of realizing the benefit in future years. Net income (loss) was $198,000 and ($3.5 million) for the fiscal years ended 2007 and 2008.

Three Months Ended June 30, 2008 and 2007

        VBV began trading operations during the quarter ended June 30, 2008. In that fiscal quarter, VBV generated $0.26 million in trading revenues. This trading activity had associated cost of goods sold of $0.16 million for the same period.

        VBV's operating expenses were $0.38 million and $1.63 million for the fiscal quarters ending June 2007 and June 2008, respectively. Its operating expenses are primarily general and administrative expenses for employee salaries and benefits, professional fees including accounting, legal, consulting, investor relations, board fees and, in the case of 2007, site development fees for consultants for obtaining regulatory permits, plant design, rail design, feasibility studies and other services prior to starting construction.

        The increase in operating expenses for fiscal quarter June 2008 compared to June 2007 was primarily due to: (1) a $2.1 million annualized increase in employee salaries and benefits, (2) a $900,000 annualized increase in professional fees as the company utilized more consultants for accounting and legal matters (3) a $1.4 million annualized increase in general and administration expenses mainly due to insurance, travel and other office costs.

        As a result of the operating expenses and other income discussed above VBV's income (loss) before income taxes was $0.38 million and ($1.17) million for fiscal quarters ended June 2007 and June 2008, respectively. It did not record an income tax benefit for the losses for fiscal quarters ending June 2007 and June 2008 due to the uncertainty of realizing the benefit in future years. Net income (loss) was $0.38 million and ($1.17) million for the fiscal quarters ended June 2007 and June 2008.

        In the course of the three months ended June 30, 2008, VBV signed an ethanol marketing agreement with a third party, pursuant to which VBV has agreed to market an expected 100 million gallons of ethanol to be produced by such party on an annual basis. The contract has an initial term of two years. In addition, VBV entered into two ethanol terminal throughput agreements. The first of the agreements was signed with Little Rock BioEnergy Partners, LLC for a minimum of 1 million US gallons per month. This contract has a term of 24 months and assesses a take or pay terminaling charge per each gallon. The second agreement was signed with Oklahoma City BioEnergy Partners, LLC for a minimum of 1 million US gallons per month. This second contract has a term of 24 months and assesses a take or pay terminaling charge per each gallon.

Liquidity and Capital Resources

        At March 31, 2008, VBV had $538,000 in cash and equivalents. All of the funds the VBV Subsidiaries have raised have been invested in short-term US Government-backed money market securities.

        At June 30, 2008, VBV had $1.64 million in cash and $1.41 million in short term investments. Short term investments are composed primarily of government backed certificates of deposits, used as securities for utilities infrastructure at EGP.

        In the three months ended June 30, 2008, $2.1 million in capital contributions was received by VBV. These contributions were composed of $1.8 million from Bioverda US and $0.3 million from Wilon.

        Also in the three months ended June 30, 2008, VBV borrowed the sum of $3 million from its members to be employed as working capital to finance its trading activities. The loan was composed of $2.7 million from Bioverda International and $0.3 million from Wilon. Both loans have associated promissory notes that obligate VBV to pay interest on the balance of the principal sum at a rate of 6% per annum. In addition, all principal, together with all accrued and unpaid interest, is due and payable on the fifth business day following written notice of demand from lender to borrower.

Loan Commitments and Repayment Terms

        EGP—In January 2007, EGP entered into a credit agreement with Farm Credit Services of Mid-America to partially finance the construction of its plant. In August 2007, EGP amended the credit agreement to include an additional $5 million. The EGP loan is comprised of a $60 million construction term loan, a revolving construction term loan of $37.4 million and a $2.6 million revolving line of credit.

        Construction Term Loan—This loan of $60 million is available for advances until construction for the plant has been completed, estimated to be in the fourth quarter of 2008. Principal payments are to commence with $2.4 million due on May 20, 2009, and each quarter thereafter with a final maturity on May 20, 2015. In addition, for fiscal years 2008 and ending with the fiscal year 2013, EGP is also required to make a special payment equal to 75% of the available (if any) free cash flow from operations in each year, not to exceed $8 million per year and provided, however, that if such payments would result in a covenant default under the Loan Agreements, the $18 million in the aggregate amount of the payments shall be reduced to an amount which would not result in a covenant default. The free cash flow payments are discontinued when the aggregate total received from such payments exceeds $18 million.

        Revolving Construction Term Loan—This loan of $37.4 million is available for advances throughout the life of the commitment. This loan provides for semi-annual reductions of $4,675,000 of the commitment to commence on the first day of the month beginning approximately six months after repayment of the Construction Term Loan, by November 1, 2015 at the latest with a final maturity no later than November 1, 2018.

        Revolving Line of Credit—This loan in an aggregate principal amount not to exceed at any one time outstanding the lesser of $2,600,000 or the borrowing base is available for the purpose of financing eligible inventory and receivables. The company may borrow, repay and reborrow. The effective date of the commitment is expected to be October 1, 2008 for a term of 12 months up to and including October 1, 2009. The commitment can be renewed annually.

        IBE—In February 2007, IBE entered into a credit agreement with Agstar Financial Services to partially finance the construction of its plant. The IBE loan is a $90 million construction loan, which will convert into a $70 million amortizing term loan and a $20 million revolving line of credit at plant completion. IBE also entered into an agreement on March 1, 2007 and received $22 million from the City of Bluffton, Indiana, Subordinate Solid Waste Disposal Facility Revenue Bonds Series 2007A (Indiana Bio-Energy, LLC) (the "Series 2007A Bonds").

        Term Loan—This loan is available for advances until construction for the plant has been completed, estimated to be in the fourth quarter of 2008. Principal payments are to commence with $58,333 due the earlier of 60 days from completion or December 31, 2008, and each month thereafter with a final maturity on December 31, 2013 at the latest. In addition, for fiscal years ending in 2009 and thereafter, IBE is also required to make special payments equal to 75% of the available (if any) free cash flow from operations in each year, not to exceed $4 million per year or $16 million in aggregate, and provided, however, that if such payments would result in a covenant default under the Loan Agreements, the amount of the payments shall be reduced to an amount which would not result in a covenant default.

        Term Revolving Loan—On completion of the IBE plant, a portion of the construction loan shall be converted into a Term Revolving Loan to be used for cash and inventory management purposes. The maximum amount of the Construction Loan that is converted into a Term Revolving Loan shall be at borrower's option but in any event not greater than $20,000,000. The term of the Term Revolving Loan is five years from conversion date, which is within 60 days of the completion date of the plant.

        Series 2007A Bonds—Funds from the Series 2007A Bonds have been received at March 31, 2008. The Series 2007A Bonds require semi-annual principle and interest payments beginning in March 2010 through September 2019.

Pricing and fees

        EGP—The EGP loans bear interest at either Agent Base Rate (prime) plus 0%-1/2% (based on a ratio of total equity to total assets) or short-term fixed rates at LIBOR plus 290 to 315 basis points (based on a ratio of total equity to total assets). The lenders may, however, allow the company to elect to pay interest at a fixed interest rate to be determined. Origination fees of $1.1 million, along with $2,000 for equity in lenders, have been incurred by EGP through March 31, 2008. Appraisal, inspecting engineer, and title company insurance and disbursing fees are also at the EGP's expense. Annual administrative fees of $40,000 began August 9, 2006. An unused commitment fee of 1/2% is charged on the $37.4 million Revolving Construction Term Loan and on the $2.6 million Revolving Line of Credit.

        IBE—The IBE term loan bears interest at LIBOR short-term fixed rates plus 350 basis points during the construction phase and plus 250 to 325 basis points thereafter (based on a ratio of total equity to total assets). Origination fees of $1.3 million and other fees in the amount of $26,000 have been incurred by IBE through March 31, 2008. Appraisal, inspecting engineer, and title company insurance and disbursing fees are also at IBE's expense. The IBE Series 2007A Bonds bear interest at 7.50%. An annual administrative fee of $5,000 begins May 2008. Bond issuance costs totaled $1.0 million.

Availability of Advances, Interest Rates and Fees

        Advances are subject to satisfaction of specified lending conditions. Advances correlate to budget and construction timeline projections, with verification of progress by a third-party engineer at both IBE and EGP.

Security

        As security for the loans, the lenders received a first-position lien on all personal property and real estate owned by EGP and IBE, including an assignment of all contracts and rights pertinent to construction and on-going operations of the plants. However, in respect of the Series 2007A Bonds, U.S. Bank National Association, as trustee, received for the benefit of the bond holders, a subordinate security interest in all personal property and real estate owned by IBE.

Representations, Warranties and Covenants

        The loan agreements contain representations, warranties, conditions precedent, affirmative covenants (including financial covenants) and negative covenants.

        EGP—The EGP facility requires working capital (current assets over current liabilities in accordance with GAAP consistently applied) of not less than $9 million at the commencement of operations and increasing to $12 million at fiscal year ending 2009, and thereafter, except that in determining current assets, any amounts available (less the amount that would be considered a current liability under GAAP if fully advanced) may be included.

        The credit facility requires net worth (total assets over total liabilities in accordance with GAAP consistently applied) of $66 million, increasing to $67 million on completion date, and increasing to $70 million at fiscal year ending 2009 and thereafter.

        The credit facility also requires Debt Service Coverage Ratio of 1.25 to 1.0 for fiscal year end 2009 and thereafter. Debt Service Coverage Ratio is defined as (all as calculated for the most current year-end in accordance with GAAP consistently applied): i) net income (after taxes), plus depreciation and amortization,; divided by ii) all current portions of regularly scheduled long term debt for the prior period (previous year end).

        In addition, dividends or other distributions to unit holders will be limited to 40% of the profit net of income taxes for each fiscal year and may be paid only where EGP is expected to remain in compliance with all loan covenants, terms and conditions. Furthermore, with respect to the fiscal years ending in 2009 and thereafter, an additional distribution may be made to unitholders in excess of the 40% limit for such fiscal year if EGP has made the required free cash flow payment for/based on such fiscal year, and will thereafter remain in compliance with all loan covenants, terms and conditions on a pro forma basis net of said potential additional payment. There can be no assurance that EGP can remain in compliance with all loan covenants.

        IBE—The IBE facility requires working capital (current assets over current liabilities in accordance with GAAP consistently applied) of not less than $10 million at the commencement of operations and increasing to $12 million no later than 12 months after the completion date and continuing thereafter, except that in determining current assets, any amounts available (less the amount that would be considered a current liability under GAAP if fully advanced) may be included.

        The credit facility requires net worth (total assets over total liabilities plus subordinated debt in accordance with GAAP consistently applied) of $80 million at completion date and continuing thereafter.

        The credit facility requires tangible owner's equity (net worth divided by total assets) of at least 40% at the end of the first fiscal year following the completion date and at least 50% by the end of the second fiscal year following completion date and continuing thereafter.

        The credit facility also requires Debt Service Coverage Ratio of 1.25 to 1.0 for fiscal year end 12 months following completion date and continuing thereafter. Debt Service Coverage Ratio is defined as (all as calculated for the most current year-end in accordance with GAAP consistently applied): i) net income (after taxes), plus depreciation and amortization,; divided by ii) all current portions of regularly scheduled long term debt for the prior period (previous year end).

        In addition, dividends or other distributions to unit holders will be limited to 50% of the profit net of income taxes for each fiscal year and may be paid only where IBE is expected to remain in compliance with all loan covenants, terms and conditions. There can be no assurance that IBE can remain in compliance with all loan covenants.

Contractual Obligations

        VBV's contractual obligations as of March 31, 2008 were as follows:

		Payments Due by Period
Contractual Obligations—IBE
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	Thereafter
IBE Revenue Bonds	$22,000,000	$—	$2,120,000	$3,220,000	$16,660,000
IBE Loan Agreements	29,559,998	1,750,000	14,000,000	13,809,998	—
Purchase Obligations	24,859,185	24,859,185	—	—	—

Total	$76,419,183	$26,609,185	$16,120,000	$17,029,998	$16,660,000

		Payments Due by Period
Contractual Obligations—EGP
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	Thereafter
Capital Lease Obligation	$394,618	$93,326	$301,292	$—	$—
EGP Loan Agreements	29,600,000	—	19,200,000	10,400,000	—
Other Long-Term Liabilities	1,000,000	—	200,000	200,000	600,000
Purchase Obligations	30,246,709	30,246,709	—	—	—

Total	$61,241,327	$30,340,035	$19,701,292	$10,600,000	$600,000

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT
MARKET RISK OF VBV AND ITS SUBSIDIARIES

        VBV has adopted a Risk Management Policy to serve as the guideline for capturing, measuring, and reporting risk and enable management to control the market risk exposure of VBV and the VBV Subsidiaries. Under the policy, VBV's risk committee is responsible for identifying, considering and managing all of VBV's business risks, including agricultural and non-agricultural commodity price risk (procurement and selling prices); foreign currency risk; financial risk (interest rates); and other business risks.

        Once the VBV Subsidiaries' ethanol plants are operational, VBV will be subject to ongoing market risks concerning long-term debt, future prices of corn, natural gas, and ethanol and distillers grains. Although not yet currently operational, VBV is currently exposed to the impact of market fluctuations associated with interest rates and commodity prices as discussed below. From time to time, VBV may purchase corn futures and options to hedge a portion of the corn it anticipates it will need. In addition, VBV has contracted for future physical delivery of corn. At this time, VBV does not expect to have exposure to foreign currency risk as its expects to conduct all of its business in U.S. dollars.

Commodity Price Risk

        VBV will produce ethanol and distillers grains from corn and its business will be sensitive to changes in the prices of each of these commodities. The price of corn is subject to fluctuations due to unpredictable factors such as weather; corn planted and harvested acreage; changes in national and global supply and demand; and government programs and policies. VBV's ethanol plants will use natural gas in the ethanol production process and, as a result, the business will also be sensitive to changes in the price of natural gas. The price of natural gas is influenced by such weather factors as extreme heat or cold in the summer and winter, or other natural events like hurricanes in the spring, summer and fall. Other natural gas price factors include North American exploration and production, and the amount of natural gas in underground storage during both the injection and withdrawal seasons. Ethanol prices are sensitive to world crude-oil supply and demand; crude-oil refining capacity and utilization; government regulation; and consumer demand for alternative fuels. Distillers grains prices are sensitive to various demand factors such as numbers of livestock on feed, prices for feed alternatives, and supply factors, primarily production by ethanol plants and other sources.

        VBV will attempt to reduce the market risk associated with fluctuations in the price of corn and natural gas by employing a variety of risk management and hedging strategies. Strategies include the use of derivative financial instruments such as futures and options executed on the CBOT and/or the NYMEX, as well as the daily management of physical corn and natural gas procurement relative to the EGP and IBE plant requirements for each commodity. The management of VBV's physical corn procurement may incorporate the use of forward fixed-price contracts and basis contracts.

        VBV is exposed to ethanol, corn, distillers grains and natural gas price risk. Market risk related to these factors is estimated as the potential change in pre-tax income resulting from hypothetical 10% adverse changes in prices of its expected corn and natural gas requirements, and ethanol and distillers grains output for a one-year period. This analysis excludes the impact of risk management activities that result from the use of fixed-price purchase and sale contracts and derivatives. The results of this analysis as of June 30, 2008, which may differ from actual results, are as follows (in thousands):

Commodity	Estimated Total Volume for the Next 12 Months	Unit of Measure	Approximate Adverse Change to Income
Ethanol	164,238	Gallons	$44,345
Corn	58,241	Bushels	$36,109
Distillers grains	504	Tons*	$9,068
Natural Gas	4,599	MMBTU	$4,737

    *
    Distillers grains quantities are stated on an equivalent dried-ton basis.

        At May 31, 2008, none of VBV's estimated corn and natural gas usage for the first 12 months of operations was subject to fixed-price contracts; and none of VBV's forecasted ethanol and distillers grain production during the first 12 months of operations has been sold under fixed-price contracts.

Interest Rate Risk

        VBV is exposed to market risk from changes in interest rates. Exposure to interest rate risk results primarily from holding term and revolving loans that bear variable interest rates. Specifically, VBV and the VBV Subsidiaries expect to have $212 million outstanding in long-term debt as of November 2008, nearly all of which is variable-rate in nature. VBV estimates that a one percent (1%) change in the interest rate on the variable portion of its long-term debt would impact VBV's annual pre-tax earnings by approximately $1.9 million. The specifics of each note are discussed in greater detail in "VBV Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" beginning on page 187 of this proxy statement/prospectus.

FUTURE SHAREHOLDER PROPOSALS

        Pursuant to Rule 14a-4(c) under the Exchange Act, if GPRE does not receive advance notice of a shareholder proposal to be raised at its next annual meeting of shareholders in accordance with the requirements of GPRE's Bylaws, the proxies solicited by GPRE may confer discretionary voting authority to vote proxies on the shareholder proposal without any discussion of the matter in the proxy statement. GPRE's Bylaws provide that timely written notice of a shareholder proposal must be delivered to, or mailed and received by, the Secretary of GPRE at the principal executive offices of GPRE not less than 50 nor more than 75 days prior to the meeting. As to each matter a stockholder proposes to bring before the 2009 annual meeting of shareholders, the shareholder's notice must set forth: (i) a brief description of the business desired to be brought and the reasons for conducting such business at such meeting, (ii) the name and record address of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal, (iii) the class and number of shares of GPRE which are beneficially owned by the shareholder and by any other shareholders known by such shareholder to be supporting such proposal, and (iv) any material or financial interest of the shareholder in such business. GPRE's Bylaws also provide that the chairman of an annual meeting shall, if the facts warrant, determine and declare at any meeting of the shareholders that business was not properly brought before the meeting and, if he should so determine, declare that such business shall not be transacted.

        Any shareholder who desires to have a proposal included in the proxy soliciting material relating to GPRE's 2009 annual meeting of shareholders should send a signed notice of intent to the Secretary of GPRE at 105 North 31st Avenue, Suite 103, Omaha, Nebraska 68131. This notice, including the text of the proposal must be received no earlier than January 2, 2009 and no later than January 27, 2009 to be considered for inclusion in the proxy statement for the 2009 annual meeting of shareholders.

EXPERTS

        The consolidated balance sheets of Green Plains Renewable Energy, Inc. as of November 30, 2007 and 2006, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended November 30, 2007 included in this registration statement have been so included in reliance on the report of L.L. Bradford & Company, LLC, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

        The consolidated balance sheets of VBV LLC and subsidiaries (a development stage company) (the Company) as of March 31, 2008 and 2007, and the related consolidated statements of operations, members' capital and cash flows for the year ended March 31, 2008 and for the periods from September 28, 2006 (date of inception) to March 31, 2007 and from September 28, 2006 (date of inception) to March 31, 2008 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the shares of GPRE common stock offered hereby will be passed upon for GPRE by Husch Blackwell Sanders LLP. Certain tax matters respecting the Mergers will be passed upon for the members of VBV by Stoel Rives LLP.

WHERE YOU CAN FIND MORE INFORMATION

        GPRE files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that GPRE has filed with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

        GPRE common stock is traded on the NASDAQ Capital Market and on the American Stock Exchange under the symbol "GPRE" and its SEC filings can also be read at the following address: NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

        GPRE's SEC filings are also available to the public on the SEC's internet website at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

        The following index lists consolidated financial statements and notes thereto filed as part of this proxy statement/prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Green Plains Renewable Energy, Inc.

        We have audited the accompanying balance sheets of Green Plains Renewable Energy, Inc. as of November 30, 2007 and 2006, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended November 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Plains Renewable Energy, Inc. as of November 30, 2007 and 2006, and the results of its operations and cash flows and for each of the years in the three-year period ended November 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Green Plains Renewable Energy, Inc.'s internal control over financial reporting as of November 30, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 8, 2008 expressed an adverse opinion.

/s/  L.L. BRADFORD & COMPANY, LLC

L.L. Bradford & Company, LLC
February 8, 2008
Las Vegas, Nevada

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Green Plains Renewable Energy, Inc.

        We have audited Green Plains Renewable Energy, Inc.'s internal control over financial reporting as of November 30, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Green Plains Renewable Energy, Inc.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying "Management's Annual Report on Internal Control Over financial Reporting". Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        A material weakness is a control deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management's assessment.

        Procedures related to proper month-end cutoffs of ethanol and distillers grains sales were not functioning as designed, resulting in material post-closing adjustments to revenues in Green Plains Renewable Energy, Inc.'s consolidated financial statements.

        This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2007 financial statements, and this report does not affect our report dated February 8, 2008 on those financial statements.

        In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Green Plains Renewable Energy, Inc. has not maintained effective internal control over financial reporting as of November 30, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheets and the related statements of income, stockholders' equity and comprehensive income, and cash flows of Green Plains Renewable Energy, Inc., and our report dated February 8, 2008 expressed an unqualified opinion.

/s/  L.L. BRADFORD & COMPANY, LLC

L.L. Bradford & Company, LLC
February 8, 2008
Las Vegas, Nevada

GREEN PLAINS RENEWABLE ENERGY, INC

CONSOLIDATED BALANCE SHEETS

	November 30, 2007	November 30, 2006
ASSETS
Current assets
Cash and cash equivalents	$11,913,868	$43,088,464
Accounts receivable	3,063,147	—
Inventories	6,903,231	—
Prepaid expenses and other	1,882,180	710,135
Derivative financial instruments	1,416,563	397,875

Total current assets	25,178,989	44,196,474
Property and equipment, net	147,494,283	47,081,787
Deferred income taxes	143,268	51,800
Other assets	7,456,178	4,673,471

Total assets	$180,272,718	$96,003,532

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$14,846,849	$9,704,352
Derivative financial instruments	116,250	—
Deferred income taxes	143,268	13,000
Current maturities of long-term debt	9,218,639	60,000

Total current liabilities	24,325,006	9,777,352
Long-term debt	63,855,402	330,000

Total liabilities	88,180,408	10,107,352

Commitments and contingencies
Stockholders' equity
Common stock, $0.001 par value; 25,000,000 shares authorized, 7,244,784 and 6,002,736 shares issued and outstanding, respectively	7,245	6,003
Additional paid-in capital	98,753,166	85,419,806
Retained earnings (accumulated deficit)	(6,668,101)	470,371

Total stockholders' equity	92,092,310	85,896,180

Total liabilities and stockholders' equity	$180,272,718	$96,003,532

See accompanying notes to the consolidated financial statements.

GREEN PLAINS RENEWABLE ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended November 30,
	2007	2006	2005
Revenues
Ethanol	$18,088,695	$—	$—
Distillers grains	4,271,652	—	—
Grain merchandising and storage	1,842,044	—	—

Total revenues	24,202,391	—	—
Cost of goods sold	23,042,844	—	—

Gross profit (loss)	1,159,547	—	—
Operating expenses	8,943,202	2,150,986	729,546

Operating loss	(7,783,655)	(2,150,986)	(729,546)

Other income (expense)
Interest income	1,133,063	1,791,989	331,792
Interest expense, net of amounts capitalized	(1,177,402)	—	—
Net gains on derivative financial instruments	339,562	1,600,396	—
Other, net	55,471	2,721	—

Total other income (expense)	350,694	3,395,106	331,792

Income (loss) before income taxes	(7,432,961)	1,244,120	(397,754)
Income tax provision (benefit)	(294,489)	326,000	—

Net income (loss)	$(7,138,472)	$918,120	$(397,754)

Earnings (loss) per share:
Basic	$(1.18)	$0.19	$(0.42)

Diluted	$(1.18)	$0.19	$(0.42)

Weighted average shares outstanding:
Basic	6,074,182	4,877,938	945,517

Diluted	6,074,182	4,904,545	945,517

See accompanying notes to the consolidated financial statements.

GREEN PLAINS RENEWABLE ENERGY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock			Retained Earnings (Accumulated Deficit)
			Additional Paid-in Capital		Total Stockholders' Equity
	Shares	Amount
Balance, November 30, 2004	765,000	$765	$672,523	$(49,995)	$623,293
Issuance of common stock for services at $10.00 per share	5,000	5	49,995	—	50,000
Issuance of common stock for cash at $10.00 per share, net of offering costs of $256,658	3,445,990	3,446	34,199,796	—	34,203,242
Net loss for the year ended November 30, 2005	—	—	—	(397,754)	(397,754)

Balance, November 30, 2005	4,215,990	4,216	34,922,314	(447,749)	34,478,781
Issuance of common stock for services at $10.00 per share	5,000	5	49,995	—	50,000
Issuance of common stock for acquisition at $10.00 per share	100,000	100	999,900	—	1,000,000
Issuance of common stock for land at $43.90 per share	10,900	11	478,499	—	478,510
Issuance of common stock for services at $37.30 per share	2,500	3	93,247	—	93,250
Issuance of common stock for exercise of warrants for cash at $30.00 per share, plus fees	68,277	68	2,049,052	—	2,049,120
Issuance of common stock for cash at $30.00 per share, net of offering costs of $1,173,671	1,600,069	1,600	46,826,799	—	46,828,399
Net income for the year ended November 30, 2006	—	—	—	918,120	918,120

Balance, November 30, 2006	6,002,736	6,003	85,419,806	470,371	85,896,180
Stock-based compensation to directors and employees	37,548	38	3,566,144	—	3,566,182
Issuance of common stock for land at $20.60 per share	500	—	10,300	—	10,300
Issuance of common stock for services at $9.53 per share	4,000	4	38,116	—	38,120
Issuance of common stock for cash at $8.10 per share	1,200,000	1,200	9,718,800	—	9,720,000
Net loss for the year ended November 30, 2007	—	—	—	(7,138,472)	(7,138,472)

Balance, November 30, 2007	7,244,784	$7,245	$98,753,166	$(6,668,101)	$92,092,310

See accompanying notes to the consolidated financial statements.

GREEN PLAINS RENEWABLE ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended November 30,
	2007	2006	2005
Cash flows from operating activities:
Net income (loss)	$(7,138,472)	$918,120	$(397,754)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	1,028,101	13,201	1,693
Unrealized gains on derivative financial instruments	(427,438)	(32,375)	—
Stock-based compensation expense	3,604,302	143,250	50,000
Deferred income taxes	38,800	(38,800)	—
Changes in operating assets and liabilities:
Accounts receivable	(3,063,147)	—	—
Inventories	(6,903,231)	—	—
Prepaid expenses and other	(1,172,045)	(710,132)	—
Derivative financial instruments	(475,000)	(365,500)	—
Accounts payable and accrued liabilities	5,301,315	630,677	100,151

Net cash provided (used) by operating activities	(9,206,815)	558,441	(245,910)

Cash flows from investing activities:
Purchases of property and equipment	(100,211,960)	(36,583,670)	(723,789)
Payment of recoverable rail line costs	—	(3,500,000)	—
Acquisition of business	(449,055)	—	—
Cash acquired in acquisition of subsidiary	—	210,291	—
Payments related to land option agreements	(5,000)	(23,500)	—
Purchase of securities	—	—	(28,064,700)
Sale of securities	—	28,064,700	—
Utility services deposits	(2,417,870)	—	—

Net cash used by investing activities	(103,083,885)	(11,832,179)	(28,788,489)

Cash flows from financing activities:
Proceeds from the issuance of common stock	9,720,000	48,877,519	34,203,242
Proceeds from the issuance of long-term debt	71,796,144	400,000	—
Payment of principal on long-term debt	(60,000)	(10,000)	—
Payment of loan fees and equity in creditors	(340,040)	(700,253)	—

Net cash provided by financing activities	81,116,104	48,567,266	34,203,242

Net change in cash and equivalents	(31,174,596)	37,293,528	5,168,843
Cash and equivalents, beginning of period	43,088,464	5,794,936	626,093

Cash and equivalents, end of period	$11,913,868	$43,088,464	$5,794,936

(Continued on the following page)

GREEN PLAINS RENEWABLE ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year Ended November 30,
	2007	2006	2005
Supplemental disclosures of cash flow:
Cash paid for income taxes	$495,037	$—	$—

Cash paid for interest	$1,921,565	$—	$—

Noncash investing and financing activities:
Common stock issued for acquisition of subsidiary:
Cash	$—	$210,291	$—
Deposits related to option agreement	—	11,100	—
Site development costs	—	778,609	—

Total common stock issued for acquisition of subsidiary	$—	$1,000,000	$—

Noncash additions to property and equipment:
Common stock issued for purchase of land	$10,300	$478,510	$—
Transfer of site development costs to land	386,856	—	—
Purchase accounting cost allocated to land options transferred to land	100	332,990	—
Land option cost transferred to land	10,000	10,000	—
Capitalized interest from amortization of debt issuance costs	71,478	—	—
Change in accrued construction liabilities	(2,838,464)	5,339,376	64,750
Change in construction retainage liabilities	2,679,646	3,628,346	—

	$319,916	$9,789,222	$64,750

See accompanying notes to the consolidated financial statements.

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

Description of Business

        References to "we," "us," "our" or the "Company" in these notes to the consolidated financial statements refer to Green Plains Renewable Energy, Inc., an Iowa corporation, and its subsidiaries. We were incorporated on June 29, 2004 to construct and operate dry mill, fuel grade ethanol production facilities. Ethanol is a renewable, environmentally clean fuel source that is produced at numerous facilities in the United States, mostly in the Midwest. In the U.S., ethanol is produced primarily from corn and then blended with unleaded gasoline in varying percentages.

        Construction of our first ethanol plant, located in Shenandoah, Iowa, began in April 2006. Operations commenced and we produced initial amounts of ethanol and distillers grains at the Shenandoah plant in late August 2007, which moved us from a development stage company to an operating entity. Construction began in August 2006 on a second plant, similar to the Shenandoah facility, in Superior, Iowa, which is currently expected to be completed in the spring of 2008. We are currently focusing our efforts on efficient operation of the Shenandoah plant, as well as preparing for the completion of our Superior plant.

        Both of the above-mentioned ethanol production facilities are name-plate 50 million gallon per year ("mmgy") plants. Name-plate means the plant is designed by the design builders and the process technology providers to produce at least the stated quantity of ethanol per year once it becomes operational. At name-plate capacity each plant is expected to, on an annual basis, consume approximately 18 million bushels of corn and produce approximately 50 million gallons of fuel-grade, undenatured ethanol, and approximately 160,000 tons of animal feed known as distillers grains. We have contracted with Renewable Products Marketing Group, LLC, ("RPMG"), an independent broker, to sell the ethanol and with CHS Inc., a Minnesota cooperative corporation to sell the distillers grains produced at the plants. Our third party marketing agents will coordinate all sales, marketing, and shipping of our products.

Consolidated Financial Statements

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain amounts previously reported have been reclassified to conform to the current year presentation.

Use of Estimates in the Preparation of Consolidated Financial Statements

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurement of Financial Instruments

        We account for financial instruments according to Statement of Financial Accounting Standard ("SFAS") No. 157, "Fair Value Measurements." The following methods and assumptions were used by

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (Continued)

us in estimating the fair value of our financial instruments (which are separate line items in the consolidated balance sheet):

        Level 1—Market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs):

  Cash and cash equivalents—The carrying value of cash, cash equivalents and marketable securities is their fair value due to the high liquidity and relatively short maturity of these instruments. Marketable securities considered to be cash equivalents are invested in low-risk interest-bearing government instruments, and the carrying value is determined by the financial institution where the funds are held.

  Derivative financial instruments—These instruments are valued at fair market value based upon information supplied by the broker at which these instruments are held. The fair value is determined by the broker based on closing quotes supplied by the Chicago Board of Trade. The Chicago Board of Trade is an exchange with published pricing. See the "Derivative Financial Instrument" policy below for additional information.

        Level 2—The reporting entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs):

  Accounts receivable, accounts payable and accrued liabilities—The carrying value of accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short outstanding period of these items.

  Long-term debt—The Company has a non-transferable, zero-interest note. It is not practicable to estimate the fair value of this debt since the note contains unique terms, conditions and restrictions, and there is no readily determinable similar instrument on which to base an estimate of fair value. In addition, long-term debt includes a $100,000 grant which, based on certain covenants, when reached, we intend to record as income.

Cash and Cash Equivalents

        We consider our highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents as of November 30, 2007 and 2006 included amounts in short-term government funds.

Accounts Receivable

        Amounts included in accounts receivable relate to unpaid amounts for sales of ethanol and distillers grains. We sell nearly all of our ethanol and distillers grains, pursuant to contracts, to third-party brokers, who are our customers for purposes of revenue recognition. These third-parties coordinate subsequent sales, marketing, and shipping of ethanol and distillers grains. A small amount of distillers grains is also sold to local farmers. Accordingly, once the ethanol or distillers grains are loaded into trucks or rail cars and bills of lading are generated, accounts receivable are recorded.

        Because our ethanol and most of our distillers grains are sold directly to these third-party marketing agents under terms that typically require payments are typically within ten days from the date of sale, no allowance for doubtful accounts has currently been deemed as necessary.

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (Continued)

Concentrations of credit risk

        In the normal course of business, we are exposed to credit risk resulting from the possibility that a loss may occur from the failure of another party to perform according to the terms of a contract. Concentrations of credit risk exist related to our accounts receivable since we sell nearly all of our ethanol and distillers grains to third-party brokers. Although payments are typically received within ten days from the date of sale to these third-party brokers, we continually monitor this credit risk exposure.

Inventories

        Inventories are stated at the lower of average cost (determined monthly) or market.

Derivative Financial Instruments

        Derivatives such as exchange-traded futures are currently recognized on the consolidated balance sheet at fair value. Currently, all fair value adjustments for derivative financial instruments are recorded in the consolidated statement of operations as gains/losses in other income. In the future, derivative financial instruments found to be highly effective hedges with their underlying commodity may be designated as cash flow hedges and recorded in other comprehensive income, net of tax.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation. Depreciation of these assets is generally computed using the straight-line method over the following estimated useful lives of the assets:

Years
Land improvements	20
Plant, buildings and improvements	10-40
Railroad track and equipment	35
Ethanol production equipment	20-40
Other machinery and equipment	5-7
Computers and software	3-5
Office furniture and equipment	5

        Property and equipment is capitalized at cost. Non-permanent land improvements, construction in progress and capitalized interest are depreciated upon the commencement of operations of the property (i.e. ethanol plant start-up). Expenditures for property betterments and renewals are capitalized. Costs of repairs and maintenance are charged to expense as incurred.

        We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of our fixed assets.

Impairment of Long-Lived Assets

        Our long-lived assets consist of property and equipment and acquired intangible assets. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to estimated undiscounted future cash

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (Continued)

flows expected to be generated by the asset. If the carrying amount of an asset exceeds it estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Significant management judgment is required in determining the fair value of our long-lived assets to measure impairment, including projections of future discounted cash flows.

Recoverable Rail Line Costs

        We have entered into a contract with Burlington Northern Santa Fe ("BNSF") that required us to pay rail line renovation costs for the spur track running from Red Oak, Iowa to the Shenandoah plant. Included in the contract is a provision for reimbursement to the Company for the renovation costs up to $3.5 million through rebates ($50 to $150) issued per rail car load, provided sufficient rail cars are placed on the rail line. The rebates are recorded as a reduction to the track renovation costs until the full amount has been recovered. If the track is sold by BNSF, the agreement provides for repayment to the Company for any portion of the unrecovered renovation costs.

Site Development Costs

        Site development costs are business development expenditures incurred for professional fees for planning, zoning, permits, designs and other services, and are expensed prior to the construction project reaching economic feasibility consistent with past practice. Economic feasibility is determined by the progress of funding the project. When the project is funded, these costs going forward are capitalized as the cost of the project.

Debt Issuance Costs

        Fees and costs related to securing debt financing are recorded as debt issuance costs. Debt issuance costs are stated at cost, and are amortized as interest expense over the life of the loans.

Revenue Recognition

        We recognize revenue when all of the following criteria are satisfied: persuasive evidence of an arrangement exists; risk of loss and title transfer to the customer; the price is fixed and determinable; and collectability is reasonably assured. We sell all of our ethanol and the majority of our distillers grains to third-party brokers, who are our customers for purposes of revenue recognition, pursuant to contracts with these brokers. Our third-party marketing agents coordinate all subsequent sales, marketing, and shipping of our products. Accordingly, once the ethanol or distillers grains are loaded into rail cars and bills of lading are generated, the criteria for revenue recognition are considered to be satisfied and sales are recorded. As part of our contracts with these third-party brokers, shipping costs are incurred by them and factored into their net sales price rather than being charged back to us. For the small number of distillers grains products sold to local farmers, bills of lading are generated and signed by the driver for outgoing shipments, at which time sales are recorded.

Environmental Expenditures

        Environmental expenditures that pertain to our current operations and relate to future revenue are expensed or capitalized consistent with our capitalization policy. Expenditures that result from the remediation of an existing condition caused by past operations, and that do not contribute to future revenue, are expensed.

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (Continued)

Stock-Based Compensation

        The Company applies SFAS No. 123(R) "Accounting for Stock-Based Compensation" for all compensation related to stock, options or warrants. SFAS No. 123(R) requires the recognition of compensation cost using a fair value based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued to both employees and non-employees. Stock issued for compensation is valued using the market price of the stock on the date of the related agreement.

Income Taxes

        The Company accounts for its income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial reporting carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operating results in the period of enactment. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Recent Accounting Pronouncements

        In June 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. ("FIN") 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109," which establishes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. FIN 48, which is effective for fiscal years beginning after December 15, 2006, also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The cumulative effect of adopting FIN 48 is required to be reported as an adjustment to the opening balance of retained earnings (or other appropriate components of equity) for that fiscal year, presented separately. We are currently evaluating the impact that this interpretation will have on our consolidated financial statements. FIN 48 will be effective for us beginning December 1, 2007.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115," which permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing the fair value option would be required to recognize changes in fair value as unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. SFAS No. 159 is

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (Continued)

effective for fiscal years beginning after November 15, 2007. The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption. We are currently evaluating the impact, if any, that SFAS No. 159 will have on our consolidated financial statements. SFAS No. 159 will be effective for us beginning December 1, 2007.

        In December 2007, the FASB issued "Summary of Statement No. 141 (revised 2007)," which replaces SFAS No. 141, "Business Combinations," to improve the relevance and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. Statement No. 141 retains the fundamental requirements that the acquisition method of accounting (which SFAS No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. That replaces SFAS No. 141's cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS No. 141's guidance resulted in not recognizing some assets and liabilities at the acquisition date, and it also resulted in measuring some assets and liabilities at amounts other than their fair values at the acquisition date. This Summary Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. It may not be applied before that date. We are currently evaluating the impact that this Summary Statement will have on our consolidated financial statements.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51," which establishes accounting and reporting standards for the noncontrolling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The amount of net income attributable to the noncontrolling interest is to be included in consolidated net income on the face of the income statement. SFAS No. 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. It may not be applied before that date. We do not expect the adoption of SFAS No. 160 to have a material impact on our consolidated financial statements.

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. INVENTORIES

        The components of inventories are as follows:

	2007	2006
Corn	$2,904,562	$—
Grain held for sale	1,675,493	—
Ethanol	1,098,255	—
Work-in-process	747,072	—
Chemicals	150,219	—
Maintenance supplies and parts	327,630	—

	$6,903,231	$—

        Late in the third quarter of fiscal 2007, we made our first corn purchases and initiated production of ethanol and distillers grains.

3. PROPERTY AND EQUIPMENT

        The components of property and equipment are as follows:

	November 30,
	2007	2006
Construction-in-progress	$72,301,648	$43,480,379
Plant, buildings and improvements	67,119,981	—
Land and improvements	6,986,854	3,521,013
Railroad track and equipment	1,353,288	—
Computers and software	305,045	33,454
Plant equipment	121,875	—
Office furniture and equipment	53,407	30,251
Leasehold improvements and other	283,536	31,584

	148,525,634	47,096,681
Less: accumulated depreciation	(1,031,351)	(14,894)

Property and equipment, net	$147,494,283	$47,081,787

        During fiscal 2007, we purchased additional land for the Superior plant. We paid $1,261,910 cash for the land including certain fees and $10,300 in common stock. In addition, $396,956 of site development and land option costs previously reflected as other assets were transferred to property and equipment and are included now in land and improvements above. Plant and building costs relate to our Shenandoah ethanol production facilities, grain storage facilities and other related assets were put into use during fiscal 2007. We started depreciating Shenandoah ethanol production facility assets (including the plant and administration building, railroad track and equipment, land improvements, certain computer and software, and certain other assets) at the beginning of the fourth quarter of fiscal 2007. We will start depreciating Superior plant assets at the time the plant is completed and begins production of ethanol.

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. OTHER ASSETS

        The components of other assets are as follows:

	November 30,
	2007	2006
Recoverable rail line costs	$3,500,000	$3,500,000
Utility services deposits	2,417,870	—
Debt issuance costs, net	953,045	698,252
Covenant not to compete	500,000	—
Site development costs	58,763	445,619
Land option agreements	22,500	27,600
Equity in lenders related to debt issuance	4,000	2,000

	$7,456,178	$4,673,471

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        The components of accounts payable and accrued expenses are as follows:

	November 30,
	2007	2006
Accounts payable	$1,643,764	$4,910,387
Accrued liabilities	6,895,093	800,819
Accrued construction retainage	6,307,992	3,628,346
Accrued income taxes	—	364,800

	$14,846,849	$9,704,352

6. LONG-TERM DEBT AND LINES OF CREDIT

        The components of long-term debt are as follows:

	November 30,
	2007	2006
Shenandoah:
Term loan	$30,000,000	$—
Revolving term loan	17,000,000	—
Seasonal borrowing	2,808,639	—
Economic development loan	230,000	290,000
Economic development grant	100,000	100,000
Superior:
Term loan	21,987,505	—
Essex:
Note payable	477,229	—
Covenant not to compete	470,668	—

Total debt	73,074,041	390,000
Less: current portion	9,218,639	60,000

Long-term debt	$63,855,402	$330,000

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LONG-TERM DEBT AND LINES OF CREDIT (Continued)

        Scheduled long-term debt repayments, excluding any potential repayment of the economic development grant since it is a forgivable loan, are as follows:

Fiscal Year Ending November 30,	Amount
2008	$9,317,816
2009	10,467,813
2010	10,477,282
2011	10,477,586
2012	7,676,228
Thereafter	24,557,316

Total	$72,974,041

Shenandoah Loan Agreement

        On February 6, 2006, we entered into a Master Loan Agreement, Construction and Term Loan Supplement, Construction and Revolving Term Loan Supplement, Security Agreement and Real Estate Mortgage with Farm Credit Services of America, FLCA (individually and collectively, the "Shenandoah Loan Agreement"). CoBank, ACB, a participant in the agreement, acts as administrative agent. Under the Shenandoah Loan Agreement, the lenders will loan up to $47.0 million to partially finance construction of the Shenandoah plant and to provide funding for working capital purposes. In December 2006, we complied with all conditions precedent and began drawing on the credit line for construction of the plant in Shenandoah after first, as required under the Shenandoah Loan Agreement, spending the equity we had committed to build the Shenandoah plant. The loan is comprised of a $30.0 million amortizing term loan and a $17.0 million revolving term facility.

        The Shenandoah Loan Agreement was amended during fiscal 2007 to reflect the current construction costs and schedule for the Shenandoah plant, to modify certain covenants and repayment requirements, to add seasonal borrowing capability of up to $6.3 million, and to reflect changes that had been agreed to as a result of our acquisition of Superior Ethanol. The following summarizes the significant terms of the Shenandoah Loan Agreement as amended.

  Loan Commitments and Repayment Terms

  •
  Term Loan—This loan is available for advances until December 1, 2007. Principal payments are to commence thereafter with $1.2 million due May 20, 2008, and each quarter thereafter with a final maturity on or before May 20, 2014. In addition, for each fiscal year, we are also required to make special payments equal to 65% of the available (if any) free cash flow from operations, not to exceed $2.0 million per year, provided, however, that if such payments would result in a covenant default under the Shenandoah Loan Agreement, the amount of the payments shall be reduced to an amount which would not result in a covenant default. The free cash flow payments are discontinued when the aggregate total received from such payments exceeds $8.0 million.

  •
  Revolving Term—This loan is available for advances throughout the life of the commitment. Allowable advances under this loan are reduced by $2.4 million each six-month period commencing on the first day of the month beginning approximately six months after repayment

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LONG-TERM DEBT AND LINES OF CREDIT (Continued)

    of the term loan, but in no event later than November 1, 2014, with the final maturity no later than November 1, 2017.

  •
  Statused Revolving Credit Supplement—Effective October 31, 2007, we executed an Amended Master Loan Agreement and Statused Revolving Credit Supplement with the lenders to reflect changes in circumstances as a result of the acquisition of Essex Elevator, Inc. and the anticipated completion of the Superior plant in the spring of 2008. The statused revolving credit supplement has a borrowing capacity, based on levels of inventory and accounts receivable, up to $6.3 million during the period commencing on the effective date and ending on January 31, 2008, and in the amount of $4.3 million during the period commencing on February 1, 2008 and ending on July 1, 2008.

  Pricing and Fees

  •
  The loans will bear interest at either the Agent Base Rate (prime) plus 0.00% to 0.50% or short-term fixed rates at LIBOR (1, 3 or 6 month) plus 2.85% to 3.35% (each based on a ratio of total equity to total assets).

  •
  We have incurred origination and other fees in the amount of $0.5 million through November 30, 2007. Appraisal, inspecting engineer, title insurance and disbursing fees are at our expense.

  •
  There is an annual administrative fee of $25,000 that began on November 20, 2006.

  •
  There is an unused commitment fee of 0.50% on the $17.0 million revolving term loan and an unused commitment fee of 3/8 of 1% on the statused revolving credit supplement.

  Security

        As security for the loans, the lenders received a first-position lien on personal property and real estate owned by us, including an assignment of all contracts and rights pertinent to construction and on-going operations of the plant.

  Summary of Loan Covenants

        The Shenandoah Loan Agreement, as amended, contains affirmative covenants (including financial covenants) and negative covenants including:

  •
  Maintenance of working capital (current assets over current liabilities in accordance with GAAP consistently applied) of not less than $3.0 million through May 31, 2008 and increasing to $6.0 million thereafter, except that in determining current assets, any amounts available under the Revolving Term Loan (less the amount that would be considered a current liability under GAAP if fully advanced) may be included.

  •
  Maintenance of net worth (total assets over total liabilities in accordance with GAAP consistently applied) of $34.0 million, increasing to $35.5 million effective May 31, 2008, and increasing to $37.5 million at fiscal year ending 2008 and thereafter.

  •
  Maintenance of Debt Service Coverage Ratio of not less than 1.5 to 1.0 for fiscal year end 2008 and thereafter. Debt Service Coverage Ratio is defined as (all as calculated for the most current

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LONG-TERM DEBT AND LINES OF CREDIT (Continued)

    year-end in accordance with GAAP consistently applied): 1) net income (after taxes), plus depreciation and amortization; divided by 2) all current portions of regularly scheduled long-term debt for the prior period (previous fiscal year end).

  •
  Restrictions on dividends or other distributions to stockholders of no more than 40% of the profit, net of income taxes for each fiscal year, allowable only where we are expected to remain in compliance with all loan covenants, terms and conditions. Furthermore, with respect to the fiscal years ending in 2008 and thereafter, an additional distribution may be made to stockholders in excess of the 40% limit for such fiscal year if we have made the required free cash flow payment for such fiscal year, and will thereafter remain in compliance with all loan covenants, terms and conditions on a pro forma basis net of such potential additional payment. We are currently in compliance with all covenants under the Shenandoah Loan Agreement

        At November 30, 2007, the entire $30.0 million related to the term loan was outstanding, along with the entire $17.0 million on the revolving term loan, and $2.8 million on the seasonal borrowing agreement.

Superior Loan Agreement

        On March 21, 2007, Superior Ethanol, our wholly-owned subsidiary, entered into a Master Loan Agreement, Construction and Term Loan Supplement, Construction and Revolving Term Loan Supplement, Security Agreement and Real Estate Mortgage with Farm Credit Services of America, FLCA (individually and collectively, the "Superior Loan Agreement"). CoBank, ACB, a participant in the agreement, acts as administrative agent. Under the Superior Loan Agreement, the lenders will lend up to $50.0 million to partially finance construction of the Superior plant and to provide funding for working capital purposes. This credit line is available after the required equity has been used for construction of the Superior plant. The loan is comprised of a $40.0 million amortizing term loan and a $10.0 million revolving term facility. The following summarizes the significant terms of the Superior Loan Agreement.

  Loan Commitments and Repayment Terms

  •
  Term Loan—Before giving effect to the pending amendment described below, this loan is available for advances until December 31, 2007. Principal payments are to commence thereafter with $1.375 million due July 20, 2008, and each quarter thereafter with a final maturity on or before July 20, 2015. In addition, for each fiscal year, we are also required to make special payments equal to 75% of the available (if any) free cash flow from Superior Ethanol's operations, provided, however, that if such payments would result in a covenant default under the Superior Loan Agreement, the amount of the payments shall be reduced to an amount which would not result in a covenant default. The free cash flow payments are discontinued when the aggregate total received from such payments exceeds $10.0 million.

  •
  Revolving Term—This loan is available for advances throughout the life of the commitment. Allowable advances under this loan are reduced by $2.5 million each six-month period commencing on the first day of the month beginning approximately six months after repayment of the term loan, but in no event later than July 1, 2015, with the final maturity no later than July 1, 2017.

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LONG-TERM DEBT AND LINES OF CREDIT (Continued)

  Pricing and Fees

  •
  The loans will bear interest at either Agent Base Rate (prime) minus 0.15% to plus 0.25% or short-term fixed rates at LIBOR (1, 3 or 6 month) plus 2.80% to 3.15% (each depending on whether the operations for the preceding fiscal year were profitable or unprofitable).

  •
  We have incurred origination and other fees in the amount of $0.5 million through November 30, 2007. Appraisal, inspecting engineer, title insurance and disbursing fees are at our expense.

  •
  There is an annual administrative fee of $35,000 that begins on November 1, 2007.

  •
  There is an unused commitment fee of 0.75% on the $10.0 million revolving term loan that begins on November 1, 2007.

  Availability of Advances, Interest Rates and Fees

        Advances are subject to satisfaction of specified lending conditions. Advances correlate to budget and construction timeline projections, with verification of progress by a third-party engineer.

  Security

        As security for the loans, the lenders received a first-position lien on personal property and real estate owned by Superior Ethanol, including an assignment of all contracts and rights pertinent to construction and on-going operations of the plant.

  Summary of Loan Covenants

        The Superior Loan Agreement contains affirmative covenants (including financial covenants) and negative covenants including:

  •
  Maintenance of Superior Ethanol's working capital (current assets over current liabilities in accordance with GAAP consistently applied) of not less than $4.5 million at the earlier of commencement of operations or by December 31, 2007 and increasing to $5.0 million effective November 30, 2008, and thereafter, except that in determining current assets, any amounts available under the Revolving Term Loan (less the amount that would be considered a current liability under GAAP if fully advanced) may be included.

  •
  Maintenance of Superior Ethanol's net worth (total assets over total liabilities in accordance with GAAP consistently applied) of $45.1 million, and increasing to $48.6 million for the fiscal year ending 2008 and thereafter.

  •
  Maintenance of Debt Service Coverage Ratio for Superior Ethanol of not less than 1.25 to 1.0 for fiscal year end 2008 and thereafter. Debt Service Coverage Ratio is defined as (all as calculated for the most current year-end in accordance with GAAP consistently applied): 1) net income (after taxes), plus depreciation and amortization; divided by 2) all current portions of regularly scheduled long-term debt for the prior period (previous fiscal year end).

  •
  Restrictions on dividends or other distributions to Superior Ethanol's stockholder of no more than 40% of the profit, net of income taxes for each fiscal year allowable only where we are expected to remain in compliance with all loan covenants, terms and conditions. Furthermore, with respect to the fiscal years ending in 2008 and thereafter, an additional distribution may be

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. LONG-TERM DEBT AND LINES OF CREDIT (Continued)

    made to stockholders in excess of the 40% limit for such fiscal year if we have made the required free cash flow payment for such fiscal year, and will thereafter remain in compliance with all loan covenants, terms and conditions on a pro forma basis net of said potential additional payment. We are currently in compliance with all covenants under the Superior Loan Agreement.

        Based on current construction cost and schedule forecasts, and pending execution of an amendment, the lenders have agreed to extend the availability of funds under the construction loan from December 31, 2007 to April 15, 2008. Financial covenants will be modified, subject to execution of the amendment, to provide for the maintenance of $4.5 million in working capital beginning February 29, 2008; and maintenance of net worth will be increased to $54.8 million and $58.3 million by February 29, 2008 and our fiscal year ending 2008, respectively.

        At November 30, 2007, $22.0 million related to the term loan was outstanding.

Government Programs and Grants

        In April 2005, the Iowa Department of Economic Development ("IDED") awarded us a High-Quality Job Creation ("HQJC") financing incentive comprised of a $300,000 zero-interest loan and a $100,000 forgivable loan (grant) for the Shenandoah project. These IDED funds became available for use by us in March 2006 upon closing of the senior debt financing commitment. Associated with this award are job creation and maintenance covenants, which we believe will be fulfilled. Repayments are due on the $300,000 zero interest loan at $5,000 per month for sixty months, beginning October 1, 2006. In addition, the Shenandoah and Superior projects have been awarded tax incentive packages from the Iowa Department of Economic Development under their HQJC program. The incentive packages include investment income tax credits up to 5% of qualifying expenditures, refunds of certain sales and use taxes paid, and property tax exemptions for all or a portion of the value of certain improvements. To fully qualify for these benefits, we are required, among other things, to create and maintain for a minimum period of time jobs with set levels of compensation and certain minimum benefits in conjunction with the production of value added agricultural products. If we meet the requirements of the awards, we will recognize the financial benefits of the programs in future periods.

        The Iowa Department of Transportation, Modal Division, has issued an award specifically for the construction of new spur track and the installation of four turnouts to serve the Shenandoah plant. The award consists of a Railroad Revolving Loan of $154,000 or 7.9% of the eligible project costs (whichever is less) and a grant of $126,000 or 5.9% of the eligible project costs (whichever is less). Total eligible project costs are estimated to be $2.1 million. Advances under the loan/grant are expected to occur in the near future.

        We have entered into a Preliminary Industrial New Jobs Training Agreement with two Iowa community colleges for reimbursement of training costs we incur. Under the agreements, the community colleges will reimburse us for up to $355,000 in training costs at each of the two initial ethanol plant locations. The program is designed to assist new businesses in the state of Iowa with costs associated with educating and training new employees. The program funds are generated through the sale of training certificates (i.e. bonds) underwritten and sold by agents of the Community College Economic Development Group. The bonds are repaid with funds submitted by us for Iowa income tax withholding related to payroll on the new jobs created. In the event Iowa income tax withholding related to payroll on the new jobs created is insufficient to repay the bonds, we are obligated to pay any shortfall that may exist.

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. STOCK-BASED COMPENSATION

        We account for all share-based compensation transactions pursuant to SFAS No. 123R, "Share-Based Payment," which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123R requires entities to record noncash compensation expense related to payment for employee services by an equity award in their financial statements over the requisite service period.

        The Green Plains Renewable Energy, Inc. 2007 Equity Incentive Plan ("Equity Incentive Plan") provides for the granting of stock-based compensation, including options to purchase shares of common stock, stock appreciation rights tied to the value of common stock, restricted stock and restricted stock unit awards to eligible employees, non-employee directors and consultants. We have reserved a total of 1.0 million shares of common stock for issuance under the plan. The maximum number of shares of common stock granted to any employee during any year is 50,000.

        Grants under the Equity Incentive Plan may include:

  •
  Options—Stock options may be granted that are currently exercisable, that become exercisable in installments, or that are not exercisable until a fixed future date. Certain options that have been issued are exercisable during their term regardless of termination of employment while other options have been issued that terminate at a designated time following the date employment is terminated. Options issued to date may be exercised immediately and/or at future vesting dates, and must be exercised no later than five to eight years after the grant date or they will expire.

  •
  Stock Awards—Stock awards may be granted to directors and key employees with ownership of the common stock vesting immediately or over a period determined by the Compensation Committee and stated in the award. Stock awards granted to date vested immediately but were restricted as to sales for a specified period. Compensation expense was recognized upon the grant award. The stock awards are measured at fair value on the grant date, adjusted for estimated forfeitures.

  •
  Stock Compensation Election for Certain Officers and Directors—Certain officers and directors have been allowed the option to receive a portion of their compensation for services in the form of common stock, which is priced at the common stock closing price five days prior to the end of each fiscal quarter.

        We granted no stock options or warrants for compensation from our inception on June 29, 2004 through the period ended November 30, 2006. In fiscal 2005, we issued 5,000 shares in November 2005, valued at the IPO price of $10.00 per share, to a director for services.

        For stock options granted during fiscal 2007, the fair value of options granted was estimated on the date of grant using the Black Scholes option pricing model, a pricing model acceptable under SFAS No. 123R, with the following weighted-average assumptions:

Expected life	5.2
Interest rate	4.8%
Volatility	48.9%
Dividend yield	—

The expected life of options granted represents the period of time in years that options granted are expected to be outstanding. The interest rate represents the annual interest rate a risk-free investment could potentially earn during the expected life of the option grant. Expected volatility is based on

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. STOCK-BASED COMPENSATION (Continued)

historical volatility of our common stock and other companies within our industry. We currently use a forfeiture rate of zero percent for all existing share-based compensation awards since we have no historical forfeiture experience under our share-based payment plans.

        All of our existing share-based compensation awards have been determined to be equity awards. We recognize compensation costs for stock option awards which vest with the passage of time with only service conditions on a straight-line basis over the requisite service period.

        A summary of stock options as of November 30, 2007 and changes during fiscal 2007 are as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 1, 2006	—	$—
Granted	448,000	26.68
Exercised	—	—
Cancellations	—	—

Outstanding at November 30, 2007	448,000	$26.68	5.4	$—

Exercisable at November 30, 2007	351,500	$29.12	4.8	$—

        All fully-vested stock options as of November 30, 2007 are exercisable and are included in the above table. Since weighted-average option prices exceeded the closing stock price at November 30, 2007, the aggregate intrinsic value was zero. Our stock awards allow employees to exercise options through cash payment to us for the shares of common stock or through a simultaneous broker-assisted cashless exercise of a share option, through which the employee authorizes the exercise of an option and the immediate sale of the option shares in the open market. We use original issuances of common stock to satisfy our share-based payment obligations.

        During fiscal 2007, in addition to stock options awards, we granted 2,000 shares of our common stock to each of our nine directors (for a total of 18,000 shares) for services rendered. We recorded $365,040 of expense for the value of the shares at the time of issuance, determined using the closing price of our common stock on the date of grant. We also granted 15,500 shares of restricted stock to employees, and are expensing the value of the restricted shares, determined using the closing price of our common stock on the dates of grant, over the period of time the restrictions lapse.

        Compensation costs expensed for our share-based payment plans described above were $3.6 million during fiscal 2007. The potential tax benefit realizable for the anticipated tax deductions of the exercise of share-based payment arrangements totaled $1.5 million during fiscal 2007. However, due to uncertainty that the tax benefits will be realized, these potential benefits were not recognized currently. No share-based compensation costs were expensed during fiscal 2006 or 2005.

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. WARRANTS

        Purchasers of the Company's initial public offering, which closed in November 2005, bought 3,445,990 shares of the Company's common stock at $10 per share. Each share purchased in the offering was accompanied by a warrant, with four warrants needed to purchase one share of common stock at $30 per share. Our common stock traded above the $30 strike price at times in the past, during which times shareholders exercised 273,108 warrants, for which 68,277 shares of our stock were issued at $30 per share. At November 30, 2007, we had outstanding warrants that were exercisable for 793,221 shares of common stock at an exercise price of $30 per share. These warrants expired on December 31, 2007.

        Purchasers of the Company's second public offering, which closed in July 2006, bought 1,600,069 shares of common stock at $30.00 per share. Each share purchased in the offering was accompanied by a warrant, with five warrants needed to purchase one share of common stock at $60.00 per share. The total warrants in the offering were 1,600,069 for equivalent shares of 320,014. The warrants have a call option that can be exercised on twenty days' notice, subject to the price being above $72 for twenty consecutive trading days; otherwise the warrants can be exercised at any time through December 31, 2008. To-date, no warrants issued in the second public offering have been exercised as they have been out-of-the-money. At November 30, 2007, we had outstanding warrants that were exercisable for 320,014 shares of common stock at an exercise price of $60 per share.

9. EARNINGS PER SHARE

        We compute earnings per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings per common shares ("EPS") is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities.

        At November 30, 2007, we had outstanding warrants that are exercisable for 793,221 shares of common stock at an exercise price of $30 per share and warrants that are exercisable for 320,014 shares of common stock at an exercise price of $60 per share. The calculation of diluted earnings per share gives effect to common stock equivalents. For fiscal 2006, the dilutive effect of the warrants using the treasury stock method was 26,607 shares. Excluded from the computations of diluted EPS for fiscal 2007 were warrants exercisable for, and options to purchase, shares of our common stock because their impact would be antidilutive based on current market prices and because we incurred a loss during that fiscal period.

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. INCOME TAXES

        The provision (benefit) for income taxes consists of the following:

	Year Ended November 30,
	2007	2006	2005
Current:
Federal	$(256,657)	$280,100	$—
State	(76,632)	84,700	—

Total current	(333,289)	364,800	—

Deferred:
Federal	29,810	(29,810)	—
State	8,990	(8,990)	—

Total deferred	38,800	(38,800)	—

Income tax provision (benefit)	$(294,489)	$326,000	$—

        Differences between the income tax provision (benefit) computed at the statutory federal income tax rate and per the consolidated statements of operations are summarized as follows:

	Year Ended November 30,
	2007	2006	2005
Tax expense (benefit) federal statutory rate of 34%	$(2,541,198)	$423,000	$(135,200)
State tax expense (benefit), net of federal tax effect	(480,042)	76,600	(24,500)
Research and experimentation credits	(92,973)	—	—
Valuation adjustment	2,825,115	(177,500)	157,400
Other	(5,391)	3,900	2,300

Income tax provision (benefit)	$(294,489)	$326,000	$—

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. INCOME TAXES (Continued)

        Deferred tax assets and liabilities are summarized as follows:

	November 30,
	2007	2006
Deferred tax assets:
Current:
Inventory valuation	$87,418	$—

Non-current:
Net operating loss carryforwards	4,115,898	—
Equity for services	1,323,811	55,200
Tax credits	117,146	—
Other	30,535	—

Total non-current deferred tax assets	5,587,390	55,200

Total deferred tax assets	5,674,808	55,200
Less: valuation allowance	(2,825,115)	—

Net deferred tax assets	2,849,693	55,200

Deferred tax liabilities:
Current:
Unrealized gain on derivative financial instruments	187,192	13,000

	November 30,
	2007	2006
Non-current:
Fixed assets	2,662,501	3,400

Total deferred tax liabilities	2,849,693	16,400

Deferred income taxes	$—	$38,800

        During fiscal 2007, we established a valuation allowance for deferred tax assets and liabilities as full realization of future income tax benefits was uncertain. We did not provide for valuation allowances for fiscal 2006 due to the determination, based on industry trends, that it is more likely than not that the benefit of the deferred tax assets will be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. COMMITMENTS AND CONTINGENCIES

Shenandoah Plant

        Plant Construction

        We entered into a design-build agreement with Fagen Inc. ("Fagen") under which Fagen provided all work and services in connection with the engineering, design, procurement, construction startup, performance tests, training for the operation and maintenance of the Shenandoah plant; and provided all material, equipment, tools and labor necessary to complete the plant. We owed Fagen an early completion bonus of $340,000 as of November 30, 2007, which is included in accrued liabilities.

Superior Plant

        Plant Construction

        We entered into a design-build agreement, which was subsequently amended, with Agra Industries, Inc. ("Agra") under which Agra would provide all work and services in connection with the engineering, design, procurement, construction startup, performance tests, training for the operation and maintenance of the Superior plant; and provide all materials, equipment, tools and labor necessary to complete the Superior plant. As amended, Agra is to be paid $79.5 million, subject to future adjustments, for services performed. We are required to make payments to Agra based upon semi-monthly progress billings. We paid $64.2 million since work began on the contract. As of November 30, 2007, we owed Agra $1.5 million for construction completed to-date, including retainages and accruals. As amended, the Agra contract included an early completion bonus if substantial completion (as defined in the agreement) occurs in advance of January 19, 2008, provided that the facility meets 100% of the performance guarantees within ninety days following the actual date of substantial completion.

        We have entered into agreements with various other contractors related to construction at the Superior site. The contracts, as amended, total approximately $11.9 million. As of November 30, 2007 we paid $6.9 million on these contracts and owed the contractors approximately $5.0 million for construction completed to-date, including retainages and accruals.

  Utilities

        In January 2007, we entered into a service extension agreement with Iowa Lakes Electric Cooperative for the installation of electrical distribution facilities at the Superior plant. In fiscal 2006, we deposited $350,000 of the expected project cost of $700,000 with Iowa Lakes Electric Cooperative. We also entered into a ten-year electric service agreement with Iowa Lakes Electric Cooperative effective November 1, 2007.

        In March 2007, we entered into a firm throughput service agreement with Northern Natural Gas Company to provide capacity on their natural gas pipeline for the Superior facility. In fiscal 2007, we paid the required deposit of $2.4 million to secure our performance under the agreement.

Shenandoah and Superior Plants

        Sales and Marketing

        We have entered into exclusive agreements with Renewable Products Marketing Group, LLC for the sale of all ethanol produced at both the Shenandoah and Superior plants. The agreements are for

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. COMMITMENTS AND CONTINGENCIES (Continued)

one year, commencing on the first day ethanol is shipped from the respective plants. After the one-year commitment, if the agreements are not renewed, certain rail car leases entered into by RPMG will be assigned to us. We would be required to assume the rail car lease related to the Shenandoah plant of approximately $100,000 per month for the remainder of an original seven-year lease term. We would be required to assume the rail car lease related to the Superior plant of approximately $105,000 per month for the remainder of an original ten-year lease term.

        We have entered into exclusive agreements with CHS Inc. for the sale of wet, modified wet and dried distillers grains produced at both the Shenandoah and Superior plants. These agreements are for six months for the Shenandoah plant and one year at the Superior plant, commencing on the first day of production at each of the plants.

        In March 2007, we executed a lease contract for 100 rail cars for a ten-year period for $68,700 per month for the Shenandoah facility. We use these rail cars to ship dried distillers grains to customers. We may negotiate a similar lease agreement for rail cars for the Superior plant at some time in the future.

  Commodities—Corn

        As of November 30, 2007, we had contracted for future corn deliveries valued at approximately $41.8 million.

Operating Leases

        The Company currently leases or is committed to paying operating leases extending to 2017 that have been executed by the Company or in the name of officers and directors. For accounting purposes, rent expense is based on a straight-line amortization of the total payments required over the lease term. The Company incurred lease expenses of $237,300, $33,713 and $9,062 during fiscal 2007, 2006 and 2005, respectively. Aggregate minimum lease payments under these agreements in future fiscal years are as follows:

Fiscal Year Ending November 30,	Amount
2008	$952,784
2009	916,084
2010	879,896
2011	879,896
2012	879,896
Thereafter	4,006,350

Total	$8,514,906

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. EMPLOYEE BENEFIT PLANS

        The Company offers eligible employees a comprehensive employee benefits plan that includes health, dental, vision, life and accidental death, short-term disability, long-term disability, and flexible spending accounts. Additionally, the Company offered a Simple IRA plan that enabled eligible employees to save on a tax-deferred basis up to the limits allowable under the Internal Revenue Service Code and that requires the Company to offer matching contributions up to 3% of participating employee salaries. Matching contributions provided by the Company totaled $17,834, $2,108 and $0 for fiscal 2007, 2006 and 2005, respectively. The Company replaced the Simple IRA plan with a 401(k) retirement plan as of January 1, 2008.

13. BUSINESS COMBINATIONS

Superior Ethanol, L.L.C. Acquisition

        In February 2006, the Company acquired 100% of the equity of Superior Ethanol pursuant to a Share Exchange Agreement for the purpose of building the Superior plant and gain land options on other potential sites. The sole shareholder was Brian D. Peterson, a director of the Company. The Company issued 100,000 shares of common stock at $10.00 per share in exchange for Superior Ethanol. The price per share of $10.00 was based on the recent IPO price of $10.00 per share. Superior Ethanol had cash and options for over 159 acres of land in Dickinson County, Iowa. The management of Superior Ethanol had spent considerable time and resources to acquire the options and develop the project of building an ethanol plant on the land held by the options as well as other properties. The following summarizes the purchase price allocation for the transaction.

Value
Cash	$210,291
Land options	11,100
Site development costs	778,609

$1,000,000

Essex Elevator Acquisition

        On June 1, 2007, we entered into an agreement to purchase Essex Elevator, Inc. for $0.3 million in cash and the assumption of approximately $1.2 million in liabilities. We closed the acquisition on September 24, 2007. The elevator is located approximately five miles to the northeast of the Shenandoah plant on the same rail line we use to transport products from our plant. Net assets acquired, and operating results of Essex Elevator, Inc. since September 24, 2007, are included in our fiscal 2007 consolidated financial statements.

14. SUBSEQUENT EVENT

        In August 2007, we entered into an agreement and plan of merger with Great Lakes Cooperative ("Great Lakes"). The plan of merger, which did not require approval by our shareholders, was approved by Great Lakes shareholders at a vote on February 4, 2008. Pursuant to the terms of the merger, as amended, outstanding Great Lakes common stock A shares, common stock B shares and preferred stock shares will be exchanged for (i) an aggregate of 551,065 shares of our common stock, plus (ii) an aggregate of $12.5 million in cash. The shares of our common stock to be issued in the

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. SUBSEQUENT EVENT (Continued)

exchange have been registered on a Registration Statement on Form S-4, which was declared effective on January 4, 2008. The closing of the merger transaction, which we plan to complete in March 2008, is subject to certain additional conditions and contingencies.

15. RELATED PARTY TRANSACTIONS

        In February 2006, we acquired all of the outstanding ownership interest in Superior Ethanol, which had options to acquire approximately 135 acres of property in Dickinson County, Iowa and had completed a feasibility study relating to the construction of an ethanol plant on this site. Superior Ethanol had $210,291 in cash at closing. In consideration for the acquisition of Superior Ethanol as a wholly-owned subsidiary of the Company, we issued 100,000 shares of our restricted common stock to Brian D. Peterson, a director of the Company. Prior to the acquisition, substantially all of Superior Ethanol was owned by Mr. Peterson. In May 2006, we acquired approximately 68 acres in Dickinson County, Iowa from Mr. Peterson for stock. We issued 10,900 shares at the then-current market value based on the market price of $43.90 for a total consideration of $478,510. We are constructing an ethanol production plant at this Dickinson County site, which is expected to begin its operations in the spring of 2008.

        In November 2007, we completed a private placement of 1.2 million shares of our common stock to nine accredited investors at a purchase price of $8.10 per share, resulting in net proceeds of approximately $9.7 million. We expect to use proceeds from this offering for working capital and other general corporate purposes. The parents of our CEO were among those accredited investors acquiring shares of our common stock as part of this private placement. Additionally, two of the accredited investors were entities owned and/or controlled by persons who became members of our Board of Directors subsequent to the closing of the private placement.

        We entered into various fixed-priced corn purchase and sale contracts with Great Lakes subsequent to the execution of the original merger agreement in August 2007. As of February 4, 2008 (the date of the merger vote), we have agreed to purchase 9.15 million bushels of corn from Great Lakes from February 2008 through October 2008 under the contracts. These are fixed-price contracts that have an aggregate value of approximately $34.5 million.

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. QUARTERLY FINANCIAL DATA (Unaudited)

        The following table sets forth certain unaudited financial data for each of the quarters within fiscal 2007 and 2006. This information has been derived from our consolidated financial statements and in management's opinion, reflects all adjustments necessary for a fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for any future period.

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Year ended November 30, 2007:
Revenues	$24,193,088	$9,303	$—	$—
Cost of goods sold	23,022,203	20,641	—	—
Operating income (loss)	(1,621,189)	(1,761,756)	(3,547,209)	(853,501)
Other income (expense)	(225,002)	(590,325)	(979,423)	2,145,444
Income tax provision (benefit)	—	31,511	(840,700)	514,700
Net income (loss)	(1.846,191)	(2,383,592)	(3,685,932)	777,243
Basic earnings per share	(0.29)	(0.40)	(0.61)	0.13
Diluted earnings per share	(0.29)	(0.40)	(0.61)	0.13
Year ended November 30, 2006:
Revenues	$—	$—	$—	$—
Cost of goods sold	—	—	—	—
Operating income (loss)	(973,464)	(598,622)	(455,089)	(123,811)
Other income	2,139,209	555,132	565,126	135,639
Income tax provision (benefit)	326,000	—	—	—
Net income (loss)	839,745	(43,490)	110,037	11,828
Basic earnings per share	0.14	(0.01)	0.03	0.00
Diluted earnings per share	0.14	(0.01)	0.02	0.00

        Earnings per share are computed independently for each of the quarters presented based on weighted average shares outstanding for the quarter. Therefore, the sum of the quarterly net income (losses) per share may not necessarily equal the total for the year.

GREEN PLAINS RENEWABLE ENERGY, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	May 31, 2008	November 30, 2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$7,337	$11,914
Accounts receivable	10,712	3,063
Inventories	64,579	6,903
Prepaid expenses and other	11,435	1,882
Derivative financial instruments	5,042	1,417

Total current assets	99,105	25,179
Property and equipment, net	188,819	147,494
Deferred income taxes	372	143
Goodwill	3,819	—
Other assets	8,182	7,456

Total assets	$300,297	$180,272

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$29,989	$14,847
Derivative financial instruments	3,960	116
Deferred income taxes	—	143
Current maturities of long-term debt	32,017	9,318

Total current liabilities	65,966	24,424
Deferred income taxes	7,451	—
Long-term debt	111,290	63,756
Other liabilities	928	—

Total liabilities	185,635	88,180

Commitments and contingencies
Stockholders' equity
Common stock, $0.001 par value; 25,000,000 shares authorized, 7,819,528 and 7,244,784 shares issued and outstanding, respectively	8	7
Additional paid-in capital	106,763	98,753
Retained earnings (accumulated deficit)	7,891	(6,668)

Total stockholders' equity	114,662	92,092

Total liabilities and stockholders' equity	$300,297	$180,272

See accompanying notes to the consolidated financial statements.

GREEN PLAINS RENEWABLE ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Six Months Ended May 31,
	2008	2007	2008	2007
Revenues
Ethanol	$30,317	$—	$58,305	$—
Grain	24,663	—	29,105	—
Seed, feed, fertilizer, chemicals and petroleum	16,225	—	16,225	—
Distillers grains	5,513	—	10,837	—
Other	833	—	923	—

Total revenues	77,551	—	115,395	—
Cost of goods sold	62,086	—	84,186	—

Gross profit	15,465	—	31,209	—
Operating expenses	6,420	3,547	9,345	4,401

Operating income (loss)	9,045	(3,547)	21,864	(4,401)

Other income (expense):
Interest income	58	350	195	807
Interest expense, net of amounts capitalized	(1,291)	(46)	(2,249)	(46)
Net gain (loss) on derivative financial instruments	—	(1,284)	—	404
Other, net	18	—	20	1

Total other income (expense)	(1,215)	(980)	(2,034)	1,166

Income before income taxes	7,830	(4,527)	19,830	(3,235)
Income tax provision (benefit)	3,204	(841)	5,271	(326)

Net income	$4,626	$(3,686)	$14,559	$(2,909)

Earnings per share:
Basic	$0.61	$(0.61)	$1.96	$(0.48)

Diluted	$0.61	$(0.61)	$1.96	$(0.48)

Weighted average shares outstanding:
Basic	7,612	6,003	7,429	6,003

Diluted	7,614	6,003	7,431	6,003

See accompanying notes to the consolidated financial statements.

GREEN PLAINS RENEWABLE ENERGY, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(unaudited and in thousands)

	Common Stock			Retained Earnings (Accumulated Deficit)
			Additional Paid-in Capital		Total Stockholders' Equity
	Shares	Amount
Balance, November 30, 2007	7,245	$7	$98,753	$(6,668)	$92,092
Stock-based compensation to directors and employees	25	—	520	—	520
Issuance of common stock as part of acquisition	550	1	7,490	—	7,491
Net income for the six months ended May 31, 2008	—	—	—	14,559	14,559

Balance, May 31, 2008	7,820	$8	$106,763	$7,891	$114,662

See accompanying notes to the consolidated financial statements.

GREEN PLAINS RENEWABLE ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Six Months Ended May 31,
	2008	2007
Cash flows from operating activities:
Net income	$14,559	$(2,909)
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	2,291	19
Unrealized gains on derivative financial instruments	(2,950)	(73)
Stock-based compensation expense	520	2,829
Deferred income taxes (benefit)	1,335	(279)
Changes in operating assets and liabilities:
Accounts receivable	(4,547)	—
Inventories	(15,047)	—
Prepaid expenses and other	(502)	(1,012)
Derivative financial instruments	5,327	(169)
Accounts payable and accrued liabilities	(2,410)	(130)

Net cash provided (used) by operating activities	(1,424)	(1,724)

Cash flows from investing activities:
Purchases of property and equipment	(24,435)	(44,483)
Acquisition of business	(12,510)	—
Cash acquired in acquisition of business	4,894	—
Third-party deposits securing utility services	(22)	—
Payments related to land option agreements	—	(5)

Net cash used by investing activities	(32,073)	(44,488)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	41,910	22,723
Payment of principal on long-term debt	(12,384)	(30)
Payment of loan fees and equity in creditors	(606)	(269)

Net cash provided by financing activities	28,920	22,424

Net change in cash and equivalents	(4,577)	(23,788)
Cash and cash equivalents, beginning of period	11,914	43,088

Cash and cash equivalents, end of period	$7,337	$19,300

Supplemental disclosures of cash flow:
Cash paid for income taxes	$19	$495

Cash paid for interest	$2,726	$360

Noncash investing and financing activities:
Common stock issued for acquisition of subsidiary	$7,490	$—

Noncash additions to property equipment:
Transfer of site-development costs to land	$—	$387
Land option cost transferred to land	2	10
Common stock issued for purchase of land	—	10
Capitalized interest from amortization of debt issuance costs	—	10
Change in accrued construction liabilities	(1,509)	4,484
Change in construction retainage liabilities	(800)	1,987

Total noncash additions to property and equipment	$(2,307)	$6,888

See accompanying notes to the consolidated financial statements.

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. BASIS OF PRESENTATION

Description of Business

        References to "we," "us," "our" or the "Company" in these notes to the consolidated financial statements refer to Green Plains Renewable Energy, Inc. and its subsidiaries. We were formed to construct and operate dry mill, fuel grade ethanol production facilities. Ethanol is a renewable, environmentally clean fuel source that is produced at numerous facilities in the United States, mostly in the Midwest. In the U.S., ethanol is produced primarily from corn and then blended with unleaded gasoline in varying percentages. To add shareholder value, we are seeking to expand our business operations beyond ethanol production to integrate strategic agribusiness and ethanol distribution services.

        Construction of our first ethanol plant, located in Shenandoah, Iowa, began in April 2006, and operations commenced at the plant in August 2007. Construction began in August 2006 on a second plant, similar to the Shenandoah facility, located in Superior, Iowa. The Superior plant began start-up operations, which includes grinding corn and initiation of fermentation, in early July 2008. Both of the above-mentioned ethanol production facilities have expected production capacity of 55 million gallons per year per plant. At capacity each plant is expected to, on an annual basis, consume approximately 20 million bushels of corn and produce approximately 55 million gallons of fuel-grade, undenatured ethanol, and approximately 175,000 tons of by-product known as distillers grains. We sell all of our ethanol and the majority of our distillers grains to third-party brokers pursuant to contracts with these brokers. These third-party brokers are responsible for subsequent sales, marketing, and shipping of the ethanol and distillers grains. We have contracted with Renewable Products Marketing Group, LLC, ("RPMG"), an independent broker, to sell the ethanol produced at the facilities. The majority of the distillers grains produced at the plants are marketed pursuant to a contract with CHS Inc., a Minnesota cooperative corporation. On May 20, 2008, we provided notice to RPMG that we intend to terminate our ethanol marketing contract with respect to the Shenandoah plant, effective September 30, 2008.

Consolidated Financial Statements

        The accompanying consolidated balance sheet as of November 30, 2007, which has been derived from our audited consolidated financial statements as filed in our annual report for the period ended November 30, 2007, and the unaudited interim consolidated financial statements, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission, and include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles ("GAAP") have been omitted pursuant to those rules and regulations. We moved from a development stage company to an operating entity during the quarter ended August 31, 2007. The consolidated financial statements at May 31, 2008, and for the three and six months ended May 31, 2008 and 2007, are unaudited and reflect all adjustments of a normal recurring nature, except as otherwise disclosed herein, which are, in the opinion of management, necessary for a fair presentation, in all material respects, of the consolidated financial position, results of operations and cash flows for the interim periods. The results of the interim periods are not necessarily indicative of the results for the full year. The consolidated financial statements should be read in conjunction with the consolidated financial statements included in our Form 10-K as filed with

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. BASIS OF PRESENTATION (Continued)

the Securities and Exchange Commission and notes thereto and risk factors contained therein for the fiscal year ended November 30, 2007.

        On April 3, 2008, we completed our merger with Great Lakes Cooperative ("Great Lakes"), which is discussed in further detail in Note 2. Upon closing the merger with Great Lakes, Green Plains Grain Company LLC ("GP Grain"), a wholly-owned subsidiary of the Company, assumed Great Lakes assets and liabilities, with the exception of certain investments in regional cooperatives that were excluded from the merger. Opening balances, and operating activities of GP Grain since closing, are included in the consolidated financial statements as of and for the three and six months ended May 31, 2008.

Use of Estimates in the Preparation of Consolidated Financial Statements

        The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

        In the normal course of business, we are exposed to credit risk resulting from the possibility that a loss may occur from the failure of another party to perform according to the terms of a contract. Concentrations of credit risk exist related to our accounts receivable since we sell nearly all of our ethanol and distillers grains to third-party brokers. Although payments are typically received within ten days from the date of sale to these third-party brokers, we continually monitor this credit risk exposure. In addition, we may prepay for or make deposits on undelivered inventories. Concentrations of credit risk with respect to inventory advances are primarily with a few major suppliers of petroleum products and agricultural inputs.

Allowance for Doubtful Accounts

        Bad debts are provided for on the reserve method based on historical experience and management's evaluation of outstanding receivables at the end of the fiscal period.

Inventories

        Within the Ethanol segment, corn for ethanol operations, ethanol and distillers grains inventories are stated at the lower of average cost (determined monthly) or market.

        Grain inventories in the Agribusiness segment include readily-marketable physical quantities of grain, forward contracts to buy and sell grain, and exchange traded futures and option contracts (all stated at market value). The futures and options contracts, which are used to hedge the value of both owned grain and forward contracts, are considered derivatives under Statement of Financial Accounting Standard ("SFAS") No. 133, as amended, "Accounting for Derivative Instruments and Hedging Activities." All Agribusiness grain inventories are marked to the market price with changes reflected in cost of goods sold. The forward contracts require performance in future periods. Contracts to purchase grain from producers generally relate to the current or future crop years for delivery periods quoted by

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. BASIS OF PRESENTATION (Continued)

regulated commodity exchanges. Contracts for the sale of grain to processors or other consumers generally do not extend beyond one year. The terms of contracts for the purchase and sale of grain are consistent with industry standards.

        Merchandise and petroleum products inventories in the Agribusiness segment are valued at the lower of cost (first-in, first-out) or market price.

Revenue Recognition

        We recognize revenue when all of the following criteria are satisfied: persuasive evidence of an arrangement exists; risk of loss and title transfer to the customer; the price is fixed and determinable; and collectability is reasonably assured.

        We sell all of our ethanol and the majority of our distillers grains to third-party brokers, who are our customers for purposes of revenue recognition, pursuant to contracts with these brokers. These third-party brokers are responsible for subsequent sales, marketing, and shipping of the ethanol and distillers grains. Accordingly, once the ethanol or distillers grains are loaded into rail cars and bills of lading are generated, the criteria for revenue recognition are considered to be satisfied and sales are recorded. As part of our contracts with these third-party brokers, shipping costs incurred by them reduce the sales price they pay us. Under our contract with CHS, Inc., certain shipping costs for dried distillers grains are incurred directly by us, which are reflected in cost of goods sold. For the small number of distillers grains products sold to local farmers, bills of lading are generated and signed by the driver for outgoing shipments, at which time sales are recorded.

        Sales of agricultural commodities, fertilizers and other similar products are recognized when title to the product and risk of loss transfer to the customer, which is dependent on the agreed upon sales terms with the customer. These sales terms provide for passage of title either at the time shipment is made or at the time the commodity has been delivered to its destination and final weights, grades and settlement prices have been agreed upon with the customer. Shipping and handling costs are included as a component of cost of goods sold. Revenues from grain storage are recognized as services are rendered. Revenues related to grain merchandising are presented gross.

Cost of Goods Sold

        Cost of goods sold includes costs for direct labor, materials and certain plant overhead costs. Direct labor includes all compensation and related benefits of non-management personnel involved in the operation of our ethanol plants. Grain purchasing and receiving costs, other than labor costs for grain buyers and scale operators, are also included in cost of goods sold. Direct materials consist of the costs of corn feedstock, denaturant, and process chemicals. Corn feedstock costs include realized and unrealized gains and losses on related derivative financial instruments, inbound freight charges, inspection costs and internal transfer costs. Plant overhead costs primarily consist of plant utilities, sales commissions and outbound freight charges.

        We use exchange-traded futures and options contracts to minimize the effects of changes in the prices of agricultural commodities on our agribusiness grain inventories and forward purchase and sales contracts. Exchange-traded futures and options contracts are valued at quoted market prices. Forward purchase contracts and forward sale contracts are valued at market prices where available or other

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. BASIS OF PRESENTATION (Continued)

market quotes, adjusted for differences, primarily transportation, between the exchange traded market and the local markets on which the terms of the contracts are based. Changes in the market value of inventories, forward purchase and sale contracts, and exchange-traded futures and options contracts, are recognized in earnings as a component of cost of goods sold. These contracts are predominantly settled in cash. We are exposed to loss in the event of non-performance by the counter-party to forward purchase and forward sales contracts.

Operating Expenses

        Operating expenses are primarily general and administrative expenses for employee salaries, incentives and benefits; office expenses; director compensation; and professional fees for accounting, legal, consulting, and investor relations activities; as well as depreciation and amortization costs.

Goodwill

        Goodwill represents the excess of the purchase price of an acquired entity over the fair value of assets acquired and liabilities assumed. Goodwill is not amortized, but is reviewed for impairment annually or more frequently if certain impairment conditions arise.

Recent Accounting Pronouncements

        In May 2008, the Financial Accounting Standards Board ("FASB") issued SFAS No. 163, "Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60." This standard clarifies the recognition and measurement to be used to account for premium revenue and claim liabilities for financial guarantee insurance contracts. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We do not expect this statement to impact our consolidated financial position, results of operations or cash flows.

        In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities." The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. SFAS No. 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity's liquidity by requiring disclosure of derivative features that are credit risk related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently evaluating the impact that this statement will have on our consolidated financial statements.

2. ACQUISITION

        On April 3, 2008, we completed our merger with Great Lakes Cooperative, a full-service cooperative that specializes in grain, agronomy, feed and petroleum products in northwestern Iowa and southwestern Minnesota. Upon closing the merger with Great Lakes, Green Plains Grain

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. ACQUISITION (Continued)

Company LLC, a wholly-owned subsidiary of the Company, assumed Great Lakes assets and liabilities, with the exception of certain investments in regional cooperatives that were excluded from the merger. GP Grain has grain storage capacity of approximately 14.7 million bushels that will be used to support our grain merchandising activities, as well as our Superior ethanol plant operations. We believe that incorporating Great Lake's businesses into our operations increases efficiencies and reduces commodity price and supply risks. Pursuant to the merger agreement, all outstanding Great Lakes Cooperative common and preferred stock was exchanged for an aggregate of 550,352 shares of our common stock and approximately $12.5 million in cash. The merger and the related working capital that may be associated with acquiring and storing significant quantities of corn required additional debt financing of approximately $56.8 million, including an operating line of credit.

        The allocation of the purchase price to specific assets and liabilities was based, in part, upon outside appraisals of the fair value of certain assets acquired. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in connection with the acquisition (in thousands):

Amount
Current assets
Cash and cash equivalents	$1,077
Accounts receivable	3,103
Inventories	42,628
Prepaid expenses and other	8,868
Derivative financial instruments	1,408

Total current assets	57,084
Property and equipment, net	21,221
Goodwill	3,819
Other assets (with weighted-average useful life of 2.2 years)	550

Total assets acquired	82,674

Current liabilities
Accounts payable and accrued liabilities	19,111
Deferred income taxes	297
Current maturities of long-term debt	1,280

Total current liabilities	20,688
Deferred income taxes	5,447
Long-term debt	39,427
Other liabilities	928

Total liabilities assumed	66,490

Total	$16,184

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. ACQUISITION (Continued)

        A reconciliation of consideration paid to the allocation of the purchase price to specific assets and liabilities is as follows (in thousands):

Amount
Cash used for acquisition	$12,510
Common stock issued for acquisition	7,490

20,000
Great Lakes assets and borrowings utilized to fund the merger, net of liabilities repaid of $50.0 million	(3,816)
Total	$16,184

        The operating results of GP Grain beginning April 3, 2008, have been included in the consolidated financial results of the Company for the three and six months ended May 31, 2008.

        The following represents unaudited pro forma combined results of operations of the Company and Great Lakes Cooperative as if the acquisition had occurred as of December 1, 2006 (in thousands, except per share amounts):

	Three Months Ended May 31,		Six Months Ended May 31,
	2008	2007	2008	2007
Unaudited pro forma information:
Revenues	$88,359	$35,462	$165,797	$71,825
Net income (loss)	4,304	(2,772)	12,126	(1,590)
Earnings per share:
Basic	0.55	(0.42)	1.55	(0.24)
Diluted	0.55	(0.42)	1.55	(0.24)

        The pro forma information for the three-month periods ended May 31, 2008 and 2007 combines the results of operations for the Company for its second quarters ended May 31, 2008 and 2007, and Great Lakes Cooperative for its second quarters ended February 29, 2008 and February 28, 2007, respectively, after giving effect to the pro forma adjustments. The pro forma condensed combined statements of operations for the six-month periods ended May 31, 2008 and 2007 combines the results of operations for the Company for the six-month periods ended May 31, 2008 and 2007, and Great Lakes Cooperative for the six-month periods ended February 29, 2008 and February 28, 2007, respectively, after giving effect to the pro forma adjustments.

        The pro forma financial information includes historical Great Lakes Cooperative revenues and expenses, with adjustments to the accounting base for interest expense, depreciation, amortization and income taxes. The pro forma financial information is shown for illustrative purposes only and is not necessarily indicative of future results of operations of the Company or the results of operations of the Company that would have actually occurred had the transaction been in effect for the periods presented.

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3. INVENTORIES

        The Company produces dry mill, fuel grade ethanol; operates a licensed public grain warehouse; and sells seed, feed, fertilizer, chemicals and petroleum products. The components of inventories are as follows (in thousands):

	May 31, 2008	November 30, 2007
Corn	$42,724	$2,905
Seed, feed, fertilizer, chemicals and petroleum held for sale	10,974	—
Grain, other than corn, held for resale	7,480	1,675
Ethanol and distillers grains	1,146	1,098
Ethanol work-in-process	890	747
Ethanol plant chemicals and maintenance parts	888	478
Other	477	—

	$64,579	$6,903

        A substantial portion of the corn owned will be used in the production of ethanol. Grains (other than corn) are held for resale. Distillers grains, a high-protein, high-energy animal feed supplement, is the principal by-product of the ethanol production process.

4. PROPERTY AND EQUIPMENT

        The components of property and equipment are as follows (in thousands):

	May 31, 2008	November 30, 2007
Construction-in-progress	$93,519	$72,301
Plant, buildings and improvements	81,819	67,120
Land and improvements	8,211	6,987
Machinery and equipment	5,193	—
Railroad track and equipment	1,353	1,353
Other	1,744	764

	191,839	148,525
Less: accumulated depreciation	(3,020)	(1,031)

Property and equipment, net	$188,819	$147,494

        Plant and building costs are related to our Shenandoah ethanol production facilities, other related assets that were put into use during fiscal 2007, and GP Grain grain storage facilities. We began depreciating Shenandoah ethanol production facility assets (including the plant and administration building, railroad track and equipment, land improvements, certain computer and software, and certain other assets) at the beginning of the fourth quarter of fiscal 2007. The Superior plant began start-up operations, which includes grinding corn and initiation of fermentation, in early July 2008. We will begin to depreciate our Superior ethanol production facility assets during the third quarter.

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5. OTHER ASSETS

        The components of other assets are as follows (in thousands):

	May 31, 2008	November 30, 2007
Recoverable rail line costs	$3,500	$3,500
Third-party deposits securing utility services	2,453	2,418
Debt issuance costs, net	1,428	953
Covenant not to compete	433	500
Other	368	85

	$8,182	$7,456

Recoverable Rail Line Costs

        To secure rail access to our Shenandoah ethanol plant, we entered into a contract with Burlington Northern Santa Fe ("BNSF") that required us to pay rail line renovation costs for the spur track from Red Oak, Iowa to the plant. Included in the contract is a provision for shipping cost rebates of up to $3.5 million provided sufficient rail traffic, measured annually, is achieved on the line. The term of the contract is nine years commencing from the date of our first billed shipment from the Shenandoah plant, which was late August 2007. The rebates are recorded as a reduction to the recoverable rail line costs until the full amount has been recovered. If the track is sold by BNSF, the agreement provides for repayment to us for any portion of the unrecovered renovation costs. We review this asset for impairment whenever events or changes in circumstances indicate that the carrying amount of these rail line costs may not be recoverable.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        The components of accounts payable and accrued expenses are as follows (in thousands):

	May 31, 2008	November 30, 2007
Accounts payable	$17,124	$1,644
Accrued liabilities	7,358	6,895
Accrued construction retainage	5,507	6,308

	$29,989	$14,847

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. LONG-TERM DEBT AND LINES OF CREDIT

        The components of long-term debt are as follows (in thousands):

	May 31, 2008	November 30, 2007
Corporate:
Term loan	$16,000	—
Shenandoah:
Term loan	26,800	30,000
Revolving term loan	17,000	17,000
Seasonal borrowing	4,300	2,809
Economic development loan	200	230
Economic development grant	100	100
Superior:
Term loan	36,282	21,987
Revolving term loan	7,316	—
GP Grain:
Term loan	9,000	—
Revolving term loan	23,743	—
Equipment financing loans	1,646	—
Essex:
Note payable	482	477
Covenant not to compete	438	471

Total debt	143,307	73,074
Less: current portion	32,017	9,318

Long-term debt	$111,290	$63,756

        Scheduled long-term debt repayments, excluding any potential repayment of the economic development grant since it is a forgivable loan, are as follows (in thousands):

Fiscal Year Ending November 30,	Amount
2008	$26,143
2009	11,768
2010	35,559
2011	11,900
2012	11,467
Thereafter	46,370

Total	$143,207

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. LONG-TERM DEBT AND LINES OF CREDIT (Continued)

GPRE Shenandoah LLC

        On March 31, 2008, we entered into an Asset Transfer Agreement, transferring all assets associated with the Shenandoah ethanol plant, including real estate, equipment, inventories and accounts receivable, to a wholly-owned subsidiary, GPRE Shenandoah LLC. Pursuant to the Asset Transfer Agreement, GPRE Shenandoah LLC also assumed all liabilities related to the plant and its operations. On March 31, 2008, GPRE Shenandoah LLC executed a Master Loan Agreement and corresponding security agreements (individually and collectively, the "2008 Shenandoah Loan Agreement") with Farm Credit Services of America, FLCA ("FCSA"). GPRE Shenandoah LLC assumed the Master Loan Agreement, originally dated January 30, 2006, as subsequently supplemented and amended (individually and collectively, the "2006 Shenandoah Loan Agreement"), between the Company and FCSA. All terms of the 2006 Shenandoah Loan Agreement remain in effect except as specifically modified by the 2008 Shenandoah Loan Agreement. Under the 2006 Shenandoah Loan Agreement, the Company's assets served as security. As modified in 2008 Shenandoah Loan Agreement, GPRE Shenandoah LLC's assets are substituted as security. As a condition of the 2008 Shenandoah Loan Agreement, on March 31, 2008, we repaid $2.0 million in satisfaction of the free cash flow repayment requirement for fiscal 2008.

Superior Ethanol, L.L.C.

        On May 15, 2008, Superior Ethanol, L.L.C., a wholly-owned subsidiary of Green Plains Renewable Energy, Inc., executed Amendments to the Master Loan Agreement, the Construction and Term Loan Supplement, and the Construction and Revolving Term Loan Supplement with Farm Credit Services of America, FLCA (individually and collectively, the "Loan Amendments"). The Loan Amendments modify the Master Loan Agreement, originally dated March 15, 2007, as subsequently supplemented and amended, which provided construction and working capital for our Superior, Iowa ethanol production facilities.

        The Loan Amendments set forth a number of changes, including the following:

  •
  Superior Ethanol, L.L.C. must maintain a net worth of not less than $58.1 million beginning May 31, 2008, increasing to at least $61.6 million effective November 30, 2008.

  •
  Superior Ethanol, L.L.C. must provide evidence of $3.3 million in additional equity by no later than May 15, 2008, for an aggregate total equity investment of not less than $61.0 million.

  •
  The commitment of the Construction and Term Loan Supplement is extended through July 15, 2008, or such later date as authorized by the lender.

        The Loan Amendments reflect changes in circumstances as a result of the anticipated completion of the Superior, Iowa ethanol production facility.

Green Plains Renewable Energy, Inc.

        We entered into various fixed-priced corn purchase and sale contracts with Great Lakes subsequent to the execution of the original merger agreement in August 2007. At March 31, 2008, we had open purchase contracts for 11.9 million bushels of corn from April 2008 through February 2009. The Company and Great Lakes agreed to accelerate the sale of the corn and the related payment for

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. LONG-TERM DEBT AND LINES OF CREDIT (Continued)

4.0 million bushels. The corn will be stored in GP Grain's elevators until required for our ethanol operations. To finance the payment of this grain, we entered into a Business Loan Agreement, Commercial Pledge Agreement, and two Promissory Notes with Americana Community Bank (individually and collectively, the "Green Plains Loan Agreements") totaling $16.0 million. Great Lakes utilized the proceeds from the grain sales to repay amounts outstanding under its revolving credit agreement with CoBank, ACB.

        The Green Plains Loan Agreements are secured by negotiable grain warehouse receipts issued to us on 4.0 million bushels of corn. Under the terms of the Green Plains Loan Agreements, we are required to maintain a minimum loan to value ratio and were required to purchase put options to minimize the underlying commodity price risk of the corn.

        Pursuant to the terms of the Green Plains Loan Agreements, we are required to make monthly interest payments at a 10% per annum interest rate beginning on May 1, 2008. We are required to make principal payments of $2.0 million per week beginning July 8, 2008 until completely repaid. We expect to utilize the corn in our ethanol operations consistent with the loan maturity schedule.

        Americana Community Bank received a loan origination fee of $450,000.

Green Plains Grain Company LLC

        GP Grain entered into a credit agreement with the First National Bank of Omaha ("FNBO"). The FNBO credit agreement, and related loan agreements including the Revolving Credit Note, Term Note, Security Agreement, Post-Closing Agreement, and mortgages (individually and collectively, the "GP Grain Loan Agreements") involved total term and revolving credit commitments of $39.0 million.

        The term loan proceeds, which totaled $9.0 million, were used to refinance existing debt as well as pay former Great Lakes members a portion of the $12.5 million cash merger consideration. The revolving loan proceeds, which totaled $30.0 million, were used to repay amounts outstanding under Great Lakes's revolving credit agreement with CoBank, ACB and will be used for working capital purposes for GP Grain. The term loan expires on April 3, 2013, and the revolving loan expires on April 3, 2010. Payments of $225,000 under the term loan are due on the last business day of each calendar quarter, with any remaining amount payable at the expiration of the loan term. The loans will bear interest at either the base rate (prime) minus 0.25% to plus 0.75% or short-term fixed rates at LIBOR (1, 2, 3 or 6 month) plus 1.75% to 2.75% (each depending on GP Grain's Fixed Charge Ratio for the preceding four fiscal quarters). Under the GP Grain Loan Agreement, the Fixed Charge Ratio is defined as adjusted EBITDAR divided by Fixed Charges, which are the sum of GP Grain's interest expense, current maturities under the term loan, rent expense and lease expenses. Adjusted EBITDAR is defined as net income plus interest expense, rent and lease expense, and noncash expenses (including depreciation and amortization expense, deferred income tax expense and unrealized gains and losses on futures contracts), less interest income and certain capital expenditures.

        As security for the loans, the lender received a first-position lien on real estate, equipment, inventory and accounts receivable owned by GP Grain.

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. LONG-TERM DEBT AND LINES OF CREDIT (Continued)

        In accordance with the GP Grain Loan Agreements, GP Grain is required to adhere to certain financial covenants and restrictions, including the following:

  •
  GP Grain must maintain working capital of at least $7.0 million. The working capital requirement is increased to $9.0 million in fiscal 2009 and $11.0 million in fiscal 2010.

  •
  GP Grain must maintain tangible net worth of at least $10.0 million. The tangible net worth requirement is increased to $12.0 million in fiscal 2009 and $15.0 million in fiscal 2010.

  •
  GP Grain must maintain a Fixed Charge Ratio of 1.10x or more and a Senior Leverage Ratio that does not exceed 2.25x. Senior Leverage Ratio is debt, excluding amounts under the Revolving Credit Note, divided by EBITDAR as defined.

  •
  Capital expenditures for GP Grain are restricted to $2.5 million during fiscal 2008. That amount is reduced to $1 million for subsequent years; provided, however, that any unused portion from any fiscal year may be added to the limit for the next succeeding year.

        Concurrently, the Company entered into a Post-Closing Agreement with FNBO. The Company agreed to invest up to $2.0 million in GP Grain if required for compliance with financial covenants and guaranty certain of GP Grain's obligations.

GP Grain Equipment Financing Agreements

        On April 3, 2008, GP Grain executed two separate equipment financing agreements with AXIS Capital Inc. totaling $1.75 million (individually and collectively, the "GP Grain Equipment Financing Agreements"). These GP Grain Equipment Financing Agreements provide financing for designated vehicles, implements and machinery acquired as a result of the Great Lakes merger. The Company agreed to guaranty the GP Grain Equipment Financing Agreements. Pursuant to the terms of the agreements, GP Grain is required to make 48 monthly principal and interest payments totaling of $43,341 each. The first payments were made at the time of closing of the Great Lakes merger.

8. STOCK-BASED COMPENSATION

        We account for all share-based compensation transactions pursuant to SFAS No. 123R, "Share-Based Payment," which requires entities to record noncash compensation expense related to payment for employee services by an equity award in their financial statements over the requisite service period.

        The Green Plains Renewable Energy, Inc. 2007 Equity Incentive Plan (the "Equity Incentive Plan") provides for the granting of stock-based compensation. The maximum number of shares of common stock that may be granted to any employee during any year is 50,000. We have reserved a total of 1.0 million shares of common stock for issuance under the Equity Incentive Plan. Grants under the Equity Incentive Plan have included stock awards, options to purchase shares of common stock, and stock in lieu of cash compensation for certain officers.

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. STOCK-BASED COMPENSATION (Continued)

        For stock options granted during the first six months of fiscal 2008, the fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model, a pricing model acceptable under SFAS No. 123R, with the following weighted-average assumptions:

Expected life	5.3
Interest rate	3.0%
Volatility	56.3%
Dividend yield	—

        The expected life of options granted represents the period of time in years that options granted are expected to be outstanding. The interest rate represents the annual interest rate a risk-free investment could potentially earn during the expected life of the option grant. Expected volatility is based on historical volatility of our common stock and other companies within our industry. We currently use a forfeiture rate of zero percent for all existing share-based compensation awards since we have no historical forfeiture experience under our share-based payment plans.

        All of our existing share-based compensation awards have been determined to be equity awards. We recognize compensation costs for stock option awards which vest with the passage of time with only service conditions on a straight-line basis over the requisite service period.

        A summary of stock options as of May 31, 2008 and changes during the first six months of fiscal 2008 are as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at November 30, 2007	448,000	$26.68
Granted	61,000	9.57
Exercised	—	—
Cancellations	—	—

Outstanding at May 31, 2008	509,000	$24.63	5.3	$—

Exercisable at May 31, 2008	378,333	$27.75	4.6	$—

        All fully-vested stock options as of May 31, 2008 are exercisable and are included in the above table. Since weighted-average option prices exceeded the closing stock price at May 31, 2008, the aggregate intrinsic value was zero. Our stock awards allow employees to exercise options through cash payment to us for the shares of common stock or through a simultaneous broker-assisted cashless exercise of a share option, through which the employee authorizes the exercise of an option and the immediate sale of the option shares in the open market. We use original issuances of common stock to satisfy our share-based payment obligations.

        Compensation costs expensed for our share-based payment plans were approximately $399,000 and $520,000 during the three and six months ended May 31, 2008, respectively. Compensation costs

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. STOCK-BASED COMPENSATION (Continued)

expensed for our share-based payment plans were $2.8 million during both the three and six months ended May 31, 2007, respectively. The potential tax benefit realizable for the anticipated tax deductions of the exercise of share-based payment arrangements approximated $0.2 million and $1.1 million during the first six months of fiscal 2008 and 2007, respectively. However, due to the uncertainty that the tax benefits would be realized, these potential benefits were not recognized in the first six months of fiscal 2007.

9. EARNINGS PER SHARE

        We compute earnings per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings per common shares ("EPS") is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities.

        The differences between the basic and diluted EPS denominators for the three and six months ended May 31, 2008 were due to the dilutive effect of outstanding stock options. Excluded from the computations of diluted EPS for the second quarter and first six months of fiscal 2008 were warrants exercisable for 320,014 shares of our common stock at an exercise price of $60 per share and options to purchase approximately 375,000 shares of our common stock because their impact would be antidilutive based on current market prices. Excluded from the computations of diluted EPS for the second quarter and first six months of fiscal 2007 were warrants exercisable for 793,221 shares of our common stock at an exercise price of $30 per share, warrants exercisable for 320,014 shares of our common stock at an exercise price of $60 per share, and options to purchase approximately 325,000 shares of our common stock because their impact would be antidilutive based on market prices of our common stock during that period.

10. SEGMENT INFORMATION

        With the acquisition of Great Lakes Cooperative in April 2008, the Company's chief operating decision makers began to review its operations in two separate operating segments. These segments are (1) production, distribution and marketing of ethanol and related by-products (which we collectively refer to as "Ethanol") and (2) grain warehousing and marketing, as well as sales and related services of seed, feed, fertilizer, chemicals and petroleum products (which we collectively refer to as "Agribusiness").

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

10. SEGMENT INFORMATION (Continued)

        The following are revenues, gross profit and operating income for our operating segments for the periods indicated (in thousands):

	Three Months Ended May 31,		Six Months Ended May 31,
	2008	2007	2008	2007
Revenues:
Ethanol	$35,830	$—	$69,142	$—
Agribusiness	41,721	—	46,253	—

	$77,551	$—	$115,395	$—

Gross profit:
Ethanol	$10,741	$—	$26,229	$—
Agribusiness	4,724	—	4,980	—

	$15,465	$—	$31,209	$—

Operating income (loss):
Ethanol	$6,713	$(3,547)	$19,276	$(4,401)
Agribusiness	2,332	—	2,588	—

	$9,045	$(3,547)	$21,864	$(4,401)

11. INCOME TAXES

        The provision (benefit) for income taxes consists of the following (in thousands):

	Three Months Ended May 31,		Six Months Ended May 31,
	2008	2007	2008	2007
Current:
Federal	$2,162	$238	$2,716	$(30)
State	739	70	923	21

Total current	2,901	308	3,639	(9)

Deferred:
Federal	246	(888)	1,435	(245)
State	57	(261)	197	(72)

Total deferred	303	(1,149)	1,632	(317)

Income tax provision (benefit)	$3,204	$(841)	$5,271	$(326)

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

11. INCOME TAXES (Continued)

        Differences between the income tax provision (benefit) computed at the statutory federal income tax rate and per the consolidated statements of operations are summarized as follows (in thousands):

	Three Months Ended May 31,		Six Months Ended May 31,
	2008	2007	2008	2007
Tax expense (benefit) federal statutory rate of 34%	$2,662	$(1,539)	$6,742	$(1,100)
State tax expense (benefit), net of federal tax effect	526	(242)	1,331	(174)
Valuation allowance adjustment	—	940	(2,825)	940
Other	16	—	23	8

Income tax provision (benefit)	$3,204	$(841)	$5,271	$(326)

        Deferred tax assets and liabilities are summarized as follows (in thousands):

	May 31, 2008	November 30, 2007
Deferred tax assets:
Current:
Inventory valuation	$131	$88
Unrealized loss on derivative financial instruments	241	—

Total current deferred tax assets	372	88

Non-current:
Net operating loss carryforwards	—	4,116
Equity for services	1,986	1,324
Tax credits	—	117
Other	—	30

Total non-current deferred tax assets	1,986	5,587

Total deferred tax assets	2,358	5,675
Less: valuation allowance	—	(2,825)

Net deferred tax assets	2,358	2,850

Deferred tax liabilities:
Current:
Unrealized gain on derivative financial instruments	—	187

Non-current:
Fixed assets	9,427	2,663
Other	10	—

Total non-current deferred tax liabilities	9,437	2,663

Net deferred tax liabilities	9,437	2,850

Deferred income taxes	$7,079	$—

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

11. INCOME TAXES (Continued)

        During fiscal 2007, we had established a valuation allowance for deferred tax assets and liabilities as full realization of future income tax benefits was uncertain at that time. However, in fiscal 2008, due to the significant amount of book income generated in the first six months, we now believe it is more likely than not that the future benefit of these assets will be realized. The removal of the valuation allowance resulted in a benefit to earnings in the current six-month period of $2.8 million. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

12. COMMITMENTS AND CONTINGENCIES

Superior Plant Construction

        We entered into a design-build agreement, which was subsequently amended, with Agra Industries, Inc. ("Agra") under which Agra would provide all work and services in connection with the engineering, design, procurement, construction startup, performance tests, training for the operation and maintenance of the Superior plant; and provide all materials, equipment, tools and labor necessary to complete the Superior plant. As amended, Agra is to be paid $81.4 million, subject to future adjustments, for services performed. We are required to make payments to Agra based upon semi-monthly progress billings. We paid $72.1 million since work began on the contract. As of May 31, 2008, we owed Agra $0.6 million for construction completed to-date, excluding retainage accruals of $5.5 million.

        We have entered into agreements with various other contractors related to construction at the Superior site. The contracts, as amended, total approximately $10.8 million. As of May 31, 2008 we paid $9.9 million on these contracts and owed $45,000 to the contractors for construction completed to-date, including retainages.

Sales and Marketing

        We have entered into exclusive agreements with RPMG for the sale of all ethanol produced at both the Shenandoah and Superior plants. The Shenandoah agreement is for one year and the Superior agreement is for two years, each commencing on the first day ethanol is shipped from the respective plants. At the end of the commitment term, if the agreements are not renewed, certain rail car leases entered into by RPMG will be assigned to us. On May 20, 2008, we provided notice to RPMG that we intend to terminate our ethanol marketing contract with respect to the Shenandoah plant, effective September 30, 2008. Accordingly, we will be required to assume the rail car lease related to the Shenandoah plant of approximately $100,000 per month for the remaining six-year lease term. We would be required to assume the rail car lease related to the Superior plant of approximately $105,000 per month for the remainder of an original ten-year lease term.

        We have entered into exclusive agreements with CHS Inc. for the sale of wet, modified wet and dried distillers grains produced at both the Shenandoah and Superior plants. These agreements are for

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

12. COMMITMENTS AND CONTINGENCIES (Continued)

six months for the Shenandoah plant and two years at the Superior plant, commencing on the first day of production at each of the plants.

        In March 2007, we executed a lease contract for 100 rail cars, used by CHS Inc. to ship dried distillers grains to its customers, for a ten-year period for $68,700 per month. We recently negotiated a month-to-month lease agreement for an additional 32 rail cars.

Inventories

        As of May 31, 2008, we had contracted for inventory purchases, consisting primarily of corn, soybeans, fertilizer and fuel, valued at approximately $183.2 million.

Operating Leases

        The Company currently leases or is committed to paying operating leases extending to 2019. For accounting purposes, rent expense is based on a straight-line amortization of the total payments required over the lease term. The Company incurred lease expenses of approximately $529,000 and $34,000 during the first six months of fiscal 2008 and 2007, respectively. Aggregate minimum lease payments under these agreements in future fiscal years are as follows (in thousands):

Fiscal Year Ending November 30,	Amount
2008	$574
2009	1,108
2010	1,080
2011	1,080
2012	1,080
Thereafter	4,045

Total	$8,967

13. SUBSEQUENT EVENTS

VBV LLC Merger

        In May 2008, we entered into definitive merger agreements with VBV LLC ("VBV") and its subsidiaries. The merger transaction is subject to various shareholder and equity holder approvals, and customary lender and regulatory consents. VBV holds majority interest in two companies that have ethanol plants under construction: Indiana Bio-Energy, LLC ("IBE") of Bluffton, IN; and Ethanol Grain Processors, LLC, ("EGP") of Obion, TN. Both plants are expected to be completed in the fall of 2008. Once operational, the plants are expected to each produce approximately 110 million of gallons of ethanol per year. We anticipate that the merger transaction will be completed in the 2008 calendar year. Upon closing, VBV, IBE and EGP will be merged into subsidiaries of the Company. Under the merger proposal, current equity holders of VBV, IBE and EGP will receive Company common stock and options totaling 11,139,000 shares. We have filed a Registration Statement on Form S-4 with the Securities and Exchange Commission to register the shares of our common stock that are to be issued in the merger transaction. Simultaneously with the closing of the merger, certain of VBV's equity

GREEN PLAINS RENEWABLE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

13. SUBSEQUENT EVENTS (Continued)

holders will invest $60 million in Company common stock at a price of $10 per share, or an additional 6 million shares. This additional investment is expected to be used for general corporate purposes and to finance future acquisitions. If approved, the merger transaction will be accounted for as a reverse merger, pursuant to which we will account for the merger under the purchase method of accounting for business combinations, with VBV being the acquiring company.

GP Grain Revolving Credit Note

        In July 2008, Green Plains Grain Company LLC increased its revolving credit note with First National Bank of Omaha from $30.0 million to $35.0 million.

Sales and Marketing

        We had previously entered into exclusive agreements with CHS Inc. for the sale of wet, modified wet and dried distillers grains produced at both the Shenandoah and Superior plants. The agreement with CHS Inc. related to the Shenandoah plant terminated on July 1, 2008. Sales of modified wet and dried distillers grains produced at the Shenandoah plant are now being handled by other parties.

14. RELATED PARTY TRANSACTIONS

        We entered into various fixed-priced corn purchase contracts with Great Lakes subsequent to the execution of the original merger agreement in August 2007. As of April 3, 2008 (the date the merger transaction closed), we had contracted and paid Great Lakes for 5.1 million bushels at a total cost of $18.3 million, and have contracted to purchase an additional 8.9 million bushels of corn from Great Lakes through February 2009 at a total cost of $42.3 million.

        On April 3, 2008, GP Grain executed the GP Grain Equipment Financing Agreements. These agreements provide financing for designated vehicles, implements and machinery acquired as a result of the Great Lakes merger. In addition, in April 2008 and in June 2008, GP Grain executed two separate operating leases for equipment with Axis Capital Inc. The President and Chief Executive Officer of AXIS Capital Inc., Gordon F. Glade, is a member of our Board of Directors.

        Beginning in February 2008, the Company entered into fixed-price ethanol purchase and sales agreements with Center Oil Company. The sales agreements were executed to hedge prices for approximately 5.9 million gallons of our expected ethanol production from May 2008 to December 2008 for approximately $12.4 million. The Company has entered into offsetting purchase agreements with Center Oil Company totaling 2.1 million gallons, valued at approximately $5.1 million, rather than delivering the ethanol. The President and Chief Executive Officer of Center Oil Company is Gary R. Parker, a member of our Board of Directors.

        We entered into fixed-price ethanol sales agreements with VBV subsequent to execution of the definitive merger agreement in May 2008. The sales agreements were executed for future deliveries of 1.5 million gallons from our Shenandoah plant's production.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Financial Statements

March 31, 2008 and 2007

(With Independent Auditors' Report Thereon)

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

KPMG LLP 303 East Wacker Drive Chicago, IL 60601-5212

Independent Auditors' Report

The Board of Directors
VBV LLC and Subsidiaries:

We have audited the accompanying consolidated balance sheets of VBV LLC and subsidiaries (a development stage company) (the Company) as of March 31, 2008 and 2007, and the related consolidated statements of operations, members' capital, and cash flows for the year ended March 31, 2008 and for the periods from September 28, 2006 (date of inception) to March 31, 2007 and from September 28, 2006 (date of inception) to March 31, 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VBV LLC and subsidiaries (a development stage company) as of March 31, 2008 and 2007, and the results of their operations and their cash flows for the periods then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements of cash flows for 2008, period from September 28, 2006 (Date of Inception) to March 31, 2007, and period from September 28, 2006 (Date of Inception) to March 31, 2008 have been restated, as discussed in note 2.

/s/ KPMG LLP
Chicago, Illinois
June 20, 2008, except as to
note 2, which is as of
August 1, 2008

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Balance Sheets

March 31, 2008 and 2007

	2008	2007
ASSETS
Current Assets:
Cash	$537,927	87,466,300
Short term investments	893,943	169,200
Prepaid and other expenses	3,853,165	1,434,910

Total current assets	5,285,035	89,070,410
Property and Equipment:
Construction in progress, including amounts to related parties of $208,175,756 and $38,623,743, respectively	237,082,872	57,609,904
Land	3,951,333	3,939,866
Office equipment (net of 36,056 and 15,882 accumulated depreciation)	127,913	21,262

Total property and equipment	241,162,118	61,571,032
Other assets:
Financing costs	3,502,488	3,246,977
Long term investments	2,000	2,000
Restricted cash	4,224,299	21,563,244

Total other assets	7,728,787	24,812,221
TOTAL ASSETS	$254,175,940	175,453,663

LIABILITIES AND MEMBERS' CAPITAL
Current Liabilities:
Accounts payable, including amounts to related parties of $9,266,812 and $1,603,321, respectively	$10,038,291	1,908,979
Accrued expenses, including amounts to related parties of $1,389,026 and 0, respectively	2,861,988	176,323
Current maturities of notes payable	1,750,000	—
Current portion of capital lease obligations	93,326	—
Retainage payable, principally related party	12,112,289	—

Total current liabilities	26,855,894	2,085,302
Long term liabilities:
Capital lease obligations, less current portion	301,292	4,094
Notes payable	58,409,998	—
Retainage payable, principally related party	—	3,738,782
Revenue bonds payable	22,000,000	22,000,000
Minority interest	38,622,323	39,102,361

TOTAL LIABILITIES	146,189,507	66,930,539
MEMBERS' CAPITAL	107,986,433	108,523,124

TOTAL LIABILITIES AND MEMBERS' CAPITAL	$254,175,940	175,453,663

See accompanying notes to the consolidated financial statements.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statements of Operations

Year Ended March 31, 2008, Period from September 28, 2006 to March 31, 2007 and

Period from September 28, 2006 (Date of Inception) to March 31, 2008

	2008	Period from September 28, 2006 (Date of Inception) to March 31, 2007	Period from September 28, 2006 (Date of Inception) to March 31, 2008
Expenses
Professional fees, including amounts to related parties of $22,934, $118,196 and $141,130, respectively	$1,564,114	$672,354	$2,236,468
Salaries	2,326,100	499,320	2,825,420
General and administrative, including amounts to related parties of $346,020, $54,000 and $400,020, respectively	1,513,093	246,545	1,759,638
Depreciation	20,174	2,956	23,130

Total expenses	5,423,481	1,421,175	6,844,656
Other Income
Interest, net	1,414,821	1,347,658	2,762,479
Other income	8,400	3,172	11,572

Total other income	1,423,221	1,350,830	2,774,051
Net Loss Before Minority Interests	(4,000,260)	(70,345)	(4,070,605)
Minority Interests in losses of consolidated subsidiaries	(480,148)	(28,136)	(508,284)

Net Loss	$(3,520,112)	$(42,209)	$(3,562,321)

See accompanying notes to the consolidated financial statements.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statements of Members' Capital

Year Ended March 31, 2008, Period from September 28, 2006

(Date of Inception) to March 31, 2007 and Period from September 28, 2006

(Date of Inception) to March 31, 2008

Members' Capital
Balance at September 28, 2006 (date of inception)
Capital contributions from members	$108,147,999
Issuance costs	75,000
Compensation expense related to share-based payments	342,334
Net Loss	(42,209)

Balance at March 31, 2007	108,523,124
Capital contributions from members	2,474,496
Compensation expense related to share-based payments	508,925
Net Loss	(3,520,112)

Balance at March 31, 2008	$107,986,433

See accompanying notes to the consolidated financial statements.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statements of Cash Flows

Year Ended March 31, 2008, Period from September 28, 2006 (Date of Inception) to March 31, 2007

and Period from September 28, 2006 (Date of Inception) to March 31, 2008

	2008 Restated	Period from September 28, 2006 (Date of Inception) to March 31, 2007 Restated	Period from September 28, 2006 (Date of Inception) to March 31, 2008 Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(3,520,112)	$(42,209)	$(3,562,321)
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	20,174	2,956	23,130
Stock option expense	508,925	342,334	851,259
Minority interest in net loss of consolidated subsidiaries	(480,148)	(28,136)	(508,284)
Changes in assets and liabilities:
Prepaid and other assets	(2,418,255)	(1,391,478)	(3,809,733)
Accounts payable	287,753	(582,231)	(294,478)
Accrued expenses	680,156	167,492	847,648

Net cash used in operating activities	(4,921,507)	(1,531,272)	(6,452,779)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investment securities	(724,743)	(171,200)	(895,943)
Payments for construction in progress	(160,741,032)	(16,240,177)	(176,981,209)
Payments for office equipment	(126,825)	—	(126,825)
(Investment in) withdrawal of restricted cash	17,338,945	(21,563,244)	(4,224,299)
Land purchases	(11,467)	(250,821)	(262,288)

Net cash used in investing activities	(144,265,122)	(38,225,442)	(182,490,564)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions	2,474,496	108,147,999	110,622,495
Proceeds from revenue bonds	—	22,000,000	22,000,000
Proceeds from contruction notes payable	60,159,998	—	60,159,998
Payments for financing costs	(376,238)	(2,924,985)	(3,301,223)

Net cash provided by financing activities	62,258,256	127,223,014	189,481,270

NET (DECREASE) INCREASE IN CASH	(86,928,373)	87,466,300	537,927

CASH—Beginning of period	87,466,300	—	—

CASH—End of period	$537,927	$87,466,300	$537,927

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Capital lease obligations incurred for equipment	$390,524	$4,094	$394,618

Acquisition of net assets for EGP & IBE	$—	$5,343,402	$5,343,402

Increase in construction in progress for amounts still owed	$18,220,685	$5,552,493	$23,773,178

Amortized financing costs capitalized in construction in progress	$120,727	$—	$120,727

See accompanying notes to the consolidated financial statements.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements

March 31, 2008 and 2007

1. Description of Business and Summary of Significant Accounting Policies

  a.
  Description of Business

    VBV LLC (the Company), a Delaware limited liability company, was formed on September 28, 2006 as a result of like-minded visionaries joining forces in order to capitalize on the biofuels opportunities available within the United States. The Company believes biofuels will play a significant role in meeting the increasing demand for energy from renewable sources. The Company is currently seeking opportunities in the corn-to-ethanol business to build a network combining production, distribution and marketing.

    The Company has a controlling interest in two development stage ethanol plants, Indiana Bio-Energy, LLC (IBE), an Indiana limited liability company which was formed on December 7, 2004 and Ethanol Grain Processors, LLC (EGP), a Tennessee limited liability company which was formed on October 24, 2004. Both plants are 100 million gallon name plate dry mill natural gas ethanol plants which will produce fuel grade ethanol and distillers grain. Both plants are expected to be completed and operational in the Fall of 2008. Accordingly, the Company is considered to be a development stage company.

  b.
  Fiscal Reporting Period

    The Company has adopted a fiscal year ending March 31 for reporting financial operations.

  c.
  Use of Estimates

    The preparation of the consolidated financial statements, in accordance with generally accepted principles in the United States of America, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  d.
  Principles of Consolidation

    The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries (collectively, the Company). In accordance with the Financial Accounting Standards Board (FASB) Interpretation No. 46(R), Consolidation of Variable Interest Entities (FIN 46R), the Company also consolidates any variable interest entities (VIE's) of which it is the primary beneficiary, as defined. When the Company does not have a controlling interest in an entity, but exerts a significant influence over the entity, the Company applies the equity method of accounting. All significant intercompany balances and transactions have been eliminated in consolidation.

  e.
  Cash and Cash Equivalents

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

March 31, 2008 and 2007

1. Description of Business and Summary of Significant Accounting Policies (Continued)

  f.
  Short Term Investments

    Short term investments consist of certificates of deposit that are stated at cost, which approximates the fair market value. These investments are held at a financial institution. The maturity dates on these securities are greater then 90 days when purchased.

  g.
  Prepaid Expenses

    Prepaid expenses consist of utility deposits and prepaid insurance policies.

  h.
  Property and Equipment

    Property and equipment are stated at cost less accumulated depreciation. Depreciation on office equipment is calculated on the straight-line method over the estimated useful lives of the assets. Depreciation on construction in progress, including capitalized interest, will begin upon commencement of operations at the plants. Both plants are expected to be completed and operational in the fall of 2008. Total depreciation for the year ended March 31, 2008 and for the period from September 28, 2006 to March 31, 2007 was $20,174 and $2,956 respectively.

  i.
  Financing Costs

    Fees and costs related to securing debt financing are recorded as financing costs, depending on the nature of the debt instrument. Financing costs are stated at cost and are amortized as interest over the life of the loans. During the period of construction, amortization of such costs are being capitalized in construction in progress. Total amortization of such costs capitalized in construction in progress for the year ended March 31, 2008 and for the period from September 28, 2006 to March 31, 2007 was $325,205 and $0, respectively.

  j.
  Restricted Cash

    The Company maintains cash on deposit in accounts held by a trustee, which have been restricted to be used only for approved expenses relating to the construction of ethanol plants.

  k.
  Minority Interests

    The Company records minority interest expense which reflects the portion of the results of operations of majority-owned operations which are attributable to the minority interest members. The Company has a 78% ownership in Indiana Bio Energy LLC and a 62% ownership in Ethanol Grain Processors LLC.

  l.
  Retainage Payable

    Retainage payable consists of amounts earned by contractors on the construction of the IBE and EGP plants and payable upon completion of the construction of the plants.

  m.
  Equity-Based Compensation

    The Company applies SFAS No. 123(R) "Accounting for Stock-Based Compensation" for all compensation related to units, options or warrants. SFAS No. 123(R) requires the recognition

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

March 31, 2008 and 2007

1. Description of Business and Summary of Significant Accounting Policies (Continued)

    of compensation cost using a fair value based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued to both employees and non-employees. Units issued for compensation are valued using the estimated fair value of the units on the date of the related agreement.

  n.
  Income Taxes

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    VBV LLC intended to be taxed as a corporation from its inception date onward. However, the election required to be filed with Internal Revenue Service (IRS) was accepted by the IRS with an effective date of April 11, 2007, not the September 28, 2006 inception date as requested by VBV LLC on its election form. VBV LLC is considered a flow through entity for the period from September 28, 2006 to April 10, 2007. VBV LLC is in the process of appealing the corporation effective date with the IRS. The outcome of the appeal is expected during the 2008 calendar year.

    VBV LLC, as a development stage company, has incurred losses for the fiscal year ended March 31, 2008 and for the period from September 28, 2006 (inception) to March 31, 2007. Those losses have appropriately been recorded as a deferred tax asset with an offsetting valuation allowance as the losses are not more likely than not to be utilized prior to their expiration. If the VBV LLC appeal of the effective date of the corporate status is denied, losses incurred from the effective date of September 28, 2006 through April 10, 2007 cannot be utilized by the corporate entity established at April 11, 2007.

2. Restatement

    The Company has restated its previously issued financial statements for the year ended March 31, 2008 and for the periods from September 28, 2006 (date of inception) to March 31, 2007 and from September 28, 2006 (date of inception) to March 31, 2008 to correct the presentation in the statement of cash flows of certain purchases of property, plant and equipment.

    A portion of the Company's construction in progress was funded by the incurrence of accounts payable and accrued expenses, and the capitalization of financing costs and had been included as a cash activity in the consolidated statements of cash flows. Since these portions of

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

March 31, 2008 and 2007

2. Restatement (Continued)

    construction in progress were not funded by actual cash payments within the respective periods, the Company corrected this presentation in the consolidated statements of cash flows by reducing the investing outflows for the purchases of property, plant and equipment, reducing the corresponding change in accounts payable and accrued expenses in the operating section of the consolidated statements of cash flows and increasing the amount of financing outflows for financing costs. In addition, the Company added a non-cash activity disclosure to properly reflect the portion of construction in progress funded by the incurrence of accounts payable, accrued expenses, retainage, and the capitalization of financing costs.

    The original and restated balances for the line items affected by these adjustments are:

	2008 As Reported	2008 As Restated	Period from September 28, 2006 (Date of Inception) To March 31, 2007 As Reported	Period from September 28, 2006 (Date of Inception) to March 31, 2007 As Restated	Period from September 28, 2006 (Date of Inception) to March 31, 2008 As Reported	Period from September 28, 2006 (Date of Inception) to March 31, 2008 As Restated
CASH FLOW STATEMENT
Increase (decrease) in accounts payable	$8,129,312	287,753	1,230,480	(582,231)	9,359,792	(294,478)
Increase (decrease) in accrued expenses	$2,685,665	680,156	167,492	167,492	2,853,157	847,648
Net cash provided by (used in) operating activities	$5,090,197	(4,921,507)	281,439	(1,531,272)	5,371,636	(6,452,779)
Payments for construction in progress, less retainage	$(170,873,463)	(160,741,032)	(18,052,888)	(16,240,177)	(188,926,351)	(176,981,209)
Net cash used in investing activities	$(154,397,553)	(144,265,122)	(40,038,153)	(38,225,442)	(194,435,706)	(182,490,564)
Payments for financing costs	$(255,511)	(376,238)	(2,924,985)	(2,924,985)	(3,180,496)	(3,301,223)
Net cash provided by financing activities	$62,378,983	62,258,256	127,223,014	127,223,014	189,601,997	189,481,270

These adjustments did not affect the reported amounts of net income or the change in cash for any period.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

March 31, 2008 and 2007

3. Long Term Debt

        Long-term debt at March 31, 2008 and 2007 consists of the following:

	2008	2007
EGP Construction Term Loan through Farm Credit Services, Agent Base Rate + 25 Basis Points	$29,600,000	—
EGP Commercial Loan through Tennessee Valley Authority at 2%	1,000,000	—
IBE Construction Note through Agstar Financial Services, LIBOR + 350 basis points, IBE Senior Debt	29,559,998	—
IBE Revenue Bonds Payable, 7.5% bond issuance through the City of Bluffton, IN and U.S. Bank, IBE Junior Debt	22,000,000	22,000,000
Total Debt	$82,159,998	$22,000,000

Less current maturities of notes payable	$1,750,000	—
Total Long Term Debt	$80,409,998	$22,000,000

    In January 2007, EGP entered into a credit agreement with Farm Credit Services of Mid-America to partially finance the construction of one of the plants. In August 2007, EGP amended the credit agreement to include an additional $5,000,000. The credit agreement is comprised of a $60,000,000 construction term loan, a revolving construction term loan of $37,400,000 and a $2,600,000 revolving line of credit (the EGP Loan Agreements).

    Construction Term Loan—This loan of $60,000,000 is available for advances until construction for the plant has been completed. Principal payments are to commence with $2,400,000 due on May 20, 2009, and each quarter thereafter with a final maturity on May 20, 2015. Interest shall be calculated on the actual number of days each loan is outstanding and is payable on a monthly basis. In addition, for fiscal years 2008 and ending with the fiscal year 2013, the Company is also required to make a special payment equal to 75% of the available (if any) free cash flow from operations (as defined in the agreement), not to exceed $8,000,000 per year and provided, however, that if such payments would result in a covenant default under the EGP Loan Agreements, the amount of the payments shall be reduced to an amount which would not result in a covenant default. The free cash flow payments are discontinued when the aggregate total received from such payments exceeds $18,000,000.

    Revolving Construction Term Loan—This loan of $37,400,000 is available for advances beginning April 1, 2008 throughout the life of the commitment, which expires May 1, 2019. This loan requires semi-annual $4,675,000 payments on/step-downs of the commitment to commence on the first day of the month beginning approximately six months after repayment of the construction term loan, by November 1, 2015 at the latest with a final maturity no later than November 1, 2018. The Company has no borrowings under this arrangement as of March 31, 2008 and 2007. EGP has an additional revolving line of credit in the amount of $2,600,000 which requires interest to be paid monthly on the unpaid balance in accordance

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

March 31, 2008 and 2007

3. Long Term Debt (Continued)

    with one or more of the following interest rate options: agent base variable rate plus 0.25%, quoted fixed per annum rate or a fixed rate of LIBOR plus 3.15%. The Company has no borrowings under this arrangement as of March 31, 2008 and 2007.

    In February 2007, IBE entered into a credit agreement with Agstar Financial Services to partially finance the construction of one of the plants. The IBE loan is comprised of a $90,000,000 construction loan, which will convert into a $70,000,000 amortizing term loan, and a $20,000,000 revolving line of credit at plant completion (the IBE Loan Agreements).

    Term Loan—This loan is available for advances until construction for the plant has been completed. Principal payments are to commence with $583,333 due the earlier of 60 days from completion of construction of the plant or December 31, 2008, and each month thereafter with a final maturity on December 31, 2018 at the latest. In addition, for fiscal years ending in 2009 and thereafter, the Company is also required to make a special payment equal to 75% of the available (if any) free cash flow from operations (as defined in the agreement), not to exceed $4,000,000 per year, and provided, however, that if such payments would result in a covenant default under the IBE Loan Agreements, the amount of the payments shall be reduced to an amount which would not result in a covenant default. The free cash flow payments are discontinued when the aggregate total received from such payments exceeds $16,000,000.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

March 31, 2008 and 2007

3. Long Term Debt (Continued)

    Revenue Bond—IBE also entered into an agreement on March 1, 2007 and received $22,000,000 from the City of Bluffton, IN, Subordinate Solid Waste Disposal Facility Revenue Bonds (the IBE Revenue Bonds). Funds from the revenue bond have been received at March 31, 2008 and 2007. The revenue bonds require semi-annual principal and interest payments beginning in March 2010 through September 2019.

    Pricing and fees

    The EGP Loan Agreements bear interest at either Agent Base Rate (prime) plus 0%-1/2% (based on a ratio of total equity to total assets) or short-term fixed rates at LIBOR +290 to 315 basis points (based on a ratio of total equity to total assets). The lenders may, however, allow the Company to elect to pay interest at a fixed interest rate to be determined. Origination fees of $1,100,000 and $2,000 for equity in lenders have been incurred by the company through March 31, 2008 and are recorded in financing costs in the consolidated balance sheets. The Company paid an application of fee of $40,000 on August 9, 2006 and has annual recurring fees of $30,000. An unused commitment fee of 1/2% is charged on the $37,400,000 Revolving Construction Term Loan and 2/5% on the $2,600,000 Revolving Line of Credit.

    The IBE Loan Agreements bear interest at LIBOR short-term fixed rates plus 350 basis points during the construction phase and plus 250 to 325 basis points thereafter (based on a ratio of total equity to total assets). Origination fees of $1,300,000 and other fees in the amount of $26,000 have been incurred by the company through March 31, 2008 and are recorded in financing costs in the consolidated balance sheets.

    The IBE Revenue bond bears interest at 7.50% per annum. An annual administrative fee of $5,000 begins May 2008. Bond issue costs totaled $1,000,000 and are recorded in financing costs in the consolidated balance sheets.

    Security

    As security for the EGP Loan Agreements and the IBE Loan Agreements (collectively, the Loan Agreements), the lenders received a first-position lien on all personal property and real estate owned by EGP and IBE, including an assignment of all contracts and rights pertinent to construction and on-going operations of the plants. The Company will be required to maintain certain financial and non-financial covenants during the term of the loans.

    Representations, Warranties and Covenants

    The Loan Agreements contain representations, warranties, conditions precedent, affirmative covenants (including financial covenants) and negative covenants.

    The EGP Loan Agreements require working capital (current assets over current liabilities in accordance with GAAP consistently applied) of not less than $9,000,000 at the commencement of operations and increasing to $12,000,000 for fiscal year 2009, and thereafter, except that in determining current assets, any amounts available not drawn on the loan agreement (less the amount that would be considered a current liability as a result from drawing the additional funds under GAAP) may be included.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

March 31, 2008 and 2007

3. Long Term Debt (Continued)

    The EGP Loan Agreements require net worth (total assets over total liabilities in accordance with GAAP consistently applied) of $66,000,000, increasing to $67,000,000 on completion date, and increasing to $70,000,000 for fiscal year ending 2009 and thereafter.

    The EGP Loan Agreements also require a Debt Service Coverage Ratio of 1.25 to 1.0 for fiscal year 2009 and thereafter. Debt Service Coverage Ratio is defined as (all as calculated for the most current year-end in accordance with GAAP consistently applied): 1) net income (after taxes), plus depreciation and amortization; divided by 2) all current portions of regularly scheduled long term debt for the prior period (previous year end).

    In addition, dividends or other distributions to equity holders will be limited to 40% of the profit net of income taxes for each fiscal year and may be paid only where the Company is expected to remain in compliance with all loan covenants, terms and conditions. Furthermore, with respect to fiscal years 2009 and thereafter, an additional distribution may be made to equity holders in excess of the 40% limit for such fiscal year if the Company has made the required free cash flow payment for/based on such fiscal year, and will thereafter remain in compliance with all loan covenants, terms and conditions on a pro forma basis net of said potential additional payment.

    The IBE Loan Agreements require working capital (current assets over current liabilities in accordance with GAAP consistently applied) of not less than $10,000,000 at the commencement of operations and increasing to $12,000,000 no later than 12 months after the date construction for the plant has been completed and continuing thereafter.

    The IBE Loan Agreements requires net worth (total assets over total liabilities plus subordinated debt in accordance with GAAP consistently applied) of $80,000,000 at the date construction for the plant has been completed and continuing thereafter.

    The IBE Loan Agreements require tangible owner's equity (net worth divided by total assets) of at least 40% at the end of the first fiscal year following the date construction for the plant has been completed and at least 50% by the end of the second fiscal year following the date construction for the plant has been completed and continuing thereafter.

    The IBE Loan Agreements also require a Debt Service Coverage Ratio of 1.25 to 1.0 for the fiscal year end 12 months following the date construction for the plant has been completed and continuing thereafter. Debt Service Coverage Ratio is defined as (all as calculated for the most current year-end in accordance with GAAP consistently applied): 1) net income (after taxes), plus depreciation and amortization, divided by 2) all current portions of regularly scheduled long term debt for the prior period (previous year end).

    In addition, dividends or other distributions to equity holders will be limited to 50% of the profit net of income taxes for each fiscal year.

    The IBE Revenue Bonds require a Debt Service Coverage Ratio of 1.25 to 1.0 for the fiscal year end 12 months following the date construction for the plants has been completed and continuing thereafter.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

March 31, 2008 and 2007

3. Long Term Debt (Continued)

    At March 31, 2008, the aggregate long term debt maturities were as follows:

		Payments Due by Period
Contractual Obligations—IBE
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	Thereafter
IBE Revenue Bonds	$22,000,000	$—	$2,120,000	$3,220,000	$16,660,000
IBE Loan Agreements	29,559,998	1,750,000	14,000,000	13,809,998	—
Purchase Obligations	24,859,185	24,859,185	—	—	—

Total	$76,419,183	$26,609,185	$16,120,000	$17,029,998	$16,660,000

		Payments Due by Period
Contractual Obligations—EGP
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	Thereafter
Capital Lease Obligation	$394,618	$93,326	$301,292	$—	$—
EGP Loan Agreements	29,600,000	—	19,200,000	10,400,000	—
Other Long-Term Liabilities	1,000,000	—	200,000	200,000	600,000
Purchase Obligations	30,246,709	30,246,709

Total	$61,241,327	$30,340,035	$19,701,292	$10,600,000	$600,000

    The Company is in compliance with all debt covenants as of March 31, 2008.

    Capitalized Interest

    There was $41,250 of interest capitalized through March 31,2007 for EGP or IBE and $2,561,522 as of March 31, 2008.

4. Members' Equity

    VBV LLC (the Company), a Delaware limited liability company, was formed on September 28, 2006. The Company was capitalized by its three members initially to purchase the investments in Indiana Bio-Energy LLC and Ethanol Grain Processors LLC and thereafter to fund the ongoing expenditures arising from the management team and related development activities in Chicago.

    The investment in Indiana Bio-Energy LLC (IBE) was purchased for cash consideration of $51,130,000, which was contributed by its members on December 22, 2006. VBV LLC acquired 5,113 shares, representing 78% ownership.

    The investment in Ethanol Grain Processors LLC (EGP) was purchased for cash consideration of $49,527,500, which was contributed by its members on January 19, 2007.VBV LLC acquired 24,764,000 shares, representing 62% ownership.

    Thereafter, there were cash calls for VBV LLC in June and October 2007 for $1,000,000 each and one in February 2008 for $475,000.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

March 31, 2008 and 2007

4. Members' Equity (Continued)

    The Company also incurred finders fees on both investments which were paid to Ethanol Capital Management LLC of $7,490,000 in May 2007. The funding of these fees came from contributions by each of the shareholders in their respective shareholdings. These fees were considered part of the purchase price of these investments and resulted in additional amounts being recorded as construction in progress.

    The total number of units in VBV LLC issued was 1,000 units.

5. Equity Based Compensation

    There are equity based compensation arrangements at VBV LLC and both of its subsidiaries. These are set out below for each company.

    Ethanol Grain Processors LLC

    VBV LLC invested in EGP on January 19, 2007. Prior to VBV LLC's investment EGP had granted options to certain members of management and non-employees to purchase 55,884 units each at an exercise price of $0.45 per unit for a total of 502,956 units. Prior to the Company's inception date of January 19, 2007, eight of the nine individuals exercised their options and purchased 447,072 membership units at $.45 per unit for total cash received of $201,182. The company has options outstanding and exercisable to one non-employee to purchase 55,884 units as of March 31, 2008 and March 31, 2007. The options have a weighted average exercise price of $0.45 and weighted average remaining contractual term of 3.9 and 4.9 years as of March 31, 2008 and March 31, 2007, respectively. The fair value of the option was estimated using the Black-Scholes option-pricing model. The weighted average fair value of the option granted was estimated to be $1.86 per unit. All of the expense associated with the options had been recorded by EGP prior to the Company's acquisition of EGP on January 19, 2007. The aggregate intrinsic value of the award is $86,620 as of March 31, 2008 and March 31, 2007 and is calculated as the difference between the weighted average exercise price of the underlying awards and the company's estimated current fair market value at March 31, 2008 and March 31, 2007, which was the offering price of $2.00 per unit.

    In July 2007, the Company authorized 20,000 restricted units to a related party member acting as Chief Financial Officer and Chief Executive Officer of EGP, vesting upon substantial completion of the EGP plant. The weighted average grant-date fair value is $2.00 per unit. As of March 31, 2008, there is $17,500 of total unrecognized compensation cost related to the nonvested share-based awards. The cost is expected to be recognized over a weighted average period of 0.6 years. The total fair value of shares vested during the year ended March 31, 2008 was $22,500.

    In December 2007, the Company authorized 125,000 options to a related party member acting as Chief Financial Officer and Chief Executive Officer of EGP, vesting immediately upon issue and expiring three years from date of issuance. The options have a weighted average exercise price of $2.00 and weighted contractual term of 2.75 years as of March 31, 2008. The fair value of the option was estimated using the Black-Scholes option-pricing model with the

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

March 31, 2008 and 2007

5. Equity Based Compensation (Continued)

    following weighted-average assumptions: dividend yield 0%, volatility 98%, weighted average risk free interest rate 3.0% and expected life of three years. Since the Company's shares are not publicly traded, expected volatility is computed based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the options is based on the U.S. Treasury yield curve in effect at the time of the grant. The weighted average fair value of the option granted was estimated to be $1.25 per unit. The Company recognized expense associated with the option of $155,649 for the year ended March 31, 2008. The aggregate intrinsic value of the award is zero as of March 31, 2008 based on the weighted average exercise price of the underlying awards and the company's estimated current fair market value at March 31, 2008 to be equal to $2.00 per unit.

    Indiana Bio-Energy LLC

    IBE issued 328 options in total to two employees of Midwest Bio-Management LLC, pursuant to an agreement between IBE and Mid-West dated August 10, 2005. The options were issued to allow the two individuals each to purchase 164 units of IBE equal to two and one-half percent (2.5%) of the total number of equity units upon financing closing of the IBE plant, an event that occurred on February 27, 2007. The exercise price was the lesser of $100 per unit or one percent (1%) of the then-current unit price. The options have a weighted average exercise price of $100 and weighted contractual term of 0.9 years and 1.9 years as of March 31, 2008 and March 31, 2007, respectively. The fair value of the option was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield 0%, volatility 98%, weighted average risk free interest rate 4.2% and expected life of 3.5 years. Since the Company's shares are not publicly traded, expected volatility is computed based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the options are based on the U.S. Treasury yield curve in effect at the time of the grant. The weighted average fair value of the option granted was estimated to be $9,915 per unit. IBE recognized expense associated with the options of $2,909,834 prior to being acquired by VBV. VBV recognized expense associated with the options of $342,334 for the period from September 28, 2006 (Inception Date) to March 31, 2007 and zero for the year ended March 31, 2008. The aggregate intrinsic value of the awards is $3,247,200 as of March 31, 2008 and March 31, 2007 based on the weighted average exercise price of the underlying awards being $100 and the company's estimated current fair market value at to be equal to $10,000 per unit.

    During June 2007, IBE issued 16 restricted units to an employee of the company. The weighted average grant-date fair value of the award is $10,000 per unit. The award vests over 5 years. As of March 31, 2008, there was $136,000 of total unrecognized compensation cost related to the nonvested share-based awards. The cost is expected to be recognized over a weighted average period of 4.2 years. The total fair value of shares vested during the year ended March 31, 2008 was $24,000.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

March 31, 2008 and 2007

5. Equity Based Compensation (Continued)

    VBV LLC

    On May 15, 2007, the Company granted to an executive restricted units of up to 0.3% of the Company's units, to incrementally vest over a period of four 4 years based on the following schedule: (a) 33% of the restricted units shall vest year one; (b) another 33% of the restricted units shall vest year two; (c) another 16% of the restricted units shall vest year 3; and (d) the remaining 17% of the restricted units shall vest year four. The weighted average grant-date fair value of the award is $102,657 per unit. As of March 31, 2008 the restricted units granted are equal to 3 units based on 0.3% of the Company's common units. As of March 31, 2008, there was $147,035 of total unrecognized compensation cost related to the nonvested share-based awards. The cost is expected to be recognized over a weighted average period of 3.2 years. The total fair value of shares vested during the year ended March 31, 2008 was $160,936.

    On May 15, 2007, the Company also granted the executive options to purchase 0.35% of the Company's common units, to incrementally vest over a period of four 4 years based on the following schedule: (a) 33% of the restricted units shall vest year one; (b) another 33% of the restricted units shall vest year two; (c) another 16% of the restricted units shall vest year 3; and (d) the remaining 17% of the restricted units shall vest year four. The Company granted the executive the option to purchase up to 0.35% of the Company's common units, at an exercise price equal to the actual percentage exercised under the option by the executive multiplied by the total invested equity in the Company at the time of the exercise of the option. The options have a weighted average exercise price of $110,623 and weighted contractual term of 3.2 years as of March 31, 2008. The fair value of the option is estimated using the Black-Scholes option-pricing model at each reporting date. The following weighted-average assumptions are used in the model as of March 31, 2008: dividend yield 0%, volatility 98%, weighted average risk free interest rate 4.7% and expected life of 4 years. Since the Company's shares are not publicly traded, expected volatility is computed based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the options is based on the U.S. Treasury yield curve in effect at the time of the grant. The weighted average fair value of the option granted was estimated to be $77,774 per unit. The Company recognized expense associated with the options of $142,249 for the year ended March 31, 2008. The aggregate intrinsic value of the award is zero as of March 31, 2008 based on the weighted average exercise price of the underlying awards being equal to the company's estimated current fair market value of $110,623 per unit.

6. Commitments and Contingencies

    Both IBE and EGP have entered into design-build agreements with various contractors related to the construction at the plant sites. As of March 31, 2008 the Company had approximately $24,900,000 and $30,200,000 in contractual purchase obligations related to IBE and EGP, respectively.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

March 31, 2008 and 2007

7. Related Party Transactions

    Support

    An equity owner of VBV, NTR PLC, has agreed to financially support the Company's operations, if necessary, for a period of not less than one year from March 31, 2008.

    Construction Contracts

    In August 2006, EGP signed a lump-sum design-build agreement with Fagen Inc., a general contractor who is also a member of EGP, for approximately $119,600,000 including change orders. EGP has incurred $89,677,888 for these services since inception of the contract with $65,677,888 during the year ended March 31, 2008 and $24,000,000 in the period from inception to March 31, 2007 with $5,027,238 included in accounts payable and accrued expenses, and $5,717,244 included in retainage payable amounts in the accompanying consolidated balance sheets at March 31, 2008 and $2,400,000 included within retainage payable at March 31, 2007.

    In December 2006, EGP entered into an agreement with Harold Coffey, a general contractor who is also a member of EGP for Phase 1 (grading and drainage) and Phase 2 (rail spur track) for the site work for approximately $10,466,017, including change orders. EGP has incurred $10,141,420 for these services since inception of the contract with $6,272,087 during the year ended March 31, 2008 and $3,869,333 in the period from inception to March 31, 2007 with $489,543 included in accounts payable and accrued expenses, and $160,200 included within retainage payable amounts in the accompanying consolidated balance sheets at March 31, 2008 and $1,603,321 included in accounts payable and $429,926 included in retainage payable at March 31, 2007.

    In May 2006, IBE signed a lump-sum design-build agreement with Fagen Inc., a general contractor who is also a member of IBE, for approximately $116,600,000. IBE has incurred $95,400,000 for these services since inception of contract, $87,400,000 during the year ended March 31, 2008 and $8,000,000 in the period from inception (September 28, 2006) to March 31, 2007 with $5,139,057 included in accounts payable and accrued expenses, and $5,670,829 included in retainage payable amounts in the accompanying consolidated balance sheets at March 31, 2008 and $800,000 included in retainage payable at March 31, 2007.

    Jackson-Briner Joint Venture LLC, a related party, owned and managed by James Jackson and Michael Swinford, both investors in IBE, has a contract to provide "Owners scope" services to IBE. IBE has incurred $12,956,448 for these services since inception of the contract, $10,202,038 during the year ended March 31, 2008 and $2,754,410 in period from inception to March 2007 with $564,016 included in retainage payable amounts in the accompanying consolidated balance sheets at March 31, 2008 and $108,856 included in retainage payable at March 31, 2007.

    Grain Origination Contracts

    Obion Grain is EGP's exclusive supplier of corn produced in the seven counties surrounding the plant and has an ownership interest in EGP and will have a subordinate lien on EGP's

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

March 31, 2008 and 2007

7. Related Party Transactions (Continued)

    real property if EGP defaults under its corn purchase agreement with Obion Grain. In addition, Obion Grain is controlled by Dyersburg Elevator Company, James Baxter Sanders, Michael D. Miller and William H. Latimer, whom all have ownership interests in EGP, and the latter two of whom also serve as directors of the EGP board.

    Cargill Biofuels Investment, a related party of IBE, has contracted with Cargill Incorporated, through its AgHorizons Business Unit ("Cargill"), for all of IBE's corn supplies. IBE has agreed to pay Cargill for its cost of procuring the corn plus a per bushel origination fee. At March 31, 2008 and 2007, Cargill had not contracted any priced contracts of corn on behalf of IBE.

    Consulting Contracts

    In July 2005, EGP entered into a management consulting agreement with a related party to provide management services in the capacity of Chief Executive Officer and Chief Financial Officer. EGP incurred $190,020 of expenses with this related party in the year ended March 31, 2008 and $15,000 in the period from inception to March 31, 2007. Nothing is outstanding to this related party for the periods ended March 31, 2008 and 2007.

    Steve Hogan and Troy Flowers are investors in IBE and they are the principles of Midwest Bio-Management LLC. Midwest Bio-Management LLC has an agreement for consulting and services with IBE dated August 10, 2005. The contract for services and consulting is for $13,000 a month and expires July 31, 2009. IBE has incurred $156,000 in consulting and administrative services from this related party during the year ended March 31,2008 and $39,000 from inception to March 31,2007. Nothing is outstanding to this related party for the periods ended March 31, 2008 and 2007, respectively.

    David Dale of Dale & Huffman is an investor in IBE and Dale & Huffman provided legal services to IBE. IBE has incurred $22,934 in legal services from this related party in the year ended March 31, 2008 and $118,196 in the period to from inception to March 31, 2007. There were no amounts outstanding to this related party at March 31, 2008 and 2007.

    Marketing Contracts

    IBE has entered into an agreement with Aventine Renewable Energy, Inc. ("Aventine"), an investor in IBE, to sell to them all of the ethanol produced at the plant. IBE will pay Aventine a certain percentage of the sales price determined on a pooled basis for certain marketing, storage, and transportation costs. No ethanol has been sold for the periods ended March 31, 2008 and 2007.

8. Subsequent Events

    On May 7, 2008, the Company announced its plan to enter into a merger with another ethanol producer, Green Plains Renewable Energy, Inc. Upon approval of the merger and closing, the Company will be merged into a subsidiary of Green Plains Renewable Energy, Inc.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Financial Statements

June 30, 2008

Note: The consolidated financial statements that follow on pages F-78 to F-92 have not been audited nor have they been reviewed by our independent auditors.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Balance Sheets

June 30, 2008 and March 31, 2008

	June 30, 2008	March 31, 2008
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash	1,639,399	537,927
Short term investments	1,409,941	893,943
Inventory-finished product	1,846,366	—
Prepaid and other assets	2,927,837	3,853,165

Total current assets	7,823,543	5,285,035
Property and Equipment:
Construction in progress, including amounts from related parties of $236,655,768 and $208,175,756, respectively	269,361,092	237,082,872
Land	3,951,333	3,951,333
Office equipment (net of $48,850 and $36,056 accumulated depreciation)	182,340	127,913

Total property and equipment	273,494,765	241,162,118
Other assets:
Financing costs	4,676,017	3,502,488
Long term investments	2,755	2,000
Restricted cash	4,224,299	4,224,299

Total other assets	8,903,071	7,728,787
TOTAL ASSETS	290,221,379	254,175,940

LIABILITIES AND MEMBERS' CAPITAL
Current Liabilities:
Accounts payable, including amounts from related parties of $0 and $9,266,812, respectively	918,626	10,038,291
Accrued expenses, including amounts from related parties of $9,180,326 and $1,389,026, respectively	12,751,538	2,861,988
Current maturities of notes payable	3,500,000	1,750,000
Notes payable to related parties	3,000,000	—
Current portion of capital lease obligations	93,326	93,326
Retainage payable	12,112,289	12,112,289

Total current liabilities	32,375,779	26,855,894
Long term liabilities:
Capital lease obligations, less current portion	301,292	301,292
Notes payable	88,197,685	58,409,998
Revenue bonds payable	22,000,000	22,000,000
Minority interest	38,432,087	38,622,323

TOTAL LIABILITIES	181,306,843	146,189,507
MEMBERS' CAPITAL	108,914,536	107,986,433

TOTAL LIABILITIES AND MEMBERS' CAPITAL	290,221,379	254,175,940

See accompanying notes to the consolidated financial statements.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statements of Operations

For the Three Months Ended June 30, 2008 and 2007 and for the

Period from September 28, 2006 (Date of Inception) to June 30, 2008
(Unaudited)

			Period from September 28, 2006 (Date of Inception) to June 30, 2008
	Three Months Ended June 30,
	2008	2007
Revenue
Ethanol Trading	258,615	—	258,615

Total Revenue	258,615	—	258,615
Expenses
Cost of goods sold	164,778	—	164,778
Professional fees, including amounts to related parties of $5,003, $11,536 and $146,133, respectively	379,952	160,501	2,616,420
Salaries	641,237	125,694	3,466,657
General and administrative, including amounts to related parties of $81,900, $57,000 and $481,920, respectively	427,271	87,649	2,186,909
Depreciation	12,794	2,220	35,924

Total expenses	1,626,032	376,064	8,470,688
Other Income
Interest, net	3,184	937,739	2,765,663
Other income	2,100	1,400	13,672

Total other income	5,284	939,139	2,779,335
Net (Loss) Income Before Minority Interests	(1,362,133)	563,075	(5,432,738)
Minority Interests in (losses) income of consolidated subsidiaries	(190,236)	179,847	(698,520)

Net (Loss) Income	(1,171,897)	383,228	(4,734,218)

See accompanying notes to the consolidated financial statements.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statements of Members' Capital

Period from September 28, 2006 (Date of Inception) to June 30, 2008

Members' Capital
Balance at September 28, 2006 (date of inception)	—
Capital contributions from members	108,147,999
Issuance costs	75,000
Compensation expense related to share-based payments	342,334
Net Loss	(42,209)

Balance at March 31, 2007	108,523,124
Capital contributions from members	2,474,496
Compensation expense related to share-based payments	508,925
Net Loss	(3,520,112)

Balance at March 31, 2008	107,986,433
Capital contributions from members	2,100,000
Net Loss	(1,171,897)

Balance at June 30, 2008	108,914,536

See accompanying notes to the consolidated financial statements.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statements of Cash Flows

For the Three Months Ended June 30, 2008 and 2007 and for the

Period from September 28, 2006 (Date of Inception) to June 30, 2008
(Unaudited)

	Three Months Ended June 30,
			Period from September 28, 2006 (Date of Inception) to June 30, 2008
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	(1,171,897)	383,228	(4,734,218)
Adjustments to reconcile net (loss) income from operations to net cash (used in) provided by operating activities:
Depreciation	12,794	2,220	35,924
Stock option expense	—	—	851,259
Minority interest in (losses) net income of consolidated subsidiaries	(190,236)	179,847	(698,520)
Changes in assets and liabilities:
Prepaid and other assets	925,328	(391,732)	(2,884,405)
Inventory	(1,846,366)	—	(1,846,366)
Accounts payable	(18,299,991)	(1,889,874)	(18,594,469)
Accrued expenses	9,889,550	2,078,169	10,737,198

Net cash (used in) provided by operating activities	(10,680,818)	361,858	(17,133,597)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investment securities	(516,753)	—	(1,412,696)
Payments for construction in progress	(23,097,894)	(35,212,448)	(200,079,103)
Payments for office equipment	(67,221)	(11,169)	(194,046)
Investment in restricted cash	—	—	(4,224,299)
Land purchases	—	(11,467)	(262,288)

Net cash used in investing activities	(23,681,868)	(35,235,084)	(206,172,432)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions	2,100,000	999,970	112,722,495
Proceeds from revenue bonds	—	—	22,000,000
Proceeds from contruction notes payable	34,537,687	—	94,697,685
Payments for financing costs	(1,173,529)	(7,314)	(4,474,752)

Net cash provided by financing activities	35,464,158	992,656	224,945,428

NET INCREASE (DECREASE) IN CASH	1,101,472	(33,880,570)	1,639,399

CASH—Beginning of period	537,927	87,466,300	—

CASH—End of period	1,639,399	53,585,730	1,639,399

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Capital lease obligations incurred for equipment	—	—	394,618
Acquisition of net assets for EGP & IBE	—	—	5,343,402
Increase in construction in progress for amounts still owed	9,180,326	15,033,970	9,180,326
Amortized financing costs capitalized in construction in progress	—	—	120,727

See accompanying notes to the consolidated financial statements.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the Quarter Ended June 30, 2008 and 2007

1. Description of Business and Summary of Significant Accounting Policies

  a.
  Description of Business

    VBV LLC (the Company), a Delaware limited liability company, was formed on September 28, 2006 as a result of like-minded visionaries joining forces in order to capitalize on the biofuels opportunities available within the United States. The Company believes biofuels will play a significant role in meeting the increasing demand for energy from renewable sources. The Company is currently seeking opportunities in the corn-to-ethanol business to build a network combining production, distribution and marketing.

    The Company has a controlling interest in two development stage ethanol plants, Indiana Bio-Energy, LLC (IBE), an Indiana limited liability company which was formed on December 7, 2004 and Ethanol Grain Processors, LLC (EGP), a Tennessee limited liability company which was formed on October 24, 2004. Both plants are 100 million gallon name plate dry mill natural gas ethanol plants which will produce fuel grade ethanol and distillers grain. Both plants are expected to be completed and operational in the Fall of 2008. Accordingly, the Company is considered to be a development stage company.

    On May 7, 2008, the Company announced its plan to enter into a merger with another ethanol producer, Green Plains Renewable Energy, Inc. Upon approval of the merger and closing, the Company will be merged into a subsidiary of Green Plains Renewable Energy, Inc.

    In June 2008 the Company established an ethanol purchasing, selling and marketing business unit, whereby the Company will purchase, sell and market ethanol.

  b.
  Fiscal Reporting Period

    The Company has adopted a fiscal year ending March 31 for reporting financial operations.

  c.
  Use of Estimates

    The preparation of the consolidated financial statements, in accordance with generally accepted principles in the United States of America, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  d.
  Principles of Consolidation

    The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries (collectively, the Company). In accordance with the Financial Accounting Standards Board (FASB) Interpretation No. 46(R), Consolidation of Variable Interest Entities (FIN 46R), the Company also consolidates any variable interest entities (VIE's) of which it is the primary beneficiary, as defined. When the Company does not have a controlling interest in an entity, but exerts a significant influence over the entity, the Company applies the equity method of accounting. All significant intercompany balances and transactions have been eliminated in consolidation.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

For the Quarter Ended June 30, 2008 and 2007

1. Description of Business and Summary of Significant Accounting Policies (Continued)

  e.
  Cash and Cash Equivalents

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  f.
  Short Term Investments

    Short term investments consist of certificates of deposit that are stated at cost, which approximates the fair market value. These investments are held at a financial institution. The maturity dates on these securities are greater than 90 days when purchased.

  g.
  Prepaid Expenses

    Prepaid expenses consist of utility deposits and prepaid insurance policies.

  h.
  Property and Equipment

    Property and equipment are stated at cost less accumulated depreciation. Depreciation on office equipment is calculated on the straight-line method over the estimated useful lives of the assets. Depreciation on construction in progress, including capitalized interest, will begin upon commencement of operations at the plants. Both plants are expected to be completed and operational in the fall of 2008. Total depreciation for the quarter ended June 30, 2008 and 2007 was $12,794 and $2,220 respectively.

  i.
  Financing Costs

    Fees and costs related to securing debt financing are recorded as financing costs, depending on the nature of the debt instrument. Financing costs are stated at cost and are amortized as interest over the life of the loans. During the period of construction, amortization of such costs is being capitalized in construction in progress. Total amortization of such costs capitalized in construction in progress for the quarter ended June 30, 2008 and year ended March 31, 2008 was $325,205.

  j.
  Restricted Cash

    The Company maintains cash on deposit in accounts held by a trustee, which have been restricted to be used only for approved expenses relating to the construction of ethanol plants.

  k.
  Revenue recognition

    Revenue for the period consists of ethanol sales of the purchasing, selling and marketing business unit. Revenue is recognized when all of the following criteria are satisfied: persuasive evidence of an arrangement exists; risk of loss and title transfer to the customer; the price is fixed and determinable; and collectability is reasonably assured.

  l.
  Minority Interests

    The Company records minority interest expense which reflects the portion of the results of operations of majority-owned operations which are attributable to the minority interest

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

For the Quarter Ended June 30, 2008 and 2007

1. Description of Business and Summary of Significant Accounting Policies (Continued)

    members. The Company has a 78% ownership in Indiana Bio Energy LLC and a 62% ownership in Ethanol Grain Processors LLC.

  m.
  Retainage Payable

    Retainage payable consists of amounts earned by contractors on the construction of the IBE and EGP plants and payable upon completion of the construction of the plants

  n.
  Equity-Based Compensation

    The Company applies SFAS No. 123(R) "Accounting for Stock-Based Compensation" for all compensation related to units, options or warrants. SFAS No. 123(R) requires the recognition of compensation cost using a fair value based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued to both employees and non-employees. Units issued for compensation are valued using the estimated fair value of the units on the date of the related agreement.

  o.
  Income Taxes

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    VBV LLC intended to be taxed as a corporation from its inception date onward. However, the election required to be filed with Internal Revenue Service (IRS) was accepted by the IRS with an effective date of April 11, 2007, not the September 28, 2006 inception date as requested by VBV LLC on its election form. VBV LLC is considered a flow through entity for the period from September 28, 2006 to April 10, 2007. VBV LLC is in the process of appealing the corporation effective date with the IRS. The outcome of the appeal is expected during the 2008 calendar year.

    VBV LLC, as a development stage company, has incurred losses for the quarter ended June 30, 2008 and for the period from September 28, 2006 (inception) to June 30, 2008. Those losses have appropriately been recorded as a deferred tax asset with an offsetting valuation allowance as the losses are not more likely than not to be utilized prior to their expiration. If the VBV LLC appeal of the effective date of the corporate status is denied, losses incurred from the effective date of September 28, 2006 through April 10, 2007 cannot be utilized by the corporate entity established at April 11, 2007.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

For the Quarter Ended June 30, 2008 and 2007

2. Long-Term Debt and Notes Payable

        Long-term debt at June 30, 2008 and March 31, 2008 consists of the following:

	June 30, 2008	March 31, 2008
EGP Construction Term Loan through Farm Credit Services, Agent Base Rate + 25 Basis Points	$48,205,013	$29,600,000
EGP Commercial Loan through Tennessee Valley Authority at 2%	1,000,000	1,000,000
IBE Construction Note through Agstar Financial Services, LIBOR + 350 basis points, IBE Senior Debt	42,492,672	29,559,998
IBE Revenue Bonds Payable, 7.5% bond issuance through the City of Bluffton, IN and U.S. Bank, IBE Junior Debt	22,000,000	22,000,000
VBV Notes Payable to Related Parties	3,000,000	—

	116,697,685	82,159,998
Less: Current Maturities of Notes Payable	6,500,000	1,750,000

Total Long-Term Debt	$110,197,685	$80,409,998

    In January 2007, EGP entered into a credit agreement with Farm Credit Services of Mid-America to partially finance the construction of one of the plants. In August 2007, EGP amended the credit agreement to include an additional $5,000,000. The credit agreement is comprised of a $60,000,000 construction term loan, a revolving construction term loan of $37,400,000 and a $2,600,000 revolving line of credit (the EGP Loan Agreements).

    Construction Term Loan—This loan of $60,000,000 is available for advances until construction for the plant has been completed. Principal payments are to commence with $2,400,000 due on May 20, 2009, and each quarter thereafter with a final maturity on May 20, 2015. Interest shall be calculated on the actual number of days each loan is outstanding and is payable on a monthly basis. In addition, for fiscal years 2008 and ending with the fiscal year 2013, the Company is also required to make a special payment equal to 75% of the available (if any) free cash flow from operations (as defined in the agreement), not to exceed $8,000,000 per year and provided, however, that if such payments would result in a covenant default under the EGP Loan Agreements, the amount of the payments shall be reduced to an amount which would not result in a covenant default. The free cash flow payments are discontinued when the aggregate total received from such payments exceeds $18,000,000.

    Revolving Construction Term Loan—This loan of $37,400,000 is available for advances beginning April 1, 2008 throughout the life of the commitment, which expires May 1, 2019. This loan requires semi-annual $4,675,000 payments on/step-downs of the commitment to commence on the first day of the month beginning approximately six months after repayment of the construction term loan, by November 1, 2015 at the latest with a final maturity no later than November 1, 2018. The Company has no borrowings under this arrangement as of

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

For the Quarter Ended June 30, 2008 and 2007

2. Long-Term Debt and Notes Payable (Continued)

    June 30, 2008 and 2007. EGP has an additional revolving line of credit in the amount of $2,600,000 which requires interest to be paid monthly on the unpaid balance in accordance with one or more of the following interest rate options: agent base variable rate plus 0.25%, quoted fixed per annum rate or a fixed rate of LIBOR plus 3.15%. The Company has no borrowings under this arrangement as of June 30, 2008 and 2007.

    In February 2007, IBE entered into a credit agreement with Agstar Financial Services to partially finance the construction of one of the plants. The IBE loan is comprised of a $90,000,000 construction loan, which will convert into a $70,000,000 amortizing term loan, and a $20,000,000 revolving line of credit at plant completion (the IBE Loan Agreements).

    Term Loan—This loan is available for advances until construction for the plant has been completed. Principal payments are to commence with $583,333 due the earlier of 60 days from completion of construction of the plant or December 31, 2008, and each month thereafter with a final maturity on December 31, 2018 at the latest. In addition, for fiscal years ending in 2009 and thereafter, the Company is also required to make a special payment equal to 75% of the available (if any) free cash flow from operations (as defined in the agreement), not to exceed $4,000,000 per year, and provided, however, that if such payments would result in a covenant default under the IBE Loan Agreements, the amount of the payments shall be reduced to an amount which would not result in a covenant default. The free cash flow payments are discontinued when the aggregate total received from such payments exceeds $16,000,000.

    Revenue Bond—IBE also entered into an agreement on March 1, 2007 and received $22,000,000 from the City of Bluffton, IN, Subordinate Solid Waste Disposal Facility Revenue Bonds (the IBE Revenue Bonds). Funds from the revenue bond have been received at June 30, 2008 and 2007. The revenue bonds require semi-annual principal and interest payments beginning in March 2010 through September 2019.

    Pricing and fees

    The EGP Loan Agreements bear interest at either Agent Base Rate (prime) plus 0%- 1/2% (based on a ratio of total equity to total assets) or short-term fixed rates at LIBOR +290 to 315 basis points (based on a ratio of total equity to total assets). The lenders may, however, allow the Company to elect to pay interest at a fixed interest rate to be determined. Origination fees of $1,100,000 and $2,000 for equity in lenders have been incurred by the company through March 31, 2008 and are recorded in financing costs in the consolidated balance sheets. The Company paid an application of fee of $40,000 on August 9, 2006 and has annual recurring fees of $30,000. An unused commitment fee of 1/2% is charged on the $37,400,000 Revolving Construction Term Loan and 2/5% on the $2,600,000 Revolving Line of Credit.

    The IBE Loan Agreements bear interest at LIBOR short-term fixed rates plus 350 basis points during the construction phase and plus 250 to 325 basis points thereafter (based on a ratio of total equity to total assets). Origination fees of $1,300,000 and other fees in the

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

For the Quarter Ended June 30, 2008 and 2007

2. Long-Term Debt and Notes Payable (Continued)

    amount of $26,000 have been incurred by the company through March 31, 2008 and are recorded in financing costs in the consolidated balance sheets.

    The IBE Revenue bond bears interest at 7.50% per annum. An annual administrative fee of $5,000 began May 2008. Bond issue costs totaled $1,000,000 and are recorded in financing costs in the consolidated balance sheets.

    Security

    As security for the EGP Loan Agreements and the IBE Loan Agreements (collectively, the Loan Agreements), the lenders received a first-position lien on all personal property and real estate owned by EGP and IBE, including an assignment of all contracts and rights pertinent to construction and on-going operations of the plants. The Company will be required to maintain certain financial and non-financial covenants during the term of the loans.

    Representations, Warranties and Covenants

    The Loan Agreements contain representations, warranties, conditions precedent, affirmative covenants (including financial covenants) and negative covenants.

    The EGP Loan Agreements require working capital (current assets over current liabilities in accordance with GAAP consistently applied) of not less than $9,000,000 at the commencement of operations and increasing to $12,000,000 for fiscal year 2009, and thereafter, except that in determining current assets, any amounts available not drawn on the loan agreement (less the amount that would be considered a current liability as a result from drawing the additional funds under GAAP) may be included.

    The EGP Loan Agreements require net worth (total assets over total liabilities in accordance with GAAP consistently applied) of $66,000,000, increasing to $67,000,000 on completion date, and increasing to $70,000,000 for fiscal year ending 2009 and thereafter.

    The EGP Loan Agreements also require a Debt Service Coverage Ratio of 1.25 to 1.0 for fiscal year 2009 and thereafter. Debt Service Coverage Ratio is defined as (all as calculated for the most current year-end in accordance with GAAP consistently applied): 1) net income (after taxes), plus depreciation and amortization; divided by 2) all current portions of regularly scheduled long term debt for the prior period (previous year end).

    In addition, dividends or other distributions to equity holders will be limited to 40% of the profit net of income taxes for each fiscal year and may be paid only where the Company is expected to remain in compliance with all loan covenants, terms and conditions. Furthermore, with respect to fiscal years 2009 and thereafter, an additional distribution may be made to equity holders in excess of the 40% limit for such fiscal year if the Company has made the required free cash flow payment for/based on such fiscal year, and will thereafter remain in compliance with all loan covenants, terms and conditions on a pro forma basis net of said potential additional payment.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

For the Quarter Ended June 30, 2008 and 2007

2. Long-Term Debt and Notes Payable (Continued)

    The IBE Loan Agreements require working capital (current assets over current liabilities in accordance with GAAP consistently applied) of not less than $10,000,000 at the commencement of operations and increasing to $12,000,000 no later than 12 months after the date construction for the plant has been completed and continuing thereafter.

    The IBE Loan Agreements require net worth (total assets over total liabilities plus subordinated debt in accordance with GAAP consistently applied) of $80,000,000 at the date construction for the plant has been completed and continuing thereafter.

    The IBE Loan Agreements require tangible owner's equity (net worth divided by total assets) of at least 40% at the end of the first fiscal year following the date construction for the plant has been completed and at least 50% by the end of the second fiscal year following the date construction for the plant has been completed and continuing thereafter.

    The IBE Loan Agreements also require a Debt Service Coverage Ratio of 1.25 to 1.0 for the fiscal year end 12 months following the date construction for the plant has been completed and continuing thereafter. Debt Service Coverage Ratio is defined as (all as calculated for the most current year-end in accordance with GAAP consistently applied): 1) net income (after taxes), plus depreciation and amortization, divided by 2) all current portions of regularly scheduled long term debt for the prior period (previous year end).

    In addition, dividends or other distributions to equity holders will be limited to 50% of the profit net of income taxes for each fiscal year.

    The IBE Revenue Bonds require a Debt Service Coverage Ratio of 1.25 to 1.0 for the fiscal year end 12 months following the date construction for the plants has been completed and continuing thereafter.

    At June 30, 2008, the aggregate long term debt maturities were as follows:

		Payments Due by Period
Contractual Obligations—IBE	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	Thereafter
IBE Revenue Bonds	22,000,000	—	2,120,000	3,220,000	16,660,000
IBE Loan Agreements	42,492,672	3,500,000	14,000,000	14,000,000	10,992,672
Purchase Obligations	12,557,722	12,557,722	—	—	—

Total	77,050,394	16,057,722	16,120,000	17,220,000	27,652,672

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

For the Quarter Ended June 30, 2008 and 2007

2. Long-Term Debt and Notes Payable (Continued)

		Payments Due by Period
Contractual Obligations—EGP	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	Thereafter
Capital Lease Obligation	394,618	93,326	301,292	—	—
EGP Loan Agreements	48,205,013	—	19,200,000	19,200,000	9,805,013
Other Long-Term Liabilities	1,000,000	—	200,000	200,000	600,000
Purchase Obligations	11,351,711	11,351,711	—

Total	60,951,342	11,445,037	19,701,292	19,400,000	10,405,013

		Payments Due by Period
Contractual Obligations—VBV	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	Thereafter
Related Parties Notes Payable	3,000,000	3,000,000	—	—	—
Total	3,000,000	3,000,000	—	—	—

    The Company is in compliance with all debt covenants as of June 30, 2008.

    Capitalized Interest

    There was $1,076,458 and $2,261,623 of interest capitalized through June 30, 2008 for EGP and IBE respectively.

3. Members' Equity

    VBV LLC (the Company), a Delaware limited liability company, was formed on September 28, 2006. The Company was capitalized by its three members initially to purchase the investments in Indiana Bio-Energy LLC and Ethanol Grain Processors LLC and thereafter to fund the ongoing expenditures arising from the management team and related development activities in Chicago.

    The investment in Indiana Bio-Energy LLC (IBE) was purchased for cash consideration of $51,130,000, which was contributed by its members on December 22, 2006. VBV LLC acquired 5,113 shares, representing 78% ownership.

    The investment in Ethanol Grain Processors LLC (EGP) was purchased for cash consideration of $49,527,500, which was contributed by its members on January 19, 2007. VBV LLC acquired 24,764,000 shares, representing 62% ownership.

    Thereafter, there were cash calls for VBV LLC in June and October 2007 for $1,000,000 each, one in February 2008 for $475,000 and one in April 2008 for $2,100,000.

    The Company also incurred finders fees on both investments which were paid to Ethanol Capital Management LLC of $7,490,000 in May 2007. The funding of these fees came from contributions by each of the shareholders in their respective shareholdings. These fees were considered part of the purchase price of these investments and resulted in additional amounts being recorded as construction in progress.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

For the Quarter Ended June 30, 2008 and 2007

3. Members' Equity (Continued)

    The total number of units in VBV LLC issued was 1,000 units.

    In April 2008 VBV recorded the purchase of interest of Virgin Entertainment Holdings Inc in VBV by Bioverda International Holdings Limited and Bioverda US Holdings LLC.

4. Commitments and Contingencies

    Both IBE and EGP have entered into design-build agreements with various contractors related to the construction at the plant sites. As of June 30, 2008 the Company had approximately $12,500,000 and $11,300,000 in contractual purchase obligations related to IBE and EGP, respectively.

5. Related Party Transactions

    Support

    An equity owner of VBV, NTR PLC, has agreed to financially support the Company's operations, if necessary, for a period of not less than one year from March 31, 2008.

    Construction Contracts

    In August 2006, EGP signed a lump-sum design-build agreement with Fagen Inc., a general contractor who is also a member of EGP, for approximately $119,600,000 including change orders. EGP has incurred $108,248,289 for these services since inception of the contract with $18,570,401 during the quarter ended June 30, 2008 and $14,881,510 during the quarter ended June 30, 2007 with $9,180,326 included in accounts payable and accrued expenses, and $5,717,244 included in retainage payable amounts in the accompanying consolidated balance sheets at June 30, 2008 and March 31, 2008 and $5,027,238 included in accounts payable and accrued expenses at March 31, 2008.

    In December 2006, EGP entered into an agreement with Harold Coffey, a general contractor who is also a member of EGP for Phase 1 (grading and drainage) and Phase 2 (rail spur track) for the site work for approximately $10,778,529, including change orders. EGP has incurred $10,778,529 for these services since inception of the contract with $637,109 during the quarter ended June 30, 2008 and $3,751,573 during the quarter ended June 30, 2007 with $160,200 included within retainage payable amounts in the accompanying consolidated balance sheets at June 30, 2008 and March 31, 2008 and $489,543 included in accounts payable and accrued expenses at March 31, 2008.

    In May 2006, IBE signed a lump-sum design-build agreement with Fagen Inc., a general contractor who is also a member of IBE, for approximately $116,600,000. IBE has incurred $104,042,278 for these services since inception of contract, $8,642,278 during the quarter ended June 30, 2008 and $29,728,349 during the quarter ended June 30, 2007 with $5,139,057 included in accounts payable and accrued expenses and March 31, 2008 and $5,670,829 included in retainage payable amounts in the accompanying consolidated balance sheets at June 30, 2008 and March 31, 2008.

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

For the Quarter Ended June 30, 2008 and 2007

5. Related Party Transactions (Continued)

    Jackson-Briner Joint Venture LLC, a related party, owned and managed by James Jackson and Michael Swinford, both investors in IBE, has a contract to provide "Owners scope" services to IBE. IBE has incurred $13,586,672 for these services since inception of the contract, $630,224 during the quarter ended June 30, 2008 and $703,795 during the quarter ended June 30, 2007 with $564,016 included in retainage payable amounts in the accompanying consolidated balance sheets at June 30, 2008 and March 31, 2008.

    Grain Origination Contracts

    Obion Grain is EGP's exclusive supplier of corn produced in the seven counties surrounding the plant and has an ownership interest in EGP and will have a subordinate lien on EGP's real property if EGP defaults under its corn purchase agreement with Obion Grain. In addition, Obion Grain is controlled by Dyersburg Elevator Company, James Baxter Sanders, Michael D. Miller and William H. Latimer, whom all have ownership interests in EGP, and the latter two of whom also serve as directors of the EGP board.

    Cargill Biofuels Investment, a related party of IBE, has contracted with Cargill Incorporated, through its AgHorizons Business Unit ("Cargill"), for all of IBE's corn supplies. IBE has agreed to pay Cargill for its cost of procuring the corn plus a per bushel origination fee. At June 30, 2008, Cargill had 3,189,200 bushels of corn contracted on behalf of IBE.

    Consulting Contracts

    In July 2005, EGP entered into a management consulting agreement with a related party to provide management services in the capacity of Chief Executive Officer and Chief Financial Officer. EGP incurred $42,900 of expenses with this related party in the quarter ended June 30, 2008 and $18,000 in the quarter ended June 30, 2007. Nothing is outstanding to this related party for the periods ended June 30, 2008 and 2007.

    Steve Hogan and Troy Flowers are investors in IBE and they are the principles of Midwest Bio-Management LLC. Midwest Bio-Management LLC has an agreement for consulting and services with IBE dated August 10, 2005. The contract for services and consulting is for $13,000 a month and expires July 31, 2009. IBE has incurred $39,000 in consulting and administrative services from this related party during the quarter ended June 30, 2008 and $39,000 during the quarter ended June 30, 2007. Nothing is outstanding to this related party for the periods ended June 30, 2008 and 2007, respectively.

    David Dale of Dale & Huffman is an investor in IBE and Dale & Huffman provided legal services to IBE. IBE has incurred $5,003 in legal services from this related party in the quarter ended June 30, 2008 and $11,536 in the quarter ended June 30, 2007. There were no amounts outstanding to this related party at June 30, 2008 and 2007.

    Marketing Contracts

    IBE has entered into an agreement with Aventine Renewable Energy, Inc. ("Aventine"), an investor in IBE, to sell to them all of the ethanol produced at the plant. IBE will pay Aventine a certain percentage of the sales price determined on a pooled basis for certain

VBV LLC AND SUBSIDIARIES

(A Development Stage Company)

Notes to the Consolidated Financial Statements (Continued)

For the Quarter Ended June 30, 2008 and 2007

5. Related Party Transactions (Continued)

    marketing, storage, and transportation costs. No ethanol has been sold for the periods ended June 30, 2008 and 2007.

    Notes Payable

    In June VBV LLC entered into a 6% Promissory Note with Wilon for $300,000 and a 6% Promissory Note with Bioverda International Holding for $2,700,000 working capital for the third party ethanol merchandising activity of VBV.

Appendix A

AGREEMENT AND PLAN OF MERGER

AMONG

GREEN PLAINS RENEWABLE ENERGY, INC.,

GREEN PLAINS MERGER SUB, INC.

AND

VBV LLC

May 7, 2008

SECTION 8.3	CONDITIONS TO VBV'S OBLIGATIONS	A-64
SECTION 8.4	FRUSTRATION OF CLOSING CONDITIONS	A-65
ARTICLE IX	TERMINATION	A-65
SECTION 9.1	TERMINATION OF AGREEMENT	A-65
SECTION 9.2	EFFECT OF TERMINATION	A-66
ARTICLE X	MISCELLANEOUS	A-66
SECTION 10.1	NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES	A-66
SECTION 10.2	PRESS RELEASES AND PUBLIC ANNOUNCEMENTS	A-66
SECTION 10.3	NO THIRD-PARTY BENEFICIARIES	A-66
SECTION 10.4	SUCCESSION AND ASSIGNMENT	A-66
SECTION 10.5	AMENDMENT	A-67
SECTION 10.6	WAIVERS	A-67
SECTION 10.7	NOTICES	A-67
SECTION 10.8	GOVERNING LAW	A-67
SECTION 10.9	JURISDICTION AND VENUE	A-68
SECTION 10.10	SPECIFIC PERFORMANCE	A-68
SECTION 10.11	SEVERABILITY	A-68
SECTION 10.12	ENTIRE AGREEMENT	A-68
SECTION 10.13	HEADINGS, ETC.	A-68
SECTION 10.14	CONSTRUCTION	A-68
SECTION 10.15	COUNTERPARTS	A-69
Exhibit A	Form of Certificate of Merger
Exhibit B-1	Form of Agreement and Plan of Merger by and among Green Plains, IN Merger Sub, LLC, and Indiana Bio-Energy, LLC
Exhibit B-2	Form of Agreement and Plan of Merger by and among Green Plains, TN Merger Sub, LLC, and Ethanol Grain Processors, LLC
Exhibit C	Form of Stock Purchase Agreement between Green Plains and Bioverda International Holdings Limited, Bioverda US Holdings LLC and Wilon S.A.
Exhibit D	Form of Shareholders' Agreement by and among Green Plains and the Green Plains Affiliates identified therein
Exhibit E	Form of Amended and Restated Articles of Incorporation of Green Plains
Exhibit F	Form of Amended and Restated Bylaws of Green Plains
Exhibit G-1	Form of Lock-up and Voting Agreement for Green Plains Affiliates
Exhibit G-2	Form of Lock-up and Voting Agreement for Bioverda Int'l and Bioverda US
Exhibit G-3	Form of Lock-up Agreement for Wilon

VBV Disclosure Schedule

Green Plains Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

        This Merger Agreement (this "Agreement") is entered into on May 7, 2008 by and among Green Plains Renewable Energy, Inc., an Iowa corporation ("Green Plains"), Green Plains Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Green Plains ("Merger Sub"), VBV LLC, a Delaware limited liability company ("VBV"), and, solely with respect to the provisions of Section 6.11 hereof, Bioverda International Holdings Limited, a company organized under the laws of Ireland ("Bioverda Int'l"), Bioverda US Holdings LLC, a limited liability company organized under the laws of Delaware ("Bioverda US"), and Wilon Holdings S.A., a company organized under the laws of Panama (together with Bioverda Int'l and Bioverda US, the "VBV Members"). Each of Green Plains, Merger Sub, and VBV are referred to herein as a "Party" and collectively as the "Parties."

        This Agreement contemplates a transaction in which Merger Sub will merge with and into VBV, whereby each outstanding limited liability company interest of VBV will be converted into the right to receive shares of Green Plains Common Stock (the "Merger").

        For U.S. federal income tax purposes, the Parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder and that this Agreement constitute a plan of reorganization.

        VBV owns the majority of the outstanding limited liability company interests of each of its subsidiaries, Indiana Bio-Energy, LLC, an Indiana limited liability company ("IBE"), and Ethanol Grain Processors, LLC, a Tennessee limited liability company ("EGP") (each of IBE and EGP, a "VBV Subsidiary," and together the "VBV Subsidiaries"), with the balance of such interests owned by parties unaffiliated with VBV. As a condition to and concurrent with the closing of the Merger, each VBV Subsidiary will merge with and into a newly organized subsidiary of Green Plains, and each outstanding limited liability company interest of a VBV Subsidiary will be converted into a right to receive shares of Green Plains Common Stock. Green Plains, Green Plains' acquisition subsidiaries, and the VBV Subsidiaries are executing merger agreements of even date herewith to effect such mergers (the "VBV Subsidiary Mergers").

        As a condition to and concurrent with the closing of the Merger, Bioverda Int'l and Bioverda US will purchase from Green Plains, and Green Plains will sell to Bioverda Int'l and Bioverda US, an aggregate of 6,000,000 shares of Green Plains Common Stock at a purchase price of $10.00 per share, for an aggregate purchase price of $60,000,000, pursuant to the terms and conditions of a Stock Purchase Agreement in substantially the form attached as Exhibit C.

        As a condition to and concurrent with the closing of the Merger, Green Plains, certain affiliates of Green Plains, and certain affiliates of VBV will enter into a shareholders' agreement, in substantially the form attached as Exhibit D, which grants the affiliates certain registration rights and addresses certain corporate governance and related matters.

        Concurrently with the execution of this Agreement, as a condition and inducement to VBV's willingness to enter into this Agreement, the officers, directors, and certain shareholders of Green Plains are entering into lock-up and voting agreements pursuant to which such affiliates of Green Plains have agreed to vote their shares of Green Plains Common Stock in favor of the adoption of this Agreement and as to certain other matters, on the terms set forth herein and attached hereto as Exhibit G.

        Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

Article I
Definitions

        "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

        "Affiliated Group" means any affiliated group within the meaning of Code Section 504(a) or any similar group defined under a similar provision of state, local, or foreign law.

        "Business Day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in Delaware or Iowa.

        "Closing" has the meaning set forth in Section 2.2.

        "Closing Date" has the meaning set forth in Section 2.2.

        "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Confidential Information" means any information concerning the business and affairs of VBV and the VBV Subsidiaries or Green Plains and its Subsidiaries, as the case may be, that is not already generally available to the public.

        "Data Laws" means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, provincial, or local) applicable to data privacy, data security, and/or personal information, as well as industry standards applicable to VBV, Green Plains, and their Subsidiaries.

        "Delaware Law" means the Delaware General Corporation Law and the Delaware Limited Liability Act, as applicable.

        "Effective Time" has the meaning set forth in Section 2.4(a).

        "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other bonus, fringe benefit, deferred compensation, vacation, incentive compensation, stock option, restricted stock, restricted stock unit, phantom stock, stock appreciation, disability, severance, profit, pension, retirement, health, medical or life insurance plans or programs, an employment agreement providing compensation in excess of $100,000 or providing material severance benefits or any other form of employee benefit plans, programs or arrangements of any kind.

        "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

        "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

        "Environmental, Health, and Safety Requirements" means all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Solid Waste Disposal Act ("SWDA"), and the

Occupational Safety and Health Act ("OSHA"), each as amended, and all state law equivalents and implementing regulations.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means each entity that is treated as a single employer with VBV or Green Plains, as the case may be, for purposes of Code Section 414.

        "Fiduciary" has the meaning set forth in ERISA Section 3(21).

        "Financial Statement" has the meaning set forth in Section 3.2(e).

        "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

        "Governmental Entity" means any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority.

        "Green Plains" has the meaning set forth in the preface above.

        "Green Plains Common Stock" means the common stock of Green Plains, par value $0.001 per share.

        "Green Plains Disclosure Schedule" means the disclosure schedule delivered by Green Plains to VBV on the date hereof, which schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement, provided, however, that any information set forth in one section of the Green Plains Disclosure Schedule shall be deemed to apply to each other section or subsection thereof to which its relevance is readily apparent on its face.

        "Green Plains Plants" means (i) the 50 million gallon per year dry mill ethanol plant, which is located in Shenandoah, Iowa; (ii) the Green Plains Superior Plant; (iii) grain elevators owned and/or operated by Essex Elevator, Inc.; and (iv) the grain, agronomy, feed and petroleum operations of Green Plains Grain Company LLC.

        "Green Plains Superior Plant" means the 50 million gallon per year dry mill ethanol plant located at Superior, Iowa.

        "Green Plains Real Property" has the meaning set forth in Section 4.2(j)(iii).

        "Green Plains Shareholder Approval" means the vote of the holders of any class of series of Green Plains' capital stock necessary to approve, in accordance with Green Plains' articles of incorporation and bylaws and applicable law, this Agreement and the transactions contemplated by this Agreement, including the Merger.

        "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutants or a contaminant under or pursuant to any Environmental, Health and Safety Requirements, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials, and further including any PCBs, pesticides, herbicides, fertilizers and any other agricultural chemicals, urea formaldehyde and related substances.

        "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Improvements" means all buildings, structures, fixtures, building systems and equipment, and all components thereof.

        "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

        "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

        "Investment" means the purchase and sale of 6,000,000 shares of Green Plains' common stock at a purchase price of $10.00 per share, pursuant to the terms and conditions of the Stock Purchase Agreement in substantially the form attached hereto at Exhibit C.

        "Knowledge" means, with respect to VBV, the actual knowledge of Todd Becker and Ron Gillis, after reasonable investigation; and, with respect to Green Plains, the actual knowledge of Wayne B. Hoovestol, and Jerry Peters, after reasonable investigation.

        "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, Improvements or other interest in real property held by VBV or either VBV Subsidiary or Green Plains or any of its Subsidiaries, as the case may be.

        "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which VBV or either VBV Subsidiary, or Green Plains or any of its Subsidiaries, as the case may be, holds any Leased Real Property.

        "Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business not yet due and payable and not incurred in connection with the borrowing of money.

        "Material Adverse Effect" or "Material Adverse Change" means, when used in connection with VBV or Green Plains, any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably likely to be, materially adverse to the business, assets, condition (financial or other) or results of operations or business prospects of such Party and its Subsidiaries, taken as a whole; provided, that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Change or a Material Adverse Effect: (a) any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement, (iii) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date of this Agreement, (iv) any change in applicable law, regulation or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted after the date of this Agreement, (v) general conditions in the industry in which such Party and its Subsidiaries operate, (vi) the failure, in and of itself, of such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics (other than projections, forecasts, estimates or predictions set forth in Section 3.2(j)(xiii) of the VBV Disclosure Schedule and Section 4.2(j)(xiii) of the Green Plains Disclosure Schedule) after the date of this Agreement, or, with respect to Green Plains, changes in the market price, credit rating or trading volume of such party's securities after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Change or a Material Adverse Effect), and (vii) the announcement and pendency of this Agreement and the transactions contemplated hereby, compliance with the covenants contained herein, and any loss of or change in relationship with any customer, supplier, distributor or other business partner, or departure of any employee or officer, of such party or any of its Subsidiaries, except, in the cases of clauses (i), (ii), (iii), (iv) and (v), to the extent that such party and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby compared with other participants in the industries in which such party and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Change or a Material Adverse Effect); (b) any existing event, occurrence or circumstance concerning a Party with respect to which the other Party has Knowledge as of the date hereof (it being understood that a change in materiality of such event, occurrence or circumstance may be a Material Adverse Change or have a Material Adverse Effect); and (c) any adverse change in or effect on the business of a Party and its Subsidiaries that is cured by such Party before the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 9.

        "Merger" has the meaning set forth in the preface above.

        "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

        "Most Recent Financial Statements" has the meaning set forth in Section 3.2(e) in the case of VBV and as set forth in Section 4.2(f) in the case of Green Plains.

        "Most Recent Fiscal Month End" has the meaning set forth in Section 3.2(e).

        "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice, including with respect to quantity and frequency; provided, however, that any transaction or other action that results in an aggregate change of 3,000,000 bushels in a Party's open corn position, or in an aggregate change of 7,000,000 gallons in a Party's open ethanol position, shall not be deemed to be in the Ordinary Course of Business, regardless of past custom or practice; and provided, further, that any transaction, event or business dealing involving a construction project that causes a Party to incur a liability or performance obligation in excess of $500,000 of budgeted amounts for individual line items, or $3,000,000 in the aggregate, for such construction project shall not be deemed to be in the Ordinary Course of Business, regardless of past custom or practice.

        "Owned Real Property" means all land, together with all Improvements located thereon and all easements and other rights and interests appurtenant thereto, owned by VBV and the VBV Subsidiaries or Green Plains and any of its Subsidiaries, as the case may be.

        "Party" has the meaning set forth in the preface above.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Permitted Encumbrances" means with respect to each parcel of VBV Real Property or Green Plains Real Property, as the case may be: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date, (ii) not material to the results of operations or financial condition of a Party or (iii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics' liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith that would not, individually or in the aggregate, materially impair the use or occupancy of the Real Property or the operation of the business of VBV and the VBV Subsidiaries or Green Plains and any of its Subsidiaries, as the case may be, as currently conducted on such Real Property; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Real Property, provided that such codes and laws are not violated by the current use or occupancy of such Real Property or the operation of the business of VBV and the VBV Subsidiaries or Green Plains and any of its Subsidiaries, as the case may be, as currently conducted thereon without the benefit of a non-conforming use variance or waiver; and (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property that do not or would not materially impair the use or occupancy of such Real Property in the operation of the business of VBV and the VBV Subsidiaries or Green Plains and any of its Subsidiaries, as the case may be, as currently conducted thereon.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Entity.

        "Pre-Closing Period" means the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date.

        "Plans and Specifications" means the plans and specifications set forth in Section 3.2(j)(xiii) of the VBV Disclosure Schedule and Section 4.2(j)(xiii) of the Green Plains Disclosure Schedule, as the case may be.

        "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

        "Real Property Laws" means all laws, codes, ordinances, and regulations of any Governmental Entity having jurisdiction that govern the ownership, development, construction, use or occupancy of real property, including without limitation, environmental, building, zoning, subdivision, health and safety and other land use laws, and all insurance requirements affecting the VBV Real Property or the Green Plains Real Property, as the case may be.

        "Reportable Event" has the meaning set forth in ERISA Section 4043.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

        "Surviving Company" has the meaning set forth in Section 2.1.

        "Systems" has the meaning set forth in Section 3.2(y).

        "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "VBV" has the meaning set forth in the preface above.

        "VBV Disclosure Schedule" means the disclosure schedule delivered by VBV to Green Plains on the date hereof, which schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement, provided, however, that any information set forth in one section of the VBV Disclosure Schedule shall be deemed to apply to each other section or subsection thereof to which its relevance is readily apparent on its face.

        "VBV Member Approval" means the vote or approval of the members of VBV necessary to approve, in accordance with VBV's certificate of formation and Delaware Law, this Agreement and the Merger.

        "VBV Plants" means the 100 million gallon per year dry mill ethanol plant located at Bluffton, Indiana, and the 100 million gallon per year dry mill ethanol plant located at Rives, Tennessee.

        "VBV Real Property" has the meaning set forth in Section 3.2(j)(iii).

        "VBV Subsidiary" has the meaning set forth in the preface above.

        "VBV Subsidiary Member Approval" means the vote or approval of the unitholders of the VBV Subsidiaries necessary to approve, in accordance with their respective articles of organization, operating agreements and applicable state law, this Agreement and the VBV Subsidiary Mergers.

        "VBV Subsidiary Mergers" has the meaning set forth in the preface above.

        "VBV or Affiliate Employee Benefit Plan" means each Employee Benefit Plan that VBV, a VBV Subsidiary or any of their ERISA Affiliates maintains, or to which VBV, a VBV Subsidiary or any of their ERISA Affiliates contributes or has any obligation to contribute.

        "VBV Units" means each outstanding Common Unit of VBV beneficially owned by the members of VBV.

        "WARN Act" has the meaning set forth in Section 3.2(u).

Article II
The Merger

        Section 2.1 Basic Transaction.     Upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware Law, Merger Sub will merge with and into VBV at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and VBV shall continue as the survivor in the Merger (the "Surviving Company") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with Delaware Law.

        Section 2.2 Closing.     The closing of the Merger and the other transactions contemplated by this Agreement (the "Closing") will take place at the offices of Husch Blackwell Sanders LLP in Omaha, Nebraska, on a date to be specified by the Parties (the "Closing Date"), which shall be no later than the second Business Day after satisfaction (or, to the extent permitted by applicable law, waiver by the Party or Parties entitled to the benefits thereof) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction (or, to the extent permitted by applicable law, waiver by the Party or Parties entitled to the benefits thereof) of those conditions), unless another time, date or place is agreed to by the Parties.

        Section 2.3 Deliveries at Closing.     At the Closing, (i) VBV will deliver to Green Plains and Merger Sub the various certificates, instruments, and documents referred to in Sections 8.1 and 8.2, (ii) Green Plains and Merger Sub will deliver to VBV the various certificates, instruments, and documents referred to in Section 8.1 and 8.3, and (iii) VBV and Merger Sub will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger").

  Section 2.4 Effects of the Merger.

        (a)   General.    Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall file the Certificate of Merger executed in accordance with Delaware Law and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under Delaware Law. The Merger shall become effective when the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Green Plains and VBV agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

        (b)   Conversion of Merger Sub Capital Stock and VBV Units.    At and as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any VBV Units or any shares of capital stock of Merger Sub:

            (i)  each issued and outstanding share of capital stock of Merger Sub shall be automatically converted into and become a limited liability company interest of the Surviving Company;

           (ii)  subject to Section 2.5(d), each VBV Unit shall be converted into the right to receive 7,498.369315 (the "Exchange Ratio") fully paid and nonassessable shares of Green Plains Common Stock (the "Merger Consideration"). At and as of the Effective Time, all such VBV Units shall no longer be outstanding and shall automatically be canceled and shall cease to be outstanding, and each holder of a VBV Unit shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and certain dividends or other distributions in accordance with Section 2.5(b); and

          (iii)  in the event Green Plains changes (or establishes a record date for changing) the number of shares of Green Plains Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Green Plains Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

        (c)   Governance of Surviving Company.    The certificate of formation and operating agreement of Surviving Company shall be amended and restated at and as of the Effective Time in a form mutually agreeable to the Parties, and the officers of Green Plains shall become the managers and officers of Surviving Company at and as of the Effective Time.

  Section 2.5 Exchange Procedures.

        (a)   Exchange Procedures.    Promptly after the Effective Time, the holder of each VBV Unit shall be entitled to receive from Green Plains in exchange therefor, and Green Plains shall deliver to such holder, a certificate representing that number of whole shares of Green Plains Common Stock that such holder has the right to receive pursuant to the provisions of this Article II and certain dividends or other distributions in accordance with Section 2.5(b), and such holder's VBV Unit shall forthwith be canceled. In the event of a transfer of ownership of VBV Units that is not registered in the transfer records of VBV, a certificate representing the proper number of shares of Green Plains Common Stock may be issued to a Person other than the Person in whose name the such VBV Unit is registered if such VBV Unit has been properly assigned and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Green Plains Common Stock to a Person other than the registered holder of such VBV Unit or establish to the satisfaction of Green Plains that such tax has been paid or is not applicable. Each VBV Unit shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article II and certain dividends or other distributions in accordance with Section 2.5(b). No interest shall be paid or will accrue on any cash payable to holders VBV Units pursuant to the provisions of this Article II.

        (b)   Distributions.    Whenever a dividend or other distribution is declared or made after the date hereof with respect to Green Plains Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of Green Plains Common Stock issuable pursuant to this Agreement. Subject to the effect of applicable escheat or similar laws, there shall be paid to the holder of each VBV Unit representing whole shares of Green Plains Common Stock issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time paid with respect to such whole shares of Green Plains Common Stock.

        (c)   No Further Ownership Rights in VBV Units.    All shares of Green Plains Common Stock issued upon the surrender for exchange of VBV Units in accordance with this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to the VBV Units subject, however, to the Surviving Company's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by VBV on such VBV Units which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the transfer books of the Surviving Company of the VBV Units that were outstanding immediately prior to the Effective Time.

        (d)   No Fractional Shares.    No certificates or scrip representing fractional shares of Green Plains Common Stock shall be issued upon the exchange of VBV Units, no dividends or other distributions of Green Plains shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Green Plains. In lieu of such fractional share interests, such fractional share shall be rounded up or down to the nearest whole number (with one-half of a shares rounded up).

        (e)   No Liability.    None of Green Plains, Merger Sub, VBV or the Surviving Company shall be liable to any Person in respect of any shares of Green Plains Common Stock, cash, dividends or other distributions properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (f)    Withholding Rights.    Green Plains or the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of VBV Units such amounts as Green Plains or the Surviving Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Green Plains or the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the VBV Units in respect of which such deduction and withholding was made by Green Plains or the Surviving Company. Notwithstanding the foregoing, Green Plains shall not undertake any withholding pursuant to Code Section 1445 with respect to payment of the Merger Consideration to any holder of VBV Units that delivers to Green Plains a notice of nonrecognition transfer in form and substance required pursuant to Treasury Regulation Section 1.1445-2(d)(2). Green Plains shall, within 20 days after the Closing, submit the notice of nonrecognition transfer to the Internal Revenue Service in accordance with Treasury Regulation Section 1.1445-2(d)(2)(i)(B).

Article III
Representations and Warranties of VBV

        Section 3.1 Representations and Warranties Concerning the Transaction.     Except as set forth in the VBV Disclosure Schedule, VBV represents and warrants to Green Plains as follows:

        (a)   Authorization of Transaction.    VBV has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of VBV, enforceable in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by the Managers of VBV. The Managers of VBV have resolved to recommend that the members of VBV approve and adopt this Agreement and the Merger, and have directed that such matters be submitted to the members of VBV at a duly called meeting thereof.

        (b)   Members' Vote to Approve Transaction.    A number of votes cast to approve this Agreement and the Merger that exceed the number of votes cast opposing such matters at a duly convened meeting of the members of VBV at which a quorum is present is the only VBV Member Approval necessary to approve this Agreement and the Merger.

        (c)   Non-contravention.    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which VBV or either VBV Subsidiary is subject or any provision of the certificate of formation or operating agreement of VBV or either VBV Subsidiary, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which VBV or either VBV Subsidiary is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Lien would not have a Material Adverse Effect. Neither VBV nor either VBV Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

        (d)   State Takeover Statutes.    No state takeover or similar statute or regulation is applicable to this Agreement or the transactions contemplated hereby, including the Merger and the VBV Subsidiary Mergers. There are no statutory or contractual "dissenters" or "appraisal" rights available to holders of units of VBV or either VBV Subsidiary in connection with the transactions contemplated by this Agreement or the VBV Subsidiary Mergers.

        (e)   Brokers' Fees.    VBV has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

        Section 3.2 Representations and Warranties Concerning VBV and the VBV Subsidiaries.     Except as set forth in the VBV Disclosure Schedule, VBV represents and warrants to Green Plains as follows:

        (a)   Organization, Qualification, and Company Power.    Each of VBV and the VBV Subsidiaries are manager-managed limited liability companies duly organized, validly existing, and in good standing under the laws of the jurisdiction of their formation. Each of VBV and the VBV Subsidiaries is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction where such qualification or license is required, except where the lack of such qualification or license would not have a Material Adverse Effect. Each of VBV and the VBV Subsidiaries has the requisite limited liability company power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Section 3.2(a) of the VBV Disclosure Schedule lists the directors and officers of VBV and each of its Subsidiaries.

        (b)   Subsidiaries.    Section 3.2(b) of the VBV Disclosure Schedule sets forth a true and complete list of the VBV Subsidiaries, including for each its name and jurisdiction of organization and the number and nature of its limited liability company interests. All of the outstanding limited liability company interests of each VBV Subsidiary have been duly authorized and are owned directly or indirectly by VBV and the other Persons identified and in the amounts set forth in Section 3.2(b) of the VBV Disclosure Schedule, free and clear of any Liens and free of any restriction on the right to vote, sell or otherwise dispose of such limited liability company interests or other ownership interests. There are no outstanding or authorized options, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require VBV or either VBV Subsidiary to sell, transfer or otherwise dispose of any limited liability company interest or other interest of any of the VBV Subsidiaries or that could require any VBV Subsidiary to issue, sell or otherwise cause to become outstanding any of its own limited liability company interests or other interest. There are no outstanding "phantom equity," profit participation or similar rights with respect to any Subsidiary of VBV. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any limited liability company interests of any Subsidiary of VBV. Except for the limited liability interests or other ownership interests of its Subsidiaries, VBV does not beneficially own (or have a right to acquire), directly or indirectly, any material capital stock, limited liability company interest, partnership interest, joint venture interest or other material equity interest in any Person.

        (c)   Capitalization.    The limited liability company interests of VBV consist of Common Units, all of which are certificated. Except as described in Section 3.2(c) of the VBV Disclosure Schedule, all of the VBV Units are duly authorized, validly issued, fully paid and nonassessable, are not subject to preemptive rights, have been issued in compliance with applicable federal and state securities laws, and are held of record by the respective Persons as set forth in Section 3.2(c) of the VBV Disclosure Schedule free and clear of any Liens and free of any restrictions on the right to vote, sell or otherwise dispose of such Common Units. There are no outstanding or authorized options, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require VBV to issue, sell, transfer or otherwise dispose of any Common Units or other limited liability company interests in VBV or otherwise cause to become outstanding any of its Common Units or other limited liability company interests. There are no outstanding or authorized equity appreciation rights, "phantom equity," profit participation or similar rights with respect to VBV. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the VBV Units.

        (d)   Title to Assets.    VBV and the VBV Subsidiaries have good and marketable title to, or a valid leasehold interest in, the personal property and tangible and intangible assets used by them, located on their premises or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for personal property and tangible and intangible assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

        (e)   Financial Statements.    Section 3.2(e) of the VBV Disclosure Schedule includes the following financial statements (collectively the "Financial Statements"): (i) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for periods ended March 31, 2007 and March 31, 2008, for VBV and the VBV Subsidiaries; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the month ended April 30, 2008 (the "Most Recent Fiscal Month End") for VBV and the VBV Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of VBV and the VBV Subsidiaries as of such dates and the results of operations of VBV and the VBV Subsidiaries for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

        (f)    Events Subsequent to Most Recent Fiscal Year End.    Since March 31, 2008, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

            (i)      neither VBV nor either VBV Subsidiary has sold, leased, transferred or assigned any assets, tangible or intangible, outside the Ordinary Course of Business;

           (ii)      neither VBV nor either VBV Subsidiary has entered into any agreement, contract, lease or license outside the Ordinary Course of Business;

          (iii)      no party (including VBV or either VBV Subsidiary) has accelerated, terminated, made modifications to or canceled any agreement, contract, lease or license to which VBV or either VBV Subsidiary is a party or by which any of them is bound, outside the Ordinary Course of Business;

          (iv)      neither VBV nor either VBV Subsidiary has imposed any Lien upon any of its assets, tangible or intangible, outside the Ordinary Course of Business;

           (v)      neither VBV nor either VBV Subsidiary has made any capital expenditures outside the Ordinary Course of Business;

          (vi)      neither VBV nor either VBV Subsidiary has made any capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

         (vii)      VBV and the VBV Subsidiaries have not created, incurred, assumed, or guaranteed more than $50,000 in aggregate indebtedness for borrowed money and capitalized lease obligations outside the Ordinary Course of Business;

        (viii)      neither VBV nor either VBV Subsidiary has transferred, assigned or granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

          (ix)      there has been no change made or authorized in the certificate of formation or operating agreement of VBV or either VBV Subsidiary;

           (x)      neither VBV nor either VBV Subsidiary has issued, sold or otherwise disposed of any of its limited liability company interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its limited liability company interests outside the Ordinary Course of Business;

          (xi)      neither VBV nor either VBV Subsidiary has declared, set aside or paid any dividend or made any distribution with respect to its limited liability company interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its limited liability company interests outside the Ordinary Course of Business;

         (xii)      neither VBV nor either VBV Subsidiary has experienced any damage, destruction or loss (whether or not covered by insurance) to its property outside the Ordinary Course of Business;

        (xiii)      neither VBV nor either VBV Subsidiary (a) has made any loan to, or entered into any other transaction with, any of its managers, officers, and employees outside the Ordinary Course of Business, (b) has outstanding or arranged to have outstanding any "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX or (c) has entered into any transactions or relationships with any present or former manager or officer thereof, or any member of such manager's or officer's family or any Person controlled by such officer or manager or his or her family, or that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K;

        (xiv)      neither VBV nor either VBV Subsidiary has entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement outside the Ordinary Course of Business;

         (xv)      neither VBV nor either VBV Subsidiary has granted any increase in the base compensation of any of its managers, officers, and employees outside the Ordinary Course of Business;

        (xvi)      neither VBV nor either VBV Subsidiary has adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance, or other plan, contract or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) outside the Ordinary Course of Business;

       (xvii)      neither VBV nor either VBV Subsidiary has made any other change in employment terms for any of its managers, officers, and employees outside the Ordinary Course of Business;

      (xviii)      neither VBV nor either VBV Subsidiary has made any loans or advances of money outside the Ordinary Course of Business; and

        (xix)      neither VBV nor either VBV Subsidiary has committed to any of the foregoing.

        (g)   Undisclosed Liabilities.    Neither VBV nor either VBV Subsidiary has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

        (h)   Legal Compliance.    VBV and each VBV Subsidiary has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of any Governmental Entity, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect.

        (i)    Tax Matters.

            (i)      VBV and each VBV Subsidiary has filed all federal Income Tax Returns and all other material Tax Returns that it was required to file. VBV filed an election to be treated as a corporation for federal income tax purposes for fiscal years 2007 and 2008. Such election was not made as part of or in contemplation of the transaction contemplated by this Agreement. All such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby. All material Taxes due and owing by VBV or either VBV Subsidiary (whether or not shown on any Tax Return) have been paid. Neither VBV nor either VBV Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of VBV or either VBV Subsidiary. Each of VBV and the VBV Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

           (ii)      There is no material dispute or claim concerning any Tax liability of VBV or the VBV Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the managers and officers of VBV or the VBV Subsidiaries has Knowledge based upon personal contact with any agent of such authority.

          (iii)      Section 3.2(i) of the VBV Disclosure Schedule lists all federal and other material Tax Returns filed with respect to VBV or the VBV Subsidiaries for 2007 taxable fiscal years, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. VBV has delivered to Green Plains correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by VBV or either VBV Subsidiary for 2007 taxable fiscal years. Neither VBV nor either VBV Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (iv)      Neither VBV nor either VBV Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax law). Neither VBV nor either VBV Subsidiary is a party to or bound by any tax allocation or sharing agreement. Neither VBV nor either VBV Subsidiary (A) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return or (B) has any liability for the Taxes of any Person under Reg. Section 1.1502-6

  (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

           (v)      The unpaid Taxes of VBV and the VBV Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included among the Most Recent Financial Statements (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of VBV and the VBV Subsidiaries in filing their Tax Returns.

          (vi)      Neither VBV nor either VBV Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

            (A)      change in method of accounting for a taxable period ending on or prior to the Closing Date;

            (B)      "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing Date;

            (C)      intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Income Tax law);

            (D)      installment sale or open transaction disposition made on or prior to the Closing Date; or

            (E)      prepaid amount received on or prior to the Closing Date.

        (j)    Real Property.

            (i)      Section 3.2(j)(i) of the VBV Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property, (A) VBV or one of its Subsidiaries has good and marketable fee simple title, free and clear of all Liens, except Permitted Encumbrances; (B) except as set forth in Section 3.2(j)(iii) of the VBV Disclosure Schedule, neither VBV nor either VBV Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (C) there are no outstanding agreements, options, rights of first offer or rights of first refusal to purchase, and except for VBV and VBV Subsidiaries, no Person is in possession of, such Owned Real Property or any portion thereof or interest therein.

           (ii)      Section 3.2(j)(ii) of the VBV Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Except as set forth in Section 3.2(j)(ii) of the VBV Disclosure Schedule, with respect to each Lease:

            (A)      such Lease is legal, valid, binding, enforceable, and in full force and effect;

            (B)      the transactions contemplated by this Agreement do not require the consent of any other party to such Lease or otherwise will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

            (C)      none of VBV's or any of its Subsidiaries' possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and, to the Knowledge of VBV, there are no disputes with respect to such Lease;

            (D)      neither VBV nor either VBV Subsidiary, nor to the Knowledge of VBV any other party to the Lease, is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default by any party under such Lease, or permit the termination, modification or acceleration of rent under such Lease;

            (E)      no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

            (F)      neither VBV nor either VBV Subsidiary owes, or will owe in the future, any brokerage commissions or finder's fees with respect to such Lease;

            (G)      the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, VBV or either VBV Subsidiary;

            (H)      neither VBV nor either VBV Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy, purchase or extend the term of the Leased Real Property or any portion thereof; and

             (I)      neither VBV nor either VBV Subsidiary has collaterally assigned or granted any other Lien in such Lease or any interest therein.

          (iii)      The Owned Real Property identified in Section 3.2(j)(i) of the VBV Disclosure Schedule and the Leased Real Property identified in Section 3.2(j)(ii) of the VBV Disclosure Schedule (collectively, the "VBV Real Property") comprise all of the real property used or intended to be used in the business of VBV and the VBV Subsidiaries; and neither VBV nor either VBV Subsidiary is a party to any agreement or option, rights of first offer or rights of first refusal, to purchase any real property or interest therein.

          (iv)      All Improvements included in the VBV Real Property are in good condition and repair and sufficient for the operation of the business of VBV and the VBV Subsidiaries. There are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of VBV and the VBV Subsidiaries as currently conducted thereon.

           (v)      Neither VBV nor either VBV Subsidiary has received written notice of, and has no Knowledge of, any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Owned Real Property or any portion thereof or interest therein. There is no injunction, judgment, order, decree, ruling or charge outstanding, or any claim, litigation, administrative action or similar proceeding, pending or, to the Knowledge of VBV, threatened, relating to the ownership, lease, use or occupancy of the Owned Real Property or any portion thereof, or the operation of the business of VBV and the VBV Subsidiaries as currently conducted thereon.

          (vi)      The VBV Real Property is in material compliance with all Real Property Laws. Neither VBV nor either VBV Subsidiary has received any notice of violation of any Real Property Law and, to the Knowledge of VBV, there is no basis for the issuance of any such notice or the taking of any action for such violation.

         (vii)      Each parcel of VBV Real Property has direct and uninterrupted vehicular access to a public street adjoining the VBV Real Property or has direct and uninterrupted vehicular access to a public street via insurable easements benefiting such parcel of VBV Real Property, suitable and appropriate for operation of the VBV Plants, and such access is not dependent on any land or other real property interest that is not included in the VBV Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the VBV Real Property.

        (viii)      All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the VBV Real Property have been installed and are operational and sufficient for the operation of the VBV Plants and business of VBV and the VBV Subsidiaries as currently conducted thereon.

          (ix)      VBV's and its Subsidiaries' use or occupancy of the VBV Real Property or any portion thereof and the operation of the business of VBV and the VBV Subsidiaries as currently conducted thereon is not dependent on a "permitted non-conforming use" or "permitted non-conforming structure" or similar variance, exemption or approval from any Governmental Entity.

           (x)      The current use and occupancy of the Owned Real Property and the operation of the business of VBV and the VBV Subsidiaries as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property.

          (xi)      None of the VBV Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

         (xii)      The VBV Real Property is zoned so as to permit the construction and operation of the VBV Plants, and the construction and operation of the Plants are not dependent on a nonconforming use or other waiver from a Governmental Entity, the absence of which would limit the construction or operation of the Plants.

        (xiii)      Construction of the VBV Plants has commenced, and the VBV Plants are currently scheduled to become operational in August 2008 and October 2008, respectively. VBV and its Subsidiaries have provided to Green Plains true and complete copies of all agreements with Fagen, Inc., ICM, Inc., and all other major contractors with respect to the construction of the VBV Plants. Section 3.2(j)(xiii) of the VBV Disclosure Schedule sets forth the schedule, broken down by trade, of the estimated dates of commencement and completion of the construction of the VBV Plants. VBV and its Subsidiaries have provided to Green Plains a true and complete set of the currently existing plans and specifications with respect to the construction of the VBV Plants, which comply with all applicable legal requirements and the terms of all necessary permits and have been approved by each Governmental Entity as is required for construction of the VBV Plants.

        (k)   Intellectual Property.

            (i)      None of VBV or either VBV Subsidiary, or any of its or their respective businesses as presently conducted, has or will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties; there are no facts indicating a likelihood of the foregoing; and VBV has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict (including any claim that VBV or either VBV Subsidiary must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of VBV, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of VBV or either VBV Subsidiary.

           (ii)      None of VBV or either VBV Subsidiary holds any patent or registration with respect to any of its respective Intellectual Property, nor have any pending patent application or application for registration with respect to any of its Intellectual Property. None of VBV or either VBV Subsidiary has entered into any material license, sublicense, agreement, or other permission with any third party with respect to any of its Intellectual Property. Section 3.2(k)(ii) of the VBV Disclosure Schedule also identifies each material trade name or unregistered trademark, service mark, corporate name, Internet domain name, copyright and material computer software item used by VBV or the VBV Subsidiaries in connection with its business. With respect to each item of Intellectual Property required to be identified in Section 3.2(k)(ii) of the Disclosure Schedule:

            (A)      VBV and the VBV Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Lien, license or other restriction;

            (B)      the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

            (C)      no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of VBV, threatened that challenges the legality, validity, enforceability, use or ownership of the item;

            (D)      neither VBV nor either VBV Subsidiary has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item; and

            (E)      VBV has complied with all duties of disclosure pertaining to patent prior art, or otherwise with respect to the item.

          (iii)      Section 3.2(k)(iii) of the VBV Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that VBV or either VBV Subsidiary uses pursuant to license, sublicense, agreement or permission. With respect to each item of Intellectual Property required to be identified in Section 3.2(k)(iii) of the VBV Disclosure Schedule:

            (A)      the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

            (B)      no party to the license, sublicense, agreement or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder;

            (C)      no party to the license, sublicense, agreement or permission has repudiated any material provision thereof;

            (D)      neither VBV nor either VBV Subsidiary has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission; and

            (E)      no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by VBV or the VBV Subsidiaries, including without limitation, a failure by VBV or the VBV Subsidiaries to pay any required maintenance fees).

        (l)    Tangible Assets.    The buildings, machinery, equipment, and other tangible assets that VBV and the VBV Subsidiaries own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

        (m)  Inventory.    The inventory of VBV and the VBV Subsidiaries consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write-down set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of VBV and the VBV Subsidiaries.

        (n)   Contracts.    Section 3.2(n) of the VBV Disclosure Schedule lists the following agreements to which VBV or either VBV Subsidiary is a party:

            (i)      any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

           (ii)      any agreement (or group of related agreements) relating to development, production, marketing or distribution of the VBV Plants, or the products and services of VBV or the VBV Subsidiaries and any products licensed by VBV or the VBV Subsidiaries, including agreements for the purchase or sale of grain, distillers grains, ethanol, and any other raw materials, commodities, supplies, or products or personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 60 days;

          (iii)      any hedging contract that extends out more than 60 days or involves a quantity of grain, ethanol or distillers grains in excess of 60 days' production;

          (iv)      any agreement concerning a partnership or joint venture;

           (v)      any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

          (vi)      any material agreement concerning confidentiality or restricting or purporting to restrict VBV's or any VBV Subsidiary's ability to compete in any line of business, geographic market or customer segment, or containing any "standstill" or similar restrictions on a Person's right to acquire equity interests in VBV or any VBV Subsidiary;

         (vii)      any material agreement with any of its Affiliates (other than its Subsidiaries);

        (viii)      any profit sharing, option, equity purchase, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former managers, officers, and employees;

          (ix)      any collective bargaining agreement;

           (x)      any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing material severance benefits;

          (xi)      any agreement under which it has advanced or loaned any amount to any of its managers, officers, and employees outside the Ordinary Course of Business;

         (xii)      any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

        (xiii)      any agreement under which it has granted any Person any registration rights;

        (xiv)      any settlement, conciliation or similar agreement with any Governmental Entity or which will involve payment after the Most Recent Fiscal Month End of consideration in excess of $50,000;

         (xv)      any agreement under which VBV or either VBV Subsidiary has advanced or loaned any other Person amounts in the aggregate exceeding $50,000; or

        (xvi)      any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000.

VBV has delivered to Green Plains a correct and complete copy of each written agreement listed in Section 3.2(n) of the VBV Disclosure Schedule and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 3.2(n) of the VBV Disclosure Schedule. With respect to each such agreement, (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; and (B) none of VBV, any of its Subsidiaries or, to the Knowledge of VBV, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default by VBV or either VBV Subsidiary or, to the Knowledge of VBV, any other party thereto under) any agreement, contract, lease, license, instrument or other arrangement to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

        (o)   Notes and Accounts Receivable.    All notes and accounts receivable of VBV and the VBV Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of VBV and the VBV Subsidiaries.

        (p)   Powers of Attorney.    There are no outstanding powers of attorney executed on behalf of VBV or either VBV Subsidiary.

        (q)   Insurance.    Section 3.2(q) of the VBV Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which VBV or either VBV Subsidiary is a party, a named insured, or otherwise the beneficiary of coverage:

            (i)      the name, address, and telephone number of the agent;

           (ii)      the name of the insurer, the name of the policyholder, and the name of each covered insured; and

          (iii)      the policy number and the period of coverage.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither VBV, nor any of its Subsidiaries, nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. There are no material self-insurance arrangements affecting VBV or either VBV Subsidiary. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid.

        (r)   Litigation.    Section 3.2(r) of the VBV Disclosure Schedule sets forth each instance in which VBV or either VBV Subsidiary (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party or, to the Knowledge of VBV, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before (or that could come before) any Governmental Entity or arbitrator.

        (s)   Product Warranty.    Substantially all of the products manufactured, sold, leased, and delivered by VBV and the VBV Subsidiaries have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and neither VBV nor either VBV Subsidiary has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of VBV and the VBV Subsidiaries. Substantially all of the products manufactured, sold, leased, and delivered by VBV and the VBV Subsidiaries are subject to standard terms and conditions of sale or lease. Section 3.2(s) of the VBV Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of VBV and the VBV Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

        (t)    Product Liability.    Neither VBV nor either VBV Subsidiary has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by VBV or either VBV Subsidiary.

        (u)   Employees.    To the Knowledge of VBV, no executive, key employee or significant group of employees plans to terminate employment with VBV or either VBV Subsidiary during the next 12 months. Neither VBV nor either VBV Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute since inception of VBV. Neither VBV nor either VBV Subsidiary has committed any material unfair labor practice. VBV has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of VBV or either VBV Subsidiary. With respect to the Merger, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. Since inception, neither VBV nor either VBV Subsidiary has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the "WARN Act"), and no such action will be implemented without advance notification to Green Plains.

        (v)   Employee Benefits.

            (i)      Section 3.2(v)(i) of the VBV Disclosure Schedule lists each VBV or Affiliate Employee Benefit Plan.

           (ii)      Each VBV or Affiliate Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

          (iii)      All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such

  Employee Benefit Plan. The requirements of COBRA and HIPAA have been met in all material respects with respect to each VBV or Affiliate Employee Benefit Plan and each VBV or Affiliate Employee Benefit Plan that is an Employee Welfare Benefit Plan subject to COBRA or to HIPAA. Section 3.2 of the Disclosure Schedule lists all former employees and other qualified beneficiaries who have elected, or have a right to elect, to continue health coverage under any health plan maintained by VBV, a VBV Subsidiary or any of their ERISA Affiliates or to which VBV or any of its ERISA Affiliates contributes.

          (iv)      All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each VBV or Affiliate Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of VBV and the VBV Subsidiaries and their ERISA Affiliates. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each VBV or Affiliate Employee Benefit Plan that is an Employee Welfare Benefit Plan. All liabilities with respect to any VBV or Affiliate Employee Benefit Plan are accurately reflected in the Financial Statements, and there are no unfunded liabilities, known or unknown, present or future, with respect to any VBV or Affiliate Employee Benefit Plan.

           (v)      Each VBV or Affiliate Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified or otherwise is entitled to reliance on Internal Revenue Service approval without a determination letter, and neither VBV, either VBV Subsidiary or any of their ERISA Affiliates is not aware of any facts or circumstances that could adversely affect the qualified status of any VBV or Affiliate Employee Benefit Plan. All amendments to each VBV or Affiliate Employee Benefit Plan that is intended to be qualified under Code Section 401(a) that are required to be adopted to maintain the qualified status of the plan have been timely adopted and implemented.

          (vi)      There have been no Prohibited Transactions with respect to any VBV or Affiliate Employee Benefit Plan or any Employee Benefit Plan maintained by VBV, a VBV Subsidiary or any of their ERISA Affiliates. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any VBV or Affiliate Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any VBV or Affiliate Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of VBV, a VBV Subsidiary or any of their ERISA Affiliates, threatened.

         (vii)      VBV has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each VBV or Affiliate Employee Benefit Plan.

        (viii)      Neither VBV, a VBV Subsidiary nor any of their ERISA Affiliates contributes to, has any obligation to contribute to, or has any material liability under or with respect to any Employee Pension Benefit Plan that is a "defined benefit plan" (as defined in ERISA Section 3(35)).

          (ix)      Neither VBV, a VBV Subsidiary nor any of their ERISA Affiliates contributes to, has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan.

           (x)      Neither VBV, a VBV Subsidiary nor any of their ERISA Affiliates maintains, contributes to or has an obligation to contribute to, or has any material liability or potential liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of VBV, a VBV Subsidiary or any of their ERISA Affiliates other than in accordance with COBRA.

          (xi)      The consummation of the transactions contemplated by this Agreement shall not result in the payment, vesting or acceleration of any benefit under any Employee Benefit Plan listed in Section 3.2(v) of the Disclosure Schedule.

         (xii)      Section 3.2(v)(xii) of the VBV Disclosure Schedule lists each written agreement, contract, or other arrangement—whether or not an Employee Benefit Plan (collectively a "Plan")—to which VBV, a VBV Subsidiary nor any of their ERISA Affiliates is a party that, to the Knowledge of VBV a VBV Subsidiary and their ERISA Affiliates, is a "nonqualified deferred compensation plan" subject to Code Section 409A. Each such Plan either (A) complies in all material respects with the requirements of Code Section 409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder or (B) has been operated in good faith compliance with such requirements.

        (w)  Guaranties.    Neither VBV nor either VBV Subsidiary is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

        (x)   Environmental, Health, and Safety Matters.    Except as disclosed on Section 3.2(x) of the VBV Disclosure Schedule and to the Knowledge of VBV:

            (i)      Each of VBV and the VBV Subsidiaries have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

           (ii)      Without limiting the generality of the foregoing, each of VBV and the VBV Subsidiaries have obtained, have complied, and are in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the current occupation of their facilities and the current operation of their business.

          (iii)      Neither VBV nor either VBV Subsidiary has received any written notice from any Governmental Entity regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities, including any material investigatory, remedial, or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

          (iv)      There has been no release or threat of release of any Hazardous Materials at or from or onto the Leased Real Property or Owned Real Property, or from or by or onto any other properties and assets in which VBV or its Subsidiaries has or had an interest, or at any other locations where any Hazardous Materials from the Leased Real Property or Owned Real Property of VBV or the VBV Subsidiaries were transferred, recycled, stored, disposed, used, refined, or processed.

           (v)      Each of VBV and the VBV Subsidiaries has identified those permits necessary under Environmental, Health and Safety Requirements for future occupation of the facilities and operation of the VBV Plants at those facilities and either has applied for those permits or will apply for those permits in time to lawfully operate the VBV Plants in accordance with the existing plans or specifications.

          (vi)      Neither VBV nor either VBV Subsidiary, nor any of their respective predecessors or Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including without limitation any Hazardous Materials, or owned or operated any property or facility (and no such property or facility is contaminated by any such Materials) so as to give rise to any current or future material liabilities, including any material liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys' fees, pursuant to any Environmental, Health, and Safety Requirements.

         (vii)      Neither VBV nor either VBV Subsidiary, nor their respective predecessors or Affiliates has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none of such entities is or will become subject to any liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility.

        (viii)      VBV and the VBV Subsidiaries have furnished to Green Plains all environmental audits, reports, permits, permit applications (where the permit has not yet been issued), licenses, license applications (where the license has not yet been issued), studies, analyses, tests, monitoring, notices of violation, stipulations, agreements, orders and other material environmental documents relating to VBV's, the VBV Subsidiaries', or Affiliates' current properties, facilities, or operations that are in their possession, custody, or under their reasonable control.

        (y)   Business Continuity.    None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by VBV and the VBV Subsidiaries in the conduct of their business (collectively, the "Systems") have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by VBV or the VBV Subsidiaries. Each of VBV and the VBV Subsidiaries are covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of VBV's and its Subsidiaries' business.

        (z)   Certain Business Relationships With VBV and the VBV Subsidiaries.    VBV and the VBV Subsidiaries have not been involved in any material business arrangement or relationship with any of their respective Affiliates (other than their respective parent and Subsidiaries) within the past 12 months, and no such Affiliate owns any material asset, tangible or intangible, that is used in the business of VBV or either VBV Subsidiary.

        (aa) Customers and Suppliers.    Neither VBV nor the VBV Subsidiaries have any customers. Since the date of the Most Recent Balance Sheet, no material supplier of VBV or any its Subsidiaries has indicated in writing that it will cease, or materially decrease the rate of, supplying materials, products or services to VBV or either VBV Subsidiary.

        (bb) SEC Filings and Related Matters.

            (i)      The VBV Subsidiary Ethanol Grain Processors, LLC (for the purposes of this Section 3.2(bb) only, "EGP"), filed (or, where permitted, furnished) all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed (or furnished) under the Securities Act, the Securities Exchange Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations thereunder) by EGP with the SEC between December 30, 2005 and the date on which EGP's reporting obligations were suspended pursuant to Rule 15d-6 under the Securities Exchange Act (such documents, together with any documents filed during such period by EGP with the SEC on a voluntary basis on Current Reports on Form 8-K, collectively, the "EGP SEC Documents"). As of their respective dates, the EGP SEC Documents complied in all material respects with the requirements of the Securities Act and the

  Securities Exchange Act, in each case to the extent applicable to such EGP SEC Documents, and none of the EGP SEC Documents when filed (and, in the case of any registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any EGP SEC Document has been revised, amended, supplemented or superseded by a later filed EGP SEC Document, none of the EGP SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of EGP included in the EGP SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-QSB and Regulation S-B of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of EGP as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnotes if applicable).

           (ii)      Each of the principal executive officer of EGP and the principal financial officer of EGP (or each former principal executive officer of EGP and each former principal financial officer of EGP, as applicable) made all certifications required by Rule 13a-14 or 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to EGP SEC Documents, and the statements contained in such certifications were true and accurate.

          (iii)      The VBV Subsidiary Indiana Bio-Energy, LLC, is not nor has at any time since inception, been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Securities Exchange Act.

        (cc) Data Privacy.    VBV and the VBV Subsidiaries have complied with and, as presently conducted, are in compliance with, all Data Laws and their respective policies applicable to data privacy, data security, and/or personal information. Neither VBV nor either VBV Subsidiary has experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed and, to the Knowledge of VBV, there are no facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

        (dd) Disclosure.    The representations and warranties contained in this Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

Article IV
Representations and Warranties of Green Plains and Merger Sub

        Section 4.1 Representations and Warranties Concerning the Transaction.     Except as set forth in the Green Plains Disclosure Schedule, Green Plains and Merger Sub represent and warrant to VBV as follows:

        (a)   Authorization of Transaction.    Each of Green Plains and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Green Plains and Merger Sub, enforceable in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by each of Green Plains and Merger Sub. The Directors of Green Plains have resolved to recommend that the shareholders of Green Plains approve and adopt this Agreement and the Merger, and have directed that such matters be submitted to the shareholders of Green Plains at a duly call meeting thereof.

        (b)   Shareholder Vote to Approve Transaction.    A number of votes cast to approve this Agreement and the Merger that exceed the number of votes cast opposing such matters at a duly convened meeting of the shareholders of Green Plains at which a quorum is present is the only Green Plains Shareholder Approval necessary to approve this Agreement and the Merger.

        (c)   Non-contravention.    Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which Green Plains or Merger Sub is subject or any provision of the charter or bylaws of Green Plains or Merger Sub or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Green Plains or Merger Sub is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Lien would not have a Material Adverse Effect. Neither Green Plains nor Merger Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

        (d)   State Takeover Statutes.    No state takeover or similar statute or regulation is applicable to this Agreement or the transactions contemplated hereby. There are no statutory or contractual "dissenters" or "appraisal" rights available to holders of Green Plains Common Stock in connection with the transactions contemplated by this Agreement or the VBV Subsidiary Mergers.

        (e)   Brokers' Fees.    Neither Green Plains nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

        Section 4.2 Representations and Warranties Concerning Green Plains and its Subsidiaries.     Except as set forth in the Green Plains Disclosure Schedule, Green Plains represents and warrants to VBV as follows:

        (a)   Organization, Qualification, and Corporate Power.    Each of Green Plains and its Subsidiaries is a corporation or other legal Person duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each of Green Plains and its Subsidiaries is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction where such qualification or license is required, except where the lack of such qualification or license would not have a Material Adverse Effect. Each of Green Plains and its Subsidiaries has the requisite corporate or other power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Section 4.2(a) of the Green Plains Disclosure Schedule lists the directors and officers of Green Plains and each of its Subsidiaries.

        (b)   Subsidiaries.    Section 4.2(b) of the Green Plains Disclosure Schedule sets forth a true and complete list of each of Green Plains' Subsidiaries, including for each its name and jurisdiction of organization and the number and nature of its equity interests. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Green Plains have been duly authorized and are validly issued, fully paid and non-assessable, and are owned directly or indirectly by Green Plains, free and clear of any Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. There are no outstanding or authorized options, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Green Plains or any of its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock or other equity interests of any of its Subsidiaries or that could require any Subsidiary of Green Plains to issue, sell, transfer or otherwise dispose of or otherwise cause to become outstanding any of its own capital stock or other equity interests. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Green Plains. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Green Plains. Except for the capital stock or other ownership interests of its Subsidiaries, Green Plains does not beneficially own (or have a right to acquire), directly or indirectly, any material capital stock, limited liability company interest, partnership interest, joint venture interest or other material equity interest in any Person.

        (c)   Capitalization.

            (i)      The authorized capital stock of Green Plains consists of (i) 25,000,000 shares of Green Plains Common Stock and (ii) no shares of preferred stock. At the close of business on April 30, 2008, 7,799,528 shares of Green Plains Common Stock were issued and outstanding; no shares of preferred stock were issued and outstanding; 1,000,000 shares of Green Plains Common Stock were reserved for issuance pursuant to the 2007 Equity Incentive Plan and grants of other options; and 320,014 shares of Green Plains Common Stock were reserved for issuance pursuant to outstanding common stock purchase warrants. All of the issued and outstanding shares of capital stock have been, and all shares which may be issued upon exercise of outstanding options and warrants when issued in accordance with their terms will be, duly authorized, validly issued, fully paid, and non-assessable, and delivered free and clear of all Liens (other than Liens created by or imposed upon the holders thereof), are not subject to preemptive rights, and have been issued in compliance with applicable federal and state securities laws. Except for the options and warrants referenced above, there are no outstanding or authorized options, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Green Plains to issue, sell, transfer or otherwise dispose of any capital stock or other interest in Green Plains or cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation rights, "phantom stock," profit participation or similar rights with respect to Green Plains. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Green Plains.

           (ii)      The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. There are issued and outstanding 100 shares of Merger Sub common stock, all of which shares have been duly authorized, validly issued, fully paid, and non-assessable, and delivered free and clear of all Liens (other than Liens created by or imposed upon the holders thereof), are not subject to preemptive rights, and have been issued in compliance with applicable federal and state securities laws. All such shares are owned directly by Green Plains. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any shares of Merger Sub common stock.

        (d)   Title to Assets.    Green Plains and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the personal property and tangible and intangible assets used by them, located on their premises, or shown on the Most Recent Balance Sheet of Green Plains or acquired after the date thereof, free and clear of all Liens, except for personal property and tangible and intangible assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet of Green Plains.

        (e)   SEC Filings and Related Matters.

            (i)      Green Plains has filed (or, where permitted, furnished) all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed (or furnished) under the Securities Act, the Securities Exchange Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations thereunder) by Green Plains or any of its Subsidiaries with the SEC since June 29, 2004 (such documents, together with any documents filed during such period by Green Plains with the SEC on a voluntary basis on Current Reports on Form 8-K, collectively, the "Green Plains SEC Documents"). As of their respective dates, the Green Plains SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act, in each case to the extent applicable to such Green Plains SEC Documents, and none of the Green Plains SEC Documents when filed (and, in the case of any registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Green Plains SEC Document has been revised, amended, supplemented or superseded by a later filed Green Plains SEC Document, none of the Green Plains SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Green Plains included in the Green Plains SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Green Plains and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnotes if applicable). Except for liabilities and obligations (i) reflected or reserved against in the Most Recent Balance Sheet (or described in the notes thereto) of Green Plains included in the Green Plains Filed SEC Documents, (ii) incurred in connection with this Agreement or the transactions contemplated by this Agreement or (iii) incurred since November 30, 2007, in the ordinary course of business, neither Green Plains nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Green Plains.

           (ii)      Each of the principal executive officer of Green Plains and the principal financial officer of Green Plains (or each former principal executive officer of Green Plains and each former principal financial officer of Green Plains, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to Green Plains SEC Documents, and the statements contained in such certifications are true and accurate. Neither Green Plains nor any of its Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

          (iii)      Green Plains' "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Green Plains in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Green Plains' management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Green Plains required under the Securities Exchange Act with respect to such reports. Prior to the date of this Agreement, Green Plains' outside auditors and the audit committee of the board of directors of Green Plains have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect Green Plains' ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Green Plains' internal control over financial reporting. Since December 31, 2006, any material change in internal control over financial reporting required to be disclosed in any Green Plains SEC Document has been so disclosed.

          (iv)      None of Green Plains' Subsidiaries is, or has at any time since inception, been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Securities Exchange Act.

        (f)    Events Subsequent to Most Recent Fiscal Year End.    Since November 30, 2007 ("Most Recent Financial Statements"), there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

            (i)      neither Green Plains nor any of its Subsidiaries has sold, leased, transferred or assigned any assets, tangible or intangible, outside the Ordinary Course of Business;

           (ii)      neither Green Plains nor any of its Subsidiaries has entered into any agreement, contract, lease or license outside the Ordinary Course of Business;

          (iii)      no party (including Green Plains or any of its Subsidiaries) has accelerated, terminated, made modifications to or canceled any agreement, contract, lease or license to which Green Plains or any of its Subsidiaries is a party or by which any of them is bound, outside the Ordinary Course of Business;

          (iv)      neither Green Plains nor any of its Subsidiaries has imposed any Lien upon any of its assets, tangible or intangible outside the Ordinary Course of Business;

           (v)      neither Green Plains nor any of its Subsidiaries has made any capital expenditures outside the Ordinary Course of Business;

          (vi)      neither Green Plains nor any of its Subsidiaries has made any capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

         (vii)      Green Plains and its Subsidiaries have not created, incurred, assumed, or guaranteed more than $50,000 in aggregate indebtedness for borrowed money and capitalized lease obligations outside the Ordinary Course of Business;

        (viii)      neither Green Plains nor any of its Subsidiaries has transferred, assigned or granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

          (ix)      there has been no change made or authorized in the charter, bylaws or other organizational documents of Green Plains or any of its Subsidiaries;

           (x)      neither Green Plains nor any of its Subsidiaries has issued, sold or otherwise disposed of any of its capital stock or other equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other equity interests outside the Ordinary Course of Business;

          (xi)      neither Green Plains nor any of its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock or other equity interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock or other equity interests outside the Ordinary Course of Business;

         (xii)      neither Green Plains nor any of its Subsidiaries has experienced any damage, destruction or loss (whether or not covered by insurance) to its property outside the Ordinary Course of Business;

        (xiii)      neither Green Plains nor any of its Subsidiaries (a) has made any loan to, or entered into any other transaction with, any of its directors, officers, managers, and employees outside the Ordinary Course of Business, (b) has outstanding or arranged to have outstanding any "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX or (c) has entered into any transactions or relationships with any present or former director or officer thereof, or any member of director's or officer's family or any Person controlled by such director or officer or his or her family, or that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K;

        (xiv)      neither Green Plains nor any of its Subsidiaries has entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement outside the Ordinary Course of Business;

         (xv)      neither Green Plains nor any of its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, managers, and employees outside the Ordinary Course of Business;

        (xvi)      neither Green Plains nor any of its Subsidiaries has adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance, or other plan, contract or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) outside the Ordinary Course of Business;

       (xvii)      neither Green Plains nor any of its Subsidiaries has made any other change in employment terms for any of its directors, officers, managers, and employees outside the Ordinary Course of Business;

      (xviii)      neither Green Plains nor any of its Subsidiaries has made any loans or advances of money outside the Ordinary Course of Business; and

        (xix)      neither Green Plains nor any of its Subsidiaries has committed to any of the foregoing.

        (g)   Undisclosed Liabilities.    Neither Green Plains nor any of its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) of Green Plains and (ii) liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

        (h)   Legal Compliance.    Each of Green Plains and its Subsidiaries have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of any Governmental Entity, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect.

        (i)    Tax Matters.

            (i)      Each of Green Plains and its Subsidiaries has filed all federal Income Tax Returns and all other material Tax Returns that it was required to file. All such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby. All material Taxes due and owing by Green Plains or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid or accrued on the balance sheet included among Green Plains' Most Recent Financial Statements. Neither Green Plains nor any its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Green Plains or any of its Subsidiaries. Each of Green Plains and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

           (ii)      There is no material dispute or claim concerning any Tax liability of Green Plains or any of its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers of Green Plains or any of its Subsidiaries has Knowledge based upon personal contact with any agent of such authority.

          (iii)      Section 4.2(i) of the Green Plains Disclosure Schedule lists all federal and all other material Tax Returns filed with respect to Green Plains or any of its Subsidiaries for taxable periods ended on or after January 1, 2004, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Green Plains has delivered to VBV correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Green Plains or any of its Subsidiaries since January 1, 2004. Neither Green Plains nor any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (iv)      Neither Green Plains nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax law). Neither Green Plains nor any of its Subsidiaries is a party to or bound by any tax allocation or sharing agreement. Neither Green Plains nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was Green Plains) or (B) has any liability for the Taxes of any Person (other than Green Plains or any of its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

           (v)      The unpaid Taxes of Green Plains and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included among Green Plains' Most Recent Financial Statements (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Green Plains and its Subsidiaries in filing their Tax Returns.

          (vi)      Neither Green Plains nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

            (A)      change in method of accounting for a taxable period ending on or prior to the Closing Date;

            (B)      "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing Date;

            (C)      intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Income Tax law);

            (D)      installment sale or open transaction disposition made on or prior to the Closing Date; or

            (E)      prepaid amount received on or prior to the Closing Date.

         (vii)      Neither Green Plains nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361, except as set forth in Section 4.2(i) to the Green Plains Disclosure Schedule.

        (viii)      Green Plains is a United States real property holding corporation within the meaning of Code Section 897(c)(2).

        (j)    Real Property.

            (i)      Section 4.2(j)(i) of the Green Plains Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property, (A) Green Plains or one of its Subsidiaries has good and marketable fee simple title, free and clear of all Liens, except Permitted Encumbrances; (B) except as set forth in Section 4.2(j)(iii) of the Green Plains Disclosure Schedule, neither Green Plains nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (C) there are no outstanding agreements, options, rights of first offer or rights of first refusal to purchase, and except for Green Plains and its Subsidiaries, no Person is in possession of, such Owned Real Property or any portion thereof or interest therein.

           (ii)      Section 4.2(j)(ii) of the Green Plains Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Except as set forth in Section 4.2(j)(ii) of the Green Plains Disclosure Schedule, with respect to each of the Leases:

            (A)      such Lease is legal, valid, binding, enforceable, and in full force and effect;

            (B)      the transactions contemplated by this Agreement do not require the consent of any other party to such Lease or otherwise will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

            (C)      none of Green Plains' or any of its Subsidiaries' possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and, to the Knowledge of Green Plains, there are no disputes with respect to such Lease;

            (D)      neither Green Plains nor any of its Subsidiaries, nor to the Knowledge of Green Plains any other party to the Lease, is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default by any party under such Lease, or permit the termination, modification or acceleration of rent under such Lease;

            (E)      no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

            (F)      neither Green Plains nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder's fees with respect to such Lease;

            (G)      the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Green Plains or any of its Subsidiaries;

            (H)      neither Green Plains nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy, purchase or extend the term of the Leased Real Property or any portion thereof; and

             (I)      neither Green Plains nor any of its Subsidiaries has collaterally assigned or granted any other Lien in such Lease or any interest therein.

          (iii)      The Owned Real Property identified in Section 4.2(j)(i) of the Green Plains Disclosure Schedule, and the Leased Real Property identified in Section 4.2(j)(ii) of the Green Plains Disclosure Schedule (collectively, the "Green Plains Real Property") comprise all of the real property used or intended to be used in the business of Green Plains and its Subsidiaries; and neither Green Plains nor any of its Subsidiaries is a party to any agreement or option, rights of first offer or rights of first refusal, to purchase any real property or interest therein.

          (iv)      All Improvements included in the Green Plains Real Property are in good condition and repair and sufficient for the operation of the business of Green Plains and its Subsidiaries. There are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of Green Plains and its Subsidiaries as currently conducted thereon.

           (v)      Neither Green Plains nor any of its Subsidiaries has received written notice of, and has no Knowledge of, any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Owned Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Owned Real Property or any portion thereof, or the operation of the business of Green Plains and its Subsidiaries as currently conducted thereon.

          (vi)      The Green Plains Real Property is in material compliance with all applicable Real Property Laws. Neither Green Plains nor any of its Subsidiaries has received any notice of violation of any Real Property Law and, to the Knowledge of Green Plains , there is no basis for the issuance of any such notice or the taking of any action for such violation.

         (vii)      Each parcel of Green Plains Real Property has direct and uninterrupted (x) vehicular access to a public street adjoining the Green Plains Real Property or has direct and uninterrupted vehicular access to a public street via insurable easements benefiting such parcel of Green Plains Real Property, and (y) to interstate rail lines via insurable easements or leases benefiting such parcel of Green Plains Real Property, in each case suitable and appropriate for operation of the Green Plains Plants, and such access is not dependent on any land or other real property interest that is not included in the Green Plains Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Green Plains Real Property.

        (viii)      All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Green Plains Real Property have been installed and are operational and sufficient for the operation of the Green Plains Plants and business of Green Plains and its Subsidiaries as currently conducted thereon.

          (ix)      Green Plains' and its Subsidiaries' use or occupancy of the Green Plains Real Property or any portion thereof and the operation of the business of Green Plains and its Subsidiaries as currently conducted thereon is not dependent on a "permitted non-conforming use" or "permitted non-conforming structure" or similar variance, exemption or approval from any Governmental Entity.

           (x)      The current use and occupancy of the Owned Real Property and the operation of the business of Green Plains and its Subsidiaries as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property.

          (xi)      None of the Green Plains Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

         (xii)      With respect to the Green Plains Superior Plant, the Green Plains Real Property is zoned so as to permit the construction and operation of the Green Plains Superior Plant, and the construction and operation of the Green Plains Superior Plant is not dependent on a nonconforming use or other waiver from a Governmental Entity, the absence of which would limit the construction or operation of the Green Plains Superior Plant.

        (xiii)      Construction of the Green Plains Superior Plant has commenced and the Green Plains Superior Plant is currently scheduled to become operational in May 2008. Green Plains and its Subsidiaries have provided to VBV true and complete copies of all agreements with Delta T Corporation, Agra Industries, Inc., and all other major contractors with respect to the construction of the Green Plains Superior Plant. Section 4.2(j)(xiii) of the Green Plains Disclosure Schedule sets forth the schedule, broken down by trade, of the estimated dates of commencement and completion of the construction of the Green Plains Superior Plant. Green Plains and its Subsidiaries have provided to VBV a true and complete set of the currently existing plans and specifications with respect to the construction of the Green Plains Superior Plant, which comply with all applicable legal requirements and the terms of all necessary permits and have been approved by each Governmental Entity as is required for construction of the Green Plains Superior Plant.

        (k)   Intellectual Property.

            (i)      None of Green Plains or any of its Subsidiaries, or any of its or their respective businesses as presently conducted, has or will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties; there are no facts indicating a likelihood of the foregoing; and none of Green Plains or its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict (including any claim that Green Plains or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Green Plains, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of Green Plains or any of its Subsidiaries.

           (ii)      Section 4.2(k)(ii) of the Green Plains Disclosure Schedule identifies each patent or registration which has been issued to Green Plains or any of its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Green Plains or any of its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each material license, sublicense, agreement, or other permission that Green Plains or any of its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Section 4.2(k)(ii) of the Green Plains Disclosure Schedule also identifies each material trade name or unregistered trademark, service mark, corporate name, Internet domain name, copyright and material computer software item used by Green Plains or any of its Subsidiaries in connection with its business. With respect to each item of Intellectual Property required to be identified in Section 4.2(k)(ii) of the Disclosure Schedule:

            (A)      Green Plains and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Lien, license or other restriction;

            (B)      the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

            (C)      no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of Green Plains, is threatened that challenges the legality, validity, enforceability, use or ownership of the item;

            (D)      neither Green Plains nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item; and

            (E)      Green Plains has complied with all duties of disclosure pertaining to patent prior art or otherwise with respect to the item.

           (ii)      Section 4.2(k)(iii) of the Green Plains Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that Green Plains or any of its Subsidiaries uses pursuant to license, sublicense, agreement or permission. With respect to each item of Intellectual Property required to be identified in Section 4.2(k)(iii) of the Green Plains Disclosure Schedule:

            (A)      the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

            (B)      no party to the license, sublicense, agreement or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder;

            (C)      no party to the license, sublicense, agreement or permission has repudiated any material provision thereof;

            (D)      neither Green Plains nor any of its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission; and

            (E)      no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Green Plains or its Subsidiaries, including without limitation, a failure by Green Plains or its Subsidiaries to pay any required maintenance fees).

        (l)    Tangible Assets.    The buildings, machinery, equipment, and other tangible assets that Green Plains and its Subsidiaries own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

        (m)  Inventory.    The inventory of Green Plains and its Subsidiaries consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write-down set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Green Plains and its Subsidiaries.

        (n)   Contracts.    Section 4.2(n) of the Green Plains Disclosure Schedule lists the following agreements to which Green Plains or any of its Subsidiaries is a party:

            (i)      any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

           (ii)      any agreement (or group of related agreements) relating to development, production, marketing or distribution of the Green Plains Plants, or the products and services of Green Plains or its Subsidiaries, and any products licensed by Green Plains or its Subsidiaries, including agreements for the purchase or sale of grain, distillers grains, ethanol, and any other raw materials, commodities, supplies, or products or personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 60 days;

          (iii)      any hedging contract that extends out more than 60 days or involves a quantity of grain, ethanol or distillers grains in excess of 60 days' production;

          (iv)      any agreement concerning a partnership or joint venture;

           (v)      any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

          (vi)      any material agreement concerning confidentiality or restricting or purporting to restrict Green Plains' or any of Green Plains' Subsidiaries' ability to compete in any line of business, geographic market or customer segment, or containing any "standstill" or similar restrictions on a Person's right to acquire shares of Green Plains' capital stock;

         (vii)      any material agreement with any of its Affiliates (other than Green Plains and its Subsidiaries);

        (viii)      any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, managers, and employees;

          (ix)      any collective bargaining agreement;

           (x)      any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing material severance benefits;

          (xi)      any agreement under which it has advanced or loaned any amount to any of its directors, officers, managers, and employees outside the Ordinary Course of Business;

         (xii)      any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

        (xiii)      any agreement under which it has granted any Person any registration rights;

        (xiv)      any settlement, conciliation or similar agreement with any Governmental Entity or which will involve payment after the Most Recent Fiscal Month End of consideration in excess of $50,000;

         (xv)      any agreement under which Green Plains or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $50,000; or

        (xvi)      any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000.

Green Plains has delivered to VBV a correct and complete copy of each written agreement listed in Section 4.2(n) of the Green Plains Disclosure Schedule and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 4.2(n) of the Green Plains Disclosure Schedule. With respect to each such agreement, (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; and (B) none of Green Plains, any of its Subsidiaries or, to the Knowledge of Green Plains, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default by Green Plains or any of its Subsidiaries or, to the Knowledge of Green Plains, any other party thereto under) any agreement, contract, lease, license, instrument or other arrangement to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

        (o)   Notes and Accounts Receivable.    All notes and accounts receivable of Green Plains and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Green Plains and its Subsidiaries.

        (p)   Powers of Attorney.    There are no outstanding powers of attorney executed on behalf of Green Plains or any of its Subsidiaries.

        (q)   Insurance.    Section 4.2(q) of the Green Plains Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which Green Plains or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

            (i)      the name, address, and telephone number of the agent;

           (ii)      the name of the insurer, the name of the policyholder, and the name of each covered insured; and

          (iii)      the policy number and the period of coverage.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither Green Plains, nor any of its Subsidiaries, nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. Section 4.2(q) of the Green Plains Disclosure Schedule describes any material self-insurance arrangements affecting Green Plains or any of its Subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid.

        (r)   Litigation.    Section 4.2(r) of the Green Plains Disclosure Schedule sets forth each instance in which Green Plains or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party or, to the Knowledge of Green Plains, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before (or that could come before) any Governmental Entity or arbitrator.

        (s)   Product Warranty.    Substantially all of the products manufactured, sold, leased, and delivered by Green Plains and its Subsidiaries have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and neither Green Plains nor any of its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Green Plains and its Subsidiaries. Substantially all of the products manufactured, sold, leased, and delivered by Green Plains and its Subsidiaries are subject to standard terms and conditions of sale or lease. Section 4.2(s) of the Green Plains Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of Green Plains and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

        (t)    Product Liability.    Neither Green Plains nor any of its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Green Plains or any of its Subsidiaries.

        (u)   Employees.    To the Knowledge of Green Plains, no executive, key employee or significant group of employees plans to terminate employment with Green Plains or any of its Subsidiaries during the next 12 months. Neither Green Plains nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. Neither Green Plains nor any of its Subsidiaries has committed any material unfair labor practice. To Green Plains' Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Green Plains or any of its Subsidiaries. With respect to the Merger, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. Within the past three years, neither Green Plains nor any of its Subsidiaries has implemented any plant closing or layoff of employees that could implicate the WARN Act, and no such action will be implemented without advance notification to Green Plains.

        (v)   Employee Benefits.

            (i)      Section 4.2(v)(i) of the Green Plains Disclosure Schedule lists each Employee Benefit Plan that Green Plains or any of its ERISA Affiliates maintains or to which Green Plains or any of its ERISA Affiliates contributes or has any obligation to contribute.

           (ii)      Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

          (iii)      All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA and HIPAA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate of Green Plains that is an Employee Welfare Benefit Plan subject to COBRA or to HIPAA. Section 4.2 of the Disclosure Schedule lists all former employees and other qualified beneficiaries who have elected, or have a right to elect, to continue health coverage under any health plan maintained by Green Plains or any of its ERISA Affiliates or to which Green Plains or any of its ERISA Affiliates contributes.

          (iv)      All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Green Plains and its ERISA Affiliates. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan. All liabilities with respect to any Employee Benefit Plan are accurately reflected in the Financial Statements, and there are no unfunded liabilities, known or unknown, present or future, with respect to any such Employee Benefit Plan.

           (v)      Each such Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and Green Plains is not aware of any facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan. All amendments to each such Employee Benefit Plan that is intended to be qualified under Code Section 401(a) that are required to be adopted to maintain the qualified status of the plan have been timely adopted and implemented.

          (vi)      There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate of Green Plains. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Green Plains and its ERISA Affiliates, threatened.

         (vii)      Green Plains has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

        (viii)      With respect to each Employee Benefit Plan that Green Plains or any of its ERISA Affiliates maintains, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any material liability or potential liability:

            (A)      No such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of Green Plains and its

    ERISA Affiliates, threatened. The market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and non-vested liabilities thereunder (determined in accordance with then current funding assumptions).

            (B)      Neither Green Plains nor any of its ERISA Affiliates has incurred any material liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

            (C)      All premiums due to the PBGC from Green Plains or from any of its ERISA Affiliates with respect to any Employee Benefit Plan have been timely paid.

          (ix)      Neither Green Plains nor any of its ERISA Affiliates contributes to, has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan.

           (x)      Neither Green Plains nor any of its ERISA Affiliates maintains, contributes to or has an obligation to contribute to, or has any material liability or potential liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of Green Plains or any of its ERISA Affiliates other than in accordance with COBRA.

          (xi)      The consummation of the transactions contemplated by this Agreement shall not result in the payment, vesting or acceleration of any benefit under any Employee Benefit Plan listed in Section 3.2(v) of the Disclosure Schedule.

         (xii)      Section 4.2(v)(xii) of the Green Plains Disclosure Schedule lists each written agreement, contract, or other arrangement—whether or not an Employee Benefit Plan (collectively a "Plan")—to which Green Plains nor any of its ERISA Affiliates is a party that, to the Knowledge of Green Plains and its ERISA Affiliates, is a "nonqualified deferred compensation plan" subject to Code Section 409A. Each such Plan either (A) complies in all material respects with the requirements of Code Section 409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder or (B) has been operated in good faith compliance with such requirements.

        (w)  Guaranties.    Neither Green Plains nor any of its Subsidiaries is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

        (x)   Environmental, Health, and Safety Matters.    Except as disclosed on Section 4.2(x) of the Green Plains Disclosure Schedule and to the Knowledge of Green Plains:

            (i)      Each of Green Plains and its Subsidiaries have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

           (ii)      Without limiting the generality of the foregoing, each of Green Plains and its Subsidiaries have obtained and are in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the current occupation of their facilities and the current operation of their business.

          (iii)      Neither Green Plains nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities, including any material investigatory, remedial, or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

          (iv)      There has been no release or threat of release of any Hazardous Materials at or from or onto the Leased Real Property or Owned Real Property, or from or by or onto any other properties and assets in which Green Plains or its Subsidiaries has or had an interest, or at any other locations where any Hazardous Materials from the Leased Real Property or Owned Real Property of Green Plains or its Subsidiaries were transferred, recycled, stored, disposed, used, refined, or processed.

           (v)      Each of Green Plains and its Subsidiaries has identified those permits necessary under Environmental, Health and Safety Requirements for future occupation of the facilities and operation of the Green Plains Superior Plant and either has applied for those permits or will apply for those permits in time to lawfully operate the Green Plains Superior Plant in accordance with the existing plans and specifications.

          (vi)      Neither Green Plains nor any of its Subsidiaries, nor any of their respective predecessors or Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including without limitation any Hazardous Materials, or owned or operated any property or facility (and no such property or facility is contaminated by any such Materials) so as to give rise to any current or future material liabilities, including any material liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys' fees, pursuant to any Environmental, Health, and Safety Requirements.

         (vii)      Neither Green Plains nor any of its Subsidiaries, nor their respective predecessors or Affiliates has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none of such entities is or will become subject to any liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility.

        (viii)      Green Plains and its Subsidiaries have furnished to VBV all environmental audits, reports, permits, permit applications (where the permit has not yet been issued), licenses, license applications (where the license has not yet been issued), studies, analyses, tests, monitoring, notices of violation, stipulations, agreements orders and other material environmental documents relating to Green Plains', or Affiliates' current properties, facilities, or operations that are in their possession, custody, or under their reasonable control.

        (y)   Business Continuity.    None of the Systems that are used by or relied on by Green Plains and/or its Subsidiaries in the conduct of their business have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve months that has caused any substantial disruption or interruption in or to the use of any such Systems by Green Plains or its Subsidiaries. Each of Green Plains and its Subsidiaries are covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of Green Plains and its Subsidiaries' business.

        (z)   Certain Business Relationships.    Except as set forth in Section 4.2(z) of the Green Plains Disclosure Schedule, none of Green Plains' and its Subsidiaries' directors, officers, managers, employees, and shareholders has been involved in any material business arrangement or relationship with Green Plains or any of its Subsidiaries within the past 12 months, and none of Green Plains' and its Subsidiaries' directors, officers, managers, employees, and shareholders owns any material asset, tangible or intangible, that is used in the business of Green Plains or any of its Subsidiaries.

        (aa)     Customers and Suppliers.    Section 4.2(aa) of the Green Plains Disclosure Schedule lists the five largest customers of Green Plains (on a consolidated basis) for each of the Green Plains' two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. Section 4.2(aa) of the Disclosure Schedule also lists any additional current customers that Green Plains anticipates shall be among the five largest customers for the current fiscal year. Since the date of the Most Recent Balance Sheet of Green Plains, no material supplier of Green Plains or any its Subsidiaries has indicated in writing that it will cease, or materially decrease the rate of, supplying materials, products or services to Green Plains or any of its Subsidiaries, and no customer listed on Section 4.2(aa) of the Green Plains Disclosure Schedule has indicated in writing that it will cease, or materially decrease the rate of, buying materials, products or services from Green Plains or any of its Subsidiaries.

        (bb)     Data Privacy.    Green Plains and its Subsidiaries have complied with and, as presently conducted, are in compliance with, all Data Laws and their respective policies applicable to data privacy, data security, and/or personal information. Neither Green Plains nor any of its Subsidiaries has experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, and to the Knowledge of Green Plains, there are no facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

        (cc)     Disclosure.    The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

        (dd)     Opinion of Financial Advisor.    Green Plains has received the opinion of Duff & Phelps, LLC, to the effect that, as of such date, the Exchange Ratio (assuming that Exchange Ratio is defined and considers both the merger consideration and the Investment) is fair to Green Plains from a financial point of view, and a copy of such opinion, when available, will be delivered to VBV for informational purposes only. Green Plains has been authorized by Duff & Phelps, LLC to permit the inclusion of such opinion in its entirety in the Registration Statement and the Prospectus/Proxy Statement.

        (ee)     Mark-to-Market Position.    Section 4.2(ee) of the Green Plains Disclosure Schedule sets forth Green Plains' Mark-to-Market position as of May 2, 2008, as defined in the Letter of Intent between the Parties dated February 21, 2008, as subsequently amended.

Article V
Pre-Closing Covenants Relating to the Conduct of Business

        Section 5.1 Operation of Business.     Except as set forth in Section 5.1 of the VBV Disclosure Schedule or Section 5.1 of the Green Plains Disclosure Schedule, as otherwise expressly permitted by this Agreement, as may be required by applicable law or as consented to in writing by the VBV or Green Plains, as the case may be (such consent not to be unreasonably withheld or delayed), during the Pre-Closing Period, VBV and the VBV Subsidiaries, and Green Plains and its Subsidiaries, shall carry on their respective businesses in the Ordinary Course of Business, pay their respective debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact their respective present business organization, keep available the services of their respective present officers and key employees and preserve their respective relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, to the end that their respective goodwill and ongoing businesses shall not be materially impaired at the Closing Date. Each of VBV and Green Plains shall promptly notify the other of any event or occurrence not in the Ordinary Course of Business of VBV or Green Plains, respectively. In addition to and without limiting the generality of the foregoing, except as set forth in Section 5.1 of the VBV Disclosure Schedule or Section 5.1 of the Green Plains Disclosure Schedule, as otherwise expressly permitted by this Agreement, as may be required by applicable law or as consented to in writing by VBV or Green Plains, as the case may be (such consent not to be unreasonably withheld or delayed), during the Pre-Closing Period neither VBV and the VBV Subsidiaries, nor Green Plains and its Subsidiaries, shall:

        (a)       (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its limited liability company interest or capital stock (except for dividends and distributions by a direct or indirect wholly owned Subsidiary of VBV or Green Plains to its respective parent), (ii) split, combine or reclassify any of its limited liability company interest or capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its limited liability company interests or capital stock, or undertake any recapitalization, exchange of shares or similar transaction, or (iii) purchase, redeem or otherwise acquire, directly or indirectly, any limited liability company interest or capital stock or any other securities thereof or any rights, warrants or options to acquire any such limited liability company interest, capital stock or other securities;

        (b)       issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any of its limited liability company interest or capital stock, any other voting securities or any securities convertible into, or exchangeable for or any rights, warrants or options to acquire, any such interests, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units;

        (c)       amend its organizational documents;

        (d)       directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, or by purchasing assets of, by making an investment in or capital contribution to, or by any other manner, any person or business or equity interest of any Person or (ii) a significant portion of the assets of any other Person;

        (e)       (i) sell and leaseback, mortgage or otherwise encumber or subject to any Lien any of its properties or other assets or sell, lease, license or otherwise dispose of any material real property interests or material equipment or any interests therein or (ii) enter into any material lease of real property, or materially amend or modify any material lease;

        (f)        (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (A) short-term borrowings incurred in the ordinary course of business pursuant to revolving credit agreements existing on the date of this Agreement, (B) scheduled borrowings under the loan agreements specified on Section 5.1 of the VBV Disclosure Schedule and Section 5.1 of the Green Plains Disclosure Schedule, and (C) intercompany indebtedness between VBV or Green Plains, as the case may be, and any of its wholly-owned Subsidiaries or between such wholly-owned Subsidiaries, or (ii) make any loans or advances to any other person (other than credit extended to customers in the ordinary course of business and travel and similar advances to its employees in the ordinary course of business);

        (g)       except for scheduled capital expenditures as set forth on Section 5.1 of the VBV Disclosure Schedule and Section 5.1 of the Green Plains Disclosure Schedule, make or agree to make any new capital expenditure or expenditures outside of the Ordinary Course of Business;

        (h)   (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary Course of Business or in accordance with its terms, of any liability recognized or disclosed in the Most Recent Financial Statements (or the notes thereto) of VBV or Green Plains, as the case may be, or incurred since the date of such financial statements in the Ordinary Course of Business, (ii) cancel any material indebtedness, (iii) waive or assign any claims or rights of material value, (iv) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, knowingly fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar agreement to which VBV or either VBV Subsidiary, or Green Plains or any of its Subsidiaries, is a party or (v) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, knowingly fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar agreement to which VBV or either VBV Subsidiary, or Green Plains or any of its Subsidiaries, is a party;

        (i)    except as contemplated hereby, enter into, adopt or amend in any material respect or terminate any Employee Benefit Plan, Employee Benefit Agreement, collective bargaining agreement, employment agreement, incentive agreement, deferred compensation agreement, consulting agreement, severance agreement, retention agreement, change in control agreement, termination agreement, indemnification agreement, equity or equity-based compensation agreement or any other compensatory agreement, plan or policy involving VBV or either VBV Subsidiary or Green Plains or any of its Subsidiaries, and one or more of its current or former directors, officers , employees or independent contractors, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

        (j)    except for normal increases in the Ordinary Course of Business that, in the aggregate, do not materially increase benefits or compensation expenses of VBV or the VBV Subsidiaries or Green Plains or its Subsidiaries, or as contemplated hereby or by the terms of any contract or agreement the existence of which does not constitute a violation of this Agreement, increase the compensation, bonus or other benefits of any director, officer or other employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

        (k)   transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of VBV and the VBV Subsidiaries or Green Plains and its Subsidiaries other than in the Ordinary Course of Business or on a non-exclusive basis not materially different from past practices;

        (l)    enter into any agreement that would be of a type referred to in Section 3.2(n)) or Section 4.2(n); or modify, amend or terminate any agreement, contract, lease, license, instrument or other arrangement listed or required to be listed in Section 3.2(n) of the VBV Disclosure Schedule or Section 4.2(n) of the Green Plains Disclosure Schedule; or waive, release or assign any material rights or claims thereunder except in the Ordinary Course of Business;

        (m)  make any material Tax election or settle or compromise any material Tax liability other than in the Ordinary Course of Business;

        (n)   liquidate or dissolve or adopt a plan of complete or partial liquidation or dissolution;

        (o)   make any change in accounting methods, principles or practices unless required by GAAP or the SEC;

        (p)   with respect to the construction of the VBV Plants and the Green Plains Superior Plant, as the case may be, (i) permit such construction to be conducted other than in accordance with the Plans and Specifications and applicable Legal Requirements and in a good and workmanlike manner using first-class materials, (ii) fail to obtain and maintain in existence all licenses, permits, and approvals required in connection with such construction, (iii) enter into any agreement for the payment of, or otherwise agree to pay, any amounts that are not provided for in the construction-related agreements delivered to Green Plains or VBV referenced in Section 5.1 of the VBV Disclosure Schedule or Section 5.1 of the Green Plains Disclosure Schedule, as the case may be, (iv) fail to pay all costs and expenses associated with such construction when the same become due and payable, (v) materially amend or otherwise modify, or authorize the material amendment or modification of, any document relating to such construction, including, without limitation, the construction schedule and the contracts with the general contractor or any other contractors or subcontractors, (vi) make or authorize the making of any other material modification to such construction, including, without limitation, issuing any change order and replacing any contractor or subcontractor; (vii) incur any fees or expenses in connection with any financing transaction; or (viii) enter into any written agreement, contract, commitment or arrangement to do any of the foregoing; or

        (q)   authorize, commit, resolve or agree to take any of the foregoing actions.

        (r)   In addition, except as may be required by applicable law or as consented to in writing by VBV (such consent not to be unreasonably withheld or delayed), during the Pre-Closing Period, Green Plains and its Subsidiaries shall not enter into any agreement, liquidate any position (other than by maturity of such position) or take any action that results in an aggregate change of 3,000,000 bushels in Green Plains and its Subsidiaries' open mark to market position, or in an aggregate change of 7,000,000 gallons in Green Plains and its Subsidiaries' open ethanol position.

        Section 5.2 Notice of Changes.     To the extent consistent with applicable law, (a) VBV shall promptly advise Green Plains orally and in writing to the extent its has Knowledge of any material event, development or occurrence that would reasonably be expected to give rise to the failure of a condition set forth in Sections 8.1 or 8.2 and (ii) Green Plains shall promptly advise VBV orally and in writing to the extent it has Knowledge of any material event, development or occurrence that would reasonably be expected to give rise to the failure of a condition set forth in Sections 8.1 or 8.3. No notification pursuant to this Section 5.2 shall affect the representations, warranties, covenants, or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Article VI
Other Agreements and Covenants

        Section 6.1 Reasonable Best Efforts.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by, and to fully carry out the purposes of, this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by, and to fully carry out the purposes of, this Agreement.

        (b)   In connection with and without limiting the foregoing, each Party shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice, other than confidential or proprietary information not directly related to the transactions contemplated by this Agreement, and to keep the other party reasonably informed with respect to the status of each clearance, approval or waiver sought from a Governmental Entity in connection with the transactions contemplated by this Agreement and the material communications between such Party and such Governmental Entity. Each party shall without limitation: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or any oral communication with any such Governmental Entity, (iii) not participate in any meeting or have any communication with any such Governmental Entity unless it has given the other an opportunity to consult with it in advance and to the extent permitted by such Governmental Entity gives the other the opportunity to attend and participate therein, (iv) furnish the other with copies of all filings and communications between it and any such Governmental Entity with respect to the transactions contemplated by this Agreement, and (v) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity.

        (c)   In connection with and without limiting the foregoing, VBV and its managers and Green Plains and its board of directors shall each use their respective reasonable best efforts to: (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require VBV or Green Plains to agree to, or proffer to, divest or hold separate any assets or any portion of any business of VBV or Green Plains or any of their respective Subsidiaries that is material to the business, financial condition or results of operations, of VBV, Green Plains and their respective Subsidiaries (after giving effect to the Merger), taken as a whole. Without limiting the generality of the foregoing, each of VBV and Green Plains shall give the other Party the opportunity to participate in the defense of any litigation against VBV or Green Plains, as applicable, and/or its managers or directors relating to the transactions contemplated by this Agreement.

        Section 6.2 Full Access.     Each of VBV and the VBV Subsidiaries shall permit representatives of Green Plains (including legal counsel and accountants), and Green Plains shall permit representatives of VBV (including legal counsel and accountants), to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of VBV and the VBV Subsidiaries, on the one hand, and Green Plains and its Subsidiaries, on the other hand, to each such party's properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining thereto. Green Plains will treat and hold as such any Confidential Information it receives from VBV and the VBV Subsidiaries in the course of the reviews contemplated by this Section 6.2, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to VBV, and its Subsidiaries all tangible embodiments (and all copies) of the Confidential Information which are in its possession; and VBV will treat and hold as such any Confidential Information it receives from any of Green Plains and its Subsidiaries in the course of the reviews contemplated by this Section 6.2, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Green Plains and its Subsidiaries all tangible embodiments (and all copies) of the Confidential Information which are in its possession

        Section 6.3 Employee Benefits; Employee Issues.

        (a)   Green Plains agrees that all employees of VBV who continue employment with Green Plains or the Surviving Company after the Effective Time ("Continuing Employees") shall be eligible to continue to participate in the Surviving Company's retirement, health, vacation and other non-equity based employee benefit plans; provided, however, that (a) nothing in this Section 6.3 or elsewhere in this Agreement shall limit the right of Green Plains or the Surviving Company to amend or terminate any such retirement, health, vacation or other employee benefit plan at any time, and (b) if Green Plains or the Surviving Company terminates any such retirement, health, vacation or other employee benefit plan, then the Continuing Employees shall be eligible to participate in Green Plains' health, vacation and other non-equity based employee benefit plans, to substantially the same extent as employees of Green Plains in similar positions and at similar grade levels. With respect to such benefits and to the extent permitted under the applicable employee benefit plans of Green Plains, credit for service accrued by Continuing Employees (and eligible dependents) for employment with VBV or any of its Subsidiaries prior to the Effective Time shall be recognized (except to the extent necessary to prevent duplication of benefits), any pre-existing condition limitations and eligibility waiting periods applicable to any Continuing Employee under any group health plan shall be waived, and employees shall be given credit for amounts paid under any VBV employee benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable VBV employee benefit plan.

        (b)   Green Plains shall use commercially reasonable efforts to enter into employment agreements with Wayne Hoovestol and Todd Becker prior to the Effective Time. Nothing in this Section 6.3 or elsewhere in this Agreement, however, shall be construed to create a right in any employee to employment with Green Plains, the Surviving Company or any other Subsidiary of Green Plains and, subject to any binding written agreement between an employee and Green Plains or the Surviving Company, the employment of each Continuing Employee shall be "at will" employment.

        Section 6.4 No Solicitation by VBV.

        (a)   From and after the date of this Agreement, VBV shall not, and shall not authorize or permit any of its Subsidiaries or any of their respective managers, officers, employees or representatives, directly or indirectly through another Person, to (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries with respect to or the making of any VBV Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, any VBV Takeover Proposal. Without limiting the foregoing, it is agreed that any material violation of the covenants set forth in the preceding sentence by any manager, officer, employee or representative of VBV or a VBV Subsidiary shall be a breach of this Section 6.4(a) by VBV. VBV shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any VBV Takeover Proposal and request the prompt return or destruction of all Confidential Information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining VBV Member Approval, if the managers of VBV determine in good faith (after consultation with VBV's outside counsel and financial advisors), in response to a bona fide written VBV Takeover Proposal that was unsolicited, made after the date of this Agreement, and did not otherwise result from a breach of this Section 6.4(a), that such VBV Takeover Proposal constitutes or is reasonably likely to lead to a VBV Superior Proposal, then, subject in each case to compliance with Section 6.4(c), VBV may (i) furnish information with respect to VBV and the VBV Subsidiaries to the Person making such VBV Takeover Proposal pursuant to a customary confidentiality agreement, and (ii) participate in discussions or negotiations with the Person making such VBV Takeover Proposal regarding such VBV Takeover Proposal; provided, that notice of such determination and the basis therefor is promptly (and in any event within 48 hours of such determination) given to Green Plains; and provided, further, that such confidentiality agreement (A) is no less restrictive to such Person than the provisions of the Mutual Confidentiality Agreement, dated December 11, 2007, between VBV and Green Plains, (B) does not provide for an exclusive right to negotiate with VBV, (C) contains "standstill" terms restricting the Person from commencing a public tender offer or otherwise acquiring shares of VBV's equity interests, and (D) does not hinder or restrict VBV from complying with any provision of this Agreement; and provided, further, that all such information has previously been provided to Green Plains or is provided to Green Plains prior to or concurrently with the time it is provided to such Person.

        The term "VBV Takeover Proposal" means any inquiry (including a request for a waiver or amendment of an existing agreement), proposal or offer from any Person (other than a VBV Member or Green Plains or an Affiliate thereof) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including limited liability company interests of any Subsidiary of VBV) or businesses that constitute 10% or more of the revenues, net income or assets of VBV and the VBV Subsidiaries, taken as a whole, 25% or more of the revenues, net income or assets of a VBV Subsidiary, or 10% or more of any limited liability company interest of VBV or any VBV Subsidiary; any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any limited liability company interest of VBV; or any merger, consolidation, recapitalization, liquidation, dissolution, joint venture or similar transaction involving VBV or either VBV Subsidiary pursuant to which any Person or the shareholders of any Person would own 10% or more of the limited liability company interest of VBV, and VBV Subsidiary, or any class of equity securities of any resulting parent company of VBV, in each case other than the transactions contemplated by this Agreement.

        The term "VBV Superior Proposal" means any bona fide offer made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 80% of the limited liability company interests of VBV or of any VBV Subsidiary then outstanding (or of the shares or limited liability company interest of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of VBV, or any VBV Subsidiary, which the managers of VBV, or the board of such VBV Subsidiary, as the case may be, determine in good faith (after consultation with VBV's financial advisors), to be (i) more favorable to the members of VBV or the VBV Subsidiary, from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Green Plains in response to such offer or otherwise)) and (ii) reasonably capable of being completed on or before December 31, 2008 and on the terms proposed, taking into account all financial, legal, regulatory, and other aspects of such proposal.

        (b)   The managers of VBV shall not (i) (A) withdraw (or qualify or modify in a manner adverse to Green Plains), or publicly propose to withdraw (or qualify or modify in a manner adverse to Green Plains), their approval, adoption or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement, or (B) approve, adopt or recommend, or propose to approve, adopt or recommend, any VBV Takeover Proposal (any action described in this clause (i) being referred to as a "VBV Adverse Recommendation"); or (ii) approve, adopt or recommend, or propose to approve, adopt or recommend, or allow VBV or a Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar arrangement constituting or related to, or that is intended to or could reasonably be expected to lead to, any VBV Takeover Proposal (other than a confidentiality agreement referred to in Section 6.4(a)) (a "VBV Acquisition Agreement"). Notwithstanding the foregoing, at any time prior to obtaining VBV Member Approval and subject to Section 6.4(c), the managers of VBV, in response to a VBV Takeover Proposal that the managers of VBV determine in good faith (after consultation with VBV's outside counsel and financial advisors) constitutes a VBV Superior Proposal and that was unsolicited, made after the date of this Agreement, and did not otherwise result from a breach of this Section 6.4(a), may make a VBV Adverse Recommendation; provided, however, that VBV shall not be entitled to exercise its right to make a VBV Adverse Recommendation (x) if it is in breach of its obligations under this Section 6.4 and (y) until after the tenth Business Day following Green Plains' receipt of notice (a "Notice of VBV Superior Proposal") from VBV advising Green Plains that the managers of VBV intend to take such action and specifying the reasons therefor, including the terms and conditions of any VBV Superior Proposal that is the basis of the proposed action by the managers (it being understood and agreed that any material amendment to the financial or any other term of such VBV Superior Proposal shall require a new Notice of VBV Superior Proposal and a new ten Business Day period); provided, that if VBV gives notice pursuant to clause (y) within ten (10) Business Days of the date of the VBV member meeting, VBV shall, subject to the requirement of applicable law, postpone the VBV member meeting to a date and time to ensure that Green Plains has ten (10) Business Days' notice following receipt of the notice of a VBV Superior Proposal before the VBV member meeting. In determining whether to make a VBV Adverse Recommendation pursuant to this Section 6.4(b), the managers of VBV shall consider in good faith any changes to the financial terms of this Agreement, the Investment, and the VBV Subsidiary Mergers proposed by Green Plains in response to a Notice of VBV Superior Proposal or otherwise.

        (c)   In addition to the obligations of VBV set forth in Sections 6.4 (a) and (b), VBV shall provide notice to Green Plains of any VBV Takeover Proposal as promptly as reasonably practicable (and in any event within 48 hours) after the receipt or delivery thereof, which notice shall include a description of the material terms and conditions of any such VBV Takeover Proposal (including any changes thereto) and the identity of the Person making any such VBV Takeover Proposal. VBV shall (i) keep Green Plains fully informed in all material respects of the status and details (including any change to the terms thereof) of any VBV Takeover Proposal and (ii) provide to Green Plains copies of all correspondence and other written material sent or provided to VBV or either VBV Subsidiary from any Person that describes any of the terms or conditions of any VBV Takeover Proposal, in each case as promptly as reasonably practicable (and in any event within 48 hours) after receipt or delivery thereof.

        (d)   Nothing contained in this Section 6.4 shall prohibit VBV from (x) taking and disclosing to its members a position contemplated by Rule 14e-2(a) under the Securities Exchange Act or a statement required under Rule 14a-9 under the Securities Exchange Act or (y) making any disclosure to the members of VBV that is required by applicable law; provided, however, that in no event shall VBV or its managers take, or agree or resolve to take, any action prohibited by Section 6.4(b) (it being understood that any accurate disclosure of factual information to the members of VBV that is required to be made to such shareholders under applicable federal securities laws shall not be considered a modification prohibited by clause (i)(A) of Section 6.4(b)).

        Section 6.5 No Solicitation by Green Plains.

        (a)   From and after the date of this Agreement, Green Plains shall not, and shall not authorize or permit any of its Subsidiaries or any of their respective directors, officers, employees or representatives, directly or indirectly through another Person, to (i) solicit, initiate or encourage, or take any other action designed to, or to facilitate any inquiries with respect to or the making of any Green Plains Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, any Green Plains Takeover Proposal. Without limiting the foregoing, it is agreed that any material violation of the covenants set forth in the preceding sentence by any director, officer, employee or representative of Green Plains or any of its Subsidiaries shall be a breach of this Section 6.5(a) by Green Plains. Green Plains shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Green Plains Takeover Proposal and request the prompt return or destruction of all Confidential Information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining Green Plains Shareholder Approval, if the board of directors of Green Plains determines in good faith (after consultation with Green Plains' outside counsel and financial advisors), in response to a bona fide written Green Plains Takeover Proposal that was unsolicited, made after the date of this Agreement, and did not otherwise result from a breach of this Section 6.5(a), that such Green Plains Takeover Proposal constitutes or is reasonably likely to lead to a Green Plains Superior Proposal, then, subject in each case to compliance with Section 6.5(c), Green Plains may (i) furnish information with respect to Green Plains and its Subsidiaries to the Person making such Green Plains Takeover Proposal pursuant to a customary confidentiality agreement, and (ii) participate in discussions or negotiations with the Person making such Green Plains Takeover Proposal regarding such Green Plains Takeover Proposal; provided, that notice of such determination and the basis therefor is promptly (and in any event within 48 hours of such determination) given to VBV; and provided, further, that such confidentiality agreement (A) is no less restrictive to such Person than the provisions of the Mutual Confidentiality Agreement, dated December 11, 2007, between VBV and Green Plains, (B) does not provide for an exclusive right to negotiate with Green Plains, (C) contains "standstill" terms restricting the Person from commencing a public tender offer or otherwise acquiring shares of Green Plains' capital stock, and (D) does not hinder or restrict Green Plains from complying with any provision of this Agreement; and provided, further, that all such information has previously been provided to VBV or is provided to VBV prior to or concurrently with the time it is provided to such Person.

        The term "Green Plains Takeover Proposal" means any inquiry (including a request for a waiver or amendment of an existing agreement), proposal or offer from any Person (other than VBV or an Affiliate thereof) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any Subsidiary of Green Plains) or businesses that constitute 10% or more of the revenues, net income or assets of Green Plains and its Subsidiaries, taken as a whole, or 10% or more of any class of equity securities of Green Plains; any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of Green Plains; or any merger, consolidation, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Green Plains or any of its Subsidiaries pursuant to which any Person or the shareholders of any Person would own 10% or more of any class of equity securities of Green Plains or of any resulting parent company of Green Plains, in each case other than the transactions contemplated by this Agreement.

        The term "Green Plains Superior Proposal" means any bona fide offer made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 80% of the shares of Green Plains Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Green Plains, which the board of directors of Green Plains determines in good faith (after consultation with its financial advisors) to be (i) more favorable to the shareholders of Green Plains from a financial point of view than the Merger, the VBV Subsidiary Mergers, and the Investment, taken as a whole, and taking into account all the terms and conditions of such proposal, this Agreement, the VBV Subsidiary Mergers, and the Investment (including any changes to the financial terms of this Agreement, the VBV Subsidiary Mergers, and the Investment proposed by VBV in response to such offer or otherwise)) and (ii) reasonably capable of being completed on or before December 31, 2008 and on the terms proposed, taking into account all financial, legal, regulatory, and other aspects of such proposal.

        (b)   Neither the board of directors of Green Plains nor any committee thereof shall (i) (A) withdraw (or qualify or modify in a manner adverse to VBV), or publicly propose to withdraw (or qualify or modify in a manner adverse to VBV), the approval, adoption or recommendation by the board of directors or any committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Green Plains Takeover Proposal (any action described in this clause (i) being referred to as a "Green Plains Adverse Recommendation") or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Green Plains or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar arrangement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Green Plains Takeover Proposal (other than a confidentiality agreement referred to in Section 6.5(a)) (a "Green Plains Acquisition Agreement"). Notwithstanding the foregoing, at any time prior to obtaining Green Plains Shareholder Approval and subject to Section 6.5(c), the board of directors of Green Plains, in response to a Green Plains Takeover Proposal that the board of directors of Green Plains determines in good faith (after consultation with its outside counsel and financial advisors) constitutes a Green Plains Superior Proposal that was unsolicited, made after the date of this Agreement, and did not otherwise result from a breach of this Section 6.5(a), may make a Green Plains Adverse Recommendation; provided, however, that Green Plains shall not be entitled to exercise its right to make a Green Plains Adverse Recommendation pursuant hereto (x) if it is in breach of its obligations under this Section 6.5 and (y) until after the tenth Business Day following VBV's receipt of notice (a "Notice of Green Plains Superior Proposal") from Green Plains advising Green Plains that the board of directors of Green Plains intends to take such action and specifying the reasons therefor, including the terms and conditions of any Green Plains Superior Proposal that is the basis of the proposed action by the board of directors (it being understood and agreed that any material amendment to the financial or any other term of such Green Plains Superior Proposal shall require a new Notice of Green Plains Superior Proposal and a new ten Business Day period); provided, that if Green Plains gives notice pursuant to clause (y) within ten Business Days of the date of the Green Plains Shareholders' meeting, Green Plains shall, subject to the requirements of applicable law, postpone the Green Plains Shareholders' Meeting to a date and time to ensure that VBV has ten Business days' notice following receipt of the notice of Green Plains Superior Proposal before the Green Plains Shareholders' Meeting. In determining whether to make a Green Plains Adverse Recommendation pursuant to this Section 6.5(b), the board of directors of Green Plains shall consider in good faith any changes to the financial terms of this Agreement, the VBV Subsidiary Mergers, and the Investment proposed by VBV in response to a Notice of Green Plains Superior Proposal or otherwise.

        (c)   In addition to the obligations of Green Plains set forth in Sections 6.5(a) and (b), Green Plains shall provide notice to VBV of any Green Plains Takeover Proposal as promptly as reasonably practicable (and in any event within 48 hours) after the receipt or delivery thereof, which notice shall include a description of the material terms and conditions of any such Green Plains Takeover Proposal (including any changes thereto) and the identity of the Person making any such Green Plains Takeover Proposal. Green Plains shall (i) keep VBV fully informed in all material respects of the status and details (including any change to the terms thereof) of any Green Plains Takeover Proposal and (ii) provide to VBV copies of all correspondence and other written material sent or provided to Green Plains or any of its Subsidiaries from any Person that describe any of the terms or conditions of any Green Plains Takeover Proposal, in each case as promptly as reasonably practicable (and in any event within 48 hours) after receipt or delivery thereof.

        (d)   Nothing contained in this Section 6.5 shall prohibit Green Plains from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Securities Exchange Act or a statement required under Rule 14a-9 under the Securities Exchange Act or (y) making any disclosure to the shareholders of Green Plains that is required by applicable law; provided, however, that in no event shall Green Plains or its board of directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.5(b) (it being understood that any accurate disclosure of factual information to the shareholders of Green Plains that is required to be made to such shareholders under applicable federal securities laws shall not be considered a modification prohibited by clause (i)(A) of Section 6.5(b)).

        Section 6.6 Preparation of Form S-4 and Proxy Statement; Shareholder Meeting.

        (a)   As soon as practicable following the date of this Agreement, Green Plains shall prepare and file with the SEC a proxy statement relating to the Green Plains shareholders' meeting (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"). Green Plains shall prepare and file with the SEC a registration statement on Form S-4 in connection with the issuance of Green Plains common stock in the Merger and the VBV Subsidiary Mergers (the "Form S-4"), in which the Proxy Statement will be included, and take such other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under applicable federal and state securities laws in connection with the issuance of Green Plains common stock in the Merger and the VBV Subsidiary Mergers, including such actions as may be necessary to exempt any such issuances from the registration and qualification requirements of applicable securities laws. Each of VBV and Green Plains shall use their respective commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to complete the Merger and the VBV Subsidiary Mergers, as applicable. Green Plains will use its commercially reasonable best efforts to cause the Proxy Statement to be mailed to Green Plains's shareholders, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party shall furnish all information concerning itself and the holders of its limited liability company interests or capital stock (as the case may be) as may be reasonably requested in connection with any such action and the preparation, filing, and distribution of the Form S-4 and the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 or the Proxy Statement will be made by Green Plains without the consent of VBV (not to be unreasonably withheld or delayed). Green Plains will advise VBV, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Green Plains Common Stock issuable in connection with the Merger and the VBV Subsidiary Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will, as promptly as practicable, provide to VBV copies of all correspondence and filings with the SEC with respect to the Form S-4. If at any time prior to the Closing Date any information relating to VBV or Green Plains, or any of their respective Affiliates, directors or officers, should be discovered by VBV or Green Plains which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of Green Plains and the members of VBV. For purposes of Section 6.6, information concerning or related to Green Plains, its Subsidiaries or the Green Plains Shareholders' Meeting will be deemed to have been provided by Green Plains, and information concerning or related to VBV and the VBV Subsidiaries will be deemed to have been provided by VBV.

        (b)   Green Plains (i) shall establish a record date for and, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Green Plains Shareholders' Meeting") for the purpose of obtaining Green Plains Shareholder Approval and (ii) shall (1) through the Green Plains board of directors, recommend to its shareholders that they give the Green Plains Shareholder Approval and include such recommendation in the Proxy Statement and (2) solicit from holders of shares of Green Plains Common Stock entitled to vote at the Green Plains Shareholders' Meeting proxies in favor of obtaining the Green Plains Shareholder Approval. Without limiting the generality of the foregoing, Green Plains agrees that its obligations pursuant to the first sentence of this Section 6.6(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Green Plains of any Green Plains Takeover Proposal, and that its obligations under clause (i) of this Section 6.6(b) shall not be limited or otherwise affected by any Green Plains Adverse Recommendation.

        (c)   VBV shall take such steps as it deems necessary and appropriate in order to seek and obtain VBV Member Approval and VBV Subsidiary Member Approval such that the foregoing Approvals are sought and obtained in a manner that is concurrent with the Green Plains Shareholder Approval process described in Section 6.6(b) above.

        Section 6.7 Fees and Expenses.

        (a)   Except as provided in this Section 6.7, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Green Plains and VBV shall bear and pay one-half of the filing fees for the pre-merger notification and report forms under the HSR Act.

        (b)   In the event that:

            (i)  this Agreement is terminated by Green Plains pursuant to Section 9.1(c)(ii);

           (ii)  (A) prior to the Closing Date, a VBV Takeover Proposal shall have been made to VBV, to the members of VBV generally or shall have otherwise become publicly known, or any Person shall have publicly announced an intention (whether or not conditional) to make a VBV Takeover Proposal, (B) thereafter this Agreement is terminated by either Green Plains or VBV pursuant to Section 9.1(b)(i) (but only if the VBV Member Approval has not been obtained) or Section 9.1(b)(iii) and (C) within six months after such termination, VBV enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any VBV Takeover Proposal;

then VBV shall pay Green Plains a fee equal to $6,000,000 (the "VBV Termination Fee") by wire transfer of same-day funds on (x) in the case of a payment required by clause (i) above, the second Business Day after the date of termination of this Agreement, and (y) in the case of a payment required by clause (ii) above, the date of the first to occur of the events referred to in clause (ii)(C); provided, that the VBV Termination Fee shall be reduced by any amounts payable to Green Plains as a termination fee under the merger agreements relating to the VBV Subsidiary Mergers, such that the aggregate amount payable to Green Plains, if any, under this Section 6.7(b) and under the merger agreements relating to the VBV Subsidiary Mergers shall be $6,000,000. The obligations of VBV and the VBV Subsidiaries are joint and several with respect to the payment of the VBV Termination Fee and the termination fees payable under the merger agreements relating to the VBV Subsidiary Mergers.

        (c)   In the event that:

            (i)  this Agreement is terminated by VBV pursuant to pursuant to Section 9.1(d)(ii); or

           (ii)  (A) prior to the obtaining of the Green Plains Shareholder Approval, a Green Plains Takeover Proposal shall have been made to Green Plains, to the shareholders of Green Plains generally or shall have otherwise become publicly known, or any Person shall have publicly announced an intention (whether or not conditional) to make a Green Plains Takeover Proposal, (B) thereafter this Agreement is terminated by either Green Plains or VBV pursuant to Section 9.1(b)(i) (but only if a vote to obtain the Green Plains Shareholder Approval or the Green Plains Shareholders' Meeting has not been held) or Section 9.1(b)(ii) and (C) within six months after such termination, Green Plains enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Green Plains Takeover Proposal;

then Green Plains shall pay VBV a fee equal to $6,000,000 (the "Green Plains Termination Fee") by wire transfer of same-day funds on (x) in the case of a payment required by clause (i) above, the second Business Day after the date of termination of this Agreement, and (y) in the case of a payment required by clause (ii) above, the date of the first to occur of the events referred to in clause (ii)(C); provided, that the Green Plains Termination Fee shall be reduced by any amounts paid to VBV as a termination fee under the merger agreements relating to the VBV Subsidiary Mergers, such that the aggregate amount payable to VBV, if any, under this Section 6.7(c) and under the merger agreements relating to the VBV Subsidiary Mergers shall be $6,000,000.

        (d)   VBV acknowledges that the agreements contained in Section 6.7(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Green Plains would not enter into this Agreement; accordingly, if VBV fails promptly to pay the amount due pursuant to Section 6.7(b), and, in order to obtain such payment, Green Plains commences a suit that results in a judgment against VBV for the fees set forth in Section 6.7(b), VBV shall pay to Green Plains its out-of-pocket costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount due at the prime rate, as reported in the Wall Street Journal, in effect on the date such payment was required to be made.

        (e)   Green Plains acknowledges that the agreements contained in Section 6.7(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, VBV would not enter into this Agreement; accordingly, if Green Plains fails promptly to pay the amount due pursuant to Section 6.7(c), and, in order to obtain such payment, VBV commences a suit that results in a judgment against Green Plains for the fees set forth in Section 6.7(c), Green Plains shall pay to VBV its out-of-pocket costs and expenses (including attorneys fees and expenses) in connection with such suit, together with interest on the amount due at the prime rate, , as reported in the Wall Street Journal, in effect on the date such payment was required to be made.

        (f)    Except as otherwise set forth in Section 6.7(c), if this Agreement is terminated by VBV or Green Plains pursuant to Section 9.1(b)(ii), then Green Plains shall promptly pay VBV or its designee all out-of-pocket costs and expenses incurred by or on behalf of VBV and its Affiliates in connection with this Agreement and the transactions contemplated hereby, including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparts, experts and consultants, up to an aggregate maximum amount of $1,000,000 for all such costs, fees, and expenses.

        (g)   Except as otherwise set forth in Section 6.7(b), if this Agreement is terminated by Green Plains or VBV pursuant to Section 9.1(b)(iii), then VBV shall promptly pay Green Plains or its designee all out-of-pocket costs and expenses incurred by or on behalf of Green Plains in connection with this Agreement ant the transactions contemplated hereby, including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparts, experts and consultants, up to an aggregate maximum amount of $1,000,000 for all such costs, fees, and expenses.

        Section 6.8 Accountant's Letters.     Each of Green Plains and VBV shall use reasonable best efforts to cause to be delivered to the other party letters from their respective independent accountants, one dated approximately as of the date the Form S-4 is declared effective and one dated approximately as of the Closing Date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided, that the failure of any such letter to be delivered shall not result in a failure of a condition to Closing.

        Section 6.9 Corporate Governance Matters.

        (a)   On or prior to the Closing Date, Green Plains shall take all necessary actions so that, from and after the Closing Date, the board of directors of Green Plains will be comprised of not more than nine directors, unless an increase in the number of directors is authorized by a majority of the Green Plains board of directors then serving in office. Prior to the Closing Date, Green Plains shall take all necessary action (including soliciting and obtaining resignations of directors currently in office) to cause the Persons identified on Section 6.9(a) of the VBV Disclosure Schedule to be elected, contingent on the occurrence of the Merger, to the Green Plains board of directors.

        (b)   For a period of up to twelve months after the Closing Date, Wayne Hoovestol shall serve as chief executive officer of Green Plains, subject to the discretion of the Company's board of directors. As of the Effective Time, Todd Becker shall be appointed to serve as president and chief operating officer of Green Plains; provided, that Mr. Hoovestol shall resign, and Mr. Becker shall be appointed, as chief executive officer of Green Plains not later than the first anniversary of the Closing Date, subject to the discretion of the Company's board of directors; provided, further, that each such officer shall hold office in accordance with Green Plains' bylaws and until his successor is elected and qualified or until such officer's earlier death, resignation or removal.

        Section 6.10 Indemnification, Exculpation and Insurance.

        (a)   All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former managers or officers of VBV or the VBV Subsidiaries as provided in their respective certificates of formation or operating agreements (or comparable organizational documents) and any indemnification or other agreements of VBV as in effect on the date of this Agreement, as set forth on Section 6.10 of the VBV Disclosure Schedule, shall be assumed by the Surviving Company in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

        (b)   In the event that Green Plains or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, Green Plains shall cause provision to be made so that the successors and assigns of Green Plains or the Surviving Company, as applicable, assume the obligations of Green Plains or the Surviving Company, as applicable, set forth in this Section 6.10. In the event that Green Plains takes any action to materially impair the financial ability of the Surviving Company to satisfy the obligations referred to in Section 6.10, Green Plains will either guarantee such obligations or take such other action to insure that the ability of the Surviving Company to satisfy such obligations will not be diminished in any material respect.

        (c)   Prior to the Effective Time, VBV shall purchase a six-year prepaid "tail" policy on terms and conditions providing substantially equivalent benefits as VBV's current managers' and officers' liability insurance with respect to acts or omissions occurring on or before the Effective Time, covering without limitation the transactions contemplated hereby. Green Plains shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by it and the Surviving Company, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

        (d)   The provisions of this Section 6.10 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Green Plains will pay (as incurred) all out-of-pocket expenses, including reasonable fees and expenses of counsel, that a current or former manager or officer of VBV may incur in enforcing the indemnity and other obligations provided for in this Section 6.10.

        Section 6.11 Limited Indemnification by VBV Members.     The VBV Members shall, jointly and severally, indemnify, defend and hold harmless Green Plains from, against, and in respect of any and all claims, liabilities, obligations, damages, losses, costs, expenses, judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including amounts paid in settlement and reasonable attorneys' fees and expenses) (the "Green Plains Losses") arising out of or relating to any action, suit or claim brought by any of the members of either VBV Subsidiary other than VBV (the "Minority Members") directly in connection with the VBV Subsidiary Mergers; provided, however, that the total aggregate amount of the liability of the VBV Members with respect to any and all claims for Green Plains Losses made pursuant to this Section 6.11 shall be limited to $500,000; provided, further, that in the event at least 50% of the Minority Members of a VBV Subsidiary either (a) exercise their "tag-along" rights in connection with such VBV Subsidiary Merger or (B) vote at a duly held meeting of the members of such VBV Subsidiary in favor of such VBV Subsidiary Merger (an "Approving VBV Subsidiary"), then, with respect to such Approving VBV Subsidiary, any and all rights of Green Plains to indemnification pursuant to this Section 6.11 shall immediately terminate and this Section 6.11 shall have no further force or effect.

        Section 6.12 Nasdaq Listing.     Green Plains shall use reasonable best efforts to cause the Green Plains Common Stock issuable in the Merger and the VBV Subsidiary Mergers to be approved for listing on the Nasdaq Global Market, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

        Section 6.13 Public Announcements.     Promptly after the date of this Agreement, Green Plains and VBV will develop a joint communications plan and, except as required by law, each Party hereto shall use its best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated by this Agreement, including the Merger, shall be consistent with such joint communications plan. Green Plains and VBV will consult with each other before issuing any press release or otherwise making any written public statement with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such written public statement prior to such consultation, except as either party may determine is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

        Section 6.14 Environmental Matters.     Prior to Closing, the Parties agree that certain environmental matters will be addressed at the following Green Plains Plants in accordance with the terms and conditions set forth below:

  (a)   Essex Elevator

    (i)
    Additional Environmental Activity:    A Phase I Environmental Site Assessment ("ESA") and a Limited Compliance Assessment ("LCA") will be performed. If the Phase I ESA recommends additional follow-up activity, the Parties will meet and confer to discuss whether that activity will be conducted and the scope of the activity. The consultant will provide a written cost estimate for obtaining a "no further action" letter from the Iowa Department of Natural Resources ("IDNR") based upon the information available on May 5, 2008. If the consultant concludes that further site characterization is necessary in order to provide such a cost estimate, the Parties will meet and confer to discuss whether that activity will be conducted and the scope of the activity.

    (ii)
    Cost Responsibility:    The parties will share the cost of the Phase I ESA. VBV will pay the cost of the LCA. If the Phase I ESA requires additional work, the Parties will share the cost up to $10,000. Any additional costs for the additional activity (above $10,000) will be borne by VBV. If the consultant concludes that further site characterization is necessary in order to provide a cost estimate for obtaining a no further action letter, and the Parties agree to authorize that activity, the Parties will share the cost up to $10,000, with additional costs to be borne by VBV.

    (iii)
    Selection of a Consultant:    Tetra Tech

    (iv)
    All draft and final reports will be available to both Parties.

  (b)   Superior, Iowa

    (i)
    Additional Environmental Activity:    Consultant shall collect and analyze two sediment samples from the former city storm water lagoons to determine if storm water runoff from the former Great Lakes Cooperative facility may have caused contamination. Consultant shall collect one or two soil samples by the truck fueling area for analysis of petroleum constituents. Both activities will generate a report containing findings, conclusions and recommendations, including (if applicable) a written cost estimate for obtaining a no further action letter from the IDNR. (The aforementioned activity shall be "the lagoons and petroleum constituents investigation.") If the consultant recommends additional sampling or any other additional activity, the Parties will meet and confer to discuss whether that activity will be conducted and the scope of the activity.

    (ii)
    Cost Responsibility:    Costs for the lagoons and petroleum constituents investigation will be shared equally between Green Plains and VBV.

    (iii)
    Selection of a Consultant:    Tetra Tech

    (iv)
    All draft and final reports will be available to both parties.

  (c)   Milford, Iowa

    (i)
    Additional Environmental Activity:    Collect and analyze one or two soil samples by the shed near the Keytrol station for petroleum constituents. Investigate the likely contents of the equipment in the grain elevator with a PCB sticker to determine if PCBs may be present above 50 ppm. Both activities will generate a report containing findings, conclusions and recommendations, including (if applicable) a written cost estimate for obtaining a no further action letter from the IDNR. (The aforementioned activity shall be "the Keytrol and PCB investigation.") If the consultant recommends additional sampling or any other additional activity, the parties will meet & confer to discuss whether that activity will be conducted, the scope of the activity and (if applicable) cost responsibility.

    (ii)
    Cost Responsibility:    Costs for the Keytrol and PCB investigation will be shared equally between Green Plains and VBV.

    (iii)
    Selection of a Contractor:    Tetra Tech

    (iv)
    All draft and final reports will be available to both Parties.

  (d)   Greenville, Iowa

    (i)
    Additional Environmental Activities:    Consultant shall collect and analyze one or two soil samples by the small AST for petroleum constituents, with a report containing findings, conclusions and recommendations, including (if applicable) a written cost estimate for obtaining a no further action letter from the IDNR ("the initial subsurface investigation"). If the consultant recommends additional sampling or any other additional activity, the Parties will meet and confer to discuss whether that activity will be conducted, the scope of the activity and (if applicable) cost responsibility.

    (ii)
    Cost Responsibility:    Costs for the initial subsurface investigation will be shared equally between Green Plains and VBV.

    (iii)
    Selection of a Consultant:    Tetra Tech

    (iv)
    All draft and final reports will be available to both Parties.

  (e)   Langdon, Iowa

    (i)
    Additional Environmental Activities:    Consultant shall collect and analyze (for petroleum constituents) one or two soil samples near the fuel dispenser serving the 1,000 gallon gas tank, the 500 gallon diesel tank, and the 300 gallon off-road diesel tank, with a report containing findings, conclusions and recommendations, including (if applicable) a written cost estimate for obtaining a no further action letter from the IDNR ("the initial subsurface investigation"). If the consultant recommends additional sampling or any other additional activity, the Parties will meet and confer to discuss whether that activity will be conducted, the scope of the activity and (if applicable) cost responsibility.

    (ii)
    Cost Responsibility:    The initial subsurface investigation will be shared equally between Green Plains and VBV.

    (iii)
    Selection of a Consultant:    Tetra Tech.

    (iv)
    All draft and final reports will be available to both Parties.

  (f)    Everly, Iowa

    (i)
    Additional Environmental Activities:    Consultant shall collect and analyze one or two soil samples near the waste oil AST for petroleum constituents, and one sample of the peeling paint on the feed mill supports for lead content, with a report containing findings, conclusions and recommendations, including (if applicable) a written cost estimate for obtaining a no further action letter from the IDNR ("the initial subsurface investigation"). If the consultant recommends additional sampling or any other additional activity, the Parties will meet and confer to discuss whether that activity will be conducted, the scope of the activity and (if applicable) cost responsibility.

    (ii)
    Cost Responsibility:    Costs of the initial subsurface investigation will be shared equally between Green Plains and VBV.

    (iii)
    Selection of a Consultant:    Tetra Tech

    (iv)
    All draft and final reports will be available to both Parties.

  (g)   Spencer, Iowa

    (i)
    Additional Environmental Activities:    Consultant shall collect and analyze soil and groundwater samples at or near the location where four above-ground iron tanks were located in the 1940s, with a report containing findings, conclusions and recommendations, including (if applicable) a written cost estimate for obtaining a no further action letter from the IDNR ("the initial subsurface investigation"). If the consultant recommends additional sampling or any other additional activity, the Parties will meet and confer to discuss whether that activity will be conducted, the scope of the activity and (if applicable) cost responsibility.

    (ii)
    Cost Responsibility:    Costs of the initial subsurface investigation will be shared equally between Green Plains and VBV up to $8,000. Additional costs to be borne by VBV.

    (iii)
    Selection of a Consultant:    Tetra Tech

    (iv)
    All draft and final reports will be available to both Parties.

The environmental professional shall also prepare cost estimates and schedules of necessary steps to obtain no further action liability relief letters or approvals from the Iowa Department of Natural Resources for identified soil and/or groundwater contamination and any material regulatory compliance issues identified in the reports discussed above. Such cost estimates and schedules shall be provided to VBV at least twenty (20) days prior to the Closing Date.

        Section 6.15 Investment in VBV.     If and to the extent that any of the VBV Members provide a working capital loan to VBV between the date hereof and the Closing Date, and repayment of such loan is not expected to occur at or after the Closing, then the Parties shall cooperate in good faith to structure such loan so that it may be repaid in cash or up to $3,000,000 in principal amount may be converted into shares of Green Plains common stock, at the election of the Surviving Company.

Article VII
Tax Matters

        Section 7.1 Tax Treatment.     Each of VBV, Green Plains, and Merger Sub shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code. No party shall take any action, cause or permit any action to be taken, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

        Section 7.2 Transfer Taxes.     If the Effective Time occurs, all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Surviving Company.

Article VIII
Conditions to Obligation to Close

        Section 8.1 Conditions to Each Party's Obligations.     The respective obligation of each party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

        (a)    Shareholder and Member Approvals.     Each of the VBV Member Approval and the Green Plains Shareholder Approval shall have been obtained.

        (b)    Consents and Approvals.     Each of Green Plains and its Subsidiaries and VBV and the VBV Subsidiaries shall have procured all authorizations, consents, and approvals referred to in Section 3.1(c) of the VBV Disclosure Schedule and Section 4.1(c) of the Green Plains Disclosure Schedule. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

        (c)    No Injunctions or Restraints.     No temporary restraining order, injunction or other judgment or order issued by any Governmental Entity or other law, rule, legal restraint or prohibition shall be in effect preventing the consummation of the Merger; provided, however, that each of the Parties shall have used its reasonable best efforts to prevent the entry of any such order, injunction, judgment or other restraint and to appeal as promptly as possible any such order, injunction, judgment or other restraint.

        (d)    Form S-4.     The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (e)    Nasdaq Listing.     The shares of Green Plains Common Stock issuable to holders of VBV Units as contemplated by this Agreement (including in connection with the VBV Subsidiary Mergers) shall have been approved for quotation on the Nasdaq Global Market.

        (f)    VBV Subsidiary Mergers.     All conditions to completing the VBV Subsidiary Mergers pursuant to the agreements and plans of merger, substantially in the forms set forth in Exhibits B-1 and B-2, shall have been satisfied or waived by the respective parties thereto, which transactions shall be completed concurrently with the Closing.

        (g)    Amended and Restated Green Plains Articles of Incorporation and Bylaws.     Green Plains' articles of incorporation and bylaws shall be amended and restated at and as of the Effective Time in the forms attached hereto as Exhibit E and Exhibit F, respectively.

        (h)    Certificate of Formation and Operating Agreement of Surviving Company.     The certificate of formation and operating agreement of Surviving Company shall be amended and restated at and as of the Effective Time in a form mutually agreeable to the Parties.

        Section 8.2 Conditions to Green Plains' Obligation.     The obligation of Green Plains to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

        (a)    Representations and Warranties.     The representations and warranties set forth in Article III shall be true and correct in all respects at and as of the Closing Date, except for inaccuracies the circumstances giving rise to which, individually or in the aggregate, do not constitute, and could not reasonably be expected to result in, a Material Adverse Effect; provided, that to the extent that such representations and warranties are qualified by the term "material" or contain terms such as "Material Adverse Effect" or "Material Adverse Change," such representations and warranties as so written (including such terms) shall be true and correct in all respects at and as of the Closing Date;

        (b)    Performance of Covenants.     VBV shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; provided, that to the extent that such covenants are qualified by the term "material" or contain terms such as "Material Adverse Effect" or "Material Adverse Change," VBV shall have performed and complied with all of such covenants as so written (including such terms) in all respects through the Closing;

        (c)    Lock-up Agreements.     Each of the VBV Members shall have entered into a lock-up agreement with Green Plains, substantially in the form set forth in Exhibit G;

        (d)    The Investment.     All conditions to completing the Investment pursuant to the Stock Purchase Agreement, substantially in the form set forth in Exhibit C, shall have been satisfied or waived by the respective parties thereto, which transaction shall be completed concurrently with the Closing;

        (e)    Shareholders' Agreement.     Each of the VBV Members shall have entered into the Shareholders' Agreement, substantially in the form set forth in Exhibit D, relating to certain corporate governance matters;

        (f)    VBV Managers and Officers.     In accordance with the terms of the Shareholders' Agreement, Green Plains shall have received the resignations, effective as of the Closing, of the appropriate officers and managers of VBV and its Subsidiaries, and shall have appointed such officers, effective as of the Closing, such officers as the Parties mutually agree.

All actions to be taken by VBV in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Green Plains.

        Section 8.3 Conditions to VBV's Obligations.     VBV's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

        (a)    Representations and Warranties.     The representations and warranties set forth in Article IV shall be true and correct in all respects at and as of the Closing Date, except for inaccuracies the circumstances giving rise to which, individually or in the aggregate, do not constitute, and could not reasonably be expected to result in, a Material Adverse Effect; provided, that to the extent that such representations and warranties are qualified by the term "material" or contain terms such as "Material Adverse Effect" or "Material Adverse Change," such representations and warranties as so written (including such terms) shall be true and correct in all respects at and as of the Closing Date;

        (b)    Performance of Covenants.     Green Plains shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; provided, that to the extent that such covenants are qualified by the term "material" or contain terms such as "Material Adverse Effect" or "Material Adverse Change," Green Plains shall have performed and complied with all of such covenants as so written (including such terms) in all respects through the Closing;

        (c)    Green Plains Directors.     Green Plains shall have received the resignations, effective as of the Closing, of five of the nine incumbent directors of Green Plains, and shall have elected five substitute directors, designated by the VBV Members, effective as of the Closing, to serve as directors of Green Plains;

        (d)    Green Plains Officers.     In accordance with the terms of the Shareholders' Agreement, Green Plains shall have received the resignations, effective as of the Closing, of the appropriate officers of Green Plains and its Subsidiaries, and shall have appointed Todd Becker as president and chief operating officer of Green Plains, and such other officers as the Parties mutually agree, effective as of the Closing;

        (e)    The Investment.     All conditions to completing the Investment pursuant to the Stock Purchase Agreement, substantially in the form set forth in Exhibit C, shall have been satisfied or waived by the respective parties thereto, which transaction shall be completed concurrently with the Closing;

        (f)    Shareholders' Agreement.     Green Plains and Wayne Hoovestol, Jerry Peters, and each of the members of Green Plains' board of directors, shall have entered into the Shareholders' Agreement, substantially in the form set forth in Exhibit D, relating to certain corporate governance matters;

        (g)    Real Estate Matters.     Green Plains shall have provided the following to VBV within the time periods provided (the "Title and Survey Materials"): (i) within twenty (20) days prior to the Closing Date (other than surveys for the Green Plains Grain Company, LLC Owned Real Property which shall be provided within the time period required by the Post-Closing Agreement executed with First National Bank of Omaha), as-built surveys identifying all factual information necessary and sufficient for the Title Company to remove any exceptions for matters otherwise disclosed by an accurate survey from the Title Policies defined below; (ii) within forty-five (45) days prior to the Closing Date, ALTA extended coverage owners' policies of title insurance (the "Title Polices") with respect to each of the parcels of Owned Real Property owned by Green Plains or any of its Subsidiaries issued in an amount reasonably approximate to the fair market value of such Owned Real Property by First American Title Insurance Company or another reputable title insurance company reasonably acceptable to VBV ("Title Company"), with such reinsurance as the parties may agree, within the previous six (6) months (and updated as requested by VBV as of the Closing Date) reflecting title to each of the parcels of Owned Real Property vested as reflected in Schedule 4.2(j)(i), subject only to Permitted Encumbrances or such other exceptions as may be acceptable to VBV in its sole and absolute discretion and including as appurtenances thereto all such legally enforceable easements and covenants as may be necessary to operate the Owned Real Property for the business purposes represented by Green Plains (including without limitation rail spurs and track); and (iii) within forty-five days prior to the Closing Date, full and complete copies of all leases, easements, use agreements, development agreements, railcar agreements and other agreements or encumbrances affecting the use or operation of any of the Owned Real Property disclosed in the Title Policies or otherwise discovered in the course of VBV's review of the foregoing materials, together with such third party consents as may be required under the terms of such agreements or encumbrances.

        (h)    D&O Insurance.     Green Plains shall have obtained directors' and officers' liability insurance, with terms and conditions substantially similar to or better than the terms and conditions of its existing insurance policy, and otherwise reasonably acceptable to VBV.

All actions to be taken by Green Plains and Merger Sub in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to VBV.

        Section 8.4 Frustration of Closing Conditions.     None of Green Plains, Merger Sub or VBV may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8. 3, as the case may be, to be satisfied if such failure was caused by such Party's failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement as required by and subject to Section 6.1.

Article IX
Termination

        Section 9.1 Termination of Agreement.     This Agreement may be terminated at any time prior to the Closing Date, whether before or after the Green Plains Shareholder Approval:

        (a)   by mutual written consent of Green Plains and VBV;

        (b)   by either Green Plains or VBV:

            (i)  if the Merger shall not have been consummated by December 31, 2008; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose willful breach of a representation or warranty in this Agreement or whose other action or failure to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated by such time;

           (ii)  if the Green Plains Shareholder Approval shall not have been obtained at a Green Plains Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the matters subject to such approval was taken;

          (iii)  if the VBV Member Approval shall not have been obtained; or

          (iv)  if any action, suit, proceeding, hearing having any of the effects set forth in Section 8.1(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iv) shall have used reasonable best efforts to prevent the entry of and to remove such unfavorable injunction, judgment, order, decree, ruling or charge;

        (c)   by Green Plains,

            (i)  if VBV shall have breached any of its representations or warranties or failed to have performed any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or (b) and (ii) has not been or is incapable of being cured by VBV within 30 calendar days after its receipt of notice from Green Plains; or

           (ii)  in the event of a VBV Adverse Recommendation or a breach of any provision of Section 6.4 by VBV.

        (d)   by VBV,

            (i)  if Green Plains shall have breached any of its representations or warranties or failed to have performed any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or (b) and (ii) has not been or is incapable of being cured by Green Plains within 30 calendar days after its receipt of notice from VBV;

           (ii)  in the event of a Green Plains Adverse Recommendation or a breach of any provision of Section 6.5 or Section 6.6 by Green Plains; or

          (iii)  If the cost estimates and/or the liability costs identified by the environmental professional described in Section 6.14 exceed Five Million Dollars ($5,000,000).

        Section 9.2 Effect of Termination.     In the event of termination of this Agreement by either Green Plains or VBV as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Green Plains, other than the provisions of Section 6.7, this Section 9.2 and Article X, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Article X
Miscellaneous

        Section 10.1 Nonsurvival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

        Section 10.2 Press Releases and Public Announcements.     No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Green Plains; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

        Section 10.3 No Third-Party Beneficiaries.     This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

        Section 10.4 Succession and Assignment.     This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Green Plains and VBV; provided, however, that Green Plains may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Green Plains nonetheless shall remain responsible for the performance of all of its obligations hereunder).

        Section 10.5 Amendment.     This Agreement may be amended by the parties at any time before or after the Green Plains Shareholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the shareholders of Green Plains without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Green Plains and VBV.

        Section 10.6 Waivers.     At any time prior to the Closing Date, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 10.5, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

        Section 10.7 Notices.     All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

if to Green Plains, to:	with a copy (which shall not constitute effective notice) to:
Green Plains Renewable Energy, Inc. 105 North 31st Avenue Suite 103 Omaha, Nebraska 68131 Facsimile No.: (402) 884-8776 Attention: Wayne Hoovestol	Husch Blackwell Sanders LLP 1620 Dodge Street Suite 2100 Omaha, NE 68102 Facsimile No.: (402) 964-5050 Attention: Michelle S. Mapes, Esq.
and if to VBV, to:	with a copy (which shall not constitute effective notice) to:
VBV LLC One South Dearborn, Suite 800 Chicago, IL 60603 Facsimile No.: (312) 345-1944 Attention: Todd Becker	Stoel Rives LLP 33 South Sixth Street, Suite 4200 Minneapolis, MN 55402 Facsimile No.: (612) 373-8881 Attention: David T. Quinby, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        Section 10.8 Governing Law.     This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that the laws of the state of Iowa shall govern the relative rights, obligations, powers, duties, and other internal affairs of Green Plains and its board of directors.

        Section 10.9 Jurisdiction and Venue.     Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party hereto or its successors or assigns may be brought and determined in the state or federal courts located in New Castle County, Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties agrees further to accept service of process in any manner permitted by such court. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-referenced courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced therein, and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. The exclusive choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

        Section 10.10 Specific Performance.     The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state or federal courts located in New Castle County, Delaware, in addition to any other remedy to which they are entitled at law or in equity.

        Section 10.11 Severability.     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        Section 10.12 Entire Agreement.     This Agreement (including the exhibits, annexes, and schedules referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

        Section 10.13 Headings, etc.     The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

        Section 10.14 Construction.     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

        Section 10.15 Counterparts.     This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature page follows]

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

GREEN PLAINS RENEWABLE ENERGY, INC.
By:	/s/ WAYNE HOOVESTOL
Name:	Wayne Hoovestol
Title:	Chief Executive Officer
GREEN PLAINS MERGER SUB, INC.
By:	/s/ WAYNE HOOVESTOL
Name:	Wayne Hoovestol
Title:	Chief Executive Officer
VBV LLC
By:	/s/ TODD BECKER
Name:	Todd Becker
Title:	Chief Executive Officer

Solely with respect to the provisions of Section 6.11 of this Agreement:
BIOVERDA INTERNATIONAL HOLDINGS LIMITED
By:	/s/ JAMES BARRY
Name:	James Barry
Title:	Director
BIOVERDA US HOLDINGS LLC
By:	/s/ MICHAEL KING
Name:	Michael King
Title:	Director
WILON HOLDINGS S.A.
By:	/s/ ALAIN TREUER
Name:	Alain Treuer
Title:	Director

Appendix B

AGREEMENT AND PLAN OF MERGER

AMONG

GREEN PLAINS RENEWABLE ENERGY, INC.,

IN MERGER SUB, LLC

AND

INDIANA BIO-ENERGY, LLC

May 7, 2008

AGREEMENT AND PLAN OF MERGER

        This Merger Agreement (this "Agreement") is entered into on May 7, 2008 by and among Green Plains Renewable Energy, Inc., an Iowa corporation ("Green Plains"), IN Merger Sub, LLC, an Indiana limited liability company and a wholly owned subsidiary of Green Plains ("Merger Sub"), and Indiana Bio-Energy, LLC, an Indiana limited liability company (the "Company"), in which VBV LLC, a Delaware limited liability company ("VBV"), owns the majority of the outstanding limited liability company interests with the balance of such interests owned by parties unaffiliated with VBV. Green Plains, Merger Sub and the Company are each referred to herein as a "Party" and collectively as the "Parties."

        This Agreement contemplates a transaction in which Merger Sub will merge with and into the Company (the "Merger"), with the Company surviving, and each outstanding limited liability company interest in the Company (including restricted units) (the "Company Interest"), except Company Interests owned by VBV, will be converted into a right to receive shares of Green Plains Common Stock. Upon the Merger, Merger Sub will cease to exist, the operating agreement of the Company will be amended and restated in its entirety as provided herein and the manager of Merger Sub will become the manager of the Company.

        This Agreement is entered into in connection with a merger agreement dated of even date herewith by and among Green Plains, Green Plains Merger Sub, Inc. and VBV ("Parent Merger Agreement"), which contemplates the Merger and the merger of Ethanol Grain Processors, LLC, a Tennessee limited liability company that, like the Company, is majority owned by VBV ("VBV Sub"), into another newly formed Green Plains subsidiary. Under the Parent Merger Agreement, Green Plains Merger Sub, Inc. will merge with and into VBV, and each outstanding limited liability company interest of VBV will be converted into the right to receive shares of Green Plains Common Stock as specified in the Parent Merger Agreement (the "Parent Merger"). In the Parent Merger, the merger consideration paid to VBV is calculated based on its ownership in the Company and in VBV Sub; that is, VBV will receive the equivalent price per Company Interest that the other owners of Company Interests receive in the Merger. The completion of the Parent Merger is a condition to the closing of the Merger.

        Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

Article I
Definitions

        Definitions herein not otherwise defined herein have the meanings ascribed to them in the Parent Merger Agreement. The definitions specified in this Agreement shall apply to capitalized terms in provisions incorporated by reference to the Parent Merger Agreement.

Article II
The Merger

        Section 2.1    Basic Transaction.     Subject to and upon the terms and conditions of this Agreement, and in accordance with Indiana law, Merger Sub will merge with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the survivor in the Merger (the "Surviving Company") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with Indiana law.

        Section 2.2    Closing.     The closing of the Merger (the "Closing") shall take place on the Closing Date of the Parent Merger.

        Section 2.3    Deliveries at Closing.     At the Closing, the Company and Merger Sub will file with the Secretary of State of the State of Indiana a Articles of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger") and each of the Directors of the Company shall submit his or her resignation in writing to be effective as of the Effective Time (defined below).

        Section 2.4    Effects of the Merger.

        (a)   General. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall file the Certificate of Merger executed in accordance with Indiana Law and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under Indiana Law. The Merger shall become effective when the Certificate of Merger is duly filed with the Secretary of State of the State of Indiana or at such other time as Merger Sub and the Company agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

        (b)   Conversion of Merger Sub Capital Stock and Company Interests. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Interest or any limited liability company interest of Merger Sub (a "Merger Sub Interest"):

            (i)  each issued and outstanding Merger Sub Interest shall be automatically converted into and become a Company Interest;

           (ii)  each Company Interest that is directly owned by VBV, Merger Sub or Green Plains shall remain outstanding, and no consideration shall be delivered in exchange therefor;

          (iii)  subject to Section 2.5(d), each Company Interest (other than Company Interests that remain outstanding in accordance with Section 2.4(b)(ii)) shall be converted into the right to receive 731.9974690 (the "Exchange Ratio") fully paid and nonassessable shares of Green Plains Common Stock (the "Merger Consideration"). If vesting, forfeiture or similar restrictions apply to a holder's Company Interests, the same restriction shall continue to apply to the Merger Consideration received by that holder. At and as of the Effective Time, all such Company Interests shall no longer be outstanding and shall automatically be canceled and shall cease to be outstanding, and each holder of a Company Interest shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and certain dividends or other distributions in accordance with Section 2.5(b).

          (iv)  (A) each outstanding option to purchase Company Interests ("IBE Options"), whether vested or unvested, shall be converted into and become the right to acquire shares of Green Plains Common Stock, and Green Plains shall assume each such IBE Option in accordance with the terms and conditions (as in effect as of the date of this Agreement) of the unit purchase option agreement by which it is evidenced. From and after the Effective Time, (i) each IBE Option assumed by Green Plains may be exercised solely for shares of Green Plains Common Stock, (ii) the number of shares of Green Plains Common Stock subject to each such IBE Option shall be equal to the number of Company Interests subject to such IBE Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per unit exercise price under each such IBE Option shall be adjusted by dividing the per unit exercise price under such IBE Option by the Exchange Ratio and rounding up to the nearest cent, and (iv) any restriction on the exercise of any such IBE Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such IBE Option shall otherwise remain unchanged; provided, however, that each IBE Option assumed by Green Plains in accordance with this Section 2.4(b)(iv) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reclassification, recapitalization or other similar transaction effected subsequent to the Effective Time. The adjustment provisions herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code and which does not modify the incentive stock option within the meaning of Section 424(h) of the Code. The duration and other terms of the IBE Options assumed by Green Plains shall be the same as the terms of the original option except that all references to EGP shall be deemed to be references to Green Plains.

            (B)  As soon as practicable after the Effective Time, Green Plains shall deliver to the holders of IBE Options an appropriate notice setting forth such holder's rights pursuant thereto and the grants made prior to the Effective Time pursuant to the unit purchase option agreement by which they are evidenced shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4(b)(iv) after giving effect to the Merger). Green Plains shall comply with the terms of the unit purchase option agreements of the Company to ensure, to the extent required by, and subject to the provisions of, such agreements, that IBE Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

            (C)  Green Plains shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Green Plains Common Stock for delivery under the IBE Options assumed in accordance with this Section 2.4(b)(iv).

            (D)  Green Plains shall, prior to the Effective Time, cause Green Plains's Board of Directors to approve the issuance of shares of Green Plains Common Stock (including shares of Green Plains Common Stock to be issued in connection with the exercise of any IBE Options assumed by Green Plains in the Merger) and the assumption of IBE Options, with respect to any employees of EGP who will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3 and will provide a draft of such resolutions to EGP's outside legal counsel for review prior to adoption.

           (v)  In the event Green Plains changes (or establishes a record date for changing) the number of shares of Green Plains Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Green Plains Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

        (c)   Governance of Surviving Company.

            (i)  The operating agreement of the Surviving Company shall be amended and restated in a form mutually agreed upon prior to Closing.

           (ii)  The directors of the Company shall resign in writing as of the Effective Time.

          (iii)  The manager of Merger Sub shall become the manager of the Surviving Company.

        Section 2.5    Exchange Procedures.

        (a)   Exchange Procedures. Promptly after the Effective Time, the holder of each Company Interest (other than VBV, Merger Sub or Green Plains) shall be entitled to receive from Green Plains in exchange therefor, and Green Plains shall deliver to such holder, a certificate representing that number of whole shares of Green Plains Common Stock that such holder has the right to receive pursuant to the provisions of this Article II and certain dividends or other distributions in accordance with Section 2.5(b), and such holder's Company Interest shall forthwith be canceled. In the event of a transfer of ownership of Company Interests that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Green Plains Common Stock may be issued to a Person other than the Person in whose name the such Company Interest is registered if such Company Interest has been properly assigned and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Green Plains Common Stock to a Person other than the registered holder of such Company Interest or establish to the satisfaction of Green Plains that such tax has been paid or is not applicable. Each Company Interest shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article II and certain dividends or other distributions in accordance with Section 2.5(b). No interest shall be paid or will accrue on any cash payable to holders Company Interests pursuant to the provisions of this Article II.

        (b)   Distributions. Whenever a dividend or other distribution is declared or made after the date hereof with respect to Green Plains Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of Green Plains Common Stock issuable pursuant to this Agreement. Subject to the effect of applicable escheat or similar laws, there shall be paid to the holder of each Company Interest representing whole shares of Green Plains Common Stock issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time paid with respect to such whole shares of Green Plains Common Stock.

        (c)   No Further Ownership Rights in Company Interests. All shares of Green Plains Common Stock issued upon the surrender for exchange of Company Interests in accordance with this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Interests subject, however, to the Surviving Company's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Company Interests which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the transfer books of the Surviving Company of the Company Interests that were outstanding immediately prior to the Effective Time.

        (d)   No Fractional Shares. No certificates or scrip representing fractional shares of Green Plains Common Stock shall be issued upon the exchange of Company Interests, no dividends or other distributions of Green Plains shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Green Plains. In lieu of such fractional share interests, such fractional share shall be rounded up or down to the nearest whole number (with one-half of a shares rounded up).

        (e)   No Liability. None of Green Plains, Merger Sub, the Company or the Surviving Company shall be liable to any Person in respect of any shares of Green Plains Common Stock, cash, dividends or other distributions properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (f)    Withholding Rights. Green Plains or the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Interests such amounts as Green Plains or the Surviving Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Green Plains or the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Interests in respect of which such deduction and withholding was made by Green Plains or the Surviving Company.

Article III
Representations and Warranties of the Company

        Section 3.1    Representations and Warranties Concerning the Merger.     The Company represents and warrants to Green Plains and Merger Sub as follows:

        (a)   Authorization of Transaction. The Company has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by the Company. The directors of the Company have resolved to recommend that the members of the Company approve and adopt this Agreement and the Merger, and have directed that such matters be submitted to the members of the Company for approval.

        (b)   Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Article IV
Representations and Warranties of Green Plains and Merger Sub

        Section 4.1    Incorporation of Representations and Warranties Concerning the Parent Merger and Green Plains and Merger Sub.     The representations and warranties of Green Plains and "Merger Sub" (as that term is used in the Parent Merger Agreement) in the Parent Merger Agreement, as qualified by the Green Plains Disclosure Schedule, are incorporated into this Agreement and constitute a part of this Agreement as if such representations and warranties were made to the Company.

        Section 4.2    Representations and Warranties Concerning the Purchase and Sale of the Shares.     Green Plains and Merger Sub represent and warrant to the Company as follows:

        (a)   Authorization of Transaction. Each of Green Plains and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Green Plains and Merger Sub, enforceable in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by each of Green Plains and Merger Sub.

        (b)   Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which Green Plains or Merger Sub is subject or any provision of the charter or bylaws of Green Plains or Merger Sub or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Green Plains or Merger Sub is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Lien would not have a Material Adverse Effect. Neither Green Plains nor Merger Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

        (c)   Brokers' Fees. Neither Green Plains nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Article V
Conditions to Obligation to Close

        Section 5.1    Conditions to Each Party's Obligations.     The respective obligation of each party to consummate the transactions to be performed by it in connection with the Closing is subject to the completion of the Parent Merger and the vote or approval of the members of the Company necessary to approve, in accordance with its operating agreement, the Merger and this Agreement.

Article VI
Termination

        Section 6.1    Termination of Agreement.     This Agreement shall terminate if the Parent Merger Agreement is terminated.

        Section 6.2    Effect of Termination.     In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Green Plains, Merger Sub or the Company, other than the provisions of this Section 6.2 and Article VII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Parent Merger Agreement.

Article VII
Miscellaneous

        Section 7.1    Nonsurvival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 7.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

        Section 7.2    No Third-Party Beneficiaries.     This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

        Section 7.3    Press Releases and Public Announcements.     No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Green Plains; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

        Section 7.4    Succession and Assignment.     This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Green Plains and the Company; provided, however, that Green Plains may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Green Plains nonetheless shall remain responsible for the performance of all of its obligations hereunder).

        Section 7.5    Amendment.     This Agreement may not be amended except by an instrument in writing signed on behalf of each of Green Plains and the Company.

        Section 7.6    Waivers.     At any time prior to the Closing Date, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of this Section 7.5, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

        Section 7.7    Notices.     All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

if to Green Plains or Merger Sub, to:	with a copy (which shall not constitute effective notice) to:
IN Merger Sub, LLC c/o Green Plains Renewable Energy, Inc. 105 N 31st Avenue Suite 103 Omaha, NE 68131 Attn: Wayne Hoovestol	Husch Blackwell Sanders LLP 1620 Dodge Street Suite 2100 Omaha, NE 68102 Attention: Michelle S. Mapes, Esq.
and if to Company, to:	with a copy (which shall not constitute effective notice) to:
Indiana Bo-Energy, LLC c/o VBV LLC One South Dearborn, Suite 800 Chicago, IL 60603 Facsimile No.: Attention: Todd Becker	Stoel Rives LLP 33 South Sixth Street, Suite 4200 Minneapolis, MN 55402 Facsimile No.: (612) 373-8881 Attention: David T. Quinby, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        Section 7.8    Expenses.     Each of Green Plains, Merger Sub and the Company will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

        Section 7.9    Governing Law.     This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that the laws of the state of Iowa shall govern the relative rights, obligations, powers, duties and other internal affairs of Green Plains and its board of directors.

        Section 7.10    Jurisdiction and Venue.     Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party hereto or its successors or assigns may be brought and determined in the state or federal courts located in New Castle County, Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties agrees further to accept service of process in any manner permitted by such court. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-referenced courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced therein, and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. The exclusive choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

        Section 7.11    Specific Performance.     The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state or federal courts located in New Castle County, Delaware, in addition to any other remedy to which they are entitled at law or in equity.

        Section 7.12    Severability.     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        Section 7.13    Entire Agreement.     This Agreement (including the exhibits, annexes, and schedules referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

        Section 7.14    Headings, etc.     The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

        Section 7.15    Construction.     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

        Section 7.16    Counterparts.     This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

GREEN PLAINS RENEWABLE ENERGY, INC.
By:	/s/ WAYNE HOOVESTOL Name: Wayne Hoovestol Title: Chief Executive Officer
IN MERGER SUB, LLC
By:	/s/ WAYNE HOOVESTOL Name: Wayne Hoovestol Title: Chief Executive Officer
INDIANA BIO-ENERGY, LLC
By:	/s/ TODD BECKER Name: Todd Becker Title: Chairman

Appendix C

AGREEMENT AND PLAN OF MERGER

AMONG

GREEN PLAINS RENEWABLE ENERGY, INC.,

TN MERGER SUB, LLC

AND

ETHANOL GRAIN PROCESSORS, LLC

May 7, 2008

AGREEMENT AND PLAN OF MERGER

        This Merger Agreement (this "Agreement") is entered into on May 7, 2008 by and among Green Plains Renewable Energy, Inc., an Iowa corporation ("Green Plains"), TN Merger Sub, LLC, a Tennessee limited liability company and a wholly owned subsidiary of Green Plains ("Merger Sub"), and Ethanol Grain Processors, LLC, a Tennessee limited liability company (the "Company"), in which VBV LLC, a Delaware limited liability company ("VBV"), owns the majority of the outstanding limited liability company interests with the balance of such interests owned by parties unaffiliated with VBV. Green Plains, Merger Sub and the Company are each referred to herein as a "Party" and collectively as the "Parties."

        This Agreement contemplates a transaction in which Merger Sub will merge with and into the Company (the "Merger"), with the Company surviving, and each outstanding limited liability company interest in the Company (the "Company Interest"), except Company Interests owned by VBV, will be converted into a right to receive shares of Green Plains Common Stock. Upon the Merger, Merger Sub will cease to exist, the operating agreement of the Company will be the operating agreement of the Surviving Company and the manager of Merger Sub will become the manager of the Company.

        This Agreement is entered into in connection with a merger agreement dated of even date herewith by and among Green Plains, Green Plains Merger Sub, Inc. and VBV ("Parent Merger Agreement"), which contemplates the Merger and the merger of Indiana Bio-Energy, LLC, an Indiana limited liability company that, like the Company, is majority owned by VBV ("VBV Sub"), into another newly formed Green Plains subsidiary. Under the Parent Merger Agreement, Green Plains Merger Sub, Inc. will merge with and into VBV, and each outstanding limited liability company interest of VBV will be converted into the right to receive shares of Green Plains Common Stock as specified in the Parent Merger Agreement (the "Parent Merger"). In the Parent Merger, the merger consideration paid to VBV is calculated based on its ownership in the Company and in VBV Sub; that is, VBV will receive the equivalent price per Company Interest that the other owners of Company Interests receive in the Merger. The completion of the Parent Merger is a condition to the closing of the Merger.

        Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

Article I
Definitions

        Definitions herein not otherwise defined herein have the meanings ascribed to them in the Parent Merger Agreement. The definitions specified in this Agreement shall apply to capitalized terms in provisions incorporated by reference to the Parent Merger Agreement.

Article II
The Merger

        Section 2.1    Basic Transaction.     Subject to and upon the terms and conditions of this Agreement, and in accordance with Tennessee law, Merger Sub will merge with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the survivor in the Merger (the "Surviving Company") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with Tennessee law.

        Section 2.2    Closing.     The closing of the Merger (the "Closing") shall take place on the Closing Date of the Parent Merger.

        Section 2.3    Deliveries at Closing.     At the Closing, the Company and Merger Sub will file with the Secretary of State of the State of Tennessee a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger") and each of the Directors of the Company shall submit his or her resignation in writing to be effective as of the Effective Time (defined below).

        Section 2.4 Effects of the Merger.

        (a)   General. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall file the Certificate of Merger executed in accordance with Tennessee Law and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under Tennessee Law. The Merger shall become effective when the Certificate of Merger is duly filed with the Secretary of State of the State of Tennessee or at such other time as Merger Sub and the Company agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

        (b)   Conversion of Merger Sub Capital Stock and Company Interests. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Interest or any limited liability company interest of Merger Sub (a "Merger Sub Interest"):

            (i)  each issued and outstanding Merger Sub Interest shall be automatically converted into and become a Company Interest;

           (ii)  each Company Interest that is directly owned by VBV, Merger Sub or Green Plains shall remain outstanding, and no consideration shall be delivered in exchange therefor;

          (iii)  subject to Section 2.5(d), each Company Interest (other than Company Interests that remain outstanding in accordance with Section 2.4(b)(ii)) shall be converted into the right to receive 0.151658305 (the "Exchange Ratio") fully paid and nonassessable shares of Green Plains Common Stock (the "Merger Consideration"). If vesting, forfeiture or similar restrictions apply to a holder's Company Interests, the same restriction shall continue to apply to the Merger Consideration received by that holder. At and as of the Effective Time, all such Company Interests shall no longer be outstanding and shall automatically be canceled and shall cease to be outstanding, and each holder of a Company Interest shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and certain dividends or other distributions in accordance with Section 2.5(b).

          (iv)  (A) each outstanding option to purchase Company Interests ("EGP Options"), whether vested or unvested, shall be converted into and become the right to acquire shares of Green Plains Common Stock, and Green Plains shall assume each such EGP Option in accordance with the terms and conditions (as in effect as of the date of this Agreement) of the unit purchase option agreement by which it is evidenced. From and after the Effective Time, (i) each EGP Option assumed by Green Plains may be exercised solely for shares of Green Plains Common Stock, (ii) the number of shares of Green Plains Common Stock subject to each such EGP Option shall be equal to the number of Company Interests subject to such EGP Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per unit exercise price under each such EGP Option shall be adjusted by dividing the per unit exercise price under such EGP Option by the Exchange Ratio and rounding up to the nearest cent, and (iv) any restriction on the exercise of any such EGP Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such EGP Option shall otherwise remain unchanged; provided, however, that each EGP Option assumed by Green Plains in accordance with this Section 2.4(b)(iv) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reclassification, recapitalization or other similar transaction effected subsequent to the Effective Time. The adjustment provisions herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code and which does not modify the incentive stock option within the meaning of Section 424(h) of the Code. The duration and other terms of the EGP Options assumed by Green Plains shall be the same as the terms of the original option except that all references to EGP shall be deemed to be references to Green Plains.

            (B)  As soon as practicable after the Effective Time, Green Plains shall deliver to the holders of EGP Options an appropriate notice setting forth such holder's rights pursuant thereto and the grants made prior to the Effective Time pursuant to the unit purchase option agreement by which they are evidenced shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4(b)(iv) after giving effect to the Merger). Green Plains shall comply with the terms of the unit purchase option agreements of the Company to ensure, to the extent required by, and subject to the provisions of, such agreements, that EGP Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

            (C)  Green Plains shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Green Plains Common Stock for delivery under the EGP Options assumed in accordance with this Section 2.4(b)(iv).

            (D)  Green Plains shall, prior to the Effective Time, cause Green Plains's Board of Directors to approve the issuance of shares of Green Plains Common Stock (including shares of Green Plains Common Stock to be issued in connection with the exercise of any EGP Options assumed by Green Plains in the Merger) and the assumption of EGP Options, with respect to any employees of EGP who will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3 and will provide a draft of such resolutions to EGP's outside legal counsel for review prior to adoption.

           (v)  In the event Green Plains changes (or establishes a record date for changing) the number of shares of Green Plains Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Green Plains Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

        (c)   Governance of Surviving Company.

            (i)  The operating agreement of the Company shall be the operating agreement of the Surviving Company at the Effective Time, and will be amended and restated in a form mutually agreed upon prior to Closing.

           (ii)  The directors of the Company shall resign in writing as of the Effective Time.

          (iii)  The Articles of Organization of the Surviving Company will be amended to provide that the Surviving Company will be manager-managed at the Effective Time.

          (iv)  The manager of Merger Sub shall become the manager of the Surviving Company.

        Section 2.5    Exchange Procedures.

        (a)   Exchange Procedures. Promptly after the Effective Time, the holder of each Company Interest (other than VBV, Merger Sub or Green Plains) shall be entitled to receive from Green Plains in exchange therefor, and Green Plains shall deliver to such holder, a certificate representing that number of whole shares of Green Plains Common Stock that such holder has the right to receive pursuant to the provisions of this Article II and certain dividends or other distributions in accordance with Section 2.5(b), and such holder's Company Interest shall forthwith be canceled. In the event of a transfer of ownership of Company Interests that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Green Plains Common Stock may be issued to a Person other than the Person in whose name the such Company Interest is registered if such Company Interest has been properly assigned and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Green Plains Common Stock to a Person other than the registered holder of such Company Interest or establish to the satisfaction of Green Plains that such tax has been paid or is not applicable. Each Company Interest shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article II and certain dividends or other distributions in accordance with Section 2.5(b). No interest shall be paid or will accrue on any cash payable to holders Company Interests pursuant to the provisions of this Article II.

        (b)   Distributions. Whenever a dividend or other distribution is declared or made after the date hereof with respect to Green Plains Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of Green Plains Common Stock issuable pursuant to this Agreement. Subject to the effect of applicable escheat or similar laws, there shall be paid to the holder of each Company Interest representing whole shares of Green Plains Common Stock issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time paid with respect to such whole shares of Green Plains Common Stock.

        (c)   No Further Ownership Rights in Company Interests. All shares of Green Plains Common Stock issued upon the surrender for exchange of Company Interests in accordance with this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Interests subject, however, to the Surviving Company's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Company Interests which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the transfer books of the Surviving Company of the Company Interests that were outstanding immediately prior to the Effective Time.

        (d)   No Fractional Shares. No certificates or scrip representing fractional shares of Green Plains Common Stock shall be issued upon the exchange of Company Interests, no dividends or other distributions of Green Plains shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Green Plains. In lieu of such fractional share interests, such fractional share shall be rounded up or down to the nearest whole number (with one-half of a shares rounded up).

        (e)   No Liability. None of Green Plains, Merger Sub, the Company or the Surviving Company shall be liable to any Person in respect of any shares of Green Plains Common Stock, cash, dividends or other distributions properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (f)    Withholding Rights. Green Plains or the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Interests such amounts as Green Plains or the Surviving Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Green Plains or the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Interests in respect of which such deduction and withholding was made by Green Plains or the Surviving Company.

Article III
Representations and Warranties of the Company

        Section 3.1    Representations and Warranties Concerning the Merger.     The Company represents and warrants to Green Plains and Merger Sub as follows:

        (a)   Authorization of Transaction. The Company has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by the Company. The governors of the Company have resolved to recommend that the members of the Company approve and adopt this Agreement and the Merger, and have directed that such matters be submitted to the members of the Company for approval.

        (b)   Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Article IV
Representations and Warranties of Green Plains and Merger Sub

        Section 4.1    Incorporation of Representations and Warranties Concerning the Parent Merger and Green Plains and Merger Sub.     The representations and warranties of Green Plains and "Merger Sub" (as that term is used in the Parent Merger Agreement) in the Parent Merger Agreement, as qualified by the Green Plains Disclosure Schedule, are incorporated into this Agreement and constitute a part of this Agreement as if such representations and warranties were made to the Company.

        Section 4.2    Representations and Warranties Concerning the Purchase and Sale of the Shares.     Green Plains and Merger Sub represent and warrant to the Company as follows:

        (a)   Authorization of Transaction. Each of Green Plains and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Green Plains and Merger Sub, enforceable in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by each of Green Plains and Merger Sub.

        (b)   Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which Green Plains or Merger Sub is subject or any provision of the charter or bylaws of Green Plains or Merger Sub or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Green Plains or Merger Sub is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Lien would not have a Material Adverse Effect. Neither Green Plains nor Merger Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

        (c)   Brokers' Fees. Neither Green Plains nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Article V
Conditions to Obligation to Close

        Section 5.1    Conditions to Each Party's Obligations.     The respective obligation of each party to consummate the transactions to be performed by it in connection with the Closing is subject to the completion of the Parent Merger and the vote or approval of the members of the Company necessary to approve, in accordance with its operating agreement, the Merger and this Agreement.

Article VI
Termination

        Section 6.1    Termination of Agreement.     This Agreement shall terminate if the Parent Merger Agreement is terminated.

        Section 6.2    Effect of Termination.     In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Green Plains, Merger Sub or the Company, other than the provisions of this Section 6.2 and Article VII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Parent Merger Agreement.

Article VII
Miscellaneous

        Section 7.1    Nonsurvival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 7.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

        Section 7.2    No Third-Party Beneficiaries.     This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

        Section 7.3    Press Releases and Public Announcements.     No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Green Plains; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

        Section 7.4    Succession and Assignment.     This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Green Plains and the Company; provided, however, that Green Plains may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Green Plains nonetheless shall remain responsible for the performance of all of its obligations hereunder).

        Section 7.5    Amendment.     This Agreement may not be amended except by an instrument in writing signed on behalf of each of Green Plains and the Company.

        Section 7.6    Waivers.     At any time prior to the Closing Date, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of this Section 7.5, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

        Section 7.7    Notices.     All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

if to Green Plains or Merger Sub, to:	with a copy (which shall not constitute effective notice) to:
TN Merger Sub, LLC c/o Green Plains Renewable Energy, Inc. 105 N 31st Avenue Suite 103 Omaha, NE 68131 Attn: Wayne Hoovestol	Husch Blackwell Sanders LLP 1620 Dodge Street Suite 2100 Omaha, NE 68102 Attention: Michelle S. Mapes, Esq.
and if to Company, to:	with a copy (which shall not constitute effective notice) to:
Ethanol Grain Processors, LLC c/o VBV LLC One South Dearborn, Suite 800 Chicago, IL 60603 Facsimile No.: Attention: Todd Becker	Stoel Rives LLP 33 South Sixth Street, Suite 4200 Minneapolis, MN 55402 Facsimile No.: (612) 373-8881 Attention: David T. Quinby, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        Section 7.8    Expenses.     Each of Green Plains, Merger Sub and the Company will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

        Section 7.9    Governing Law.     This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that the laws of the state of Iowa shall govern the relative rights, obligations, powers, duties and other internal affairs of Green Plains and its board of directors.

        Section 7.10    Jurisdiction and Venue.     Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party hereto or its successors or assigns may be brought and determined in the state or federal courts located in New Castle County, Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties agrees further to accept service of process in any manner permitted by such court. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-referenced courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced therein, and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. The exclusive choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

        Section 7.11    Specific Performance.     The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state or federal courts located in New Castle County, Delaware, in addition to any other remedy to which they are entitled at law or in equity.

        Section 7.12    Severability.     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        Section 7.13    Entire Agreement.     This Agreement (including the exhibits, annexes, and schedules referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

        Section 7.14    Headings, etc.     The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

        Section 7.15    Construction.     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

        Section 7.16    Counterparts.     This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Parties hereto have executed this Merger Agreement on the date first above written.

GREEN PLAINS RENEWABLE ENERGY, INC.
By:	/s/ WAYNE HOOVESTOL Name: Wayne Hoovestol Title: Chief Executive Officer
TN MERGER SUB, LLC
By:	/s/ WAYNE HOOVESTOL Name: Wayne Hoovestol Title: Chief Executive Officer
ETHANOL GRAIN PROCESSORS, LLC
By:	/s/ TODD BECKER Name: Todd Becker Title: Chairman

Appendix D

STOCK PURCHASE AGREEMENT

BETWEEN

GREEN PLAINS RENEWABLE ENERGY, INC.

AND

THE PURCHASERS LISTED ON EXHIBIT A

STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement (this "Agreement") is entered into on May 7, 2008 between Green Plains Renewable Energy, Inc., an Iowa corporation ("Green Plains"), and the purchasers listed on Exhibit A hereto (the "Purchasers"). Green Plains and the Purchasers are referred to collectively herein as the "Parties."

        This Agreement is entered into in connection with a Merger Agreement dated of even date herewith by and among Green Plains, Green Plains Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Green Plains ("Merger Sub"), and VBV LLC, a Delaware limited liability company ("VBV"). Under the Merger Agreement, Merger Sub will merge with and into VBV, and each outstanding limited liability company interest of VBV will be converted into the right to receive shares of Green Plains's common stock as specified in the Merger Agreement (the "Merger"). Each of the Purchasers is a member of VBV.

        Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

Article I
Definitions

        Definitions herein not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. The definitions specified in this Agreement shall apply to capitalized terms in provisions incorporated by reference to the Merger Agreement.

        "Closing" is defined in Section 2.2.

        "Majority of the Purchasers" means Purchasers who together are purchasing more than 50% of the Shares reflected on Exhibit A.

        "Material Adverse Effect" or "Material Adverse Change" means, when used in connection with Green Plains, any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably likely to be, materially adverse to the business, assets, condition (financial or other) or results of operations or business prospects of Green Plains and its Subsidiaries, taken as a whole; provided, that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Change or a Material Adverse Effect: (a) any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement, (iii) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date of this Agreement, (iv) any change in applicable law, regulation or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted after the date of this Agreement, and (v) the announcement and pendency of this Agreement and the transactions contemplated hereby and thereby, including any lawsuit in respect hereof or thereof, compliance with the covenants contained herein or therein, and any loss of or change in relationship with any customer, supplier, distributor or other business partner, or departure of any employee or officer, of such party or any of its Subsidiaries, except, in the cases of clauses (i), (ii), (iii), and (iv), to the extent that Green Plains and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which such party and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Change or a Material Adverse Effect); (b) any existing event, occurrence or circumstance with respect to which VBV has knowledge as of the date hereof; and (c) any adverse change in or effect on the business of Green Plains and its Subsidiaries that is cured by Green Plains before the earlier of (i) the Closing Date and (ii) the date on which the Merger Agreement is terminated.

        "Shares" is defined in Section 2.1.

Article II
Purchase and Sale of Shares

        2.1    Sale and Purchase.     Subject to the terms and conditions hereof, at the Closing (as defined below) Green Plains agrees to issue and sell to each Purchaser, severally and not jointly, and each Purchaser agrees to purchase from Green Plains, severally and not jointly, the number of shares (the "Shares") set forth opposite each Purchaser's name on Exhibit A at $10.00 per share.

        2.2    Closing.     The closing of the sale and purchase of the Shares under this Agreement (the "Closing") shall take place on the Closing Date of the Merger.

        2.3    Deliveries at Closing.     At the Closing, (i) Green Plains will deliver to each Purchaser one or more certificates registered in the name of the Purchaser, or in such nominee name(s) as designated by each Purchaser in writing, representing the number of Shares to be purchased at the Closing by such Purchaser, and (ii) each Purchaser shall deliver to Green Plains by wire transfer of immediately available funds, the purchase price for the Shares purchased. The name(s) in which certificates are to be registered are as set forth on Exhibit A.

Article III
Representations and Warranties of Purchasers

        Each Purchaser hereby represents and warrants to Green Plains, severally and not jointly, as follows:

        3.1    Requisite Power and Authority.     Such Purchaser that is not a natural person is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Such Purchaser has all necessary power and authority to execute and deliver this Agreement. All action on such Purchaser's part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement will be valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

        3.2    Investment Representations.     Such Purchaser understands that none of the Shares has been registered under the Securities Act. Such Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

          (a)      Purchaser Bears Economic Risk.     Such Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Green Plains so that it is capable of evaluating the merits and risks of its investment in Green Plains and has the capacity to protect its own interests. Such Purchaser must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Such Purchaser has requested, received, reviewed, and understood all information it deems relevant in making an informed decision to purchase the Shares, including without limitation, the information contained in the Information Documents.

          (b)      Acquisition for Own Account.     Such Purchaser is acquiring the Shares and the Conversion Shares for such Purchaser's own account for investment only, and not with a view towards their distribution.

          (c)      Purchaser Can Protect Its Interest.     Such Purchaser represents that by reason of its, or of its management's, business or financial experience or relationship with Green Plains, such Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement and the Registration Rights Agreement.

          (d)      Accredited Purchaser.     Such purchaser acknowledges that the offering of the Shares pursuant to this Agreement has not been reviewed by the SEC or any state regulatory authority. Such Purchaser represents that it is an "accredited investor" within the meaning of Regulation D under the Securities Act. Such Purchaser has also had the opportunity to ask questions of and receive answers from, Green Plains and its management regarding the terms and conditions of this investment.

          (e)      Rule 144.     Such Purchaser agrees that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and such securities will bear a restrictive legend similar to the following:

    "The securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") or any state securities laws. They may not be sold, assigned, pledged or otherwise transferred for value unless they are registered under the Act and any applicable state securities laws or the corporation receives an opinion of counsel satisfactory to it, or otherwise satisfies itself, that registration is not required."

        Such Purchaser has been advised or is aware of the provisions of Rule 144 under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Green Plains, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

          (f)      Residence.     If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the principal place of business of the Purchaser, or if not the principal place of business, the office or offices in which its investment decision was made, is located at the address or addresses of the Purchaser set forth on Exhibit A.

          (g)      Receipt of Information.     Such Purchaser has had an opportunity to ask questions and receive answers concerning the business, properties, and financial condition of Green Plains and the terms and conditions of an investment in Green Plains, and has received all information (including projections about Green Plains) that such Purchaser believes is necessary or desirable in connection with an investment in Green Plains. Such Purchaser understands that any projections that it has received are based on numerous important assumptions and that some or all of such assumptions will likely prove to be incorrect and, accordingly, the actual results of Green Plains will vary from the projections and such variations may be material. Such Purchaser has been solely responsible for its own due diligence investigation of Green Plains and its business, for analysis of the merits and risks of the investment made pursuant to this Agreement and for analysis of the terms of the investment.

Article IV
Representations and Warranties of Green Plains and Merger Sub

        4.1    Incorporation of Representations and Warranties Concerning the Merger and Green Plains and Merger Sub.     The representations and warranties of Green Plains and Merger Sub in the Merger Agreement, as qualified by the Green Plains Disclosure Schedule, are incorporated into this Agreement and constitute a part of this Agreement as if such representations and warranties were made to the Purchasers.

        4.2    Representations and Warranties Concerning the Purchase and Sale of the Shares.     Except as set forth in the Green Plains Disclosure Schedule, Green Plains represents and warrants to Purchasers as follows:

          (a)      Authorization of Transaction.     Green Plains has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Green Plains, enforceable in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Green Plains.

          (b)      Non-contravention.     Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which Green Plains is subject or any provision of the charter or bylaws of Green Plains or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Green Plains is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Lien would not have a Material Adverse Effect. Green Plains need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

          (c)      Offering Valid.     Assuming the accuracy of the representations and warranties of each Purchaser contained in Article III hereof, the offer, sale, and issuance of the Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws. Neither Green Plains nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by Green Plains within the registration provisions of the Securities Act or any state securities laws.

          (d)      Integration, Etc.     Green Plains has not in the past nor will it hereafter take any action to sell, offer for sale or solicit offers to buy any securities of Green Plains which would bring the offer, issuance or sale of the Shares, as contemplated by this Agreement, within the provisions of Section 5 of the Securities Act. Neither Green Plains nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any "security" (as defined in the Securities Act) which is or could be integrated with the sale of the Shares in a manner that would require the registration under the Securities Act of the Shares or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Shares or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

          (e)      Brokers' Fees.     Green Plains has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Article V
Pre-Closing Covenants Relating to the Conduct of Business

        5.1    Operation of Business.     The covenants of Green Plains set forth in Section 5.1 of the Merger Agreement, as qualified by Section 5.1 of the Green Plains Disclosure Schedule, are hereby incorporated into this Agreement and form a part of this Agreement.

        5.2    Notice of Changes.     Green Plains shall promptly advise the Purchasers orally and in writing to the extent it has Knowledge of any material event, development or occurrence that would reasonably be expected to give rise to the failure of a condition set forth in Sections 8.1 or 8.3 of the Merger Agreement. No notification pursuant to this Section 5.2 shall affect the representations, warranties, covenants, or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Article VI
Other Agreements and Covenants

        6.1    Reasonable Best Efforts.     Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to accomplish the following: (i) cause the conditions to Closing to be satisfied as promptly as practicable, (ii) obtain all necessary actions, waivers, consents and approvals from Governmental Entities and make of all necessary registrations and filings (including filings with Governmental Entities, if any) and take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iii) obtain all necessary consents, approvals or waivers from third parties.

        6.2    Full Access.     Green Plains shall permit the Purchasers or representatives of the Purchasers, to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Green Plains and its Subsidiaries to their respective properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining thereto. The Purchasers will treat and hold as such any Confidential Information it receives from Green Plains and its Subsidiaries in the course of the reviews contemplated by this Section 6.2, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Green Plains and its Subsidiaries all tangible embodiments (and all copies) of the Confidential Information.

        6.3    No Solicitation by Green Plains.     The covenants of Green Plains set forth in Section 6.5 of the Merger Agreement are hereby incorporated into this Agreement and form a part of this Agreement.

        6.4    Corporate Governance Matters.     The covenants of Green Plains set forth in Section 6.9 of the Merger Agreement are hereby incorporated into this Agreement and form a part of this Agreement

        6.5    Nasdaq Listing.     Green Plains shall use its reasonable best efforts to cause the Shares to be approved for listing on the Nasdaq Global Market, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

        6.6    Public Announcements.     None of the Parties shall issue a press release or make any public statements with respect to the transactions contemplated by this Agreement, except for a communication approved by Green Plains and VBV as specified in Section 6.11 of the Merger Agreement and except as either party may determine is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

Article VII
[Reserved]

Article VIII
Conditions to Obligation to Close

        8.1    Conditions to Each Party's Obligations.     The respective obligation of each party to consummate the transactions to be performed by it in connection with the Closing is subject to the completion of the Merger.

        8.2    Conditions to Green Plains's Obligation.

          (a)      Representations and Warranties.     The obligation of Green Plains to complete a sale to any individual Purchaser is subject to satisfaction or waiver of the following condition: the representations and warranties set forth in Article III, with respect to the Purchaser, shall be true and correct in all material respects at and as of the Closing Date;

          (b)      Lock-up Agreements.     The obligation of Green Plains to complete a sale to any of the Purchasers is subject to such Purchasers' entry into a lock-up agreement with Green Plains, substantially in the form set forth in Exhibit J to the Merger Agreement.

        8.3    Conditions to Purchaser's Obligations.     The Purchasers' obligations to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction, or waiver by a Majority of the Purchasers, of the following conditions:

          (a)      Representations and Warranties.     The representations and warranties set forth in Article IV shall be true and correct in all respects at and as of the Closing Date, except for inaccuracies the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in, a Material Adverse Effect; provided, that to the extent that such representations and warranties are qualified by the term "material" or contain terms such as "Material Adverse Effect" or "Material Adverse Change," such representations and warranties as so written shall be true and correct in all respects at and as of the Closing Date;

          (b)      Performance of Covenants.     Green Plains shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; provided, that to the extent that such covenants are qualified by the term "material" or contain terms such as "Material Adverse Effect" or "Material Adverse Change," Green Plains shall have performed and complied with all of such covenants as so written in all respects through the Closing;

          (c)      Material Adverse Change.     No Material Adverse Change shall have occurred between the date of the Green Plains's last-filed periodic report pursuant to the Securities Exchange Act of 1934 and the Closing Date;

          (d)      Consents, Permits and Waivers.     Green Plains shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement (except for such as may be properly obtained subsequent to the Closing), including without limitation any consents required under the HSR Act.

          (e)      Compliance Certificate.     Green Plains shall have delivered to the Purchasers a Compliance Certificate, executed by the President of Green Plains, dated the Closing Date, to the effect that the conditions specified in subsections (a) through (d) of this Section 8.3 have been satisfied.

          (f)      Secretary's Certificate.     The Purchasers shall have received from the Secretary of Green Plains, a certificate certifying the accuracy and validity of (i) the resolutions approved by the Board of Directors of Green Plains authorizing the transactions contemplated hereby, and (ii) the resolutions, report of the inspector of elections, or other evidence reasonably satisfactory to Purchasers, of the approval of the Merger Agreement and sale of the Shares by the shareholders of Green Plains, and (iii) good standing certificates with respect to Green Plains and each of its Subsidiaries from the applicable authorities in their respective states of incorporation or organization, as applicable, and any other jurisdiction in which Green Plains and any of its Subsidiaries is qualified to do business, dated a recent date before the Closing.

          (g)      Shareholders' Agreement.     Green Plains shall have executed and delivered to Purchasers a Shareholders' Agreement in substantially the form attached as Exhibit B.

All actions to be taken by Green Plains in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Purchasers.

        8.4    Frustration of Closing Conditions.     No Party may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such Party's failure to use its reasonable best efforts to consummate the transactions contemplated by this Agreement as required by and subject to Section 6.1.

Article IX
Termination

        9.1    Termination of Agreement.     This Agreement may be terminated at any time prior to the Closing Date, whether before or after the Green Plains Shareholder Approval:

          (a)   by mutual written consent of Green Plains and Majority of the Purchasers;

          (b)   by a Majority of the Purchasers if the Merger Agreement is terminated pursuant to Section 9.1(b) of the Merger Agreement.

          (c)   by Green Plains if the Merger Agreement is terminated by Green Plains pursuant to Section 9.1(c) of the Merger Agreement.

          (d)   by Majority of the Purchasers if the Merger Agreement is terminated by VBV pursuant to Section 9.1(d) of the Merger Agreement.

          (e)   by a Majority of the Purchasers if the conditions specified in Section 8.3 are not satisfied or waived on or prior to the Closing Date of the Merger.

        9.2    Effect of Termination.     In the event of termination of this Agreement by either Green Plains or by a Majority of the Purchasers as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Green Plains or the Purchasers, other than the provisions of this Section 9.2 and Article X, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Article X
Miscellaneous

        10.1    Nonsurvival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

        10.2    No Third-Party Beneficiaries.     This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

        10.3    Succession and Assignment.     This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Green Plains and a Majority of the Purchasers; provided, however, that any Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to Wilon Holdings S.A. or its Affiliates, and (ii) designate one or more of its Affiliates or Wilon Holdings S.A. or its Affiliates to perform its obligations hereunder (in any or all of which cases such Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

        10.4    Amendment.     This Agreement may be amended by the parties at any time before or after the Green Plains Shareholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the shareholders of Green Plains without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Green Plains and a Majority of the Purchasers.

        10.5    Waivers.     At any time prior to the Closing Date, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 10.4, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

        10.6    Notices.     All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

if to Green Plains, to:	with a copy (which shall not constitute effective notice) to:
Green Plains Renewable Energy, Inc. 105 N. 31st Avenue, Suite 103 Omaha, Nebraska 68131 Facsimile No.: (402) 884-8776 Attention: Wayne Hoovestol	Husch Blackwell Sanders LLP 1620 Dodge Street, Suite 2100 Omaha, NE 68102 Facsimile No.: (402) 964-5050 Attention: Michelle S. Mapes, Esq.

and if to Purchasers, to:
the addresses listed for such Purchasers on Exhibit A hereto with a copy (which shall not constitute effective notice) to:
VBV LLC One South Dearborn, Suite 800 Chicago, IL 60603 Facsimile No.: (312) 345-1944 Attention: Todd Becker	Stoel Rives LLP 33 South Sixth Street, Suite 4200 Minneapolis, MN 55402 Facsimile No.: (612) 373-8881 Attention: David T. Quinby, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        10.7    Expenses.     Each of Green Plains and Purchasers will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

        10.8    Governing Law.     This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that the laws of the state of Iowa shall govern the relative rights, obligations, powers, duties and other internal affairs of Green Plains and its board of directors.

        10.9    Jurisdiction and Venue.     Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party hereto or its successors or assigns may be brought and determined in the state or federal courts located in New Castle County, Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties agrees further to accept service of process in any manner permitted by such court. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-referenced courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced therein, and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. The exclusive choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

        10.10    Specific Performance.     The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state or federal courts located in New Castle County, Delaware, in addition to any other remedy to which they are entitled at law or in equity.

        10.11    Severability.     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        10.12    Entire Agreement.     This Agreement (including the exhibits, annexes, and schedules referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

        10.13    Headings, etc.     The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

        10.14    Construction.     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

        10.15    Exculpation Among Purchasers.     Each Purchaser acknowledges that it is not relying upon any person, firm, or corporation, other than Green Plains and its officers and directors, in making its investment or decision to invest in Green Plains. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Shares and Conversion Shares.

        10.16    Counterparts.     This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement on the date first above written.

GREEN PLAINS RENEWABLE ENERGY, INC.
By:	/s/ WAYNE HOOVESTOL
Name:	Wayne Hoovestol
Title:	Chief Executive Officer
BIOVERDA INTERNATIONAL HOLDINGS LIMITED
By:	/s/ JAMES BARRY
Name:	James Barry
Title:	Director
BIOVERDA US HOLDINGS LLC
By:	/s/ MICHAEL KING
Name:	Michael King
Title:	Director

Appendix E

FORM OF LOCK-UP AND VOTING AGREEMENT

BETWEEN

VBV AND CERTAIN GREEN PLAINS SHAREHOLDERS

FORM OF LOCK-UP AND VOTING AGREEMENT
BETWEEN VBV AND CERTAIN GREEN PLAINS SHAREHOLDERS

        This Lock-up and Voting Agreement, dated as of May 7, 2008, (this "Agreement"), is between VBV LLC, a Delaware limited liability company ("VBV"), and the shareholder of Green Plains Renewable Energy, Inc., an Iowa corporation ("Green Plains"), whose signature appears on the signature page hereof (the "Green Plains Shareholder").

RECITALS

        WHEREAS, contemporaneous with the execution and delivery of this Agreement, Green Plains, Green Plains Merger Sub, Inc., and VBV have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"); and

        WHEREAS, as a condition and inducement to VBV to enter into the Merger Agreement and incur the obligations set forth therein, certain Green Plains shareholders have agreed to vote and to cause to be voted all shares of Green Plains Common Stock now owned or hereafter acquired by them for and in favor of the Merger, and have agreed to the other terms and provisions contained herein;

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.     Definitions.    Any capitalized term used herein without definition has the meaning ascribed to it in the Merger Agreement. The following terms shall have the respective meanings set forth below:

          a.     "Disposition" means any sale, exchange, assignment, gift, pledge, mortgage, hypothecation, transfer or other disposition or encumbrance of all or any part of the rights and incidents of ownership of Green Plains Shares, including the right to vote, and the right to possession of Green Plains Shares as collateral for indebtedness, whether such transfer is outright or conditional, or for or without consideration, or the agreement to do any of the foregoing.

          b.     "Green Plains Shares" means (i) all securities of Green Plains (including all shares of Green Plains Common Stock and all options, warrants, and other rights to acquire shares of Green Plains Common Stock) owned, beneficially or of record, by the Green Plains Shareholder as of the date of this Agreement; and (ii) all additional securities of Green Plains (including all additional shares of Green Plains Common Stock and all additional options, warrants, and other rights to acquire shares of Green Plains Common Stock) of which the Green Plains Shareholder acquires ownership (beneficially or of record) during the Term.

          c.     "Term" means the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time of the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms.

        2.     Voting of Green Plains Common Stock.

          a.     During the Term, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Green Plains Common Stock, however called, or in connection with any written consent of the holders of Green Plains Common Stock, the Green Plains Shareholder shall appear at the meeting (in person or by proxy) or otherwise cause the Green Plains Shares to be counted as present thereat for purposes of establishing a quorum and to vote or consent (or cause to be voted or consented) the Green Plains Shares (i) in favor of the adoption of the Merger Agreement and the approval of all other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, (ii) against any action or agreement that would result in a breach in any respect of any covenant or any other obligation or agreement of Green Plains under the Merger Agreement, and (iii) against any action involving Green Plains which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement.

          b.     Contemporaneously with the execution of this Agreement: (i) the Green Plains Shareholder shall deliver to VBV a proxy in the form attached to this Agreement as Annex A, which shall be irrevocable to the fullest extent permitted by law with respect to the shares of Green Plains Common Stock referred to therein (the "Proxy"); and (ii) the Green Plains Shareholder shall cause to be delivered to VBV an additional proxy (in the form attached hereto as Annex A) executed on behalf of the record owner of any outstanding shares of Green Plains Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by the Green Plains Shareholder.

          c.     Notwithstanding anything to the contrary in this Section 2, the Green Plains Shareholders shall be released from their respective obligations under Sections 2(a) of this Agreement in the event that: (i) Green Plains has received a Green Plains Superior Proposal, (ii) the Green Plains Superior Proposal remains valid and in effect as of the time of the Green Plains Shareholders' Meeting, and (iii) Green Plains has complied in all respects with its obligations under Section 6.5 of the Merger Agreement.

        3.     Restriction on Disposition of Green Plains Shares.    During the Term and, if the Merger is consummated, until 5:00 p.m. Central Time on the day that is 90 days after the date on which the Effective Time occurs, the Green Plains Shareholder shall not make, offer to make, agree to make or permit any Disposition of the Green Plains Shares. The restrictions contained in this Section 3 shall not apply to (a) a Disposition under the Green Plains Shareholder's will or pursuant to the laws of descent and distribution, or (b) a gift by the Green Plains Shareholder to an immediate family member (i.e., a spouse, child, parent, grandparent or sibling) or a family trust for the benefit of immediate family member(s), so long as, in each case, the transferee(s) deliver to VBV or the Surviving Company, as the case may be, an executed written instrument agreeing to be bound by the terms of this Agreement as if such transferee(s) were a Green Plains Shareholder.

        4.     Restriction on Proxies and Non-Interference.    During the Term, the Green Plains Shareholder shall not (a) grant any proxies or powers of attorney that would permit any such proxy or attorney-in-fact to take any action inconsistent herewith, (b) deposit the Green Plains Shares into a voting trust or enter into a voting agreement with respect to the Green Plains Shares, in either case providing for the voting or consenting of such shares in a manner inconsistent herewith; or (c) take any action that would make any representation or warranty of the Green Plains Shareholder contained herein untrue or incorrect or would result in a breach by the Green Plains Shareholder of its obligations under this Agreement. The Green Plains Shareholder shall not enter into any agreement or understanding with any Person, the effect of which would be inconsistent with or breach any provision contained in this Agreement.

        5.     Termination.    This Agreement will terminate at 5:00 p.m. Central Time upon the earlier of (a) the date that is 90 days after the date on which the Effective Time occurs, or (b) the termination of the Merger Agreement in accordance with its terms (the earlier of (a) and (b), the "Termination Date").

        6.     Miscellaneous.

          a.     Entire Agreement.    This Agreement and the Proxy constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          b.     Certain Events.    The Green Plains Shareholder agrees that this Agreement and the Proxy and the obligations hereunder shall attach to its Green Plains Shares and shall be binding upon any Person to which legal or beneficial ownership of such Green Plains Shares shall pass, whether by operation of law or otherwise, including, without limitation, Green Plains Shareholder's heirs, guardians, administrators or successors. Notwithstanding any such transfer of Green Plains Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

          c.     Stock Dividends or Distributions.    In the event of a stock dividend or distribution, or any change in the Green Plains Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the terms "Green Plains Shares" will be deemed to refer to and include the Green Plains Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Green Plains Shares may be changed or exchanged.

          d.     Acquisition of Additional Shares.    The Green Plains Shareholder shall promptly notify VBV of the number of shares of Green Plains Common Stock acquired by the Green Plains Shareholder, if any, after the date of this Agreement. Any such shares of Green Plains Common Stock shall, after their acquisition by the Green Plains Shareholder, be subject to the restrictions on transfer applicable to the Green Plains Shares.

          e.     Waiver of Appraisal Rights.    The Green Plains Shareholder hereby waives, releases, and discharges any rights of appraisal or rights to dissent from the Merger that Green Plains Shareholder may have.

          f.      Assignments: Rights of Assignees; Third Party Beneficiaries.    This Agreement shall not be assignable by the Green Plains Shareholder without the prior written consent of VBV. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement or their respective heirs, executors, administrators, legal representatives, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          g.     Specific Performance.    The parties hereto acknowledge that money damages are an inadequate remedy for breach of this Agreement or the Proxy because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party in the event that this Agreement or the Proxy is breached. Therefore, each party agrees that the non-breaching party may obtain specific performance of this Agreement or the Proxy and injunctive and other equitable relief against any breach hereof, without the necessity of establishing irreparable harm or posting any bond, in addition to any other remedy to which such party may be entitled at law or in equity.

          h.     Waiver.    No waiver of any provision of this Agreement shall be effective unless it is in writing signed by the party granting the waiver, and a waiver by any party hereto of any one or more defaults shall not operate as a waiver of any future default or defaults, whether of a like or of a different character. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions (whether or not similar), nor shall such a waiver constitute a continuing waiver, unless otherwise expressly provided.

          i.      Section Headings.    Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement or any provisions thereof.

          j.      Choice of Law; Jurisdiction and Venue.    This Agreement and the Proxy will be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such State. Each party hereto (i) agrees to submit to personal jurisdiction and to waive any objection as to venue in the state or federal courts located in New Castle County, Delaware, (ii) agrees that any action or proceeding shall be brought exclusively in such courts, unless subject matter jurisdiction or personal jurisdiction cannot be obtained, and (iii) agrees that service of process on any party in any such action shall be effective if made by registered or certified mail addressed to such party at the address specified herein, or to any parties hereto at such other addresses as he, she or it may from time to time specify to the other parties in writing for such purpose. The exclusive choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

          k.     Notices.    All notices, requests and other communications to any party hereunder shall be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class mail postage prepaid), or by overnight express courier (charges prepaid or billed to the account of the sender) to the parties at the following addresses or facsimile numbers:

If to VBV, to:
VBV LLC One South Dearborn Suite 800 Chicago, Illinois 60603 Fax no.: 312-345-1944 Attention: Todd Becker

          If to the Green Plains Shareholder: At its address set forth on the signature page hereto or to such other address or fax number as any party may have furnished to the others in writing in accordance herewith.

          l.      Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

          m.    Severability of Provisions.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, (i) such term, provision, covenant or restriction shall, unless no such amended provision would be valid or enforceable, be deemed amended to the minimum extent necessary to cause it, as so amended, to be valid and enforceable, and (ii) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

        7.     Effectiveness.    This Agreement shall become effective simultaneously with the execution and delivery of the Merger Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Lock-Up and Voting Agreement to be duly executed as of the date first set forth above.

VBV LLC
/s/ TODD BECKER By: Todd Becker Its Chief Executive Officer
GREEN PLAINS SHAREHOLDER

/s/ WAYNE HOOVESTOL By: Wayne Hoovestol
/s/ GORDON GLADE By: Gordon Glade
/s/ ROBERT D. VAVRA By: Robert D. Vavra
/s/ DAVID HART By: David Hart
/s/ BRIAN PETERSON By: Brian Peterson
/s/ R. STEPHEN NICHOLSON By: R. Stephen Nicholson
/s/ DAN CHRISTENSEN By: Dan Christensen
/s/ JERRY PETERS By: Jerry Peters
/s/ MIKE WARREN By: Mike Warren
/s/ GARY PARKER By: Gary Parker

IRREVOCABLE PROXY

        The undersigned shareholder (the "Shareholder") of Green Plains Renewable Energy, Inc., an Iowa corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Todd Becker, Ron Gillis and VBV LLC, a Delaware limited liability company ("VBV"), and each of them, the attorneys and proxies of the Shareholder with full power of substitution and resubstitution, to the full extent of the Shareholder's rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Shareholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Shareholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the Shareholder with respect to any of the Shares are hereby revoked, and the Shareholder agrees that no subsequent proxies will be given with respect to any of the Shares.

        This proxy is irrevocable, is coupled with an interest and is granted in connection with the Lock-Up and Voting Agreement, dated as of the date hereof, between VBV and the Shareholder (the "Voting Agreement"), and is granted in consideration of VBV entering into the Agreement and Plan of Merger, dated as of the date hereof, among the Company, Merger Sub, and VBV (the "Merger Agreement"). This proxy will terminate on the Termination Date (as defined in the Voting Agreement).

        The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Merger Agreement or the effective time of the merger contemplated thereby (the "Merger") at any meeting of the shareholders of the Company, however called, and in connection with any written action by consent of shareholders of the Company:

          (i)    in favor of the Merger, the execution and delivery by the Company of the Merger Agreement, and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

          (ii)   against any action or agreement that would result in a breach of any covenant or obligation of the Company in the Merger Agreement; and

          (iii)  against any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

        The Shareholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

        This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Shareholder (including any transferee of any of the Shares).

        If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

Dated: May 7, 2008	Name:

Shares Held of Record	Options and Other Rights	Additional Shares Beneficially Owned

FORM OF LOCK-UP AND VOTING AGREEMENT
BETWEEN GPRE AND CERTAIN VBV AFFILIATES

        This Lock-up and Voting Agreement, dated as of May 7, 2008, (this "Agreement"), is between Green Plains Renewable Energy, Inc., an Iowa corporation ("GPRE"), and the affiliate of VBV LLC, a Delaware limited liability company ("VBV"), whose signature appears on the signature page hereof (the "VBV Affiliate").

RECITALS

        WHEREAS, contemporaneous with the execution and delivery of this Agreement, GPRE, Merger Sub, and VBV have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"); and

        WHEREAS, as a condition and inducement to GPRE to enter into the Merger Agreement and incur the obligations set forth therein, certain VBV Affiliates have agreed to vote and to cause to be voted their voting common units in VBV (the "VBV Common Units") now owned or hereafter acquired by them for and in favor of the Merger, and have agreed to the other terms and provisions contained herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.     Definitions.    Any capitalized term used herein without definition has the meaning ascribed to it in the Merger Agreement. The following terms shall have the respective meanings set forth below:

          a.     "Disposition" means any sale, exchange, assignment, gift, pledge, mortgage, hypothecation, transfer or other disposition or encumbrance of all or any part of the rights and incidents of ownership of GPRE Shares, including the right to vote, and the right to possession of GPRE Shares as collateral for indebtedness, whether such transfer is outright or conditional, or for or without consideration, or the agreement to do any of the foregoing.

          b.     "GPRE Shares" means (i) all securities of GPRE (including all shares of GPRE Common Stock and all options, warrants, and other rights to acquire shares of GPRE Common Stock) owned, beneficially or of record, by the VBV Affiliate as of the date of this Agreement; and (ii) all additional securities of GPRE (including all additional shares of GPRE Common Stock and all additional options, warrants, and other rights to acquire shares of GPRE Common Stock) of which the VBV Affiliate acquires ownership (beneficially or of record) during the Term.

          c.     "Term" means the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time of the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms.

        2.     Voting of VBV Common Units.

          a.     During the Term, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of the VBV Common Units, however called, or in connection with any written consent of the holders of VBV Common Units, the VBV Affiliate shall appear at the meeting (in person or by proxy) or otherwise cause the VBV Common Units held by such VBV Affiliate to be counted as present thereat for purposes of establishing a quorum and to vote or consent (or cause to be voted or consented) its VBV Common Units (i) in favor of the adoption of the Merger Agreement and the approval of all other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, (ii) against any action or agreement that would result in a breach in any respect of any covenant or any other obligation or agreement of VBV under the Merger Agreement, and (iii) against any action involving VBV which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement.

          b.     Contemporaneously with the execution of this Agreement: (i) the VBV Affiliate shall deliver to GPRE a proxy in the form attached to this Agreement as Annex A, which shall be irrevocable to the fullest extent permitted by law with respect to the VBV Common Units referred to therein (the "Proxy"); and (ii) the VBV Affiliate shall cause to be delivered to GPRE an additional proxy (in the form attached hereto as Annex A) executed on behalf of the record owner of any outstanding VBV Common Units that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by the VBV Affiliate.

          c.     Notwithstanding anything to the contrary in this Section 2, the VBV Affiliate shall be released from its obligations under Section 2(a) of this Agreement in the event that: (i) VBV has received a VBV Superior Proposal, (ii) the VBV Superior Proposal remains valid and in effect as of the time of the any meeting of the members of VBV described above, and (iii) VBV has complied in all respects with its obligations under Section 6.4 of the Merger Agreement.

        3.     Restriction on Disposition of GPRE Shares.    During the Term and, if the Merger is consummated, until 5:00 p.m. Central Time on the day that is 90 days after the date on which the Effective Time occurs, the VBV Affiliate shall not make, offer to make, agree to make or permit any Disposition of the GPRE Shares. The restrictions contained in this Section 3 shall not apply to a Disposition to an Affiliate of such VBV Affiliate or to Wilon Holdings S.A. so long as so long as, in each case, the transferee(s) deliver to GPRE or the Surviving Company, as the case may be, an executed written instrument agreeing to be bound by the terms of this Agreement as if such transferee(s) were the VBV Affiliate.

        4.     Restriction on Proxies and Non-Interference.    During the Term, the VBV Affiliate shall not (a) grant any proxies or powers of attorney that would permit any such proxy or attorney-in-fact to take any action inconsistent herewith, (b) deposit the VBV Common Units into a voting trust or enter into a voting agreement with respect to the VBV Common Units, in either case providing for the voting or consenting of such shares in a manner inconsistent herewith; or (c) take any action that would make any representation or warranty of the VBV Affiliate contained herein untrue or incorrect or would result in a breach by the VBV Affiliate of its obligations under this Agreement. The VBV Affiliate shall not enter into any agreement or understanding with any Person, the effect of which would be inconsistent with or breach any provision contained in this Agreement.

        5.     Termination.    This Agreement will terminate at 5:00 p.m. Central Time upon the earlier of (a) the date that is 90 days after the date on which the Effective Time occurs, or (b) the termination of the Merger Agreement in accordance with its terms (the earlier of (a) and (b), the "Termination Date").

        6.     Miscellaneous.

          a.     Entire Agreement.    This Agreement and the Proxy constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          b.     Certain Events.    The VBV Affiliate agrees that this Agreement and the Proxy and the obligations hereunder shall attach to its VBV Common Units and its GPRE Shares and shall be binding upon any Person to which legal or beneficial ownership of such GPRE Shares shall pass, whether by operation of law or otherwise, including, without limitation, the VBV Affiliate's successors and permitted assigns. Notwithstanding any such transfer of its VBV Common Units or GPRE Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

          c.     Stock Dividends or Distributions.    In the event of a dividend or distribution, or any change in the GPRE Common Stock or the VBV Common Units by reason of any dividend, split-up, recapitalization, combination, exchange of shares/units or the like, the terms "GPRE Shares" and "VBV Common Units" will be deemed to refer to and include the GPRE Shares or VBV Common Units, as the case may be, as well as all such dividends and distributions and any shares into which or for which any or all of the GPRE Shares or VBV Common Units, as the case may be, may be changed or exchanged.

          d.     Acquisition of Additional Shares.    The VBV Affiliate shall promptly notify GPRE of the number of shares of GPRE Common Stock or acquired by the VBV Affiliate, if any, after the date of this Agreement. Any such shares of GPRE Common Stock shall, after their acquisition by the VBV Affiliate, be subject to the restrictions on transfer applicable to the GPRE Shares.

          e.     Waiver of Appraisal Rights.    The VBV Affiliate hereby waives, releases, and discharges any rights of appraisal or rights to dissent from the Merger that the VBV Affiliate may have.

          f.      Assignments: Rights of Assignees; Third Party Beneficiaries.    This Agreement shall not be assignable by the VBV Affiliate without the prior written consent of GPRE. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          g.     Specific Performance.    The parties hereto acknowledge that money damages are an inadequate remedy for breach of this Agreement or the Proxy because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party in the event that this Agreement or the Proxy is breached. Therefore, each party agrees that the non-breaching party may obtain specific performance of this Agreement or the Proxy and injunctive and other equitable relief against any breach hereof, without the necessity of establishing irreparable harm or posting any bond, in addition to any other remedy to which such party may be entitled at law or in equity.

          h.     Waiver.    No waiver of any provision of this Agreement shall be effective unless it is in writing signed by the party granting the waiver, and a waiver by any party hereto of any one or more defaults shall not operate as a waiver of any future default or defaults, whether of a like or of a different character. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions (whether or not similar), nor shall such a waiver constitute a continuing waiver, unless otherwise expressly provided.

          i.      Section Headings.    Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement or any provisions thereof.

          j.      Choice of Law; Jurisdiction and Venue.    This Agreement and the Proxy will be governed by and construed and enforced in accordance with the laws of the State of Iowa (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such State. Each party hereto (i) agrees to submit to personal jurisdiction and to waive any objection as to venue in the state or federal courts located in New Castle County, Delaware, (ii) agrees that any action or proceeding shall be brought exclusively in such courts, unless subject matter jurisdiction or personal jurisdiction cannot be obtained, and (iii) agrees that service of process on any party in any such action shall be effective if made by registered or certified mail addressed to such party at the address specified herein, or to any parties hereto at such other addresses as he, she or it may from time to time specify to the other parties in writing for such purpose. The exclusive choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

          k.     Notices.    All notices, requests and other communications to any party hereunder shall be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class mail postage prepaid), or by overnight express courier (charges prepaid or billed to the account of the sender) to the parties at the following addresses or facsimile numbers:

If to GPRE, to:
Green Plains Renewable Energy, Inc. 105 N 31st Avenue Suite 103 Omaha, NE, 68131 Fax no.: 402-884-8776 Attention: Wayne Hoovestol

          If to the VBV Affiliate: At its address set forth on the signature page hereto or to such other address or fax number as any party may have furnished to the others in writing in accordance herewith.

          l.      Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

          m.    Severability of Provisions.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, (i) such term, provision, covenant or restriction shall, unless no such amended provision would be valid or enforceable, be deemed amended to the minimum extent necessary to cause it, as so amended, to be valid and enforceable, and (ii) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

        7.     Effectiveness.    This Agreement shall become effective simultaneously with the execution and delivery of the Merger Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Lock-Up and Voting Agreement to be duly executed as of the date first set forth above.

GREEN PLAINS RENEWABLE ENERGY, INC.
/S/ WAYNE HOOVESTOL By: Wayne Hoovestol Its: CEO
VBV AFFILIATES
BIOVERDA US HOLDINGS LLC
/S/ MICHAEL KING By: Michael King Its: Director
BIOVERDA INTERNATIONAL HOLDINGS LIMITED
/S/ JAMES BARRY By: James Barry Its: Director

IRREVOCABLE PROXY

        The undersigned member (the "Member") of VBV LLC, a Delaware limited liability company (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes                    ,                     and Green Plains Renewable Energy, Inc., an Iowa corporation ("GPRE"), and each of them, the attorneys and proxies of the Shareholder with full power of substitution and resubstitution, to the full extent of the Member's rights with respect to (i) the outstanding voting common units of the Company owned of record by the Member as of the date of this proxy, which common units are specified on the final page of this proxy, and (ii) any and all other limited liability company interests of the Company which the Member may acquire on or after the date hereof. (The common units and the limited liability interest of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Units.") Upon the execution hereof, all prior proxies given by the Member with respect to any of the Units are hereby revoked, and the Member agrees that no subsequent proxies will be given with respect to any of the Units.

        This proxy is irrevocable, is coupled with an interest and is granted in connection with the Lock-Up and Voting Agreement, dated as of the date hereof, between GPRE and the Member (the "Voting Agreement"), and is granted in consideration of GPRE entering into the Agreement and Plan of Merger, dated as of the date hereof, among GPRE, Merger Sub, and the Company (the "Merger Agreement"). This proxy will terminate on the Termination Date (as defined in the Voting Agreement).

        The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Units at any time until the earlier to occur of the valid termination of the Merger Agreement or the effective time of the merger contemplated thereby (the "Merger") at any meeting of the members of the Company, however called, and in connection with any written action by consent of members of the Company:

            (i)  in favor of the Merger, the execution and delivery by the Company of the Merger Agreement, and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

           (ii)  against any action or agreement that would result in a breach of any covenant or obligation of the Company in the Merger Agreement; and

          (iii)  against any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

        The Member may vote the Units on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

        This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the member (including any transferee of any of the Units).

        If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

Dated: , 2008	Name:

Units Held of Record	Options and Other Rights	Additional Units or LLC Interests Beneficially Owned

FORM OF LOCK-UP AGREEMENT
BETWEEN GPRE AND WILON HOLDINGS S.A.

        This Lock-up Agreement, dated as of May 7, 2008, (this "Agreement"), is between Green Plains Renewable Energy, Inc., an Iowa corporation ("GPRE"), and the affiliate of VBV LLC, a Delaware limited liability company ("VBV"), whose signature appears on the signature page hereof (the "VBV Affiliate").

RECITALS

        WHEREAS, contemporaneous with the execution and delivery of this Agreement, GPRE, Merger Sub, and VBV have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"); and

        WHEREAS, as a condition and inducement to GPRE to enter into the Merger Agreement and incur the obligations set forth therein, the VBV Affiliate has agreed to the terms and provisions contained herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.     Definitions.    Any capitalized term used herein without definition has the meaning ascribed to it in the Merger Agreement. The following terms shall have the respective meanings set forth below:

          a.     "Disposition" means any sale, exchange, assignment, gift, pledge, mortgage, hypothecation, transfer or other disposition or encumbrance of all or any part of the rights and incidents of ownership of GPRE Shares, including the right to vote, and the right to possession of GPRE Shares as collateral for indebtedness, whether such transfer is outright or conditional, or for or without consideration, or the agreement to do any of the foregoing.

          b.     "GPRE Shares" means (i) all securities of GPRE (including all shares of GPRE Common Stock and all options, warrants, and other rights to acquire shares of GPRE Common Stock) owned, beneficially or of record, by the VBV Affiliate as of the date of this Agreement; and (ii) all additional securities of GPRE (including all additional shares of GPRE Common Stock and all additional options, warrants, and other rights to acquire shares of GPRE Common Stock) of which the VBV Affiliate acquires ownership (beneficially or of record) during the Term.

          c.     "Term" means the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time of the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms.

          d.     "VBV Common Units" means the voting common units in VBV now owned or hereafter acquired by the VBV Affiliate.

        2.     [Intentionally Omitted]

        3.     Restriction on Disposition of GPRE Shares.    During the Term and, if the Merger is consummated, until 5:00 p.m. Central Time on the day that is 90 days after the date on which the Effective Time occurs, the VBV Affiliate shall not make, offer to make, agree to make or permit any Disposition of the GPRE Shares. The restrictions contained in this Section 3 shall not apply to a Disposition to an Affiliate of such VBV Affiliate so long as so long as, in each case, the transferee(s) deliver to GPRE or the Surviving Company, as the case may be, an executed written instrument agreeing to be bound by the terms of this Agreement as if such transferee(s) were the VBV Affiliate.

        4.     [Intentionally Omitted]

        5.     Termination.    This Agreement will terminate at 5:00 p.m. Central Time upon the earlier of (a) the date that is 90 days after the date on which the Effective Time occurs, or (b) the termination of the Merger Agreement in accordance with its terms (the earlier of (a) and (b), the "Termination Date").

        6.     Miscellaneous.

          a.    Entire Agreement.    This Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          b.    Certain Events.    The VBV Affiliate agrees that this Agreement and the obligations hereunder shall attach to its VBV Common Units and its GPRE Shares and shall be binding upon any Person to which legal or beneficial ownership of such GPRE Shares shall pass, whether by operation of law or otherwise, including, without limitation, the VBV Affiliate's successors and permitted assigns. Notwithstanding any such transfer of its VBV Common Units or GPRE Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

          c.    Stock Dividends or Distributions.    In the event of a dividend or distribution, or any change in the GPRE Common Stock or the VBV Common Units by reason of any dividend, split-up, recapitalization, combination, exchange of shares/units or the like, the terms "GPRE Shares" and "VBV Common Units" will be deemed to refer to and include the GPRE Shares or VBV Common Units, as the case may be, as well as all such dividends and distributions and any shares into which or for which any or all of the GPRE Shares or VBV Common Units, as the case may be, may be changed or exchanged.

          d.    Acquisition of Additional Shares.    The VBV Affiliate shall promptly notify GPRE of the number of shares of GPRE Common Stock or acquired by the VBV Affiliate, if any, after the date of this Agreement. Any such shares of GPRE Common Stock shall, after their acquisition by the VBV Affiliate, be subject to the restrictions on transfer applicable to the GPRE Shares.

          e.    Waiver of Appraisal Rights.    The VBV Affiliate hereby waives, releases, and discharges any rights of appraisal or rights to dissent from the Merger that the VBV Affiliate may have.

          f.    Assignments: Rights of Assignees; Third Party Beneficiaries.    This Agreement shall not be assignable by the VBV Affiliate without the prior written consent of GPRE. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          g.    Specific Performance.    The parties hereto acknowledge that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party in the event that this Agreement is breached. Therefore, each party agrees that the non-breaching party may obtain specific performance of this Agreement and injunctive and other equitable relief against any breach hereof, without the necessity of establishing irreparable harm or posting any bond, in addition to any other remedy to which such party may be entitled at law or in equity.

          h.    Waiver.    No waiver of any provision of this Agreement shall be effective unless it is in writing signed by the party granting the waiver, and a waiver by any party hereto of any one or more defaults shall not operate as a waiver of any future default or defaults, whether of a like or of a different character. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions (whether or not similar), nor shall such a waiver constitute a continuing waiver, unless otherwise expressly provided.

          i.    Section Headings.    Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement or any provisions thereof.

          j.    Choice of Law; Jurisdiction and Venue.    This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Iowa (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such State. Each party hereto (i) agrees to submit to personal jurisdiction and to waive any objection as to venue in the state or federal courts located in New Castle County, Delaware, (ii) agrees that any action or proceeding shall be brought exclusively in such courts, unless subject matter jurisdiction or personal jurisdiction cannot be obtained, and (iii) agrees that service of process on any party in any such action shall be effective if made by registered or certified mail addressed to such party at the address specified herein, or to any parties hereto at such other addresses as he, she or it may from time to time specify to the other parties in writing for such purpose. The exclusive choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

          k.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class mail postage prepaid), or by overnight express courier (charges prepaid or billed to the account of the sender) to the parties at the following addresses or facsimile numbers:

    If to GPRE, to:

    Green Plains Renewable Energy, Inc.
    105 N 31st Avenue Suite 103
    Omaha, NE, 68131
    Fax no.: 402-884-8776
    Attention: Wayne Hoovestol

          If to the VBV Affiliate: At its address set forth on the signature page hereto or to such other address or fax number as any party may have furnished to the others in writing in accordance herewith.

          l.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

          m.    Severability of Provisions.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, (i) such term, provision, covenant or restriction shall, unless no such amended provision would be valid or enforceable, be deemed amended to the minimum extent necessary to cause it, as so amended, to be valid and enforceable, and (ii) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

          7.    Effectiveness.    This Agreement shall become effective simultaneously with the execution and delivery of the Merger Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Lock-Up to be duly executed as of the date first set forth above.

GREEN PLAINS RENEWABLE ENERGY, INC.
/s/ WAYNE HOOVESTOL
By:	Wayne Hoovestol
Its:	CEO
WILON HOLDINGS S.A.
/s/ ALAIN TREUER
By:	Alain Treuer
Its:	Director

Appendix F

SHAREHOLDERS' AGREEMENT

        THIS SHAREHOLDERS' AGREEMENT is made as of May 7, 2008, by and among Green Plains Renewable Energy, Inc., an Iowa corporation (the "Company"), each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an "Investor," and each of the existing shareholders and affiliates of the Company identified on Schedule B hereto, each of whom is referred to in this Agreement as an "Existing Shareholder." The Investors and the Existing Shareholders are from time to time throughout this Agreement referred to individually as a "Shareholder" and collectively as the "Shareholders." The Company, the Investors, and the Existing Shareholders are each referred to herein as a "Party" and collectively as the "Parties."

        WHEREAS, the Company is a party to an agreement and plan of merger (the "Merger Agreement"), dated May 7, 2008, by and among the Company, Green Plains Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and VBV LLC, a Delaware limited liability company;

        WHEREAS, as a condition to and concurrent with the closing of the merger contemplated by the Merger Agreement, the Company and the Investors have entered into a stock purchase agreement of even date herewith (the "Purchase Agreement");

        WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Company, the Existing Shareholders, and the Investors hereby agree that this Agreement shall govern certain rights of the Shareholders, and the other matters as set forth herein.

        NOW, THEREFORE, the parties hereby agree as follows:

        1.    Definitions.     For purposes of this Agreement:

          1.1   "Affiliate" means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

          1.2   "Applicable Law" means all applicable provisions of (i) constitutions, statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Entity, (ii) any consents or approvals of any Governmental Entity, and (iii) any orders, decisions, injunctions, judgments, awards, decrees of or agreements with any Governmental Entity.

          1.3   "Bioverda Nominees" has the meaning set forth in Section 3.2(a).

          1.4   "Bioverda Parties" means Bioverda International Holdings Limited, Bioverda US Holdings LLC, their Affiliates, and any fund (including, without limitation, any limited or general partnership) which is managed, maintained, controlled or advised by, or which otherwise has a relationship with, Bioverda International Holdings Limited, Bioverda US Holdings LLC, or their Affiliates.

          1.5   "Closing" shall mean the closing of the merger contemplated by the Merger Agreement.

          1.6   "Common Stock" means shares of the Company's common stock, par value $.001 per share.

          1.7   "Damages" means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based

F-1

  upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

          1.8   "Demand Notice" has the meaning set forth in Section 2.1 of this Agreement.

          1.9   "Exchange Act" means the Securities Exchange Act of 1934l as amended, and the rules and regulations promulgated thereunder.

          1.10 "Excluded Registration" means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary of the Company pursuant to a stock option, stock purchase or similar plan; (ii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

          1.11 "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          1.12 "Governmental Entity" means federal, state, local or foreign court, legislative, executive or regulatory authority or agency, including any exchange or market upon which the Shares of the Company are listed or traded.

          1.13 "Holder" means any holder of Registrable Securities who is a party to this Agreement.

          1.14 "Immediate Family Member" means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

          1.15 "Independent Nominees" means any nominee for election as a director who is nominated by the board of directors of the Company, or committee thereof, other than a Bioverda Nominee or a Wilon Nominee.

          1.16 "Initiating Holders" means, collectively, Holders who properly initiate a registration request under Section 2 this Agreement.

          1.17 "Necessary Action" means, with respect to a specified result, all actions (to the extent permitted by Applicable Law and the Company's articles of incorporation and bylaws) necessary to cause such result, including (i) voting or providing written consent or a proxy with respect to the Shares, (ii) calling and attending meetings in person or by proxy for purposes of obtaining a quorum and causing the adoption of shareholders' resolutions and amendments to the Company's articles of incorporation or bylaws, (iii) causing directors (to the extent such directors were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such directors may have as directors of the Company) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments, and (v) making, or causing to be made, with any

F-2

  Governmental Entity all filings, registrations or similar actions that are required to achieve such result.

          1.18 "Nominees" has the meaning set forth in Section 3.2(e).

          1.19 "Person" means any individual, partnership, corporation, limited liability company, association, joint stock company, trust or other entity.

          1.20 "Registrable Securities" means (i) any Common Stock held beneficially or of record by the Shareholders as of the date of this Agreement, including Common Stock issued to (x) the Bioverda Parties and Wilon Holdings S.A., upon consummation of the merger contemplated in the Merger Agreement and (y) the Investors pursuant to the Purchase Agreement; (ii) any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company acquired by the Shareholders after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1 of this Agreement.

          1.21 "Registrable Securities then outstanding" means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

          1.22 "SEC" means the Securities and Exchange Commission.

          1.23 "SEC Rule 144" means Rule 144 promulgated by the SEC under the Securities Act, as amended.

          1.24 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          1.25 "Selling Expenses" means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

          1.26 "Shares" means, at any time, shares of any class of equity securities of the Company the holders of which are entitled to vote for in the election of directors, including all shares of Common Stock, now owned or subsequently acquired by a Shareholder.

          1.27 "Wilon Nominee" has the meaning set forth in Section 3.2(b).

        2.    Registration Rights.     The Company covenants and agrees as follows:

          2.1      Demand Registration.

          If at any time after 18 months after the Closing the Company receives a request from Holders of thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least twenty percent (20%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $10.0 million), then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the "Demand Notice") to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders

F-3

  requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

          If at any time after 18 months after the Closing and the Company is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5.0 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within thirty (30) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within ten (10) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

          Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company's chief executive officer stating that in the good faith judgment of the Company's Board of Directors it would be materially detrimental to the Company and its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than seventy-five (75) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than two times in any twelve (12) month period; and provided, further, that the Company shall not register any securities for its own account or that of any other shareholder during such seventy-five (75) day period other than an Excluded Registration.

          The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is thirty (30) days before the Company's good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is thirty (30) days before the Company's good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. Notwithstanding the foregoing, no more than four (4) registrations shall be permitted under this Agreement. A registration shall not be counted as "effected" for purposes of this Section 2.1(d) until such time as

F-4

  the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as "effected" for purposes of this Section 2.1(d).

          2.2      Company Registration.     If the Company proposes to register (including, for this purpose, a registration effected by the Company for shareholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

          2.3      Underwriting Requirements.

            (a)   If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Holders, subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4le)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

            (b)   In connection with any offering involving an underwriting of shares of the Company's capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders' Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the number of

F-5

    securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other shareholder's securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company or corporation, the partners, members, retired partners, retired members, shareholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single "Selling Holder," and any pro rata reduction with respect to such "Selling Holder" shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such "Selling Holder," as defined in this sentence.

            (c)   For purposes of Section 2.1, a registration shall not be counted as "effected" if, as a result of an exercise of the underwriter's cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

          2.4      Obligations of the Company.     Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

            (a)   prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

            (b)   prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement,

F-6

    as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

            (c)   furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

            (d)   use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided, that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

            (e)   in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

            (f)    use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

            (g)   provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

            (h)   promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company's officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

            (i)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

            (j)    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

          2.5      Furnish Information.     It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder's Registrable Securities.

          2.6      Expenses of Registration.     All expenses (other than Selling Expenses) incurred in connection with registrations, filings or qualifications pursuant to this Section 2, including all registration, filing, and qualification fees; printers' and accounting fees; fees and disbursements of counsel for the Company, shall be borne and paid by the Company; provided, however, that the

F-7

  Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1; provided, further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 and counsel for the selling Holders ("Selling Holder Counsel") shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

          2.7      Delay of Registration.     No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

          2.8    Indemnification.     If any Registrable Securities are included in a registration statement under this Section 2:

            (a)   To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and shareholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person or other aforementioned Person expressly for use in connection with such registration.

            (b)   To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if

F-8

    such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

            (c)   Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party's ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

            (d)   To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and, provided further, that in no event shall a Holder's liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from

F-9

    the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

            (e)   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

            (f)    Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

          2.9      Reports Under Exchange Act.     With a view to making available to the Holders the benefits of SEC Rule 14l and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

            (a)   make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 14l, at all times;

            (b)   use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

            (c)   furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 14l, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

          2.10      Limitations on Subsequent Registration Rights.     From and after the date of this Agreement, for a period of two years thereafter, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder.

          2.11      Restrictions on Transfer.

            (a)   The Registrable Securities shall not be sold, pledged or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee or transferee

F-10

    of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

            (b)   Each certificate or instrument representing the Registrable Securities and any other securities issued in respect of the Registrable Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 2.11(c)) be stamped or otherwise imprinted with one or more legends, substantially in the following forms, as applicable:

      The securities represented hereby have been acquired for investment and have not been registered under the Securities Act of 1933. Such shares may not be sold, pledged or transferred in the absence of such registration or a valid exemption from the registration and prospectus delivery requirements of said act.

      The securities represented hereby may not be sold, pledged or otherwise transferred except in accordance with Rule 14l of the Securities Act of 1933, as amended.

      The securities represented hereby may be transferred only in accordance with the terms of an agreement between the company and the shareholder, a copy of which is on file with the secretary of the company.

    The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Registrable Securities in order to implement the restrictions on transfer set forth in this Section 2.11.

            (c)   The holder of each certificate representing Registrable Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Subject to Section 2.11(d), before any proposed sale, pledge, or transfer of any Registrable Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder's intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder's expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a "no action" letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Registrable Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Registrable Securities may be effected without registration under the Securities Act, whereupon the Holder of such Registrable Securities shall be entitled to sell, pledge, or transfer such Registrable Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or "no action" letter (x) in any transaction in compliance with SEC Rule 14l, (y) in any transaction in which such Holder distributes Registrable Securities to an Affiliate of such Holder for no consideration, and (z) a disposition of Registrable Securities by a Bioverda Party to Wilon Holdings S.A.; provided that each transferee agrees in writing to be subject to the terms of this Section 2.11. Each certificate or instrument evidencing the Registrable Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 14l, the appropriate restrictive legend set forth in Section 2.11(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder

F-11

    and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

            (d)   The Company acknowledges the existence of a put and call arrangement between the Bioverda Parties and Wilon Holdings S.A., pursuant to which Bioverda US Holdings LLC has a right to sell to Wilon Holdings S.A., and Wilon Holdings S.A. has a right to purchase from Bioverda US Holdings LLC, shares of the Company's common stock acquired by Bioverda US Holdings LLC pursuant to the Purchase Agreement. The Company shall use its best efforts to facilitate the transfer of Registrable Securities from Bioverda US Holdings LLC to Wilon Holdings S.A. pursuant to the exercise of their respective put and call rights, including obtaining such representations from Wilon Holdings S.A. as may be necessary to confirm that such transfer will be exempt from registration under the Securities Act and taking such other reasonable and necessary actions to authorize such transfer in advance of the exercise of the put or call rights in order to assure the Company that the transfer will comply with applicable securities laws.

          2.12      Termination of Registration Rights.     The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 shall terminate upon the fifth (5th) anniversary of the date of this Agreement.

        3.    Voting Provisions Regarding Board of Directors

          3.1      Size of the Board.     The Company and the Shareholders shall take all Necessary Action to cause the board of directors of the Company to be comprised of not more than nine directors, unless an increase in the number of directors is authorized by not less than six directors then serving in office.

          3.2      Board Composition.

            (a)   For so long as the Bioverda Parties and their Affiliates own beneficially Shares representing not less than 32.5% of the outstanding Common Stock of the Company, the Bioverda Parties shall have a right to designate four individuals to be nominated by the board of directors of the Company for election as directors of the Company (the "Bioverda Nominees").

            (b)   For so long as Wilon Holdings S.A. and its Affiliates own beneficially Shares representing not less than 2.5% of the outstanding Common Stock of the Company, Wilon Holdings S.A. shall have a right to designate one individual to be nominated by the board of directors of the Company for election as a director of the Company (the "Wilon Nominee").

            (c)   During the applicable periods described in paragraphs (a) and (b), the Company shall cause each of the Bioverda Nominees and the Wilon Nominee (collectively, the "Nominees") to be nominated for election as directors of the Company at each meeting of shareholders at which an election of directors is held; and shall solicit proxies for the election of the Nominees at all such meetings, recommend that the shareholders of the Company vote for the election of each such Nominee to the board of directors, and include such information about the Nominees in the Company's proxy statement and other solicitation materials relating to the election of directors as is required under the Exchange Act and Applicable Law.

            (d)   At the request of the Party entitled to designate a Nominee under this Section 3, the Company shall call a special meeting of shareholders for the purpose of electing directors, including to fill a vacancy on the board created by the resignation, removal or death of a Nominee who previously had been elected as a director.

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            (e)   Each Shareholder agrees to vote, or cause to be voted, all Shares owned by him, her or it, or over which he, she or it has voting control, in favor of the Nominees at each meeting of shareholders at which an election of directors is held, and otherwise to take all Necessary Action to cause the board of directors of the Company to be comprised of the Nominees.

          3.3      Failure to Designate a Board Member.     In the absence of any designation of a Nominee as specified in Section 3.2 above, the Nominee previously designated by the Party with the right to designate such Nominee and then serving shall be re-nominated if still eligible to serve as a director.

          3.4      Removal of Board Members.     Each Shareholder shall take all Necessary Action, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

            (a)   no Nominee designated in accordance with Section 3.2 or Section 3.3 of this Agreement and elected as a director may be removed from office, other than for cause under Applicable Law, unless (i) such removal is directed or approved by the Party entitled under Section 3.2 to designate that Nominee or (ii) the Party originally entitled to designate such Nominee pursuant to Section 3.2 is no longer so entitled to designate such Nominee; and

            (c)   upon the request of the Party entitled to designate a Nominee as provided in Section 3.2, such Nominee shall be removed from office.

          3.5      Vacancies.     Any vacancies created by the resignation, removal or death of a Nominee designated in accordance with Section 3.2 or Section 3.3 and elected as a director shall be filled pursuant to the provisions of this Section 3 or in accordance with the bylaws.

          3.5      No Liability for Election of Recommended Directors.     No Investor or Affiliate of any Investor shall have any liability as a result of designating a Nominee in accordance with Section 3.2 for any act or omission by such Nominee in his or her capacity as a director of the Company, nor shall any Shareholder have any liability as a result of taking Necessary Action in accordance with the provisions of this Agreement.

          3.6      Committees of the Board.     Subject to applicable director independence rules under Applicable Law and except as otherwise set forth in the Bylaws of the Company, each committee of the board of directors shall include at least two Bioverda Nominees or one Bioverda Nominee and one Wilon Nominee.

          3.7      Voting Covenant.     As of and from the date hereof until such time as the Company has issued an aggregate of at least six million shares of common stock (including shares issuable upon conversion of securities convertible or exercisable into, or exchangeable for, common stock, but excluding shares issued as a stock dividend or otherwise to effect a split of the common stock) to non-affiliates of the Corporation, the Bioverda Parties and their Affiliates, and Wilon Holdings S.A. and its Affiliates, shall vote, or cause to be voted, the Shares owned by them, or over which they have voting control, in favor of the four Independent Nominees proposed by the Company for election as directors at each meeting of shareholders at which an election of directors is held, in the same proportions for or against the Independent Nominees (and shall withhold their votes in the same proportion), as the shareholders of the Company who are not affiliated with the Bioverda Parties and Wilon Holdings S.A. present at each meeting of shareholders at which an election of directors is held vote their shares for election of directors.

        4.    Indemnification of Nominees.     The Company shall enter into an indemnification agreement, in substantially the form that is currently used by the Company for its directors, with each Nominee elected to serve as a director of the Company in accordance with this Agreement.

        5.    Reimbursement for Nominees.     The Company shall compensate each Nominee who is elected to serve as a director pursuant to this Agreement in a manner consistent with the compensation

F-13

policies of the Company applicable to its board of directors. The Company shall reimburse each Nominee elected to serve as a director for all reasonable expenses incurred thereby in connection with his or her service as a director of the Company in a manner consistent with the reimbursement policies of the Company applicable to its board of directors.

        6.    Company Headquarters.     The Parties agree that, until determined otherwise by the board of directors, the Company shall maintain its corporate headquarters in Omaha, Nebraska.

        7.    Miscellaneous

          7.1      Successors and Assigns.

            (a)   The rights granted under Section 2 this Agreement may be assigned (but only with all related obligations) by the Bioverda Parties to Wilon Holdings S.A., in connection with a transfer of Registrable Securities thereto, and by a Holder (including the Bioverda Parties) to any other transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder's Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder's Immediate Family Members; and (iii) after such transfer, holds at least 350,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or shareholder of a Holder; (2) who is a Holder's Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder's Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided, further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Agreement.

            (b)   The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

            (c)   Except as provided in Section 7.1(a), no Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Company.

          7.2      Amendment and Waiver.     Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided, that the Company may in its sole discretion waive compliance with Section 2.11(c) (and the Company's failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.11(c) shall be deemed to be a waiver); and provided, further that any provision hereof may be waived by any waiving party on such party's own behalf, without the consent of any other Party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination or waiver applies to all Investors in the same fashion. The Company shall give prompt notice of any

F-14

  amendment or termination hereof or waiver hereunder to any Person hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 6.2 shall be binding on all Parties hereto, regardless of whether any such Party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition or provision.

          7.3      Notices.     All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

if to the Company, to:	with a copy (which shall not constitute effective notice) to:
Green Plains Renewable Energy, Inc.	Husch Blackwell Sanders LLP
105 North 31st Avenue Suite 103 Omaha, Nebraska 68131 Facsimile No.: (402) 884-8776 Attention: Wayne Hoovestol	1620 Dodge Street Suite 2100 Omaha, NE 68102 Facsimile No.: (402) 964-5050 Attention: Michelle S. Mapes, Esq.
if to the Investors, to:	with a copy (which shall not constitute effective notice) to:
Bioverda International Holdings Limited	VBV LLC
Burton Court Burton Hall Road Dublin 8 IRELAND Attention: Dave Geary, Director Facsimile:+353 1 206 3742	One South Dearborn Suite 800 Chicago, Il. 60603 Attention: Todd Becker Facsimile No.: (312) 345-1944
Bioverda US Holdings LLC	VBV LLC
One South Dearborn Street Suite 800 Chicago, IL 60603 Attention: Dave Geary, Manager Facsimile: (312) 345-1944	One South Dearborn Suite 800 Chicago, Il. 60603 Attention: Todd Becker Facsimile No.: (312) 345-1944
if to the Existing Shareholders, to:	with a copy (which shall not constitute effective notice) to:
Green Plains Renewable Energy, Inc.	Husch Blackwell Sanders LLP
105 North 31st Avenue Suite 103 Omaha, Nebraska 68131 Facsimile No.: (402) 884-8776 Attention: Wayne Hoovestol	1620 Dodge Street Suite 2100 Omaha, NE 68102 Facsimile No.: (402) 964-5050 Attention: Michelle S. Mapes, Esq.

F-15

  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          7.4      Governing Law.     This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that the laws of the state of Iowa shall govern the relative rights, obligations, powers, duties, and other internal affairs of the Company and its board of directors.

          7.5      Jurisdiction and Venue.     Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party hereto or its successors or assigns may be brought and determined in the state or federal courts located in New Castle County, Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties agrees further to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-referenced courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced therein, and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. The exclusive choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

          7.6      Severability.     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          7.7      Entire Agreement.     This Agreement (including the exhibits and schedules referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

          7.8      Headings, etc.     The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

          7.9      Construction.     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

F-16

          7.10      Counterparts.     This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signatures on following pages]

F-17

        IN WITNESS WHEREOF, the parties hereto have caused this Shareholders' Agreement to be duly executed as of the date first set forth above.

GREEN PLAINS RENEWABLE ENERGY, INC.
By:
Name:
Title:
BIOVERDA INTERNATIONAL HOLDINGS LIMITED
By:
Name:
Title:
BIOVERDA US HOLDINGS LLC
By:
Name:
Title:
WILON HOLDINGS S.A.
By:
Name:
Title:
WAYNE HOOVESTOL

F-18

SCHEDULE A
INVESTORS

Bioverda International Holdings Limited
Bioverda US Holdings LLC
Wilon Holdings S.A.

F-19

SCHEDULE B
EXISTING SHAREHOLDERS

Wayne Hoovestol

F-20

Appendix G

May 7, 2008

Green Plains Renewable Energy, Inc.
Board of Directors
105 N. 31st Avenue
Suite 103
Omaha, NE 68131

Dear Directors:

        The Board of Directors of Green Plains Renewable Energy, Inc. ("GPRE" or the "Company") has engaged Duff & Phelps, LLC ("Duff & Phelps") as its independent financial advisor to provide an opinion (the "Opinion") as of the date hereof as to the fairness, from a financial point of view, to the Company of the Consideration (as defined below) to be paid by the Company in the contemplated transaction described below (the "Proposed Transaction").

Description of the Proposed Transaction

        For purposes of this Opinion, the Proposed Transaction is comprised of (i) the merger of GPRE with and into VBV, LLC and its operating subsidiaries (collectively referred to herein as "VBV" or "Target") through the Merger (as defined below) and (ii) the Concurrent Equity Investment (defined below) by current investors of VBV, LLC.

        The merger of VBV, LLC ("Parent Merger") is pursuant to the Agreement and Plan of Merger, dated as of May 7, 2008 (the "Parent Merger Agreement"), by and among GPRE, an Iowa corporation, Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of GPRE ("Merger Sub"), and VBV LLC, a Delaware limited liability company (and with respect to certain provisions of the Merger Agreement, Bioverda International Holdings Limited ("Bioverda Int'l"), Bioverda US Holdings LLC ("Bioverda US"), and Wilon Holdings S.A. ("Wilon") (collectively, Bioverda Int'l, Bioverda US and Wilon are referred to herein as "VBV Members")).

        The mergers of the VBV operating subsidiary interests (the "Subsidiary Mergers") are pursuant to (i) the Agreement and Plan of Merger, dated as of May 7, 2008 by and among GPRE, an Iowa corporation, IN Merger Sub, LLC, a wholly owned Indiana LLC subsidiary of GPRE ("IN Merger Sub") and Indiana Bio-Energy, LLC ("IBE"), an Indiana limited liability company, in which VBV, LLC owns the majority of the outstanding limited liability company interests with the balance of such interests owned by parties unaffiliated with VBV (the "IBE Merger Agreement") and (ii) to the Agreement and Plan of Merger, dated as of May 7, 2008 by and among GPRE, an Iowa corporation, TN Merger Sub, LLC, a wholly owned Tennessee LLC subsidiary of GPRE ("TN Merger Sub"), and Ethanol Grain Processors, LLC ("EGP"), a Tennessee limited liability company, in which VBV, LLC owns the majority of the outstanding limited liability company interests with the balance of such interests owned by parties unaffiliated with VBV (the "EGP Merger Agreement") (collectively, the IBE Merger Agreement and the EGP Merger Agreement are referred to herein as the "Subsidiary Merger Agreements"). The Subsidiary Merger Agreements provide, among other things, for the merger of IN Merger Sub and TN Merger Sub, respectively, with and into IBE and EGP, respectively, as a result of which the separate corporate existence of each IN Merger Sub and TN Merger Sub shall cease and IBE and EGP shall continue as the survivors in the Subsidiary Mergers (the Parent Merger Agreement and the Subsidiary Merger Agreements are collectively referred to herein as the "Merger Agreements", and the Parent Merger and the Subsidiary Mergers are collectively referred to herein as the "Merger").

        As set forth more fully in the Merger Agreements, at the effective time of the Merger, except as provided in the Merger Agreements, the limited liability company interests of VBV ("VBV Interests") (other than those to be canceled in accordance with terms of the Merger Agreements) shall be converted into the right to receive 10,871,472 (in aggregate) fully paid and nonassessable shares of GPRE Common Stock and 267,528 options (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreements.

        As a condition to and concurrent with the closing of the Merger, Bioverda Int'l, Bioverda US, and Wilon (the "Purchasers") will purchase from the Company, 6.0 million shares of GPRE common stock at a purchase price of $10.00 per share, for an aggregate purchase price of $60.0 million (the "Concurrent Equity Investment"), pursuant to the terms and conditions of the stock purchase agreement between GPRE and the Purchasers dated May 7, 2008 (the "Stock Purchase Agreement"). The Merger Consideration paid by GPRE and the GPRE shares of common stock issued in exchange for the Concurrent Equity Investment, are collectively referred to herein as the "Consideration".

Scope of Analysis

        In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps' procedures, investigations, and financial analysis with respect to the preparation of our Opinion included, but were not limited to, the items summarized below:

  1.
  Discussed the operations, financial conditions, future prospects and projected operations and performance of GPRE and the Target, respectively, and regarding the Proposed Transaction with the management of GPRE;

  2.
  Reviewed certain publicly available financial statements and other business and financial information of GPRE;

  3.
  Reviewed certain internal financial statements and other financial and operating data concerning GPRE and the Target, respectively, which GPRE and the Target have respectively identified as being the most current financial statements available;

  4.
  Reviewed certain financial forecasts prepared by the managements of GPRE and the Target, respectively;

  5.
  Reviewed certain other documents related to the Proposed Transaction (the documents listed below are collectively referred to herein as the "Transaction Documents"):

  a.
  A draft of the VBV Merger Agreement dated May 6, 2008;

  b.
  Drafts of the VBV Subsidiary Merger Agreements dated May 7, 2008;

  c.
  A draft of Stock Purchase Agreement dated May 7, 2008;

  d.
  A draft of Shareholder's Agreement by and among GPRE, the Bioverda entities and Mr. Hoovestol, dated May 6, 2008;

  e.
  A draft of Lockup and Voting Agreement by and among GPRE and the affiliates of VBV dated May 7, 2008; and

  f.
  A draft of the Amended and Restated Bylaws of GPRE dated May 6, 2008.

  6.
  Reviewed the historical trading price and trading volume of GPRE's common stock, and the publicly traded securities of certain other companies that we deemed relevant;

  7.
  Compared the financial performance of GPRE and the Target with those of certain other publicly traded companies that we deemed relevant;

  8.
  Compared certain financial terms of the Proposed Transaction to financial terms, to the extent publicly available, of certain other business combination transactions that we deemed relevant; and

  9.
  Conducted such other analyses and considered such other factors as we deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

        To the extent that any of the assumptions set forth below or any of the facts on which this Opinion is based proves to be untrue in any material respect, this Opinion cannot and should not be relied upon. In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with your consent:

  1.
  Relied upon the accuracy, completeness, and fair presentation of all information, data and representations obtained from public sources or provided to it from private sources, including Company management and Target management and did not independently verify such information;

  2.
  Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

  3.
  Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form (including, without limitation, the Transaction Documents) conform in all material respects to the drafts reviewed;

  4.
  Assumed that information supplied to Duff & Phelps and representations and warranties made in the Transaction Documents are substantially accurate;

  5.
  Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Transaction Documents without any material amendments thereto or any waivers of any terms or conditions thereof;

  6.
  Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the Target;

  7.
  Assumed and relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction;

  8.
  Assumed all procedures required by law to be taken in connection with the Proposed Transaction have been or will be duly, validly and timely taken and that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable statutes, rules and regulations;

  9.
  Assumed, among other assumptions, that there would be no material change in regulations governing the production of ethanol, that there would be no material change in the amount of government subsidies to producers or blenders of ethanol, and that there would be no other industry-wide changes that would significantly alter the market, financial outlook, or legal operations for the ethanol industry; and

  10.
  Assumed that there would be no material change from the construction schedules represented to Duff & Phelps by GPRE management for the remaining plants to be constructed for GPRE and the Target.

        Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company's or the Target's solvency or of any specific assets or liabilities (contingent or otherwise). This Opinion should not be construed as a valuation opinion, credit rating, or solvency opinion, an analysis of the Company's or the Target's credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (b) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company's perspective, that could, under the circumstances, be negotiated among the parties to the Transaction Documents and the Proposed Transaction, or (c) advise the Board of Directors or any other party with respect to alternatives to the Proposed Transaction. In addition, Duff & Phelps is not expressing any opinion as to the market price or value of the Company common stock or Target common stock either before or after announcement of the Proposed Transaction. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

        In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company's officers, directors, or employees, or any class of such persons, or with respect to the fairness of any such compensation.

        Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting this Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw this Opinion

        The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board of Directors in connection with, and for the purposes of, the Board of Director's evaluation of the Proposed Transaction from a financial point of view and does not address any other aspect of the Proposed Transaction, and may not translate to any other purposes. This Opinion does not address the relative merits of the Proposed Transaction as compared to other business strategies or transactions that might be available to the Company or the Company's underlying business decision to effect the Proposed Transaction. This Opinion is not a recommendation as to how the Board of Directors, any shareholders or any other person or entity should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the Consideration to be paid is the best possibly attainable under any circumstances. Instead, it merely states whether the Consideration proposed to be paid in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

        This Opinion may be included in its entirety in any proxy statement distributed to shareholders of the Company in connection with the Proposed Transaction or other document required by law or regulation to be filed with the Securities and Exchange Commission, and you may summarize or otherwise reference the existence of this Opinion in such documents, provided that any such summary or reference language shall be subject to the prior written approval by Duff & Phelps. Except as described above, without our prior consent, this Opinion may not be quoted from or referred to, in whole or in part, in any written document or used for any other purpose.

        Duff & Phelps has acted as financial advisor to the Board of Directors, and will receive a fee for its services. No portion of Duff & Phelps' fee is contingent upon either the conclusion expressed in the Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the engagement letter between the Company and Duff & Phelps, a portion of Duff & Phelps' fee is payable upon Duff & Phelps' stating to the Board of Directors that it is prepared to deliver its Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated. This Opinion has been approved by the internal opinion committee of Duff & Phelps.

Conclusion

        Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, the Consideration to be paid by the Company in the Proposed Transaction is fair, from a financial point of view, to the Company.

Respectfully submitted,

/s/  DUFF & PHELPS, LLC

DUFF & PHELPS, LLC

Appendix H

FORM OF

AMENDED AND RESTATED

BYLAWS

OF

GREEN PLAINS RENEWABLE ENERGY, INC.

AMENDED AND RESTATED
BYLAWS

OF

GREEN PLAINS RENEWABLE ENERGY, INC.

ARTICLE I: OFFICES

        SECTION 1.01. REGISTERED OFFICE.     The Corporation shall maintain its registered office at 105 N 31st Ave., Suite 103, Omaha, Nebraska 68131. The location and address of the registered office of the Corporation, and the identity of the Corporation's registered agent, may be changed from time to time by the Board of Directors.

        SECTION 1.02. OTHER OFFICES.     The Corporation may have such other offices, either within or without the State of Iowa, as the Board of Directors may designate, or as the business of the Corporation may require from time to time.

ARTICLE II: MEETINGS OF SHAREHOLDERS

        SECTION 2.01. PLACE OF MEETINGS.     All meetings of shareholders shall be held at such place within or outside the State of Iowa which may be designated by the Board of Directors.

        SECTION 2.02. ANNUAL MEETINGS.     The annual meetings of shareholders shall be held on such date and at such time as the Board of Directors shall determine. At such meetings directors shall be elected and any other business may be transacted which is within the powers of the shareholders. If election of directors shall not be accomplished at the annual meeting of shareholders, including any adjournment thereof, the Board of Directors shall cause such election to be held at a special meeting of shareholders called for that purpose as soon thereafter as is convenient.

        SECTION 2.03. SPECIAL MEETINGS.     Special meetings of the shareholders, for any purpose or purposes whatsoever, may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, or the Board of Directors. Special meetings of shareholders may only be called by any other person or persons as required by applicable law.

        SECTION 2.04. NOTICE OF MEETINGS.     Written notice of each annual meeting shall be given to each shareholder entitled to vote, either personally or by mail or other means of written communication, charges prepaid, addressed to such shareholder at shareholder's address appearing on the books of the Corporation or given by shareholder to the Corporation for the purpose of notice. All such notices shall be sent to each shareholder entitled thereto not less than 10 nor more than 60 days before each annual meeting, and shall specify the place, the date and the hour of such meeting, and shall state such other matters, if any, as may be expressly required by statute. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the shareholder at his or her address as it appears on the records of the Corporation.

        SECTION 2.05. ADJOURNED MEETINGS AND NOTICE THEREOF.     Any shareholders' meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the shares represented at the meeting, the holders of which are either present in person or represented by proxy thereat, but in the absence of a quorum no other business may be transacted at such meeting.

        If an annual or special shareholders meeting is adjourned to a different date, time, or place, notice need not be given if the new date, time, or place is announced at the meeting before adjournment. However, notice must be given in the manner provided in Section 2.04 of these Bylaws if the adjournment is for more than 30 days or a new record date for the adjourned meeting is or must be fixed.

        SECTION 2.06. VOTING; PROXIES.     Each shareholder entitled to vote at any meeting of shareholders shall be entitled to one vote for each share of stock held by him or her, which has voting power upon the matter in question. Each shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after eleven months from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as it is coupled with an interest sufficient in law to support an irrevocable power. A shareholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. At all meetings of shareholders for the election of directors a plurality of the votes cast shall be sufficient to elect. All other elections and questions shall, unless otherwise provided by law or by the Articles of Incorporation or these Bylaws be decided by the vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon present in person or by proxy at the meeting, except that procedural matters relating to the conduct of a meeting shall be determined by a plurality of the votes cast at the meeting with respect to such matter.

        SECTION 2.07. FILING DATE FOR DETERMINATION OF SHAREHOLDERS OF RECORD.     In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. If no record date is fixed: (1) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

        SECTION 2.08. LIST OF SHAREHOLDERS ENTITLED TO VOTE.     The Secretary shall prepare and make, at least 10 days before every meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each shareholder and the number of shares registered in the name of each shareholder. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any shareholder who is present. Upon the willful neglect or refusal of the directors to produce such a list at any meeting for the election of directors, they shall be ineligible for election to any office at such meeting. The stock ledger shall be the only evidence as to who are the shareholders entitled to examine the stock ledger, the list of shareholders referred to in this section or the books of the Corporation, or to vote in person or by proxy it any meeting of shareholders.

        SECTION 2.09. QUORUM.     The presence in person or by proxy of persons entitled to vote a majority of the votes entitled to be cast by each separate class or voting group specified in the Corporation's Articles of Incorporation, as the same may be amended or supplemented from time to time, at any meeting shall constitute a quorum for the transaction of business. The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote or be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of any corporation to vote stock, including its own stock, held in a fiduciary capacity.

        SECTION 2.10. BUSINESS CONDUCTED AT MEETINGS OF SHAREHOLDERS; SHAREHOLDER PROPOSALS.     To be properly brought before any meeting of shareholders, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a shareholder. In addition, for business to be properly brought before any meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought and the reasons for conducting such business at the meeting; (ii) the name and record address of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal; (iii) the class and number of shares of the Corporation which are beneficially owned by the shareholder and by any other shareholders known by such shareholder to be supporting such proposal; and (iv) any material or financial interest of the shareholder in such business.

        Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any meeting of the shareholders except in accordance with the procedures set forth in this Section 2.10. The Chairman of the Board of Directors or other presiding officer shall, if the facts warrant, determine and declare at any meeting of the shareholders that business was not properly brought before the meeting in accordance with the provisions of this Section 2.10, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

        SECTION 2.11. ORGANIZATION OF MEETINGS.     The Chairman of the Board shall preside at each meeting of shareholders. In the absence of the Chairman of the Board, the meeting shall be chaired by an officer of the Corporation in accordance with the following order: Chief Executive Officer, President, and Vice President. In the absence of all such officers, the meeting shall be chaired by a person chosen by the vote of a majority in interest of the shareholders present in person or represented by proxy and entitled to vote thereat, shall act as chairman. The Secretary or in his or her absence an Assistant Secretary, or in the absence of the Secretary and all Assistant Secretaries, a person whom the chairman of the meeting shall appoint shall act as secretary of the meeting and keep a record of the proceedings thereof.

        The Board of Directors of the Corporation shall be entitled to make such rules and regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on the participation in such meeting to shareholders of record of the Corporation and their duly authorized proxies, and such other persons as the chairman of the meeting shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comment by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot, unless, and to the extent, determined by the Board of Directors, or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.

        SECTION 2.12. NO ACTION WITHOUT MEETING.     Except where otherwise required by Iowa Business Corporation Act, no action permitted to be taken by the shareholders of the Corporation under any provision of the Iowa Business Corporation Act and under these Bylaws may be taken without a meeting.

ARTICLE III: DIRECTORS

        SECTION 3.01. POWERS.     Subject to limitation of the Articles of Incorporation, of the Bylaws, and of the Iowa Business Corporation Act as to action which shall be authorized or approved by the shareholders, and subject to the duties of directors as prescribed by the Bylaws, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of the Board of Directors. Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the directors shall have the following powers, to wit:

        (a)   To select and remove all the other officers, agents and employees of the Corporation, prescribe such powers and duties for them as may not be inconsistent with law, or with the Articles of Incorporation or the Bylaws, fix their compensation, and require from them security for faithful service.

        (b)   To conduct, manage and control the affairs and business of the Corporation, and to make such rules and regulations therefor not inconsistent with law, or with the Articles of Incorporation or the Bylaws, as they may deem best.

        (c)   To change from time to time the registered office for the transaction of the business of the Corporation from one location to another as provided in Section 1.01, hereof; to fix and locate from time to time one or more subsidiary offices of the Corporation within or without the State of Iowa as provided in Section 1.02 hereof; to designate any place within or without the State of Iowa for the holding of any shareholders' meeting or meetings and to adopt, make and use a corporate seal, and to prescribe the forms of certificates of stock, and to alter the form of such seal and of such certificates from time to time, as in their judgment they may deem best, provided such seal and such certificates shall at all times comply with the provisions of law.

        (d)   To authorize the issuance of shares of stock of the Corporation from time to time, upon such terms as may be lawful, in consideration of money paid, labor done or services actually rendered, debts or securities canceled, or tangible or intangible property actually received, or in the case of shares issued as a dividend, against amounts transferred from surplus to stated capital.

        (e)   To borrow money and incur indebtedness for the purposes of the Corporation, and to cause to be executed and delivered therefor, in the Corporation name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecation's or other evidence of debt and securities therefor.

        (f)    Except as otherwise provided in this Section 3.01(f), any Substantial Transaction, as defined below, approved by fewer than six of nine members of the Board of Directors must also be approved, whether or not such approval is otherwise required by these Bylaws, the Articles of Incorporation, or the Iowa Business Corporation Act, by the affirmative vote of 80 percent of the shares outstanding and entitled to vote thereon. For purposes of this Section 3.01(f), "Substantial Transaction" means (i) any merger or consolidation of the Corporation or any significant subsidiary of the Corporation with or into any other entity (other than an entity that is wholly owned by the Corporation or a wholly owned subsidiary of the Corporation prior to such transaction), (ii) the sale or other disposition of all or substantially all of the assets of the Corporation, including assets held through a subsidiary, (iii) a change in the number of directors constituting the entire Board of Directors of the Corporation from nine; (iv) the issuance of any shares of a new class or new series of capital stock of the Corporation or the repurchase or other acquisition of outstanding shares of the capital stock of the Corporation; or (v) any action that would result in the circumvention of this Section 3.01(f). This Section 3.01(f) shall not be applicable as of and from the date after the effective date of these Bylaws that the Corporation has issued an aggregate of 6,000,000 shares of common stock (including shares issuable upon conversion of securities convertible or exercisable into, or exchangeable for, common stock, but excluding shares issued as a stock dividend or otherwise to effect a split of the common stock) to non-affiliates of the Corporation (the "Share Issuance Event").

  SECTION 3.02. NUMBER AND TERM OF OFFICE; REMOVAL.

        (a)   Subject to Section 3.01(f), the number of directors constituting the entire board of directors shall be not less than one nor more than nine as fixed from time to time by vote of not less than two-thirds of the directors then serving in office; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided further, that the number of directors constituting the entire board of directors shall be one until otherwise fixed by a majority of the entire board of directors. Directors shall serve staggered terms and shall be divided into three groups (Groups I, II, and III), as nearly equal in numbers as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one Group expiring each year. To comply with the Iowa Business Corporation Act, the initial term of Group I shall expire at the first annual shareholders' meeting of the Corporation in 2009. At that time, a director, or directors, shall be elected to serve in Group I, and to hold office for a three-year term expiring at the third succeeding annual meeting. The initial term of Group II shall expire at the second annual shareholders' meeting of the Corporation in 2010. At that time, a director, or directors, shall be elected to serve in Group II, and to hold office for a three-year term expiring at the third succeeding annual meeting. The initial term of Group III shall expire at the third annual shareholders' meeting of the Corporation in 2011. At that time, a new director, or directors, shall be elected to serve in Group III, for a three-year term expiring at the third succeeding annual meeting. At each annual shareholders' meeting held thereafter, directors shall be chosen for a term of three years to serve in the Group that has expired at that meeting to succeed those whose terms expire. Any vacancies in the Board of Directors for any reason may be filled by the shareholders shareholders or as set forth in Section 3.05, and any directors so chosen shall hold office until the next election of the Group for which such directors shall have been chosen and until their successors shall be elected and qualified. Subject to the foregoing, at each annual meeting of shareholders the successors to the Group of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

        (b)   Notwithstanding any other provisions in the Articles of Incorporation or these Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, in the Articles of Incorporation or in these Bylaws) but subject to the proviso set forth in this Section 3.02(b), any director or the entire board of directors of the corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose; provided, that no Nominee designated in accordance with Section 3.2 or Section 3.3 of the Shareholders' Agreement between the Corporation and Bioverda International Holdings Limited, Bioverda US Holdings LLC, Wilon Holdings S.A., and Wayne Hoovestol, dated                                    , 2008 (the "Shareholders' Agreement"), and elected as a director may be removed from office, other than for cause, unless such removal is approved by the party entitled under Section 3.2 of the Shareholders' Agreement to designate that Nominee.

        SECTION 3.03. ELECTION OF DIRECTORS.     At each meeting of the shareholders for the election of directors, the directors to be elected at such meeting shall be elected by a plurality of votes given at such election.

        SECTION 3.04. DIRECTORS ELECTED BY SPECIAL CLASS OR SERIES.     To the extent that any holders of any class or series of stock other than common stock issued by the Corporation shall have the separate right, voting as a class or series, to elect directors, the directors elected by such class or series shall be deemed to constitute an additional class of directors and shall have a term of office for one year or such other period as may be designated by the provisions of such class or series providing such separate voting right to the holders of such class or series of stock, and any such class of director shall be in addition to the classes otherwise provided for in the Articles of Incorporation. Any directors so elected shall be subject to removal in such manner as may be provided by law or by the Articles of Incorporation of this Corporation.

  SECTION 3.05. VACANCIES.

        (a)   Any vacancy occurring in the Board of Directors for any cause other than by reason of an increase in the number of directors may be filled by the shareholders or as set forth in Section 3.05(b). Any vacancy occurring by reason of an increase in the number of directors may he filled by action of a majority of the entire Board of Directors or by the shareholders. A director elected by the Board of Directors to fill a vacancy shall be elected to hold office until the expiration of the term for which he was elected and until his successor shall have been elected and shall have qualified. A director elected by the shareholders to fill a vacancy shall be elected to hold office until the expiration of the term for which he was elected and until his successor shall have been elected and shall have qualified. The provisions of this Section 3.05 shall not apply to directors governed by Section 3.04.

        (b)   Any vacancy occurring in the Board of Directors due to the resignation, removal or death of a director may be filled by a vote of not less than two-thirds of the directors then serving in office; provided that, if required by applicable law (including rules and regulations of the Nasdaq Stock Market or any other stock exchange on which the Corporation's capital stock is then-listed), any such vacancy may be filled by action of the independent directors of the Corporation (as such term is defined in the Nasdaq Stock Market corporate governance rules and regulations); and provided, further, that the executive committee shall designate the nominee to fill any vacancy occurring in the Board of Directors due to the resignation, removal or death of any director who is a Bioverda Nominee or a Wilon Nominee, as such terms are defined in the Shareholders' Agreement; and provided, further, that the nominating committee shall designate the nominee to fill any vacancy occurring in the Board of Directors due to the resignation, removal or death of any director who is not a Bioverda Nominee or a Wilon Nominee.

        (c)   No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of director's term of office. No director shall be removed from office except for cause.

        SECTION 3.06. RESIGNATIONS.     A director may resign at any time by giving written notice to the Board of Directors or to the Secretary. Such resignation shall take effect at the time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

        SECTION 3.07. PLACE OF MEETING.     Meetings of the Board of Directors shall be held at any place so designated from time to time by resolution of the Board or by written consent of all members of the Board. In the absence of such designation, meetings shall be held at the principal office of the Corporation.

        SECTION 3.08. ANNUAL MEETING.     Immediately following each annual meeting of shareholders, or any adjournment thereof, the Board of Directors shall hold a regular meeting for the purpose of organization, election of officers, and the transaction of other business. Notice of such meeting is hereby dispensed with.

        SECTION 3.09. OTHER REGULAR MEETINGS.     Other regular meetings of the Board of Directors are hereby dispensed with and all business conducted by the Board of Directors shall be conducted at special meetings.

        SECTION 3.10. SPECIAL MEETINGS.     Special meetings of the Board of Directors for any purpose or purposes shall be called at any time by the Chairman of the Board, the Chief Executive Officer, the President or, if the Chief Executive Officer and the President are absent or unable or refuse to act, by any Vice President or by any three directors. Written notice of the time and place of special meetings shall be delivered personally to each director, or sent to each director by mail or by other form of written communication, charges prepaid, addressed to director at director's address as it is shown upon the records of the Corporation, or if it is not so shown on such records or is not readily ascertainable at the place in which the meetings of directors are regularly held. In case such notice is mailed, it shall be deposited in the United States mail in the place in which the principal office of the Corporation is located at least 48 hours prior to the time of the holding of the meeting. In case such notice is delivered personally or telecopied as above provided, it shall be so delivered or telecopied at least 24 hours prior to the time of the holding of the meeting. Alternatively, the Secretary may give notice of the time and place of a special meeting by telephoning each director at least 24 hours prior to the time of holding the meeting. Such mailing, telephoning, telecopying or delivering as above provided shall be due, legal and personal notice to such director.

        SECTION 3.11. NOTICE OF ADJOURNMENT.     Notice of the time and place of holding an adjourned meeting need not be given to absent directors if the time and place be fixed at the meeting adjourned.

        SECTION 3.12. WAIVER OF NOTICE.     A director's attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting, or promptly upon the director's arrival, objects to holding the meeting or transacting business at the meeting because of lack of notice or defective notice, and does not thereafter vote for or assent to action taken at the meeting. The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present, and if, either before or after the meeting, each of the directors not present signs a written waiver of notice, or a consent to holding such meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

        SECTION 3.13. QUORUM.     One-half of the authorized number of directors shall be necessary to constitute a quorum for the transaction of business, except to adjourn as hereinafter provided. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, unless a greater number be required by law or by the Articles of Incorporation.

        SECTION 3.14. ADJOURNMENT.     A quorum of the directors may adjourn any directors' meeting to meet again at a stated day and hour; provided, however, that in the absence of a quorum, a majority of the directors present at any directors' meeting, either regular or special, may adjourn from time to time until the time fixed for the next regular or special meeting of the board.

        SECTION 3.15. FEES AND COMPENSATION.     Directors shall not receive any stated salary for their services as directors, but, by resolution of the board, a fixed fee, with or without expenses of attendance, may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise, and receiving compensation therefor.

        SECTION 3.16. ACTION WITHOUT MEETING.     Any action required or permitted to be taken by the Board of Directors under any provision of the Iowa Business Corporation Act and under these Bylaws may be taken without a meeting if all of the directors of the Corporation shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the Minutes of the proceedings of the Board of Directors. Such action by written consent shall have the same force and effect as the unanimous vote of such directors.

        SECTION 3.17. MEETING BY TELECOMMUNICATION.     Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board or committee by any means of communication by which all persons participating in the meeting can hear each other during the meeting, and participation in a meeting under this Section shall constitute presence in person at the meeting.

ARTICLE IV: COMMITTEES

        SECTION 4.01. EXECUTIVE COMMITTEE.     The Board of Directors may appoint from among its members an executive committee of not less than three members, a majority of whom shall be Bioverda Nominees and Wilon Nominees, as such terms are defined in the Shareholders' Agreement, and one of whom shall be the Chief Executive Officer or President. One member of the executive committee shall be designated to serve as its chairman. The Board of Directors may also designate one or more of its members as alternates to serve as a member or members of the executive committee in the absence of a regular member or members. The Board of Directors reserves to itself alone the power to amend the Bylaws, declare dividends, issue stock, recommend to shareholders any action requiring their approval, change the membership of any committee at any time, fill vacancies therein, and discharge any committee either with or without cause at any time. Subject to the foregoing limitations, the executive committee shall possess and exercise all other powers of the Board of Directors during the intervals between meetings.

        SECTION 4.02. COMPENSATION COMMITTEE.     The Board of Directors may appoint a compensation committee of three or more directors, at least a majority of whom shall be neither officers nor otherwise employed by the Corporation. The Board of Directors shall designate one director as chairman of the committee, and may designate one or more directors as alternate members of the committee, who may replace any absent or disqualified member at any meeting of the committee. The committee shall have the power to fix from time to time the compensation of all principal officers of the Corporation (other than the Chairman of the Board, the Chief Executive Officer and the President, whose compensation shall be fixed from time to time by the board) and shall otherwise exercise such powers as may be specifically delegated to it by the board and act upon such matters as may be referred to it from time to time for study and recommendation by the board or the Chief Executive Officer or President.

        SECTION 4.03. NOMINATIONS COMMITTEE.     The Board of Directors may appoint from among its members a nominating committee of three or more directors. Until the Share Issuance Event, at least a majority of the members of such committee shall consist of directors other than Bioverda Nominees and Wilon Nominees, as such terms are defined in the Shareholders' Agreement. The Board of Directors shall designate one director as chairman of the committee, and may designate one or more directors as alternate members of the committee, who may replace any absent or disqualified member at any meeting of the committee. The committee shall have the power to select nominees for election as directors of the Corporation, to fill vacancies on the Board of Directors (subject to Section 3.05), and to exercise such other powers as may be specifically delegated to it by the board and act upon such matters as may be referred to it from time to time for study and recommendation by the board or the Chief Executive Officer or President.

        SECTION 4.04. OTHER COMMITTEES.     The Board of Directors may also appoint from among its own members such other committees as the board may determine, which shall in each case consist of not less than two directors, and which shall have such powers and duties as shall from time to time be prescribed by the board. Subject to applicable law, the Chief Executive Officer shall be a member ex officio of each committee appointed by the Board of Directors.

        SECTION 4.05. RULES OF PROCEDURE.     A majority of the members of any committee may fix its rules of procedure. All action by any committee shall be reported to the Board of Directors at a meeting succeeding such action and shall be subject to revision, alteration, and approval by the Board of Directors; provided that no rights or acts of third parties shall be affected by any such revision or alteration.

ARTICLE V: OFFICERS

        SECTION 5.01. OFFICERS.     The officers of the Corporation shall be a President, a Vice-President, a Secretary, and a Treasurer. The Corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board, a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, one or more Executive Vice Presidents, one or more additional Vice-Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 5.03. Any person may hold any or all offices.

        SECTION 5.02. ELECTION.     The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.03 or Section 5.05, shall be chosen annually by the Board of Directors, and each shall hold office until the officer shall die, resign or be removed or otherwise disqualified to serve, or officer's successor shall be elected and qualified.

        SECTION 5.03. SUBORDINATE OFFICERS, ETC.     The Board of Directors may appoint such other officers as the business of the Corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in the Bylaws or as the Board of Directors may from time to time determine.

        SECTION 5.04. REMOVAL AND RESIGNATION.     Any officer may be removed, either with or without cause, by a majority of the directors at the time in office, at any regular or special meeting of the board, or, except in case of an officer chosen by the Board of Directors, by an officer upon whom such power of removal may be conferred by the Board of Directors.

        Any officer may resign at any time by giving written notice to the Board of Directors or to the Chief Executive Officer, or to the President, or to the Secretary of the Corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

        SECTION 5.05. VACANCIES.     A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in the Bylaws for regular appointments to such office.

        SECTION 5.06. CHAIRMAN OF THE BOARD.     The Chairman of the Board, if there shall be such an officer, shall, if present, preside at all meetings of the Board of Directors, and exercise and perform such other powers and duties as may be from time to time assigned to the chairperson by the Board of Directors or prescribed by the Bylaws.

        SECTION 5.07. PRESIDENT.     Unless otherwise determined by the Board of Directors by the election or appointment to the office of Chief Executive Officer of someone other than the person then holding the office of President, the office of President shall include the office of Chief Executive Officer. The President shall preside at all meetings of the shareholders and, in the absence of the Chairman of the Board, at meetings of Directors. He may sign, execute and deliver in the name of the Corporation, powers of attorney, contracts, bonds, and other obligations and shall perform such other duties as may be prescribed from time to time by the Board of Directors.

        SECTION 5.08. CHIEF EXECUTIVE OFFICER.     The Chief Executive Officer shall be the chief executive and administrative officer of the Corporation. In the absence of the President, he shall perform all the duties of the President. He shall exercise such duties as customarily pertain to the office of Chief Executive Officer and shall have general and active supervision over the property, business and affairs of the Corporation and over its several officers, including the President if the office of President is held by someone other than the Chief Executive Officer. He may appoint officers, agents or employees other than those appointed by the Board of Directors. He may sign, execute and deliver in the name of the Corporation, powers of attorney, contracts, bonds, and other obligations and shall perform such other duties as may be prescribed from time to time by the Board of Directors.

        SECTION 5.09. CHIEF OPERATING OFFICER.     The Chief Operating Officer shall be the chief operating officer of the Corporation and, subject to the directions of the Board of Directors and the Chief Executive Officer, shall have general charge of the business operations of the Corporation and general supervision over its employees and agents. In the absence of the Chief Executive Officer, he shall perform all the duties of the Chief Executive Officer. Subject to the approval of the Board of Directors and the Chief Executive Officer, he shall employ all employees of the Corporation or delegate such employment to subordinate officers and shall have authority to discharge any person so employed. He shall perform such other duties as the Board of Directors or the Chief Executive Officer shall require. He shall report to the Chief Executive Officer and the Board of Directors from time to time as the Board of Directors or the Chief Executive Officer may direct. He may sign, execute and deliver in the name of the Corporation, powers of attorney, contracts, bonds, and other obligations and shall perform such other duties as may be prescribed from time to time by the Board of Directors.

        SECTION 5.10. EXECUTIVE VICE PRESIDENT.     Unless otherwise determined by the Board of Directors by the election to the office of Chief Operating Officer of someone other than the person then holding the office of Executive Vice President, the office of Executive Vice President shall include the office of Chief Operating Officer. The Executive Vice President shall possess the power and may perform the duties of the President in his absence or disability. He may sign, execute and deliver in the name of the Corporation, powers of attorney, contracts, bonds, and other obligations and shall perform such other duties as may be prescribed from time to time by the Board of Directors.

        SECTION 5.11. CHIEF FINANCIAL OFFICER.     The Chief Financial Officer shall be responsible to the Board of Directors and the Chief Executive Officer for all the financial affairs of the Corporation, for supervision of all persons, including the Treasurer, engaged in financial activities on behalf of the Corporation, and for financial supervision and control, and internal audit, of the Corporation and any subsidiaries of the Corporation. He may sign, with such other officer(s) as the Board of Directors may designate for the purpose, all bills of exchange or promissory notes of the Corporation. He shall perform such other duties as may be assigned to him by the Board of Directors or the Chief Executive Officer.

        SECTION 5.12. VICE PRESIDENTS.     The Vice Presidents of the Corporation shall have such powers and perform such duties as may be assigned to them from time to time by the Board of

Directors or the Chief Executive Officer. Vice President may be assigned various ranks, such as Senior Vice President, Vice President, Assistant Vice President, and the like. In the absence or disability of the President and the Executive Vice President, the Vice President designated by the Board of Directors shall perform the duties and exercise the powers of the President. A Vice President may sign and execute contracts and other obligations pertaining to the regular course of his duties.

        SECTION 5.13. SECRETARY.     The Secretary shall keep the minutes of all meetings of the shareholders and of the Board of Directors and to the extent ordered by the Board of Directors, the Chief Executive Officer or the President, the minutes of meetings of all committees. He shall cause notice to be given of meetings of shareholders, of the Board of Directors, and of any committee appointed by the Board. He shall have custody of the corporate seal and general charge of the records, documents, and papers of the Corporation not pertaining to the performance of the duties vested in other officers, which shall at all reasonable times be open to the examination of any director. He may sign or execute contracts with the President, the Chief Executive Officer, the Chief Operating Officer, the Executive Vice President or a Vice President thereunto authorized in the name of the company and affix the seal of the Corporation thereto. He shall perform such other duties as may be prescribed from time to time by the Board of Directors or by the Bylaws. He shall be sworn to the faithful discharge of his duties. Assistant Secretaries shall assist the Secretary and keep and record such minutes of meetings as shall be directed by the Board of Directors.

        SECTION 5.14. TREASURER.     Unless otherwise determined by the Board of Directors by the election or appointment to the office of Chief Financial Officer of someone other than the person then holding the office of Treasurer, the office of Treasurer shall include the office of Chief Financial Officer. He shall report to the Chief Financial Officer and, in the absence of the Chief Financial Officer, he shall perform all the duties of the Chief Financial Officer. The Treasurer shall have general custody of the collection and disbursement of funds of the Corporation. He shall endorse on behalf of the Corporation for collection all checks, notes, and other obligations, and shall deposit the same to the credit of the Corporation in such bank or banks or depositories as the Board of Directors may designate. He may sign, with such other officer(s) as the Board of Directors may designate for the purpose, all bills of exchange or promissory notes of the Corporation. He shall enter or cause to be entered regularly in the books of the Corporation full and accurate accounts of all monies received and paid by him on account of the Corporation; shall at all reasonable times exhibit his books and accounts to any director of the Corporation upon application at the office of the Corporation during normal business hours; and whenever required by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer, shall render a statement of his accounts. He shall perform such other duties as may be prescribed from time to time by the Board of Directors or by the Bylaws.

ARTICLE VI: STOCK

        SECTION 6.01. CERTIFICATES.     Every holder of stock represented by certificates and, upon request, every holder of uncertificated shares, if any, shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board of Directors, if any, or Chief Executive Officer, the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

        SECTION 6.02. TRANSFER OF SHARES.     The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be canceled, and new certificates shall thereupon be issued. A record shall be made of each transfer.

        SECTION 6.03. LOST, STOLEN OR DESTROYED STOCK CERTIFICATES; ISSUANCE OF NEW CERTIFICATES.     The Corporation may issue a new certificate of stock in the place of any certificate therefore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

        SECTION 6.04. TRANSFER AGENT.     The Board of Directors shall have power to appoint one or more transfer agents and registrars for the transfer and registration of certificates of stock of any class.

ARTICLE VII: INDEMNIFICATION OF DIRECTORS AND OFFICERS

        SECTION 7.01. INDEMNIFICATION.     Each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Iowa Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the Iowa Business Corporation Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

        SECTION 7.02. RIGHT TO SUE.     If a claim under Section 7.01 is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Iowa Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Iowa Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard or conduct.

        SECTION 7.03. NON-EXCLUSIVITY OF RIGHTS.     The rights conferred on any person in Sections 7.01 and 7.02 shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Articles of Incorporation, these Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

        SECTION 7.04. INSURANCE.     The Corporation may maintain insurance to the extent reasonably available at commercially reasonable rates (in the judgment of the Board of Directors), at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Iowa Business Corporation Act.

        SECTION 7.05. EFFECT OR AMENDMENT.     Any amendment, repeal or modification of any provision of this Article VII which reduces or eliminates the rights of any director, officer, employee or agent under this Article VII shall apply only to acts, omissions, events or occurrences that take place after the effectiveness of such amendment, repeal or modification, regardless of when any action, suit or proceeding is commenced, and shall not affect the rights of any director, officer, employee or agent with respect to acts, omissions, events or occurrences that take place prior to the effectiveness of such amendment, repeal or modification.

ARTICLE VIII: MISCELLANEOUS

        SECTION 8.01. FISCAL YEAR.     The fiscal year of the Corporation shall be December 31st. It may be changed by resolution of the Board of Directors.

        SECTION 8.02. SEAL.     The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

        SECTION 8.03. WAIVER OF NOTICE OF MEETINGS OF SHAREHOLDERS, DIRECTORS AND COMMITTEES.     Any written waiver of notice, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the shareholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

        SECTION 8.04. INTERESTED DIRECTORS.     Any director or officer individually, or any partnership of which any director or officer may be a member, or any corporation or association of which any director or officer may be an officer, director, trustee, employee or shareholder, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and in the absence of fraud no contract or other transaction shall be thereby affected or invalidated. Any director of the Corporation who is so interested, or who is also a director, officer, trustee, employee or shareholder of such other corporate or association or a member of such partnership which is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and, affect as if he were not such director, officer, trustee, employee or shareholder of such other corporation or association or not so interested or a member of a partnership so interested; provided that in case a director, or a partnership, corporation or association of which a director is a member, officer, director, trustee or employee is so interested, such fact shall be disclosed or shall have been known to the Board of Directors or a majority thereof. This paragraph shall not be construed to invalidate any such contract or transaction which would otherwise be valid under the common and statutory law applicable thereto.

        SECTION 8.05. FORM OF RECORDS.     Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in the form of, magnetic media, photographs, microphotographs, or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

        SECTION 8.06. AMENDMENT OF BYLAWS.     In furtherance and not in limitation of the powers conferred by the laws of the State of Iowa, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, change, rescind and repeal the Bylaws of the Corporation in whole or in part. Except where the Articles of Incorporation of the Corporation requires a higher vote, the Bylaws of the Corporation may also be adopted, amended, altered, changed, rescinded or repealed in whole or in part at any annual or special meeting of the shareholders by the affirmative vote of two-thirds of the shares of the Corporation outstanding and entitled to vote thereon. Notwithstanding the foregoing, no amendment shall be made to Section 3.01(f) without the approval of at least two-thirds of the directors then serving in office or, in the absence of such approval, the affirmative vote of (i) not less than eighty percent of the shares of the Corporation outstanding and entitled to vote thereon or (ii) as of and from the effective date of the Share Issuance Event, not less than a majority of the shares of the Corporation outstanding and entitled to vote thereon.

        SECTION 8.07. REPRESENTATION OF SHARES OF OTHER CORPORATIONS.     The Chief Executive Officer, the President or any Vice-President of this Corporation are authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority herein granted to said officers to vote or represent on behalf of this Corporation any and all shares held by this Corporation in any other corporation or corporations may be exercised either by such officers in person or by any person authorized so to do by proxy or power of attorney duly executed by said officers.

Appendix I

FORM OF

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

GREEN PLAINS RENEWABLE ENERGY, INC.

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
GREEN PLAINS RENEWABLE ENERGY, INC.

        Pursuant to the provisions of Section 490.1001 through 490.1009 of the Iowa Business Corporation Act (the "Act"), the undersigned corporation adopts the following Second Amended and Restated Articles of Incorporation as of this date and hereby certifies as follows:

  1.
  The name of the corporation is Green Plains Renewable Energy, Inc.

  2.
  These Articles of Restatement supersede the original Articles of Incorporation, the Amended and Restated Articles of Incorporation, and all amendments thereto.

  3.
  This amendment and restatement of the Articles of Incorporation was adopted by the directors of the corporation by resolution, effective                        , and duly approved by the shareholders by                        , effective                        , in accordance with the Iowa Business Corporation Act.

ARTICLE I NAME

        The name of this corporation shall be: GREEN PLAINS RENEWABLE ENERGY, INC.

ARTICLE II SHARES

        The number of shares of stock authorized is 50,000,000 COMMON STOCK PAR VALUE $.001.

ARTICLE III DIRECTORS

        The number of directors constituting the entire board of directors shall be as set forth in the Bylaws.

        Directors shall serve staggered terms and shall be divided into three groups (Groups I, II, and III), as nearly equal in numbers as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one Group expiring each year. The initial term of Group I shall expire at the first annual shareholders' meeting of the corporation in 2009. At that time, a director, or directors, shall be elected to serve in Group I, and to hold office for a three-year term expiring at the third succeeding annual meeting. The initial term of Group II shall expire at the second annual shareholders' meeting of the corporation in 2010. At that time, a director, or directors, shall be elected to serve in Group II, and to hold office for a three-year term expiring at the third succeeding annual meeting. The initial term of Group III shall expire at the third annual shareholders' meeting of the corporation in 2011. At that time, a new director, or directors, shall be elected to serve in Group III, for a three-year term expiring at the third succeeding annual meeting. At each annual shareholders' meeting held thereafter, directors shall be chosen for a term of three years to serve in the Group that has expired at that meeting to succeed those whose terms expire. Any vacancies in the Board of Directors for any reason may be filled by the shareholders or by the Board of Directors in accordance with the Bylaws, and any directors so chosen shall hold office until the next election of the Group for which such directors shall have been chosen and until their successors shall be elected and qualified. Subject to the foregoing, at each annual meeting of shareholders the successors to the Group of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

        Notwithstanding any other provision in the Articles of Incorporation or the Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, in the Articles of Incorporation or in the Bylaws), any director or the entire board of directors of the corporation may be removed at any time for cause by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose.

ARTICLE IV PURPOSE

        The purpose, or purposes, for which the Corporation is organized:

        To build an Ethanol Plant and to engage in any activity or business permitted under the laws of the State of Iowa.

        IN WITNESS WHEREOF, the undersigned signs and executes these Amended and Restated Articles of Incorporation and certifies to the truth of the facts herein stated, this    day of                   , 2008.

[NAME, TITLE]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        The Iowa Business Corporation Act permits GPRE to indemnify its directors, officers, employees and agents, subject to limitations imposed by the Iowa Business Corporation Act. GPRE's Bylaws require it to indemnify directors and officers to the full extent permitted by (but not broader than) the Iowa Business Corporation Act. GPRE has also entered into indemnification agreements with its officers and directors that provide for indemnification to the maximum extent allowed under Iowa law. Those indemnification agreements generally obligate the Company to indemnify such persons for costs, such as attorney's fees, relating to claims or threats of claims or investigations against such persons. The Company is not obligated to so indemnify such persons for costs associated with claims brought by such persons (subject to certain exceptions), where a settlement is not consented to be the Company, where insurance coverage applies to such costs, or where such person is found to have acted unlawfully or a court determines that the indemnification would be unlawful.

        Under Iowa law, a corporation may indemnify its directors and officers where: (i) the individual acted in good faith; (ii) the individual reasonably believed that (a) in the case of conduct in the individual's official capacity, that the individual's conduct was in the best interests of the corporation or (b) in all other cases, that the individual's conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful, or the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation. In addition, a corporation must indemnify directors and officers against all reasonable expenses incurred in the defense of an action arising due to such person's status as a director or officer of such corporation in which such director or officer is wholly successful defending such suit. Iowa law also states that a corporation is not allowed to indemnify a director or officer, unless ordered by a court, for any expenses or damages (i) arising due to a proceeding by or in the right of the corporation, except that the corporation may indemnify the director or officer for the expenses of bringing such action if the director is deemed to have met a certain standard of conduct or (b) arising due to a proceeding in which a such director or officer was deemed liable for having gained a financial benefit to which the director was not entitled. Iowa law prevents a corporation from ever indemnifying an officer or director for liability arising (i) out of a proceeding by or in the right of the corporation, other than for reasonable expenses incurred in connection with the proceeding, or (ii) out of conduct (a) from which the director or officer received a financial benefit to which such person was not entitled, (b) an intentional act of harm on the corporation or its shareholders, or (c) an intentional violation of criminal law.

Item 21.    Exhibits and Financial Statement Schedules

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
2.1	Agreement and Plan of Merger between GPRE, Green Plains Merger Sub, Inc. and VBV LLC (Incorporated by reference to Exhibit 99.1 of GPRE's Current Report on Form 8-K, dated May 8, 2008)
2.2	Stock Purchase Agreement between GPRE, Bioverda International Holdings Limited and Bioverda US Holdings LLC (Incorporated by reference to Exhibit 99.2 of GPRE's Current Report on Form 8-K, dated May 8, 2008)

2.3	Agreement and Plan of Merger among GPRE, IN Merger Sub, LLC and Indiana Bio-Energy, LLC (Incorporated by reference to Exhibit 99.3 of GPRE's Current Report on Form 8-K, dated May 8, 2008)
2.4	Agreement and Plan of Merger among GPRE, TN Merger Sub, LLC and Ethanol Grain Processors, LLC (Incorporated by reference to Exhibit 99.4 of GPRE's Current Report on Form 8-K, dated May 8, 2008)
3(i).1	Amended and Restated Articles of Incorporation of GPRE (Incorporated by reference to Exhibit 3(i).1 of GPRE's Registration Statement on Form S-1 filed December 16, 2004, File No. 333-121321)
3(ii).1	Bylaws of GPRE (Incorporated by reference to Exhibit 3(ii).1 of GPRE's Registration Statement on Form S-1 filed December 16, 2004, File No. 333-121321)
4.1	Shareholders' Agreement (Attached as Appendix F hereto)
4.2	Form of Lock-Up and Voting Agreement between VBV and Certain Green Plains Shareholders (Attached as Appendix E hereto)
4.3	Form of Lock-Up and Voting Agreement between GPRE and Certain VBV Affiliates (Attached as Appendix E hereto)
4.4	Form of Lock-Up and Voting Agreement between GPRE and Wilon Holdings S.A. (Attached as Appendix E hereto)
5.1	Opinion of Husch Blackwell Sanders LLP*
8.1	Opinion of Stoel Rives LLP
10.1	Letter Agreement by and between GPRE and U.S. Energy, Inc., dated October 5, 2004 (Incorporated by reference to Exhibit 10.5 of GPRE's Registration Statement on Form S-1 filed December 16, 2004, File No. 333-121321)
10.2	Letter of Intent by and between GPRE and the City of Shenandoah, dated December 16, 2004 (Incorporated by reference to Exhibit 10.7 of GPRE's Registration Statement on Form S-1/A filed February 4, 2005, File No. 333-121321)
10.3	Master Loan Agreement, dated January 30, 2006, by and between GPRE and Farm Credit Services of America, FLCA (Incorporated by reference to Exhibit 10.1 of GPRE's Current Report on Form 8-K, dated February 9, 2006)
10.4	Construction and Term Loan Supplement, dated January 30, 2006, by and between GPRE and Farm Credit Services of America, FLCA (Incorporated by reference to Exhibit 10.2 of GPRE's Current Report on Form 8-K, dated February 9, 2006)
10.5	Construction and Revolving Term Loan Supplement, dated January 30, 2006, by and between GPRE and Farm Credit Services of America, FLCA (Incorporated by reference to Exhibit 10.3 of GPRE's Current Report on Form 8-K, dated February 9, 2006)
10.6	Security Agreement, dated January 30, 2006, by and between GPRE and Farm Credit Services of America, FLCA (Incorporated by reference to Exhibit 10.4 of GPRE's Current Report on Form 8-K, dated February 9, 2006)
10.7	Administrative Agency Agreement, dated January 30, 2006, by and between GPRE, Farm Credit Services of America, FLCA and CoBank, ACB (Incorporated by reference to Exhibit 10.5 of GPRE's Current Report on Form 8-K, dated February 9, 2006)
10.8	Real Estate Mortgage and Financing Statement, dated January 30, 2006 by and between GPRE and Farm Credit Services of America, FLCA (Incorporated by reference to Exhibit 10.14 of GPRE's Annual Report on Form 10-K, dated February 27, 2006)

10.9	Lump Sum Design Build Agreement, dated January 13, 2006, by and between GPRE and Fagen, Inc. (Incorporated by reference to Exhibit 10.15 of GPRE's Annual Report on Form 10-K/A, dated June 9, 2006)
10.10	Allowance Contract, by and between GPRE and BNSF Railway Company, dated January 26, 2006 (Incorporated by reference to Exhibit 10.16 of GPRE's Annual Report on Form 10-K, dated February 27, 2006)
10.11	Share Exchange Agreement, dated February 22, 2006, by and between GPRE and the parties identified therein (Incorporated by reference to Exhibit 10.17 of GPRE's Annual Report on Form 10-K, dated February 27, 2006)
10.12	Design Build Agreement, dated August 1, 2006, by and between GPRE and Agra Industries, Inc. (Incorporated by reference to Exhibit 10.12 of GPRE's Quarterly Report on Form 10-Q, dated October 16, 2006).
10.14	Master Loan Agreement, dated March 15, 2007, by and between Superior Ethanol, L.L.C. and Farm Credit Services of America, FLCA (Incorporated by reference to Exhibit 10.1 of GPRE's Current Report on Form 8-K, dated March 23, 2006)
10.15	Construction and Term Loan Supplement, dated March 15, 2007, by and between Superior Ethanol, L.L.C. and Farm Credit Services of America, FLCA (Incorporated by reference to Exhibit 10.2 of GPRE's Current Report on Form 8-K, dated March 23, 2006)
10.16	Construction and Revolving Term Loan Supplement, dated March 15, 2007, by and between Superior Ethanol, L.L.C. and Farm Credit Services of America, FLCA (Incorporated by reference to Exhibit 10.3 of GPRE's Current Report on Form 8-K, dated March 23, 2006)
10.17	Administrative Agency Agreement, dated March 15, 2007, by and between Superior Ethanol, L.L.C. and Farm Credit Services of America, FLCA (Incorporated by reference to Exhibit 10.4 of GPRE's Current Report on Form 8-K, dated March 23, 2006)
10.18	Security Agreement and Real Estate Mortgage, dated March 15, 2007, by and between Superior Ethanol, L.L.C. and Farm Credit Services of America, FLCA (Incorporated by reference to Exhibit 10.5 of GPRE's Current Report on Form 8-K, dated March 23, 2006)
10.19	Amendment No. 1 to the AIA Document A141-2004 Standard Form of Agreement Between Superior Ethanol, L.L.C. and Agra Industries, LLC, dated March 19, 2007, (Incorporated by reference to Exhibit 10.6 of GPRE's Current Report on Form 8-K, dated March 23, 2006)
10.20	Amendment to the Master Loan Agreement, dated May 31, 2007 (Incorporated by reference to Exhibit 10.1 of GPRE's Current Report on Form 8-K, dated June 18, 2007)
10.21	Revolving Credit Supplement, dated May 31, 2007 (Incorporated by reference to Exhibit 10.2 of GPRE's Current Report on Form 8-K, dated June 18, 2007)
10.22	Amendment to the Construction and Term Loan Supplement, dated May 31, 2007 (Incorporated by reference to Exhibit 10.3 of GPRE's Current Report on Form 8-K, dated June 18, 2007)
10.23	Amendment to the Construction and Revolving Term Loan Supplement, dated May 31, 2007 (Incorporated by reference to Exhibit 10.4 of GPRE's Current Report on Form 8-K, dated June 18, 2007)
10.24	Employment Agreement dated June 8, 2007, by and between GPRE and Jerry L. Peters (Incorporated by reference to Exhibit 10.24 of GPRE's Quarterly Report on Form 10-Q, dated July 5, 2007)

10.25	Amendment to Master Loan Agreement dated October 31, 2007 between GPRE and Farm Credit Services of America, FLCA (Incorporated by reference to Exhibit 10.1 of GPRE's Current Report on Form 8-K filed November 16, 2007)
10.26	Statuses Revolving Credit Supplement dated October 31, 2007 between GPRE and Farm Credit Services of America, FLCA (Incorporated by reference to Exhibit 10.2 of GPRE's Current Report on Form 8-K filed November 16, 2007)
10.27	Amendment to the Master Loan Agreement dated February 1, 2008 between Superior Ethanol, L.L.C. and Farm Credit Services of America, FLCA (Incorporated by reference to Exhibit 10.1 of GPRE's Current Report on Form 8-K filed March 4, 2008)
10.28	Amendment to the Construction and Term Loan Supplement dated February 1, 2008 between Superior Ethanol, L.L.C. and Farm Credit Services of America, FLCA (Incorporated by reference to Exhibit 10.2 of GPRE's Current Report on Form 8-K filed March 4, 2008)
10.29	Amendment to the Construction Revolving Term Loan Supplement dated February 1, 2008 between Superior Ethanol, L.L.C. and Farm Credit Services of America, FLCA (Incorporated by reference to Exhibit 10.3 of GPRE's Current Report on Form 8-K filed March 4, 2008)
10.30	Asset Transfer Agreement dated March 31, 2008 between GPRE and GPRE Shenandoah LLC (Incorporated by reference to Exhibit 10.1 of GPRE's Current Report on Form 8-K filed April 7, 2008)
10.31	Master Loan Agreement dated March 31, 2008 between GPRE Shenandoah LLC and Farm Credit Services of America, FLCA (Incorporated by reference to Exhibit 10.2 of GPRE's Current Report on Form 8-K filed April 7, 2008)
10.32	Continuing Guaranty dated March 31, 2008 executed by Essex Elevator, Inc. (Incorporated by reference to Exhibit 10.3 of GPRE's Current Report on Form 8-K filed April 7, 2008)
10.33	Credit Agreement dated April 3, 2008 between Green Plains Grain Company LLC and First National Bank of Omaha (Incorporated by reference to Exhibit 10.1 of GPRE's Current Report on Form 8-K filed April 9, 2008)
10.34	Revolving Credit Note dated April 3, 2008 between Green Plains Grain Company LLC and First National Bank of Omaha (Incorporated by reference to Exhibit 10.2 of GPRE's Current Report on Form 8-K filed April 9, 2008)
10.35	Term Loan Note dated April 3, 2008 between Green Plains Grain Company LLC and First National Bank of Omaha (Incorporated by reference to Exhibit 10.3 of GPRE's Current Report on Form 8-K filed April 9, 2008)
10.36	Security Agreement dated April 3, 2008 between Green Plains Grain Company LLC and First National Bank of Omaha (Incorporated by reference to Exhibit 10.4 of GPRE's Current Report on Form 8-K filed April 9, 2008)
10.37	Fee Agreement dated April 3, 2008 between Green Plains Grain Company LLC and First National Bank of Omaha (Incorporated by reference to Exhibit 10.5 of GPRE's Current Report on Form 8-K filed April 9, 2008)
10.38	Post-Closing Agreement dated April 3, 2008 between Green Plains Grain Company LLC and First National Bank of Omaha (Incorporated by reference to Exhibit 10.6 of GPRE's Current Report on Form 8-K filed April 9, 2008)
10.39	Business Loan Agreement dated April 3, 2008 between GPRE and Americana Community Bank (Incorporated by reference to Exhibit 10.7 of GPRE's Current Report on Form 8-K filed April 9, 2008)

10.40	Commercial Pledge Agreement dated April 3, 2008 between GPRE and Americana Community Bank (Incorporated by reference to Exhibit 10.8 of GPRE's Current Report on Form 8-K filed April 9, 2008)
10.41	Promissory Note dated April 3, 2008 between GPRE and Americana Community Bank (Incorporated by reference to Exhibit 10.9 of GPRE's Current Report on Form 8-K filed April 9, 2008)
10.42	Promissory Note dated April 3, 2008 between GPRE and Americana Community Bank (Incorporated by reference to Exhibit 10.10 of GPRE's Current Report on Form 8-K filed April 9, 2008)
10.43	Equipment Financing Agreement dated April 3, 2008 between Green Plains Grain Company LLC and AXIS Capital Inc. (Incorporated by reference to Exhibit 10.11 of GPRE's Current Report on Form 8-K filed April 9, 2008)
10.44	2007 Equity Incentive Plan (Incorporated by reference to Appendix A of GPRE's Definitive Proxy Statement filed March 27, 2007)
10.45	Escrow Agreement dated June 30, 2006 by and among GPRE, Anderson & Strudwick, Incorporated and U.S. National Bank Association (Incorporated by reference to Exhibit 10.1 of GPRE's Current Report on Form 8-K filed July 10, 2006)
10.46	Form of Subscription Agreement (Incorporated by reference to Exhibit 10.2 of GPRE's Current Report on Form 8-K filed July 10, 2006)
10.47	Master Loan Agreement dated January 3, 2005 between Great Lakes Cooperative and CoBank, ACB (Incorporated by reference to Exhibit 99.3 of GPRE's Registration Statement filed on Form S-4 filed December 5, 2007)
10.48	Revolving Credit Supplement dated January 3, 2005 between Great Lakes Cooperative and CoBank, ACB (Incorporated by reference to Exhibit 99.4 of GPRE's Registration Statement filed on Form S-4 filed December 5, 2007)
10.49	Revolving Term Loan Supplement dated January 3, 2005 between Great Lakes Cooperative and CoBank, ACB (Incorporated by reference to Exhibit 99.5 to GPRE's Registration Statement on Form S-4 filed December 5, 2007)
10.50	Amendment to Master Loan Agreement dated May 1, 2006 between Great Lakes Cooperative and CoBank, ACB (Incorporated by reference to Exhibit 99.6 of GPRE's Registration Statement on Form S-4 filed December 5, 2007)
10.51	Amendment to Master Loan Agreement dated January 8, 2007 between Great Lakes Cooperative and CoBank, ACB (Incorporated by reference to Exhibit 99.7 of GPRE's Registration Statement on Form S-4 filed December 5, 2007)
10.52	Amendment to the Master Loan Agreement dated May 15, 2007 between Great Lakes Cooperative and CoBank, ACB (Incorporated by reference to Exhibit 99.8 of GPRE's Registration Statement on Form S-4 filed December 5, 2007)
10.53	Form of Indemnification Agreement*
10.54	Employment Agreement with Todd Becker*
21.1	Schedule of Subsidiaries*
23.1	Consent of Husch Blackwell Sanders LLP (Included in Exhibit 5.1)*
23.2	Consent of L.L. Bradford & Company, LLC
23.3	Consent of KPMG LLP
23.4	Consent of Stoel Rives LLP (Included in Exhibit 8.1)
99.1	Form of GPRE Proxy
99.2	Consent of Duff & Phelps (included as part of Appendix G hereto.)

        Pursuant to Item 601(b)(2) of Regulation SK, certain schedules and similar attachments to the Agreement and Plan Merger have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the SEC upon request.

        * Previously filed

Item 22. Undertakings

        (a)   The undersigned registrant hereby undertakes as follows:

        (1)   To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation fro the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (5)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (6)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, GPRE has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Omaha, State of Nebraska.

GREEN PLAINS RENEWABLE ENERGY, INC. (Registrant)
Date: September 2, 2008	By:	/s/ WAYNE B. HOOVESTOL Wayne B. Hoovestol Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WAYNE B. HOOVESTOL Wayne B. Hoovestol	Chief Executive Officer and Director (Principal Executive Officer)	September 2, 2008
* Jerry L. Peters	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 2, 2008
* Robert D. Vavra	Chairman of the Board of Directors	September 2, 2008
* Dan E. Christensen	Executive Vice President, Secretary Treasurer and Director	September 2, 2008
* Brian D. Peterson	Executive Vice President and Director	September 2, 2008
* Gordon F. Glade	Director	September 2, 2008
* David A. Hart	Director	September 2, 2008
* R. Stephen Nicholson	Director	September 2, 2008
* Gary R. Parker	Director	September 2, 2008

* Michael A. Warren	Director	September 2, 2008
*By:	/s/ WAYNE B. HOOVESTOL Wayne B. Hoovestol Attorney-in-Fact

QuickLinks

GREEN PLAINS RENEWABLE ENERGY, INC. PROXY STATEMENT/PROSPECTUS

QUESTIONS AND ANSWERS
SUMMARY
RISK FACTORS
Risks Relating to the Mergers
Risks Affecting the Businesses of the Companies
CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETING OF GPRE SHAREHOLDERS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 1
"ARTICLE II SHARES
"ARTICLE III DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 4. APPROVAL OF THE MERGER AND SUBSIDIARY MERGERS BY VBV AND ITS SUBSIDIARIES
THE MERGERS
Selected Public Company Multiples as of May 1, 2008 VALUATION MULTIPLES
THE MERGER AGREEMENTS
THE LOCK-UP AND VOTING AGREEMENTS
THE SHAREHOLDERS' AGREEMENT
STOCK PURCHASE AGREEMENT
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS AND RELATED NOTES THERETO
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2008 (in thousands)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE FISCAL YEAR ENDED MARCH 31, 2008 (in thousands, except per share amounts)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE FISCAL QUARTER ENDED JUNE 30, 2008 (in thousands, except per share amounts)
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
COMPARISON OF THE RIGHTS OF EQUITY HOLDERS
MANAGEMENT OF THE COMBINED ORGANIZATION AFTER THE MERGERS
COMPARISON OF 2 YEAR CUMULATIVE TOTAL RETURN* among Green Plains Renewable Energy, The NASDAQ Composite Index and The NASDAQ Clean Edge U.S. Index
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
GPRE PRINCIPAL SHAREHOLDERS
EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Director Compensation
GPRE BUSINESS
GPRE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
GPRE QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
INFORMATION WITH RESPECT TO VBV AND THE VBV SUBSIDIARIES
VBV MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Projected Sources and Uses of Funds
Projected Sources and Uses of Funds
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF VBV AND ITS SUBSIDIARIES
FUTURE SHAREHOLDER PROPOSALS
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GREEN PLAINS RENEWABLE ENERGY, INC CONSOLIDATED BALANCE SHEETS
GREEN PLAINS RENEWABLE ENERGY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
GREEN PLAINS RENEWABLE ENERGY, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
GREEN PLAINS RENEWABLE ENERGY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
GREEN PLAINS RENEWABLE ENERGY, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
GREEN PLAINS RENEWABLE ENERGY, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share amounts)
GREEN PLAINS RENEWABLE ENERGY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited and in thousands, except per share amounts)
GREEN PLAINS RENEWABLE ENERGY, INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (unaudited and in thousands)
GREEN PLAINS RENEWABLE ENERGY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited and in thousands)
GREEN PLAINS RENEWABLE ENERGY, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Independent Auditors' Report
VBV LLC AND SUBSIDIARIES (A Development Stage Company) Consolidated Balance Sheets March 31, 2008 and 2007
VBV LLC AND SUBSIDIARIES (A Development Stage Company) Consolidated Statements of Operations Year Ended March 31, 2008, Period from September 28, 2006 to March 31, 2007 and Period from September 28, 2006 (Date of Inception) to March 31, 2008
VBV LLC AND SUBSIDIARIES (A Development Stage Company) Consolidated Statements of Members' Capital Year Ended March 31, 2008, Period from September 28, 2006 (Date of Inception) to March 31, 2007 and Period from September 28, 2006 (Date of Inception) to March 31, 2008
VBV LLC AND SUBSIDIARIES (A Development Stage Company) Consolidated Statements of Cash Flows Year Ended March 31, 2008, Period from September 28, 2006 (Date of Inception) to March 31, 2007 and Period from September 28, 2006 (Date of Inception) to March 31, 2008
VBV LLC AND SUBSIDIARIES (A Development Stage Company) Notes to the Consolidated Financial Statements March 31, 2008 and 2007
VBV LLC AND SUBSIDIARIES (A Development Stage Company) Consolidated Financial Statements June 30, 2008
VBV LLC AND SUBSIDIARIES (A Development Stage Company) Consolidated Balance Sheets June 30, 2008 and March 31, 2008
VBV LLC AND SUBSIDIARIES (A Development Stage Company) Consolidated Statements of Operations For the Three Months Ended June 30, 2008 and 2007 and for the Period from September 28, 2006 (Date of Inception) to June 30, 2008 (Unaudited)
VBV LLC AND SUBSIDIARIES (A Development Stage Company) Consolidated Statements of Members' Capital Period from September 28, 2006 (Date of Inception) to June 30, 2008
VBV LLC AND SUBSIDIARIES (A Development Stage Company) Consolidated Statements of Cash Flows For the Three Months Ended June 30, 2008 and 2007 and for the Period from September 28, 2006 (Date of Inception) to June 30, 2008 (Unaudited)
VBV LLC AND SUBSIDIARIES (A Development Stage Company) Notes to the Consolidated Financial Statements For the Quarter Ended June 30, 2008 and 2007
  Appendix A

AGREEMENT AND PLAN OF MERGER
Article I Definitions
Article II The Merger
    Section 2.1 Basic Transaction.
    Section 2.2 Closing.
    Section 2.3 Deliveries at Closing.
Article III Representations and Warranties of VBV
    Section 3.1 Representations and Warranties Concerning the Transaction.
    Section 3.2 Representations and Warranties Concerning VBV and the VBV Subsidiaries.
Article IV Representations and Warranties of Green Plains and Merger Sub
    Section 4.1 Representations and Warranties Concerning the Transaction.
    Section 4.2 Representations and Warranties Concerning Green Plains and its Subsidiaries.
Article V Pre-Closing Covenants Relating to the Conduct of Business
    Section 5.1 Operation of Business.
    Section 5.2 Notice of Changes.
Article VI Other Agreements and Covenants
    Section 6.1 Reasonable Best Efforts.
    Section 6.2 Full Access.
    Section 6.3 Employee Benefits; Employee Issues.
    Section 6.4 No Solicitation by VBV.
    Section 6.5 No Solicitation by Green Plains.
    Section 6.6 Preparation of Form S-4 and Proxy Statement; Shareholder Meeting.
    Section 6.7 Fees and Expenses.
    Section 6.8 Accountant's Letters.
    Section 6.9 Corporate Governance Matters.
    Section 6.10 Indemnification, Exculpation and Insurance.
    Section 6.11 Limited Indemnification by VBV Members.
    Section 6.12 Nasdaq Listing.
    Section 6.13 Public Announcements.
    Section 6.14 Environmental Matters.
    Section 6.15 Investment in VBV.
Article VII Tax Matters
    Section 7.1 Tax Treatment.
    Section 7.2 Transfer Taxes.
    Section 8.1 Conditions to Each Party's Obligations.
    (a) Shareholder and Member Approvals.
    (b) Consents and Approvals.
    (c) No Injunctions or Restraints.
    (d) Form S-4.
    (e) Nasdaq Listing.
    (f) VBV Subsidiary Mergers.
    (g) Amended and Restated Green Plains Articles of Incorporation and Bylaws.
    (h) Certificate of Formation and Operating Agreement of Surviving Company.
    Section 8.2 Conditions to Green Plains' Obligation.
    (a) Representations and Warranties.
    (b) Performance of Covenants.
    (c) Lock-up Agreements.
    (d) The Investment.
    (e) Shareholders' Agreement.
    (f) VBV Managers and Officers.
    Section 8.3 Conditions to VBV's Obligations.
    (a) Representations and Warranties.
    (b) Performance of Covenants.
    (c) Green Plains Directors.
    (d) Green Plains Officers.
    (e) The Investment.
    (f) Shareholders' Agreement.
    (g) Real Estate Matters.
    (h) D&O Insurance.
    Section 8.4 Frustration of Closing Conditions.
    Section 9.1 Termination of Agreement.
    Section 9.2 Effect of Termination.
    Section 10.1 Nonsurvival of Representations and Warranties.
    Section 10.2 Press Releases and Public Announcements.
    Section 10.3 No Third-Party Beneficiaries.
    Section 10.4 Succession and Assignment.
    Section 10.5 Amendment.
    Section 10.6 Waivers.
    Section 10.7 Notices.
    Section 10.8 Governing Law.
    Section 10.9 Jurisdiction and Venue.
    Section 10.10 Specific Performance.
    Section 10.11 Severability.
    Section 10.12 Entire Agreement.
    Section 10.13 Headings, etc.
    Section 10.14 Construction.
    Section 10.15 Counterparts.
  Appendix B
AGREEMENT AND PLAN OF MERGER AMONG GREEN PLAINS RENEWABLE ENERGY, INC., IN MERGER SUB, LLC AND INDIANA BIO-ENERGY, LLC May 7, 2008
Article I Definitions
Article II The Merger
    Section 2.1 Basic Transaction.
    Section 2.2 Closing.
    Section 2.3 Deliveries at Closing.
    Section 2.4 Effects of the Merger.
    Section 2.5 Exchange Procedures.
Article III Representations and Warranties of the Company
    Section 3.1 Representations and Warranties Concerning the Merger.
Article IV Representations and Warranties of Green Plains and Merger Sub
    Section 4.1 Incorporation of Representations and Warranties Concerning the Parent Merger and Green Plains and Merger Sub.
    Section 4.2 Representations and Warranties Concerning the Purchase and Sale of the Shares.
Article V Conditions to Obligation to Close
    Section 5.1 Conditions to Each Party's Obligations.
Article VI Termination
    Section 6.1 Termination of Agreement.
    Section 6.2 Effect of Termination.
Article VII Miscellaneous
    Section 7.1 Nonsurvival of Representations and Warranties.
    Section 7.2 No Third-Party Beneficiaries.
    Section 7.3 Press Releases and Public Announcements.
    Section 7.4 Succession and Assignment.
    Section 7.5 Amendment.
    Section 7.6 Waivers.
    Section 7.7 Notices.
    Section 7.8 Expenses.
    Section 7.9 Governing Law.
    Section 7.10 Jurisdiction and Venue.
    Section 7.11 Specific Performance.
    Section 7.12 Severability.
    Section 7.13 Entire Agreement.
    Section 7.14 Headings, etc.
    Section 7.15 Construction.
    Section 7.16 Counterparts.
  Appendix C
AGREEMENT AND PLAN OF MERGER AMONG GREEN PLAINS RENEWABLE ENERGY, INC., TN MERGER SUB, LLC AND ETHANOL GRAIN PROCESSORS, LLC May 7, 2008
Article I Definitions
Article II The Merger
Section 2.1 Basic Transaction
Section 2.2 Closing
Section 2.3 Deliveries at Closing
    Section 2.3 Deliveries at Closing.
Section 2.4 Effects of the Merger
Section 2.4 Exchange Procedures
    Section 2.5 Exchange Procedures.
Article III Representations and Warranties of the Company
Section 3.1 Representations and Warranties Concerning the Merger
Article IV Representations and Warranties of Green Plains and Merger Sub
Section 4.1 Incorporation of Representations and Warranties Concerning the Parent Merger and Green Plains and Merger Sub
Section 4.2 Representations and Warranties Concerning the Purchase and Sale of the Shares
Article V Conditions to Obligation to Close
    Section 5.1 Conditions to Each Party's Obligations.
Article VI Termination
    Section 6.1 Termination of Agreement.
    Section 6.2 Effect of Termination.
Article VII Miscellaneous
    Section 7.1 Nonsurvival of Representations and Warranties.
    Section 7.2 No Third-Party Beneficiaries.
    Section 7.3 Press Releases and Public Announcements.
    Section 7.4 Succession and Assignment.
    Section 7.5 Amendment.
    Section 7.6 Waivers.
    Section 7.7 Notices.
    Section 7.8 Expenses.
    Section 7.9 Governing Law.
    Section 7.10 Jurisdiction and Venue.
    Section 7.11 Specific Performance.
    Section 7.12 Severability.
    Section 7.13 Entire Agreement.
    Section 7.14 Headings, etc.
    Section 7.15 Construction.
    Section 7.16 Counterparts.
  Appendix D
STOCK PURCHASE AGREEMENT BETWEEN GREEN PLAINS RENEWABLE ENERGY, INC. AND THE PURCHASERS LISTED ON EXHIBIT A
    2.1 Sale and Purchase.
    2.2 Closing.
    2.3 Deliveries at Closing.
    3.1 Requisite Power and Authority.
    3.2 Investment Representations.
    (a) Purchaser Bears Economic Risk.
    (b) Acquisition for Own Account.
    (c) Purchaser Can Protect Its Interest.
    (d) Accredited Purchaser.
    (e) Rule 144.
    (f) Residence.
    (g) Receipt of Information.
    4.1 Incorporation of Representations and Warranties Concerning the Merger and Green Plains and Merger Sub.
    4.2 Representations and Warranties Concerning the Purchase and Sale of the Shares.
    (a) Authorization of Transaction.
    (b) Non-contravention.
    (c) Offering Valid.
    (d) Integration, Etc.
    (e) Brokers' Fees.
    5.1 Operation of Business.
    5.2 Notice of Changes.
    6.1 Reasonable Best Efforts.
    6.2 Full Access.
    6.3 No Solicitation by Green Plains.
    6.4 Corporate Governance Matters.
    6.5 Nasdaq Listing.
    6.6 Public Announcements.
    8.1 Conditions to Each Party's Obligations.
    8.2 Conditions to Green Plains's Obligation.
    (a) Representations and Warranties.
    (b) Lock-up Agreements.
    8.3 Conditions to Purchaser's Obligations.
    (a) Representations and Warranties.
    (b) Performance of Covenants.
    (c) Material Adverse Change.
    (d) Consents, Permits and Waivers.
    (e) Compliance Certificate.
    (f) Secretary's Certificate.
    (g) Shareholders' Agreement.
    8.4 Frustration of Closing Conditions.
    9.1 Termination of Agreement.
    9.2 Effect of Termination.
    10.1 Nonsurvival of Representations and Warranties.
    10.2 No Third-Party Beneficiaries.
    10.3 Succession and Assignment.
    10.4 Amendment.
    10.5 Waivers.
    10.6 Notices.
    10.7 Expenses.
    10.8 Governing Law.
    10.9 Jurisdiction and Venue.
    10.10 Specific Performance.
    10.11 Severability.
    10.12 Entire Agreement.
    10.13 Headings, etc.
    10.14 Construction.
    10.15 Exculpation Among Purchasers.
    10.16 Counterparts.
  Appendix E
FORM OF LOCK-UP AND VOTING AGREEMENT BETWEEN VBV AND CERTAIN GREEN PLAINS SHAREHOLDERS
FORM OF LOCK-UP AND VOTING AGREEMENT BETWEEN VBV AND CERTAIN GREEN PLAINS SHAREHOLDERS
IRREVOCABLE PROXY
FORM OF LOCK-UP AND VOTING AGREEMENT BETWEEN GPRE AND CERTAIN VBV AFFILIATES
IRREVOCABLE PROXY
FORM OF LOCK-UP AGREEMENT BETWEEN GPRE AND WILON HOLDINGS S.A.
  Appendix F
    1. Definitions.
    2. Registration Rights.
    2.1 Demand Registration.
    2.2 Company Registration.
    2.3 Underwriting Requirements.
    2.4 Obligations of the Company.
    2.5 Furnish Information.
    2.6 Expenses of Registration.
    2.7 Delay of Registration.
    2.8 Indemnification.
    2.9 Reports Under Exchange Act.
    2.10 Limitations on Subsequent Registration Rights.
    2.11 Restrictions on Transfer.
    2.12 Termination of Registration Rights.
    3. Voting Provisions Regarding Board of Directors
    3.1 Size of the Board.
    3.2 Board Composition.
    3.3 Failure to Designate a Board Member.
    3.4 Removal of Board Members.
    3.5 Vacancies.
    3.5 No Liability for Election of Recommended Directors.
    3.6 Committees of the Board.
    3.7 Voting Covenant.
    4. Indemnification of Nominees.
    5. Reimbursement for Nominees.
    6. Company Headquarters.
    7. Miscellaneous
    7.1 Successors and Assigns.
    7.2 Amendment and Waiver.
    7.3 Notices.
    7.4 Governing Law.
    7.5 Jurisdiction and Venue.
    7.6 Severability.
    7.7 Entire Agreement.
    7.8 Headings, etc.
    7.9 Construction.
    7.10 Counterparts.
  Appendix G
  Appendix H
    SECTION 1.01. REGISTERED OFFICE.
    SECTION 1.02. OTHER OFFICES.
    SECTION 2.01. PLACE OF MEETINGS.
    SECTION 2.02. ANNUAL MEETINGS.
    SECTION 2.03. SPECIAL MEETINGS.
    SECTION 2.04. NOTICE OF MEETINGS.
    SECTION 2.05. ADJOURNED MEETINGS AND NOTICE THEREOF.
    SECTION 2.06. VOTING; PROXIES.
    SECTION 2.07. FILING DATE FOR DETERMINATION OF SHAREHOLDERS OF RECORD.
    SECTION 2.08. LIST OF SHAREHOLDERS ENTITLED TO VOTE.
    SECTION 2.09. QUORUM.
    SECTION 2.10. BUSINESS CONDUCTED AT MEETINGS OF SHAREHOLDERS; SHAREHOLDER PROPOSALS.
    SECTION 2.11. ORGANIZATION OF MEETINGS.
    SECTION 2.12. NO ACTION WITHOUT MEETING.
    SECTION 3.01. POWERS.
    SECTION 3.03. ELECTION OF DIRECTORS.
    SECTION 3.04. DIRECTORS ELECTED BY SPECIAL CLASS OR SERIES.
    SECTION 3.06. RESIGNATIONS.
    SECTION 3.07. PLACE OF MEETING.
    SECTION 3.08. ANNUAL MEETING.
    SECTION 3.09. OTHER REGULAR MEETINGS.
    SECTION 3.10. SPECIAL MEETINGS.
    SECTION 3.11. NOTICE OF ADJOURNMENT.
    SECTION 3.12. WAIVER OF NOTICE.
    SECTION 3.13. QUORUM.
    SECTION 3.14. ADJOURNMENT.
    SECTION 3.15. FEES AND COMPENSATION.
    SECTION 3.16. ACTION WITHOUT MEETING.
    SECTION 3.17. MEETING BY TELECOMMUNICATION.
    SECTION 4.01. EXECUTIVE COMMITTEE.
    SECTION 4.02. COMPENSATION COMMITTEE.
    SECTION 4.03. NOMINATIONS COMMITTEE.
    SECTION 4.04. OTHER COMMITTEES.
    SECTION 4.05. RULES OF PROCEDURE.
    SECTION 5.01. OFFICERS.
    SECTION 5.02. ELECTION.
    SECTION 5.03. SUBORDINATE OFFICERS, ETC.
    SECTION 5.04. REMOVAL AND RESIGNATION.
    SECTION 5.05. VACANCIES.
    SECTION 5.06. CHAIRMAN OF THE BOARD.
    SECTION 5.07. PRESIDENT.
    SECTION 5.08. CHIEF EXECUTIVE OFFICER.
    SECTION 5.09. CHIEF OPERATING OFFICER.
    SECTION 5.10. EXECUTIVE VICE PRESIDENT.
    SECTION 5.11. CHIEF FINANCIAL OFFICER.
    SECTION 5.12. VICE PRESIDENTS.
    SECTION 5.13. SECRETARY.
    SECTION 5.14. TREASURER.
    SECTION 6.01. CERTIFICATES.
    SECTION 6.02. TRANSFER OF SHARES.
    SECTION 6.03. LOST, STOLEN OR DESTROYED STOCK CERTIFICATES; ISSUANCE OF NEW CERTIFICATES.
    SECTION 6.04. TRANSFER AGENT.
    SECTION 7.01. INDEMNIFICATION.
    SECTION 7.02. RIGHT TO SUE.
    SECTION 7.03. NON-EXCLUSIVITY OF RIGHTS.
    SECTION 7.04. INSURANCE.
    SECTION 7.05. EFFECT OR AMENDMENT.
    SECTION 8.01. FISCAL YEAR.
    SECTION 8.02. SEAL.
    SECTION 8.03. WAIVER OF NOTICE OF MEETINGS OF SHAREHOLDERS, DIRECTORS AND COMMITTEES.
    SECTION 8.04. INTERESTED DIRECTORS.
    SECTION 8.05. FORM OF RECORDS.
    SECTION 8.06. AMENDMENT OF BYLAWS.
    SECTION 8.07. REPRESENTATION OF SHARES OF OTHER CORPORATIONS.
  Appendix I
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
SIGNATURES